As filed with the Securities and Exchange Commission on February 2, 2024

No. 333-274832

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 4

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CROWN LNG HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	4924	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3rd Floor, 44 Esplanade

St Helier

Jersey

JE4 9WG

+47 980 25 359

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew M. Tucker W. David Mannheim Rebekah D. McCorvey Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave, N.W. Suite 900 Washington, DC 20001 Telephone: (202) 689-2800	Daniel Dusek Douglas Freeman Victor Chen Goodwin Procter LLP 38th Floor, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong Telephone: (852) 3658-5366	Jocelyn Arel Jeffrey A. Letalien Audrey S. Leigh Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 Telephone: (212) 813-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This document does not constitute a prospectus for the purposes of the Companies (Jersey) Law 1991, as amended, and the consent of the Registrar of Companies in Jersey to the circulation of this document is not required, because (a) the invitation is addressed to either or both – (i) qualified investors as defined in Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (OJ L 168, 30.6.2017, p. 12), as amended from time to time, or (ii) professional investors as defined in the Financial Services (Investment Business (Special Purpose Investment Business – Exemption)) (Jersey) Order 2001; (b) the number of persons (other than qualified investors and professional investors) to whom the invitation is addressed does not exceed 50 in Jersey and 150 elsewhere; (c) the minimum consideration which may be paid or given by a person for securities to be acquired by that person is at least EUR 100,000 (or an equivalent amount in another currency); (d) the securities to be acquired or applied for are denominated in amounts of at least EUR 100,000 (or an equivalent amount in another currency); (e) the invitation relates to the issue of shares or other securities by a company to its members in satisfaction, in whole or in part, of a distribution to be made by that company; (f) the invitation relates to a scheme specified in Article 3(2)(c) of the Companies (General Provisions) (Jersey) Order 2002; or (g) any combination of (a) to (f) applies. The investment or investment activity to which this document relates is available only to such persons. It is not intended that this document be distributed or passed on, directly or indirectly, to any other class of person and in any event, and under no circumstances should persons of any other description rely on or act upon the contents of this document.

The information in the preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in the preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED    , 2024

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF

CATCHA INVESTMENT CORP

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

86,253,192 ORDINARY SHARES (INCLUDING ORDINARY SHARES UNDERLYING THE WARRANTS)

AND 15,333,333 WARRANTS OF

CROWN LNG HOLDINGS LIMITED

The board of directors of Catcha Investment Corp, a Cayman Islands exempted company limited by shares (“Catcha”) has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of August 3, 2023 and as amended on October 2, 2023 and as further amended on January 31, 2024 (as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Catcha, Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“PubCo”), CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), and Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (“Crown”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A. Proposals to approve the Business Combination Agreement and the other matters discussed in the accompanying proxy statement/prospectus will be presented to Catcha’s shareholders at the extraordinary general meeting of Catcha scheduled to be held on    , 2024.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, upon consummation of the Business Combination, among other things:

•	Merger Sub will merge with and into Catcha (the “Merger”), with Catcha surviving as the surviving company and becoming a wholly owned subsidiary of PubCo;

•

in connection with the Merger, each (a) issued and outstanding Class A ordinary share, par value $0.0001 per share, of Catcha (“Catcha Class A Ordinary Shares”) shall be converted into the right to receive one newly issued ordinary share, no par value, of PubCo (together, the “PubCo Ordinary Shares” and each individually, a “PubCo Ordinary Share”), (b) issued and outstanding Class B ordinary share, par value $0.0001 per share, of Catcha (“Catcha Class B Ordinary Shares”) shall be converted into the right to receive one newly issued PubCo Ordinary Share, (c) outstanding and unexercised public and private placement warrant of Catcha shall be converted into one warrant of PubCo (“PubCo Warrants”) that entitles the holder thereof to purchase one PubCo Ordinary Share in lieu of one Catcha Class A Ordinary Share and otherwise upon substantially the same terms and conditions; and

•

following the Merger, subject to the terms and procedures set forth under the Business Combination Agreement, the Crown Shareholders (as defined in the accompanying proxy statement/prospectus) will transfer to PubCo, and PubCo will acquire from the Crown Shareholders, all of the ordinary shares of Crown held by the shareholders in exchange for the issuance of PubCo Ordinary Shares.

It is anticipated that, upon completion of the Business Combination, (i) the Crown Shareholders will own, collectively, approximately 84.6% of the issued PubCo Ordinary Shares, assuming that none of Catcha’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 87.3% assuming that all of Catcha’s outstanding public shares are redeemed in connection with the Business Combination, and (ii) Catcha public shareholders and Catcha Holdings LLC, the Sponsor, will own approximately 3.1% and 10.6% of the issued PubCo Ordinary Shares respectively, in each case, taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting (as defined below) and assuming that none of Catcha’s outstanding public shares are redeemed in connection with the Business Combination, or approximately 0.0% and 10.9%, respectively, assuming that all of Catcha’s outstanding public shares are redeemed in connection with the Business Combination.

The accompanying proxy statement/prospectus covers 86,253,192 PubCo Ordinary Shares (including PubCo Ordinary Shares that are to be issued or may be issuable upon exercise of the Catcha warrants). The number of PubCo Ordinary Shares that the accompanying proxy statement/prospectus covers is the maximum number of PubCo Ordinary Shares that may be issued to shareholders and the maximum number of PubCo Ordinary Shares issued or issuable to the existing shareholders and warrant holders of Catcha, in each case, in connection with the Business Combination.

The Catcha Class A Ordinary Shares are currently listed on the NYSE American under the symbol “CHAA”. Catcha’s public warrants currently trade on the over-the-counter market. PubCo will apply for listing, to be effective at the time of the Business Combination, of PubCo Ordinary Shares on either the NYSE or Nasdaq under the proposed symbol “CGBS” and PubCo Warrants on either the NYSE or Nasdaq under the proposed symbol “    .” It is a condition of the consummation of the Business Combination that Catcha receives confirmation from either the NYSE or Nasdaq that PubCo Ordinary Shares have been conditionally approved for listing on such exchange, but there can be no assurance such listing condition will be met or that Catcha will obtain such confirmation from the exchange, and you may not know whether the listing condition has been met at the time of the extraordinary general meeting. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the exchange condition set forth in the Business Combination Agreement is waived by the parties to the Business Combination Agreement.

Catcha will hold an extraordinary general meeting to consider matters relating to the Business Combination and the Merger at    , Eastern Time, on     , 2024 at the offices of Goodwin Procter LLP, 620 8th Avenue, New York, New York 10018. The meeting will also be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the extraordinary general meeting by visiting https://    and using a control number assigned by Continental Stock Transfer & Trust Company (“Continental”). To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

Catcha is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and has elected to take advantage of certain reduced public company reporting requirements. See “Summary of the Proxy Statement/Prospectus — Emerging Growth Company.”

If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CHAA@investor.morrowsodali.com. The notice of the extraordinary general meeting and the accompanying proxy statement/prospectus relating to the Business Combination will be available at https://    .

The accompanying proxy statement/prospectus provides Catcha’s shareholders with detailed information about the Business Combination, the Merger and other matters to be considered at the extraordinary general meeting of Catcha. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. In particular, when you consider the recommendation of the board of directors of Catcha to vote in favor of the proposals described in the accompanying proxy statement/prospectus, you should keep in mind that Catcha’s directors and officers may be subject to fiduciary duties under Cayman Islands law and have interests in the Business Combination that are different from, in addition to or may conflict with your interests as a shareholder. For instance, the Sponsor, and the officers and directors of Catcha who have invested in the Sponsor entity, will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” for a further discussion. You should also carefully consider the risk factors described in “Risk Factors ” beginning on page 27 of the accompanying proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated    , 2024, and is first being mailed to Catcha’s shareholders on or about    , 2024.

CATCHA INVESTMENT CORP

A Cayman Islands Exempted Company

3 Raffles Place #06-01, Bharat Building, Singapore 048617

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON    , 2024

TO THE SHAREHOLDERS OF CATCHA INVESTMENT CORP:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Catcha Investment Corp, a Cayman Islands exempted company limited by shares (“Catcha”), will be held on     , 2024, at    Eastern Time at the offices of Goodwin Procter LLP, 620 8th Avenue, New York, New York 10018, unless the extraordinary general meeting is adjourned or postponed. We also intend to hold the extraordinary general meeting through a “virtual” or online method. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting https://     . To register and receive access to the extraordinary general meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

•

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by an ordinary resolution under the Cayman Islands Companies Act, Catcha’s entry into the Business Combination Agreement, dated as of August 3, 2023 and as amended on October 2, 2023 and as further amended on January 31, 2024 (as may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Catcha Investment Corp, a Cayman Islands exempted company limited by shares , Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“PubCo”), CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), and Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (“Crown”), and the transactions contemplated thereby (the “Business Combination”), pursuant to which, among other things, (i) on the Merger Effective Date (as defined in the accompanying proxy statement/prospectus), Merger Sub will merge with and into Catcha (the “Merger”), with Catcha surviving as the surviving company and becoming a wholly owned subsidiary of PubCo and (ii) following the Merger, subject to the terms and procedures set forth under the Business Combination Agreement, the holders of Crown common stock immediately prior to the Exchange (the “Crown Shareholders”) will transfer to PubCo, and PubCo will acquire from the Crown Shareholders, all of the ordinary shares of Crown held by the shareholders in exchange for the issuance of PubCo Ordinary Shares.

•

Proposal No. 2 — The Merger Proposal — to consider and vote upon a proposal to approve and authorize by a special resolution under the Existing Governing Documents (in the form attached to the accompanying proxy statement/prospectus as Annex B) and the Cayman Islands Companies Act, the Merger and the Plan of Merger to be entered into by and between Catcha, PubCo and Merger Sub in respect thereof in the form attached to the accompanying proxy statement/prospectus as Annex F (the “Plan of Merger”).

•

Proposal No 3 — The M&A Amendment and Restatement Proposal — to consider and vote upon a proposal to approve by a special resolution under the Existing Governing Documents and the Cayman Islands Companies Act the amendment and restatement of the Existing Governing Documents (as defined in the accompanying proxy statement/prospectus) in the form attached to the accompanying proxy statement/prospectus as Annex C (the “Replacement Governing Documents”) with effect from the effective time of the Merger pursuant to the terms of the Business Combination Agreement.

•	Proposal No. 4 — The Advisory Charter Proposal — to consider and vote upon the following separate proposals to be approved by ordinary resolution, on a non-binding advisory basis, upon the following separate resolutions to approve material differences between the Proposed Charter (as defined in the accompanying proxy statement/prospectus supplement) and the Existing Governing Documents:

•

Advisory Charter Proposal 4A — to increase the authorized share capital of Catcha from $55,500 divided into (i) 500,000,000 Catcha Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Catcha Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) an unlimited number of no par value PubCo Ordinary Shares and an unlimited number of no par value PubCo Preferred Shares.

•	Advisory Charter Proposal 4B — to permit removal of a director only for cause and only by the passing of an Ordinary Resolution by PubCo.

•

Advisory Charter Proposal 4C — to provide that, subject to the rights of holders of any series of preferred shares, the minimum number of directors shall be two and the maximum number of directors will be fixed from time to time by a majority of the board of directors of PubCo (the “PubCo Board”).

•	Advisory Charter Proposal 4D — to eliminate the ability of PubCo shareholders to take action by written consent in lieu of a meeting.

•

Advisory Charter Proposal 4E — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the passing of a Special Resolution by PubCo for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the PubCo Board, removal of directors from office, and filling vacancies on the PubCo Board, (ii) actions taken by PubCo shareholders, (iii) exculpation of personal liability of a director of PubCo and indemnification of persons serving as directors or officers of PubCo, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter.

•

Proposal No. 5 — The Adjournment Proposal — to consider and vote upon a proposal to approve, as an ordinary resolution under the Cayman Islands Companies Act, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Catcha’s shareholders, (ii) if there are insufficient Catcha Ordinary Shares represented at the extraordinary general meeting, (iii) in order to solicit additional proxies from Catcha’s shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iv) if the holders of Catcha Class A Ordinary Shares have elected to redeem such shares such that (a) the PubCo Ordinary Shares would not be approved for listing on either the NYSE or Nasdaq, or (b) Catcha would fail to have net tangible assets of at least $5,000,001.

These items of business are described in more detail in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on January 16, 2024 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

The accompanying proxy statement/prospectus and proxy card are being provided to Catcha’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Catcha’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in  “Risk Factors” beginning on page 27 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of Catcha has unanimously approved the Business Combination Agreement and the Merger and recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement, “FOR” the approval of the Merger and “FOR” all other proposals presented to Catcha’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Catcha, you should keep in mind that Catcha’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant and subject to the Existing Governing Documents, a public shareholder may request that Catcha redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i) hold public shares;

(ii) submit a written request to Continental, Catcha’s transfer agent, in which you (a) request that Catcha redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (c) deliver your public shares to Continental, Catcha’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”); and

(iii) deliver your certificates for public shares (if any) along with the redemption forms to Continental, Catcha’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above at any time prior to    , Eastern Time, on    , 2024 (being at least two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Catcha’s transfer agent, PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Catcha’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to Catcha. For illustrative purposes, based on approximately $24.3 million of funds in the Trust Account and 2,214,859 shares subject to possible redemption, in each case, as of September 30, 2023, this would have amounted to approximately $10.96 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Catcha — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

As of the date of the accompanying proxy statement/prospectus, the Sponsor (as defined in the accompanying proxy statement/prospectus) owns approximately 77.2% of the issued and outstanding ordinary shares, on an as-converted basis. Accordingly, Catcha would not need any of the public shares to be voted in favor of the Business Combination Proposal in order for it to be approved.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. If the closing conditions are not satisfied, there can be no assurance that the parties to the Business Combination Agreement would waive any such provision therein. In addition, in no event will Catcha redeem public shares in an amount that would cause PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

The approval of the Business Combination Proposal, each Advisory Charter Proposal, and the Adjournment Proposal requires an ordinary resolution, being a resolution passed by the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of the Merger Proposal and the M&A Amendment and Restatement Proposal each requires a special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

ALL HOLDERS OF PUBLIC SHARES HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT, AND (2) TENDER YOUR SHARES TO CATCHA’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT

WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Catcha’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Patrick Grove Chief Executive Officer and Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated     , 2024 and is first being mailed to shareholders on or about    , 2024.

i

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning Catcha, without charge, by written request to Catcha Investment Corp, 3 Raffles Place #06-01, Bharat Building, Singapore 048617, or by telephone request at +65 6325 2788; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CHAA@investor.morrowsodali.com from the SEC through the SEC website at http://www.sec.gov.

In order for Catcha’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Catcha to be held on     , 2024, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by    , 2024.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

FINANCIAL STATEMENT PRESENTATION

All of Crown’s financial information included in this proxy statement/prospectus is presented in U.S. dollars, except as otherwise indicated. Crown’s financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). IFRS differs in certain material respects from U.S. generally accepted accounting principles (“GAAP”) and, as such, Crown’s financial statements are not comparable to the financial statements of U.S. companies prepared in accordance with GAAP.

All of Catcha’s financial information included in this proxy statement/prospectus is presented in U.S. dollars, except as otherwise indicated, and have been prepared in accordance with GAAP. In addition, Catcha is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Catcha has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Catcha, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Catcha’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Discrepancies in any table in this proxy statement/prospectus between totals and sums of the amounts listed are due to rounding. In particular and without limitation, amounts expressed in millions contained in this proxy statement/prospectus have been in certain instances rounded to a single decimal place for the convenience of readers.

EXCHANGE RATE PRESENTATION

Unless otherwise indicated, certain NOK amounts contained in this proxy statement/prospectus have been translated into U.S. dollars. The exchange rates used for conversion between the U.S. dollar and NOK are based on historical exchange rates of the NOK released by the Federal Reserve, the central bank of the United States. The inclusion of such rates is not necessarily indicative of the amount of U.S. dollars that could actually have been purchased upon exchange of NOK at the dates indicated.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, the following terms shall have the following meanings:

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“2024 Extension Meeting” means the the Catcha extraordinary general meeting of shareholders proposed to be held on February 14, 2024, at which shareholders will vote upon, among other items, a proposal to amend Catcha’s Amended and Restated Memorandum and Articles of Association to extend the date by which Catcha must consummate an initial business combination;

•	“Business Combination” means the transactions contemplated by the Business Combination Agreement including, without limitation, the Merger;

•

“Business Combination Agreement” means the Business Combination Agreement, dated as of August 3, 2023, by and among Catcha, PubCo, Merger Sub, and Crown, as amended on October 2, 2023 and as further amended on January 31, 2024 (as may be further amended, supplemented or otherwise modified from time to time);

•	“Catcha,” “we,” “us” or “our” means Catcha Investment Corp, a Cayman Islands exempted company limited by shares;

•	“Catcha Board” means Catcha’s board of directors;

•	“Catcha Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Catcha;

•

“Catcha Class B Ordinary Shares” or “founder shares” means the Class B ordinary shares, par value $0.0001 per share, of Catcha that were initially issued to our Sponsor in a private placement prior to our initial public offering;

•	“Catcha Ordinary Shares” means Catcha Class A Ordinary Shares and Catcha Class B Ordinary Shares;

•

“Catcha Warrant Agreement” means the warrant agreement, dated February 11, 2021, between Catcha and Continental, as warrant agent, which sets forth the expiration and exercise price of and procedure for exercising the warrants;

•	“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;

•	“Closing” means the closing of the Business Combination;

•	“Closing Date” means that date and time of the Closing to be agreed upon by Crown and Catcha in accordance with the Business Combination Agreement;

•	“Continental” means Continental Stock Transfer & Trust Company;

•	“Crown” means Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway;

•	“Crown India AS” means Crown LNG India AS, a subsidiary of Crown and a private limited liability company incorporated under the laws of Norway;

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“Crown India Limited” means Crown LNG India Limited (formerly known as Asia First Holdings Limited), a private company with limited liability incorporated in Hong Kong and a subsidiary of Crown India AS;

•	“Crown Shareholders” means the holders of Crown common stock immediately prior to the Exchange;

•	“Effective Time” means the time at which the Merger becomes effective in accordance with the Plan of Merger and the Cayman Islands Companies Act;

•	“Exchange” means the transfer from the Crown Shareholders to PubCo, and acquisition by PubCo from the Crown Shareholders, of all the Crown Shareholders’ shares of Common Stock in exchange for the issuance of PubCo Ordinary Shares on the first (1st) business day following the Merger Effective Date, subject to the terms and procedures set forth in the Business Combination Agreement;

•

“Exchange and Support Agreement” means the Exchange and Support Agreement, dated as of August 3, 2023, by and among Catcha, PubCo, Crown and certain Crown Shareholders, as may be amended, supplemented or otherwise modified from time to time;

•

“Existing Governing Documents” means the Second Amended and Restated Memorandum and Articles of Association of Catcha adopted by special resolution on February 5, 2021, effective on February 11, 2021, as amended by special resolution on February 14, 2023 at the Extension Meeting;

•

“Extension Meeting” means the Catcha extraordinary general meeting of shareholders held on February 14, 2023, at which shareholders voted upon, among other items, a proposal to amend Catcha’s Amended and Restated Memorandum and Articles of Association to extend the date by which Catcha must consummate an initial business combination;

•

“Extension Amendment” means a proposal to amend Catcha’s Amended and Restated Memorandum and Articles of Association to extend the date by which Catcha must consummate an initial business combination proposed to be voted on at Catcha’s 2024 Extension Meeting;

•	“extraordinary general meeting” means the extraordinary general meeting of Catcha’s shareholders scheduled on , 2024;

•

“Industry Advisors” means Andrejka Bernatova and Nader Daylami, principals of ESGEN Acquisition Corporation, who offered to assist and advise Catcha on assessing potential business combination opportunities in the energy sector and also on subsequent execution, including due diligence and capital raising;

•	“initial public offering” means Catcha’s initial public offering that was consummated on February 17, 2021;

•	“Jersey Companies Law” means the Companies (Jersey) Law 1991, as amended;

•	“Merger” means, pursuant to the Business Combination Agreement, the merger of Merger Sub into Catcha, with Catcha surviving the Merger as a wholly owned subsidiary of PubCo;

•	“Merger Effective Date” means the date on which the Merger becomes effective pursuant to the Business Combination Agreement;

•	“Merger Sub” means CGT Merge II Limited, a Cayman Islands exempted company limited by shares;

•	“Nasdaq” means the Nasdaq Stock Market;

•	“NYSE” means the New York Stock Exchange;

•	“NYSE American” means the NYSE American LLC;

•	“Plan of Merger” means the plan of merger substantially in the form attached at Annex F hereof;

•

“PIPE financing” means any investment into or financing of, either directly or indirectly, PubCo through purchase of PubCo Ordinary Shares, purchase of securities that are convertible or exchangeable into PubCo Ordinary Shares or other forms of investment or financing in connection with the Business Combination;

•

“private placement warrants” means the warrants outstanding as of the date of this proxy statement/prospectus that were issued to the Sponsor simultaneously with the consummation of Catcha’s initial public offering, each such whole warrant representing the right to purchase one private placement share;

•	“pro forma” means giving pro forma effect to the Business Combination, including any other equity financing transactions which may be entered into prior to the Closing;

v

•	“Proposed Charter” means the proposed memorandum and articles of association of PubCo to be effective following the Business Combination, attached to this proxy statement/prospectus as Annex C;

•	“PubCo” means Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands;

•	“PubCo Board” means the board of directors of PubCo following the Business Combination;

•	“PubCo Ordinary Shares” means the no par value ordinary shares in the capital of PubCo;

•	“PubCo Preferred Shares” means the no par value preference shares in the capital of PubCo;

•	“public shareholders” means holders of public shares, whether acquired in Catcha’s initial public offering or acquired in the secondary market;

•

“public shares” means the currently outstanding 2,214,859 Catcha Class A Ordinary Shares that were sold as part of the Catcha Units in Catcha’s initial public offering, whether acquired in Catcha’s initial public offering or acquired in the secondary market;

•

“public warrants” means the redeemable warrants to purchase Catcha Class A Ordinary Shares that were sold as part of the Catcha Units in its initial public offering or acquired in the secondary market;

•	“record date” means January 16, 2024;

•	“redemption” means each redemption of public shares for cash pursuant to the Existing Governing Documents;

•	“SEC” means the U.S. Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

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“Special Resolution” has the meaning set out in the Jersey Companies Law being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders present in person or represented by proxy at a general meeting and entitled to vote on such matter, assuming a quorum is present;

•	“Sponsor” means Catcha Holdings LLC, a Cayman Islands limited liability company, which is affiliated with certain of Catcha’s directors and officers;

•	“transfer agent” means Continental, Catcha’s transfer agent;

•

“Trust Account” means the trust account established at the consummation of Catcha’s initial public offering that holds the proceeds of Catcha’s initial public offering and from the sale of private placement warrants and is maintained by Continental, acting as trustee;

•	“underwriter” means J.P. Morgan Securities LLC, Catcha’s underwriter in the initial public offering;

•

“units” or “Catcha Units” means the units of Catcha, each of which represented one Catcha Class A Ordinary Share and one-third of one warrant, with such whole warrant representing the right to acquire one Catcha Class A Ordinary Share, that were offered and sold by Catcha in Catcha’s initial public offering and in its concurrent private placement; and

•	“warrants” means the public warrants and the private placement warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Crown has been provided by Crown and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to complete the Business Combination with Crown or, if we do not consummate such Business Combination, any other initial business combination;

•

satisfaction or waiver of the conditions to the Business Combination including, among others: (i) the approval by our shareholders of the Business Combination Proposal, the Merger Proposal and the M&A Amendment and Restatement Proposal being obtained; (ii) execution of certain other agreements and transactions related to the Business Combination by the respective shareholders of Catcha and Crown; (iii) the approval by either the NYSE or Nasdaq of the listing of the PubCo Ordinary Shares; and (iv) that Catcha has at least $5,000,001 of net tangible assets upon the Closing;

•

the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against Catcha and Crown following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination thereof;

•	PubCo’s financial and business performance following the Business Combination, including financial projections and business metrics;

•	the ability to obtain and/or maintain the listing of the PubCo Ordinary Shares and the PubCo Warrants on either the NYSE or Nasdaq, and the potential liquidity and trading of such securities;

•	our public securities’ potential liquidity and trading;

•	the amount of redemptions made by public shareholders;

•

the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, and the ability of PubCo upon the completion of the Business Combination to grow and manage growth profitably and retain its key employees;

•	costs related to the proposed Business Combination;

•	changes in applicable laws or regulations;

•	the global market and demand for natural gas, liquefied natural gas (“LNG”), and liquefication and re-gasification services;

•	Crown’s ability and market opportunity to supply LNG infrastructure to under-served markets around the world; and

•

our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination, and PubCo’s ability to attract and retain key personnel.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Crown. There can be no assurance that future developments affecting us and/or Crown will be those that we and/or Crown have anticipated. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified and there may be additional risks that we currently consider immaterial or which are currently unknown. It is not possible to predict or identify all such risks. Neither we nor Crown undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, or makes a decision with respect to redemption of its public shares, such shareholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Crown) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to the following:

•	the risk that the proposed Business Combination disrupts Crown’s current plans and operations as a result of the announcement and consummation of the proposed Business Combination;

•	substantial regulations, which are evolving, and unfavorable changes or failure by PubCo to comply with these regulations;

•	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

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the risk that if the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Catcha’s securities or, following the Closing, PubCo’s securities, may decline;

•	cyber-attacks and security vulnerabilities;

•	factors relating to the business, operations and financial performance of Crown, including:

•	cyclical or other changes in the demand for LNG and natural gas;

•	Crown’s inability to complete the development and/or construction of terminals, including the Kakinada Project, the Grangemouth Project, the Vung Tau Project, and the Newfoundland Project;

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Crown’s inability to secure and retain liquefaction and re-gas customers and/or as well as to secure terminal development opportunities in India, Bangladesh, the U.K., the Gulf of Mexico and other locations;

•	Crown’s dependence on third-party contractors, operators and suppliers for the development, construction, installation and commissioning of Crown’s LNG terminals and associated assets;

•	disruptions to the supply of natural gas to or from Crown’s LNG terminals and associated facilities;

•	potential incidents involving health, safety, property or environmental consequences involving any of Crown’s LNG terminals;

•	the failure of exported LNG to be a long-term competitive source of energy for international markets;

•	Crown’s inability to obtain additional capital on acceptable terms as it grows its business;

•	increased labor costs associated with the unavailability of skilled workers or Crown’s failure to attract and retain qualified personnel;

•	substantial doubt about Crown’s ability to continue as a going concern; and

•	other factors detailed under the section entitled “Risk Factors.”

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF CATCHA

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to Catcha’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at the offices of Goodwin Procter LLP, 620 8th Avenue, New York, New York 10018 on    , 2024, and virtually via live webcast at https://    , or such other date, time and place to which such meeting may be adjourned or postponed.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Catcha’s shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Merger and Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, (i) Merger Sub will merge with and into Catcha, with Catcha surviving as the surviving company and becoming a wholly owned subsidiary of PubCo and (ii) following the Merger, subject to the terms and procedures set forth under the Business Combination Agreement, the Crown Shareholders will transfer to PubCo, and PubCo will acquire from the Crown Shareholders, all of the ordinary shares of Crown held by the shareholders in exchange for the issuance of PubCo Ordinary Shares. For further details, see “The Business Combination Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, and the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter. The approval of each of the Merger Proposal and the M&A Amendment and Restatement Proposal requires a special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The provisions of the Proposed Charter will differ in certain material respects from the Existing Governing Documents. Please see “What amendments will be made to the Existing Governing Documents of Catcha?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are Catcha’s shareholders being asked to vote upon?

A:	At the extraordinary general meeting, Catcha is asking holders of Catcha Ordinary Shares to consider and vote upon the following proposals:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement;

•	a proposal to approve and authorize, by special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, the Merger and the Plan of Merger;

•

a proposal to approve, by special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, the amendment and restatement of the Existing Governing Documents with effect from the Effective Time pursuant to the terms of the Business Combination Agreement;

x

•	separate proposals to approve by ordinary resolution certain material differences between the Existing Governing Documents and the Proposed Charter:

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to increase the authorized share capital of Catcha from $55,500 divided into (i) 500,000,000 Catcha Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Catcha Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) an unlimited number of no par value PubCo Ordinary Shares and an unlimited number of no par value PubCo Preferred Shares;

•	to permit removal of a director only for cause and only by the passing of an Ordinary Resolution by PubCo;

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to provide that, subject to the rights of holders of any series of preferred shares, the minimum number of directors shall be two and the maximum number of directors will be fixed from time to time by a majority of the PubCo Board;

•	to eliminate the ability of PubCo shareholders to take action by written consent in lieu of a meeting;

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to provide that the Proposed Charter may be amended, altered, repealed or adopted by the passing of a Special Resolution by PubCo for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the PubCo Board, removal of directors from office, and filling vacancies on the PubCo Board, (ii) actions taken by PubCo shareholders, (iii) exculpation of personal liability of a director of PubCo and indemnification of persons serving as directors or officers of PubCo, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter; and

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a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Catcha’s shareholders, (ii) if there are insufficient Catcha Ordinary Shares represented at the extraordinary general meeting, (iii) in order to solicit additional proxies from Catcha’s shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iv) if the holders of Catcha Class A Ordinary Shares have elected to redeem such shares such that either (a) the PubCo Ordinary Shares would not be approved for listing on either the NYSE or Nasdaq or (b) Catcha’s net tangible assets would not be satisfied at the Closing.

If our shareholders do not approve the Business Combination Proposal, then the Business Combination may not be consummated.

For more information, please see “The Business Combination Proposal,” “The Merger Proposal,” “The M&A Amendment and Restatement Proposal,” “The Advisory Charter Proposals,” and “The Adjournment Proposal.”

Catcha will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Catcha’s shareholders should read this proxy statement/prospectus carefully.

After careful consideration, the Catcha Board has determined that the Business Combination Proposal, the Merger Proposal, the M&A Amendment and Restatement Proposal, each of the Advisory Charter Proposals, and the Adjournment Proposal are in the best interests of Catcha and Catcha’s shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Catcha’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Catcha and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Catcha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is Catcha proposing the Business Combination?

A:

Catcha is a blank check company incorporated on December 17, 2020 as a Cayman Islands exempted company limited by shares and formed for the purpose of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”). Catcha is deemed a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Crown will be a provider of offshore LNG liquefaction and re-gasification terminal infrastructure for harsh weather locations. Crown designs and seeks to own and operate all-weather LNG liquefaction and re-gasification terminals, utilizing bottom-fixed, gravity-based structures (“GBS”). While floating technology solutions are not part of Crown’s core business, Crown will also seek to develop, own and operate floating storage and re-gasification units (“FSRU”) where Crown possesses a competitive advantage for doing so.

Crown plans to be active in two critical parts of the LNG value chain: (1) liquefaction, where natural gas from producers is supercooled to a liquid for transport by ship as LNG, and (2) re-gasification (or “re-gas”), where the LNG is turned back into gas and delivered to consumers and businesses. Crown seeks to provide stable, secure, year-round LNG production and gas supplies to growing markets and locations exposed to harsh weather conditions. Crown aims to expand the global market for LNG (particularly LNG supplied from the U.S.) and contribute to lower carbon emissions in the markets it serves by replacing coal and oil with LNG.

Based on its due diligence investigations of Crown and the industry in which it operates, including the financial and other information provided by Crown in the course of Crown’s due diligence investigations, the Catcha Board believes that the Business Combination with Crown is in the best interests of Catcha and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “The Business Combination Proposal — The Catcha Board’s Reasons for the Approval of the Business Combination.”

Although the Catcha Board believes that the Business Combination with Crown presents a unique business combination opportunity and is in the best interests of Catcha and its shareholders, the Catcha Board did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “The Business Combination Proposal — The Catcha Board’s Reasons for the Approval of the Business Combination” and “Risk Factors — Risks Related to PubCo’s Business and Operations Following the Business Combination with Crown.”

Q:	Did the Catcha Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

The Catcha Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The Catcha Board determination was partially based on quantitative factors such as a comparable company analysis based on selected publicly-traded companies and the projected financial information, as discussed under the heading “Comparable Company Analysis” and “Projections Furnished by Crown to Catcha.” However, the Catcha Board did not rely solely on quantitative factors. The Catcha Board also made qualitative judgments based on information regarding (i) Crown’s business, prospects, technology, market opportunities, strategic relationships and strategic business goals and objectives and (ii) uncertainties and risks for Crown’s business and industry. In addition, the Catcha Board made qualitative judgments, based on the experience and professional judgment of

Catcha’s management team, concerning differences between the operational, business and/or financial characteristics of Crown and the selected companies to provide a context in which to consider the results of the quantitative analysis and the projected financial information. The lack of a third-party valuation or fairness opinion may also lead an increased number of Catcha’s public shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination. Accordingly, investors will be relying on the judgment of the Catcha Board as described above in valuing Crown’s business and assuming the risk that the Catcha Board may not have properly valued such business.

Q:	What will Catcha’s shareholders receive in return for the Business Combination?

A:

In connection with the Merger, each (a) issued and outstanding Catcha Class A Ordinary Share shall be converted into the right to receive one newly issued PubCo Ordinary Share, (b) issued and outstanding Catcha Class B Ordinary Share shall be converted into the right to receive one newly issued PubCo Ordinary Share, and (c) each outstanding and unexercised Catcha warrant shall be converted into one PubCo Warrant that entitles the holder thereof to purchase one PubCo Ordinary Share in lieu of one Catcha Class A Ordinary Share and otherwise upon substantially the same terms and conditions.

Q:	How will PubCo be managed following the Business Combination?

A:

Following the Closing, it is expected that, Swapan Kataria, Jørn Skule Husemoen and Gunnar Knutsen, the current management of Crown will become the management of PubCo, and the PubCo Board will consist of up to five directors. Please see the section entitled “Management of PubCo Following the Business Combination” for further information.

Q:	What equity stake will Catcha’s current shareholders and Crown Shareholders hold in PubCo immediately after the consummation of the Business Combination?

A:

It is anticipated that, upon completion of the Business Combination, and assuming no holders of Catcha Class A Ordinary Shares exercise their redemption rights, after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting, and assuming that Polar Multi-Strategy Master Fund (“Polar”) elects to receive Class A Ordinary Shares pursuant to the March Subscription Agreement (as described in this proxy statement/prospectus):

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Further assuming no PubCo Warrants will be exercised, (i) Catcha’s public shareholders will retain an ownership interest of approximately 3.1% of the outstanding PubCo Ordinary Shares; (ii) the Sponsor will own approximately 10.6% of the outstanding PubCo Ordinary Shares; (iii) Crown Shareholders will own approximately 84.6% of the outstanding PubCo Ordinary Shares; (iv) Cohen & Company Capital Markets (“CCM”) will own approximately 0.1% of the outstanding PubCo Ordinary Shares; and (vi) Polar will own approximately 1.6% of the outstanding PubCo Ordinary Shares; and

•

Further assuming all the PubCo Warrants were exercised for cash, (i) Catcha’s public shareholders will retain an ownership interest of approximately 2.6% of the outstanding PubCo Ordinary Shares; (ii) the Sponsor will own approximately 8.7% of the outstanding PubCo Ordinary Shares; (iii) Crown Shareholders will own approximately 69.6% of the outstanding PubCo Ordinary Shares; (iv) CCM will own approximately 0.1% of the outstanding PubCo Ordinary Shares; and (vi) Polar will own approximately 1.3% of the outstanding PubCo Ordinary Shares; however, the PubCo Warrants are subject to restrictions on the timing of their exercise and may also be exercisable on a cashless basis by reference to the fair market value of the PubCo Ordinary Shares and these percentages are therefore indicative only.

Q:	What is the expected per share value of the cash consideration to be received by PubCo in the Business Combination?

A:

The net cash to the balance sheet of PubCo and the total number of PubCo Ordinary Shares will depend upon the extent to which public shareholders exercise their redemption rights. Although the parties to the Business Combination have deemed the value of PubCo Ordinary Shares to be equal to $10.00 per share for determining the number of PubCo Ordinary Shares issuable to holders of Catcha Class A Ordinary Shares, the cash value per share of PubCo Ordinary Shares and the trading price of PubCo Ordinary Shares following the Business Combination is expected to be substantially less than $10.00 per share. Set forth below is a calculation of the net cash per PubCo Ordinary Share resulting from the proceeds of the Trust Account in a no redemption scenario, 25% redemption scenario, 75% redemption scenario, and the maximum redemption scenario. Such calculations are based upon (i) cash held in the Trust Account as of September 30, 2023 of approximately $10.96 per public share of Catcha (rounded to the nearest cent) and (ii) transaction expenses of $14,225,691. On August 10, 2023, J.P. Morgan Securities LLC (“J.P. Morgan”) waived its entitlement to the payment of any deferred compensation in connection with its role as underwriter in Catcha’s initial public offering. J.P. Morgan had no role in connection with the Business Combination and is not responsible for any portion of this proxy statement/prospectus. As a result, there will be no reduction from gross proceeds of Trust Account for the related deferred fee of $10.5 million.

The calculations assume that Polar elects to receive Catcha Class A Ordinary Shares under the March Subscription Agreement and assume no election by the Sponsor to convert the working capital loans under the $1.5 Million Convertible Promissory Note and the Extension Note into private placement warrants and no additional issuance of Catcha Ordinary Shares or exercise of any option or warrants to purchase additional PubCo Ordinary Shares. The calculations also do not assume the receipt of proceeds from any PIPE financing or additional permitted financing, including any potential issuance of PubCo Ordinary Shares pursuant to one or more subscription agreements with third-party investors named therein that PubCo may enter into, or the issuance of any shares as a result thereof. The table below is as of September 30, 2023, taking into account the redemption of 27,785,141 Class A Ordinary Shares for a cash payment of $283 million on February 14, 2023.

	Assuming No Redemption(1)	Assuming 25% Redemption(2)	Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
Catcha Class A Ordinary Shares not redeemed	2,214,859	1,661,144	553,715		—
Gross Cash Proceeds of Trust Account at $10.96 per share	$24,268,839	$18,201,629	$6,067,210		$—
Transaction Expenses	$14,225,691	$14,225,691	$14,225,691		$14,225,691
Net Cash Proceeds of Trust Account	$10,043,148	$3,975,938	$—	(5)	$—	(5)
Total PubCo Ordinary Shares Outstanding	70,919,859	70,366,144	69,258,715		68,705,000
Net Cash per PubCo Ordinary Share Outstanding	$0.14	$0.06	$—		$—

(1)

This scenario assumes that no Catcha Class A Ordinary Shares are redeemed by Catcha’s shareholders, after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting.

(2)

This scenario assumes that 25% of Catcha Class A Ordinary Shares are redeemed by Catcha’s shareholders, after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting.

(3)

This scenario assumes that 75% of Catcha Class A Ordinary Shares are redeemed by Catcha’s shareholders, after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting. The Business Combination Agreement provides that the consummation of the Business Combination is conditioned on, among other things, Catcha having at least $5,000,001 of net tangible assets upon the Closing of the Business Combination. The net tangible assets of PubCo will include the net tangible assets of Crown, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table above, as well as increased by the net proceeds of any PIPE financing or additional permitted financing. PubCo expects net tangible assets to exceed $5,000,001 upon the Closing of the Business Combination in a 75% redemption scenario.
(4)

This scenario assumes that 100% Catcha Class A Ordinary Shares are redeemed by Catcha’s shareholders after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting. The Business Combination Agreement provides that the consummation of the Business Combination is conditioned on, among other things, Catcha having at least $5,000,001 of net tangible assets upon the Closing of the Business Combination. The net tangible assets of PubCo will include the net tangible assets of Crown, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table above, as well as increased by the net proceeds of any PIPE financing or additional permitted financing. PubCo expects net tangible assets to exceed $5,000,001 upon the Closing of the Business Combination even in a maximum redemption scenario.

(5)

Under the 75% redemption scenario and the maximum redemption scenario, the available cash at the Closing provided by Catcha will be insufficient to pay transaction fees. Assumes that such expenses will be paid from the proceeds of any PIPE financing or additional permitted financing or cash on Crown’s balance sheet.

Q:	How has the announcement of the Business Combination affected the trading price of Catcha’s securities?

A:

The closing prices of the Catcha Class A Ordinary Share and Catcha’s public warrants as of August 1, 2023 and July 24, 2023, the respective last trading days for which there was trading activity and a closing price available before announcement of the execution of the Business Combination Agreement, was $10.53 and $0.0002, respectively. As of January 16, 2024, the record date for the extraordinary general meeting (or any postponement or adjournment thereof), the closing price for Catcha Class A Ordinary Shares was $11.19. As of February 1, 2024, the most recent trade date prior to the date of this proxy statement/prospectus, the closing price for Catcha public warrants on the over-the-counter market was $0.07. Holders of Catcha’s securities should obtain current market quotations for the securities. The market price of Catcha’s securities could vary at any time prior to the Closing.

Q:	What amendments will be made to the Existing Governing Documents of Catcha?

A:

Catcha’s shareholders are being asked to consider and vote upon a proposal to, with effect at the Effective Time, amend and restate the Existing Governing Documents in their entirety in the form of the Replacement Governing Documents. The consummation of the Business Combination is conditioned upon, among other things, the approval by Catcha’s shareholders of the M&A Amendment and Restatement Proposal.

Q:	What material differences are there between the Existing Governing Documents of Catcha and the Proposed Charter?

There are a number of differences between Catcha’s Existing Governing Documents and the Proposed Charter. Accordingly, in addition to voting on the Business Combination and the other proposals, Catcha’s shareholders also are being asked to consider and vote, on a non-binding advisory basis, upon separate proposals to approve the following material differences between Catcha’s Existing Governing Documents and the Proposed Charter of PubCo:

	Existing Governing Documents	Proposed Charter
Authorized Shares (Advisory Charter Proposal 4A)	The share capital under the Existing Governing Documents is $55,500 divided into 500,000,000 Catcha Class A Ordinary Shares of par value $0.0001 per share, 50,000,000 Catcha Class B Ordinary Shares of par value $0.0001 per share and 5,000,000 preference shares of par value $0.0001 per share.	The Proposed Charter will authorize an unlimited number of no par value PubCo Ordinary Shares and an unlimited number of no par value PubCo Preferred Shares.
	See paragraph 5 of the Existing Governing Documents.	See paragraph 6 of the Memorandum within the Proposed Charter.
Shareholder Removal of Directors (Advisory Charter Proposal 4B)

The Existing Governing Documents provide that the members of the Catcha Board may be removed from office prior to the consummation of Catcha’s initial business combination only by a resolution passed by a simple majority of the holders of Catcha Class B Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and following the consummation of Catcha’s initial business combination, by a resolution passed by a simple majority of the holders of Catcha Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. For the avoidance of doubt, prior to the closing of Catcha’s initial business combination, holders of Catcha Class A Ordinary Shares shall have no right to vote on the removal of any director.

The Proposed Charter will provide that a director may be removed only for cause and only by the passing of a Ordinary Resolution by PubCo.
	See paragraph 29 of the Existing Governing Documents.	See Article 20.4 of the Proposed Charter.
Number of Directors (Advisory Charter Proposal 4C)	The Existing Governing Documents provide that the number of directors of Catcha shall consist of not less than one person, provided however that the number of directors may be increased or reduced by an ordinary resolution,	The Proposed Charter will provide that the minimum number of directors shall be two and the maximum number of directors will be fixed from time to time by a majority of the PubCo Board.

	Existing Governing Documents	Proposed Charter
being a resolution passed by a simple majority of the holders of Catcha Ordinary Shares, who, being present in person or by proxy and entitled to vote, cast votes at a general meeting or a resolution passed in writing unanimously.
	See Article 27 of the Existing Governing Documents.	See Article 19.1 of the Proposed Charter.
Shareholder/Shareholder Written Consent In Lieu of a Meeting (Advisory Charter Proposal 4D)	The Existing Governing Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Charter will allow shareholders to vote in person or by proxy at a meeting of shareholders, but prohibit the ability of shareholders to act by written consent in lieu of a meeting.
	See Articles 22 and 23 of the Existing Governing Documents, together with the definitions of “Ordinary Resolution” and “Special Resolution.”	See Articles 16.1 and 14.31 of the Proposed Charter.
Amend Certain Charter Provisions (Advisory Charter Proposal 4E)

The Existing Governing Documents provide that, with limited exceptions, amendments to the Second Amended and Restated Memorandum and Articles of Association of Catcha require a special resolution, being a resolution passed by a majority of two-thirds of the holders of Catcha Ordinary Shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting.

Under the Jersey Companies Law, any amendment to the Proposed Charter will require the passing of a Special Resolution.
See paragraph 18 of the Existing Governing Documents.

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If you wish to exercise your redemption rights, please see the answer to the next question: “— How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert, or as a partnership, limited partnership, syndicate or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares without the prior consent of Catcha. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash and such shares would be converted into the merger consideration in connection with the Business Combination.

The Sponsor (whose members include certain of Catcha’s directors and officers) has agreed to waive its redemption rights with respect to all of its founder shares and public shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, Catcha’s public shareholders may request that Catcha redeem all or a portion of such public shares for cash if the Business Combination is consummated. If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)	hold public shares;

(ii)

submit a written request to Continental, Catcha’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Continental, Catcha’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above at any time prior to    ,    Eastern Time, on    , 2024 (being at least two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, Catcha’s transfer agent, is listed under the question “— Who can help answer my questions?” below.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable). For illustrative purposes, based on approximately $24.3 million of funds in the Trust Account and 2,214,859 shares subject to possible redemption, in each case, as of September 30, 2023, this would have amounted to approximately $10.96 per issued and outstanding public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares and submitted to Catcha, may not be withdrawn unless the Catcha Board determines (in its sole discretion) to permit such withdrawal.

Any corrected or changed written exercise of redemption rights must be received by Continental, Catcha’s transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, Catcha’s transfer agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of public warrants, can I exercise redemption rights with respect to my warrants?

A:	No. Holders of public warrants will not have redemption rights with respect to such warrants.

Q:	How do the public warrants differ from the private placement warrants and what are the related risks for any public warrant holders post Business Combination?

A:

The public warrants are identical to the private placement warrants in material terms and provisions, except that the private placement warrants will not be redeemable by PubCo so long as they are held by the Sponsor or any of the Sponsor’s permitted transferees. If the private placement warrants are held by holders other than the Sponsor or any of the Sponsor’s permitted transferees, the private placement warrants will be redeemable by PubCo and exercisable by the holders of such private placement warrants on the same basis as the public warrants. The Sponsor has agreed not to transfer, assign or sell any of the private placement warrants, including the PubCo Ordinary Shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the Closing. Further, the private placement warrants are not exercisable for more than five years from the effective date of the registration statement for Catcha’s initial public offering in accordance with FINRA Rule 5110(g)(8).

Following the Closing, PubCo may redeem your public warrants prior to their exercise at any time, including a time that may be disadvantageous to you thereby making such warrants worthless. PubCo will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per public warrant, provided that the closing price of PubCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading day period ending on the third trading day prior to proper notice of such redemption, provided that certain other conditions are met. If and when Catcha’s warrants become redeemable, PubCo may not exercise its redemption right unless there is a current registration statement in effect with respect to the PubCo Ordinary Shares underlying such warrants.

Pursuant to the Catcha Warrant Agreement, PubCo is required to maintain a registration statement relating to those shares until the warrants expire or are redeemed. If a registration statement covering the shares issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, holders of warrants may, until such time as there is an effective registration statement and during any period when PubCo will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

In the event PubCo determines to redeem the warrants, holders would be notified of such redemption as described in the Catcha Warrant Agreement. PubCo would be required to fix a date for the redemption and mail a notice of redemption not less than 30 days prior to the redemption date to the registered holders of the warrants at their last addresses as they appear on the registration books. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via PubCo posting of the redemption notice to DTC.

Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. None of the private placement warrants will be redeemable by us so long as they are held by the Sponsor or the Sponsor’s permitted transferees.

See “Description of PubCo’s Securities — Warrants — Public Shareholders’ Warrants” and “Risk Factors — Following the Business Combination, PubCo may redeem your PubCo Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants.”

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of exercising your redemption rights with respect to your Catcha Class A Ordinary Shares to receive cash from the Trust Account in exchange for PubCo Ordinary Shares

(received in exchange for such Catcha Class A Ordinary Shares pursuant to the Business Combination Agreement) depend on your particular facts and circumstances. It is possible that you may be treated as selling such PubCo Ordinary Shares and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of PubCo Ordinary Shares that you own or are deemed to own before and after the redemption (including through the ownership of PubCo Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material Tax Considerations — Certain Material U.S. Federal Tax Considerations — Tax Consequences for U.S. Holders Exercising Redemption Rights.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

Following the closing of Catcha’s initial public offering, the partial exercise of the over-allotment option and the sale of the private placement warrants, a total of $300 million was placed in the Trust Account. On February 14, 2023, Catcha held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend Catcha’s Existing Governing Documents to extend the date by which Catcha must consummate an initial business combination. In connection with the Extension Meeting and subsequent redemption, holders of 26,883,869 Catcha Ordinary Shares voted for the extension amendment proposal, and holders of 27,785,141 Catcha Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643.31. As of September 30, 2023, there was approximately $24.3 million of cash held in the Trust Account, which was approximately $10.96 per share. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete the Business Combination or any other initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting.

Any Trust Account proceeds remaining following redemptions of public shares and the payment of transaction expenses and the payment of principal or interest due on indebtedness incurred in completing the Business Combination, if any, will be released to us to fund the operations of PubCo following the Closing. See “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”

As the underwriter from Catcha’s initial public offering, J.P. Morgan was entitled to deferred underwriting commissions of $10,500,000, which commission would have been waived by the underwriter in the event that Catcha did not complete an initial business combination, subject to the terms of the underwriting agreement entered into in connection with Catcha’s initial public offering (the “Underwriting Agreement”). The deferred fee was payable only if a business combination is consummated, without regard to the number of Catcha Class A Ordinary Shares redeemed by Catcha’s public shareholders in connection with a business combination. On August 10, 2023, Catcha received a letter from J.P. Morgan that it has agreed to waive its right to the deferred underwriting commission, and did not receive any payment from Catcha in connection with the fee waiver and will not receive any payment from Catcha in connection with the Business Combination. Catcha has certain ongoing obligations to J.P. Morgan pursuant to the Underwriting Agreement that have survived the waiver. These provisions include customary obligations, such as indemnification and contribution. For example, Catcha is obligated to indemnify and hold harmless J.P. Morgan, its affiliates, directors and officers and each person, if any, who controls J.P. Morgan within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities, joint or several, in connection with any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact contained in Catcha’s registration statement that was declared effective on February 11, 2021, including any of Catcha’s preliminary prospectus or prospectus, any marketing materials and any blue sky applications from Catcha’s initial public offering. Additionally, for a period ending five years from the date of the consummation of the Business Combination, Catcha is obligated to furnish to J.P. Morgan, to the extent such information or documents are not otherwise publicly available, upon written request from J.P. Morgan, (i) a copy of such registration statements, financial statements and periodic and special reports as Catcha is required to file with the SEC and from time to time furnishes generally to holders of any class of securities, and (ii) such additional documents and information with respect to Catcha and the affairs of any future subsidiaries of Catcha as J.P. Morgan may from time to time reasonably request, all subject to the execution of a satisfactory confidentiality agreement. We do not expect any of these ongoing obligations from the Underwriting Agreement to give rise to any material obligations of Catcha or PubCo. J.P. Morgan has not performed any additional services for Catcha after Catcha’s initial public offering for any contingent fees, and is not expected to perform any additional services following the consummation of the Business Combination. J.P. Morgan did not assist in preparation or review of any materials in the Business Combination with Crown. Catcha is unaware of any disagreements with J.P. Morgan regarding the disclosure in this proxy statement/prospectus. J.P. Morgan has disclaimed any responsibility for any part of this proxy statement/prospectus. J.P. Morgan has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a fee waiver for services already rendered is unusual. J.P. Morgan did not provide a reason for waiving its deferred underwriting commission and Catcha did not contact J.P. Morgan to seek to ascertain J.P. Morgan’s reasons for such waiver. Accordingly, no inference should be drawn that J.P. Morgan agrees with the disclosure regarding its waiver. The Catcha Board does not expect that the waiver of the deferred underwriting commission will have any significant impact on the Business Combination other than reducing the amount of expenses associated with the Business Combination. Catcha’s public shareholders should be aware that such waiver indicates that J.P. Morgan does not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and Catcha’s public shareholders should not place any reliance on the fact that J.P. Morgan was previously involved in the initial public offering.

Q:	What happens if a substantial number of the public shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:

The public shareholders are not required to vote “FOR” the Business Combination or vote at all in order to exercise their redemption rights and public shareholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

On February 14, 2023, Catcha held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend Catcha’s Existing Governing Documents to extend the date by which Catcha must consummate an initial business combination. In connection with the Extension Meeting and subsequent redemption, holders of 26,883,869 Catcha Ordinary Shares voted for the extension amendment proposal, and holders of 27,785,141 Catcha Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643.31. Following the redemption, Catcha had approximately $22.55 million left in its Trust Account. As of September 30, 2023, there was approximately $24.3 million of cash held in the Trust Account, which was approximately $10.96 per share. In no event will Catcha redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement. In addition, under the Existing Governing Documents, Catcha is unable to consummate the Business Combination even if it is approved by shareholders unless Catcha has net tangible assets of at least $5,000,001 (or any greater net tangible asset or cash requirement contained in the Business Combination Agreement) immediately prior to, or upon such consummation of, the Business Combination.

As a result of redemptions, the trading market for the PubCo Ordinary Shares may be less liquid than the market for the public shares was prior to the consummation of the Business Combination and PubCo may not be able to meet the listing standards for either the NYSE or Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Crown’s business will be reduced. If the Trust Account proceeds that would be available to PubCo following the redemptions are less than expected, PubCo will have less cash available to pursue its anticipated growth strategies and new initiatives. As a result, PubCo’s results of operations and financial condition may be worse than projected.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by Catcha’s shareholders of the Business Combination Proposal, the Merger Proposal, the M&A Amendment and Restatement Proposal and the Advisory Charter Proposals; (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to the Business Combination having expired or been terminated; (iii) the completion of the offer to redeem the Catcha Class A Ordinary Shares; (iv) the PubCo Ordinary Shares to be issued in connection with the Business Combination having been approved for listing on either the NYSE or Nasdaq; and (v) that Catcha has at least $5,000,001 of net tangible assets upon the Closing. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, if these conditions are not satisfied the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Q:	What governmental and regulatory approvals are required?

A:

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands and registration of the Plan of Merger by the Registrar of Companies of the Cayman Islands and any filing required by the Jersey Financial Services Commission.

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the first quarter of 2024. This date depends on, among other things, the approval of the proposals to be put to Catcha’s shareholders at the extraordinary general meeting. The extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates to consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Catcha’s shareholders, (ii) if there are insufficient Catcha Ordinary Shares represented at the extraordinary general meeting, (iii) in order to solicit additional proxies from Catcha’s shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iv) if the holders of Catcha Class A Ordinary Shares have elected to redeem such shares such that either (a) the PubCo Ordinary Shares would not be approved for listing on either the NYSE or Nasdaq or (b) Catcha’s net tangible assets would not be satisfied at the Closing. In addition, if the Catcha Board, in its absolute discretion, consider that it is impractical or undesirable for any reason to hold the extraordinary general meeting at the place, the day and the hour specified, the Catcha Board may postpone the meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the general meeting is promptly given to all shareholders. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Q:	What happens if the Business Combination is not consummated?

A:

If the Business Combination Agreement is terminated before the Business Combination is completed, Catcha will search for an alternate initial business combination. If Catcha is not able to consummate the Business Combination with Crown or any other initial business combination by February 17, 2024, and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, Catcha will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then public shares in issue, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Catcha Board, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:	Do I have appraisal rights in connection with the proposed Business Combination?

A:

With respect to the Merger, the Cayman Islands Companies Act under section 238 provides for a right of Catcha’s dissenting shareholders to be paid the fair value of their shares in connection with the Business Combination, subject to certain limitations under section 239. Please note that Catcha warrant holders do not have appraisal rights under the Cayman Islands Companies Act in connection with the Business Combination.

In connection with the Business Combination, holders of Catcha Ordinary Shares who comply with the applicable requirements of Section 238 of the Cayman Islands Companies Act shall have the right, under certain circumstances, to exercise their statutory appraisal (“dissenter”) rights to seek payment of the fair value of their Catcha Ordinary Shares. These statutory dissenter rights are separate to the rights of public shareholders to elect to have their shares redeemed for cash at the applicable redemption price in accordance with the Existing Governing Documents. It is Catcha’s view that such fair value would equal the amount which Catcha’s shareholders would obtain if they exercise their redemption rights as described herein. If a Catcha shareholder exercises its redemption rights, it cannot exercise its dissenter rights.

The Catcha Board will determine the fair value of the dissenting shares with reference to the assets and liabilities position of Catcha and the redemption price. If the dissenting shareholders do not agree with the fair value determined by the Catcha Board and file a petition with the Grand Court of the Cayman Islands (the “Cayman Court”) for a determination of the fair value of the dissenting shares, the Cayman Court will determine the fair value of the dissenting shares as at the date of the extraordinary general meeting at which the Merger is approved.

Catcha’s shareholders who wish to exercise their statutory appraisal rights must follow the statutory procedures prescribed in the Cayman Islands Companies Act as further explained below.

(a)

A dissenting shareholder should give a written objection to Catcha before the extraordinary general meeting, containing a statement that it proposes to object to the Merger and demands payment for its shares if the Merger is approved by Catcha’s shareholders at the extraordinary general meeting (a “Written Objection”). For the avoidance of doubt, the giving of a Written Objection does not represent a vote at the extraordinary general meeting. Catcha’s shareholders may vote for or against the Business Combination at the extraordinary general meeting irrespective of whether they wish to exercise their appraisal rights and are not required to vote against the Business Combination at the extraordinary general meeting in order to exercise their appraisal rights.

(b)

Upon receipt of the Written Objection and within 20 days immediately following the extraordinary general meeting, Catcha shall give written notice of the approval of the Merger (if it is so approved at the extraordinary general meeting) to each dissenting shareholder who gave a Written Objection.

(c)

Within 20 days immediately following the date on which the written notice of the approval of the Merger is given (the “Dissenting Period”), each dissenting shareholder must give Catcha a written notice of its decision to dissent (“Appraisal Right Exercise Notice”), stating (i) its name and address, (ii) the number and classes of shares in respect of which it dissents, and (iii) a demand for payment of the fair value of its shares. A dissenting shareholder must dissent and exercise its appraisal right in respect of all (and not part only) of its holding of Catcha Ordinary Shares.

(d)

Within seven days immediately following the date of expiration of the Dissenting Period or within seven days immediately following the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), whichever is later, Catcha or the successor company (as applicable) will make a written offer (the “Purchase Offer”) to each dissenting shareholder to purchase its dissenting shares at a specified price determined by the Catcha Board to be the fair value of the shares (the “Purchase Price Offer”).

(e)

Within 30 days immediately following the date on which the Purchase Offer is made, if the dissenting shareholder agrees with the Purchase Price Offer (or Catcha otherwise agrees with the dissenting shareholder upon the price to be paid for the dissenting shares), such amount will be paid forthwith in cash to the dissenting shareholder.

(f)

If the dissenting shareholder does not agree with the Purchase Price Offer, and Catcha and the dissenting shareholder fail to agree on the price to be paid for the dissenting shares, or the successor company (as applicable) will, and the dissenting shareholder may, file a petition with the Cayman Court for a determination of the fair value of the dissenting shares of all dissenting shareholders.

(g)	At the hearing of such petition, the Cayman Court shall determine the fair value of the dissenting shares to be paid to each dissenting shareholder.

(h)

The costs of the proceeding may be determined by the Cayman Court and taxed upon the parties as the Cayman Court deems equitable in the circumstances (i.e., the Cayman Court will determine whether the costs of the proceedings should be borne by the dissenting shareholder(s) and/or Catcha or the successor company (as applicable) and the amount to be borne by each party).

Under the Cayman Islands Companies Act, upon giving the Appraisal Right Exercise Notice, the dissenting shareholder will cease to have any right as a Catcha shareholder (including the redemption right to redeem all or part of their holdings of Catcha Ordinary Shares) except the appraisal rights and the right under Section 238(12) of the Cayman Islands Companies Act to participate fully in all proceedings until the determination of fair value is reached.

Catcha’s shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Islands Companies Act.

See “Extraordinary General Meeting of Catcha — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Q:	What do I need to do now?

A:

Catcha urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Catcha’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you are a holder of record of Catcha Ordinary Shares on the record date for the extraordinary general meeting (or any postponement or adjournment thereof), you may vote in person or virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Unless represented in person or by proxy at the extraordinary meeting, abstentions and broker votes will not count for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at the offices of Goodwin Procter LLP, 620 8th Avenue, New York, New York 10018 and virtually via live webcast at https://     , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

We have fixed the close of business on January 16, 2024 as the record date for the extraordinary general meeting (or any postponement or adjournment thereof). If you were a shareholder of Catcha at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

At the extraordinary general meeting, Catcha’s shareholders are entitled to one vote for each Catcha Class A Ordinary Share held of record as of the record date, and Catcha’s shareholders are entitled to one vote for each Catcha Class B Ordinary Share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting (or any postponement or adjournment thereof), there were 9,714,859 Catcha Ordinary Shares issued and outstanding, of which 2,214,859 were Catcha Class A Ordinary Shares and 7,500,000 were Catcha Class B Ordinary Shares.

Q:	What constitutes a quorum?

A:

A quorum of Catcha’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the Catcha Ordinary Shares are present, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy. As of the record date for the extraordinary general meeting (or any postponement or adjournment thereof), 4,857,430 Catcha Ordinary Shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by the affirmative vote of at least a majority of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)

Merger Proposal: The approval of the Merger Proposal requires a special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)

M&A Amendment and Restatement Proposal: The approval of the M&A Amendment and Restatement Proposal requires a special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)

Advisory Charter Proposals: The separate approval of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by the affirmative vote of at least a majority of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by the affirmative vote of at least a majority of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

As of the record date, Catcha had 9,714,859 Catcha Ordinary Shares issued and outstanding. Catcha’s shareholders are entitled to one vote for each Catcha Class A Ordinary Share held of record as of the record date, and Catcha’s shareholders are entitled to one vote for each Catcha Class B Ordinary Share held of record as of the record date.

Because the Sponsor has agreed to vote its aggregate 7,500,000 outstanding Catcha Class B Ordinary Shares in favor of each of the proposals being presented at the extraordinary general meeting, it is expected that the Business Combination Proposal, the Merger Proposal, the M&A Amendment and Restatement Proposal, each Advisory Charter Proposal, and the Adjournment Proposal will be approved even if none of the public shares are voted in favor of any of the proposals.

Q:	What are the recommendations of the Catcha Board?

A:

The Catcha Board believes that the Business Combination Proposal, the Merger Proposal, the M&A Amendment and Restatement Proposal, each of the Advisory Charter Proposals and the Adjournment Proposal are in the best interest of Catcha and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the

M&A Amendment and Restatement Proposal, “FOR” each of the separate Advisory Charter Proposals, and if required, “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

Any such report will include descriptions of any arrangements entered into or purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Catcha’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Catcha and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals, subject to their fiduciary duties under Cayman Islands law. In addition, Catcha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q:	How does the Sponsor intend to vote its shares?

A:

The Sponsor has agreed to vote all its Catcha Class B Ordinary Shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (whose members include certain of Catcha’s directors and officers) owns 77.2% of the issued and outstanding Catcha Ordinary Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Catcha or its securities and otherwise in compliance with the tender offer rules and other Exchange Act limitations, including Rule 14e-5 thereunder, the Sponsor, Crown and/or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of Catcha Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Crown and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) limit the number of public shares electing to redeem their public shares, and (ii) increase the likelihood of satisfaction of the requirement that Catcha’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

In accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, any public shares purchased by the Sponsor, Crown and/or their directors, officers, advisors or respective affiliates would not be voted in favor of approving the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the redemption threshold. Any such report will include descriptions of any arrangements entered into or purchases by any of the aforementioned persons.

Q:	What interests do Catcha’s current officers and directors have in the Business Combination?

A:

The Sponsor, certain members of the Catcha Board and our officers may have interests in the Business Combination that are different from or in addition to your interests. You should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the interests listed below:

•

If the Business Combination with Crown or another business combination is not consummated by February 17, 2024 and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, Catcha will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and dissolving and liquidating. In such event, the 7,500,000 Catcha Class B Ordinary Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.003 per share prior to the initial public offering, would be worthless because the holders are not entitled to participate in any redemption or liquidating distribution with respect to such shares. Such shares had an aggregate market value of $84,150,000 based upon the closing price of $11.22 per public share on NYSE American on January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

The Sponsor purchased an aggregate of 5,333,333 private placement warrants from Catcha for an aggregate purchase price of approximately $8,000,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Catcha’s initial public offering. Such warrants had an aggregate market value of approximately $373,333 based upon the trade price of $0.07 per warrant on the over-the-counter market on February 1, 2024, the most recent trade date prior to the date of this proxy statement/prospectus. The private placement warrants will become worthless if Catcha does not consummate the Business Combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting.

•

The Business Combination Agreement provides that Catcha or the Sponsor will be entitled to appoint at least one director of PubCo after the consummation of the Business Combination. As such, in the future such director(s) will receive cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.

•

The Business Combination Agreement provides that, at the Closing of the Business Combination, the Sponsor and Catcha’s officers and directors will enter into the Registration Rights Agreement, which provides for registration rights for PubCo Ordinary Shares and PubCo Warrants held by such persons and their permitted transferees.

•

If Catcha is unable to complete the Business Combination within the required time period, or upon the exercise of a redemption right in connection with the Business Combination, Catcha will be required to provide for payment of claims of creditors that were not waived that may be brought against Catcha within the ten years following such redemption. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Catcha if and to the extent any claims by a third party (other than any independent auditors) for services rendered or products sold to Catcha, or a prospective target business with which Catcha has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Catcha Class A Ordinary Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, expenses relating to the administration of the Trust Account and limited withdrawals for working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriter of Catcha’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

The Sponsor and Catcha’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Catcha’s behalf, such as identifying and investigating possible business targets and business combinations. However, if

Catcha fails to consummate the Business Combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Catcha may not be able to reimburse these expenses if the Business Combination with Crown or another business combination is not completed by February 17, 2024 and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting. As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the Sponsor and Catcha’s officers, directors and their affiliates had incurred $0 of unpaid reimbursable expenses.

•

The Business Combination Agreement provides for the indemnification of Catcha’s current directors and officers and the continuation of directors and officers liability insurance covering Catcha’s current directors and officers for a period of six years from the Closing Date.

•

The Sponsor has made loans via promissory notes to Catcha to fund certain capital requirements, which may be repaid to the Sponsor upon consummation of the Business Combination or converted into warrants. Please see section entitled “Certain Relationships and Related Person Transactions — Catcha”. If Catcha does not complete a business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board), the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, and Catcha is required to liquidate, it is unlikely that there will be any remaining funds to repay such loans and any warrants converted would be worthless.

•	The Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition with Crown on terms less favorable to shareholders rather than liquidate.

These interests may influence the Catcha Board in making its recommendation that you vote in favor of the approval of the Business Combination, subject to the directors’ fiduciary duties under Cayman Islands law. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Q:	What happens if I sell my Catcha Ordinary Shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to 3 Raffles Place #06-01, Bharat Building, Singapore 048617 prior to the commencement of the extraordinary general meeting (which is scheduled to take place on     , 2024) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to principal executive office, which must be received prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a shareholder and/or warrant holder of PubCo. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Catcha. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Catcha Ordinary Shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

Catcha will pay the cost of soliciting proxies for the extraordinary general meeting. Catcha has engaged Morrow Sodali LLC (“Morrow”) as proxy solicitor to assist in the solicitation of proxies for the extraordinary general meeting. Catcha has agreed to pay Morrow a fee of $17,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition to these mailed proxy materials, our directors and officers may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. Catcha will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

You also may obtain additional information about Catcha from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Catcha’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above at any time prior to    ,    Eastern Time, on    , 2024 (being at least two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your shares, please contact:

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination Proposal, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and any other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal — The Business Combination Agreement.”

The Parties to the Business Combination

Catcha

Catcha is a blank check company incorporated on December 17, 2020 as a Cayman Islands exempted company limited by shares and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Catcha is deemed a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On February 17, 2021, Catcha consummated its initial public offering of 30,000,000 units, which included the partial exercise by the underwriter of the over-allotment option to purchase an additional 2,500,000 units, at $10.00 per unit, generating gross proceeds of $300,000,000. Simultaneously with the closing of its initial public offering, Catcha consummated the sale of an aggregate of 5,333,333 private placement warrants to the Sponsor at a price of $1.50 per warrant, generating gross proceeds of $8,000,000.

Following Catcha’s initial public offering, the partial exercise of the over-allotment option and the sale of the private placement warrants, a total of $300,000,000 was placed in the Trust Account. The Trust Account was invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government obligations. In March 2023, Catcha liquidated the money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial Business Combination and liquidation.

On February 14, 2023, Catcha held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend Catcha’s Existing Governing Documents to extend the date by which Catcha must consummate an initial business combination. In connection with the Extension Meeting and subsequent redemption, holders of 26,883,869 Catcha Ordinary Shares voted for the extension amendment proposal, and holders of 27,785,141 Catcha Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643.31. Following the redemption, Catcha had approximately $22.55 million left in its Trust Account, all of which was held in cash. As of September 30, 2023, there was approximately $24.3 million of cash held in the Trust Account, which was approximately $10.96 per share. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of Catcha’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Catcha does not complete a business combination by February 17, 2024, and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, or (iii) the redemption of all of the public shares if Catcha is unable to complete the Business Combination or any other initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting.

Catcha has filed a preliminary proxy statement with the SEC for an extraordinary general meeting (the “2024 Extension Meeting”) to be held on February 14, 2024 to approve a special resolution to amend Catcha’s Existing Governing Documents (the “Extension Amendment”) to extend the date by which Catcha must consummate an initial business combination.

Catcha Class A Ordinary Shares are currently listed on the NYSE American under the symbol “CHAA”. Catcha’s public warrants currently trade on the over-the-counter market.

Catcha’s principal executive office is located at 3 Raffles Place #06-01, Bharat Building, Singapore 048617, and its telephone number is +65 6325 2788. Catcha’s corporate website address is https://www.catchagroup.com. Catcha’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Crown

Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (“Crown”) formed on April 26, 2016, will be a provider of offshore LNG liquefaction and re-gasification terminal infrastructure for harsh weather locations. Crown designs and seeks to own and operate all-weather liquefied natural gas (“LNG”) liquefaction and re-gasification terminals, utilizing bottom-fixed, gravity-based structures (“GBS”). While floating technology solutions are not part of Crown’s core business, Crown will also seek to develop, own and operate floating storage and re-gasification units (“FSRU”) where Crown possesses a competitive advantage for doing so.

Crown plans be active in two critical parts of the LNG value chain: (1) liquefaction, where natural gas from producers is supercooled to a liquid for transport by ship as LNG, and (2) re-gasification (or “re-gas”), where the LNG is turned back into gas and delivered to consumers and businesses. Crown seeks to provide stable, secure, year-round LNG production and gas supplies to growing markets and locations exposed to harsh weather conditions. Crown aims to expand the global market for LNG (particularly LNG supplied from the U.S.) and contribute to lower carbon emissions in the markets it serves by replacing coal and oil with LNG.

In the case of the re-gas terminals, Crown’s customers will buy LNG from the global LNG market and pay Crown to store the LNG and re-gas it. Crown targets a customer base consisting of energy state owned enterprises, governments and well-capitalized corporations which require a reliable, year-round supply of LNG. In the case of liquefaction terminals, Crown expects that its customers will be gas producers and aggregators seeking to sell their gas in the form of LNG to domestic and overseas markets.

The mailing address of Crown’s principal executive office is Askekroken 11, 0277 Oslo, Norway and its telephone number is +47 980 25 359.

CGT Merge II Limited

CGT Merge II Limited (“Merger Sub”) is a Cayman Islands exempted company limited by shares and a wholly-owned direct subsidiary of PubCo incorporated on July 31, 2023. Merger Sub was formed solely for the purposes of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination. Upon consummation of the Merger, Merger Sub will merge with and into Catcha, and the existence of Merger Sub as a separate exempted company will cease and Catcha, as the surviving company of the Merger, will continue its existence under the laws of the Cayman Islands as a wholly owned subsidiary of PubCo.

The mailing address of Merger Sub’s principal executive office is c/o Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. After the Business Combination, Merger Sub will cease to exist as a separate legal entity.

Crown LNG Holdings Limited

Crown LNG Holdings Limited (“PubCo”) is a private limited company incorporated under the laws of Jersey, Channel Islands incorporated on July 31, 2023. PubCo was formed solely for the purposes of effecting the Business Combination and has not carried on any activities other than those in connection with the Business Combination.

The mailing address of PubCo’s principal executive office is 3rd Floor, 44 Esplanade, St. Helier, Jersey, JE4 9WG.

Proposals to be put to Catcha’s shareholders at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of Catcha and certain transactions contemplated by the Business Combination Agreement.

The Business Combination Proposal

As discussed in this proxy statement/prospectus, Catcha is asking its shareholders to approve by ordinary resolution the Business Combination Agreement and the transactions contemplated thereby, pursuant to which, among other things, (i) on the Merger Effective Date, Merger Sub will merge with and into Catcha, with Catcha surviving as the surviving company and becoming a wholly owned subsidiary of PubCo and (ii) following the Merger, subject to the terms and procedures set forth under the Business Combination Agreement, the Crown Shareholders will transfer to PubCo, and PubCo will acquire from the Crown Shareholders, all of the ordinary shares of Crown held by the Crown Shareholders in exchange for the issuance of PubCo Ordinary Shares.

In consideration for the transfer described above, PubCo shall issue to each of the Crown Shareholders its Pro Rata Share of the Exchange Consideration. The “Exchange Consideration” is a number of newly issued PubCo Ordinary Shares equal to (a) a transaction value of $600 million divided by (b) a per share price of $10.00. “Pro Rata Share” means, with respect to each Crown Shareholder, a fraction expressed as a percentage equal to (i) the number of shares of common stock of Crown (“Common Stock”) held by such Crown Shareholder immediately prior to the effective time of the Exchange, divided by (ii) the total number of issued and outstanding shares of Common Stock immediately prior to the effective time of the Exchange. For further details about the Business Combination, see “The Business Combination Proposal — The Business Combination Agreement.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into in connection with the Business Combination Agreement.

Exchange and Support Agreement

Concurrently with the execution of the Business Combination Agreement, Catcha, PubCo, Crown and certain Crown Shareholders entered into the Exchange and Support Agreement, pursuant to which, such Crown Shareholders agreed to (i) exchange all of their Common Stock of Crown for PubCo Ordinary Shares, and (ii) to vote their shares in favor of the transactions contemplated by the Business Combination Agreement and to provide a power of attorney to Crown to take certain actions in connection with the transactions contemplated by the Business Combination Agreement on behalf of such shareholders.

Registration Rights Agreement

As a condition to the Closing, Catcha, Crown, PubCo, certain Crown Shareholders, Catcha’s directors and officers and the Sponsor will enter into the Registration Rights Agreement (the “Registration Rights Agreement”) (i) amending and restating that certain Registration and Shareholder Rights Agreement by and between Catcha, the Sponsor, and certain other parties thereto, dated February 11, 2021, in its entirety, and (ii) pursuant to which, among other things, PubCo will provide certain registration rights for the PubCo Ordinary Shares and PubCo Warrants held by the applicable parties to the Registration Rights Agreement, subject to certain exceptions.

Lock-Up Agreement

As a condition to the Closing, Catcha, Crown, PubCo, certain Crown Shareholders, the Sponsor, and Crown’s and Catcha’s directors and officers will enter into the Lock-Up Agreement pursuant to which, among other things, the applicable parties will agree not to transfer, sell, assign or otherwise dispose of any PubCo’s equity securities held by such persons for 12 months following the Closing, in each case subject to certain exceptions.

KGLNG and GBTRON Agreements

On August 3, 2023, (a) East LNG Pte Ltd. a private limited liability company incorporated under the laws of Singapore (“EAST” or “KGLNG Seller”), Crown LNG India AS, a subsidiary of Crown and a private limited liability company incorporated under the laws of Norway (“Crown India AS” or “KGLNG Buyer”), Crown, and PubCo entered into an agreement (the “KGLNG Agreement”) for (i) certain future payment rights and (ii) an option for the sale and purchase of shares in Krishna Godavari LNG Terminal Pvt. Ltd., a private limited company incorporated under the laws of India (“KGLNG”) (the transactions contemplated under the KGLNG Agreement, collectively, the “KGLNG Transaction”), and (b) GBTRON Lands Limited, a private limited liability company incorporated under the laws of England and Wales (“GBTRON”), Crown, and PubCo entered into an agreement (the “GBTRON Agreement”) for an option for the sale and purchase of shares in a new limited liability company (“NewCo”) (the transactions contemplated under the GBTRON Agreement, collectively, the “GBTRON Transaction”). For details of the KGLNG Transaction and GBTRON Transaction, please refer to “Certain Relationships and Related Person Transactions — Crown — KGLNG Agreement” and “ — GBTRON Agreement.”

Potential PubCo PIPE Financing

Prior to the Closing, PubCo may enter into one or more subscription agreements with third-party investors named therein (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), in each case, on terms mutually acceptable to Catcha and Crown, pursuant to which, on the terms and subject to the conditions set forth therein, immediately following the Effective Time, such PIPE Investors will purchase from PubCo newly issued PubCo Ordinary Shares or other equity securities of PubCo.

Merger Proposal

Catcha is asking its shareholders to approve and authorize, by special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, the Merger and the Plan of Merger.

See the discussion in this proxy statement/prospectus under the caption, “The Merger Proposal.”

M&A Amendment and Restatement Proposal

Catcha is asking its shareholders to approve, by special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, the amendment and restatement of the Existing Governing Documents by the adoption of the Replacement Governing Documents as the memorandum and articles of Catcha in substitution for and to the exclusion of the Existing Governing Documents with effect at the Effective Time.

See the discussion in this proxy statement/prospectus under the caption, “The Merger Proposal.”

Advisory Charter Proposals

Catcha will ask its shareholders to consider and vote upon proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as the following sub-proposals:

•

Advisory Charter Proposal 4A — to increase the authorized share capital of Catcha from $55,500 divided into (i) 500,000,000 Catcha Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Catcha Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) an unlimited number of no par value PubCo Ordinary Shares and an unlimited number of no par value PubCo Preferred Shares.

•	Advisory Charter Proposal 4B — to permit removal of a director only for cause and only by the passing of an Ordinary Resolution by PubCo.

•

Advisory Charter Proposal 4C — to provide that, subject to the rights of holders of any series of preferred shares, the minimum number of directors shall be two and the maximum number of directors will be fixed from time to time by a majority of the PubCo Board.

•	Advisory Charter Proposal 4D — to eliminate the ability of PubCo shareholders to take action by written consent in lieu of a meeting.

•

Advisory Charter Proposal 4E — to provide that the Proposed Charter may be amended, altered, repealed or adopted by the passing of a Special Resolution by PubCo for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the PubCo Board, removal of directors from office, and filling vacancies on the PubCo Board, (ii) actions taken by the PubCo shareholders, (iii) exculpation of personal liability of a director of PubCo and indemnification of persons serving as directors or officers of PubCo, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter.

The Proposed Charter differs in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out in the section entitled “The Advisory Charter Proposals” and the full text of the Proposed Charter of PubCo, attached hereto as Annex C.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Catcha to consummate the Business Combination (or if certain other circumstances apply), the Catcha Board may submit a proposal to adjourn the extraordinary general meeting to a later date or dates. For additional information, see “The Adjournment Proposal.”

The Adjournment Proposal is not conditioned on any other proposal.

The Catcha Board’s Reasons for the Business Combination

Catcha was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Catcha Board sought to do this by utilizing the networks and industry experience of both the Sponsor and the Catcha Board and management to identify, acquire and operate one or more businesses.

In reaching its unanimous resolution to approve the Business Combination Agreement and to approve the Business Combination and other transactions contemplated therein, the Catcha Board considered a range of factors, including, without limitation, the following:

•	The macro tailwinds accelerating LNG demand globally;

•	The large addressable market for LNG infrastructure solutions in harsh weather regions and Crown’s potential to serve this need;

•	Crown’s proven design and technology;

•	The deep and relevant experience of Crown’s management team;

•	The attractive valuation and financial analysis of the Business Combination;

•	The Business Combination being the best available opportunity for Catcha;

•	The results of due diligence review;

•	The terms of the Business Combination Agreement; and

•	The role of the independent directors.

The Catcha Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including the following:

•	The potential inability to complete the Business Combination;

•	The potential risks associated with Crown’s business;

•	The limitations of the due diligence review;

•	The possibility of litigation challenging the Business Combination;

•	The fees and expenses associated with completing the Business Combination; and

•	The potential for diversion of management and employees during the process.

For more information about the Catcha Board’s decision-making process concerning the Business Combination, please see the section entitled “The Business Combination Proposal — The Catcha Board’s Reasons for the Approval of the Business Combination.”

Date, Time and Place of Extraordinary General Meeting of Catcha’s Shareholders

The extraordinary general meeting will be held at the offices of Goodwin Procter LLP, 620 8th Avenue, New York, New York 10018 on    , 2024, and virtually via live webcast at https://    , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, the Business Combination Proposal has not been approved.

Voting Power; Record Date

Catcha’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they own Catcha Ordinary Shares at the close of business on January 16, 2024, which is the record date of the extraordinary general meeting. Shareholders are entitled to one vote for each Catcha Class A Ordinary Share held of record as of the record date, and shareholders are entitled to one vote for each Catcha Class B Ordinary Share held of record as of the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Catcha’s warrants do not have voting rights. As of the close of business on the record date, there were 9,714,859 Catcha Ordinary Shares issued and outstanding, of which 2,214,859 were Catcha Class A Ordinary Shares and 7,500,000 were Catcha Class B Ordinary Shares.

Quorum and Vote of Catcha’s shareholders

A quorum of Catcha’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold a majority of the Catcha Ordinary Shares are present, being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy. As of the record date for the extraordinary general meeting, 4,857,430 Catcha Ordinary Shares would be required to achieve a quorum.

The Sponsor has agreed to vote all of its Catcha Class B Ordinary Shares in favor of each of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor owns, on an as-converted basis, approximately 77.2% of the outstanding Catcha Ordinary Shares.

The proposals presented at the extraordinary general meeting require the following votes:

(i)

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution, being a resolution passed by the affirmative vote of at least a majority of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(ii)

Merger Proposal: The approval of the Merger Proposal requires a special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iii)

M&A Amendment and Restatement Proposal: The approval of the M&A Amendment and Restatement Proposal requires a special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(iv)

Advisory Charter Proposals: The separate approval of each of the Advisory Charter Proposals requires an ordinary resolution, being a resolution passed by the affirmative vote of at least a majority of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

(v)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution, being a resolution passed by the affirmative vote of at least a majority of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the Existing Governing Documents, a public shareholder may request that Catcha redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold public shares;

(ii)

submit a written request to Continental, Catcha’s transfer agent, in which you (i) request that Catcha redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, Catcha’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above at any time prior to    ,    Eastern Time, on    , 2024 (being at least two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date for the extraordinary general meeting. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Catcha’s transfer agent, PubCo will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to Catcha. For illustrative purposes, based on approximately $24.3 million of funds in the Trust Account as of September 30, 2023 and 2,214,859 shares subject to possible redemption, in each case, following the redemption following the Extension Meeting, this would have amounted to approximately $10.96 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. See “Extraordinary General Meeting of Catcha — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

With respect to the Merger, the Cayman Islands Companies Act under Section 238 provides for a right of Catcha’s dissenting shareholders to be paid the fair value of their shares in connection with the Business Combination, subject to certain limitations under section 239. Please note that Catcha warrant holders do not have appraisal rights under the Cayman Islands Companies Act in connection with the Business Combination.

In connection with the Business Combination, holders of Catcha Ordinary Shares who comply with the applicable requirements of Section 238 of the Cayman Islands Companies Act shall have the right, under certain circumstances, to exercise their statutory appraisal (“dissenter”) rights to seek payment of the fair value of their

Catcha Ordinary Shares. These statutory dissenter rights are separate to the rights of public shareholders to elect to have their shares redeemed for cash at the applicable redemption price in accordance with the Existing Governing Documents. It is Catcha’s view that such fair value would equal the amount which Catcha’s shareholders would obtain if they exercise their redemption rights as described herein. If a Catcha shareholder exercises its redemption rights, it cannot exercise its dissenter rights.

The Catcha Board will determine the fair value of the dissenting shares with reference to the assets and liabilities position of Catcha and the redemption price. If the dissenting shareholders do not agree with the fair value determined by the Catcha Board and file a petition with the Cayman Court for a determination of the fair value of the dissenting shares, the Cayman Court will determine the fair value of the dissenting shares as at the date of the extraordinary general meeting at which the Merger is approved.

Catcha’s shareholders who wish to exercise their statutory appraisal rights must follow the statutory procedures prescribed in the Cayman Islands Companies Act as further explained below.

(a)

A dissenting shareholder should give a Written Objection to Catcha before the extraordinary general meeting, containing a statement that it proposes to object to the Merger and demands payment for its shares if the Merger is approved by Catcha’s shareholders at the extraordinary general meeting. For the avoidance of doubt, the giving of a Written Objection does not represent a vote at the extraordinary general meeting. Catcha’s shareholders may vote for or against the Business Combination at the extraordinary general meeting irrespective of whether they wish to exercise their appraisal rights and are not required to vote against the Business Combination at the extraordinary general meeting in order to exercise their appraisal rights.

(b)

Upon receipt of the Written Objection and within 20 days immediately following the extraordinary general meeting, Catcha shall give written notice of the approval of the Merger (if it is so approved at the extraordinary general meeting) to each dissenting shareholder who gave a Written Objection.

(c)

Within the Dissenting Period, each dissenting shareholder must give Catcha an Appraisal Right Exercise Notice stating (i) its name and address, (ii) the number and classes of shares in respect of which it dissents, and (iii) a demand for payment of the fair value of its shares. A dissenting shareholder must dissent and exercise its appraisal right in respect of all (and not part only) of its holding of Catcha Ordinary Shares.

(d)

Within seven days immediately following the date of expiration of the Dissenting Period or within seven days immediately following the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, Catcha or the successor company (as applicable) will make a Purchase Offer to each dissenting shareholder to purchase its dissenting shares at a specified price determined by the Catcha Board to be the fair value of the shares.

(e)

Within 30 days immediately following the date on which the Purchase Offer is made, if the dissenting shareholder agrees with the Purchase Price Offer (or Catcha otherwise agrees with the dissenting shareholder upon the price to be paid for the dissenting shares), such amount will be paid forthwith in cash to the dissenting shareholder.

(f)

If the dissenting shareholder does not agree with the Purchase Price Offer and Catcha and the dissenting shareholder fail to agree on the price to be paid for the dissenting shares, Catcha or the successor company (as applicable) will, and the dissenting shareholder may, file a petition with the Cayman Court for a determination of the fair value of the dissenting shares of all dissenting shareholders.

(g)	At the hearing of such petition, the Cayman Court shall determine the fair value of the dissenting shares to be paid to each dissenting shareholder.

(h)

The costs of the proceeding may be determined by the Cayman Court and taxed upon the parties as the Cayman Court deems equitable in the circumstances (i.e., the Cayman Court will determine whether the costs of the proceedings should be borne by the dissenting shareholder(s) and/or Catcha or the successor company (as applicable) and the amount to be borne by each party).

Under the Cayman Islands Companies Act, upon giving the Appraisal Right Exercise Notice, the dissenting shareholder will cease to have any right as a Catcha shareholder (including the redemption right to redeem all or part of their holdings of Catcha Ordinary Shares) except the appraisal rights and the right under Section 238(12) of the Cayman Islands Companies Act to participate fully in all proceedings until the determination of fair value is reached.

Catcha’s shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Islands Companies Act.

See “Extraordinary General Meeting of Catcha — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Catcha has engaged Morrow to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Catcha — Revoking Your Proxy.”

Interests of Catcha’s Directors and Officers in the Business Combination

In considering the recommendation of the Catcha Board to vote in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that Catcha’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a shareholder or warrant holder. These interests include, among other things:

•

If the Business Combination with Crown or another business combination is not consummated by February 17, 2024, and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, Catcha will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and dissolving and liquidating. In such event, the 7,500,000 Catcha Class B Ordinary Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.003 per share prior to the initial public offering, would be worthless because the holders are not entitled to participate in any redemption or liquidating distribution with respect to such shares. Such shares had an aggregate market value of $84,150,000 based upon the closing price of $11.22 per public share on NYSE American on January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

The Sponsor purchased an aggregate of 5,333,333 private placement warrants from Catcha for an aggregate purchase price of approximately $8,000,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Catcha’s initial public offering. Such warrants had an aggregate market value of approximately $373,333 based upon the trade price of $0.07 per warrant on the over-the-counter market on February 1, 2024, the most recent trade date prior to the date of this proxy statement/prospectus. The private placement warrants will become worthless if Catcha does not consummate the Business Combination by February 17, 2024 and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting.

•

The Business Combination Agreement provides that Catcha or the Sponsor will be entitled to appoint at least one director of PubCo after the consummation of the Business Combination. As such, in the future such director(s) will receive cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.

•

The Business Combination Agreement provides that, at the closing of the Business Combination, the Sponsor and Catcha’s officers and directors will enter into the Registration Rights Agreement, which provides for registration rights for PubCo Ordinary Shares and PubCo Warrants held by such persons and their permitted transferees.

•

If Catcha is unable to complete the Business Combination within the required time period, or upon the exercise of a redemption right in connection with the Business Combination, Catcha will be required to provide for payment of claims of creditors that were not waived that may be brought against Catcha within the ten years following such redemption. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Catcha if and to the extent any claims by a third party (other than any independent auditors) for services rendered or products sold to Catcha, or a prospective target business with which Catcha has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Catcha Class A Ordinary Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, expenses relating to the administration of the Trust Account and limited withdrawals for working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriter of Catcha’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

The Sponsor and Catcha’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Catcha’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Catcha fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Catcha may not be able to reimburse these expenses if the Business Combination with Crown or another business combination is not completed by February 17, 2024. As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the Sponsor and Catcha’s officers, directors and their affiliates had incurred $0 of unpaid reimbursable expenses.

•

The Business Combination Agreement provides for the indemnification of Catcha’s current directors and officers and the continuation of directors and officers liability insurance covering Catcha’s current directors and officers for a period of six years from the Closing Date.

•	The Sponsor has made loans to Catcha to fund certain capital requirements, including the following:

•	2022 Convertible Promissory Note

On December 13, 2022, Catcha issued an unsecured convertible promissory note (the “$1.5 Million Convertible Promissory Note”) under the working capital loan to the Sponsor, pursuant to which Catcha may borrow up to $1,500,000 from the Sponsor. Such note may, at the Sponsor’s discretion, be converted into private placement warrants at a price of $1.50 per warrant with each warrant entitling the holder to purchase one Catcha Class A Ordinary Share at a price of $11.50 per share, subject to the same terms applicable to the private placement warrants issued in connection with Catcha’s initial public offering. The $1.5 Million Convertible Promissory Note will not bear any interest, and will be repayable by Catcha to the Sponsor, on a date that is the earlier of (i) the consummation of the Business Combination and (ii) the liquidation of Catcha.

The maturity date of the $1.5 Million Convertible Promissory Note may be accelerated upon the occurrence of certain events of default. The Sponsor may not be repaid for any borrowings under the $1.5 Million Convertible Promissory Note to the extent that there are limited or no funds remaining outside the Trust Account and Catcha fails to consummate the Business Combination within the required period. In addition, to the extent that the Sponsor has elected to convert the principal balance of the $1.5 Million Convertible Promissory Note into warrants, such warrants will become worthless if Catcha does not consummate the Business Combination within the required period.

As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, Catcha received $1,134,938 for working capital purposes under the $1.5 Million Convertible Promissory Note.

•	2023 Extension Note

On February 14, 2023, Catcha issued an unsecured convertible promissory note (the “Extension Note”) to the Sponsor, pursuant to which Catcha may borrow up to $900,000 from the Sponsor. Pursuant to the Extension Note, from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Catcha Board, the Sponsor has agreed to deposit into the Trust Account the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed public share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (a) the date of the extraordinary general meeting held in connection with a shareholder vote to approve a business combination, and (b) the date that $900,000 has been loaned. Such note may, at the Sponsor’s discretion, be converted into private placement warrants at a price of $1.50 per warrant with each warrant entitling the holder to purchase one Catcha Class A Ordinary Share at a price of $11.50 per share, subject to the same terms applicable to the private placement warrants issued in connection with Catcha’s initial public offering. The Extension Note will not bear any interest, and will be repayable by Catcha to the Sponsor, on a date that is the earlier of (x) the consummation of the Business Combination and (y) the liquidation of Catcha. The maturity date of the Extension Note may be accelerated upon the occurrence of certain events of default. The Sponsor may not be repaid for any borrowings under the Extension Note to the extent that there are limited or no funds remaining outside the Trust Account and Catcha fails to consummate the Business Combination within the required period. In addition, to the extent that the Sponsor has elected to convert the principal balance of the Extension Note into warrants, such warrants will become worthless if Catcha does not consummate the Business Combination within the required period.

As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, Catcha received $900,000 under the Extension Note.

•	2023 Capital Commitment

On March 9, 2023, Catcha entered into a subscription agreement (the “March Subscription Agreement”) with the Sponsor and Polar Multi-Strategy Master Fund (“Polar”), pursuant to which the Sponsor sought to raise $1.2 million to fund the extension and to provide working capital to Catcha. The Sponsor committed to fund $900,000 of this amount through the Extension Note described above and Polar agreed to provide the remaining $300,000 to Catcha. Catcha will request funds from the Sponsor for working capital purposes (“Drawdown Request”). Upon at least five (5) calendar days’ prior written notice, the Sponsor may require a drawdown from Polar against the capital commitment in order to meet 25% of the Sponsor’s commitment to Catcha under a Drawdown Request (“Capital Call”). In consideration of the Capital Call(s) made hereunder, Catcha has agreed to issue up to 300,000 Catcha Class A Ordinary Shares (“March Subscription Shares”) to Polar at the Closing of the Business Combination. Any amounts funded by the Sponsor to Catcha under a Drawdown Request shall not accrue interest and shall be promptly repaid by Catcha to the Sponsor upon the Closing of the Business Combination. Following receipt of such sums from Catcha, and in any event within five (5) business days from the closing of the Business Combination, the Sponsor or Catcha shall pay to Polar, an amount equal to all Capital Calls funded under the March Subscription Agreement (the “Business Combination Payment”). Catcha and Sponsor are jointly and severally obligated to make the Business Combination Payment to Polar. Polar may elect at the Closing of the Business Combination to receive such Business Combination Payment in cash or Catcha Class A Ordinary Shares at a rate of one share for each $10.00 of the Capital Calls funded under the March Subscription Agreement. If Catcha liquidates without consummating the Business Combination, any amounts remaining in the Sponsor or Catcha’s cash accounts after paying any outstanding third party invoices (excluding any amount due to the Sponsor), not including the Trust Account, will be paid to Polar within five (5) calendar days of the liquidation.

As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, Catcha received $300,000 from Polar pursuant to the Capital Calls.

•	October 2023 Promissory Note

On October 25, 2023, Catcha, the Sponsor and Polar entered into another subscription agreement (the “October Subscription Agreement”), pursuant to which, Polar agreed to fund a capital contribution of $750,000, without interest, to Catcha and in consideration thereof, Catcha agreed to cause PubCo to issue 750,000 shares of Class A Common Stock (the “October Subscription Shares” and together with the March Subscription Shares, the “Subscription Shares”) to Polar at the Closing. The Sponsor and Catcha, jointly and severally, agreed to promptly repay the $750,000 to Polar within five (5) business days of the Closing.

On October 27, 2023, Catcha and Crown entered into a promissory note whereby Catcha agreed to provide a loan in the principal amount of $750,000 to Crown to fund working capital until the Closing. On October 30, 2023, the $750,000 loan was provided by Catcha to Crown. Crown has agreed to repay the $750,000 to Catcha within ten (10) business days of Catcha providing Crown with written notice of demand after the Closing.

•	The Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition with Crown on terms less favorable to shareholders rather than liquidate.

Interests of Crown’s Directors and Officers in the Business Combination

When you consider the recommendation of the Catcha Board in favor of approval of the Business Combination Proposal, you should keep in mind that Crown’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of Catcha’s shareholders and Crown Shareholders generally. These interests include, among other things, the interests listed below:

•

The following individuals who are currently executive officers of Crown are expected to become executive officers of PubCo upon the Closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Swapan Kataria	Chief Executive Officer
Jørn Skule Husemoen	Chief Financial Officer
Gunnar Knutsen	President and Chief Operating Officer, Crown LNG AS

•	The following individuals who are currently members of Crown’s board of directors are expected to become members of the PubCo Board upon the Closing of the Business Combination:

• Swapan Kataria
• Jørn Skule Husemoen

Further, we expect that the Crown Shareholders will see a substantial increase in the value of their shares.

At any time at or prior to the extraordinary general, during a period when they are not then aware of any material nonpublic information regarding Catcha or its securities, the Sponsor, Catcha’s officers and directors, Crown or the Crown Shareholders and/or their respective affiliates, in compliance with the tender offer rules and other Exchange Act limitations, including Rule 14e-5 thereunder, may purchase public shares from institutional and other investors, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Catcha. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Crown and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. The purpose of such share purchases and other transactions would be to (i) limit the number of public shares electing to be redeemed, and (ii) increase the likelihood of satisfaction of the requirement that Catcha’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

In accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, any public shares purchased by the Sponsor, Crown and/or their directors, officers, advisors or respective affiliates would not be voted in favor of approving the Business Combination.

While the exact nature of any such incentives has not been determined as of the date of this proxy statement/ prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the price of Catcha Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur.

Recommendation to Catcha’s Shareholders

The Catcha Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Catcha and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the M&A Amendment and Restatement Proposal, “FOR” each of the Advisory Charter Proposals, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Catcha’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Catcha and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals, subject to their fiduciary duties under Cayman Islands law. In addition, Catcha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of Catcha’s outstanding public shares are redeemed in connection with the Business Combination, (ii) 50% of Catcha’s outstanding public shares are redeemed in connection with the Business Combination and (iii) all of Catcha’s outstanding public shares are redeemed in connection with the Business Combination, assuming Catcha will only proceed with the Business Combination if it will have net tangible assets of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares voted at the extraordinary general meeting are voted in favor of the Business Combination, in each case after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting.

Sources & Uses

Assuming No Redemptions

Source of Funds (in millions)		Uses of Funds (in millions)
Crown Shareholders	$600.0	Crown Shareholders	$600.0
Cash Held in Trust(1)	24.3	Cash on Balance Sheet	10.1
		Estimated Transaction Expenses(2)	14.2

Total Sources	$624.3	Total Uses	$624.3

Sources & Uses

Assuming 50% Redemptions

Source of Funds (in millions)		Uses of Funds (in millions)
Crown Shareholders	$600.0	Crown Shareholders	$600.0
Cash Held in Trust(1)	24.3	Cash on Balance Sheet	0.0
		Catcha Redemption	12.1
		Estimated Transaction Expenses(2)(3)	12.2

Total Sources	$624.3	Total Uses	$624.3

Sources & Uses

Assuming Maximum Redemptions

Source of Funds (in millions)		Uses of Funds (in millions)
Crown Shareholders	$600.0	Crown Shareholders	$600.0
Cash Held in Trust(1)	24.3	Cash on Balance Sheet	0.0
		Catcha Redemption	24.3
		Estimated Transaction Expenses(3)	0.0

Total Sources	$624.3	Total Uses	$624.3

(1)	Cash in Trust Account as of September 30, 2023.
(2)	Represents an estimate of transaction expenses. Actual amounts may vary and may include expenses unknown at this time.
(3)

Under the 50% redemption scenario and the maximum redemption scenario, the available cash at the Closing provided by Catcha will be insufficient to pay transaction fees. Assumes that such expenses will be paid from the proceeds of any PIPE financing or additional permitted financing or cash on Crown’s balance sheet. Expenses and such expenses will be paid from the proceeds of any PIPE financing or additional permitted financing or cash on Crown’s balance sheet.

As a result of the transactions contemplated by the Business Combination Agreement, Catcha expects PubCo to add between $0 million and $10.0 million in cash on hand on its balance sheet as discussed above. Please see “Crown’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources” for more information.

Expected Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “The Business Combination Proposal — Anticipated Accounting Treatment.”

Material Tax Considerations

For a discussion summarizing material tax considerations of the exercise of redemption rights, please see “Material Tax Considerations.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filing with the Registrar of Companies of the Cayman Islands and any filing required by the Jersey Financial Services Commission.

Emerging Growth Company

Catcha is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Catcha has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Catcha, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Catcha’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Catcha will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of Catcha’s initial public offering, (b) in which Catcha has total annual gross revenue of at least $1.235 billion, or (c) in which Catcha is deemed to be a large accelerated filer, which means the market value of Catcha’s common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Catcha has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, Catcha is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Catcha will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Catcha Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30, or (ii) Catcha’s annual revenues exceeded $100 million during such completed fiscal year and the market value of Catcha Ordinary Shares held by non-affiliates exceeds $250 million as of the prior June 30.

Summary of Risk Factors

In evaluating the proposals to be presented at the Catcha extraordinary general meeting, a shareholder should carefully read the risks described below, this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, Catcha’s business, financial condition and operating results may be materially adversely affected. In that event, the trading price of Catcha’s securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

Risks Related to Crown

•

Cyclical or other changes in the demand for and price of LNG and natural gas may adversely affect Crown’s LNG business and the performance of its customers and could have a material adverse effect on its business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

•

Disruptions to the supply of natural gas to or from its LNG terminals and associated facilities could have a material adverse effect on Crown’s business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

•

Crown may experience cancellations, time delays, unforeseen expenses and other complications while developing our LNG terminals. These complications can delay the commencement of revenue-generating activities, reduce the amount of revenue Crown earn and increase our development costs.

•

Crown has not yet completed contracting, construction and commissioning of its planned initial two LNG re-gasification terminals. There can be no assurance that its LNG re-gasification (or future liquefication) terminals will operate as expected, or at all.

•

Failure of exported LNG to be a long-term competitive source of energy for international markets could adversely affect Crown’s customers and could materially and adversely affect Crown’s business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

•

Crown will require additional capital as it grows its business, and such capital may not be available on acceptable terms, or at all, which would result in Crown being unable to grow, or maintain its business.

•

Crown may experience increased labor costs, and the unavailability of skilled workers or Crown’s failure to attract and retain qualified personnel could adversely affect Crown’s business. In addition, changes in senior management or other key personnel could affect its business results.

•

System failures, defects, errors or vulnerabilities in its website, applications, backend systems or other technology systems or those of third-party technology providers could harm Crown’s reputation and adversely affect its business.

•

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the design, construction and operation of Crown’s LNG terminals could impede operations and construction and could have a material adverse effect on Crown’s business.

•

Unfavorable changes in laws, regulations, and policies in foreign countries in which Crown seeks to develop projects, Crown, Crown’s partners’, or Crown’s project developers’ failures to secure timely government authorizations under laws and regulations or Crown’s failure to comply with such laws and regulations could have a material adverse effect on Crown’s business, financial condition and results of operations.

Risks Related to PubCo’s Business and Operations Following the Business Combination with Crown

•	There can be no assurance that PubCo will be able to comply with the continued listing standards of either the NYSE or Nasdaq or any other exchange following the closing of the Business Combination.

•

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Catcha’s securities or, following the Closing, PubCo’s securities, may decline.

•

Following the consummation of the Business Combination, PubCo’s only significant asset will be its ownership of Crown, and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable PubCo to pay any dividends on its PubCo Ordinary Shares, pay its expenses or satisfy other financial obligations.

•

Because PubCo is incorporated in Jersey, Channel Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

•

Subsequent to Catcha’s completion of the Business Combination, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

•

PubCo Ordinary Shares may or may not pay cash dividends in the foreseeable future, and you may not receive any return on investment unless you sell PubCo Ordinary Shares for a price greater than that which you paid for it

•	An active liquid trading market for PubCo Ordinary Shares and PubCo Warrants may not develop, which may limit your ability to sell PubCo Ordinary Shares and PubCo Warrants.

•

PubCo does not have experience operating as a public company subject to U.S. federal securities laws and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.

•	The price of PubCo Ordinary Shares may be volatile.

Risks Related to Catcha and the Business Combination

•

Notwithstanding that Catcha is seeking shareholder approval of the Business Combination, the Sponsor has agreed to vote all its Catcha Class B Ordinary Shares in favor of each of the proposals being presented at the extraordinary general meeting, regardless of how our public shareholders vote.

•

If the Business Combination is not approved, then the shares and warrants that are beneficially owned by Catcha’s current directors, executive officers and the Sponsor will be worthless and the expenses incurred by such persons may not be reimbursed or repaid. Such interests may have influenced their decision to approve the Business Combination with Crown.

•

The value of the shares held by Catcha’s Sponsor following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of PubCo Ordinary Shares at such time is substantially less than $10.00 per share.

•

The ability of shareholders to exercise redemption rights with respect to a large number of outstanding shares of Catcha Class A Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that shareholders would have to wait for liquidation to redeem their public shares.

•	Catcha’s public shareholders will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares as consideration in the Business Combination

Risks Related to the Redemptions and Certain Outstanding Securities of Catcha

•	If Catcha’s shareholders fail to properly demand redemption rights, they will not be entitled to convert their Catcha Ordinary Shares into a pro rata portion of the Trust Account.

•

The high level of redemptions that occurred in connection with the Extension Meeting and the ability of shareholders to exercise redemption rights with respect to a large number of outstanding shares of Catcha Class A Ordinary Shares in connection with the Business Combination could increase the probability that the Business Combination will be unsuccessful and that shareholders would have to wait for liquidation to redeem their public shares.

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions.

The following summary unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical unaudited balance sheet of Catcha as of June 30, 2023 and the historical unaudited consolidated balance sheet of Crown as of June 30, 2023, giving pro forma effect to the Business Combination as if it had occurred on June 30, 2023.

The following summary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 combines the historical unaudited statement of operations of Catcha for the six months ended June 30, 2023 and the historical unaudited consolidated statement of operations of Crown for the six months ended June 30, 2023, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2022, the beginning of the periods presented.

The following summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical statement of operations of Catcha for the year ended December 31, 2022 and the historical consolidated statement of operations of Crown for the year ended December 31, 2022, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2022, the beginning of the periods presented.

The Summary Pro Forma Information does not necessarily reflect what PubCo’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The Summary Pro Forma Information also may not be useful in predicting the future financial condition and results of operations of PubCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial statements of Crown have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) or IAS 34 Interim Financial Reporting (“IAS 34”), as appropriate, in its presentation currency of the U.S. dollar (“USD” or “$”). The historical financial statements of Catcha have been prepared in accordance with GAAP in USD. The condensed combined pro forma financial information reflects IFRS as issued by the IASB and in USD, the basis of accounting used by PubCo and except for the reclassification of the Catcha Class A Ordinary Shares subject to redemption to non-current financial liabilities, no other material accounting policy difference is identified in converting Catcha’s historical financial statements to IFRS. Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Catcha’s historical financial information in accordance with the presentation of Crown’s historical financial information.

The adjustments presented in the pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of PubCo after giving effect to the Business Combination. Catcha and Crown did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

This information should be read together with Catcha’s and Crown’s financial statements and related notes, “Catcha’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Crown’s

Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus as well as the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The Summary Pro Forma Information has been prepared assuming two alternative levels of redemption of the public shares into cash after giving effect to the redemptions in connection with the extraordinary general meeting of shareholders held on February 14, 2023:

No Redemption Scenario: This scenario assumes that none of Catcha’s existing public shareholders exercise their redemption rights in connection with the approval of the Business Combination with respect to their public shares.

Maximum Redemption Scenario: This scenario assumes that all 2,214,859 public shares (representing 100% of the total public shares outstanding) are redeemed in connection with the Business Combination for an aggregate redemption payment of approximately $24.9 million based on an assumed redemption price of $11.22 per share, which includes an estimate of interest earned and actual extension deposits through January 31, 2024 made to the Trust Account. The Business Combination Agreement provides that the consummation of the Business Combination is conditioned on, among other things, Catcha having at least $5,000,001 of net tangible assets upon the Closing. The net tangible assets of PubCo will include the net tangible assets of Crown, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table below, as well as increased by the net proceeds of any PIPE financing or additional permitted financing. PubCo expects net tangible assets to exceed $5,000,001 upon the Closing of the Business Combination even in a maximum redemption scenario.

The historical financial information of Catcha and Crown has been adjusted to give effect to the expected events that are related and/or directly attributable to the transactions contemplated by the Business Combination and are factually supportable and assumes that none of the conditions to the Closing of the Business Combination will have been waived. The adjustments presented in the Summary Pro Forma Information have been identified and presented to provide relevant information necessary for an accurate understanding of PubCo upon consummation of the transactions contemplated by the Business Combination.

The Summary Pro Forma Information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the Summary Pro Forma Information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that PubCo will experience.

Statement of Operations Data

			Pro Forma Combined
(in thousands, except for share and per share information)	Crown (Historical for the six months ended June 30, 2023	Catcha (Historical as converted to IFRS for the six months ended June 30, 2023	Scenario 1 – Assuming no redemptions	Scenario 2 – Assuming maximum redemptions
Revenue	$—	$—	$—	$—
Employee benefits expenses	(477)	—	(477)	(477)
Other operating expenses	(4,143)	(1,547)	(5,671)	(5,671)

			Pro Forma Combined
(in thousands, except for share and per share information)	Crown (Historical for the six months ended June 30, 2023	Catcha (Historical as converted to IFRS for the six months ended June 30, 2023	Scenario 1 – Assuming no redemptions	Scenario 2 – Assuming maximum redemptions
Operating loss	(4,620)	(1,547)	(6,148)	(6,148)
Finance expenses	(965)	—	(965)	(965)
Finance income	7,862	2,211	7,862	7,862
Excess of fair value of capital contribution note over proceeds at issuance	—	(1,060)	(1,060)	(1,060)
Change in fair value of convertible promissory notes	—	(2)	—	—
Change in fair value of capital contribution note	—	(22)	—	—
Change in fair value of warrant liabilities	—	52	52	52

Profit (loss) before income tax	2,277	(368)	(259)	(259)
Income tax (expense) benefit	—	—	—	—

Net income (loss)	$2,277	$(368)	$(259)	$(259)

Non-controlling interest	220	—	220	220

Net income (loss) attributed to controlling interest	$2,057	$(368)	$(479)	$(479)

Weighted average shares outstanding, redeemable Class A ordinary shares		9,429,785
Basic and diluted net loss per share, redeemable Class A ordinary shares		$(0.02)

Weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares		7,500,000

Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares		$(0.02)

Pro forma weighted average number of shares outstanding - basic	51,789,000		70,919,859	68,705,000

Pro forma income (loss) per share - basic	$0.04		$(0.01)	$(0.01)

Pro forma weighted average number of shares outstanding - diluted	52,186,000		70,919,859	68,705,000

Pro forma income (loss) per share - diluted	$0.04		$(0.01)	$(0.01)

			Pro Forma Combined
(in thousands, except for share and per share information)	Crown (Historical for the year ended December 31, 2022	Catcha (Historical as converted to IFRS for the year ended December 31, 2022	Scenario 1 – Assuming no redemptions	Scenario 2 – Assuming maximum redemptions
Revenue	$—	$—	$—	$—
Employee benefits expenses	(1,276)	—	(1,276)	(1,276)
Transaction listing cost	—	—	(114,392)	(113,918)
Other operating expenses	(6,267)	(1,227)	(7,456)	(7,456)
Impairment and depreciation	(144)	—	(144)	(144)

Operating loss	(7,687)	(1,227)	(123,268)	(122,794)
Finance expenses	(23,484)	—	(23,484)	(23,484)
Finance income	299	4,002	299	299
Change in fair value of warrant liabilities	—	8,842	8,842	8,842

Profit (loss) before income tax	(30,872)	11,617	(137,611)	(137,137)
Income tax benefit	2,967	—	2,967	2,967

Net income (loss)	$(27,905)	$11,617	$(134,644)	$(134,170)

Non-controlling interest	(850)	—	(850)	(850)

Net income (loss) attributed to controlling interest	$(27,055)	$11,617	$(133,794)	$(133,320)

Weighted average shares outstanding, redeemable Class A ordinary shares		30,000,000
Basic and diluted net income per share, redeemable Class A ordinary shares		$0.31

Weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares		7,500,000

Basic and diluted net income per share, non-redeemable Class A and Class B ordinary shares		$0.31

Pro forma weighted average number of shares outstanding - basic and diluted	49,204,000		70,919,859	68,705,000

Pro forma loss per share - basic and diluted	$(0.55)		$(1.89)	$(1.94)

Balance Sheet Data

			Pro Forma Combined
(in thousands, except for share and per share information)	Crown (Historical As of June 30, 2023)	Catcha (Historical as converted to IFRS As of June 30, 2023)	Scenario 1 – Assuming no redemptions	Scenario 2 – Assuming maximum redemptions
Total current assets	$56	$154	$11,799	$110
Total non-current assets	42,288	23,768	42,288	42,288

Total assets	$42,344	$23,922	$54,087	$42,398

Total current liabilities	$9,322	$27,105	$9,614	$22,302
Total non-current liabilities	8,910	10,516	8,926	8,926
Total equity (deficit)	24,112	(13,699)	35,547	11,170

Total equity (deficit) and liabilities	$42,344	$23,922	$54,087	$42,398

COMPARATIVE PER SHARE DATA

The following table sets forth the historical comparative share information for Crown and Catcha on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination, (1) assuming none of Catcha’s shareholders exercise redemption rights with respect to their public shares upon the consummation of the Business Combination and no additional equity securities of Catcha, Crown, or PubCo are issued at or prior to the Closing other than the shares that may be issued to Polar in connection with the Business Combination Payment and shares to be issued to CCM at the Closing; and (2) assuming that Catcha’s shareholders exercise their redemption rights with respect to a maximum of 2,214,859 public shares upon consummation of the Business Combination and no additional equity securities of Catcha, Crown, or PubCo are issued at or prior to the Closing, other than the shares that may be issued to Polar in connection with the Business Combination Payment and shares to be to CCM issued at the Closing, in each case after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting.

The historical financial statements of Crown have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) or IAS 34 Interim Financial Reporting (“IAS 34”), as appropriate, in its presentation currency of the U.S. dollar (“USD” or “$”). The historical financial statements of Catcha have been prepared in accordance with GAAP in USD. The condensed combined pro forma financial information reflects IFRS as issued by the IASB and in USD, the basis of accounting used by PubCo and except for the reclassification of the Catcha Class A Ordinary Shares subject to redemption to non-current financial liabilities, no other material accounting policy difference is identified in converting Catcha’s historical financial statements to IFRS. Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Catcha’s historical financial information in accordance with the presentation of Crown’s historical financial information.

The adjustments presented in the pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of PubCo after giving effect to the Business Combination. Catcha and Crown did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical information should be read in conjunction with the information in the historical financial statements of Catcha and Crown included elsewhere in this proxy statement/ prospectus. The pro forma combined per-share information is derived from, and should be read in conjunction with, the information contained in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The pro forma combined per share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project PubCo’s results of operations or earnings per share for any future date or period. The pro forma combined shareholders’ equity / (deficit) per share information below does not purport to represent what the value of Catcha and Crown would have been had the companies been combined during the periods presented.

(In thousands except share and per share data)	Crown (Historical)	Catcha (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
June 30, 2023
Net income (loss) attributable to controlling interest	$2,057	$(368)	$(479)	$(479)
Shareholders’ equity (deficit) attributable to controlling interest	$21,703	$(13,699)	$33,138	$8,761
Shareholders’ equity (deficit) per share (1)	$0.38	$(1.41)	$0.47	$0.13
Weighted average shares - Basic (2)	51,789,000	16,929,785	70,919,859	68,705,000
Weighted average shares - Diluted	52,186,000	16,929,785	70,919,859	68,705,000
Net income (loss) per share — Basic	$0.04	$(0.02)	$(0.01)	$(0.01)
Net income (loss) per share — Diluted	$0.04	$(0.02)	$(0.01)	$(0.01)

(1)	Shareholders’ equity (deficit) per share is calculated using the formula: Total shareholder’s equity (deficit) attributable to controlling interest divided by shares outstanding.
(2)	Weighted average of outstanding public shares represents weighted average of redeemable and non-redeemable public shares outstanding for Catcha as of June 30, 2023.

			Combined Pro Forma
(In thousands except share and per share data)	Crown (Historical)	Catcha (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
December 31, 2022
Net income (loss) attributable to controlling interest	$(27,055)	$11,617	$(133,794)	$(133,320)
Weighted average shares - Basic (1)	49,204,000	37,500,000	70,919,859	68,705,000
Weighted average shares - Diluted		37,500,000	70,919,859	68,705,000
Net income (loss) per share - Basic	$(0.55)	$0.31	$(1.89)	$(1.94)
Net income (loss) per share - Diluted	$(0.55)	$0.31	$(1.89)	$(1.94)

(1)	Weighted average of outstanding public shares represents weighted average of redeemable and non-redeemable public shares outstanding for Catcha as of December 31, 2022.

MARKET PRICE AND DIVIDEND INFORMATION

Catcha Class A Ordinary Shares are currently listed on the NYSE American under the symbol “CHAA”. On November 4, 2022, the NYSE notified the Company that the NYSE determined to commence proceedings to delist Catcha’s public warrants and that trading in the warrants would be suspended immediately due to “abnormally low” trading price levels pursuant to Section 802.01D of the NYSE Listed Company Manual. Since then, the public warrants have traded on the over-the-counter market.

The closing prices of the Catcha Class A Ordinary Shares and Catcha’s public warrants as of August 1, 2023 and July 24, 2023, the respective last trading days for which there was trading activity and a closing price available before announcement of the execution of the Business Combination Agreement, was $10.53 and $0.0002, respectively. As of January 16, 2024, the record date for the extraordinary general meeting (or any postponement or adjournment thereof), the closing price for each ordinary share was $11.19. As of February 1, 2024, the most recent trade date prior to the date of this proxy statement/prospectus, the closing price for Catcha public warrants on the over-the-counter market was $0.07.

Holders of Catcha Class A Ordinary Shares and Catcha’s public warrants should obtain current market quotations for their securities. The market price of Catcha’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus, there were two holders of record of Catcha Class A Ordinary Shares and one holder of record of Catcha Class B Ordinary Shares and two holders of Catcha’s public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Catcha Class A Ordinary Shares and Catcha’s public warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Catcha has not paid any cash dividends on its Catcha Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of PubCo subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the PubCo Board. The Catcha Board is not currently contemplating and does not anticipate declaring share dividends nor is it currently expected that the PubCo Board will declare any dividends in the foreseeable future. Further, the ability of PubCo to declare dividends may be limited by the terms of financing or other agreements entered into by PubCo or its subsidiaries from time to time.

Price Range of Crown’s Securities

Historical market price information regarding Crown is not provided because there is no public market for Crown’s securities. For information regarding Crown’s liquidity and capital resources, see “Crown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the extraordinary general meeting. The following discussion includes risk factors that apply to the business and operations of Crown and its consolidated subsidiaries and will also apply to the business and operations of PubCo following the Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of PubCo following the Closing. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Crown

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our,” or “Crown” refer to Crown LNG Holding AS prior to the consummation of the Business Combination.

Cyclical or other changes in the demand for and price of LNG and natural gas may adversely affect Crown’s LNG business and the performance of its customers and could have a material adverse effect on its business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

Crown’s LNG terminal business and the development of LNG terminals generally is based on assumptions about the future availability and demand for natural gas and LNG and the prospects for international natural gas and LNG markets. Demand for natural gas and LNG has been, and is likely to continue to be, volatile and subject to wide fluctuations in response to one or more of the following factors:

•	competitive liquefaction capacity globally;

•	insufficient or oversupply of natural gas liquefaction or receiving capacity worldwide;

•	insufficient LNG tanker capacity;

•	weather conditions, including temperature volatility resulting from climate change, and extreme weather events may lead to unexpected distortion in the balance of international LNG supply and demand;

•	reduced demand resulting from spikes in prices for natural gas which could result in substitution of other fuels for gas;

•	increased natural gas production deliverable by pipelines, which could suppress demand for LNG;

•

decreased oil and natural gas exploration activities which may decrease the production of natural gas, including as a result of any potential ban on production of natural gas through hydraulic fracturing;

•	changes in supplies of, and prices for, alternative energy sources which may reduce the demand for natural gas;

•	changes in regulatory, tax or other governmental policies regarding imported LNG, natural gas or alternative energy sources, which may reduce the demand for imported LNG and/or natural gas;

•	political conditions in customer regions;

•	sudden decreases in demand for LNG as a result of natural disasters or public health crises, including the occurrence of a pandemic, and other catastrophic events;

•	adverse relative demand for LNG compared to other energy sources, which may decrease LNG demand; and

•	cyclical trends in general business and economic conditions that cause changes in the demand for natural gas.

Adverse trends or developments affecting any of these factors could result in decreases in the long-term demand of LNG and/or natural gas, which could materially and adversely affect the ability of Crown to secure future contracts and hence have a material adverse effect on Crown’s business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

Crown’s ability to complete the development and/or construction of terminals, including the Kakinada Project, the Grangemouth Project, the Vung Tau Project, and the Newfoundland Project, will be contingent upon Crown’s ability to obtain additional funding. If Crown is unable to obtain sufficient funding, it may be unable to fully execute its business strategy.

Crown has pursued and is pursuing re-gas and liquefaction project opportunities and other projects along the LNG value chain. As described further in the section entitled “Crown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Crown is currently developing the Kakinada Project, the Grangemouth Project, the Vung Tau Project and the Newfoundland Project, which are additional offshore terminals with varied expected total production capacities. The commercial development of an LNG facility takes a number of years and requires a substantial capital investment that is dependent on sufficient funding and commercial interest, among other factors.

Crown will require significant additional funding to be able to complete the construction of the foregoing terminals, and any additional expansion projects, which Crown may not be able to obtain at a cost that results in positive economics, or at all. The inability to achieve acceptable funding may cause a delay in the development or construction of the foregoing terminals or any additional expansion projects, and Crown may not be able to complete its business plan, which could have a material adverse effect on Crown’s business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

Crown’s long-term profitability depends on its ability to secure and retain liquefaction and re-gasification customers and/or as well as to secure terminal development opportunities in areas such as India, Bangladesh, the U.K., the Gulf of Mexico and other locations. If it is unsuccessful, the demand for Crown’s services and operations could decrease, which could materially and adversely affect Crown’s financial condition, cash flow, liquidity, and prospects.

While Crown does not engage in the purchase or sale of natural gas or LNG, Crown’s customers do engage in this business and Crown’s revenues and operating income from liquefaction, storage and re-gas services will be dependent on their success. In order for Crown’s business to be profitable, global demand for imported natural gas via LNG must be maintained and continue to grow.

Furthermore, Crown’s ability to develop new LNG liquefaction and re-gas terminals is uncertain and can be negatively affected by a number of factors, including:

•	equipment failures or accidents;

•	compliance with unanticipated governmental requirements;

•	shortages or delays in the availability or delivery of appropriate equipment; industrial action;

Significant increases in the capital cost of a new liquefaction or re-gasification terminal beyond the amounts that Crown estimates could impact the commercial viability of the project as well as require additional sources of financing to fund its operations until the applicable project is fully constructed (which could cause further delays), thereby negatively impacting Crown’s business and limiting its growth prospects. Cost overruns or construction delays (and factors giving rise to such events in the future) may be outside of Crown’s control and could have a material adverse effect on its current or future business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

Crown depends on third-party contractors, operators and suppliers for the development, construction, installation and commissioning of Crown’s LNG terminals and associated assets.

Crown depends on third-party contractors, equipment manufacturers and suppliers for the development, construction, installation and commissioning of our LNG terminals and associated assets (such as pipelines to and from the terminals, metering stations, etc.). Crown has not yet entered into binding contracts for the construction, installation and commissioning of any LNG terminals and related assets, and we cannot assure you that we will be able to enter into the contracts required on commercially favorable terms, if at all, which could expose us to fluctuations in pricing and potential changes to our planned schedule. If Crown is unable to enter into favorable contracts, we may not be able to construct and operate these assets as expected, or at all. Furthermore, these agreements will be the result of arms-length negotiations and subject to change. There can be no assurance that contractors and suppliers will perform their obligations successfully under their agreements with us. If any contractor is unable or unwilling to perform according to the negotiated terms and timetable of its respective agreement or for any reason or terminates its agreement for any reason, we would be required to engage a substitute contractor, which could be particularly difficult in certain of the markets in which we plan to operate. Although we expect to include in our EPCIC agreements fixed-price, date-certain, turnkey provisions as well as substantial liquidated damages if the contractor or supplier fails to perform in the manner required with respect to its obligations, the events that trigger a cost overrun, delay or impairment in the completion or operation of the terminal, may extend the required date for completion; and any liquidated damages that we receive may be delayed or insufficient to cover the damages that we suffer as a result of any such delay or impairment, including, among others, any covenants or obligations by us to pay liquidated damages or penalties under our agreements with our customers to provide liquefaction, storage or re-gas services, as well as increased expenses or reduced revenue. Such liquidated damages from our EPCIC contractors may also be subject to caps on liability, and we may not have full protection to seek payment from our contractors to compensate us for such payments and other consequences. We may hire contractors to perform work in jurisdictions where they do not have previous experience, or contractors we have not previously hired to perform work in jurisdictions Crown is beginning to develop, which may lead to such contractors being unable to perform according to its respective agreement. Furthermore, we may have disagreements with our contractors about different elements of the construction process, which could lead to the assertion of rights and remedies under their contracts and increase the cost of the applicable facility or result in a contractor’s unwillingness to perform further work. If Crown is unable to construct and commission our terminals and related assets as expected, or, when and if constructed, they do not accomplish our goals, or if we experience delays or cost overruns in construction, our business, operating results, cash flows and liquidity could be materially and adversely affected.

Disruptions to the supply of natural gas to or from our LNG terminals and associated facilities could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Crown will depend upon third-party pipelines and other facilities that either provide gas delivery to our planned LNG liquefaction terminals or pipelines to evacuate gas from our LNG storage and re-gas terminals. If the construction of new or modified pipeline connections, power plants or other facilities is not completed on schedule or any pipeline connection, power plant or other facility were to become unavailable for current or future volumes of natural gas due to repairs, damage to the facility, lack of capacity or any other reason, our ability to meet our liquefaction, storage or re-gas obligations could be restricted. While Crown seeks to enter into

“take-or-pay” and “use-or-pay” style contracts with our customers which are intended to insulate Crown from such disruptions outside of our control, certain events could result in a reduction in our revenues which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Crown’s contracts with customers are subject to termination under certain circumstances.

While Crown seeks to enter into “take-or-pay” and “use-or-pay” style contracts with our customers, Crown’s Terminal Use Agreements (“TUAs”) contain clauses which allow for delayed payment or even termination is certain cases, including, without limitation:

•	events of force majeure;

•	at the end of a specified time period following certain events of force majeure or the outbreak of war;

•	extended unexcused service interruptions or deficiencies;

•	loss of or requisition of the GBS;

•	the occurrence of an insolvency event; and

•	the occurrence of certain uncured, material breaches.

In the event that one or more of these events arise, we may not be able to replace these customers with contracts on desirable terms, or at all, if they are terminated prior to the end of their terms. Contracts that we enter into in the future may contain similar provisions. In addition, our customers may choose not to extend existing contracts. As a result, we may have underutilized f terminals. If any of our current or future contracts are terminated prior to the end of their terms, such termination could have a material adverse effect on our business, contracts, financial condition, operating results, cash flows, liquidity and prospects.

The operation of GBSs and other LNG infrastructure assets is inherently risky, and an incident involving health, safety, property or environmental consequences involving any of our LNG terminals could harm our reputation, business and financial condition.

An accident or incident involving any of our facilities could result in any of the following:

•

damage or loss to our LNG terminals, the LNG and natural gas onboard and our other facilities due to marine disasters; piracy; environmental incidents; bad weather; mechanical failures; earthing, fire, explosions and collisions; human error; and war and terrorism.

•	death or injury to persons, loss of property or damage to the environment, natural resources or protected species, and associated costs;

•	delays in taking delivery of an LNG cargo or discharging natural gas as applicable;

•	suspension or termination of customer contracts, and resulting loss of revenues;

•	governmental fines, penalties or restrictions on conducting business;

•	higher insurance rates; and

•	damage to our reputation and customer relationships generally.

Any of these results could have a material adverse effect on our business, financial condition and results of operations.

If our facilities suffer damage, they may need to be repaired. The costs of terminals and other infrastructure repairs are unpredictable and can be substantial. We may have to pay repair costs that our insurance policies do not cover, for example, due to insufficient coverage amounts or the refusal by our insurance provider to pay a claim. The loss of earnings while these terminals or other facilities are being repaired, as well as the actual cost of these repairs not otherwise covered by insurance, would materially adversely affect our business, financial condition and results of operations.

Crown may experience operational problems with our LNG terminals and associated assets that could reduce revenue, increase costs or lead to termination of our customer contracts.

The structure supporting GBS terminals are complex and their operations are technically challenging. The operation of our GBS terminals may be subject to mechanical risks. Operational problems may lead to loss of revenue or higher than anticipated operating expenses or require additional capital expenditures. Moreover, pursuant to each customer contract, our GBS terminals, as applicable, must maintain certain specified performance standards, which may include a guaranteed delivery of natural gas, consumption of no more than a specified amount of fuel or a requirement not to exceed a maximum average daily cargo boil-off. If Crown fails to maintain these standards, Crown may be liable to our customers for damages and certain liquidated damages payable under our TUAs with customers, and in certain circumstances, our customers may terminate their respective contracts with us. Any of these results could harm our business, financial condition and results of operations.

Crown may experience cancellations, time delays, unforeseen expenses and other complications while developing our LNG terminals. These complications can delay the commencement of revenue-generating activities, reduce the amount of revenue Crown earn and increase our development costs.

Development projects, including our LNG terminals and associated assets, are often developed in multiple stages involving commercial and governmental negotiations, site planning, due diligence, permit requests, environmental impact studies, permit applications and review, marine logistics planning and transportation and end-user delivery logistics. These types of projects are subject to a number of risks that may lead to delay, increased costs and decreased economic attractiveness. These risks are often increased in foreign jurisdictions, where legal processes, language differences, cultural expectations, currency exchange requirements, political relations, changes in administrations, new regulations, regulatory reviews, employment laws and diligence requirements can make it more difficult, time-consuming and expensive to develop a project.

A primary focus of our business is the development of projects in foreign jurisdictions, including in jurisdictions where Crown may not have significant experience, and Crown expects to continue expanding into new jurisdictions in the future. Our inexperience in certain jurisdictions creates a meaningful risk that Crown may experience delays, unforeseen expenses or other obstacles that will cause the projects Crown is developing to take longer and be more expensive than our initial estimates.

Crown has not yet completed contracting, construction and commissioning of our planned initial two LNG re-gasification terminals. There can be no assurance that our LNG re-gasification (or future liquefication) terminals will operate as expected, or at all.

Crown has not yet entered into binding construction contracts, issued a “final notice to proceed” or obtained all necessary environmental, regulatory, construction and zoning permissions for our planned first LNG re-gasification terminals. There can be no assurance that Crown will be able to enter into the contracts required for the development of these re-gasification terminals on commercially favorable terms, if at all, or that Crown will be able to obtain all of the environmental, regulatory, construction and zoning permissions Crown need. In particular, Crown will require approval from local authorities for our initial LNG re-gasification (and future liquefaction) terminals in order to deliver (or liquefy) natural gas for our customers. If Crown is unable to enter into favorable contracts or to obtain the necessary regulatory and land use approvals on favorable terms, Crown may not be able to construct and operate these LNG terminals as expected, or at all. Additionally, the construction of LNG terminals is inherently subject to the risks of cost overruns and delays. There can be no assurance that Crown will not need to make adjustments to our liquification and re-gasification terminals as a result of the required testing or commissioning of each project, which could cause delays and be costly. If Crown is unable to construct, commission and operate all of our LNG terminals and other facilities as expected, or, when and if constructed, they do not accomplish our goals, or if Crown experiences delays or cost overruns in construction, our business, operating results, cash flows and liquidity could be materially and adversely affected. Crown may also decide to delay, postpone or discontinue a project in order to prioritize a different project from the one which Crown originally planned. Expenses related to our pursuit of contracts and regulatory approvals related to our liquefication and re-gasification terminals and other facilities still under development may be significant and will be incurred by us regardless of whether these assets are ultimately constructed and operational.

Failure of exported LNG to be a long-term competitive source of energy for international markets could adversely affect Crown’s customers and could materially and adversely affect Crown’s business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

Crown’s operations will be dependent upon LNG being a competitive source of energy in the markets in which we operate. Political instability in foreign countries that import or export natural gas, or strained relations between such countries and LNG exporting countries such as the United States, may also impede the willingness or ability of LNG purchasers or suppliers and merchants in such countries to import LNG from certain countries such as the United States.

It is expected that global demand for natural gas and LNG will continue to increase as nations seek more abundant, reliable, and environmentally cleaner fuel alternatives to fossil fuel energy sources such as oil and coal. However, there is currently renewed interest in fission power (nuclear) around the world focused on small modular reactors (“SMRs”) and molten salt reactors (“MSRs”) some of which are fast-build, passive-safe (cannot melt down) and extremely low cost. If such new fission technologies were to gain wide acceptance and be deployed on a large scale, this trend could represent a significant challenge to the LNG industry, and Crown in particular, as customers switch to cheaper, cleaner fission power.

As a result of the factors described above and other factors, LNG may not remain a long-term competitive source of energy internationally. Such a development would serve as a significant impediment to Crown’s ability to find customers which need our liquefaction, storage and re-gas services. This would, in turn, have a material adverse effect on Crown’s customers and on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Crown is subject to competition in all of our markets from competitors, some of which have significantly greater resources, technology, relationships or expertise.

While Crown intends to focus on GBS solutions for LNG markets with harsh weather, security, land acquisition or cost issues making floating or land-based solutions uncompetitive, the market for Crown’s LNG terminals is highly competitive and is subject to rapid technological changes and evolving customer demands and needs. Crown competes on the basis of various factors, including the quality of our GBS technology versus the technologies utilized by our competitors, our ability to secure year-round operating licenses and our ability to develop our terminals faster than the land-based competition. However, our competitors may be able to present attractive alternatives to our GBS technology in certain markets. There can be no assurance that customers will not select a land-based or floating solution even if it is not the optimal approach.

Many of Crown’s principal competitors are established companies that have substantial financial resources, recognized brands, technological expertise and market experience, and these competitors sometimes have more established positions in certain geographies than Crown does. Crown’s competitors may be able to adopt new or emerging technologies or address customer requirements more quickly than Crown can. New and emerging technologies can also have the impact of allowing new companies to enter the market more quickly than they would have been able to in the past. Crown may also face increased competition from companies that could pose a threat to its business by providing more in-depth offerings, adapting their businesses to meet the demands of their customers, or combining with one of its competitors to enhance their businesses. A number of Crown’s principal competitors may continue to make acquisitions as a means to improve their competitiveness in the LNG industry.

Crown will require additional capital as it grows its business, and such capital may not be available on acceptable terms, or at all, which would result in Crown being unable to grow, or maintain its business.

While Crown intends to fund the majority of our capital requirements at the project level via strategic-financial equity and non-recourse project finance debt, to the extent that these sources become unavailable at acceptable terms we may need to access the capital markets or otherwise obtain additional funds to complete our LNG terminals. This could result in further dilution of Crown shareholders. There can be no assurance that the capital markets will be open and available for Crown to fund our LNG terminals via additional share issuances. Moreover, the bank and debt capital markets may not be open to Crown as a funding source since we are a pre-revenue company. In summary, we do not know when or if the capital markets will permit Crown to raise additional funds to fund our project level capital needs in a timely manner, on acceptable terms, or at all. Inability to access the capital markets, or the availability of capital only on less-than-favorable terms, may force Crown to delay, reduce, or cancel subsequent phases of its existing and forthcoming LNG terminal projects.

Crown’s ability to obtain bank financing or to access the capital markets for future debt or equity offerings may also be limited by its financial condition, results of operations or other factors, such as its credit rating or outlook at the time of any such financing or offering and the covenants in its existing debt agreements, as well as by general economic conditions and contingencies and uncertainties that are beyond its control. As Crown seeks additional financing, it will be subject to the risks of rising interest rates and other factors affecting the financial markets. Therefore, there can be no assurances that it will be able to obtain additional capital and/or that it will be able to obtain bank financing or access the capital markets on commercially reasonable terms or at all.

Crown may experience increased labor costs, and the unavailability of skilled workers or Crown’s failure to attract and retain qualified personnel could adversely affect Crown’s business. In addition, changes in senior management or other key personnel could affect its business results.

Crown is dependent upon the available labor pool of skilled employees. Crown competes with other energy companies and other employers to attract and retain qualified personnel with the technical skills and experience required to construct and operate its facilities and pipelines and to provide its customers with the highest quality service. A shortage in the labor pool of skilled workers, remoteness of its site locations or other general inflationary pressures, changes in applicable laws and regulations or labor disputes could make it more difficult for Crown to attract and retain qualified personnel and could require an increase in the wage and benefits packages that Crown offers, thereby increasing its operating costs. Any increase in its operating costs could materially and adversely affect its business, contracts, financial condition, operating results, cash flow, liquidity, and prospects. Furthermore, Crown depends on its executive officers for various activities. The loss of the services of any of these individuals could have a material adverse effect on Crown’s business.

Crown’s business is dependent on its partners and Engineering, Procurement, Construction, Installation & Commissioning (“EPCIC”) contractors (which will be led by Aker Solutions with Wärtsilä Gas Solutions and Siemens Energy as sub-contractors) for the successful completion of its LNG terminals and any potential expansion projects.

Timely and cost-effective completion of its LNG terminal projects and any potential expansion projects, in compliance with agreed specifications, is central to Crown’s business strategy and is highly dependent on the performance of its EPCIC partners and other contractors, such as Aker Solutions with Wärtsilä Gas Solutions and Siemens Energy. The ability of Crown’s EPCIC partners and other contractors to perform successfully under their agreements is dependent on a number of factors, including their ability to:

•	design and engineer each terminal to operate in accordance with specifications;

•	engage and retain third party subcontractors and procure equipment and supplies;

•	respond to difficulties such as equipment failure, delivery delays, schedule changes and failure to perform by subcontractors, some of which are beyond their control;

•	attract, develop, and retain skilled personnel, including engineers;

•	post required construction bonds and comply with the terms thereof;

•	manage the construction process generally, including coordinating with other contractors and regulatory agencies; and

•	maintain their own financial condition, including adequate working capital.

Until and unless Crown has entered into an EPCIC contract for a particular project in which the EPCIC contractor agrees to meet our planned schedule and projected total costs for a project, Crown is subject to potential fluctuations in construction costs and other related project costs. Although Crown expects to utilize fixed-price, date-certain, turnkey EPCIC contracts with liquidated damages if the contractor fails to perform in the manner required with respect to certain of its obligations, the events that trigger a requirement to pay liquidated damages may delay or impair the operation of the applicable facility, and any liquidated damages that Crown receives may be delayed or insufficient to cover the damages that Crown may suffer as a result of any such delay or impairment.

Crown expects that the obligations of our future EPCIC contractors and our other contractors to pay liquidated damages under their agreements with us will be subject to caps on liability. Furthermore, Crown may have disagreements with our contractors about different elements of the construction process, which could lead to the assertion of rights and remedies under their contracts and increase the cost of the applicable facility or result in a contractor’s unwillingness to perform further work. Crown may hire contractors to perform work in jurisdictions where they do not have previous experience, or contractors Crown have not previously hired to perform work in jurisdictions where Crown are beginning to develop projects, which may lead to such contractors being unable to perform according to their respective agreements. If any contractor is unable or unwilling to perform according to the negotiated terms and timetable of its respective agreement for any reason or terminates its agreement for any reason, Crown would be required to engage a substitute contractor, which could be particularly difficult in certain of the markets in which Crown plan to operate. This would likely result in significant project delays and increased costs, which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

In addition, if our future contractors are unable or unwilling to perform according to their respective agreements with us, our LNG terminals may be delayed and Crown may face contractual consequences in our agreements with our customers. Crown may be required to pay liquidated damages, face increased expenses or reduced revenue, and may face issues complying with certain covenants in such customer contracts or in our financings. Our contracts may not provide for our contractors to compensate us fully for such payments and other consequences.

Crown’s ability to secure project level debt and equity financing for its initial LNG terminals in India and the U.K. depends on its ability to sign sufficient TUAs with high-credit quality customers. To date, Crown has not signed any TUAs. If it is unsuccessful in signing sufficient TUAs, then Crown will be unable to raise the requisite project level funding for the construction of our LNG terminals. This situation could materially and adversely affect Crown’s financial condition, cash flow, liquidity, and prospects.

Crown expects that, in order to achieve FID and secure project level funding, we will need to secure TUAs for at least 4 million tons per annum (“MTPA”) and 3 MTPA for the Kakinada and Grangemouth Projects, respectively. Crown is currently in TUA discussions with credit-worthy customers in India and the U.K. However, there can be no assurance that Crown will successfully execute these TUAs in the required amounts or in a reasonable period of time to enable a financial closing and construction to commence on these two initial projects.

Crown’s management concluded that there is substantial doubt about its ability to continue as a going concern.

Crown had net income / (losses) of $2.3 million, $(15.5) million, $(27.9) million and $(4.7) million for the six months ended June 30, 2023 and 2022, and the years ended December 31, 2022 and 2021, respectively. Crown used net cash in operating activities of $985,000 and $588,000 for the six months ended June 30, 2023 and 2022, respectively, and $611,000 and $2.8 millions for the years ended December 31, 2022 and 2021, respectively. As of June 30, 2023, Crown had $34,000 in cash and cash equivalents and negative working capital of $9.3 million.

Crown’s management is forecasting that Crown could continue to incur significant operating cash outflows to fund the Kakinada and Grangemouth Projects, as well as to support its growth, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative and other costs.

Crown will require additional financing to support the operations of its business. The forecast and financial conditions raise substantial doubt about Crown’s ability to continue to operate as a going concern. Crown’s ability to operate as a going concern is principally dependent on the (1) successful completion of the Business Combination, (2) the ability of Crown to secure PIPE financing or enter into private placement agreements, subscription agreements, investment agreements, forward purchase agreements or any other forms of agreements with investors to secure additional financing, (3) successful bridge financing during the period up until the successful completion of the Business Combination and the PIPE financing or additional permitted financing, and (4) the ability of Crown to reach the designated FID dates for the projects. As a result of the above, there is material uncertainty related to the events or conditions that may cast substantial doubt of Crown’s ability to continue as a going concern, and therefore, that Crown may be unable to realize its assets and discharge its liabilities in the normal course of business.

There can be no assurance that the Business Combination will be successful. In the event that Crown does not complete the Business Combination, Crown will seek additional funding through other means, such as the issuance of debt or equity. There is no assurance that this additional financing will be available at terms acceptable to Crown. Failure to generate sufficient cash flows from operations and raise additional capital could have a material adverse effect on Crown’s ability to achieve its intended business objectives.

Crown has identified material weaknesses in its internal control over financial reporting with the preparation of the financial statements for the years ended December 31, 2021 and 2022, and if its remediation of such material weaknesses is not effective, or if it fails to develop and maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be adversely affected.

Crown will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting as of the end of the fiscal year that coincides with the filing of its second annual report on Form 20-F. This assessment will need to include disclosure of any material weaknesses identified by Crown’s management in its internal control over financial reporting. In addition, Crown’s independent registered public accounting firm will be required to attest to the effectiveness of its internal control over financial reporting in its first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.”

In connection with the preparation of Crown’s financial statements for the years ended December 31, 2021 and 2022, Crown identified certain control deficiencies in the design and operation of its internal control over financial reporting that constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected and corrected on a timely basis. The material weaknesses specifically resulted from the (i) lack of sufficient and qualified personnel with appropriate IFRS, SEC financial reporting and internal controls expertise, (ii) lack of formalized IFRS accounting policies and procedures related to Crown’s business processes and internal controls, including entity level controls, IT general controls and transaction level controls, and (iii) insufficient segregation of duties and management oversight due to a limited number of members of management.

Crown believes that these material weaknesses continue to exist as of the date hereof. Upon the Closing of the Business Combination, Crown will begin the process of designing and implementing measures to improve its internal control over financial reporting to remediate the material weaknesses. This could potentially include any or all of the following: (i) hiring additional qualified personnel with appropriate knowledge of IFRS, SEC financial reporting requirements, and internal controls, (ii) engaging and utilizing third party consultants to supplement internal resources and segregate key functions and oversight within our business processes, (iii) formalizing IFRS accounting policies and procedures which will be maintained, reviewed and updated, and/or (iv) establishing effective monitoring and oversight of controls. At the time of this proxy statement/prospectus, these material weaknesses have not been remediated.

While Crown is designing and implementing measures to remediate the material weaknesses, it cannot predict the success of such measures or the outcome of our assessment of these measures at this time. Crown can give no assurance that these measures will remediate the deficiencies in internal control or that additional material weaknesses in its internal control over financial reporting will not be identified in the future. If Crown fails to implement and maintain effective internal control over financial reporting, this could result in errors in its financial statements that may lead to a restatement of its financial statements or cause it to fail to meet its reporting obligations. If other material weaknesses are identified and Crown is unable to assert that its internal control over financial reporting is effective, or when required in the future, if its independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of its financial reports, the market price of its shares of common stock could be adversely affected and it could become subject to litigation or investigations by either the NYSE or Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Crown is subject to stringent environmental, health and safety laws in numerous jurisdictions around the world and may incur material costs to comply with these laws and regulations.

Crown incurs, and expects to continue to incur, substantial capital and operating expenditures to comply with increasingly complex laws and regulations covering the protection of the natural environment and the protection of worker health and safety, including:

•	costs to prevent, control, eliminate or reduce certain types of air and water emissions;

•	remedial measures related to environmental contamination or accidents at various sites, including those by third parties; and

•	compensation of persons claiming damages caused by Crown’s activities or accidents.

If Crown’s established financial reserves prove not to be adequate, environmental costs could have a material effect on Crown’s results of operations and financial position. Furthermore, in the countries where Crown operates or expects to operate in the near future, new laws and regulations, the imposition of tougher license requirements, increasingly strict enforcement or new interpretations of existing laws and regulations or the discovery of previously unknown contamination may also cause Crown to incur material costs. As a further result of any new laws and regulations or other factors, Crown may also have to curtail or cease certain operations, which could diminish Crown’s productivity and materially and adversely impact Crown’s results of operations, including profits.

Crown’s ability to execute the Grangemouth Terminal is contingent on obtaining the necessary permits, approvals, licenses and agreements.

The permits, approvals, licenses and agreements required to execute the Grangemouth Terminal begin on page 239. Permit applications have yet to be submitted. The outcome of those applications, including terms/ conditions which might be imposed, will depend on the design and location of the FSRU, which have not been finalized, and the outcome of environmental surveys. Environmental impact assessment and Habitats Regulation assessments may be required, which would involve comprehensive environmental surveys, increasing the duration of the consenting process. Real estate/ property and other agreements also require to be entered into with various public bodies, commercial organizations and/ or private landowners.

Crown’s business and financial performance relating to the Kakinada and Grangemouth Projects are dependent on various legal rights and options that Crown has under agreements with KGLNG and GBTron, including the Exclusivity Agreements, the KGLNG Future Payment Right, KGLNG Option, and the GBTron Option. If such rights are impaired, Crown’s business and financial performance may be adversely affected.

Crown’s rights to develop the Kakinada terminal derive from its Exclusivity Agreement dated June 3, 2020 and amended on August 3, 2023 with EAST, which holds the license with the MOEF and is the legal party to all permits, approvals and licenses associated with the Kakinada terminal. Under the KGLNG Agreement dated August 3, 2023, Crown also holds the right to receive an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals $3.266 billion, and an option to purchase all shares of KGLNG at an exercise price of $60 million.

Crown’s rights to develop the Grangemouth terminal derive from its Exclusivity Agreement dated August 27, 2020 and amended on August 3, 2023 with GBTron, which provides Crown with the exclusive right to develop, build, own and operate a FSRU located near Grangemouth Port in the Firth of Forth and to provide storage and re-gasification services to GBTRON for its planned CCGT project and other potential customers. Under the GBTron Agreement dated August 3, 2023, Crown also holds an option to purchase all shares of a NewCo which will own certain rights, obligations and assets in connection with development of the Grangemouth Project, at an exercise price of $25 million.

If any of Crown’s legal rights under these agreements are adversely affected or terminated for any reason whatsoever, Crown’s business and financial performance may be materially impacted. For example, under the terms of the KGLNG Agreement, if first gas for the Kakinada project is not achieved by January 1, 2030 for any reason whatsoever, the KGLNG Future Payment Right can be terminated, which may significantly affect the economic benefits Crown expects to receive from the Kakinada terminal. If the KLNG Option or the GBTron Option is not exercised or is unable to be exercised for any reason whatsoever, Crown will not have direct ownership over the permits, approvals, licenses, and rights for the Kakinada and Grangemouth projects, and will continue to rely on its legal rights under the respective Exclusivity Agreements.

Any expansion of Crown’s business activities through mergers, acquisition, joint ventures, or strategic alliances may be affected by antitrust laws in one or more jurisdictions, access to capital resources, and the costs and difficulties of integrating future acquired businesses and technologies, which could impede its future growth and adversely affect its competitiveness.

Crown may seek to achieve its growth objectives by (i) optimizing its offerings to meet the needs of its customers through organic development, (ii) through acquisitions, joint ventures, investments and dispositions, and (iii) through implementing its transformational strategy in connection with the Business Combination. If Crown is unable to successfully execute on its strategies to achieve its growth objectives or drive operational efficiencies, or if Crown experiences higher than expected operating costs that cannot be adjusted accordingly, its growth rates and profitability could be adversely affected. Acquisitions have not historically been a significant part of its growth strategy; however, going forward, Crown expects to evaluate and, where appropriate, opportunistically undertake acquisitions. To the extent Crown seeks to grow its business through acquisitions, it may not be able to successfully identify attractive acquisition opportunities or make acquisitions on terms that are satisfactory to its business from a commercial perspective. In addition, competition for acquisitions in the markets in which it operates during recent years has increased, which may increase costs of acquisitions or cause it to refrain from making certain acquisitions. Crown may also be subject to increasing regulatory scrutiny from competition and antitrust authorities in connection with acquisitions. Achieving the expected returns and synergies from existing and future acquisitions will depend in part upon its ability to develop and construct the terminals in its liquefaction projects in an efficient and effective manner. There can be no assurances that Crown will be able to do so, or that its acquired businesses will perform at anticipated levels or that it will be able to obtain these synergies. Management resources may also be diverted from operating its existing business to certain acquisition integration challenges. If Crown is unable to successfully integrate acquired businesses, its anticipated revenues and profits may be lower. Its profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of its existing business.

Crown may also finance future transactions through debt financing, the issuance of its equity securities, the use of existing cash, cash equivalents or investments, or a combination of the foregoing. Acquisitions financed with debt could require Crown to dedicate a substantial portion of its cash flows to principal and interest payments and could subject it to restrictive covenants. Future acquisitions financed with its cash could deplete the cash and working capital available to fund its operations adequately. Difficulty borrowing funds, selling securities, or generating sufficient cash from operations to finance its activities may have a material adverse effect on its results of operations.

Crown may also decide from time to time to dispose of assets that are no longer aligned with its strategic objectives and/or it deems to be non-core. Once a decision to divest has been made, there can be no assurance that a transaction will occur, or if a transaction does occur, there can be no assurance as to the potential value created by the transaction. The process of exploring strategic alternatives or selling a business could negatively impact customer decision-making and cause uncertainty and negatively impact its ability to attract, retain and motivate key employees. In addition, Crown expends costs and management resources to complete divestitures. Any failures or delays in completing divestitures could have an adverse effect on its financial results and on its ability to execute its strategy.

System failures, defects, errors or vulnerabilities in its website, applications, backend systems or other technology systems or those of third-party technology providers could harm Crown’s reputation and adversely affect its business.

If Crown’s critical infrastructure in any of our LNG terminals were to fail, or if Crown were to suffer a technological interruption at any of our LNG terminals, Crown could lose important engineering and technical data, which could harm Crown’s business. Crown’s facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. In the event that Crown’s or any third-party provider’s systems or service abilities are hindered by any of the events discussed above, Crown would be required to identify and devise, invest in, and implement certain technology, business, and other initiatives, which could temporarily or permanently impair Crown’s ability to operate. A decision to close its facilities without adequate notice, or other unanticipated problems, could adversely impact Crown’s business and financial condition. Any of the aforementioned risks may be augmented if Crown’s or any third-party provider’s business continuity and/or disaster recovery plans prove to be inadequate. Crown’s facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that Crown experiences could result in unauthorized access to, misuse of or unauthorized acquisition of Crown’s or Crown’s customers’ data, the loss, corruption or alteration of this data, interruptions in Crown’s operations or damage to Crown’s computer hardware, systems, or those of Crown’s customers. Moreover, negative publicity arising from these types of disruptions could damage Crown’s reputation. Crown may not carry sufficient business interruption insurance to compensate for losses that may occur as a result of any events that cause interruptions in Crown’s business. If Crown is unable to maintain the availability of its critical technology systems and data and safeguard the confidentiality and integrity of its data, this could harm its reputation and compromise its ability to conduct its business.

Crown is subject to economic, political, and other risks of doing business globally and in emerging markets.

Crown is a multi-national business and Crown’s business strategies may involve expanding or developing its business in emerging market regions. Due to the international nature of Crown’s business, Crown is exposed to various risks of international operations, including:

•	adverse trade policies or trade barriers on natural gas; and government regulations;

•	inflation and hyperinflation and adverse economic effects resulting from governmental attempts to control inflation, such as the imposition of wage and price controls and higher interest rates;

•	changes in laws and regulations or its interpretation or enforcement in the countries where Crown operate, such as tax laws;

•	difficulties in enforcing agreements or judgments and collecting receivables in foreign jurisdictions;

•	exchange controls or other currency restrictions and limitations on the movement of funds, such as on the remittance of dividends by subsidiaries;

•	inadequate infrastructure and logistics challenges;

•

sovereign risk and the risk of government intervention, including through expropriation, or regulation of the economy or natural resources, including restrictions on foreign ownership of land or other assets; while Crown may adopt insurance coverage to cover certain risks, this may not be sufficient to cover all of the aforementioned business risks;

•

the requirement to comply with a wide variety of laws and regulations that apply to international operations, including, without limitation, economic sanctions regulations, labor laws, import and export regulations, anti-corruption and anti-bribery laws;

•

challenges in maintaining an effective internal control environment with operations in multiple international locations, including language differences, varying levels of accounting expertise in international locations and multiple financial information systems;

•	changes in a country’s or region’s economic or political condition; and

•	labor disruptions, civil unrest, significant political instability, coup attempts, wars or other armed conflict or acts of terrorism.

Emerging markets are subject to different risks as compared to more developed markets. Operating a business in an emerging market can involve a greater degree of risk than operating a business in more developed markets, including, in some cases, increased political, economic and legal risks. Emerging market governments and judiciaries often exercise broad, unchecked discretion and are susceptible to abuse and corruption. Moreover, financial turmoil in any emerging market country tends to adversely affect the value of investments in all emerging market countries as investors move their money to more stable, developed markets. As has happened in the past, financial problems or an increase in the perceived risks associated with investing in companies in emerging economies could dampen foreign investment and adversely affect the local economy. Generally, investment in emerging markets is only suitable for sophisticated investors who fully appreciate the significance of the risks involved in, and are familiar with, investing in emerging markets.

Crown’s insurance may be insufficient to cover losses that may occur to our terminals or result from our operations.

Crown’s current operations and future projects are subject to the inherent risks associated with LNG, natural gas and other risks, including explosions, pollution, release of toxic substances, fires, seismic events, hurricanes and other adverse weather conditions, acts of aggression or terrorism and other hazards, each of which could result in significant delays in commencement or interruptions of operations or result in damage to or destruction of our facilities and assets or damage to persons and property. Some of the regions in which Crown operate are affected by hurricanes or tropical storms. Crown does not, nor does Crown intend to, maintain insurance against all of these risks and losses, and the business interruption insurance that Crown does carry may not be adequate to pay for the full extent of loss from a covered incident. In particular, Crown does not carry business interruption insurance for hurricanes and other natural disasters. Therefore, the occurrence of one or more significant events not fully insured or indemnified against could create significant liabilities and losses or delays which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Crown may be unable to procure adequate insurance coverage at commercially reasonable rates in the future. For example, environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, insurance against risks of environmental damage or pollution. A significant release of natural gas, marine disasters or natural disasters could result in losses that exceed our insurance coverage, which could harm our business, financial condition and operating results. Any uninsured or underinsured loss could harm our business and financial condition. In addition, our insurance may be voidable by the insurers as a result of certain of our actions.

Crown intends to operate in jurisdictions that have experienced and may in the future experience significant political volatility. Our projects and developments could be negatively impacted by political disruption including risks of delays to our development timelines and delays related to regime change in the jurisdictions in which Crown intends to operate. Crown maintain industry-standard war risk insurance, but Crown does not carry political risk insurance currently. If Crown choose to carry political risk insurance in the future, it may not be adequate to protect us from loss, which may include losses as a result of project delays or losses as a result of business interruption related to a political disruption. Any attempt to recover from loss from political disruption may be time-consuming and expensive, and the outcome may be uncertain.

Changes in the insurance markets attributable to terrorist attacks or political change may also make certain types of insurance more difficult for us to obtain. In addition, the insurance that may be available may be significantly more expensive than our existing coverage.

The ability to develop Crown’s projects may be limited due to conflict, terrorism, war or other political disagreements between gas-producing nations and potential customers, and such disagreements may adversely impact Crown’s business plan.

Conflict, war or other political disagreements between gas producing nations and potential customers could affect Crown’s operations in unpredictable ways, including disruptions of fuel supplies and markets and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, offshore rigs and vessels and communications infrastructures, could be direct targets of, or indirect casualties of, a cyberattack or an act of piracy or terror. The continued threat of terrorism and the impact of military and other government action has led and may lead to further increased volatility in prices for natural gas and could affect the natural gas market or the financial markets that Crown uses.

In late February 2022, Russian military forces commenced a military operation and invasion against Ukraine. The United States, other countries and certain international organizations have imposed broad economic sanctions on Russia and certain Russian individuals, banking entities and corporations as a response and additional sanctions may be imposed in the future. In addition, the recent Hamas’ attack of Israel and the ensuing war has created and is expected to create further global economic consequences. The lengths, impacts and outcomes of both the ongoing war between Russia and Ukraine and the armed conflict between Israel and Hamas are highly unpredictable, and such unpredictability has created uncertainty for financial and commodity markets. While Crown’s projects are still under development, these conflicts elevate the likelihood of supply chain disruptions, heightened volatility in energy prices and negative effects on Crown’s ability to raise additional capital when required and could have a material adverse impact on Crown’s business, financial condition or future results.

Conflicts of this sort, or the threat of conflicts of this sort, may also have an adverse effect on the broader economy. Instability in the financial markets as a result of war, sabotage, piracy, cyberattacks or terrorism could also affect Crown’s ability to raise capital and could also adversely affect the natural gas and power industries and could restrict its future growth. Any resulting economic downturn could adversely affect Crown’s results of operations, impair its ability to raise capital or otherwise adversely impact its ability to realize certain business strategies.

Crown and its customers operate in a politically sensitive environment, and the public perception of fossil fuel derived energy can affect Crown and its customers. Crown’s future growth and success are dependent upon consumers’ willingness to develop natural-gas-fueled power generation facilities.

Crown’s future prospects are dependent upon a certain level of public support for natural gas. While the public perception of natural gas is generally more positive than that of oil, coal or gasoline, there is still substantial opposition to natural gas due to its association with hydraulic fracturing (“fracking”), its non-renewability and its reliance on high energy and water inputs. There is a significant coalition of people advocating against the use of natural gas for power generation and instead advocating for nuclear energy or renewable energy sources such as solar and wind energy. Any adverse public reaction to Crown’s business, including any high-profile incident involving fracking, could directly affect its customers and could indirectly affect Crown’s business. Adverse public reaction could lead to increased regulation or outright prohibition, limitations on the activities of Crown’s customers, more onerous operating requirements or other conditions that could have a material adverse impact on its customers’ and on Crown’s business.

Outbreaks of infectious diseases, such as the outbreak of COVID-19, at one or more of Crown’s facilities could adversely affect its operations.

The COVID-19 pandemic, including the Delta and Omicron variants, has not had a material adverse impact on Crown’s on-going operations. While Crown believes it can continue to mitigate any significant adverse impact to its employees and operations at its critical facilities related to the virus in its current form, the risk of future variants is unknown, and the outbreak of a more potent variant or another infectious disease in the future at one or more of its facilities could adversely affect its business operations.

Risks Related to Crown’s Legal and Regulatory Compliance

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our,” or “Crown” refer to Crown LNG Holding AS prior to the consummation of the Business Combination.

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the design, construction and operation of Crown’s LNG terminals could impede operations and construction and could have a material adverse effect on Crown’s business.

The design, construction, and operation of Crown’s LNG terminals are highly regulated activities. Certain governmental and regulatory approvals and permits, are required in order to construct and operate an LNG terminal. Authorizations obtained from federal and state regulatory agencies contain ongoing conditions that Crown must comply with. Crown intends to maintain full compliance with such conditions; however, failure to comply or Crown’s inability to obtain and maintain existing or newly imposed approvals and permits, filings, which may arise due to factors outside of its control such as a government disruption or shutdown, political opposition, or local community resistance to the siting of LNG facilities due to safety, environmental or security concerns, could impede the operation and construction of its infrastructure. In addition, certain of these governmental permits, approvals, and authorizations are or may be subject to rehearing requests, appeals and other challenges. Further, the probability of reaching FID is set based on achieving key milestones, the most critical of which are the approval of technology and achieving access to a fully licensed and approved project. There is no assurance that Crown will obtain and maintain these governmental permits, approvals, licenses, and authorizations, or that it will be able to obtain them on a timely basis. Any impediment could have a material adverse effect on its business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

There is no assurance that Crown will obtain and maintain the required governmental permits, approvals and authorizations, or that Crown will be able to obtain them on a timely basis. Any impediment could have a material adverse effect on Crown’s business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Existing and future safety, environmental and similar laws and governmental regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions.

Crown operates in multiple countries around the world, each with its own regulatory framework and compliance requirements. Accordingly, Crown’s business may be subject to extensive national, federal, state, provincial and local laws, rules, and regulations applicable to its construction and operation activities relating to, among other things, air quality, water quality, waste management, natural resources and health and safety. Many of these laws and regulations may restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with the construction and operation of Crown’s facilities and require Crown to maintain permits and provide governmental authorities with access to its facilities for inspection and reports related to its compliance. In addition, certain laws and regulations authorize regulators having jurisdiction over the construction and operation of Crown’s LNG terminals, docks, and pipelines to issue regulatory enforcement actions, which may restrict or limit operations or increase compliance or operating costs. Violation of these laws and regulations could lead to substantial liabilities, compliance orders, fines and penalties, difficulty obtaining and maintaining permits from regulatory agencies or to capital expenditures that could have a material adverse effect on Crown’s business, contracts, financial condition, operating results, cash flow, liquidity, and prospects. Certain laws and regulations impose liability, without regard to fault or the lawfulness of the original conduct, for the release of certain types or quantities of hazardous substances into the environment. As a result, Crown could be liable for the costs of cleaning up hazardous substances released into the environment at or from its facilities and for resulting damage to natural resources.

In addition, Crown’s business is also subject to complex and comprehensive regulations in India. For example, upon the expiry of operating licenses in India, operators and contractors are generally required under the terms of relevant licenses or local law to dismantle and remove equipment and generally make good production sites. There can be no assurance that we will not in the future incur decommissioning charges, since local or national governments may require decommissioning to be carried out in circumstances where there is no express obligation to do so, particularly in case of future license renewals. The costs, liabilities and requirements associated with complying with existing and future laws and regulations may also be substantial and time-consuming and may delay the commencement or continuation of our LNG terminal activities. This and any changes to the regulations could require changes to the manner in which we conduct our business and result in an increase in compliance costs, which could have a material adverse effect on our business, financial condition and results of operation.

In 2006, the Petroleum and Natural Gas Regulatory Board Act established the Petroleum and Natural Gas Regulatory Board (the “Regulatory Board”). The Regulatory Board strives to protect the interests of consumers and entities engaged in specific activities relating to petroleum, petroleum products and natural gas and to ensure uninterrupted and adequate supply of petroleum, petroleum products and natural gas in all parts of the country and to promote competitive markets. Crown’s facilities are subjected to the Technical Standards and Specifications including Safety Standards for Liquefied Natural Gas Facilities, approved in 2018 by the Regulatory Board. Section 7(2) of the approved text provides any entity intending to set up LNG facilities shall make available its detailed plan conforming to these regulations to Petroleum and Explosives Safety Organization for their approval prior to seeking registration with the Regulatory Board.

Other future legislation and regulations, such as those relating to the transportation and security of LNG imported to or exported from Crown’s terminals or climate policies of destination countries in relation to its obligations under its material agreements or other national climate change-related policies, could cause additional expenditures, restrictions and delays in its business and to its proposed construction activities, the extent of which cannot be predicted and which may require Crown to limit substantially, delay or cease operations in some circumstances.

Total expenditures related to environmental and similar laws and governmental regulations, including capital expenditures, were immaterial to Crown’s consolidated financial statements for the years ended December 31, 2022 and 2021. Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating or construction costs and restrictions could have a material adverse effect on its business, contracts, financial condition, operating results, cash flow, liquidity, and prospects.

Crown may be subject to new, stricter measures and/or regulatory requirements for the mitigation or reduction of greenhouse gas emissions that could require radical changes to development models if regulations lump natural gas together with other non-renewable energy sources, and such requirements could adversely affect its business, reputation, and operations.

The increasing focus on the harmful impacts of global climate change and repeated scientific warnings about future risks create new challenges for the energy industry and its regulators. The United Nations and several countries have adopted, or are evaluating the adoption of, new measures and/or regulatory requirements for the mitigation or reduction of greenhouse gas emissions in the atmosphere, such as taxes on carbon, raising efficiency standards or adopting cap and trade regimes. Certain mitigation actions could require radical changes to development models, such as the transition from the use of conventional energy sources to the use of renewable energy sources that reduce environmental pollution, contribute to sustainable development and avoid global warming since the greenhouse gas emissions of renewable energy sources are usually very low. While Crown believes that electricity produced using natural gas will be an integral part of the global energy transition, certain regulations may lump natural gas together with other non-renewable energy sources such as oil, coal or gasoline rather than renewable energy sources such as wind or solar energy, and, as such, new regulations may be stricter than anticipated. Crown cannot assure you that new regulations or measures that may be adopted by the U.S. government or foreign governments will not have an adverse effect on its business and its results of operations.

The progress and challenges of the energy transition could have a significant adverse effect on Crown if Crown is unable to keep up with the pace of the global energy transition and allocate its resources effectively.

Pipeline safety and compliance programs and repairs may impose significant costs and liabilities on Crown.

We expect to build and operate a gas pipeline of 19 km between our Kakinada LNG terminal and the onshore landfall point at the Kakinada port. Certain government agencies require pipeline operators to develop management programs to safely operate and maintain pipelines and to comprehensively evaluate certain areas along their pipelines and take additional measures where necessary to protect pipeline segments located in “high or moderate consequence areas” where a leak or rupture could potentially do the most harm. As a pipeline operator, Crown may be required to:

•	perform ongoing assessments of pipeline safety and compliance;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration, and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventative and mitigating actions.

Crown may be required to utilize pipeline integrity management programs that are intended to maintain pipeline integrity. Any repair, remediation, preventative, or mitigating actions may require significant capital and operating expenditures. Should Crown fail to comply with applicable statutes, rules, regulations, and orders, it could be subject to significant penalties and fines.

Additions or changes in tax laws and regulations could potentially affect Crown’s financial results or liquidity.

Crown is subject to various types of tax arising from normal business operations in the jurisdictions in which it operates and transacts business. Any changes to local, domestic, or international tax laws and regulations, or their interpretation and application, including those with retroactive effect, could affect Crown’s tax obligations, profitability and cash flows in the future. In addition, tax rates in the various jurisdictions in which it operates may change significantly due to political or economic factors beyond its control. Crown continuously monitors and assesses proposed tax legislation that could negatively impact its business. While Crown seeks to optimize its tax treatment wherever we do business, we cannot predict how tax laws will change including the treatment of withholding tax on dividends from our project companies up to Crown, and then from Crown to our shareholders.

The Inflation Reduction Act (“IRA”), enacted on August 16, 2022, includes the implementation of a new 15% corporate alternative minimum tax (the “CAMT”) effective in 2023. If Crown expands its business operations to the United States, it will be subject to the IRA and the CAMT. The CAMT imposition may lead to volatility in Crown’s cash tax payment obligations, particularly in periods of significant commodity, currency or financial market variability resulting from potential changes in the fair value of its derivative instruments. CAMT is a novel approach for calculating corporate tax liability. Many unanswered questions remain on how the operative rules for CAMT will be implemented and interpreted in connection with Crown’s business, and any additions or changes in applicable tax laws and regulations could potentially affect Crown’s financial results or liquidity.

Crown is exposed to the risk of inadvertently violating anti-corruption, anti-money laundering, anti-terrorist financing and economic sanctions laws and regulations and other similar laws and regulations and any violations of such laws and regulations could adversely affect Crown by subjecting it to criminal or civil penalties, revocation of its ability to operate in one or more jurisdictions, require significant changes to its business model or otherwise damage its brand and reputation.

Doing business on a worldwide basis requires Crown to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over its operations, which may include the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 (the “U.K. Bribery Act”) and the Norwegian Penal Code of 2005 (the “NPC”), as well as the laws of the countries where it does business. These laws and regulations may restrict its operations, trade practices, investment decisions, and partnering activities. The FCPA, the U.K. Bribery Act and the NPC prohibit Crown and Crown’s officers, directors, employees, and business partners acting on Crown’s behalf, including agents, from corruptly offering, promising, authorizing, or providing anything of value to “foreign officials” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The U.K. Bribery Act and the NPC also prohibit non-governmental “commercial” bribery and accepting bribes. As part of Crown’s business, it deals with governments and state-owned business enterprises, the employees and representatives of which may be considered “foreign officials” for purposes of the FCPA and the U.K. Bribery Act. Crown also is subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring its personnel and representatives into contact with “foreign officials” responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations.

In addition, some of the international locations in which Crown operates lack a developed legal system and have elevated levels of corruption. Crown’s international operations expose it to the risk of violating, or being accused of violating, anti-corruption laws and regulations. Crown’s failure to successfully comply with these laws and regulations may expose it to reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Crown maintains policies and procedures designed to comply with applicable anti-corruption laws and regulations. However, there can be no guarantee that its policies and procedures will effectively prevent violations by its employees or business partners acting on its behalf, including agents, for which it may be held responsible, and any such violation could adversely affect its reputation, business, financial condition, and results of operations.

Unfavorable changes in laws, regulations, and policies in foreign countries in which Crown seeks to develop projects, Crown, Crown’s partners’, or Crown’s project developers’ failures to secure timely government authorizations under laws and regulations or Crown’s failure to comply with such laws and regulations could have a material adverse effect on Crown’s business, financial condition and results of operations.

Compliance with laws and regulations applicable to Crown’s international operations increases its cost of doing business in foreign jurisdictions. Crown may be unable to keep current with changes in foreign government requirements and laws as they change from time to time. Failure to comply with these laws and regulations could have adverse effects on its business. In many foreign countries, it is common for others to engage in business practices that are prohibited by Crown’s internal policies and procedures or by U.S. regulations applicable to Crown. Although Crown has implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of its employees, contractors, partners and third-party service providers will comply with these laws and policies. Violations of laws or key control policies by Crown’s employees, contractors, partners or third-party service providers could result in delays in revenue recognition, financial reporting misstatements, fines, penalties or the prohibition of the importation or exportation of its products and services and could have an adverse effect on Crown’s business, financial condition and results of operations.

Risks Related to PubCo’s Business and Operations Following the Business Combination with Crown

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our,” or “PubCo” refer to Crown LNG Holdings Limited following the consummation of the Business Combination.

There can be no assurance that PubCo will be able to comply with the continued listing standards of either the NYSE or Nasdaq or any other exchange following the Closing of the Business Combination.

In connection with the closing of the Business Combination, we intend to list PubCo Ordinary Shares on either the NYSE or Nasdaq under the symbol “CGBS” and PubCo Warrants on either the NYSE or Nasdaq under the symbol “ .” PubCo’s continued eligibility for listing may depend on the number of Catcha public shares that are redeemed. If, after the Business Combination, either the NYSE or Nasdaq delists PubCo Ordinary Shares from trading on its exchange for failure to meet the listing standards, PubCo and its shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for PubCo’s securities;

•	reduced liquidity for PubCo’s securities;

•

a determination that PubCo Ordinary Shares are a “penny stock” which will require brokers trading in PubCo Ordinary Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for PubCo Ordinary Shares;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of Catcha’s securities or, following the Closing, PubCo’s securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Catcha’s securities prior to the Closing may decline. The market values of Catcha’s securities at the time of the Business Combination may vary significantly from their prices on the date the BCA was executed, the date of this proxy statement/prospectus, or the date on which Catcha’s shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of PubCo’s securities could contribute to the loss of all or part of your investment. Currently, there is no public market for Crown’s Ordinary Shares. Accordingly, the valuation ascribed to PubCo may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for PubCo’s securities develops and continues, the trading price of PubCo’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond PubCo’s control. Any of the factors listed below could have a material adverse effect on your investment in PubCo’s securities and PubCo’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of PubCo’s securities may not recover and may experience a further decline.

Factors affecting the trading price of PubCo’s securities may include:

•	actual or anticipated fluctuations in PubCo’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about PubCo’s operating results;

•	success of competitors;

•	PubCo’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning PubCo or the industry in which Crown operates;

•	operating and share price performance of other companies that investors deem comparable to PubCo;

•	changes in laws and regulations affecting PubCo’s business;

•	PubCo’s ability to meet compliance requirements;

•	commencement of, or involvement in, litigation involving PubCo;

•	changes in PubCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of PubCo Ordinary Shares available for public sale;

•	any major change in the PubCo Board or management;

•	sales of substantial amounts of PubCo Ordinary Shares by PubCo’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of PubCo’s securities irrespective of PubCo’s operating performance. The stock market in general, and NYSE in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of PubCo’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to PubCo could depress PubCo’s share price regardless of PubCo’s business, prospects, financial conditions or results of operations. A decline in the market price of PubCo’s securities also could adversely affect PubCo’s ability to issue additional securities and PubCo’s ability to obtain additional financing in the future.

There will be a substantial number of PubCo Ordinary Shares available for sale in the future that may adversely affect the market price of PubCo Ordinary Shares.

Sales of a substantial number of PubCo Ordinary Shares following the completion of the Business Combination in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of PubCo Ordinary Shares intend to sell PubCo Ordinary Shares, could reduce the market price of PubCo Ordinary Shares.

It is anticipated that, upon completion of the Business Combination, assuming no redemptions and assuming no exercise of any options or warrants to purchase additional PubCo Ordinary Shares and after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting, PubCo will have an aggregate of 70,919,859 PubCo Ordinary Shares issued. PubCo will also have 15,333,333 PubCo Warrants, each of which entitles the holder thereof to purchase one PubCo Ordinary Share.

PubCo intends to file one or more registration statements shortly after the Closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of PubCo Ordinary Shares could decline.

Following the consummation of the Business Combination, PubCo’s only significant asset will be its ownership of Crown, and such ownership may not be sufficient to pay dividends or make distributions or obtain loans to enable PubCo to pay any dividends on its PubCo Ordinary Shares, pay its expenses or satisfy other financial obligations.

Following the consummation of the Business Combination, PubCo will face increased legal, accounting, administrative and other costs and expenses as a public company that Crown does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (“PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require PubCo to carry out activities Crown does not currently conduct. For example, PubCo will adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), PubCo could incur additional costs rectifying those issues, and the existence of those issues could adversely affect PubCo’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with PubCo’s status as a company publicly-traded in the United States and listed on either the NYSE or Nasdaq or as a deemed public company for the purposes of the Jersey Companies Law may make it more difficult to attract and retain qualified persons to serve on PubCo Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require PubCo to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If PubCo fails to maintain effective internal control over financial reporting, the price of PubCo Ordinary Shares may be adversely affected.

PubCo will be required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect PubCo’s public disclosures regarding its business, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in PubCo’s internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in PubCo’s internal control over financial reporting, or disclosure of management’s assessment of PubCo’s internal control over financial reporting, may have an adverse impact on the price of PubCo Ordinary Shares.

Because PubCo is incorporated in Jersey, Channel Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are incorporated under Jersey law. The rights of holders of PubCo Ordinary Shares are governed by Jersey law, including the provisions of the Jersey Companies Law and by the Proposed Charter. These rights differ in certain respects from the rights of shareholders in typical U.S. or Cayman corporations. See “Comparison of Corporate Governance and Shareholder Rights” in this proxy statement/prospectus for a description of the principal differences between the provisions of the Jersey Companies Law applicable to us and the Cayman Islands Companies Act relating to shareholders’ rights and protections.

It may be difficult to enforce a U.S. judgment against PubCo or its directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.

A number of our directors and executive officers are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. See “Description of PubCo’s Securities — Enforcement of Civil Liabilities.” Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

PubCo will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make PubCo Ordinary Shares less attractive to investors, which could have a material and adverse effect on PubCo, including its growth prospects.

Upon consummation of the Business Combination, PubCo will be an “emerging growth company” as defined in the JOBS Act. PubCo will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which PubCo has total annual gross revenue of at least $1.235 billion or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of PubCo’s prior second fiscal quarter, and (ii) the date on which PubCo issued more than $1.0 billion in non-convertible debt during the prior three-year period. PubCo intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that PubCo’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. PubCo has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, PubCo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of PubCo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after PubCo no longer qualifies as an “emerging growth company,” as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and will not be required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, PubCo shareholders may not have access to certain information they deem important. PubCo cannot predict if investors will find PubCo Ordinary Shares less attractive because it relies on these exemptions. If some investors find PubCo Ordinary Shares less attractive as a result, there may be a less active trading market and the share price for PubCo Ordinary Shares may be more volatile.

As a “foreign private issuer” under the rules and regulations of the SEC, PubCo is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain NYSE or Nasdaq requirements applicable to U.S. issuers.

PubCo is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, PubCo is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. PubCo is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, PubCo’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of PubCo’s securities.

PubCo would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of PubCo’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of PubCo’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of PubCo’s assets are located in the United States; or (iii) PubCo’s business is administered principally in the United States. If PubCo loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, PubCo would likely incur substantial costs in fulfilling these additional regulatory requirements and members of PubCo’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Subsequent to Catcha’s completion of the Business Combination, PubCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

Although Catcha has conducted extensive due diligence on Crown, Catcha cannot assure you that this diligence revealed all material issues that may be present in Crown’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Catcha’s business and outside of its control will not later arise. As a result, PubCo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Catcha’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Catcha’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on PubCo’s liquidity, the fact that PubCo reports charges of this nature could contribute to negative market perceptions of PubCo or its securities. In addition, charges of this nature may cause PubCo to violate net worth or other covenants to which PubCo may be subject as a result of PubCo obtaining post-combination debt financing. Accordingly, any of Catcha’s public shareholders who choose to remain PubCo shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by Catcha’s officers or directors of a fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials, relating to the Business Combination contained an actionable material misstatement or material omission.

PubCo Ordinary Shares may or may not pay cash dividends in the foreseeable future, and you may not receive any return on investment unless you sell PubCo Ordinary Shares for a price greater than that which you paid for it.

PubCo may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the PubCo Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the PubCo Board may deem relevant. In addition, the PubCo ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in Catcha Ordinary Shares unless you sell PubCo Ordinary Shares for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information.”

PubCo may amend the terms of the Catcha warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding public warrants.

The Catcha warrants were issued in registered form under the Catcha Warrant Agreement between Continental, as warrant agent, and us. The Catcha Warrant Agreement provides that the terms of the Catcha warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, PubCo may amend the terms of the Catcha warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although PubCo’s ability to amend the terms of the Catcha warrants with the consent of a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Catcha warrants, convert the Catcha warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of a Catcha warrant.

PubCo may redeem your unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your public warrants worthless.

PubCo will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of PubCo Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date PubCo gives notice of redemption. If and when the public warrants become redeemable by PubCo, PubCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants. None of the private placement warrants will be redeemable by PubCo so long as they are held by their initial purchasers or their permitted transferees.

Historical trading prices for the public shares have varied between a low of approximately $9.59 per share on August 26, 2021 to a high of approximately $11.15 per share on October 4, 2023 but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). In the event that PubCo elects to redeem all of the redeemable warrants as described above, PubCo will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by PubCo not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption by posting of the redemption notice to DTC. PubCo is not contractually obligated to notify investors when its warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the warrants for redemption.

PubCo may issue additional PubCo Ordinary Shares upon or after consummation of the Business Combination, which would dilute the interest of the PubCo shareholders.

PubCo may issue additional PubCo Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other convertible securities, in a number of circumstances.

PubCo’s issuance of additional PubCo Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•	Public shareholders’ proportionate ownership interest in PubCo will decrease;

•	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;

•	the relative voting strength of each previously outstanding share of Catcha Ordinary Shares may be diminished; and

•	the market price of PubCo Ordinary Shares may decline.

An active, liquid trading market for PubCo Ordinary Shares and PubCo Warrants may not develop, which may limit your ability to sell PubCo Ordinary Shares and PubCo Warrants.

An active trading market for PubCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained, which would make it difficult for you to sell your PubCo Ordinary Shares or PubCo Warrants at an attractive price or at all. This risk could be exacerbated if there is a high level of redemptions of the Catcha Class A Ordinary Shares in connection with the Closing.

Reports published by analysts, including projections in those reports that differ from PubCo’s actual results, could adversely affect the price and trading volume of its PubCo Ordinary Shares.

Securities research analysts may establish and publish their own periodic projections for PubCo following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. If no analysts commence coverage of us, the market price and volume for PubCo Ordinary Shares could be adversely affected. If any analyst who may cover PubCo were to cease coverage of PubCo or fail to regularly publish reports on it, PubCo could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

PubCo does not have experience operating as a public company subject to U.S. federal securities laws and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.

PubCo does not have experience operating as a public company subject to U.S. federal securities laws. Crown’s officers and directors lack experience in managing a public company subject to U.S. federal securities laws, which makes their ability to comply with applicable laws, rules and regulations uncertain. PubCo’s failure to comply with all applicable laws, rules and regulations could subject PubCo to U.S. regulatory scrutiny or sanction, which could harm its reputation and share price.

Neither PubCo nor Crown has previously been required to prepare or file periodic or other reports with the SEC or to comply with the other requirements of U.S. federal securities laws. They have not previously been required to establish and maintain the disclosure controls and procedures, and internal control over financial reporting applicable to an entity that is a foreign private issuer under U.S. federal securities laws, including the Sarbanes-Oxley Act. PubCo may experience errors, mistakes and lapses in processes and controls, resulting in failure to meet requisite U.S. standards.

As a public company subject to U.S. federal securities laws, PubCo will incur significant legal, accounting, insurance, compliance, and other expenses. Compliance with reporting, internal control over financial reporting and corporate governance obligations may require members of its management and its finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.

If it fails to adequately implement the required governance and control framework, PubCo may fail to comply with the applicable rules or requirements associated with being a public company subject to U.S. federal securities laws. Such failure could result in the loss of investor confidence, could harm PubCo’s reputation, and cause the market price of PubCo Ordinary Shares to decline.

Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner or result in making filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to PubCo’s reputation, business, financial condition, operating results and share price.

PubCo will be a holding company with no business operations of its own and will depend on cash flow from Crown to meet its obligations.

Following the Business Combination, PubCo will be a holding company with no business operations of its own or material assets other than the stock of its subsidiaries. All of its operations will be conducted by its subsidiary, Crown, and Crown’s subsidiaries. As a holding company, PubCo will require dividends and other payments from its subsidiaries to meet cash requirements. The terms of any credit facility may restrict PubCo’s subsidiaries from paying dividends and otherwise transferring cash or other assets to it. If there is an insolvency, liquidation or other reorganization of any of PubCo’s subsidiaries, PubCo shareholders may have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before PubCo, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If Crown is unable to pay dividends or make other payments to PubCo when needed, PubCo will be unable to satisfy its obligations.

The price of the PubCo Ordinary Shares and PubCo Warrants may be volatile.

Upon consummation of the Business Combination, the price of PubCo Ordinary Shares and PubCo Warrants may fluctuate due to a variety of factors, including:

•	changes in the industry in which PubCo and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	the impact of COVID-19 outbreaks on the markets and the broader global economy;

•	actual or anticipated fluctuations in PubCo’s annual or interim operating results;

•	publication of research reports by securities analysts about PubCo or its competitors or its industry;

•	the public’s reaction to PubCo’s press releases, its other public announcements and its filings with the SEC;

•	PubCo’s failure or the failure of its competitors to meet analysts’ projections or guidance that PubCo or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	failure to comply with laws or regulations, including the Sarbanes-Oxley Act, or failure to comply with the requirements of the relevant U.S. stock exchange;

•	actual, potential or perceived control, accounting or reporting problems;

•	commencement of, or involvement in, litigation involving PubCo;

•	changes in PubCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of PubCo’s capital stock available for public sale;

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, sanctions, export controls, social, political and economic risks and epidemics and pandemics (including ongoing COVID-19 outbreaks), acts of war or terrorism; and

•	the other factors described in this “Risk Factors” section.

These market and industry factors may materially reduce the market price of PubCo Ordinary Shares and PubCo Warrants regardless of the operating performance of PubCo.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of PubCo Ordinary Shares to drop significantly, even if PubCo’s business is doing well.

Sales of a substantial number of PubCo Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of PubCo Ordinary Shares.

We may be required to file one or more registration statements prior to or shortly after the Closing to provide for the resale of certain restricted shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of PubCo Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

A U.S. stock exchange may not list PubCo’s securities on its exchange, which could limit investors’ ability to make transactions in PubCo’s securities and subject PubCo to additional trading restrictions. If PubCo’s securities are accepted for listing on an exchange, PubCo may fail to satisfy continued listing requirements, resulting in the delisting of such securities.

PubCo intends to apply to have its securities listed on a U.S. stock exchange upon consummation of the Business Combination. PubCo will be required to demonstrate compliance with such stock exchange’s listing requirements. We cannot assure you that PubCo will be able to meet all listing requirements. Even if PubCo’s securities are listed on a U.S. stock exchange, PubCo may be unable to maintain the listing of its securities in the future.

If PubCo fails to meet the listing requirements and such stock exchange does not list its securities on its exchange, PubCo and Catcha would not be required to consummate the Business Combination. In the event that PubCo elected to waive this condition, the Business Combination may be consummated without PubCo’s securities being listed on any national securities exchange. In addition, if PubCo’s securities are listed on an exchange, PubCo could fail to satisfy continued listing requirements, resulting in the delisting of such securities. Failure of PubCo’s securities to become listed or continued to be listed on a national securities exchange would result in significant material adverse consequences, including:

•	a limited availability of market quotations for PubCo’s securities;

•	reduced liquidity for PubCo’s securities;

•

a determination that PubCo Ordinary Shares are a “penny stock” which will require brokers trading in the PubCo Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for PubCo’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.”

If PubCo’s securities are not listed on a U.S. stock exchange, such securities would not qualify as covered securities and PubCo would be subject to regulation in each state in which it offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

There may be less publicly available information concerning PubCo than there is for issuers that are not foreign private issuers because it is anticipated that PubCo will be considered a foreign private issuer and will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than issuers that are not foreign private issuers and PubCo, as a foreign private issuer, will be permitted to follow home country practice in lieu of the listing requirements of a U.S. stock exchange, subject to certain exceptions.

A foreign private issuer under the Exchange Act is exempt from certain rules under the Exchange Act, and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. It is anticipated that PubCo will be exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act. The PubCo Board and PubCo’s officers and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. PubCo will not be required to file financial statements prepared in accordance with or reconciled to GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. The PubCo is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information. Accordingly, there may be less publicly available information concerning PubCo than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies.

In addition, certain information may be provided by PubCo in accordance with Jersey law, which may differ in substance or timing from such disclosure requirements under the Exchange Act. As a foreign private issuer, PubCo will be subject to less stringent corporate governance requirements under most U.S. stock exchanges’ rules. Subject to certain exceptions, the rules of most U.S. stock exchanges permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of such U.S. stock exchanges including, for example, certain internal controls as well as board, committee and director independence requirements. If PubCo determines to follow Irish corporate governance practices in lieu of such U.S. stock exchange’s corporate governance standards, PubCo will disclose each of such U.S. stock exchange’s rules that PubCo does not intend to follow and describe the Irish practice that PubCo will follow in lieu thereof.

PubCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject PubCo to GAAP reporting requirements which may be difficult for it to comply with.

As a “foreign private issuer,” PubCo would not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter.

In the future, PubCo could lose its foreign private issuer status if a majority of its Ordinary Shares are held by residents in the U.S. and it fails to meet any one of the additional “business contacts” requirements. Although PubCo intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, PubCo’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to PubCo under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If PubCo is not a foreign private issuer, PubCo will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, PubCo would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. PubCo also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, PubCo may lose its ability to rely upon exemptions from certain corporate governance requirements of the U.S. stock exchange that it will list upon that are available to foreign private issuers. For example, most U.S. stock exchanges’ corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. As a foreign private issuer, PubCo would be permitted to follow home country practice in lieu of the above requirements. As long as PubCo relies on the foreign private issuer exemption to certain of such stock exchanges’ corporate governance standards, a majority of the directors on the PubCo Board are not required to be independent directors, its compensation committee is not required to be comprised entirely of independent directors, and it will not be required to have a nominating committee. Also, PubCo would be required to change its basis of accounting from IFRS as issued by the IASB to GAAP, which may be difficult and costly for it to comply with. If PubCo loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, PubCo may have to de-list from such stock exchange and could be subject to investigation by the SEC, such stock exchange and other regulators, among other materially adverse consequences.

Risks Related to PubCo Being Governed by Jersey Law

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our,” or “PubCo” refer to Crown LNG Holdings Limited following the consummation of the Business Combination.

Catcha’s shareholders will have their rights as shareholders governed by Jersey law and PubCo’s organizational documents.

As a result of the completion of the Business Combination, Catcha’s shareholders may become PubCo shareholders by holding Ordinary Shares listed on either the NYSE or Nasdaq, and their rights as shareholders will be governed by Jersey law, including the provisions of the Jersey Companies Law, and PubCo’s organizational documents (as amended from time to time) following the Business Combination. As a result, there will be differences between the rights currently enjoyed by Catcha’s shareholders and the rights of those shareholders who become PubCo shareholders following the Business Combination. See the section titled “Comparison of Shareholder Rights.”

The rights of PubCo shareholders may differ from the rights typically offered to shareholders of a Cayman Islands exempted company and these differences may make PubCo’s securities less attractive to investors.

At the Effective Time, PubCo is intended to be a deemed public limited company incorporated under the laws of Jersey. The rights of holders of PubCo Ordinary Shares are governed by Jersey law, including the provisions of the Jersey Companies Law, and by the PubCo organizational documents (as amended from time to time). These rights differ in certain respects from the rights of shareholders in typical U.S. corporations, and these differences may make PubCo Ordinary Shares less attractive to investors.

The U.K. City Code on Takeovers and Mergers, or the “Takeover Code,” applies, among other things, to an offer for a public limited company whose registered office is in the U.K. (or the Channel Islands or the Isle of Man) and whose securities are not admitted to trading on a regulated market in the U.K. (or the Channel Islands or the Isle of Man) if the company is considered by the Panel on Takeovers and Mergers, or the “Takeover Panel,” to have its place of central management and control in the U.K. (or the Channel Islands or the Isle of Man). This is known as the “residency test.” The test for central management and control under the Takeover Code is different from that used by the U.K. tax authorities and the Takeover Panel will consider the structure of the board, the functions of the directors and where they are resident.

Because PubCo is a deemed public company pursuant to the provisions of the Jersey Companies Law, PubCo envisages that the Takeover Code will not apply to an offer for it at this time. However, this may subsequently change if other conditions regarding the applicability of the Takeover Code are met or the interpretation and application of the Takeover Code by the Takeover Panel changes (including changes to the way in which the Takeover Panel assesses the application of the Takeover Code to English/Jersey companies whose shares are listed outside of the U.K., the Channel Islands or the Isle of Man. Therefore, the Takeover Code might apply to PubCo in the future.

If at the time of a takeover offer PubCo is subject to the Takeover Code, PubCo will be subject to a number of rules and restrictions, including but not limited to the following: (i) PubCo’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) PubCo might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) PubCo would be obliged to provide equality of information to all bona fide competing bidders. Additionally, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person: (a) acquires an interest in PubCo Ordinary Shares which, when taken together with shares in which such person or persons acting in concert with such person are interested, carries 30% or more of the voting rights of PubCo Ordinary Shares; or (b) who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the outstanding PubCo Ordinary Shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Under the Jersey Companies Law, regardless of whether PubCo is subject to the Takeover Code, an offeror for PubCo that has acquired 9/10ths in number of the shares to which the offer relates may exercise statutory squeeze-out rights to compulsorily acquire the shares of the non-assenting minority. However, if an offer for PubCo is conducted by way of a court sanctioned scheme of arrangement, the threshold for the offeror obtaining 100% of PubCo Ordinary Shares to which the scheme relates comprises two components: (i) approval by a majority in number of each class of PubCo shareholders present and voting at the shareholder meeting; and (ii) approval of PubCo shareholders representing 75% or more of the voting rights of each class of PubCo shareholders present and voting at that meeting. In addition, a takeover of PubCo could be effected by way of a merger under the Jersey Companies Law which would require a merger agreement which must also be approved by a Special Resolution of the PubCo shareholders.

Risks Related to Catcha and the Business Combination

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our,” or “Catcha” refer to Catcha Investment Corp prior to the consummation of the Business Combination.

Notwithstanding that Catcha is seeking shareholder approval of the Business Combination, the Sponsor has agreed to vote all its Catcha Class B Ordinary Shares in favor of each of the proposals being presented at the extraordinary general meeting, regardless of how our public shareholders vote.

Catcha’s Sponsor owned, on an as-converted basis, 20% of the outstanding Catcha ordinary shares immediately following the completion of Catcha’s initial public offering. On February 14, 2023, Catcha held an extraordinary general meeting of shareholders, where the shareholders approved a proposal to amend its investment management trust agreement, dated as of February 11, 2021, by and between Catcha and Continental, to extend the date by which Catcha has to consummate a business combination from February 17, 2023 to February 17, 2024 (or such earlier date as determined by the Catcha Board). In connection with the vote, the holders of 27,785,141 Catcha Class A Ordinary Shares properly exercised their right to redeem their shares. Accordingly, Catcha’s Sponsor currently owns, on an as-converted basis, approximately 77.2% of the outstanding Catcha Ordinary Shares. Catcha’s Sponsor also may from time to time purchase Catcha Class A Ordinary Shares prior to the Business Combination to the extent permitted in compliance with the tender offer rules and other Exchange Act requirements. Catcha’s Existing Governing Documents provide that, if Catcha seeks shareholder approval, Catcha will complete the Business Combination only if it obtains the approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the general meeting of the company and entitled to vote on such matter. In addition, the approval of the Merger Proposal and the M&A Amendment and Restatement Proposal each requires a special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the general meeting and entitled to vote on such matter. Accordingly, the agreement by the Sponsor to vote in favor of each of the proposals being presented at the extraordinary general meeting will increase the likelihood that Catcha will receive the requisite shareholder approval for the Business Combination.

If the Business Combination is not approved, then the shares and warrants that are beneficially owned by Catcha’s current directors, executive officers and the Sponsor will be worthless and the expenses incurred by such persons may not be reimbursed or repaid. Such interests may have influenced their decision to approve the Business Combination with Crown.

In connection with Catcha’s initial public offering, Catcha’s Sponsor paid $25,000, or approximately $0.003 per share for an aggregate of 7,500,000 Catcha Class B Ordinary Shares. Prior to the initial investment in Catcha of $25,000 by the Sponsor, Catcha had no assets, tangible or intangible. The per share price of the founder shares was determined by dividing the amount contributed to the company by the number of founder shares issued. The founder shares will be worthless if we do not complete the Business Combination. In addition, simultaneously with the closing of Catcha’s initial public offering, Catcha’s Sponsor also purchased an aggregate of 5,333,333 private placement warrants at a price of $1.50 per warrant, generating gross proceeds to Catcha of $8,000,000, each exercisable to purchase one Catcha Class A Ordinary Share at $11.50 per share, subject to adjustment. If we do not consummate the Business Combination by February 17, 2024 and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, the private placement warrants will expire worthless. The personal and financial interests of our executive officers and directors may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. This risk may become more acute as February 17, 2024 nears, which is the deadline for our consummation of the Business Combination unless the Extension Amendment is approved at Catcha’s 2024 Extension Meeting and the deadline is extended.

The value of the shares held by Catcha’s Sponsor following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of PubCo Ordinary Shares at such time is substantially less than $10.00 per share.

The Sponsor has invested in us an aggregate of $8,025,000, comprised of the $25,000 purchase price for the founder shares and the $8,000,000 purchase price for the private placement warrants apart from expenses. Assuming a trading price of $10.00 per share and $1.50 per warrant upon consummation of the Business Combination, the 7,500,000 founder shares and 5,333,333 private placement warrants would have an aggregate implied value of $83 million. Even if the trading price of Catcha Class A Ordinary Shares was as low as approximately $1.07 per share, the value of the founder shares, excluding the private placement warrants, would be equal to such parties’ initial investment in us. As a result, such parties are likely to be able to recoup their investment in us and make a substantial profit on that investment, even if the PubCo Ordinary Shares lose significant value. Accordingly, the Sponsor and members of Catcha’s management may have an economic incentive that differs from that of the Catcha public shareholders to pursue and consummate the Business Combination, even if the Business Combination were with a riskier or less-established target business. Further, the Sponsor, officers and directors and their affiliates can earn a positive rate of return on their overall investment in Catcha and Crown after the Business Combination, even if other holders of Catcha Class A Ordinary Shares experience a negative rate of return, due to having purchased the founder shares for $25,000 or approximately $0.003 per share. Accordingly, you should consider the financial incentive of such parties to complete the Business Combination when evaluating whether to redeem your shares prior to or in connection with the Business Combination.

The ability of shareholders to exercise redemption rights with respect to a large number of outstanding shares of Catcha Class A Ordinary Shares could increase the probability that the Business Combination would be unsuccessful and that shareholders would have to wait for liquidation to redeem their public shares.

At the time Catcha entered into the Business Combination Agreement, it did not know how many shareholders would ultimately exercise their redemption rights, and therefore, it structured the Business Combination based on its expectations as to the number of public shares that will be submitted for redemption. If a larger number of public shares are submitted for redemption than it initially expected, this could lead to a failure to consummate the Business Combination, a failure to maintain the listing of its securities on NYSE

American or another national securities or a lack of liquidity, which could impair PubCo’s ability to fund its operations and adversely affect its business, financial condition and results of operations.

During the period from the signing of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement and the Closing, PubCo may enter into potential PIPE financings or additional permitted financing with potential investors in order to satisfy certain Closing conditions. As of the date of this proxy statement/prospectus, no potential financings have been entered into. There is no assurance that PubCo will be able to enter into any potential PIPE financing or additional permitted financing. If the amount in the Trust Account, after giving effect to redemptions of Catcha’s public shares, plus amounts raised from any potential PIPE financings or additional permitted financing, if any, are not sufficient to meet such conditions, unless this condition is waived by Crown, Catcha will not be able to consummate the Business Combination.

Catcha’s Sponsor is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced its decision to approve the Business Combination with Crown.

If the Business Combination or another business combination is not consummated by Catcha on or before February 17, 2024 (or such earlier date as determined by the Catcha Board), and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, the Sponsor, an affiliate of current officers and directors of Catcha, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors, service providers or other entities that are owed money by Catcha for services rendered or contracted for or for products sold to Catcha, but only if such a vendor or target business has not executed a waiver agreement. If Catcha consummates a business combination, on the other hand, Catcha will be liable for all such claims. Catcha has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to Catcha.

These obligations of the Sponsor may have influenced the Catcha Board’s decision to pursue the Business Combination with Crown or Catcha’s Board’ decision to approve the Business Combination. In considering the recommendations of the Catcha Board to vote for the Business Combination Proposal and other proposals, shareholder should consider these interests. See the section of this proxy statement/prospectus titled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination.”

If Catcha is unable to complete the Business Combination with Crown or another business combination by February 17, 2024, and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, then Catcha will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding public shares, and dissolving and liquidating. In such event, third parties may bring claims against Catcha and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by shareholders could be less than $10.00 per share.

Catcha may not be able to complete the Business Combination with Crown or another business combination by February 17, 2024 and the Extension Amendment may not be approved at Catcha’s 2024 Extension Meeting. Catcha’s ability to complete the Business Combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. If Catcha has not consummated an initial business combination within such applicable time period, Catcha will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our

Board, liquidate and dissolve, subject, in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Catcha’s Existing Governing Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, our public shareholders may receive only $10.00 per public share, or less than $10.00 per public share, on the redemption of their shares, and our warrants will expire worthless.

Catcha’s shareholders may be held liable for claims by third parties against Catcha to the extent of distributions received by them.

If Catcha is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by Catcha’s shareholders. Furthermore, Catcha’s directors may be viewed as having breached their fiduciary duties to Catcha or its creditors and/or may have acted in bad faith, thereby exposing themselves and Catcha to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against Catcha for these reasons. Catcha and its officers and directors who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable for a fine of $18,293 and imprisonment for five years in the Cayman Islands.

Catcha may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

Catcha has agreed to indemnify its directors and officers to the fullest extent permitted by law. However, Catcha’s directors and officers have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by Catcha only if (1) Catcha has sufficient funds outside of the Trust Account or (2) Catcha consummates an initial business combination. Catcha’s obligation to indemnify its directors and officers may discourage shareholders from bringing a lawsuit against its directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Catcha’s directors and officers, even though such an action, if successful, might otherwise benefit Catcha and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent Catcha pays the costs of settlement and damage awards against its directors and officers pursuant to these indemnification provisions.

Changes to laws or regulations or in how such laws or regulations are interpreted or applied, or a failure to comply with any laws, regulations, interpretations or applications, may adversely affect Catcha’s business, including its ability to negotiate and complete a Business Combination.

Catcha is subject to the laws and regulations, and interpretations and applications of such laws and regulations, of national, regional, state and local governments and applicable non-U.S. jurisdictions. In particular, Catcha is required to comply with certain SEC and potentially other legal and regulatory requirements, and its consummation of a Business Combination may be contingent upon its ability to comply with certain laws, regulations, interpretations and applications and any post-business combination company may be subject to additional laws, regulations, interpretations and applications. For example, the SEC has, recently adopted certain rules and proposed other rules and may, in the future adopt additional rules, which may have a material effect on its activities and ability to consummate a Business Combination. See “— Certain of the procedures that Catcha, a potential business combination target, or others may determine to undertake in connection with proposed rules recently issued by the SEC may increase the costs and the time needed to complete a Business Combination and may constrain the circumstances under which Catcha could complete a Business Combination.” Compliance with, and monitoring of, the foregoing may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on its business, including its ability to negotiate and complete a Business Combination.

Certain of the procedures that Catcha, a potential business combination target, or others may determine to undertake in connection with rules recently issued by the SEC may increase the costs and the time needed to complete a Business Combination and may constrain the circumstances under which Catcha could complete a Business Combination.

On January 24, 2024, the SEC adopted rules (the “SPAC Rules”) relating, among other things, to disclosures in SEC filings in connection with Business Combination transactions between special purpose acquisition companies (“SPACs”) such as Catcha and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and the potential liability of certain participants in proposed business combination transactions. The SPAC Rules may increase the costs and time of negotiating and completing a Business Combination, and may constrain the circumstances under which Catcha could complete a Business Combination. The need for compliance with the SPAC Rules may cause Catcha to liquidate the funds in the Trust Account or liquidate itself at an earlier time than it might otherwise choose. If Catcha were to liquidate, its warrants and rights would expire worthless, and its securityholders would lose the investment opportunity associated with an investment in PubCo, including any potential price appreciation of its securities.

Catcha has identified a material weakness in its internal control over financial reporting as of December 31, 2022. If it is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results, which may adversely affect investor confidence in Catcha and materially and adversely affect its business and operating results.

Catcha’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described in Catcha’s annual report for fiscal year ended December 31, 2022, our disclosure controls and procedures were not effective as of December 31, 2022, due to the material weakness in our internal control over financial reporting related to accounting for complex financial instruments. In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our audited financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Any failure to maintain such internal control could adversely impact our ability to report our financial position and results of operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our Catcha Ordinary Shares listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

As a result of such material weakness, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete the Business Combination.

Unlike some other similarly structured blank check companies, Catcha’s Sponsor will receive additional Catcha Class A Ordinary Shares if we issue shares to consummate the Business Combination.

The founder shares will automatically convert into Catcha Class A Ordinary Shares (which such Catcha Class A Ordinary Shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if we do not consummate the Business Combination) at the time of the Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Catcha Class A Ordinary Shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Catcha Ordinary Shares issued and outstanding upon the completion of our initial public offering, plus (ii) the total number of Catcha Class A Ordinary Shares issued, deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by Catcha in connection with or in relation to the consummation of the Business Combination, excluding any Catcha Class A Ordinary Shares or equity-linked securities exercisable for or convertible into Catcha Class A Ordinary Shares issued, deemed issued or to be issued to any seller in the Business Combination and any private placement warrants issued to the Sponsor, its affiliates or any members of Catcha’s management team upon conversion of working capital loans, unless the holders of a majority of the then-outstanding Catcha Class B Ordinary Shares agree to waive such adjustment with respect to such issuance or deemed issuance at the time thereof. In no event will the Catcha Class B Ordinary Shares convert into Catcha Class A Ordinary Shares at a rate of less than one-to-one. This is different than some other similarly structured blank check companies in which initial shareholders will only be issued an aggregate of 20% of the total number of shares to be outstanding prior to the initial business combination.

Catcha’s Sponsor controls a substantial interest in Catcha and thus may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support.

On February 14, 2023, we held an extraordinary general meeting of shareholders, where the shareholders approved a proposal to amend our investment management trust agreement, dated as of February 11, 2021, by and between us and Continental, to extend the date by which we have to consummate a business combination from February 17, 2023 to February 17, 2024 or such earlier date as determined by the Catcha Board. In connection with the vote, the holders of 27,785,141 Catcha Class A Ordinary Shares properly exercised their right to redeem their shares. Accordingly, the Sponsor currently owns, on an as-converted basis, approximately 77.2% of our outstanding Catcha Ordinary Shares. As a result, they may exert a substantial influence on actions requiring a shareholder vote, potentially in a manner that you do not support, including amendments to our Existing Governing Documents. If Catcha’s Sponsor purchases any additional Catcha Class A Ordinary Shares in the aftermarket or in privately negotiated transactions, this would increase its control. Neither our Sponsor nor, to our knowledge, any of our officers or directors, have any current intention to purchase additional securities, other than as disclosed herein. Factors that would be considered in making such additional purchases would include consideration of the current trading price of Catcha Class A Ordinary Shares. In addition, our Board, whose members were elected by our Sponsor, is divided into three classes, each of which generally serves for a term of three years with only one class of directors being appointed in each year. We may not hold an annual general meeting to appoint new directors prior to the completion of our initial business combination, in which case all of the current directors will continue in office until at least the completion of the Business Combination. If there is an annual general meeting, as a consequence of our “staggered” board, only a minority of the Catcha Board will be considered for election and our Sponsor, because of its ownership position, will control the outcome, as only holders of our Catcha Class B Ordinary Shares have the right to vote on the appointment of directors and to remove directors prior to our initial business combination. Accordingly, our Sponsor will continue to exert control at least until the completion of our initial business combination. In addition, we have agreed not to enter into a definitive agreement regarding an initial business combination without the prior consent of our Sponsor.

You will not be entitled to protections normally afforded to investors of many other blank check companies.

Since the net proceeds of our initial public offering and the sale of the private placement warrants are intended to be used to complete an initial business combination with a target business, Catcha may be deemed to be a “blank check” company under the U.S. securities laws. However, because we have net tangible assets in excess of $5,000,001 upon the completion of our initial public offering and the sale of the private placement warrants and we filed a Current Report on Form 8-K, including an audited balance sheet demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors in blank check companies, such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Among other things, this means that since our units were immediately tradable, we have a longer period of time to complete our initial business combination than do companies subject to Rule 419. Moreover, if our initial public offering were subject to Rule 419, that rule would have prohibited the release of any interest earned on funds held in the Trust Account to us unless and until the funds in the Trust Account were released to us in connection with our completion of an initial business combination.

Catcha is not required to obtain and has not obtained an opinion from an investment banking firm or another independent entity, and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our shareholders from a financial point of view.

Unless we complete our initial business combination with an affiliated entity, we are not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or another independent entity that commonly renders valuation opinions that the price we are paying is fair to our shareholders from a financial point of view. Because we have not obtained such an opinion, our shareholders will be relying on the judgment of our Board, who will determine fair market value based on standards generally accepted by the financial community. Such standards used are disclosed in this proxy statement/prospectus.

Catcha may issue additional Catcha Class A Ordinary Shares or preference shares to complete our initial business combination or under an employee incentive plan after the completion of our initial business combination. We may also issue Catcha Class A Ordinary Shares upon the conversion of the founder shares at a ratio greater than one-to-one at the time of our initial business combination as a result of the anti-dilution provisions contained in our Existing Governing Documents. Any such issuances would dilute the interest of our shareholders and likely present other risks.

Catcha’s Existing Governing Documents authorize the issuance of up to 500,000,000 Catcha Ordinary Shares, par value $0.0001 per share, 50,000,000 Catcha Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share. As of June 30, 2023, there are 497,785,141 and 42,500,000 authorized but unissued shares of Catcha Class A Ordinary Shares and Catcha Class B Ordinary Shares, which amount does not take into account shares reserved for issuance upon exercise of outstanding warrants or shares issuable upon conversion of the Catcha Class B Ordinary Shares, if any. The Catcha Class B Ordinary Shares will automatically convert into Catcha Class A Ordinary Shares (which such Catcha Class A Ordinary Shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if we do not consummate the Business Combination) at the time of the Business Combination or earlier at the option of the holders thereof as described herein and in our Existing Governing Documents. There are no preference shares issued and outstanding.

We may issue a substantial number of additional Catcha Class A Ordinary Shares or preference shares to complete our initial business combination or under an employee incentive plan after the completion of our initial business combination. We may also issue Catcha Class A Ordinary Shares in connection with redeeming the warrants or upon conversion of the Catcha Class B Ordinary Shares at a ratio greater than one-to-one at the time of our initial business combination as a result of the anti-dilution provisions as set forth herein. However, our Existing Governing Documents provide, among other things, that prior to or in connection with our initial business combination, we may not issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination or on any other proposal presented to shareholders prior to or in connection with the completion of an initial business combination. These provisions of our Existing Governing Documents, like all provisions of our Existing Governing Documents, may be amended with a shareholder vote. The issuance of additional ordinary or preference shares:

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may significantly dilute the equity interest of investors in our initial public offering, which dilution would increase if the anti-dilution provisions in the Catcha Class B Ordinary Shares resulted in the issuance of Catcha Class A Ordinary Shares on a greater than one-to-one basis upon conversion of the Catcha Class B Ordinary Shares;

•	may subordinate the rights of holders of Catcha Class A Ordinary Shares if preference shares are issued with rights senior to those afforded our Catcha Class A Ordinary Shares;

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could cause a change in control if a substantial number of Catcha Class A Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

•	may adversely affect prevailing market prices for our units, Catcha Class A Ordinary Shares and/or warrants; and

•	may not result in adjustment to the exercise price of our warrants.

Catcha may issue our shares to investors in connection with its initial business combination at a price which is less than the prevailing market price of our shares at that time.

In connection with our initial business combination, we may issue shares to investors in any PIPE financing at a price of $10.00 per share. A purpose of such issuances may be to enable us to provide sufficient liquidity to the post-business combination entity. The price of the shares we issue may therefore be less, and potentially significantly less, than the market price for our shares at such time.

Catcha may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our shareholders’ investment in us.

Although we have no commitments as of the date of this proxy statement/prospectus to issue any notes or other debt securities, or to otherwise incur outstanding debt following our initial public offering, we may choose to incur substantial debt to complete our initial business combination. We and our officers and directors have agreed that we will not incur any indebtedness unless we have obtained from the lender a waiver of any right, title, interest, or claim of any kind in or to the monies held in the Trust Account. As such, no issuance of debt will affect the per-share amount available for redemption from the Trust Account. Nevertheless, the incurrence of debt could have a variety of negative effects, including:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

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acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on our Catcha Class A Ordinary Shares;

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using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Catcha Class A Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

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limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Catcha has entered into a Business Combination Agreement for a Business Combination with a single business, which will cause us to be solely dependent on a single business that may have a limited number of products or services. This lack of diversification may negatively impact our operations and profitability.

The net proceeds from our initial public offering and the sale of the private placement warrants provided us $300,000,000 to use to complete our initial business combination. In connection with the vote to approve the Replacement Governing Documents, the holders of 27,785,141 Catcha Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643.31. As of September 30, 2023, we had cash in the Trust Account of approximately $24.3 million.

We intend to effectuate the Business Combination with a single-target business. We will not be able to effectuate our initial business combination with more than one target business because of various factors, including restrictions in the Business Combination Agreement, our lack of available funds to pursue multiple acquisitions, the existence of complex accounting issues and the requirement that we prepare and file pro forma financial statements with the SEC that present operating results and the financial condition of several target businesses as if they had been operated on a combined basis. By completing our initial business combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive, and regulatory developments. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities that may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success will be:

•	solely dependent upon the performance of a single business, property or asset; or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our initial business combination.

Catcha is attempting to complete our initial business combination with a private company about which little information is available, which may result in a business combination with a company that is not as profitable as we suspected, if at all.

In pursuing our acquisition strategy, we seek to effectuate our initial business combination with a privately held company. Very little public information generally exists about private companies, and we could be required to make our decision on whether to pursue a potential initial business combination on the basis of limited information, which may result in a business combination with a company that is not as profitable as we suspected, if at all.

If Catcha is deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination.

If Catcha is deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities,

each of which may make it difficult for us to complete our initial business combination. In addition, we may be subject to burdensome requirements, including:

•	registration as an investment company with the SEC;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

We do not believe that our principal activities subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act.

An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our Existing Governing Documents (A) to modify the substance or timing of our obligation to provide holders of our Catcha Class A

Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 17, 2024 or (B) with respect to any other provision relating to the rights of holders of our Catcha Class A Ordinary Shares; or (iii) absent our completing an initial business combination closing by February 17, 2024, our return of the funds held in the Trust Account to our public shareholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we have not consummated our initial business combination within the required time period, and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, our public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless.

The provisions of Catcha’s Existing Governing Documents that relate to the rights of holders of our Catcha Class A Ordinary Shares (and corresponding provisions of the trust agreement governing the release of funds from our Trust Account) may be amended with the approval of a special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, which requires the approval of the holders of at least two-thirds of our Catcha Ordinary Shares who attend and vote at a general meeting of the company, which is a lower amendment threshold than that of some other blank check companies. It may be easier for us, therefore, to amend our Existing Governing Documents to facilitate the completion of an initial business combination that some of our shareholders may not support.

Some other blank check companies have a provision in their charter that prohibits the amendment of certain of its provisions, including those that relate to the rights of a company’s shareholders, without approval by a certain percentage of the company’s shareholders. In those companies, amendment of these provisions typically requires approval by between 90% and 100% of the company’s shareholders. Catcha’s Existing Governing Documents provide that any of its provisions related to the rights of holders of our Catcha Class A Ordinary Shares (including the requirement to deposit proceeds of our initial public offering and the placement of warrants into the Trust Account and not release such amounts except in specified circumstances, and to provide redemption rights to public shareholders as described herein) may be amended if approved by special resolution, meaning holders of at least two-thirds of our Catcha Ordinary Shares who attend and vote at a general meeting of the company, and corresponding provisions of the trust agreement governing the release of funds from our Trust Account may be amended if approved by holders of at least 65% of our Catcha Ordinary Shares participated in the vote, provided that the provisions of our Existing Governing Documents governing the appointment or removal of directors prior to our initial business combination may only be amended by a special resolution passed by not less than two-thirds of our Catcha Ordinary Shares who attend and vote at our general meeting, which shall include the affirmative vote of a simple majority of our Catcha Class B Ordinary Shares. Our Sponsor and its permitted transferees, if any, who collectively beneficially own, on an as-converted basis, 20% of our Catcha Class A Ordinary Shares, will participate in any vote to amend our Existing Governing Documents and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of our Existing Governing Documents that govern our pre-business combination behavior more easily than some other blank check companies, and this may increase our ability to complete a business combination with which you do not agree. Our shareholders may pursue remedies against us for any breach of our Existing Governing Documents.

The Sponsor and Catcha’s officers and directors have agreed, pursuant to a letter agreement with us, that they will not propose any amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Catcha Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) or (B) with respect to any other provision relating to the rights of holders of our Catcha Class A Ordinary Shares, unless we provide our public shareholders with the opportunity to redeem their Catcha

Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. Catcha’s shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against the Sponsor or Catcha’s officers or directors for any breach of these agreements. As a result, in the event of a breach, Catcha’s shareholders would need to pursue a shareholder derivative action, subject to applicable law.

Catcha may be unable to obtain additional financing to complete our initial business combination, which could compel us to restructure or abandon the Business Combination. If we have not consummated our initial business combination within the required time period, our public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless.

The current economic environment may make it difficult for companies to obtain acquisition financing. To the extent that additional financing proves to be unavailable when needed to complete our initial business combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. If we have not consummated our initial business combination within the required time period, our public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of our Trust Account and our warrants will expire worthless. In addition, even if we do not need additional financing to complete our initial business combination, we may require such financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors, or shareholders is required to provide any financing to us in connection with or after our initial business combination.

Catcha may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened, and the number of our Catcha Class A Ordinary Shares purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants were issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The Catcha Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement, or defective provision, (ii) amending the provisions relating to cash dividends on Catcha Ordinary Shares as contemplated by and in accordance with the warrant agreement, or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of Catcha Class A Ordinary Shares purchasable upon exercise of a warrant.

Since Catcha’s Sponsor and our directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Crown is appropriate as our initial business combination and in recommending that shareholders vote in favor of approval of the proposals described in this proxy statement/prospectus. Such interests include that the Sponsor, Industry Advisors and our directors and executive officers will lose their entire investment in us if our initial business combination is not completed, and that the Sponsor and our directors and executive officers will benefit from the completion of an initial business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate Catcha.

In considering the recommendation of the Catcha Board to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, shareholders should understand that the Sponsor, the members of the Catcha Board and the executive officers of Catcha have interests in such proposals and the Business Combination that are different from, or in addition to, those of Catcha’s shareholders generally. The Catcha Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Catcha’s shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Catcha’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

These interests include, among other things (not necessarily in order of relative importance):

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If the Business Combination with Crown or another business combination is not consummated by February 17, 2024, and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, Catcha will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and dissolving and liquidating. In such event, the 7,500,000 Catcha Class B Ordinary Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.003 per share prior to the initial public offering, would be worthless because the holders are not entitled to participate in any redemption or liquidating distribution with respect to such shares. Such shares had an aggregate market value of $84,150,000 based upon the closing price of $11.22 per public share on NYSE American on January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

The Sponsor purchased an aggregate of 5,333,333 private placement warrants from Catcha for an aggregate purchase price of approximately $8,000,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Catcha’s initial public offering. Such warrants had an aggregate market value of approximately $373,333 based upon the trade price of $0.07 per warrant on the over-the-counter market on February 1, 2024, the most recent trade date prior to the date of this proxy statement/prospectus. The private placement warrants will become worthless if Catcha does not consummate the Business Combination by February 17, 2024 and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting.

•

The Business Combination Agreement provides that Catcha or the Sponsor will be entitled to appoint at least one director of PubCo after the consummation of the Business Combination. As such, in the future such director(s) will receive cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.

•

The Business Combination Agreement provides that, at the closing of the Business Combination, the Sponsor and Catcha’s officers and directors will enter into the Registration Rights Agreement, which provides for registration rights for PubCo Ordinary Shares and PubCo Warrants held by such persons and their permitted transferees.

•

If Catcha is unable to complete the Business Combination within the required time period, or upon the exercise of a redemption right in connection with the Business Combination, Catcha will be required to provide for payment of claims of creditors that were not waived that may be brought against Catcha within the ten years following such redemption. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Catcha if and to the extent any claims by a third party (other than any independent auditors) for services rendered or products sold to Catcha, or a prospective target business with which Catcha has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Catcha Class A Ordinary Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, expenses relating to the administration of the Trust Account and limited withdrawals for working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriter of Catcha’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

The Sponsor and Catcha’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Catcha’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Catcha fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Catcha may not be able to reimburse these expenses if the Business Combination with Crown or another business combination is not completed by February 17, 2024 and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting. As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the Sponsor and Catcha’s officers, directors and their affiliates had incurred $0 of unpaid reimbursable expenses.

•

The Business Combination Agreement provides for the indemnification of Catcha’s current directors and officers and the continuation of directors and officers liability insurance covering Catcha’s current directors and officers for a period of six years from the Closing Date.

•	The Sponsor has made loans to Catcha to fund certain capital requirements, including the following:

•	2022 Convertible Promissory Note

On December 13, 2022, Catcha issued the $1.5 Million Convertible Promissory Note under the working capital loan to the Sponsor, pursuant to which Catcha may borrow up to $1.5 million from the Sponsor. Such note may, at the Sponsor’s discretion, be converted into private placement warrants at a price of $1.50 per warrant with each warrant entitling the holder to purchase one Catcha Class A Ordinary Share at a price of $11.50 per share, subject to the same terms applicable to the private placement warrants issued in connection with Catcha’s initial public offering. The $1.5 Million Convertible Promissory Note will not bear any interest, and will be repayable by Catcha to the Sponsor, on a date that is the earlier of (i) the consummation of the Business Combination and (ii) the liquidation of Catcha. The maturity date of the $1.5 Million Convertible Promissory Note may be accelerated upon the occurrence of certain events of default. The Sponsor may not be repaid for any borrowings under the $1.5 Million Convertible Promissory Note to the extent that there are limited or no funds remaining outside the Trust Account and Catcha fails to consummate the Business Combination within the required period. In addition, to the extent that the Sponsor has elected to convert the principal balance of the $1.5 Million Convertible Promissory Note into warrants, such warrants will become worthless if Catcha does not consummate the Business Combination within the required period.

As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, Catcha received $1,134,938 for working capital purposes under the $1.5 Million Convertible Promissory Note.

•	2023 Extension Note

On February 14, 2023, Catcha issued the Extension Note to the Sponsor, pursuant to which Catcha may borrow up to $900,000 from the Sponsor. Pursuant to the Extension Note, from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Catcha Board, the Sponsor has agreed to deposit into the Trust Account the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed public share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (a) the date of the extraordinary general meeting held in connection with a shareholder vote to approve a business combination, and (b) the date that $900,000 has been loaned. Such note may, at the Sponsor’s discretion, be converted into private placement warrants at a price of $1.50 per warrant with each warrant entitling the holder to purchase one Catcha Class A Ordinary Share at a price of $11.50 per share, subject to the same terms applicable to the private placement warrants issued in connection with Catcha’s initial public offering. The Extension Note will not bear any interest, and will be repayable by Catcha to the Sponsor, on a date that is the earlier of (x) the consummation of the Business Combination and (y) the liquidation of Catcha. The maturity date of the Extension Note may be accelerated upon the occurrence of certain events of default. The Sponsor may not be repaid for any borrowings under the Extension Note to the extent that there are limited or no funds remaining outside the Trust Account and Catcha fails to consummate the Business Combination within the required period. In addition, to the extent that the Sponsor has elected to convert the principal balance of the Extension Note into warrants, such warrants will become worthless if Catcha does not consummate the Business Combination within the required period.

As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, Catcha received $900,000 under the Extension Note.

•	2023 Capital Commitment

On March 9, 2023, Catcha entered into the March Subscription Agreement with the Sponsor and Polar, pursuant to which the Sponsor sought to raise $1.2 million to fund the extension and to provide working capital to Catcha. The Sponsor has committed to fund $900,000 of this amount through the Extension Note described above and Polar has agreed to provide the remaining $300,000 to Catcha. Catcha will make the Drawdown Request to the Sponsor for working capital purposes. In consideration of the Capital Call(s) made hereunder, Catcha will issue 300,000 Catcha Class A Ordinary Shares to Polar at the Closing of a Business Combination. Any amounts funded by the Sponsor to Catcha under a Drawdown Request shall not accrue interest and shall be promptly repaid by Catcha to the Sponsor upon the Closing of the Business Combination. Following receipt of such sums from Catcha, and in any event within five business days from the Closing of the Business Combination, the Sponsor or Catcha shall pay to Polar the Business Combination Payment. Catcha and Sponsor are jointly and severally obligated to make the Business Combination Payment to Polar. Polar may elect at the Closing of the Business Combination to receive such Business Combination Payment in cash or Catcha Class A Ordinary Shares at a rate of one share for each $10.00 of the Capital Calls funded under this agreement. If Catcha liquidates without consummating the Business Combination, any amounts remaining in the Sponsor or Catcha’s cash accounts after paying any outstanding third party invoices (excluding any due to the Sponsor), not including the Trust Account, will be paid to Polar within five (5) calendar days of the liquidation.

As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, Catcha received $300,000 from Polar pursuant to the Capital Calls.

•	October 2023 Promissory Note

On October 25, 2023, Catcha, the Sponsor and Polar entered into another subscription agreement (the “October Subscription Agreement”), pursuant to which, Polar agreed to fund a capital contribution of $750,000, without interest, to Catcha and in consideration thereof, Catcha agreed to cause PubCo to issue 750,000 shares of Class A Common Stock to Polar at the Closing. The Sponsor and Catcha, jointly and severally, agreed to promptly repay the $750,000 to Polar within five (5) business days of the Closing.

On October 27, 2023, Catcha and Crown entered into a promissory note whereby Catcha agreed to provide a loan in the principal amount of $750,000 to Crown to fund working capital until the Closing. On October 30, 2023, the $750,000 loan was provided by Catcha to Crown. Crown has agreed to repay the $750,000 to Catcha within ten (10) business days of Catcha providing Crown with written notice of demand after the Closing.

The Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition with Crown on less favorable terms to shareholders rather than liquidate.

The existence of financial and personal interests of one or more of Catcha’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Catcha and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals, subject to their fiduciary duties under Cayman Islands law. In addition, Catcha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Because PubCo will become a public reporting company by means other than a traditional underwritten initial public offering, PubCo shareholders (including Catcha’s public shareholders) may face additional risks and uncertainties.

In a traditional underwritten initial public offering, underwriters may be subject to civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement, unless such underwriters can establish a “due diligence” defense by conducting a reasonable investigation of the disclosures in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the business plan and any underlying financial assumptions. Because PubCo will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of PubCo and, accordingly, PubCo shareholders (including Catcha’s public shareholders) will not have the benefit of an independent review and due diligence investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Although Catcha performed a due diligence review and investigation of PubCo and Crown in connection with the Business Combination, Catcha has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering, and therefore Catcha’s due diligence review and investigation should not be viewed as equivalent to the review and investigation that an underwriter would be expected to conduct. The lack of an independent due diligence review and investigation increases the risk of an investment in PubCo because it may not have uncovered facts that would be important to a potential investor.

In addition, because PubCo will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or may be less likely to provide, coverage of PubCo. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of PubCo than they might if PubCo became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with PubCo as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for PubCo Ordinary Shares could have an adverse effect on PubCo’s ability to develop a liquid market for the PubCo Ordinary Shares.

In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a transaction with a special purpose acquisition company, the value of the company is established by means of negotiations between the target company, the special purpose acquisition company and, in some cases, PIPE Investors who agree to purchase shares at the time of the Business Combination. There has not been any PIPE financing or additional permitted financing committed prior to the execution and announcement of the Business Combination Agreement. The process of establishing the value of a company in a business combination with a special purpose acquisition company may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement and the Closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with special purpose acquisition company transactions and no underwriters with the responsibility of stabilizing the share price, which may result in the share price being harder to sustain after the consummation of the Business Combination.

The exercise of Catcha’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in Catcha’s shareholders’ best interest.

In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Catcha to agree to amend the Business Combination Agreement, to consent to certain actions taken by Crown or to waive rights that Catcha is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Crown’s business, a request by Crown to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on PubCo’s business and would entitle Catcha to terminate the Business Combination Agreement. In any such circumstances, it would be at Catcha’s discretion, acting through the Catcha Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for Catcha and its shareholders and what he or they may believe Is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Catcha does not believe there will be any changes or waivers that Catcha’s directors and executive officers would be likely to make after shareholder approval of the proposals to be put to the extraordinary general meeting of Catcha has been obtained. While certain changes could be made without further shareholder approval, Catcha intends to circulate a new or amended proxy statement/prospectus and resolicit Catcha’s shareholders if changes to the terms of the Business Combination that would have a material impact on its shareholders are required prior to the vote on the proposals to be put to the extraordinary general meeting of Catcha.

Catcha and Crown will incur significant transaction and transition costs in connection with the Business Combination.

Catcha and Crown have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Catcha and Crown may also incur unanticipated costs associated with the Business Combination, including costs driven by PubCo becoming a public company and the listing of the PubCo Ordinary Shares and PubCo Warrants on either the NYSE or Nasdaq and these unanticipated costs may have an adverse impact on the results of operations of Crown following the effectiveness of the Business Combination. All expenses incurred in connection with the Business Combination Agreement, and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, (x) in the case the Business Combination is consummated, will be for the account of PubCo (as deducted from the Trust Account) or (y) in the case the Business Combination is not consummated, will be for the account of the party incurring such fees, expenses and costs, in each case subject to the terms of the Business Combination Agreement.

Catcha and Crown cannot provide assurance that the benefits of the Business Combination will offset the incremental transaction costs in the near term, if at all.

The Business Combination may be subject to antitrust or foreign investment laws and regulations, which may adversely affect our business and results of operations.

The completion of the Business Combination may be subject to, among other things, the clearance by antitrust, competition, and foreign investment authorities pursuant to applicable antitrust and foreign investment laws and regulations. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. The governmental agencies from which the parties may seek certain of these approvals and consents have broad discretion in administering the governing laws and regulations. We can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the Business Combination, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of PubCo’s business after the Closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the Business Combination or reduce the anticipated benefits of the Business Combination. If Crown and Catcha agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Business Combination, these requirements, limitations, costs, divestitures or restrictions could reduce the anticipated benefits of the Business Combination. This could have a material adverse effect on PubCo’s business and results of operations.

At any time before or after consummation of the Business Combination, applicable authorities could take such action under applicable antitrust and foreign investment laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under applicable antitrust and foreign investment laws under certain circumstances. We cannot assure you that the any government authority will not attempt to challenge the Business Combination on antitrust or foreign investment grounds, and, if such a challenge is made, we cannot assure you as to its result.

Restrictions in the Business Combination Agreement mean that both Catcha and Crown will be limited in their ability to explore a business combination with another party and such provisions may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

Certain covenants in the Business Combination Agreement impede our ability to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, we may be at a disadvantage to our competitors during that period. In addition, while the Business Combination Agreement is in effect and subject to customary exceptions that enable the Catcha Board to comply with statutory and fiduciary duties, neither we nor Crown may solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any person or group at any time relating to any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third-party, even though any such alternative acquisition could be more favorable to our shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

During the pendency of the Business Combination, Crown and Catcha are prohibited from entering into certain transactions that might otherwise be beneficial to Crown, Catcha or their respective shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, Crown and Catcha are subject to certain limitations on the operations of their businesses, each as summarized under the “The Business Combination Proposal — The Business Combination Agreement — Covenants of the Parties.” The limitations on Crown’s and Catcha’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

Even if the Business Combination Agreement is approved by Catcha’s shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material Closing conditions contained in the Business Combination Agreement, see the section titled “The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

For example, the consummation of the Business Combination is subject to the satisfaction or waiver of certain conditions including, among others: (i) the approval by Catcha’s shareholders of the Business Combination Proposal, the Merger Proposal and the M&A Amendment and Restatement Proposal; (ii) execution of certain other agreements and transactions related to the Business Combination by the respective shareholders of Catcha and Crown; (iii) the approval by either the NYSE or Nasdaq of the listing of the PubCo Ordinary Shares; and (iv) that Catcha has at least $5,000,001 of net tangible assets upon Closing.

Catcha, PubCo and Crown may not satisfy these or the other Closing conditions in the Business Combination Agreement. If the Closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such non-occurrence or delay may cause us and Crown to each lose some or all of the intended benefits of the Business Combination.

Because Catcha is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the U.S. upon our directors or executive officers, or enforce judgments obtained in the U.S. courts against our directors or officers.

Currently, Catcha corporate affairs are governed by the Existing Governing Documents, the Cayman Islands Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. Catcha is also subject to the federal securities laws of the U.S. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of directors of Catcha under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of Catcha’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a different body of securities laws as compared to the U.S., and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the U.S.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the U.S. predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the

Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, Catcha’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, the Catcha Board or controlling shareholders than they would as public shareholders of a U.S. company.

If the Business Combination is not completed, potential alternative target businesses may have leverage over us in negotiating an initial business combination and our ability to conduct due diligence on an initial business combination as we approach our dissolution deadline may decrease, which could undermine our ability to complete an initial business combination on terms that would produce value for our shareholders.

If the Business Combination is not completed, any potential target business with which we enter into negotiations concerning a business combination will be aware that we must complete our initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) if the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting. Consequently, a potential target may obtain leverage over us in negotiating a business combination, knowing that we may be unable to complete a business combination with another target business by such date. This risk will increase as we get closer to the time frame described above. In addition, we may have limited time to conduct due diligence and may enter into our initial business combination on terms that we would have rejected upon a more comprehensive investigation.

The Sponsor, as well as Crown, and their respective directors, officers, advisors or affiliates may elect to purchase Catcha Class A Ordinary Shares or public warrants, which may influence a vote on the Business Combination and reduce the public “float” of our Catcha Class A Ordinary Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities and subject to customary interim operating covenants set forth in the Business Combination Agreement and compliance with the tender offer rules and other Exchange Act requirements, including Rule 14e-5 thereunder, the Sponsor, as well as Crown, and their respective directors, executive officers, advisors or their affiliates may purchase Catcha Class A Ordinary Shares or public warrants in privately negotiated transactions or in the open market. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. There is no limit on the number of securities the Sponsor, as well as Crown and their respective directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law, NYSE or Nasdaq rules and their own governance, contractual and legal restrictions. Additionally, at any time at or prior to our initial business combination, subject to applicable securities law (including with respect to material nonpublic information), the Sponsor, as well as Crown, and their directors, officers, advisors or affiliates may enter into transactions with investors and others to provide them with incentives to acquire Catcha Class A Ordinary Shares or not redeem their Catcha Class A Ordinary Shares. The purpose of any such purchases of shares and other transactions could be to (i) limit the number of Catcha Class A Ordinary Shares electing to redeem their shares and (ii) increase the likelihood of satisfaction of the requirement that Catcha’s net tangible assets are at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Catcha Class A Ordinary Shares or Catcha’s public warrants in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption right.

In accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, any public shares purchased by the Sponsor, Crown and/or their directors, officers, advisors or respective affiliates would not be voted in favor of approving the Business Combination.

In the event that the Sponsor, as well as Crown, and their respective directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Catcha’s public shareholders who have already elected to exercise their redemption right, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares or any purchases of Catcha’s public warrants could be to reduce the number of Catcha’s public warrants outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of the Catcha Class A Ordinary Shares or Catcha’s public warrants and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If the Business Combination is subject to CFIUS jurisdiction, the Business Combination may not be able to be completed prior to Catcha’s deadline for completing an initial business combination, or CFIUS could impose conditions on the Business Combination or our investors.

Certain investments that involve the acquisition of, or investment in, a “U.S. business” by a non-U.S. individual or entity (a “foreign person”) may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on the nationality of the buyer or investor, the extent to which the target of the investment or acquisition is engaged in interstate commerce in the United States, and the nature of the interests and rights afforded to the buyer or investor in the target entity. For example, transactions that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS also has jurisdiction to review non-control transactions that afford a foreign person certain information and/or governance rights in a U.S. business that has a qualifying nexus to “critical technologies,” “critical infrastructure,” and/or “sensitive personal data” (collectively, a “TID U.S. business”) as those terms are defined in the CFIUS regulations. Certain foreign person investments in TID U.S. businesses may also be subject to mandatory pre-closing CFIUS filing requirements. Failure to make a required CFIUS filing may subject the transacting parties to significant civil fines.

Crown is unlikely to be a “U.S. business” (i.e., an entity engaged in interstate commerce in the United States) given its limited nexus to the United States. However, Catcha and its sponsor may each be regarded as a “foreign person” for CFIUS purposes. The sponsor is managed by non-U.S. persons. Accordingly, because CFIUS retains broad discretion in determining whether an entity is a “foreign person” and/or a “U.S. business,” Pubco, Catcha and Crown are unable to assure that the Business Combination would not be subject to CFIUS jurisdiction.

This risk of CFIUS intervention could impede the relevant parties’ ability to complete the Business Combination. CFIUS policies and practices are rapidly evolving, and in the event of a CFIUS review of a foreign acquisition or investment transaction, there can be no assurances that the foreign buyer or investor will be able to maintain, or proceed with, such transactions on terms acceptable to the parties. For example, CFIUS could seek to impose limits on purchasing Pubco’s stock, impose limits on information sharing with foreign person investors, require a voting trust or governance modifications, or force divestiture by certain investors, among other things. CFIUS may also prohibit the consummation of the Business Combination altogether should it determine that the transaction presents a significant national security risk. Even if we are able to successfully resolve questions of CFIUS jurisdiction or of national security risks in a favorable manner, we may be unable to do so prior to Catcha’s deadline for completion of an initial business combination. This delay may thus force Catcha to wind up and redeem all public shares and completely liquidate, which would result in shareholders being forced to forgo the investment opportunity in Crown, lose out on potential price appreciation in the combined company, and lead to the expiration of warrants in connection with the transaction.

Because of our limited resources and the significant competition for business combination opportunities, if the Business Combination is not completed, it may be more difficult for us to complete our initial business combination. If we have not consummated our initial business combination within the required time period, Catcha’s public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the redemption of their shares, and the Catcha’s public warrants will expire worthless.

We have encountered, and expect to continue to encounter, intense competition from other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses we intend to acquire. Many of these individuals and entities are well established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. Additionally, the number of blank check companies looking for business combination targets has increased compared to recent years and many of these blank check companies are sponsored by entities or persons that have significant experience with completing business combinations. While we believe there are numerous target businesses, we could potentially acquire should the Business Combination fail, with the net proceeds of our initial public offering and the sale of the private placement warrants, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, we are obligated to offer holders of the Catcha Class A Ordinary Shares the right to redeem their shares for cash at the time of our initial business combination in conjunction with a shareholder vote or via a tender offer. Target companies will be aware that this may reduce the resources available to us for our initial business combination. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. If we have not consummated our initial business combination within the required time period, Catcha’s public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of the Trust Account and Catcha’s public warrants will expire worthless.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per public share (which was the offering price in our initial public offering).

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Catcha’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

Upon redemption of our Catcha Class A Ordinary Shares, if we have not consummated an initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board), and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, or upon the exercise of the redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by Catcha’s public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. Pursuant to a letter agreement, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriter of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors, service providers and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Catcha’s public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Catcha’s public shareholders may be reduced below $10.00 per public share.

If, after we distribute the proceeds in the Trust Account to Catcha’s public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Catcha Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the Catcha Board and us to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to Catcha’s public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, the Catcha Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying the public shareholders from the Trust Account prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Account to Catcha’s public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to Catcha’s public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Since the completion of our initial public offering, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies. Accordingly, securities of companies such as ours may be more volatile than other securities and may involve special risks.

Since the completion of our initial public offering, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies like ours. Throughout 2022 and 2023, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, our securities are subject to potential downward pressures, which may result in high levels of exercise of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float of our Catcha Class A Ordinary Shares following the Closing, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the Closing of the Business Combination.

Securities of companies formed through mergers with special purpose acquisition companies such as ours may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to the merger.

As with most special purpose acquisition companies’ initial public offerings in recent years, Catcha issued shares for $10.00 per share upon the closing of its initial public offering. As with other special purpose acquisition companies, the $10.00 per share price of Catcha reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the Closing of the Business Combination. Following the Closing, the shares outstanding will no longer have any such redemption right and may be dependent upon the fundamental value of PubCo, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with special purpose acquisition companies in recent years may be significantly less than $10.00 per share.

Catcha’s public shareholders will experience immediate dilution as a consequence of the issuance of PubCo Ordinary Shares as consideration in the Business Combination.

The issuance of additional PubCo Ordinary Shares in the Business Combination, including the potential issuance of any PubCo Ordinary Shares after the Closing of the Business Combination pursuant to one or more subscription agreements with third-party investors named therein that PubCo may enter into, will dilute the equity interests of our existing shareholders and may adversely affect prevailing market prices for the Catcha Class A Ordinary Shares and/or Catcha’s public warrants. Catcha’s public shareholders who do not redeem their Catcha Class A Ordinary Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination. Additionally, PubCo following the Closing may determine, subject to the receipt of any shareholder or stock exchange approvals that may be required, to issue additional PubCo Ordinary Shares or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

The issuance of additional PubCo Ordinary Shares (or other equity securities of equal or senior rank) could have the following effects for holders of public shares who elect not to redeem their shares:

•	your proportionate ownership interest in PubCo following the Closing will decrease;

•	the relative voting strength of each previously outstanding share of PubCo Ordinary Shares following the Business Combination will be diminished; or

•	the market price of the PubCo Ordinary Shares and Catcha’s public warrants may decline.

The below sensitivity table shows the potential impact of redemptions on share ownership by non-redeeming shareholders in a no redemption scenario, 25% redemption scenario, 75% redemption scenario, and the maximum redemption scenario. The sensitivity table below also sets forth the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario. The sensitivity table does not show the deferred underwriting commissions incurred in connection with the initial public offering in each redemption scenario because J.P. Morgan, the underwriter for the initial public offering, has agreed to waive the deferred underwriting commissions. The information in the below sensitivity table has been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in the below sensitivity table. In addition, certain percentages presented in the below sensitivity table reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding. The calculations do not assume the receipt of proceeds from any PIPE financing or additional permitted financing, including any potential issuance of PubCo Ordinary Shares pursuant to one or more subscription agreements with third-party investors named therein that PubCo may enter into, or the issuance of any shares as a result thereof.

	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
Shareholders	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %
Catcha Public Shareholders	2,214,859	3.1%	1,661,144	2.4%	553,715	0.8%	—	0.0%
Sponsor	7,500,000	10.6%	7,500,000	10.6%	7,500,000	10.8%	7,500,000	10.9%
CCM	50,000	0.1%	50,000	0.1%	50,000	0.1%	50,000	0.1%
Polar(6)	1,155,000	1.6%	1,155,000	1.6%	1,155,000	1.7%	1,155,000	1.7%
Crown Shareholders	60,000,000	84.6%	60,000,000	85.3%	60,000,000	86.6%	60,000,000	87.3%

Total Shares Outstanding Excluding Additional Dilution Sources	70,919,859	100.00%	70,366,144	100.00%	69,258,715	100.00%	68,705,000	100.00%

	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
Additional Dilution Sources	Ownership in Shares	Equity %(5)	Ownership in Shares	Equity %(5)	Ownership in Shares	Equity %(5)	Ownership in Shares	Equity %(5)
PubCo Warrants(7)	15,333,333	17.8%	15,333,333	17.9%	15,333,333	18.1%	15,333,333	18.2%
Total Additional Dilution Sources	15,333,333	17.8%	15,333,333	17.9%	15,333,333	18.1%	15,333,333	18.2%

(1)

This scenario assumes that no Catcha Class A Ordinary Shares are redeemed by Catcha’s shareholders, after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting.

(2)

This scenario assumes that 25% of Catcha Class A Ordinary Shares are redeemed by Catcha’s shareholders, after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting.

(3)

This scenario assumes that 75% of Catcha Class A Ordinary Shares are redeemed by Catcha’s shareholders, after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting. The Business Combination Agreement provides that the consummation of the Business Combination is conditioned on, among other things, Catcha having at least $5,000,001 of net tangible assets upon Closing of the Business Combination. The net tangible assets of PubCo will include the net tangible assets of Crown, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table above, as well as increased by the proceeds from any PIPE financing or additional permitted financing. PubCo expects net tangible assets to exceed $5,000,001 upon Closing of the Business Combination even in a maximum redemption scenario.

(4)

This scenario assumes that 100% of Catcha Class A Ordinary Shares are redeemed by Catcha’s shareholders, after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting. The Business Combination Agreement provides that the consummation of the Business Combination is conditioned on, among other things, Catcha having at least $5,000,001 of net tangible assets upon Closing of the Business Combination. The net tangible assets of PubCo will include the net tangible assets of Crown, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table above, as well as increased by the proceeds from any PIPE financing or additional permitted financing. PubCo expects net tangible assets to exceed $5,000,001 upon Closing of the Business Combination even in a maximum redemption scenario.

(5)	The Equity % with respect to each Additional Dilution Source set forth above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable

Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator, based on the stated assumptions. For example, in the 25% redemption scenario, the Equity % with respect to the PubCo Warrants would be calculated as follows: (a) 15,333,333 PubCo Ordinary Shares issued pursuant to the PubCo Warrants; divided by (b) (i) 70,366,144 PubCo Ordinary Shares (the number of PubCo Ordinary Shares outstanding prior to any issuance pursuant to the PubCo Warrants) plus (ii) 15,333,333 PubCo Ordinary Shares issued pursuant to the PubCo Warrants.
(6)

Assumes that Polar elects to receive Catcha Class A Ordinary Shares at a rate of one Catcha Class A Ordinary Share for each $10.00 of the Capital Calls funded under the March and October Subscription Agreements.

(7)	Assumes that the Sponsor does not elect to convert the working capital loans under the $1.5 Million Convertible Promissory Note and the Extension Note into warrants.

On Closing, the trading price per share value of PubCo Ordinary Shares may be less than the per share value of the Trust Account.

Although the parties to the Business Combination have agreed the relative consideration to be provided to the Crown Shareholders and Catcha’s shareholders on the basis that PubCo Ordinary Shares are valued at $10.00 per share, the cash backed value per share of PubCo Ordinary Shares following the Business Combination is expected to be substantially less than $10.00 per share. See “Questions and Answers for Shareholders of Catcha — What is the expected per share value of the cash consideration to be received by PubCo in the Business Combination?” The cash held in the Trust Account as of September 30, 2023 was approximately $10.96 per Catcha Class A Ordinary Share. Accordingly, Catcha public shareholders who do not exercise redemption rights will receive PubCo Ordinary Shares that will have a value to them ascribed by their trading price as of two business days prior to the Extraordinary General Meeting, which may be substantially less than the amount they would have received upon exercise of redemption rights. In addition, the shares of most companies that are the result of a recently completed business combinations between a special purpose acquisition company and an operating company have traded at prices substantially below $10.00 per share. As such Catcha public shareholders who do not exercise redemptions right may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our initial business combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete our initial business combination, and results of operations.

Following the Business Combination, PubCo may redeem your PubCo Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants.

Following the Business Combination, PubCo may redeem your PubCo Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. PubCo will have the ability to redeem outstanding PubCo Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the PubCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the PubCo Ordinary

Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those PubCo Ordinary Shares is available throughout the 30-day redemption period. If and when the PubCo Warrants become redeemable by PubCo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding PubCo Warrants could force you (i) to exercise your PubCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your PubCo Warrants at the then-current market price when you might otherwise wish to hold your PubCo Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding PubCo Warrants are called for redemption, is likely to be substantially less than the market value of your PubCo Warrants.

In addition, PubCo will have the ability to redeem the outstanding PubCo public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that the closing price of PubCo Ordinary Shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that holders will be able to exercise their warrants prior to redemption for a number of PubCo Ordinary Shares determined based on the redemption date and the fair market value of PubCo Ordinary Shares.

The value received upon exercise of the PubCo Warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of Catcha Class A Ordinary Shares received is capped at 0.361 Catcha Class A Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

None of the private placement warrants are redeemable by us as so long as they are held by our Sponsor or its permitted transferees.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Crown is not currently a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and Crown’s management may not be able to effectively and timely implement controls and procedures that adequately respond to increased regulatory compliance and reporting requirements that will be applicable to Crown after the Business Combination. If PubCo is not able to implement the requirements of Section 404, including any additional requirements once PubCo is no longer an emerging growth company, in a timely manner or with adequate compliance, PubCo may not be able to assess whether its internal controls over financial reporting are effective, which may subject PubCo to adverse regulatory consequences and could harm investor confidence and the market price of PubCo’s securities. Additionally, once PubCo is no longer an emerging growth company, PubCo will be required to comply with the independent registered public accounting firm attestation requirement on PubCo’s internal control over financial reporting.

The Catcha Warrants are accounted for as liabilities and the changes in value of the Warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies titled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). Specifically, the SEC

Statement focused on warrants that have certain settlement terms and provisions related to certain tender offers or warrants which do not meet the criteria to be considered indexed to an entity’s own stock, which terms are similar to those contained in the Catcha warrant agreement governing the Catcha warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our Catcha warrants, and determined that the warrants should be reclassified as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings. Catcha’s warrants are considered to be derivative financial instruments that are accounted for as liabilities under both US GAAP and IFRS.

As a result, included on our balance sheet as of December 31, 2022 contained in the report are derivative liabilities related to embedded features contained within the Warrants. ASC 815 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we will recognize non-cash gains or losses on the warrants each reporting period and that the amount of such gains or losses could be material.

Catcha’s management concluded that there is substantial doubt about our ability to continue as a “going concern.”

Catcha has incurred and expects to continue to incur significant costs in pursuit of our acquisition plans. If the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate the business prior to our business combination. Moreover, we will need to raise additional capital through loans from our Sponsor, officers, directors, or third parties. None of our Sponsor, officers or directors are under any obligation to advance funds to, or to invest in us. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued.

In addition, if we are not able to consummate a business combination before February 17, 2024, and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, we will commence an automatic winding up, dissolution and liquidation. Management has determined that the automatic liquidation, should a business combination not occur, and potential subsequent dissolution also raises substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to consummate a business combination or our inability to continue as a going concern.

We may become involved in litigation, including securities class action litigation relating to the proposed Business Combination that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

The waiver of deferred underwriting commission by J.P. Morgan may indicate that it may be unwilling to be associated with the disclosure in this proxy statement/prospectus or the underlying business analysis related to the Business Combination.

As the underwriter from Catcha’s initial public offering, J.P. Morgan was entitled to deferred underwriting commissions of approximately $10,500,000. The deferred fee is payable only if a business combination is consummated, without regard to the number of Catcha Class A Ordinary Shares redeemed by Catcha’s public shareholders in connection with a business combination. See “Extraordinary General Meeting of Catcha – Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions”. On August 10, 2023, Catcha received the waiver from J.P. Morgan that it has agreed to waive its right to the deferred underwriting commission. Representatives of. J.P. Morgan did not review or comment on any of the disclosures in this proxy statement/prospectus. Accordingly, no inference should be drawn that J.P. Morgan agrees with the disclosure regarding its waiver. Shareholders should be aware that such waiver may indicate that J.P. Morgan does not want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the transaction described herein.

J.P. Morgan has performed all its obligations under its underwriting agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a fee waiver for services already rendered is unusual. Catcha was not made aware of the reasons why J.P. Morgan Securities LLC waived the deferred underwriting commission fee.

J.P. Morgan’s decision not to participate in the preparation of, or to otherwise review and comment on, the disclosures contained in this proxy statement/prospectus contrasts with the role of an underwriter in a traditional initial public offering and may deprive stockholders of the benefits of the due diligence and other processes performed by such an underwriter, as described in “—Because PubCo will become a public reporting company by means other than a traditional underwritten initial public offering, PubCo shareholders (including Catcha’s public shareholders) may face additional risks and uncertainties.”

The Catcha Board did not obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination, and, as a result, the terms may not be fair from a financial point of view to Catcha’s public shareholders.

In analyzing the Business Combination, Catcha’s management and its advisors conducted significant due diligence on Crown. For a complete discussion of the factors utilized by the Catcha Board in approving the Business Combination, see the section titled “The Business Combination  Proposal — The Catcha Board’s Reasons for the Approval of the Business Combination.” The Catcha Board did not obtain a third-party valuation or fairness opinion to assist it in its determination. Accordingly, investors will be relying solely on the judgment of the Catcha Board in valuing Crown, and the Catcha Board may be incorrect in its assessment of the Business Combination. The Catcha Board determination was partially based on quantitative factors such as a comparable company analysis based on selected publicly-traded companies and the projected financial information, as discussed under the heading “Comparable Company Analysis” and “Projections Furnished by Crown to Catcha.” However, the Catcha Board did not rely solely on quantitative factors. The Catcha Board also made qualitative judgments based on information regarding (i) Crown’ business, prospects, technology, market opportunities, strategic relationships and strategic business goals and objectives and (ii) uncertainties and risks for Crown’s business and industry. In addition, the Catcha Board made qualitative judgments, based on the experience and professional judgment of Catcha’s management team, concerning differences between the operational, business and/or financial characteristics of Crown and the selected companies to provide a context in which to consider the results of the quantitative analysis and the projected financial information. The lack of a third-party valuation or fairness opinion may also lead an increased number of Catcha’s public shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

PubCo currently does not have any plans to pay a cash dividend, meaning you may not receive any return on your investment unless you sell your PubCo Ordinary Shares for a price greater than you paid for Catcha Class A Ordinary Shares or Crown shares, respectively.

Catcha has never declared or paid any cash dividends on its shares and does not intend to pay any cash dividends in the foreseeable future. PubCo expects to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay dividends on PubCo’s capital stock will be at the discretion of the PubCo Board.

U.S. Holders may recognize gain for U.S. federal income tax purposes as a result of the Merger.

As discussed more fully under “Certain Material U.S. Federal Tax Considerations,” in the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Crown or “Pubco,” the Merger is expected to constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code. If the Merger fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder (as defined below) generally would recognize gain or loss with respect to the Catcha Class A Ordinary Shares or Catcha’s public warrants, as applicable, in an amount equal to the difference, if any, between the fair market value of the PubCo Ordinary Shares and the PubCo Warrants received in the Merger and the U.S. Holder’s adjusted tax basis in its Catcha Class A Ordinary Shares and Catcha’s public warrants surrendered in exchange therefor.

All holders are urged to consult their tax advisors regarding the tax consequences of the Merger, including the impact of the PFIC rules, to their particular situations. For a more detailed description of the U.S. federal income tax consequences associated with the Merger, see “Material Tax Considerations — Certain Material U.S. Federal Tax Considerations.”

If PubCo is characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders may experience adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. The determination of whether PubCo will be treated as a PFIC for the taxable year that includes the Business Combination will depend on a number of factors, including the timing of the Business Combination and the amount of cash held by Catcha, Crown and its subsidiaries at the time of the Business Combination, among others. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and there can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Based on the composition of the income and assets of Catcha, Crown and its subsidiaries, it is expected that PubCo will be a PFIC for the 2023 taxable year and may be a PFIC for future taxable years. Following the consummation of the Business Combination, whether PubCo or any of its subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, and the market value of its securities. Whether PubCo is treated as a PFIC for U.S. federal income tax purposes must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If PubCo is a PFIC for any taxable year, a U.S. Holder of its securities may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Material Tax Considerations — Certain Material U.S. Federal Tax Considerations — U.S. Holders — PubCo Ordinary Shares and PubCo Warrants — Passive foreign investment company rules.” U.S. Holders of PubCo’s securities are strongly encouraged to consult their tax advisors regarding the potential application of these rules to PubCo and the ownership of its securities.

The Exchange will not occur until after the consummation of the Merger. Any delay in completing the Exchange subsequent to the Merger could result in the Business Combination being completed on terms different from those described in this proxy statement/prospectus and, as a result, the benefits of the Business Combination may be different from those described in this proxy statement/prospectus.

On the first business day after all the closing conditions have been satisfied or waived, Merger Sub will merge with and into Catcha with Catcha becoming a wholly owned subsidiary of PubCo, and Catcha and Merger Sub filing or causing to be filed the Plan of Merger with the Registrar of Companies of the Cayman Islands. In connection with the Merger, each issued and outstanding Catcha Class A Ordinary Share and Catcha Class B Ordinary Share shall be converted into the right to receive one newly issued PubCo Ordinary Share and each issued and outstanding unexercised warrants of Catcha shall be converted into one Public Warrant. On the first business day following the Merger, subject to the terms and procedures set forth under the Business Combination Agreement, Crown Shareholders will transfer to PubCo and PubCo will acquire from Crown Shareholders in the Exchange all of the Common Stock of Crown held by the Crown shareholders in exchange for the issuance of PubCo Ordinary Shares. If an event or circumstance arises after the Merger that frustrates the Exchange, there could be a significant delay in effecting the Exchange or jeopardize the Exchange from being completed. Catcha shareholders will not have a revocation or redemption right and will continue to hold PubCo Ordinary Shares and, if applicable, the Public Warrants. Any delay or failure to consummate the Exchange could result in the Business Combination being completed on terms different from those described in this proxy statement/prospectus and, as a result, the benefits of the Business Combination may be different from those described in this proxy statement/prospectus.

If the net proceeds of Catcha’s initial public offering and the sale of Catcha’s private placement warrants not being held in the Trust Account are insufficient to allow us to operate until February 17, 2024, it could limit our ability to consummate the Business Combination, and we will have to depend on loans from our Sponsor, its affiliates, members of our management team or other third parties to consummate the Business Combination.

As of September 30, 2023, Catcha had approximately $8,000 available to us outside of the Trust Account to fund our working capital requirements. We believe that the funds available to us outside of the Trust Account, together with funds available from loans from our Sponsor, its affiliates or members of our management team, will be sufficient to allow us to operate until February 17, 2024; however, we cannot assure you that our estimate is accurate, and our Sponsor, its affiliates or members of our management team are under no obligation to advance funds to us in such circumstances.

If we are required to seek additional capital, we would need to borrow funds from our Sponsor, its affiliates, members of our management team or other third parties to operate or may be forced to liquidate. Neither our Sponsor, members of our management team nor their affiliates is under any obligation to us in such circumstances. Any such advances may be repaid only from funds held outside the Trust Account or from funds released to us upon the completion of Business Combination. If we have not consummated the Business Combination within the required time period because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. Consequently, our public shareholders may only receive an estimated $10.00 per public share, or possibly less, on our redemption of our public shares, and our warrants will expire worthless.

Catcha may not hold an annual meeting of shareholders until after the consummation of our initial business combination, which could delay the opportunity for Catcha shareholders to elect directors.

In accordance with the NYSE American corporate governance requirements, Catcha is not required to hold an annual general meeting until one year after our first fiscal year end following our listing on NYSE American. There is no requirement under the Cayman Islands Companies Act for us to hold annual or extraordinary general meetings to appoint directors. Until we hold an annual general meeting, public shareholders may not be afforded the opportunity to appoint directors and to discuss company affairs with management. The Catcha Board is divided into three classes with only one class of directors being appointed in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term.

Catcha does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Catcha to complete the Business Combination with which a substantial majority of Catcha’s shareholders do not agree.

Catcha’s Existing Governing Documents do not have a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). As a result, we may be able to complete the Business Combination even though a substantial majority of our public shareholders do not agree with the transaction and have redeemed their shares.

The NYSE American delisted Catcha’s public warrants and may delist the Catcha Class A Ordinary Shares from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

The Catcha Class A Ordinary Shares are listed on the NYSE American. On November 4, 2022, the NYSE notified Catcha that the NYSE determined to commence proceedings to delist Catcha’s public warrants and that trading in the warrants would be suspended immediately due to “abnormally low” trading price levels pursuant to Section 802.01D of the NYSE Listed Company Manual. Since then, the public warrants have traded on the over-the-counter market. We cannot assure investors that the Catcha Class A Ordinary Shares will continue to be listed on the NYSE American in the future or prior to the Business Combination. In order to continue listing the Catcha Class A Ordinary Shares on the NYSE American prior to the Business Combination, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in shareholders’ equity (generally $4,000,000) and a minimum number of holders of our securities (generally 400 holders).

Catcha has filed a preliminary proxy statement with the SEC for the 2024 Extension Meeting to be held on February 14, 2024 to approve the Extension Amendment to provide the Catcha Board the ability to extend the date by which Catcha must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, (2) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem all of Catcha’s Class A ordinary shares included as part of the units sold in initial public offering that was consummated on February 17, 2021, from February 17, 2024 up to three times by one month each to March 17, 2024, April 17, 2024, or May 17, 2024. If the Extension Amendment is approved and the extraordinary general meeting to approve the Business Combination is delayed, such delay may require additional funding of the Trust Account.

Section 119(b) of the NYSE American Company Guide requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of its initial public offering registration statement, which, in the case of Catcha, would be February 17, 2024. The extension of the Termination Date beyond February 17, 2024 will exceed the maximum 36 month period permitted by Section 119(b) of the NYSE American Company Guide. As a result, if we do not close the proposed Business Combination prior to February 17, 2024 and the Extension Amendment is approved, the NYSE American may commence proceedings to de-list the Catcha Class A Ordinary Shares. The announcement of de-listing proceedings may adversely affect the trading price of the Catcha Class A ordinary shares and, if our Class A Ordinary Shares are de-listed, there may no longer be an active trading market for such Class A Ordinary Shares. In addition, the potential or actual de-listing of the Catcha Class A Ordinary Shares may also adversely affect our ability to consummate an initial business combination.

If the NYSE American delists the Catcha Class A Ordinary Shares from trading on its exchange and we are not able to list the Catcha Class A Ordinary Shares on another national securities exchange, we expect such securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•	limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that the Catcha Class A Ordinary Shares are a “penny stock” which will require brokers trading in the Catcha Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Our Catcha Class A Ordinary Shares qualify as covered securities under the statute.

Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE American, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Provisions in our Existing Governing Documents may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Catcha Class A Ordinary Shares and could entrench management.

Catcha’s Existing Governing Documents contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include a staggered board of directors, the ability of the Catcha Board to designate the terms of and issue new series of preference shares, and the fact that prior to the completion of our initial business combination only holders of our Catcha Class B Ordinary Shares, which have been issued to our Sponsor, are entitled to vote on the appointment of directors, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. There is uncertainty as to whether a court would enforce any provision limiting which federal or state courts in which such suits may be brought. Our exclusive forum provision does not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and holders of our warrants are not deemed to have waived our compliance with these laws, rules and regulations. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”) and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

In addition, following the Business Combination, irrespective of the ability of a warrant holder to bring an action in any such forum, due to the fact that PubCo is a Jersey company with all of its properties located outside of the United States, if a warrant holder brings a claim against PubCo under the warrant agreement, the Securities Act or Exchange Act, or otherwise, such warrant holder may have difficulty pursuing its legal rights against PubCo in any United States courts having jurisdiction over any such claims. See “Enforceability of Civil Liability” for additional information on enforcing judgments outside of the United States.

Catcha is not registering the Catcha Class A Ordinary Shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

Catcha is not registering the Catcha Class A Ordinary Shares issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Catcha Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 20 business days after the Closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Catcha Class A Ordinary Shares until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, we will be required to permit holders to exercise their warrants on a cashless basis, in which case, the number of Catcha Class A Ordinary Shares that you will receive upon cashless exercise will be based on a formula subject to a maximum amount of shares equal to 0.361 Catcha Class A Ordinary Shares per warrant (subject to adjustment). However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our Catcha Class A Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. Exercising the warrants on a cashless basis could have the effect of reducing the potential “upside” of the holder’s investment in our company because the warrant holder will hold a smaller number of Catcha Class A Ordinary Shares upon a cashless exercise of the warrants they hold. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the Catcha Class A Ordinary Shares included in the units. There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants included as part of units sold in our initial public offering. In such an instance, our Sponsor and its permitted transferees (which may include our officers and directors) would be able to exercise their warrants and sell the Catcha Ordinary Shares underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying Catcha Ordinary Shares. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying Catcha Class A Ordinary Shares for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth herein even if the holders are otherwise unable to exercise their warrants.

A provision of Catcha’s Warrant Agreement may make it more difficult for Catcha to consummate the Business Combination.

Unlike most blank check companies, if (i) Catcha issues additional Catcha Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the Closing of our initial business combination at a newly issued price of less than $9.20 per ordinary share, (ii) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of on the date of the consummation of net of redemptions), and (iii) the market value is below $9.20 per share, then the exercise price of the warrants will be adjusted to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the market value and the newly issued price. This may make it more difficult for us to consummate the Business Combination.

Risks Related to the Redemptions and Certain Outstanding Securities of Catcha

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our,” or “Catcha” refer to Catcha Investment Corp prior to the consummation of the Business Combination.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your shares or warrants, potentially at a loss.

Catcha’s public shareholders are entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) completion of the Business Combination or any other initial business combination, and then only in connection with those Catcha Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations described herein, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend Catcha’s Existing Governing Documents (A) to modify the substance or timing of Catcha’s obligation to provide holders of Catcha Class A Ordinary Shares the right to have their shares redeemed in connection with Catcha’s initial business combination or to redeem 100% of its public shares if Catcha does not complete the Business Combination or any other initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting or (B) with respect to any other provision relating to the rights of holders of our Catcha Class A Ordinary Shares, and (iii) the redemption of Catcha’s public shares if Catcha has not consummated the Business Combination or any other initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting. Public shareholders who redeem their Catcha Class A Ordinary Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if Catcha has not consummated an initial business combination within 24 months from the closing of its initial public offering, with respect to such Catcha Class A Ordinary Shares so redeemed. In no other circumstances will a public shareholder have any right or interest of any kind in the Trust Account. Holders of warrants do not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If Catcha’s shareholders fail to properly demand redemption rights, they will not be entitled to convert their Catcha Ordinary Shares into a pro rata portion of the Trust Account. Public shareholders who wish to redeem their Catcha Class A Ordinary Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption right prior to the deadline.

A public shareholder will be entitled to receive cash for any Catcha Class A Ordinary Shares to be redeemed only if such public shareholder: (i) holds Catcha Class A Ordinary Shares; (ii) submits a written request to Continental, Catcha’s transfer agent, in which it (a) requests that Catcha redeem all or a portion of its Catcha Class A Ordinary Shares for cash and (b) identifies itself as a beneficial holder of the Catcha Class A Ordinary Shares and provides its legal name, phone number and address; and (iii) delivers its share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Catcha Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on     , 2024 (two business days before the initially scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and the transfer agent, will need to act to facilitate this request. It is Catcha’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Catcha does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their Catcha Class A Ordinary shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Right and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the Catcha Class A Ordinary Shares that it holds and timely delivers its share certificates (if any) and other redemption forms to the transfer agent, PubCo will redeem such Catcha Class A

Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of Catcha’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Any public shareholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the Trust Account. Please see the section titled “Extraordinary General Meeting of Catcha — Redemption Rights” for additional information on how to exercise your Redemption Right.

If a Catcha shareholder fails to receive notice of Catcha’s offer to redeem its public shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

Catcha will comply with the proxy rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite Catcha’s compliance with these rules, if a shareholder fails to receive its proxy solicitation, as applicable, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation, as applicable, that Catcha will furnish to holders of its public shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly submit public shares for redemption. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

The high level of redemptions that occurred in connection with the Extension Meeting and the ability of shareholders to exercise redemption rights with respect to a large number of outstanding shares of Catcha Class A Ordinary Shares in connection with the Business Combination could increase the probability that the Business Combination will be unsuccessful and that shareholders would have to wait for liquidation to redeem their public shares.

The net proceeds from our initial public offering and the sale of the private placement warrants provided us $300,000,000 to use to complete the Business Combination. In connection with the Extension Meeting, the holders of 27,785,141 Catcha Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643.31. As a result of redemptions in connection with the Extension Meeting, a majority of the funds in the Trust Account were used to pay the redeeming shareholders. As of September 30, 2023, there was approximately $24.3 million of cash held in the Trust Account, which was approximately $10.96 per share. As of January 31, 2024, the remaining funds available in the Trust Account were $24,857,258.87.

At the time Catcha entered into the Business Combination Agreement, it did not know how many shareholders would exercise their redemption rights in connection with the Business Combination, and therefore, it structured the Business Combination based on its expectations as to the number of public shares that will be submitted for redemption. If a larger number of public shares are submitted for redemption than it initially expected, the funding of such redemptions of shares may deplete the Trust Account prior to the Closing. This could lead to a failure to consummate the Business Combination, a failure to maintain the listing of its securities on the NYSE American or another national securities or a lack of liquidity, which could impair PubCo’s ability to fund its operations and adversely affect its business, financial condition and results of operations.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Catcha Class A Ordinary Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Catcha Class A Ordinary Shares.

A public shareholder, together with his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Catcha

Class A Ordinary Shares (the “Excess Shares”). In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Catcha will require each public shareholder seeking to exercise its redemption right to certify to Catcha whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to Catcha at that time, such as Section 13D. Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Catcha makes the above-referenced determination. Your inability to redeem any such Excess Shares will reduce your influence over Catcha’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Catcha if you sell such Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such Excess Shares if Catcha consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the Catcha Class A Ordinary Shares and, in order to dispose of such Excess Shares, would be required to sell your shares in open market transactions, potentially at a loss. Catcha cannot assure you that the value of such Excess Shares will appreciate over time following the Business Combination or that the market price of the Catcha Class A Ordinary Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Catcha’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Catcha’s shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

Catcha can give no assurance as to the price at which a shareholder may be able to sell PubCo Ordinary Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in PubCo share price and may result in a lower value realized now than a PubCo shareholder might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of Catcha Class A Ordinary Shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

Furthermore, if a public shareholder exercises its redemption right, it will not result in either the exercise or loss of any warrants that such public shareholder may hold. The warrants will continue to be outstanding following a redemption of the Catcha Class A Ordinary Shares and will become exercisable in connection with the completion of the Business Combination. Assuming 100% redemption, the warrants owned by such redeeming public shareholders will be worth approximately $700,000 in the aggregate based on the closing price of February 1, 2024, the most recent trade date prior to the date of this proxy statement/prospectus.

If third parties bring claims against Catcha, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per public share.

Catcha’s placing of funds in the Trust Account may not protect those funds from third-party claims against Catcha. Although Catcha will seek to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses and other entities with which Catcha does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Catcha’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where Catcha may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Catcha and will not seek recourse against the Trust Account for any reason. Upon redemption of Catcha’s public shares, if Catcha has not consummated the Business Combination or any other initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, or upon the exercise of a redemption right in connection with the Business Combination, Catcha will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. Pursuant to a letter agreement, Catcha’s Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under Catcha’s indemnity of the underwriter of its initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, Catcha has not asked the Sponsor to reserve for such indemnification obligations nor has Catcha independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and we believe that the Sponsor’s only assets are securities of Catcha. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Catcha may not be able to complete the Business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Catcha’s officers or directors will indemnify Catcha for claims by third parties including, without limitation, claims by vendors, service providers and prospective target businesses.

EXTRAORDINARY GENERAL MEETING OF CATCHA

General

Catcha is furnishing this proxy statement/prospectus to Catcha’s shareholders as part of the solicitation of proxies by the Catcha Board for use at the extraordinary general meeting of Catcha to be held on     , 2024, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Catcha’s shareholders on or about     , 2024 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Catcha’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at the offices of Goodwin Procter LLP, 620 8th Avenue, New York, New York 10018, unless the extraordinary general meeting is adjourned or postponed. We also intend to hold the extraordinary general meeting through a “virtual” or online method. You will be able to attend the extraordinary general meeting online, vote and submit your questions during the extraordinary general meeting by visiting https://    .

Purpose of the Extraordinary General Meeting of Catcha

At the extraordinary general meeting, Catcha is asking holders of Catcha Ordinary Shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement;

•	a proposal to approve and authorize, by special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, the Merger and the Plan of Merger;

•

a proposal to approve, by special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, the amendment and restatement of the Existing Governing Documents with effect from the Effective Time pursuant to the terms of the Business Combination Agreement;

•

the following separate proposals to be approved by ordinary resolution, on a non-binding advisory basis to approve material differences between the Proposed Charter and the Existing Governing Documents:

•

to increase the authorized share capital of Catcha from $55,500 divided into (i) 500,000,000 Catcha Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Catcha Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) an unlimited number of no par value PubCo Ordinary Shares, and an unlimited number of no par value PubCo Preferred Shares;

•	to permit removal of a director only for cause and only by the passing of an Ordinary Resolution by PubCo;

•

to provide that, subject to the rights of holders of any series of preferred shares, the minimum number of directors shall be two and the maximum number of directors will be fixed from time to time by a majority of the PubCo Board;

•	to eliminate the ability of PubCo shareholders to take action by written consent in lieu of a meeting; and

•

to provide that the Proposed Charter may be amended, altered, repealed or adopted by the passing of a Special Resolution by PubCo for amendments for certain provisions of the Proposed Charter relating to: (i) classification and election of the PubCo Board, removal of directors from office, and filling vacancies on the PubCo Board, (ii) actions taken by the PubCo shareholders, (iii) exculpation of personal liability of a director of PubCo and indemnification of persons serving as directors or officers of PubCo, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter.

•

a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary or convenient, to, among other things, (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Catcha’s shareholders, (ii) if there are insufficient Catcha Ordinary Shares represented at the extraordinary general meeting, (iii) in order to solicit additional proxies from Catcha’s Shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iv) if the holders of Catcha Class A Ordinary Shares have elected to redeem such shares such that either (a) the PubCo Ordinary Shares would not be approved for listing on either the NYSE or Nasdaq or (b) Catcha’s net tangible assets would not be satisfied at Closing.

Recommendation of the Catcha Board

The Catcha Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Catcha and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the M&A Amendment and Restatement Proposal, “FOR” each of the separate Advisory Charter Proposals, and if required, “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Catcha’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Catcha and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals, subject to their fiduciary duties under Cayman Islands law. In addition, Catcha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Record Date — Who is Entitled to Vote

Catcha’s shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they own Catcha Ordinary Shares at the close of business on January 16, 2024, which is the record date for the extraordinary general meeting (or any postponement or adjournment thereof). Catcha’s shareholders are entitled to one vote for each Catcha Class A Ordinary Share held of record as of the record date, and Catcha’s shareholders are entitled to one vote for each Catcha Class B Ordinary Share held of record as of the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. The warrants do not have voting rights attached to them. As of the close of business on the record date, there were 9,714,859 Catcha Ordinary Shares issued and outstanding, of which 2,214,859 were Catcha Class A Ordinary Shares and 7,500,000 were Catcha Class B Ordinary Shares.

Quorum

A quorum of Catcha’s shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if one or more shareholders who together hold not less than a majority of the issued and outstanding Catcha Ordinary Shares entitled to vote at the extraordinary general meeting are represented in person or by proxy at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 4,857,430 Catcha Ordinary Shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Catcha but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Unless represented in person or by proxy at the extraordinary meeting, abstentions and broker votes will not count for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Merger Proposal requires a special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the M&A Amendment and Restatement Proposal requires a special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of each of the Advisory Charter Proposals requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of Catcha Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your Catcha Ordinary Shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Catcha Board “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the M&A Amendment and Restatement Proposal, “FOR” each of the separate Advisory Charter Proposals, and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person or virtually at the time of the meeting. You will receive a ballot when you arrive, or if you attend the virtual meeting you will be able vote your shares and submit questions during the extraordinary general meeting via a live webcast

available at https://    . You will need your control number for access. If you do not have your control number, contact Continental no later than at least 72 hours in advance of the meeting at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Catcha can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact Continental to have a control number generated. Contact information is as follows: proxy@continentalstock.com.

Revoking Your Proxy

If you are a Catcha shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another signed proxy card with a later date;

•	you may notify Catcha in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Catcha Ordinary Shares, you may call Morrow, our proxy solicitor, by calling free (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing CHAA@investor.morrowsodali.com.

Redemption Rights

In connection with the proposed Business Combination, pursuant to the Existing Governing Documents, a public shareholder may request that Catcha redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	hold public shares;

(ii)

submit a written request to Continental, Catcha’s transfer agent, in which you (a) request that Catcha redeem all or a portion of your public shares for cash, and (b) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and (c) deliver your public shares to Continental, Catcha’s transfer agent, physically or electronically through DTC; and

(iii)	deliver your certificates for public shares (if any) along with the redemption forms to Continental, Catcha’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above at any time prior to     , Eastern Time, on     , 2024 (being at least two business days before the scheduled vote at the extraordinary general meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold public shares on the record date. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Catcha’s transfer agent, Catcha will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to Catcha. For illustrative purposes, based on approximately $24.3 million of funds in the Trust Account and 2,214,859 shares subject to possible redemption, in each case, as of September 30, 2023, this would have amounted to approximately $10.96 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker a fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the extraordinary general meeting, or thereafter with Catcha’s consent until the Closing. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the scheduled vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash. Under the Existing Governing Documents, Catcha does not have a specified maximum redemption threshold, other than the aforementioned 15% threshold, except that in no event will Catcha redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Holders of the warrants will not have redemption rights with respect to the warrants.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Catcha cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Underwriting Fees as a Percentage of Initial Public Offering Proceeds Net of Redemptions

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Initial Public Offering underwriting fees (1)	$6,000,000	$6,000,000	$6,000,000	$6,000,000
Initial Public Offering Proceeds net of redemptions (2)	$24,268,839	$18,201,629	$6,067,210	$—
Underwriting fees as a % of Initial Public Offering proceeds net of redemptions	24.7%	33.0%	98.9%	N/A

(1)

Includes the underwriting commissions received by the underwriter of Catcha’s initial public offering upon the closing thereof. Excludes the deferred underwriting commissions which were waived by the underwriter.

(2)	Based upon cash held in the Trust Account as of September 30, 2023.

Appraisal Rights

With respect to the Merger, the Cayman Islands Companies Act provides for a right of Catcha’s dissenting shareholders to be paid the fair value of their shares in connection with the Business Combination. Please note that Catcha warrant holders do not have appraisal rights under the Cayman Islands Companies Act in connection with the Business Combination.

In connection with the Business Combination, holders of Catcha Ordinary Shares who comply with the applicable requirements of Section 238 of the Cayman Islands Companies Act shall have the right, under certain circumstances, to exercise their statutory appraisal (“dissenter”) rights to seek payment of the fair value of their Catcha Ordinary Shares. These statutory dissenter rights are separate to the rights of public shareholders to elect to have their shares redeemed for cash at the applicable redemption price in accordance with the Existing Governing Documents. It is Catcha’s view that such fair value would equal the amount which Catcha’s shareholders would obtain if they exercise their redemption rights as described herein. If a Catcha shareholder exercises its redemption rights, it cannot exercise its dissenter rights.

The Catcha Board will determine the fair value of the dissenting shares with reference to the assets and liabilities position of Catcha and the redemption price. If the dissenting shareholders do not agree with the fair value determined by the Catcha Board and file a petition with the Cayman Court for a determination of the fair value of the dissenting shares, the Cayman Court will determine the fair value of the dissenting shares as at the date of the extraordinary general meeting at which the Merger is approved.

Catcha’s shareholders who wish to exercise their statutory appraisal rights must follow the statutory procedures prescribed in the Cayman Islands Companies Act as further explained below.

(a)

A dissenting shareholder should give a Written Objection to Catcha before the extraordinary general meeting, containing a statement that it proposes to object to the Merger and demands payment for its shares if the Merger is approved by Catcha’s shareholders at the extraordinary general meeting. For the avoidance of doubt, the giving of a Written Objection does not represent a vote at the extraordinary general meeting. Catcha’s shareholders may vote for or against the Business Combination at the extraordinary general meeting irrespective of whether they wish to exercise their appraisal rights and are not required to vote against the Business Combination at the extraordinary general meeting in order to exercise their appraisal rights.

(b)

Upon receipt of the Written Objection and within 20 days immediately following the extraordinary general meeting, Catcha shall give written notice of the approval of the Merger (if it is so approved at the extraordinary general meeting) to each dissenting shareholder who gave a Written Objection.

(c)	Within the Dissenting Period, each dissenting shareholder must give Catcha an Appraisal Right Exercise Notice stating (i) its name and address, (ii) the number and classes of shares in respect of which it dissents, and (iii) a demand for payment of the fair value of its shares. A dissenting shareholder must dissent and exercise its appraisal right in respect of all (and not part only) of its holding of Catcha Ordinary Shares.

(d)

Within seven days immediately following the date of expiration of the Dissenting Period or within seven days immediately following the date on which the Plan of Merger is filed with the Cayman Registrar, whichever is later, Catcha or the successor company(as applicable) will make a Purchase Offer to each dissenting shareholder to purchase its dissenting shares at a specified price determined by the Catcha Board to be the fair value of the shares.

(e)

Within 30 days immediately following the date on which the Purchase Offer is made (or Catcha otherwise agrees with the dissenting shareholder upon the price to be paid for the dissenting shares), if the dissenting shareholder agrees with the Purchase Price Offer, such amount will be paid forthwith in cash to the dissenting shareholder.

(f)

If the dissenting shareholder does not agree with the Purchase Price Offer and Catcha and the dissenting shareholder fail to agree on the price to be paid for the dissenting shares, Catcha or the successor company (as applicable) will, and the dissenting shareholder may, file a petition with the Cayman Court for a determination of the fair value of the dissenting shares of all dissenting shareholders.

(g)	At the hearing of such petition, the Cayman Court shall determine the fair value of the dissenting shares to be paid to each dissenting shareholder.

(h)

The costs of the proceeding may be determined by the Cayman Court and taxed upon the parties as the Cayman Court deems equitable in the circumstances (i.e., the Cayman Court will determine whether the costs of the proceedings should be borne by the dissenting shareholder(s) and/or Catcha or the successor company (as applicable) and the amount to be borne by each party).

Under the Cayman Islands Companies Act, upon giving the Appraisal Right Exercise Notice, the dissenting shareholder will cease to have any right as a Catcha shareholder (including the redemption right to redeem all or part of their holdings of Catcha Ordinary Shares) except the appraisal rights and the right under Section 238(12) of the Cayman Islands Companies Act to participate fully in all proceedings until the determination of fair value is reached.

Catcha’s shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Islands Companies Act.

See “— Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Proxy Solicitation Costs

Catcha is soliciting proxies on behalf of the Catcha Board. This solicitation is being made by mail but also may be made by telephone or in person. Catcha and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Catcha will bear the cost of the solicitation.

Catcha has hired Morrow to assist in the proxy solicitation process. Catcha will pay that firm a fee of $17,500 plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Such fee will be paid with funds held outside of the Trust Account.

Catcha will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Catcha will reimburse them for their reasonable expenses.

Catcha’s Sponsor Agreements

As of the date of this proxy statement/prospectus, there are 9,714,859 Catcha Ordinary Shares issued and outstanding, which includes 2,214,859 Catcha Class A Ordinary Shares and 7,500,000 Catcha Class B Ordinary Shares. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 15,333,333 warrants to acquire Catcha Ordinary Shares, comprised of 5,333,333 private placement warrants held by the Sponsor and 10,000,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities and otherwise in compliance with the tender offer rules and other Exchange Act limitations, including Rule 14e-5 thereunder, the Sponsor, Crown and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Crown and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (i) limit the number of public shares electing to redeem their public shares and (ii) increase the likelihood of satisfaction of the requirement that Catcha’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

In accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, any public shares purchased by the Sponsor, Crown and/or their directors, officers, advisors or respective affiliates would not be voted in favor of approving the Business Combination.

We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

General

Holders of Catcha Ordinary Shares are being asked to adopt the Business Combination Agreement, approve the terms thereto and approve the Business Combination and transactions contemplated thereby, including the Merger. Catcha’s shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Subject to the approval of the Merger Proposal and the M&A Amendment and Restatement Proposal, Catcha may consummate the Business Combination only if it is approved by ordinary resolution, being the affirmative vote of the holders of at least a majority of the Catcha Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary meeting of Catcha either in person or by proxy.

The Business Combination Agreement

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Catcha’s shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial advisors and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to Closing. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules referred to therein which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders or shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Crown, Catcha, PubCo, Merger Sub or any other matter.

General Description of the Transactions

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties will undertake a series of transactions pursuant to which, among other things, (i) on the Merger Effective Date,

Merger Sub will merge with and into Catcha, with Catcha surviving as the surviving company (for the purposes of the Companies Act (As Revised) of the Cayman Islands) and (ii) on the first (1st) business day following the Merger Effective Date (“Exchange Effective Date”), subject to the terms and procedures set forth under the Business Combination Agreement, the Crown Shareholders will transfer to PubCo, and PubCo will acquire from the Crown Shareholders, all of the Crown Shareholders’ shares of Common Stock as consideration and in exchange for the issuance of PubCo Ordinary Shares. On or following the Merger Effective Date, Catcha will file an election for U.S. federal income tax purposes to be classified as an entity disregarded as separate from its owner PubCo. On the Exchange Effective Date, PubCo will establish tax residency in the U.K. The merger described in (i) is referred to as the “Merger” and the exchange in (ii) is referred to as the “Exchange.” The Merger, the Exchange and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

The Merger

As a result of the Merger, at the Effective Time (i) all the assets and liabilities of Catcha and Merger Sub shall vest in and become the assets and liabilities of Catcha as the surviving company, and Catcha shall thereafter exist as a wholly-owned subsidiary of PubCo, (ii) each issued and outstanding security of Catcha immediately prior to the Effective Time shall be cancelled in exchange for or converted into securities of PubCo as set out below, (iii) the members of the Catcha Board and executive officers of Catcha shall cease to hold office, and the board of directors and executive officers of Catcha as the surviving company shall be as determined among Catcha, PubCo and Crown and (iv) Catcha’s Existing Governing Documents shall be amended and restated to read in their entirety in the form attached to this proxy statement/prospectus as Annex C.

Subject to the terms and conditions of the Business Combination Agreement, in consideration for the Merger:

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each (a) Catcha Class A Ordinary Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one newly issued PubCo Ordinary Share, and (b) Catcha Class B Ordinary Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one newly issued PubCo Ordinary Share;

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each Catcha warrant outstanding and unexercised immediately prior to the Effective Time shall be assumed by PubCo and converted into one PubCo Warrant that entitles the holder thereof to purchase one PubCo Ordinary Share in lieu of one Catcha Class A Ordinary Share and otherwise upon substantially the same terms and conditions applicable to such Catcha warrant prior to the Effective Time; and

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the single Merger Sub Ordinary Share outstanding immediately prior to the Effective Time shall be converted into a single ordinary share in Catcha, as the surviving company (such ordinary share being the only outstanding share in Catcha immediately following the Effective Time).

The Exchange

On the first (1st) business day following the Merger Effective Date, subject to the terms and procedures set forth in the Business Combination Agreement, the Crown Shareholders will transfer their shares of Common Stock to PubCo. In consideration for such transfer, PubCo shall issue to each of the Crown Shareholders its Pro Rata Share of the Exchange Consideration. The “Exchange Consideration” is a number of newly issued PubCo Ordinary Shares equal to (a) a transaction value of $600 million divided by (b) a per share price of $10.00. “Pro Rata Share” means, with respect to each Crown Shareholder, a fraction expressed as a percentage equal to (i) the number of shares of Common Stock held by such Crown Shareholder immediately prior to the effective time of the Exchange, divided by (ii) the total number of issued and outstanding shares of Common Stock immediately prior to the effective time of the Exchange.

Closing

Subject to the satisfaction or waiver of the conditions set forth in Business Combination Agreement, the consummation of the transactions contemplated by the Business Combination Agreement shall take place at such place (including remotely) and time to be agreed upon by Crown and Catcha following the Exchange Effective Date.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Crown, Catcha, PubCo, and Merger Sub. The representations and warranties are, in certain cases, subject to specified exceptions and materiality, Material Adverse Effect (see “— Material Adverse Effect” below), knowledge and other qualifications contained in the Business Combination Agreement and may be further modified and limited by the disclosure schedules to the Business Combination Agreement and, in the case of Catcha, by certain information set forth in the SEC reports filed or furnished by Catcha (excluding any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature).

The Business Combination Agreement contains representations and warranties of Crown relating to, among other things:

•	due organization and qualification;

•	subsidiaries;

•	due authorization and approvals to enter into the Business Combination Agreement;

•	absence of conflicts;

•	the consent, approval or authorization of governmental authorities; pre-transaction capitalization; financial statements; absence of undisclosed liabilities;

•	litigation and proceedings;

•	compliance with laws;

•	intellectual property;

•	material contracts and absence of defaults;

•	employee matters;

•	tax matters;

•	brokers’ fees;

•	insurance;

•	assets and real property;

•	environmental matters;

•	absence of certain changes or events;

•	transactions with affiliates;

•	internal controls;

•	anti-corruption compliance;

•	material permits;

•	customers and suppliers; and

•	statements made in this proxy statement/prospectus.

The Business Combination Agreement contains representations and warranties of Catcha relating to, among other things:

•	due organization and qualification;

•	due authorization and approvals to enter into the Business Combination Agreement;

•	absence of conflicts;

•	compliance with laws;

•	the consent, approval or authorization of governmental authorities;

•	financial ability and Trust Account; brokers’ fees;

•	SEC reports and financial statements;

•	the absence of certain changes or events;

•	independent investigation;

•	tax matters; and

•	capitalization.

The Business Combination Agreement contains representations and warranties of each of PubCo and Merger Sub relating to, among other things, due organization and qualification; due authorization and approvals to enter into the Business Combination Agreement; absence of conflicts; the consent, approval or authorization of governmental authorities; brokers’ fees; business activities and the absence of certain changes or events; capitalization; and statements made in this proxy statement/prospectus.

Material Adverse Effect

“Material Adverse Effect’’ as used in the Business Combination Agreement means, with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations under the Business Combination Agreement or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect:

(i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business;

(ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate;

(iii) changes in IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate;

(iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster;

(v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and

(vi) with respect to Catcha, the consummation and effects of the Catcha share redemptions;

provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries in which such person or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Catcha, the amount of the Catcha share redemptions or the failure to obtain the approval of Catcha’s shareholders shall not be deemed to be a Material Adverse Effect on or with respect to Catcha.

Covenants of the Parties

Covenants of Crown, PubCo and/or Merger Sub

Crown made certain covenants under the Business Combination Agreement (subject to the terms and conditions set forth therein), including, among others, the following:

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Subject to certain exceptions, during the Interim Period, Crown shall, and shall cause its subsidiaries to, (i) conduct and operate its business in the ordinary course consistent with past practice, (ii) comply in all material respects with all applicable laws applicable to it and the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

•	Subject to certain exceptions, Crown shall not, and Crown shall cause its subsidiaries not to, do any of the following during the Interim Period without Catcha’s prior written consent:

•	amend, waive or otherwise change, in any respect, its organizational documents;

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authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

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split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of $100,000 individually or $250,000 in the aggregate;

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increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any benefit plans with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable law, pursuant to the terms of any benefit plans or in the ordinary course of business consistent with past practice;

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make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable;

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transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material registered intellectual property, intellectual property licensed by Crown or other intellectual property of Crown (excluding non-exclusive licenses of Crown’s intellectual property to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

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terminate, or waive or assign any material right under, any material contract or enter into any contract that would be a material contract, in any case outside of the ordinary course of business consistent with past practice;

•	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•	establish any subsidiary or enter into any new line of business;

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fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

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revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with Crown’s outside auditors;

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waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in Catcha’s financial statements;

•	close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

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acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

•	make capital expenditures in excess of $100,000 (individually for any project (or set of related projects)) or $250,000 in the aggregate;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a material contract or benefit plan;

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sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Crown;

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take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Business Combination Agreement;

•	accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

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enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

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maintain the existing relations and goodwill of the Target Companies with customers, suppliers, distributors and creditors of the Target Companies and use commercially reasonable efforts to maintain all insurance policies of the Target Companies or equivalent substitutes therefor; or

•	authorize or agree to do any of the foregoing actions.

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Subject to certain exceptions, Crown shall, and shall cause its representatives to, afford to Catcha reasonable access during the Interim Period to all of its employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to the Target Companies, and shall cause each of Crown’s Representatives to reasonably cooperate with Catcha in its investigation.

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Within fifteen (15) days after the date of the Business Combination Agreement, Crown shall deliver to Catcha a draft of its financial statements and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of Crown or PubCo that are required to be included in this proxy statement/prospectus. Crown and PubCo shall each use its best efforts (a) to prepare in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in this proxy statement/prospectus and any other filings to be made by Crown or PubCo with the SEC in connection with the Business Combination and (b) to obtain the consents of their auditors with respect thereto as may be required by applicable law or requested by the SEC in connection therewith.

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During the Interim Period, within thirty (30) days following the end of each month, each three-month quarterly period and each fiscal year (or such earlier date as such financial statements need to be available for inclusion in this proxy statement/prospectus), Crown shall deliver to Catcha unaudited consolidated financial statements, including an income statement an unaudited consolidated balance sheet, changes in shareholders’ equity, and consolidated statement of cash flows of the Target Companies for the period from the interim balance sheet date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year. From the date of the Business Combination Agreement through the Closing Date, Crown will also promptly deliver to Catcha copies of any audited consolidated financial statements of the Target Companies that the Target Companies certified public accountants may issue.

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Crown, Merger Sub and PubCo agree that, while each is in possession of such material nonpublic information, each shall not purchase or sell any securities of Catcha (other than to engage in the Business Combination in accordance herewith), communicate such information to any third party, take any other action with respect to Catcha in violation of such laws, or cause or encourage any third party to do any of the foregoing.

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Crown shall use commercially reasonable efforts to negotiate in good faith with any and all holders of warrants in order to obtain, prior to the Closing, executed agreements by which such holders shall terminate, cancel or convert the warrants, effective prior to the Merger Effective Date, in exchange for Crown Common Stock on terms of substantially similar economic value as the Crown Common Stock otherwise issuable upon exercise of such warrants as of the time of the Closing.

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Prior to or as promptly as practicable after this proxy statement/prospectus is declared effective under the Securities Act, Crown shall duly call a meeting of the Crown Shareholders to be held as promptly as reasonably practicable following the date that this proxy statement/prospectus is declared effective under the Securities Act for the purpose of obtaining the vote of the holders of shares of Crown Common Stock to the extent required to approve the Transaction Proposals and such other matter as may be mutually agreed by Catcha and Crown, and Crown shall use its reasonable best efforts to solicit from the Crown Shareholders proxies or consent (as applicable) in favor of the such approval by the Crown Shareholders prior to such shareholders’ meeting, and to take all other actions necessary or advisable to secure the such approval. Crown shall send meeting materials to the Crown Shareholders entitled to receive notice of the shareholders’ meeting which shall seek such shareholders’ approval and shall include in all such meeting materials it sends to such Crown Shareholders in connection with the shareholders’ meeting a statement to the effect that Crown’s board of directors has unanimously recommended that such Crown Shareholders vote in favor of the approval, and neither the board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, such recommendation.

Covenants of Catcha

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Subject to certain exceptions, during the Interim Period, Catcha shall, (i) conduct and operate its business in the ordinary course consistent with past practice, (ii) comply in all material respects with all applicable laws applicable to it, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

•	Subject to certain exceptions, Catcha shall not do any of the following during the Interim Period without Crown’s prior written consent:

•	amend, waive or otherwise change, in any respect, its organizational documents;

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authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

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split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person, provided that this shall not prevent Catcha from borrowing funds necessary to finance its ordinary course administrative costs and expenses incurred in connection with the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement, up to aggregate additional indebtedness during the Interim Period of $5,000,000);

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make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law;

•	amend, waive or otherwise change the trust agreement in any manner materially adverse to Catcha;

•	terminate, waive or assign any material right under any material contract of Catcha;

•	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•	establish any subsidiary or enter into any new line of business;

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fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

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revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Catcha’s outside auditors;

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waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Business Combination Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Catcha) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in Catcha’s financial statements;

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acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

•	make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any expenses);

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);

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voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any expenses) other than pursuant to the terms of a Contract in existence as of the date of the Business Combination Agreement or entered into in the ordinary course of business or in accordance with the Business Combination Agreement;

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sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

•	enter into any agreement, understanding or arrangement with respect to the voting of Catcha’s securities;

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take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any governmental authority to be obtained in connection with the Business Combination Agreement; or

•	authorize or agree to do any of the foregoing actions.

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Subject to certain exceptions, Catcha shall, and shall cause its representatives to, afford to Crown reasonable access during the Interim Period to all of its employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information, of or pertaining to Catcha, and shall cause each of the Catcha’s representatives to reasonably cooperate with Catcha in its investigation.

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During the Interim Period, Catcha will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Catcha Class A Ordinary Shares on NYSE American.

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Prior to or as promptly as practicable after this proxy statement/prospectus is declared effective under the Securities Act, Catcha shall establish a record date for, duly call, and convene and hold an extraordinary general meeting of Catcha’s shareholders in accordance with its organizational documents to be held as promptly as reasonably practicable following the date on which this proxy statement/prospectus is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the vote of the holders of Catcha Ordinary Shares required to approve the Transaction Proposals in accordance with the requirements of the Cayman Act, Catcha’s organizational documents, all applicable SEC, NYSE (including NYSE American) requirements and all other applicable laws (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Business Combination Agreement); provided, however, that Catcha may adjourn or postpone such shareholders’ meeting (i) to the extent necessary to ensure that any supplement or amendment to this proxy statement/prospectus that Catcha determines in its sole discretion is necessary to comply with applicable laws is provided to the shareholders in advance of a vote on the adoption of the Transaction Proposals, (ii) if, as of the time that the shareholders’ meeting is originally scheduled, there are insufficient Catcha Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the shareholders’ meeting, (iii) if, as of the time that the shareholders’ meeting is originally scheduled, adjournment or postponement of the meeting is necessary to enable Catcha to solicit additional proxies required to obtain shareholders’ approval, or (iv) to comply with applicable law. This proxy statement/prospectus shall include a statement to the effect that the Catcha Board has recommended that Catcha’s shareholders vote in favor of the Transaction Proposals at the shareholders’ meeting, and neither the board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, such recommendation; provided that the board may make any such change in recommendation prior to receipt of the shareholders’ approval if it determines in good faith that it is required to do so in order to comply with the directors’ fiduciary duties under applicable laws.

Joint Covenants

The Business Combination Agreement also contains certain other covenants and agreements among the various parties, including, among others, that the applicable parties shall:

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assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Business Combination;

•	obtain all material consents and approvals of third parties that are required to consummate the Business Combination;

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cause the number of members of the board of the directors (effective as of the Closing) to be at least five, including at least one director designated by Catcha or the Sponsor, three independent directors designated by Crown, and one additional director designated by Crown;

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during the Interim Period, not, without the prior written consent of Crown and Catcha, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any acquisition proposal, (ii) furnish any non-public information regarding such party or its affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any person in connection with or in response to an acquisition proposal, (iii) engage or participate in discussions or negotiations with any person with respect to, or that could reasonably be expected to lead to, an acquisition proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any acquisition proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any acquisition proposal, or (vi) release any other person from, or waive any provision of, any confidentiality agreement to which such party is a party; and

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during the Interim Period, use commercially reasonable efforts to facilitate PubCo’s entry into private placement agreements, subscription agreements, investment agreements, forward purchase agreements or any other forms of agreements with investors relating to the purchase of PubCo Ordinary Shares, purchase of securities that are convertible or exchangeable into PubCo Ordinary Shares or other forms of investment in or financing of (either directly or indirectly) PubCo.

Further, the Business Combination Agreement also contains additional covenants and agreements among the parties thereto in respect of, among other matters:

•	preparation, filing and distribution of this proxy statement/prospectus (including any amendments or supplements thereto);

•	tax matters, including with respect to the intended tax treatment;

•	confidentiality and public announcements and other commutations regarding the Business Combination Agreement and the transactions and other documents contemplated thereby;

•	indemnification of present and former directors and officers of Crown, Merger Sub, PubCo and Catcha;

•	maintaining in effect liability insurances covering those Persons who are currently covered by Catcha’s, Crown’s, PubCo’s or Merger Sub’s directors’ and officers’ liability insurance policies; and

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causing the funds in the Trust Account, after taking into account payments for the Catcha share redemptions and the proceeds of any PIPE financing or additional permitted financing, to first be used to pay (in the following order) (i) Catcha’s transaction expenses, (ii) any loans owed by Catcha to the Sponsor for any of Catcha’s transaction expenses and any administrative costs and expenses incurred by or on behalf of Catcha, (iii) any other liabilities of Catcha as of the Closing, and then (iv) Crown’s transaction expenses. Any remaining cash will be used for working capital and general corporate purposes of PubCo and Catcha as the surviving company from the Merger.

Conditions to Closing

Mutual Conditions

Each party’s obligation to consummate the Business Combination and other transactions contemplated by the Business Combination Agreement is conditioned upon, among other things:

•	approval of the Transaction Proposals by Catcha’s shareholders and the Crown Shareholders;

•	any waiting period (and any extension thereof) applicable to the Business Combination shall have expired or been terminated;

•	all consents required to be obtained from or made with any governmental authority in order to consummate the Business Combination shall have been obtained or made;

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no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination;

•	The members of the PubCo Board shall have been elected or appointed as of the Closing consistent with the requirements of the Business Combination Agreement;

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This proxy statement/prospectus shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to this proxy statement/prospectus;

•	PubCo Ordinary Shares to be issued in connection with the Business Combination Agreement shall have been approved for listing on either the NYSE or Nasdaq; and

•	Upon the Closing, after giving effect to the Catcha share redemption and any PIPE financing or additional permitted financing, Catcha shall have net tangible assets of at least $5,000,001.

Crown’s Conditions

The obligations of Crown to consummate the Business Combination and other transactions contemplated by the Business Combination Agreement is conditioned upon, among other things:

•	accuracy of the representations and warranties of Catcha (subject to certain bring-down standards);

•	performance of covenants by Catcha in all material respects as of or prior to the closing;

•	no occurrence of Material Adverse Effect with respect to Catcha; and

•	execution of the Registration Rights Agreement and Lock-Up Agreement.

Catcha’s Conditions

The obligations of Catcha to consummate the Business Combination and other transactions contemplated by the Business Combination Agreement is conditioned upon, among other things:

•	accuracy of the representations and warranties of Crown, PubCo and Merger Sub (subject to certain bring-down standards);

•	performance of covenants by Crown, PubCo and Merger Sub in all material respects as of or prior to the closing;

•	no occurrence of Material Adverse Effect with respect to Crown, PubCo or Merger Sub;

•	execution of the Registration Rights Agreement and Lock-Up Agreement;

•	closing of the KGLNG Transaction and the GBTRON Transaction; and

•	completion of Catcha’s legal due diligence of the Target Companies to its reasonable satisfaction and satisfaction of Catcha with the results thereof in its reasonable discretion.

Termination

The Business Combination Agreement may be terminated and the transactions contemplated therein may be abandoned at any time prior to the Closing:

•	by mutual written consent of Catcha and Crown;

•	by written notice by either Catcha or Crown to the other parties, if any of the conditions to the Closing have not been satisfied or waived by February 17, 2024;

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by written notice by either Catcha or Crown to the other parties, if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable;

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by written notice by Crown to Catcha, if (i) there has been a breach by Catcha of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of Catcha shall have become untrue or inaccurate, in any case, which would result in a failure of a mutual closing condition or Crown’s closing condition to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Catcha or (B) February 17, 2024;

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by written notice by Catcha to Crown, if (i) there has been a breach by Crown of any of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a mutual closing condition or Catcha’s closing condition to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Crown or (B) February 17, 2024;

•	by written notice by Catcha to Crown, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole;

•	by written notice by Catcha to Crown, if the approval by Catcha’s shareholders was not obtained at the extraordinary general meeting of Catcha;

•	by written notice by Crown to Catcha, if the approval by the Crown Shareholders was not obtained at the Crown Shareholders’ meeting; or

•	by written notice by Catcha to Crown, if Crown’s financial statements have not been delivered to Catcha on or prior to September 15, 2023.

Specific Performance

Each party to the Business Combination Agreement shall be entitled to seek an injunction or restraining order to prevent breaches of the Business Combination Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under the Business Combination Agreement, at law or in equity.

Non-survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement, or in any related document or instrument delivered pursuant to the Business Combination Agreement, will survive the Closing except for any covenants and agreements contained therein that expressly by their terms apply either in part or in whole after the Closing.

Governing Law

The Business Combination Agreement is governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof provided that matters that as a matter of the laws of the Cayman Islands are required to be governed by the law of the Cayman Islands

(including, without limitation, the effects of the Merger and the fiduciary duties that may apply to the directors and officers of the Parties) shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands.

Amendments to the Business Combination Agreement

On October 2, 2023, the Business Combination Agreement was amended to delete in its entirety the contingent right the Crown Shareholders who participate in the Exchange will have to receive earnout shares in an amount equal to ten percent (10%) of the issued and outstanding PubCo Ordinary Shares as of the Closing, subject to vesting upon the achievement of certain share prices and milestones.

On January 31, 2024, the Business Combination was further amended to (i) remove the closing condition in Section 9.2(f) of the Business Combination Agreement which would have required Catcha to have satisfied the minimum cash condition of at least US$20,000,000 and (ii) allow for listing of the PubCo Common Stock on either the NYSE or Nasdaq.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, or the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and Catcha’s shareholders and other interested parties are urged to read such Related Agreements in their entirety. Capitalized terms in this section not otherwise defined in this proxy statement/prospectus shall have the meanings ascribed to them in the Business Combination Agreement.

Exchange and Support Agreement

Concurrently with the execution of the Business Combination Agreement, Catcha, PubCo, Crown and certain Crown Shareholders entered into the Exchange and Support Agreement, pursuant to which, such Crown Shareholders agreed to (i) exchange all of their Crown Common Stock for PubCo Ordinary Shares as part of the Exchange, (ii) to vote their Crown Common Stock in favor of the transactions contemplated by the Business Combination Agreement and (iii) to provide a power of attorney to Crown to take certain actions in connection with the transactions contemplated by the Business Combination Agreement on behalf of such Crown Shareholders. The Crown Shareholders that are party to the Exchange and Support Agreement are expected to represent approximately 90% of issued and outstanding Crown Common Stock immediately before the Closing. The above summary is qualified in its entirety by reference to the complete text of the Exchange and Support Agreement, a copy of which is attached as Annex E hereto.

Registration Rights Agreement

The Business Combination Agreement contemplates that, as a condition to the Closing, Catcha, Crown, PubCo, certain Crown Shareholders, Catcha’s directors and officers and the Sponsor will enter into the Registration Rights Agreement (i) amending and restating that certain Registration and Shareholder Rights Agreement by and between Catcha, the Sponsor, and certain other parties thereto, dated February 11, 2021, in its entirety, and (ii) pursuant to which, among other things, PubCo will provide certain registration rights for the PubCo Ordinary Shares and PubCo Warrants held by the applicable parties to the Registration Rights Agreement. In particular, PubCo shall file, in no event later than sixty (60) days after the Closing Date, a registration statement for a shelf registration covering the resale of all registrable securities of the applicable holders. The holders are entitled to make up to three demands for shelf takedowns within any 12-month period, after the shelf has been declared effective. In addition, the holders have certain piggyback registration rights with respect to registration statements filed in connection with any PubCo’s registered offering of equity securities after the Business Combination, subject to certain exceptions and as more fully described in the Registration Rights Agreement, the form of which is attached as Annex D hereto.

Lock-Up Agreement

The Business Combination Agreement contemplates that, as a condition to the Closing, Catcha, Crown, PubCo, certain Crown Shareholders, the Sponsor, and Crown’s and Catcha’s directors and officers will enter into the Lock-Up Agreement pursuant to which, among other things, the applicable parties will agree not to transfer, sell, assign or otherwise dispose of any PubCo’s equity securities held by such persons for 12 months following the Closing, in each case subject to certain exceptions and as more fully described in the Lock-Up Agreement, the form of which is attached as Annex G hereto.

KGLNG and GBTRON Agreements

On August 3, 2023, (a) KGLNG Seller, Crown India AS, Crown, and PubCo entered the KGLNG Agreement and (b) GBTRON, Crown, and PubCo entered the GBTRON Agreement. For details of the KGLNG Agreement and GBTRON Agreement, please refer to “Certain Relationships and Related Person Transactions — Crown — KGLNG Agreement” and “— GBTRON Agreement.”

Organizational Structure

The following simplified diagram illustrates the ownership structure of Crown immediately prior to the consummation of the Business Combination:

(1) Comprised of direct ownership of 92% by Crown LNG Holding AS and ownership of 48% of the entity that owns 8% of Crown LNG India AS.

The following simplified diagrams illustrate the ownership structure of PubCo immediately following the consummation of the Business Combination assuming no exercise of redemption rights by public holders of Catcha Class A Ordinary Shares and after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting:

(1) Catcha’s shareholders include Catcha Investment Corp public shareholders and the Sponsor.

(2) Comprised of direct ownership of 92% by Crown LNG Holding AS and ownership of 48% of the entity that owns 8% of Crown LNG India AS.

The following simplified diagrams illustrate the ownership structure of PubCo immediately following the consummation of the Business Combination assuming maximum exercise of redemption rights by public holders of Catcha Class A Ordinary Shares and after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting:

(1) Catcha’s shareholders include Catcha Investment Corp public shareholders and the Sponsor.

(2) Comprised of direct ownership of 92% by Crown LNG Holding AS and ownership of 48% of the entity that owns 8% of Crown LNG India AS.

Charter Documents of PubCo Following the Business Combination

Pursuant to the Business Combination Agreement, upon the Closing of the Business Combination, PubCo’s articles of association will be amended. See “Questions and Answers for Shareholders of Catcha – What material differences are there between the Existing Governing Documents of Catcha and the Proposed Charter?” for a description of PubCo’s Proposed Charter and a comparison to the provisions of Catcha’s organizational documents.

Headquarters

After completion of the transactions contemplated by the Business Combination Agreement, the corporate headquarters and principal executive offices of PubCo shall be located 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG.

Stock Exchange Listing of PubCo Ordinary Shares and PubCo Warrants

After the completion of the Business Combination, PubCo expects that the PubCo Ordinary Shares will be traded on either the NYSE or Nasdaq under the symbol “CGBS” and the PubCo Warrants will be traded on either the NYSE or Nasdaq under the symbol “    .”

Delisting and Deregistration of Catcha Class A Ordinary Shares

If the Business Combination is completed, Catcha Class A Ordinary Shares shall be delisted from NYSE American and shall be deregistered under the Exchange Act.

Background of the Business Combination

The following is a discussion of Catcha’s formation, the background of Catcha’s efforts to effect a Business Combination, its negotiations with Crown, its evaluation of Crown, the Business Combination Agreement and related matters.

Catcha is a blank check company incorporated on December 17, 2020 as a Cayman Islands exempted company limited by shares and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

On February 17, 2021, Catcha consummated its initial public offering of 30,000,000 units, inclusive of 2,500,000 units sold to the underwriters upon exercising their over-allotment option. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $300,000,000. Each unit consisted of one Catcha Class A Ordinary Share and one-third of one Catcha warrant. Simultaneously with the consummation of the initial public offering, Catcha consummated a private placement of 5,333,333 private placement warrants to the Sponsor at a price of $1.50 per private placement warrant, generating total proceeds of $8,000,000. Of the gross proceeds received from the initial public offering and the private placement warrants, $300,000,000 was deposited in the Trust Account established for the benefit of Catcha’s public shareholders.

Following the initial public offering, Catcha’s management team commenced a comprehensive search for a target business. In connection with this search process, Catcha’s management contacted several investment banking, private equity and venture capital firms, as well as numerous other business contacts about potential prospects for a business combination. Catcha’s management also had discussions with its investment advisory board (the “Investment Advisory Board”), which assisted in sourcing potential business combination targets and provided business insights to assist Catcha in accessing targets. Representatives of Catcha were also contacted by third parties presenting potential business combination opportunities.

During this search process, Catcha reviewed and screened more than 300 different companies and engaged in discussions with approximately 70 targets or their representatives as potential business combination opportunities. Catcha evaluated a number of aspects of the potential acquisition targets based on a variety of traits and metrics, including, but not limited to, growth prospects, position in an attractive market opportunity, and internal readiness to go public. Based on the level of interest, Catcha entered into non-disclosure agreements (“NDA”) governing the sharing of certain confidential information with over 50 potential acquisition targets or their representatives. No such NDA imposed any “standstill” or similar restrictions that would restrict either the potential acquisition target or Catcha from proposing or pursuing an alternative transaction or restricting the owners from acquiring securities issued by Catcha. The majority of the potential business combination target companies that Catcha considered were companies in the technology, digital media, financial technology, or digital services in Asia, as well as companies that are disruptive in their specific industry globally.

During the first six months following Catcha’s initial public offering, Catcha delivered draft term sheets or preliminary proposals to four prospective business combination targets. All four such targets were companies engaged in the businesses of online media and technology. Catcha ultimately executed a non-binding letter of intent (“LOI”) in October 2021 with a fifth target, a company engaged in the digital fintech business in Asia (“Target A”). Prior to executing the non-binding LOI with Target A, which included a period of exclusivity, the Catcha Board had a number of discussions regarding the approval of Catcha’s entry into the LOI, and eventually decided to cease pursuit of the other prospective targets with whom it had entered into NDAs and to whom it had delivered draft LOIs or preliminary proposals, for reasons contemplated by the board which included one or more of the following: (i) Catcha did not prevail in or pre-empt competitive auctions with respect to the prospective targets on terms that Catcha believed were suitable for and/or beneficial to Catcha’s shareholders, (ii) Catcha and the prospective targets could not agree on valuation, (iii) the prospective target did not have, or could not prepare, required SEC-compliant financial statements on a schedule consistent with Catcha’s timing, (iv) extensive structuring, regulatory or other considerations associated with the prospective target would have been required which would have added uncertainty with respect to transaction execution, and/or (v) the prospective targets were not ready to pursue a business combination at the time of discussions.

Catcha engaged in discussion regarding a potential transaction with Target A for 11 months, during which time Catcha engaged in significant due diligence, marketed the prospective transaction to potential investors in a private round of pre-combination financing, and assisted the company in its preparation to be ready to be a public company listed in the United States, including preparation of financial statements in line with relevant audit standards.

As Catcha and Target A continued to engage, there were significantly delays in Target A’s preparation to become a public company, in part due to the limited amount of audit resources and capabilities in Asia relative to the amount of work required. Catcha’s management had a number of discussions with the Catcha Board throughout the period from January until August of 2022, during which the board was informed of and considered the potential challenges, as well as market conditions and other company-specific considerations. After the discussions, the Catcha Board determined that it is not in the best interests of Catcha and its shareholders to continue to pursue the opportunity given the uncertainty on timing and ability to consummate a potential transaction. Catcha and Target A agreed to mutually terminate the LOI in September 2022.

Following the termination of the prospective business combination with Target A, Catcha’s management team continued its search for a potential business combination opportunity. In September 2022, Catcha’s management discussed with the Catcha Board the prospect of entering into an LOI with an Asian-based company engaged in the software business (“Target B”). After Catcha Board’s approval, Catcha executed an LOI in September 2022 with Target B, which included amongst other terms, a mutual exclusivity period. However, as Catcha’s management progressed in due diligence, working capital and other constraints of Target B posed challenges to its readiness for a potential listing in the United States. While Catcha’s management continued to engage in dialogue with Target B, the Catcha Board had several discussions throughout October 2022 and November 2022 and eventually determined that is in the best interests of Catcha and its shareholders to pursue other alternatives due to such challenges. Catcha did not renew the LOI after the mutual exclusivity contained in the LOI ended in November 2022. Catcha engaged in discussion regarding a potential transaction with a company in the commodity sector (“Target C”) and signed an NDA with Target C in December 2022. Catcha’s management had several discussions with the Catcha Board regarding a potential transaction with Target C and presented the key terms of a proposed LOI with Target C. In December 2022, the Catcha Board approved the signing of the LOI with Target C. During the diligence period, it became clear that there were significant concerns with respect to Target C’s readiness to be a public company, and Catcha discovered a number of new and unexpected unfavorable developments in such company’s operating conditions. The Catcha Board discussed such challenges and concerns and decided to not extend the term of the LOI with Target C when it expired in February 2023.

Following the termination of the LOI with Target C, Catcha’s management team continued its search for a potential business combination opportunity. In early 2023 Catcha engaged in discussions with a number of other potential business combination targets, including Crown. In addition to Crown, such potential business combination targets included, without limitation, businesses involved in financial services, online digital marketplaces, commodity mining, and automotive manufacturing. Catcha continued discussions with each of these potential targets until it signed a LOI with Crown on April 4, 2023.

The terms of the Business Combination Agreement were the result of arm’s length negotiations among representatives of Catcha and Crown, in consultation with their respective financial, tax and legal advisors. The following is a brief description of the background of the negotiations and the resulting proposed Business Combination.

On February 14, 2023, Catcha held an extraordinary general meeting of shareholders, where its shareholders approved an amendment to Catcha’s amended and restated memorandum and articles of association to extend the date by which Catcha has to consummate a business combination from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Catcha Board. In connection with the vote, the holders of 27,785,141 Catcha Class A Ordinary Shares properly exercised their right to redeem their shares for cash resulting in 2,214,859 Catcha Class A Ordinary Shares issued and outstanding after the vote.

On February 23, 2023, the Sponsor informed the Catcha Board that the Sponsor has entered into an engagement letter with Mrs. Andrejka Bernatova and Mr. Nader Daylami (together, the “Industry Advisors”) for the Industry Advisors to act as advisors to provide energy-related advisory services in connection with a potential business combination in the energy sector. The Industry Advisors are experienced professionals in the energy sector, and their background is set forth below:

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Mrs. Andrejka Bernatova currently serves as Chief Executive Officer of ESGEN. Prior to that, Mrs. Bernatova served as the CFO and Senior Advisor of Enchanted Rock Energy, a resiliency microgrid company from 2019 to 2021. From 2018 to 2019, she was the CFO of Goodnight Midstream (“Goodnight”), one of the largest midstream water infrastructure companies in the U.S. Prior to Goodnight, Ms. Bernatova was the co-founder, EVP and CFO of Core Midstream, a venture infrastructure platform, from 2016 to 2018. Prior to her corporate and entrepreneurial experiences, Ms. Bernatova was an investment banker at Morgan Stanley and Credit Suisse in New York and Houston and served in investment roles at The Blackstone Group in New York and at Mubadala Development Company, where she focused primarily on transactions in the renewable sector.

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Mr. Nader Daylami currently serves as Chief Financial Officer of ESGEN. Prior to that, Mr. Daylami served as the Executive Vice President, Finance & Business Development, of Bruin E&P Partners, LLC (“Bruin”), an energy development company focused in North America. Mr. Daylami co-founded Bruin in 2015, joining as Director of Finance. Prior to his time at Bruin, Mr. Daylami served in multiple strategic and commercial roles at Ursa Resources. Mr. Daylami began his career as an investment banker at Morgan Stanley focused on mergers and acquisitions and capital markets in the energy sector.

On February 26, 2023, Brandon Sun (“Mr. Sun”) from Cohen & Company Capital Markets (“CCM”) introduced Crown as a potential business combination target to Catcha’s management and the Industry Advisors on a call. The parties discussed the latest status and expected timing with respect to Crown’s preparation of audited financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). CCM would later be formally engaged by Catcha to act as Catcha’s capital markets advisor as further discussed below. Catcha’s management indicated its interest to explore this opportunity further. The Industry Advisors subsequently provided a proposed draft of a customary NDA to be executed by Catcha and Crown.

On March 2, 2023, Catcha and Crown entered into a customary NDA which did not contain a standstill provision. Following the NDA’s execution, the Industry Advisors shared introductory materials about Crown, including a detailed presentation about Crown and its plans with respect to a LNG terminal project located in Kakinada, India (the “Kakinada Project”). After receiving the materials, Catcha had a brief follow-up call with the Industry Advisors to address a few preliminary questions about Crown and the opportunity. On the same day, Crown’s senior management team members (“Crown Senior Management”), including Mr. Swapan Kataria (“Mr. Kataria”), the Chief Executive Officer, Mr. Jørn Husemoen (“Mr. Husemoen”), the Chief Financial Officer, and Mr. Gunnar Knutsen (“Mr. Knutsen”), the President, made a management presentation to Catcha’s management describing the business, industry and financial information of Crown via a video conference. The Industry Advisors and Messrs. Robert Fernstrom (“Mr. Fernstrom”), Andrew Hart and Noah Farbstein of Emerging Asia Capital Partners Company Limited (“EACP”), Crown’s financial advisor, also participated in the video conference.

On March 3, 2023, Catcha’s management raised to EACP additional inquiries, including with respect to general background information of the LNG sector, standard industry practices and comparable companies, as well as specific information about Crown, the Indian LNG industry, the development history and future plans of the Kakinada Project, and Crown’s management team and its funding history. EACP also shared with Catcha additional company and industry information relating to the Kakinada Project and a LNG terminal project located in Grangemouth, Scotland (the “Grangemouth Project” and, together with the Kakinada Project, the “Key Projects”).

On March 3, 2023, Crown also provided Catcha’s management team with access to Crown’s virtual data room (“VDR”) which, at that time, included, among other things, certain information related to Crown’s (i) project development agreement, other commercial agreements and seabed surveys, (ii) corporate structure, (iii) investor presentation and related business information, (iv) preliminary financial models and valuation reports, (v) permits, licenses, feasibility studies and registrations and (vi) engineering, procurement, construction, installation and commissioning (“EPCIC”) contracts and cost studies.

Between March 6 and March 15, 2023, representatives of Catcha had several discussions on a no name basis with various LNG sector participants relating to background information about the sector, including key players, typical project development and funding dynamics, and common practices.

On March 8, 2023, EACP provided to Catcha’s management responses to its questions raised on March 3, 2023. The responses were prepared by Crown. Catcha’s President, Mr. Luke Elliott (“Mr. Elliott”), Catcha’s Chief Financial Officer, Mr. Kit Wong (“Mr. Wong”) and the Industry Advisors held a video conference to discuss these responses as well as the next steps with respect to preparing a LOI in connection with a business combination opportunity with Crown.

On March 9, 2023, EACP shared with Catcha’s management additional financial information, including a preliminary consolidated financial model of Crown with certain historical and projected financial information to reflect near-term funding requirements for currently planned engineering studies for the Key Projects, and respective projected construction costs.

On March 10, 2023, Catcha’s Mr. Wong and Mr. Cedric Lee and EACP’s Mr. Noah Farbstein held a video conference to clarify certain items of the financial models of Crown and the Key Projects, including with respect to key financial and operating assumptions.

On March 13, 2023, Catcha’s Mr. Wong, Crown’s Mr. Kataria and Mr. Husemoen, EACP’s Mr. Fernstrom and the Industry Advisors held a video conference to address certain inquiries about Crown, including with respect to the Key Projects’ latest status regarding the relevant permits and licenses, commercial discussions surrounding the customer contracts, corporate structure, historical fundraising activities, and readiness of financial auditing. In particular, the parties discussed the corporate structure relating to KGLNG, which is a related party of Crown that holds a number of material licenses required for the development of the Kakinada Project, and the projected economic benefits which are expected to be generated under the relevant arrangements between Crown and KGLNG. This includes a day-rate of $0.55 per metric million British thermal unit (“MMBtu”) paid from KGLNG to Crown, which translates into an estimated run-rate revenue of over $150 million per annum.

On March 15, 2023, Catcha’s Mr. Wong and the Industry Advisors had a call on which the Industry Advisors indicated their expectations on continued exploration of the opportunity with Crown following the abovementioned preliminary due diligence discussions. Mr. Wong and the Industry Advisors also further discussed next steps relating to the LOI.

On March 16, 2023, Catcha’s Mr. Wong and Mr. Elliot, CCM’s Mr. Sun and the Industry Advisors held a video conference to discuss potential strategies for capital raising, including appropriate target investors for Crown. Subsequent to the call, on March 17, 2023, CCM shared and discussed with Catcha certain materials to provide a general overview of various types of alternative financing arrangements in connection with de-SPAC transactions.

On March 17, 2023, Catcha prepared a draft of an LOI relating to a potential business combination with Crown, which preliminarily contemplated, among other things, (i) a pre-money value of Crown between approximately $325 million and $350 million and an enterprise value of the combined company between approximately $400 million and $425 million and (ii) a 12-month lock-up for the Crown Shareholders after closing.

On March 22, 2023, EACP shared with Catcha’s management certain additional financial information of Crown relating to projected expenditures, including annual escalation rates and depreciation and amortization schedules.

On March 24, 2023, the Catcha Board held a board meeting via video conference to discuss, among other things, the existing pipeline and status of other business combination opportunities available to Catcha. All board members were present. The management of Catcha considered Crown to be a superior potential business combination target in comparison with other potential targets in the pipeline at the time for a number of reasons in the management’s view, including, but not limited to: (i) the business scale of certain other potential business combination targets was less attractive for public markets, (ii) the financial position of certain other potential targets posed uncertainty with respect to a successful transaction, and (iii) the fact that Crown presented a more compelling opportunity in terms of business prospects, strategies, management teams, capital structure, growth potential, likelihood of consummating a business combination, and valuation considerations. In addition, according to the management team’s assessment, Crown would be able to attract more potential investors’ interest due to the favorable conditions and trends in the energy and ESG markets. Specifically, the management believed that Crown provided potential investors a unique angle to gain investment exposure to the LNG sector, in particular in underserved emerging markets with harsh weather conditions. Catcha’s management presented the terms, as explained below, of the draft LOI to the board. The Catcha Board instructed the management to further assess the opportunity and discuss with Crown the terms of the potential transaction. Subsequent to the meeting, Catcha provided to Crown a draft of the LOI, which provided, among other things, (i) a pre-money value of Crown between approximately $325 million and $350 million and an enterprise value of the combined company between approximately $400 million and $425 million, (ii) an earnout available to Crown’s shareholders after the closing equivalent to 10% of Crown’s share capital, (iii) a closing condition with respect to the amount of cash available at closing from the Trust Account and private placements (the “minimum cash condition”), which shall be at least $45 million, and (iv) a 12-month lock-up for Crown’s shareholders after closing.

On March 27, 2023, Catcha’s Mr. Elliott and Mr. Wong, Crown’s Mr. Kataria and Mr. Husemoen, EACP’s Mr. Fernstrom and the Industry Advisors held a video conference, during which Crown and EACP raised certain inquiries about, among other things, the terms of the draft LOI, current status of Catcha as a special purpose acquisition company, capital raising strategies, and potential timeline.

On March 28, 2023, Catcha’s Mr. Wong and the Industry Advisors held a video conference to address the inquiries by Crown and their advisors on the previous call on March 27, 2023.

On March 30, 2023, Catcha’s Mr. Wong updated the Catcha Board via email on the latest status of the existing opportunities discussed at the board meeting held on March 24, 2023.

On March 31, 2023, Crown provided to Catcha its comments to the initial draft of the LOI. The key comments mainly included, among other things, (i) changing the scope of lock-up restrictions to cover the Crown Shareholders holding at least 5% of its equity (as opposed to all shareholders) and to cover Catcha’s directors and officers and (ii) reducing the minimum cash condition from at least $45 million to at least $40 million. Catcha’s Mr. Wong and Mr. Elliott and the Industry Advisors held a video conference to discuss the Crown’s comments.

On April 3, 2023, Catcha’s Mr. Elliott and Mr. Wong met in person with Crown’s Mr. Kataria in Singapore to discuss, among other things, Crown’s comments to the LOI, the preparation of Crown’s financial statements in accordance with PCAOB standards, considerations with respect to the transaction’s potential timeline, and fundraising and investor outreach strategies.

On April 4, 2023, the Catcha Board authorized Catcha’s management to provide to Crown a near-final draft of the LOI, containing terms substantially similar to those in the executed form as summarized below. On April 4, 2023, Catcha and Crown then entered into the LOI, which provided, among other terms, (i) a pre-money value of Crown between approximately $325 million and $350 million and an enterprise value of the combined company between approximately $400 million and $425 million (subject to further due diligence), (ii) an exclusivity period from the date of the LOI to May 4, 2023 (automatically extended for up to two 15-day periods if the parties continue to work towards consummation of the transaction in good faith), (iii) contingent post-closing consideration for the Crown Shareholders in the form of earn-out shares equivalent to 10% of Crown’s share capital, (iv) certain customary registration rights for the Crown Shareholders and the Sponsor, (v) a lock-up for a period of 12-month post-closing on Catcha’s directors and officers, Crown’s directors and officers and shareholders owning 5% or more of Crown’s equity, (vi) the Sponsor will have the right to designate one director to the post-closing board of the combined company, (vii) customary representations and warranties and covenants, and (viii) a minimum cash condition of at least $40 million.

On April 5, 2023, Catcha’s Mr. Wong updated the Catcha Board via email that the LOI with Crown had been executed on April 4, 2023. Catcha’s Mr. Wong and Mr. Elliott, Crown Senior Management, EACP’s Mr. Fernstrom and the Industry Advisors held a video conference to discuss next steps of the proposed business combination, including due diligence process, documentation, and preliminary investor outreach.

On April 10, 2023, Catcha’s Mr. Wong, Crown’s Mr. Kataria and Mr. Husemoen, CCM’s Mr. Sun and the Industry Advisors held a video conference, where Crown’s representatives responded to certain due diligence inquiries raised by CCM to further Catcha and CCM’s understanding of Crown’s business.

On April 15, 2023, EACP shared with Catcha and CCM certain additional background materials about Crown’s business, including previous investor marketing materials such as information memorandums and presentations.

On April 18, 2023, Catcha’s Mr. Wong held a conference call with representatives of a potential investor to gauge its interest in investment opportunities in the LNG infrastructure sector. Catcha’s Mr. Wong, Crown Senior Management and CCM’s Mr. Fernstrom held a video conference, during which Crown Senior Management made a presentation of the materials shared by EACP on April 15, 2023.

On April 19, 2023, CCM shared a draft of investor marketing materials with Catcha and Crown. On April 21, 2023, representatives of CCM, Catcha, the Industry Advisors, and Crown held a video conference to discuss the materials.

On April 25, 2023, CCM provided to Catcha a draft engagement letter for CCM (“CCM EL”) to act as Catcha’s capital markets advisor with respect to the potential business combination with Crown and as placement agent with respect to private placements in connection with the Business Combination.

On April 27, 2023, CCM shared with Crown a business and financial due diligence questions list. Representatives of Crown, Catcha and CCM conducted a rehearsal of the investor presentation. On April 28, 2023, representatives of Crown, Catcha and CCM conducted another rehearsal of the investor presentation.

During May and June 2023, representatives of Crown and Catcha continued preliminary outreach and discussions with prospective investors, which included the execution of NDAs, email exchanges and telephone and video conference discussions with such parties.

On May 2, 2023, representatives of Crown, Catcha, EACP and the Industry Advisors held a due diligence call via video conference. The primary focus of the call was business due diligence, which covered topics including industry, pipeline, competition, vendors and customers, corporate structure and other related topics. Another video conference was also held between representatives of Crown, Catcha, Marcum LLP (“Marcum”) as Catcha’s independent auditor, Calabrese Consulting as Catcha’s accounting advisor (“Calabrese”), Crown’s tax advisor and KPMG AS (“KPMG”) as Crown’s independent auditor, to discuss, among other things, plans with respect to potential structure of the Business Combination and the progress of the preparation of audited financial statements and pro forma financial information.

On May 3, 2023, representatives of Crown, Catcha, EACP and Industry Advisors held another due diligence call via video conference.

On May 8, 2023, Catcha’s Chairman and Chief Executive Officer, Mr. Patrick Grove, Mr. Elliott and Mr. Wong met in person with Mr. Kataria in Singapore to discuss certain preliminary due diligence inquiries and next steps in executing the proposed business combination.

On May 10, 2023, the Industry Advisors raised certain inquiries via email to EACP about project financing at final investment decision (“FID”) with respect to the Key Projects, including status of current funding discussions and potential impact on Crown’s stake in the projects. A video conference was subsequently held to further discuss these topics.

On May 13, 2023, Catcha entered into an NDA with WestOak Advisors for it to assist CCM in advising Catcha in connection with the proposed business combination, particularly with respect to energy-related advisory work. EACP shared with Catcha updated economic terms of the Grangemouth Project, including revised terminal regasification fees, potential construction costs and dilution analysis.

On May 15, 2023, Catcha’s management and EACP discussed further assumptions regarding required operating expenses and capital expenditures.

On May 18, 2023, Catcha and CCM entered into the CCM EL.

On May 26, 2023, Catcha’s management team updated the Catcha Board via email on the status of preliminary investor outreach, due diligence process (particularly with respect to findings with respect to Crown’s related party transactions and material permits), and alternative business combination opportunities in comparison to the potential transaction with Crown. The Catcha Board held a board meeting via video conference. The Catcha Board considered the updates from the management team and authorized management to proceed to negotiate the Business Combination Agreement with Crown.

On May 31, 2023, Catcha’s Mr. Wong, Mr. Elliott and independent director Mr. Yaniv Ghitis (“Mr. Ghitis”) held a video conference to discuss certain inquiries about the proposed business combination, including precedent de-SPAC transactions involving pre-revenue companies. Subsequently, Mr. Wong shared a list of precedent transactions with Mr. Ghitis, particularly in the energy sector. A kick-off video conference was held between representatives of Catcha, Crown, the Industry Advisors, EACP, CCM, Goodwin Procter LLP (“Goodwin”) as Catcha’s legal counsel, and Nelson Mullins Riley & Scarborough LLP (“Nelson”) as Crown’s legal counsel to discuss, among other things, the proposed transaction timeline, transaction structure, preparation of audited financial statements, and investor outreach. Subsequently, Crown provided Catcha, Goodwin and Catcha’s legal counsels for Norwegian law and Indian law matters with access to a virtual data room for purposes of conducting further business, financial, legal, tax, and other due diligence with respect to Crown. From May 31, 2023 through the time of the Catcha Board’s approval of the Business Combination Agreement on August 3, 2023, Catcha and its legal and financial advisors conducted further business, financial and legal due diligence with respect to Crown and, over the same period of time, Crown and Crown’s advisors conducted due diligence with respect to Catcha, including calls and other exchanges among the relevant parties. Before reaching the conclusion that it was in the best interests of Catcha to approve the proposed transaction, Catcha’s management and the Catcha Board had been provided with high-level summaries of the key due diligence findings of Crown from Catcha’s representatives’ and legal and financial advisors’ due diligence. The due diligence process included, but was not limited to: (i) a comprehensive review of the materials provided in the VDR and multiple follow-up requests for additional data, financial statements, documents and information from Crown; (ii) multiple meetings and calls with Crown and Crown’s advisors regarding Crown’s business and operations, as well as financial, tax, legal and regulatory matters; and (iii) summaries provided to Catcha of key findings with respect to business, legal and financial due diligence, which included a high-level legal due diligence report prepared by Catcha’s legal counsels for Norwegian law and Indian law matters and Goodwin.

On June 11, 2023, Crown shared with Catcha the latest draft of Crown’s audited financial statements for 2021 and 2022.

On June 19 and 20, 2023, representatives of Crown, Catcha, CCM, the Industry Advisors and EACP held a number of financial due diligence discussions via video conferences, which included topics covering historical financial performance, investments made into Crown, liabilities, related party transactions, shareholding structure and the current cash position of Crown.

On June 21, 2023, Catcha’s management shared with EACP a further detailed due diligence questions list regarding the assumptions underlying the preliminary financial models of Crown and the Key Projects. EACP and Crown provided responses and related materials on June 22, 2023 and June 26, 2023.

On June 23, 2023, EACP, Catcha’s management, CCM and the Industry Advisors had a call to discuss various financial and operational topics relating to Crown, including commercial contracts structures, project schedules, and support for certain assumptions.

On June 27, 2023, representatives of Crown, Catcha and the Industry Advisors had an initial discussion with respect to the potential structure and considerations of the proposed KGLNG Transaction and GBTRON Transaction, which are expected to increase the projected income attributable to Crown in the future after their completion. KGLNG and GBTRON hold certain rights, obligations and permits in connection with the development of the Kakinada Project and Grangemouth Project, respectively in order to increase the expected income attributable to Crown in the future. Over the course of the following week, the parties, along with EACP and CCM, assessed the merits, impact and execution of the proposed KGLNG Transaction and GBTRON Transaction, including from a legal, financial, and marketing perspective, and were generally in favor of proceeding with the transactions. Parties also acknowledged that these would be material transactions, and would change the valuation agreed in the LOI.

On June 27, 2023, representatives of Crown, Catcha, Goodwin, Nelson, Marcum, Calabrese and Crown’s accounting advisor held a video conference to discuss the preparation of this proxy statement/prospectus and timing of relevant financial statements.

On June 30, 2023, Nelson provided an initial draft of the Business Combination Agreement to Goodwin. Subsequently, Goodwin and Nelson exchanged revised drafts of the Business Combination Agreement and in connection with many of such exchanges the representatives of Goodwin and Nelson also held a number of video-conferences. In connection with these exchanged drafts and discussions, Goodwin and Nelson also had regular contact with their respective clients during this period to keep them apprised of the status of the Business Combination Agreement and related ancillaries and solicit their feedback in connection with the documents.

On July 4, 2023, representatives of Catcha, Crown and Crown’s accounting advisor held a video conference and discussed the potential adjustments on financial statements of Crown from GAAP to IFRS accounting standards.

From July 6 to July 14, 2023, Goodwin sent to Nelson revised drafts of the Business Combination Agreement, which included proposed revisions, among others, relating to (i) the scope of representations and warranties of Crown to reflect the latest legal due diligence findings and to have more fulsome representations and warranties (such as those relating to permits, regulatory compliance, material contracts and customers and suppliers that are customary and appropriate for a target in the LNG infrastructure sector, (ii) the terms and mechanics of the Merger and the Exchange so they are consistent with the latest discussions on the proposed structure of the Business Combination from tax and legal perspectives, and (iii) certain closing conditions, such as the scope and threshold of the minimum cash condition and the bring-down of representations and warranties.

On July 5, 2023, representatives of Crown notified Catcha and its advisors that KGLNG’s and GBTRON’s shareholders have agreed in principle to proceed with the proposed KGLNG Transaction and GBTRON Transaction, respectively, subject to further discussions on the terms and conditions, including transaction structure and consideration. Crown commenced work on transaction structuring, documentation and negotiation with its counsels and advisors on the proposed transactions.

On July 5 and 6, 2023, representatives of Crown and Catcha had a number of teleconference calls to discuss potential structures for the proposed KGLNG Transaction. Crown subsequently confirmed that after consultation with their advisors, the proposed KGLNG Transaction would involve an amendment of the existing arrangements between EAST and Crown India Limited such that a significantly higher portion of the projected income from the Kakinada Project would be transferred to Crown instead (increasing the effective day-rate from approximately $0.55/MMBtu to approximately $0.91/MMBtu), which represents substantially all the fees expected to be paid by the customers to KGLNG.

On July 7, 2023, EACP shared with Catcha, CCM and the Industry Advisors a preliminary version of an updated preliminary financial model reflecting the potential impact of the KGLNG Transaction and the GBTRON Transaction on Crown, which demonstrated significant increase in the expected revenues attributable to Crown as a result, as well as other revisions in certain financial and operating assumptions. For example, compared to the projections shared on June 23, 2023, as a result of the completion of the proposed transactions, the annual revenues which Crown expects to derive from the Kakinada Project could, once operational, increase from approximately over $150 million to over $280 million , and the revenues which Crown expects to derive from the Grangemouth Project, once operational, could increase from to approximately over $75 million to over $160 million.

On July 10, 2023, Crown shared with Catcha its latest draft audited financial statements for 2021 and 2022.

On July 12, 2023, Crown shared with Catcha Crown’s latest draft audited financial statements for 2021 and 2022 including the principle notes to the financial statements.

On July 15, 2023, a video conference call was held by representatives of Catcha, Goodwin, Catcha’s local counsels for Indian law and Norwegian law matters, Crown, Nelson and EACP to discuss outstanding legal due diligence requests.

From July 15 to July 17, 2023, Goodwin sent to Nelson an initial draft of the ancillary documents, including the Exchange and Support Agreement and forms of the Registration Rights Agreement and Lock-Up Agreement. Representatives of Goodwin and Nelson had multiple calls regarding these and other ancillary documents, and multiple drafts of the ancillary documents were circulated between Goodwin and Nelson through August 3, 2023.

On July 16, 2023, Catcha’s management updated the Catcha Board via email on the progress with the Crown transaction regarding (i) the proposed KGLNG Transaction and GBTRON Transaction, which are expected to increase the cash flows of Crown in the future after their completion, (ii) updates on legal diligence and timing of the audits and accounts, and (iii) the expected timing for the signing of the Business Combination Agreement. Catcha’s independent directors, Mr. James Graf and Mr. Ghitis raised certain questions regarding the impact of the proposed KGLNG Transaction and GBTRON Transaction on deal timeline, benchmarks of comparable transactions and fund raising plans.

On July 17, 2023, EACP and Crown provided Catcha additional market data relating to re-gasification charges of other terminals in India, based on internal view and market information.

On July 18, 2023, representatives of Catcha, CCM and the Industry Advisors attended a video conference to discuss the potential impact from the proposed KGLNG Transaction and GBTRON Transaction on the terms in the LOI.

On July 20, 2023, Catcha’s management shared with the Catcha Board a presentation, which included the due diligence overview, preliminary valuation perspectives, market observations and next steps.

On July 21, 2023, the Catcha Board held a meeting. Mr. Wong made a presentation to the Catcha Board, which included the due diligence overview, preliminary valuation perspectives, market observations and next steps. The Catcha Board discussed specifically the impact of the proposed KGLNG Transaction and GBTRON Transaction on the financial prospects and valuation of Crown, and authorized the management to further negotiate the valuation with Crown’s representatives.

On July 21, 2023, Nelson sent to Goodwin a revised draft of the Business Combination Agreement, which, among other things, (i) incorporated substantially all of the comments previously provided by Goodwin and (ii) further updated the terms and mechanics of the Merger and the Exchange to reflect changes to the proposed structure of the Business Combination taking into account legal and tax considerations in the relevant jurisdictions. Nelson also sent to Goodwin a revised draft of the Exchange and Support Agreement.

On July 24, 2023, EACP shared with Catcha, CCM and the Industry Advisors some financial information reflecting the impact of the proposed KGLNG Transaction and GBTRON Transaction on Crown, based on the latest terms Crown was discussing with the counterparties relating to the transactions.

On July 24 and July 25, 2023, Goodwin sent to Nelson revised drafts of the Business Combination Agreement, which included proposed revisions, among others, relating to certain interim covenants and termination rights with respect to the delivery of Crown’s financial statements and PubCo’s post-closing board composition.

On July 25 and 26, 2023, Catcha, CCM and Industry Advisors held various discussions to discuss the valuation of Crown and the impact of the proposed KGLNG Transaction and GBTRON Transaction. Representatives of Crown updated Catcha that the proposed KGLNG Transaction and GBTRON Transaction and related documentation were progressing and are well-advanced.

On July 27, 2023, representatives of Crown, Catcha and the Industry Advisors had discussions on the revised terms of the Business Combination, including valuation of Crown after giving effect to the proposed KGLNG Transaction and GBTRON Transaction. Crown’s representatives updated the parties that based on latest negotiations surrounding the proposed KGLNG Transaction and GBTRON Transaction, Crown expects the consideration payable to the counterparties to the proposed KGLNG Transaction and GBTRON Transaction, on the one hand, and the corresponding increase in valuation of Crown as a result of the transactions, on the other hand, to be at least approximately $300 million, which comprises primarily of:

•

Approximately $275 million in connection with the KGLNG Transaction, whereby EAST would grant to Crown India AS, (i) a right to future distribution from KGLNG in connection with the Kakinada Project in exchange for Crown’s issuance of its shares to the EAST and (ii) an option to purchase all the KGLNG shares held by EAST which would be exercisable after completion of the proposed Business Combination. Crown indicated the consideration was supported by a valuation analysis performed by Crown’s valuation advisor. For details of the KGLNG Transaction, please refer to “Certain Relationships and Related Person Transactions — Crown — KGLNG Agreement”; and

•

Approximately $25 million in connection with the GBTRON Transaction, whereby GBTRON would (i) form NewCo and transfer to NewCo its permits, rights and obligations with respect to the Grangemouth Project and (ii) grant to Crown an option to purchase all the shares of NewCo which would be exercisable after completion of the proposed Business Combination. Crown informed Catcha that although the potential increase in expected income is substantial, the increase in value is lower than the KGLNG Transaction given the Grangemouth Project was in an earlier developmental stage as compared to the Kakinada Project. For details of the GBTRON Transaction, please refer to “Certain Relationships and Related Person Transactions — Crown — GBTRON Agreement”.

Participants of the discussions acknowledged that the valuation was preliminary and agreed to further discuss the relevant considerations.

On July 27, 2023, Nelson sent to Goodwin a revised draft of the Business Combination Agreement, which, among other things, incorporated further updates to the terms and procedures of the Exchange in line with customary practices in the applicable jurisdictions. Nelson also sent to Goodwin a revised draft of the Exchange and Support Agreement on July 28, 2023 to reflect similar updates.

On July 28, 2023, EACP shared with Catcha additional financial information, including revisions relating to financial and operating assumptions such as(i) a lower initial take-up for the Grangemouth Project, (ii) the amalgamated transaction fees estimates from Crown, and (iii) adjustments to the estimated pre-FID costs. On the same day, Goodwin and Nelson exchanged revised drafts of the Business Combination Agreement, which included further updates to the closing mechanics for clarification purposes.

On July 29, 2023, Catcha’s management updated the Catcha Board regarding the current progress with respect to the proposed KGLNG Transaction and GBTRON Transaction, which are expected to increase the financial prospects of Crown significantly upon their completion. The management proposed increasing the pre-money valuation of Crown from between approximately $325 million and $350 million (as contemplated under the LOI with Crown) to approximately $600 million. This is primarily because the projected revenue and annual run-rate adjusted EBITDA attributable to Crown would increase over 100% (compared to the amount originally contemplated under the LOI with Crown) after giving effect to the proposed KGLNG Transaction and GBTRON Transaction, which would additionally grant Crown, amongst other rights, (i) the KGLNG Future Payment Right, (ii) the KGLNG Option to buy 100% interest in KGLNG, and (iii) the option to acquire NewCo which will own certain rights, obligations and assets in connection with development of the Grangemouth Project. Catcha’s management also presented financial analyses of Crown, including comparable company analyses, dilution analysis, and discounted value analysis, which also corroborated this increased valuation. In addition, the management noted that the increased scale of Crown’s business would likely drive increased investor attention and trading liquidity. Upon thorough consideration of the relevant factors, the Catcha Board agreed to the increase in the valuation of Crown.

On July 29, 2023, Goodwin sent to Nelson a revised draft of the Business Combination Agreement, which, among other things, reflected the latest results of the parties’ negotiations and discussions with respect to (i) the scope of and threshold of the minimum cash condition, which shall be at least $20 million from the Trust Account and other cash held by Catcha plus proceeds from private placements received by PubCo (net of Crown and Catcha’s transaction expenses) and (ii) the pre-money valuation of Crown, which was $600 million.

On July 30, 2023, EACP shared with Catcha’s management, CCM and the Industry Advisors updated pre-FID spending information based on Crown’s internal analysis.

On July 30, 2023, representatives of Catcha and Crown discussed the updated valuation of Crown and exchanged views on the factors and considerations underlying the increase in valuation.

On August 1, 2023, Nelson sent to Goodwin a near-final version of the Business Combination Agreement.

On August 2, 2023, Catcha’s management updated the Catcha Board about further developments with respect to the proposed Business Combination. In particular, Catcha was informed that Crown’s representatives have negotiated and agreed with KGLNG’s controlling stakeholder, EAST, for Crown to issue new shares to pay for the upfront consideration of $275 million in connection with the KGLNG Transaction. However, such new Crown shares would be issued at a price that implies a valuation of approximately $120 million of Crown on a pre-transaction basis. This implied valuation is lower than the pre-money valuation of Crown of between approximately $325 million and $350 million as provided under the LOI. Crown’s representatives indicated that this was a negotiated outcome with EAST, which had expected a higher valuation of Crown after taking into account the KGLNG Transaction and GBTRON Transaction, and explained that issuing such Crown shares at a lower implied valuation was a solution to bridge such a valuation gap and proceed with the Business Combination as planned. The Catcha Board discussed this update and agreed to proceed with the previously discussed $600 million pre-money valuation of Crown after taking into account of the KGLNG Transaction and GBTRON Transaction, based on the expectation (i) that the share issuance with the lower price would only cause additional dilution for the existing Crown Shareholders and would not affect the consideration to be received by Catcha’s shareholders in the proposed Business Combination as the pre-money valuation of Crown for the proposed Business Combination would remain the same and (ii) that Crown would be able to sign the KGLNG Agreement and GBTRON Agreement with the relevant counterparties based on the proposed terms prior to or concurrently with the signing of the Business Combination Agreement.

On August 2 and August 3, 2023, Goodwin and Nelson exchanged revised drafts of the Exchange and Support Agreement and form of Lock-Up Agreement, mainly to modify certain exceptions to the selling restrictions under the agreements.

On August 3, 2023, the Catcha Board held another meeting to further consider and discuss the proposed Business Combination with Crown. All board members were present, and representatives of Goodwin attended the meeting. At the meeting, representatives of Goodwin provided the Catcha Board with an overview of the Catcha Board’s fiduciary duties in the context of the proposed Business Combination and an updated overview of the proposed Business Combination and related transaction documents. The Catcha Board also reviewed and considered financial model and projections of Crown and the Key Projects as of July 30, 2023 that had been internally prepared by Crown (the “Projections”). The Projections take into account Crown’s existing rights to develop the Kakinada terminal deriving from its Exclusivity Agreement dated June 3, 2020 with EAST, and to develop the FSRU terminal in Grangemouth, Scotland deriving from its Exclusivity Agreement and amended on August 3, 2023 dated August 27, 2020 with GBTRON, as well as the KGLNG Agreement (which grants Crown, amongst others, the KGLNG Future Payment Right and the KGLNG Option to buy 100% interest in KGLNG), and the GBTron Agreement (which grants Crown, amongst others, the option to acquire NewCo which will own certain rights, obligations and assets in connection with development of the Grangemouth Project). See “The Business Combination Proposal — Projections Furnished by Crown to Catcha” for a summary of the Projections and the key underlying assumptions. The Catcha Board also reviewed financial analyses of Crown, including comparable company analyses, dilution analysis and discounted value analysis. See “The Business Combination Proposal — Certain Valuation and Financial Analysis.” Following an in-depth discussion taking all of the above into account, the Catcha Board unanimously approved Catcha’s entry into the Business Combination Agreement and the related ancillary agreements and determined that entry into the transactions and the proposals to be approved pursuant to this proxy statement/prospectus were in the best interest of Catcha and recommended that its shareholders approve the proposals provided under this proxy statement/prospectus.

On August 3, 2023, Crown delivered to Catcha the executed KGLNG Agreement and GBTRON Agreement. Thereafter, Catcha and Crown mutually executed and delivered the Business Combination Agreement and the Exchange and Support Agreement.

Before market open on August 3, 2023, Catcha and Crown issued a joint press release announcing the execution of the Business Combination Agreement. On the same day, Catcha filed with the SEC a Current Report on Form 8-K announcing the execution of the Business Combination Agreement. The Current Report on Form 8-K also contained other ancillary documents, the investor presentation and investor conference call transcript prepared by members of the Catcha and Crown’s management teams and representatives and used in connection with meetings with prospective private placement investors and other persons regarding the Business Combination.

On August 10, 2023, J.P. Morgan waived its entitlement to the payment of any deferred compensation in connection with its role as underwriter in Catcha’s initial public offering. J.P. Morgan did not receive any payment from Catcha in connection with the fee waiver and will not receive any payment from Catcha in connection with the Business Combination. J.P. Morgan had no role in connection with the Business Combination and is not responsible for any portion of this proxy statement/prospectus. J.P. Morgan has not performed any additional services for Catcha after Catcha’s initial public offering for any contingent fees, and is not expected to perform any additional services following the consummation of the Business Combination. J.P. Morgan did not assist in preparation or review of any materials in the Business Combination with Crown. J.P. Morgan has disclaimed any responsibility for any part of this proxy statement/prospectus. J.P. Morgan has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a fee waiver for services already rendered is unusual. J.P. Morgan did not provide a reason for waiving its deferred underwriting commission. Accordingly, no inference should be drawn that J.P. Morgan agrees with the disclosure regarding its waiver. Catcha’s public shareholders should be aware that such waiver indicates that J.P. Morgan does not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and Catcha’s public shareholders should not place any reliance on the fact that J.P. Morgan was previously involved in the initial public offering.

On January 31, 2024, Catcha, Crown and the Sponsor entered into an amendment to the Business Combination Agreement to (i) remove the closing condition in Section 9.2(f) of the Business Combination Agreement which would have required Catcha to have satisfied the minimum cash condition of at least US$20,000,000 and (ii) allow for listing of the PubCo Common Stock on either the NYSE or Nasdaq.

The Catcha Board’s Reasons for the Approval of the Business Combination

In evaluating the Business Combination, the Catcha Board consulted with Catcha’s management and industry, legal and financial advisors. The Catcha board reviewed various industry and financial data in order to determine that the consideration to be paid was reasonable and that the Business Combination was in the best interests of Catcha’s shareholders. The data reviewed included, without limitation, historical financial statements and current budget, capital expenditures, near-term funding requirements for currently planned engineering studies for each project, respective projected construction costs and other relevant financial data, due diligence reports prepared by advisors (including corporate matters, material contracts, regulatory compliance and other relevant topics), analyses of companies with comparable business models, dilution analysis, and a discounted value analysis. See “The Business Combination Proposal — Projections Furnished by Crown to Catcha” and “— Certain Valuation and Financial Analysis.”

Catcha’s management and advisors conducted a due diligence review of Crown that included an industry analysis, an analysis of the existing business model of Crown and historical and projected financial results. Catcha’s management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of the Catcha Board, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner.

In reaching its unanimous resolution on August 3, 2023 to approve the Business Combination Agreement and to approve the Business Combination and other transactions contemplated therein, the Catcha Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors, the Catcha Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Catcha Board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Catcha Board’s reasons for approving the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

In considering the Business Combination, the Catcha Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to approve the entry into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•

Macro Tailwinds Accelerating LNG Demand Globally. Catcha’s management and directors considered the industry within which Crown operates in, where it has seen that LNG demand is acerating globally. Driven by the use of natural gas as a transition fuel to replace decommissioned coal infrastructure, as well as overall energy security concerns, global demand for LNG is anticipated to increase from approximately 351 million tons per annum (“MTPA”) in 2020 to approximately 570 MTPA by 2030, an increase of more than 60%.

•

Large addressable market for LNG infrastructure solutions in harsh weather regions and Crown’s potential to serve this need. Due to an anticipated LNG supply shortfall, additional new facilities for both export and import of LNG are expected to be needed over the next decade, which may lead to increased demand for facilities located in geographies prone to extreme weather events. Crown’s solutions for both liquefaction and re-gasification offshore terminals are able to significantly reduce impacts and downtime resulting from extreme weather. This is accomplished through advanced facility design that improves on and replaces floating and land-based alternatives for liquefaction and re-gasification. Crown’s management has evaluated possible opportunities globally and has identified several regions with demand for energy security with harsh weather conditions where there are potential opportunities for Crown, including, but, not limited to, Vietnam and Canada.

•

Crown’s proven design and technology. Bottom-fixed solutions for energy development have a nearly 50-year track record in the offshore energy sector, with the first gravity based structure (“GBS”) for re-gasification coming online in 2009. Crown will construct its GBS facilities in partnership with Aker Solutions, the leader in offshore bottom-fixed facility development and construction, as well as technology provider Wärtsilä Gas Solutions and Siemens Energy. Based on Crown having experienced EPCIC partners and the design being proven and validated, Catcha’s management and directors believe that this helps to decrease the development risk in Crown.

•

Deep and relevant experience of the management team. Catcha’s management and the Catcha Board determined that Crown’s management team is well-positioned to successfully lead Crown after the Business Combination. The senior management team members of Crown each have decades of relevant experience in the energy sector.

•

Attractive Valuation and Financial Analysis. PubCo will have an anticipated initial post transaction enterprise value of approximately $685 million, and the transaction implies a pre-money valuation of Crown of approximately $600 million. After the completion of the Business Combination, the majority of the net cash from the Trust Account and any PIPE financing or additional permitted financing is expected to be held on PubCo’s balance sheet to fund operations and support continued growth. The Catch Board considered this as a strong sign of anticipated confidence in PubCo following the Business Combination and the benefits to be realized thereafter.

•

Best Available Opportunity. The Catcha Board determined, after a thorough review of other business combination opportunities reasonably available to Catcha, that the proposed Business Combination represents the best potential business combination for Catcha based upon the process utilized to evaluate and assess other potential acquisition targets.

•

Results of Due Diligence. The Catcha Board considered the scope of the due diligence investigation conducted by Catcha’s senior management and external advisors and evaluated the results thereof and information available to it related to Crown, including:

•	extensive meetings and calls with Crown’s representatives regarding its operations, projections and the proposed transaction; and

•

review of materials related to Crown and its business, made available by Crown, including business plans and budgets, capital and debt structuring, financial projections and historical financial data, technical reports, corporate documents, material contracts related to projects, material permits and licenses, employee matters, regulatory matters, real property, litigation, anti-corruption and anti-bribery, privacy and personal data compliance, and other legal, business and operational diligence documentation.

•

Terms of the Business Combination Agreement. The Catcha Board reviewed and considered the terms of the Business Combination Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the Business Combination and their ability to terminate such agreements under the circumstances described therein.

•

The Role of the Independent Directors. In connection with the Business Combination, Catcha’s independent directors, James Graf, Rick Hess and Yaniv Ghitis, evaluated the proposed terms of the Business Combination, and unanimously approved, as members of the Catcha Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby.

The Catcha Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including the following:

•

Potential Inability to Complete the Business Combination. The Catcha Board considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Catcha if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity. The Catcha

Board also considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the Business Combination and other transactions contemplated under the Business Combination Agreement. In addition, the Catcha Board considered the risk that Catcha’s current shareholders would redeem their Catcha Class A Ordinary Shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to PubCo following the consummation of the Business Combination.

•

Crown’s Business Risks. The Catcha Board considered that there were risks associated with the successful implementation of Crown’s business plan and strategy and Crown realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control. The Catcha Board considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Catcha’s shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For an additional description of these risks, please see the section titled ‘‘Risk Factors.”

•

Limitations of Review. The Catcha Board considered that it did not obtain an opinion from any independent investment banking or accounting firm that the price Catcha is paying to acquire Crown is fair to Catcha or its shareholders from a financial point of view.

•

Litigation. The Catcha Board considered the possibility of litigation challenging the Business Combination, including the costs of defending against such litigations, or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•	Fees and Expenses. The Catcha Board considered the fees and expenses associated with completing the Business Combination.

•

Diversion of Management. The Catcha Board considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on Crown’s business.

In addition to considering the factors described above, the Catcha Board also considered that certain of the officers and directors of Catcha may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Catcha’s shareholders (see “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination”). Catcha’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Catcha Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.

Satisfaction of the 80% Test

Catcha’s initial business combination must occur with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the assets held in our Trust Account (net of amounts disbursed to management for working capital purposes and excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement to enter into a business combination. The Catcha Board has determined that this test was met in connection with the proposed Business Combination.

Projections Furnished by Crown to Catcha

Crown is a global LNG infrastructure company. Its current development plans mainly consist of the Key Projects. In addition, Crown has development plans for additional projects, such as potential projects in Vietnam and Canada. These additional projects have not been modeled into the projections and should be viewed as upside to the valuation derived from these projections.

Crown’s projections were developed by Crown’s finance team, with assistance from its financial advisor EACP, and uses inputs and assumptions from multiple internal teams, including marketing, technical, operations and finance, with detailed oversight from Crown’s senior management team. The projections were then reviewed and approved by the Crown Board.

Crown’s projections are generally prepared using a “bottom-up” methodology, meaning that Crown prepared detailed assumptions to build up the projections, rather than utilizing a high level “top-down” methodology. This “bottom-up” methodology, in Crown’s view, would result in a more reasonable and accurate outcome, given there is no direct comparable to Crown and its Key Projects. This approach allowed Crown to take into account, among other factors, the specific parameters of Crown’s Key Projects, Crown senior management’s experience in the oil and gas industry, detailed discussions with vendors and other market participants, available industry and market data, and detailed data inputs from multiple internal teams, which are described in further detail below.

As discussed in the section “Background of the Business Combination,” during March 2023, Crown had prepared and presented to Catcha’s management a set of projections, which Catcha had considered prior to entering into the LOI on April 4, 2023. Specifically, this set of earlier projections had anticipated lower annualized revenues and annualized run-rate adjusted EBITDA run rates (relative to the final set of Projections considered by Catcha prior to entering into the Business Combination Agreement on August 3, 2023), which was primarily due to lower effective terminal re-gasification prices.

For example, the annualized revenues and annualized run-rate adjusted EBITDA from the Kakinada Project were estimated then to be approximately $160 million and $145 million, respectively, as the estimated average terminal re-gasification price received by Crown was approximately $0.55/MMBtu. The annualized revenues and annualized run-rate adjusted EBITDA from the Grangemouth Project were estimated then to be approximately $76 million and $63 million, respectively, as the estimated average terminal re-gasification price received by Crown was approximately $0.34/MMBTU.

Subsequent to the entry of the LOI, as discussed in the section “Background of the Business Combination,” Catcha and Crown had discussed and agreed to the proposed contract amendments relating to the KGLNG Transaction and GBTron Transaction, which led to a significant increase in the effective re-gasification prices received by Crown, and expected annualized revenues and annualized run-rate adjusted EBITDA. Crown and its advisors subsequently revised the projections to take this into account, which were considered by Catcha prior to entering into the Business Combination Agreement and detailed below.

As a result, the earlier set of projections were superseded by the final set of projections. The earlier projections were not material to the Catcha Board’s process and are not material to shareholders’ evaluation of the transaction because they do not reflect the appropriate value of the business being acquired and the final terms of the transaction.

Crown provided to Catcha the final Projections, which were prepared in good faith by Crown’s management based on management’s reasonable best estimates and facts, circumstances and information available at the time, and assume the Closing of the Business Combination. Specifically, the material assumptions and estimates include but are not limited to:

For the period between the Closing of the Business Combination, until each of the Key Projects are expected to be FID-ready:

During this period, Crown expects to continue to incur costs to complete the Front End Engineering and Design (“FEED”) and other work for each of the projects, in order to bring each project to be FID-ready:

•	For the Kakinada Project, Crown expects to incur approximately $34 million, primarily on technical and seabed survey work, as well as general administrative costs, project team and other costs. The seabed survey work, which is expected to be conducted by Aker Solutions, would ensure that the envisaged GBSRU unit would be situated properly upon the seabed, and is expected to be completed around the second half of 2025, after which the project would be FID-ready; and

•

For the Grangemouth Project, Crown expects to incur approximately $6 million, on technical and seabed survey work, general administrative costs, consenting and licensing, project team and other costs. This is expected to be completed in the second half of 2024, after which the project would be FID-ready. Relative to the Kakinada project, the projected cost is expected to be lower with a shorter lead time, given that the location of the project is in relatively shallower waters with more benign weather conditions, and no dredging or breakwater are expected to be required. Assuming that the FEED work and other workstreams proceeds in accordance to plan, Crown also expects, during this period, to exercise the option to purchase all the shares of NewCo, which would hold various rights relating to the Grangemouth Project. For more information, see “Certain Relationships and Related Person Transactions — Crown — GBTRON Agreement.”

For the period between each of the Key Projects being FID-ready, and each of the Key Project beginning operations and achieving first gas:

During this period, Crown expects to continue incurring significant costs, as it raises project level financing in order to achieve FID to commence construction of each of the Key Projects.

Following the completion of the FEED work and each project being FID-ready, Crown expects to raise project level financing, via a mix of debt and equity issued at each project level, consistent with precedent financing approaches for such infrastructure projects. Crown is estimating that it would be able to raise debt financing for 80% of the costs of the construction for each terminal. The remainder of the funding is expected to be raised from issuance of equity in each of the projects, which would dilute Crown’s ownership in each project. Crown expects such dilution to be approximately 25%, and it would continue to retain 75% ownership interest in each project. During this period, Crown also expects to be able to begin entering into terminal usage agreement with customers, which would be structured on a “take-or-pay” basis, in order to enhance the financial viability of the projects.

The completion of such project financing for each project would allow Crown to achieve FID and begin construction for each project. The construction costs and timeline for each project are assumed to be as follows:

•

For the Kakinada Project, Crown expects to incur approximately $1 billion to construct the terminal, which primarily consists of EPCIC costs for the re-gasification terminal and subsea pipeline, as well as project management fees, interim operating costs, insurance and financing costs. This estimate includes a 10% contingency on the EPCIC costs, equivalent to approximately $70 million. The construction period is expected to take approximately 33 months, following which the terminal is expected to be fully operational in the first half of 2028. This estimate currently does not include any schedule contingency, but Crown intends to include clauses in the customer contracts to allow for some delays to first gas as well as purchase insurance against delays in the start-up as part of the FID costs.

•

For the Grangemouth Project, Crown expects to incur approximately $533 million to construct the terminal, which primarily consists of costs to acquire a floating storage unit and conversion of the unit for the purposes of this project, costs for the mooring and subsea pipeline, as well as project management fees, interim operating costs, insurance and financing costs. This estimate includes a 5% contingency on the EPCIC costs, which is equivalent to approximately $15 million. The contingency is lower relative to the Kakinada Project, given the floating terminal is a relatively smaller and well-precedented project within the industry. The construction period is expected to take approximately 30 months, following which the terminal is expected to be fully operational in the first half of 2027. This estimate currently does not include any schedule contingency, but Crown intends to include clauses in the customer contracts to allow for some delays to first gas as well as purchase insurance against delays in the start-up as part of the FID costs.

For the period after each of the Key Projects beginning operations and achieving first gas:

Once the projects become operational, Crown expects significant earnings to begin to accrue to the company, on the basis of the below assumptions:

•	The Kakinada Project:

The Kakinada Project is designed and constructed to have a name-plate capacity of 7.2 MTPA (after considering downtime for maintenance and other production stop events). Crown’s revenue plan is for the capacity to be contracted with customers across a mix of various tenures and pricing, including longer term take-or-pay contracts to support cashflow stability and bankability, higher price medium-term contracts to optimize profitability, and some shorter term / spot contracts as typically required by regulators. Crown has also applied re-gasification prices which are in line with their estimates of current market rates for similar terminals in India. Crown also assumes that the KGLNG Future Payment Right continues to be effective as currently entered into.

The revenue plan is summarized as follows:

Term of contract (years)	20	10	5; Spot
Contracted volume (MTPA)	4.3	1.8	1.1
Total contracted volume (MTPA)	7.2 MTPA
Est. tolling charge (US$/mmbtu)	$0.85	$0.95	$1.05
Weighted average tolling charge (US$/mmbtu)	$0.91
Annualized Revenues (US$ millions)	$161	$75	$50
Total annualized revenues (US$ millions)	$286

Note: Assumes 44.369 MMBTU per metric tons, based on using management’s estimated conversion factor of 900.9 BTU per standard cubic feet and 49,250 standard cubic feet per metric ton

As illustrated above, this revenue model translates into an estimated annualized run-rate revenues of approximately $286 million.

To estimate the annualized run-rate adjusted EBITDA for the Kakinada project, Crown has made the following assumptions relating to the annual operating expenditures required to operate the terminal on an ongoing basis, based on industry knowledge of the Crown management team, discussions with prospective vendors and partners, analysis of other projects, and other information. Such costs include regasification process and marine terminal operations and maintenance costs, as well as general and administrative costs. This estimate also assumes that certain costs, including fuel costs related to the regasification process, vessel harbour fees and related handling charges, and port throughput charges, are passed through to the end-customers and is not borne by Crown, in line with industry practices.

The estimated annualized operating expenditures are as follows:

Operating Expenses	Estimated Annual Expenditure (US$ million)
• Process operations and maintenance expenses	10
• Terminal-related operating expenses	4
• General and administrative charges	7

Total estimated annualized operating expenses	21

Based on the assumptions above, Crown estimates the annualized run-rate adjusted EBITDA to be approximately over $265 million.

•	The Grangemouth Project:

The Grangemouth Project is designed and constructed to have a name-plate capacity of 5.0 MTPA (after considering downtime for maintenance and other production stop events). Crown’s revenue plan is for 3.0 MTPA of capacity is assumed to be fully contracted with customers across various tenures and segments, including longer term take-or-pay contracts to support cashflow stability and bankability, and shorter medium-term and spot contracts. The average terminal re-gasification price is expected to be approximately $1.15/ MMBtu, which is in line with Crown’s estimates of current market rates for similar terminals in the U.K. Additionally, Crown also expects to add a surcharge to cover fees payable by the terminal to the port authorities. Crown has conservatively not included 2.0 MTPA of demand that is attributable to a power plant facility which is being developed by GBTRON, which is expected to be completed earliest in 2030, if at all.

The revenue plan is summarized as follows:

Term of contract (years)	15	3 – 5; Spot
Contracted Volume (MTPAT)	2.0	1.0
Total contracted volume:	3.0MTPA
Tolling charge (US$/mmbtu)	$1.15	$1.15
Annualized Tolling Revenues (US$ millions)	$102	$51
Additional Port-Related Surcharges (US$ millions)	$12
Total Annualized Revenues (US$ millions)	$166

Note: Assumes 44.369 MMBTU per metric tons, based on using management’s estimated conversion factor of 900.9 BTU per standard cubic feet and 49,250 standard cubic feet per metric ton

As illustrated above, this revenue model translates into an estimated annualized run-rate revenues of approximately $166 million.

To estimate the annualized run-rate adjusted EBITDA for the Grangemouth project, Crown has made the following assumptions relating to the annual operating expenditures required to operate the terminal on an ongoing basis, based on industry knowledge of the Crown management team, discussions with prospective vendors and partners, analysis of other projects, and other information. Such costs include regasification process and marine terminal operations and maintenance costs, certain fees payable to the port authorities, as well as general and administrative costs. This estimate also assumes that certain costs, including fuel costs related to the regasification process, vessel harbour fees and related handling charges, are passed through to the end-customers and is not borne by Crown, in line with industry practices.

The estimated annualized operating expenditures are as follows:

Operating Expenses	Estimated Annual Expenditure (US$ million)
• Process operations and maintenance expenses	10
• Floating terminal-related operating expense	4
• General and administrative charges	10
• Port-related charges	12

Total estimated annualized operating expenses	36

Based on the assumptions above, Crown estimates the annualized run-rate adjusted EBITDA to be approximately $130 million.

As discussed above, there are a number of key assumptions in the Projections, and Catcha and its advisors have generally relied on the assumptions provided by Crown’s management team. The Projections with their relevant assumptions considered by the Catcha Board in its analysis of Crown are summarized below:

		Final Investment Decision (FID) Economics			Post First-Gas Run rate**
Project	Estimated remaining capital needed to reach FID	FID All-in Construction Costs	Debt as % of funding	Crown Pro-forma ownership post project equity raise	Utilization rate of terminals (MTPA)	Average terminal re-gasification price	Annualized Run Rate Revenue	Annualized Run Rate Adjusted EBITDA (Margin)***
Kakinada Project	$34 million	$1.0 billion	80%	75%	7.2 MTPA	$0.91/ MMBtu	$286 million	$265 million (93%)
Grangemouth Project	$6 million	$533 million	80%	75%	3.0 MTPA*	$1.15/ MMBtu	$166 million	$130 million (78%)
Total	$40 million	$1.5 billion	80%	75%	10.2 MTPA	$0.98/ MMBtu	$452 million	$395 million (87%)

*	Assumptions or valuation do not include the potential additional 2.0 MTPA utilization of the Grangemouth Project, which is projected to come online in 2030.
**	Assumption is based on projected figures for the fourth quarter of 2028 for both projects on an annualized basis.
***	Margin is calculated as dividing Annualized Run Rate Adjusted EBITDA by Annualized Run Rate Revenue

The Projections were not prepared with a view to public disclosure or under IFRS, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections were prepared solely for internal use, capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the Projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results.

The Projections reflect numerous assumptions including with respect to tolling charges, debt and equity financing, leverage, construction costs, timeline of regulatory approvals and FID, production capacity, prevailing market rates, operating costs, overhead costs and various other factors, all of which are difficult to predict and many of which are beyond Crown’s control. The Projections are subjective in many respects and, thus, are susceptible to multiple interpretations. The Projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks and uncertainties set forth in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. The inclusion of prospective financial information in this proxy statement/prospectus should not be regarded as an indication that Catcha, Crown, their respective boards of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such prospective financial information necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal or any other proposal contained in this proxy statement/prospectus. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the prospective financial information. The prospective financial information is not fact and is not necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned that future results may be materially different than the prospective financial information contained in this proxy statement/prospectus. The prospective financial information should not be viewed as public guidance and is not being included to influence you to vote for or against the Business Combination Proposal or any other proposal contained in this proxy statement/prospectus, as the prospective financial information may be materially different than actual results. For all of these reasons, the forward-looking financial information described herein and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them. The Projections were necessarily based upon market, economic, financial and other conditions as they existed as of the date of this proxy statement/prospectus, and Catch’s management and the Catcha Board disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the projections which may come or be brought to the attention of Catcha’s management and the Catcha Board after the date of this proxy statement/prospectus.

The Projections were requested by, and disclosed to, Catcha’s management and the Catcha Board for use as a component in its overall evaluation of Crown and are included in this proxy statement/prospectus on that account. Crown has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to Catcha. Neither Crown’s management nor any of its representatives have made or make any representation to any person regarding the ultimate performance of Crown compared to the information contained in the Projections, and none of them intend to or undertake any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error.

The Projections were prepared by, and are the responsibility of, Crown’s management. KPMG, Crown’s auditor, and Marcum, Catcha’s auditors, have neither examined, compiled nor performed any other procedures with respect to the Projections and, accordingly, KPMG and Marcum do not express an opinion or any other form of assurance with respect thereto. The reports furnished by KPMG and Marcum included in this proxy statement/prospectus relate to historical financial information of Crown. Such reports do not extend to the Projections and should not be read as if they do.

The Projections include the use of certain non-GAAP financial measures, including adjusted EBITDA. Adjusted EBITDA consists of net income before interest, taxes, depreciation and amortization, adjusted for (1) net unrealized gains and losses on derivative financial instruments, (2) foreign currency gains and losses, and (3) certain other items. Company believes that the presentation of these measures are helpful to investors in assessing its financial projections and valuation. However, the non-GAAP financial measures presented here may not be comparable to similarly titled non-GAAP financial measures used by other companies. The non-GAAP financial measures described above have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures.

Certain Valuation and Financial Analysis

The Catcha Board reviewed the valuation and financial analysis that was prepared by Catcha’s management team and advisors in order to determine the approximate valuation at which PubCo may be expected to trade in the public markets. The valuation approach, as outlined further below, combines a comparable company analysis, dilution analysis and a discounted value analysis. Catcha’s management applied these various valuation methods to assist the Catcha Board in determining the present value of Crown’s operations, or enterprise value, and used Crown’s Projections (as discussed above) as the basis for such valuation assumptions.

Summary of Valuation Approach (in $ millions)

1. Comparable Company Analysis (To Assess Value of Key Projects After Commencing Operations)
	Low-End	Mid-Point	High-End
Selected EV/ EBITDA multiple	8.0x	9.0x	10.0x
Multiplied by projected annual run-rate adjusted EBITDA in 2028E		$395

Implied enterprise value at 2027E	$3,160	$3,555	$3,950
Less: Estimated total project debt		$1,231

100% equity value at 2027E	$1,929	$2,324	$2,719

2. Dilution Analysis (To Assess Impact of Project-Level Financing)
Est. stake held by Crown in Key Projects after dilution		75%

Equity value attributable to Crown at 2027E	$1,447	$1,743	$2,039

3. Discounted Value Analysis (To Adjust Future Valuation to Time of Business Combination)
Discount rate applied per annum		25%
No. of years discounted (from 2027E to 2023E)		4

Estimated equity value of Crown at 2023E	$595	$714	$835

Each step of the valuation approach is further discussed below:

1. Comparable Company Analysis

Catcha’s management’s valuation method first relies on a comparable company analysis, in order to assess the value that the public markets would likely ascribe to Crown’s Key Projects in the future, upon completion of the construction of the Key Projects and commencement of operations, in line with Crown’s assumptions supporting the Projections that are detailed above.

Catcha’s management conducted the analysis, with the assistance of CCM and other advisors, based on selected publicly traded and well-reg arded listed companies in the similar LNG infrastructure and development sector. The selected companies were chosen because they were determined by Catcha’s management and advisors to be the most relevant in the LNG infrastructure sector. The enterprise value/2023E EBITDA multiples for the selected comparable companies are summarized in the table below.

Select Comparable Public Companies*

Company Name	Enterprise Value ($M)	Equity Value ($M)	Revenues 2023E	EBITDA 2023E	EV / EBITDA 2023E
Tellurian Inc.	$1,216	$895	$204	$30	40.0x
FLEX LNG Ltd.	3,052	1,620	369	294	10.4x
Golar LNG Limited	3,280	2,582	290	324	10.1x
Excelerate Energy, Inc.	2,603	540	972	333	7.8x
Cheniere Energy Partners, L.P.	38,354	24,248	9,875	3,800	10.1x
Cheniere Energy, Inc.	65,659	38,126	19,434	8,600	7.6x
New Fortress Energy Inc.	11,267	5,920	3,063	1,792	6.3x
Cool Company Ltd.	1,564	704	361	274	5.7x
NextDecade Corporation	1,098	948	—	(89)	NM	**

Median			$369	$324	9.0x

*	Information derived from Factset, as of July 20, 2023.

**	Projected EBITDA is not material in 2023E, given it is still in development stage, which results in a multiple which is not meaningful for the analysis.

None of the illustrative companies above are directly comparable with Crown and its Key Projects, given differences across a number of areas, which include but are not limited to:

•

Stage of development stage: Some companies above such as Cheniere Energy, Inc and Cheniere Energy Partners L.P., have achieved first gas and are generating material revenues and profits, while some companies such as NextDecade Corporation and Tellurian Inc. are in development stages of their infrastructure projects. Crown is currently in the development stage and has yet to generate revenue.

•

Exposure to LNG price risk: A number of the companies above are currently producing or planning to produce, sell and trade LNG, and hence are directly exposed to LNG price risk. Crown expects to derive revenue on a tolling basis, and will not be directly exposed to LNG price risk.

•

Technology and infrastructure: While the companies above operate in the LNG infrastructure space, they offer a range of technologies and infrastructure, such as onshore terminals, offshore floating terminals and LNG transportation vessels, which may differ from Crown’s offerings.

•	Scale: There is a significant range in the size of the market capitalization and revenue of the companies above, as illustrated in the table.

Nevertheless, Catcha management and their advisors believe that investors would consider these companies as directly comparable companies given that they operate in the LNG infrastructure sector, and are an important reference point as they consider the valuation of Crown.

Based on the review of these selected comparable companies and their respective multiples, including the median multiple of 9.0x, Catcha’s management selected a multiple range of 8.0-10.0x to be applied to Crown’s annual run-rate adjusted EBITDA in 2028E of $395 million, which it believes is fair and justifiable assuming that both terminals are operational and generating stable revenues based on long tenure take-or-pay terminal usage agreements. This analysis results in an estimated range of $3.2 billion to $4.0 billion, for the combined enterprise value of both the Kakinada and Grangemouth projects, as of year-end 2027.

Based on the project-level debt financing assumptions as discussed above, the combined project level debt is estimated to be approximately $1.2 billion for both the Kakinada and Grangemouth projects as of year-end 2027. Subtracting this estimated debt amount from the enterprise value arrived at above, the corresponding equity value range is estimated to be $2.0 billion — $2.7 billion, as of year-end 2027.

2. Dilution Analysis

Following the completion of the FEED work and each project being FID-ready, Crown expects to raise project level financing, via a mix of debt and equity issued at each project level, consistent with precedent financing approaches for such infrastructure projects. Crown is estimating that it would be able to raise debt financing for 80% of the costs of the construction for each terminal. The remainder of the funding is expected to be raised from issuance of equity in each of the projects, which would dilute Crown’s ownership in each project.

To assess a fair level of dilution for Crown resulting from this, Catcha and its advisors conducted an analysis to determine a reasonable level of ownership a new equity investor at the project level would require, in order to consider the project an attractive investment, which is illustrated in the table below.

Implied Enterprise Value /Adjusted EBITDA multiple for project-level investors at FID

	Kakinada Project	Grangemouth Project
Construction cost [A]	$1,006 million	$533 million

% funded by debt [B]	80%	80%
Debt raised [C = A x B]	$805 million	$426 million
Equity raised [D = A — C]	$201 million	$107 million
% stake held by Crown after dilution	75%	75%
% stake issued to new investors [E]	25%	25%
Implied 100% equity value [F = D/E]	$805 million	$426 million
(+) Debt raised [C]	$805 million	$426 million

Enterprise Value	$1,610 million	$853 million
Annualized run-rate Adjusted EBITDA	$265 million	$130 million

Implied Enterprise Value / Adjusted EBITDA	6.1x	6.6x

Based on a 25% equity stake issued to new investors at the project level, the implied Enterprise Value / Adjusted EBITDA multiple for the new investment is within a range of approximately 6-7x. Catcha believes this is a reasonable and attractive valuation for potential new investors, relative to the selected comparable companies and their respective multiples, as discussed above.

Applying this level of dilution to Crown’s equity stake at the project-level, the indicative range of equity value attributable to Crown, for both of the projects as of year-end 2027, is estimated to be between approximately $1.5 billion and $2.1 billion.

3. Discounted Value Analysis

As a final step, Catcha’s management’s analysis then subsequently discounts back the projected equity value attributable to Crown for both projects as of year-end 2027 to arrive at a value as of year-end 2023, which is when the Business Combination is expected to be completed.

Catcha’s management and its advisors considered a number of factors in determining the appropriate discount rate, including but not limited to the stage of the project developments, the risks in order to achieve the projected results, including execution risk and competitive risks, among others, as well as current market conditions. Based on these factors, Catcha believes that an equity investor would require a significantly higher than usual rate of return, and selected a 25% discount rate per annum, which represents a 13.7% premium over the equity rate of returns (as measured by the S&P 500 that has averaged 11.3% over the last 30 years).

Applying this equity discount rate, Catcha derived an equity value range attributable to Crown for both projects as of year-end 2023 of approximately $0.6 billion — $0.8 billion. The final approximate equity value of $0.7 billion that was negotiated in connection with the Business Combination falls within this range.

Select Illustrative Business Combination of Selected Companies

As a secondary reference, Catcha’s management and the Catcha Board also considered a number of precedent business combinations of companies in the energy sector, in particular in the energy transition space, including the transactions in the table below.

	Crown LNG	NET Power Inc.	NuScale Power Corp	Archaea Energy Inc.
Industry / Solution	365-day LNG – Terminals Built for Harsh Weather	24/7 CF – Natural Gas	24/7 CFE – Advanced Nuclear	Renewable Natural Gas
Ticker	NYSE or Nasdaq: CGBS	NYSE: NPWR	NYSE: SMR	Taken private by BP (Dec 2020)(8)
Business Model	Capacity leasing	Asset-light technology licensor(2)	Asset-light proprietary technology and recurring services(5)	Long-term fixed price contracts(9)
Other Available Solutions	Traditional floating platform solution	0 similar competing designs(2)	>70 competing designs(6)	Traditional RNG producers
De-SPAC / IPO date	De-SPAC date: Anticipated first quarter of 2024	De-SPAC date: Jun 2023(3)	De-SPAC date: Dec 2023(3)	De-SPAC date: Sep 2021(3)
Valuation at De-SPAC / IPO	$685M at De-SPAC	$1.5B at De-SPAC(3)	$1.9B at De-SPAC(3)	$1.2B at De-SPAC(3)
Redemptions at De-SPAC	—	61.4%(3)	37.4%(3)	0.2%(3)
Current Valuation	—	$2.1B(4)	$1.7B(4)	Acquired by BP for $4.1B(8)
Target Construction Timeline	Approximately 3-year construction timeline from FID to first gas(1)	Approximately 3-year construction timeline from order to COD(2)	Approximately 8-year construction timeline from order to COD(5)	Approximately 18-month project development and construction timeline(9)
Target Date of First Full-Scale Deployment	First gas in 2027 and fully operational by 2028(1)	First full-scale deployment in 2026(2)	First full-scale deployment in 2030(7)	16 projects in development pipeline under contract(9)

(1)	Based on management estimates.
(2)	NET Power “NET Power PIPE Presentation” as of December 2022.
(3)	SPAC Research as of July 24, 2023.
(4)	Factset as of July 24, 2023; NetPower current valuation assumes share price as of July 24, 2023, 211.2 million shares outstanding, $675 million gross proceeds and $35 million transaction expenses.
(5)	NuScale Power “NET Power PIPE Presentation” as of May 2023.
(6)	International Atomic Energy Agency “What are Small Modular Reactors (SMRs)?” as of November 4, 2021.
(7)	NuScalePower Company Website — Projects.
(8)	Public Filings.
(9)	Archaea Energy “Second Quarter 2022 Earnings Presentation” as of August 16, 2022.

While none of the illustrative companies above are directly comparable with Crown, they share at least some similar characteristics: (1) currently in the development stage, (2) have not generated significant revenues relative to the projections once full operations are achieved, and (3) became public through a business combination with a SPAC. Based on the above, the Catcha Board viewed the value attributed to Crown in this transaction is comparable for such companies.

Interests of Catcha’s Directors and Officers in the Business Combination

In considering the recommendation of the Catcha Board to vote in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that Catcha’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a shareholder or warrant holder. These interests include, among other things:

•

If the Business Combination with Crown or another business combination is not consummated by February 17, 2024, and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, Catcha will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and dissolving and liquidating. In such event, the 7,500,000 Catcha Class B Ordinary Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.003 per share prior to the initial public offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $84,150,000 based upon the closing price of $11.22 per public share on NYSE American on January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus.

•

The Sponsor purchased an aggregate of 5,333,333 private placement warrants from Catcha for an aggregate purchase price of approximately $8,000,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Catcha’s initial public offering. Such warrants had an aggregate market value of approximately $373,333 based upon the trade price of $0.07 per warrant on the over-the-counter market on February 1, 2024, the most recent trade date prior to the date of this proxy statement/prospectus. The private placement warrants will become worthless if Catcha does not consummate the Business Combination by February 17, 2024 and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting.

•

The Business Combination Agreement provides that Catcha or the Sponsor will be entitled to appoint at least one director of PubCo after the consummation of the Business Combination. As such, in the future such director(s) will receive cash fees, stock options or stock awards that the PubCo Board determines to pay to its directors.

•

The Business Combination Agreement provides that, at the closing of the Business Combination, the Sponsor and Catcha’s officers and directors will enter into the Registration Rights Agreement, which provides for registration rights for PubCo Ordinary Shares and PubCo Warrants held by such persons and their permitted transferees.

•

If Catcha is unable to complete the Business Combination within the required time period, or upon the exercise of a redemption right in connection with the Business Combination, Catcha will be required to provide for payment of claims of creditors that were not waived that may be brought against Catcha within the ten years following such redemption. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to Catcha if and to the extent any claims by a third party (other than any independent auditors) for services rendered or products sold to Catcha, or a prospective target business with which Catcha has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Catcha Class A Ordinary Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, expenses relating to the administration of the Trust Account and limited withdrawals for working capital, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the indemnity of the underwriter of Catcha’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•

The Sponsor and Catcha’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Catcha’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Catcha fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Catcha may not be able to reimburse these expenses if the Business Combination with Crown or another business combination is not completed by February 17, 2024. As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the Sponsor and Catcha’s officers, directors and their affiliates had incurred $0 of unpaid reimbursable expenses.

•

The Business Combination Agreement provides for the indemnification of Catcha’s current directors and officers and the continuation of directors and officers liability insurance covering Catcha’s current directors and officers for a period of six years from the Closing Date.

•	The Sponsor has made loans to Catcha to fund certain capital requirements, including the following:

•	$1.5 Million Convertible Promissory Note

On December 13, 2022, Catcha issued the $1.5 million Convertible Promissory Note under the working capital loan to the Sponsor, pursuant to which Catcha may borrow up to $1.5 million from the Sponsor. Such note may, at the Sponsor’s discretion, be converted into private placement warrants at a price of $1.50 per warrant with each warrant entitling the holder to purchase one Catcha Class A Ordinary Share at a price of $11.50 per share, subject to the same terms applicable to the private placement warrants issued in connection with Catcha’s initial public offering. The $1.5 Million Convertible Promissory Note will not bear any interest, and will be repayable by Catcha to the Sponsor, on a date that is the earlier of (i) the consummation of the Business Combination and (ii) the liquidation of Catcha. The maturity date of the $1.5 Million Convertible Promissory Note may be accelerated upon the occurrence of certain events of default. The Sponsor may not be repaid for any borrowings under the $1.5 Million Convertible Promissory Note to the extent that there are limited or no funds remaining outside the Trust Account and Catcha fails to consummate the Business Combination within the required period. In addition, to the extent that the Sponsor has elected to convert the principal balance of the $1.5 Million Convertible Promissory Note into warrants, such warrants will become worthless if Catcha does not consummate the Business Combination within the required period.

As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, Catcha received $1,134,938 for working capital purposes under the $1.5 Million Convertible Promissory Note.

•	2023 Extension Note

On February 14, 2023, Catcha issued the Extension Note to the Sponsor, pursuant to which Catcha may borrow up to $900,000 from the Sponsor. Pursuant to the Extension Note, from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Catcha Board, the Sponsor has agreed to deposit into the Trust Account the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed public share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (a) the date of the extraordinary general meeting held in connection with a shareholder vote to approve a business combination, and (b) the date that $900,000 has been loaned. Such note may, at the Sponsor’s discretion, be converted into private placement warrants at a price of $1.50 per warrant with each warrant entitling the holder to purchase one Catcha Class A Ordinary Share at a price of $11.50 per share, subject to the same terms applicable to the private placement warrants issued in connection with Catcha’s initial public offering. The Extension Note will not bear any interest, and will be repayable by Catcha to the Sponsor, on a date that is the earlier of (x) the consummation of the Business Combination and (y) the liquidation of Catcha. The maturity date of the Extension Note may be accelerated upon the occurrence of certain events of default. The Sponsor may not be repaid for any borrowings under the Extension Note to the extent that there are limited or no funds remaining outside the Trust Account and Catcha fails to consummate the Business Combination within the required period. In addition, to the extent that the Sponsor has elected to convert the principal balance of the Extension Note into warrants, such warrants will become worthless if Catcha does not consummate the Business Combination within the required period.

As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, Catcha received $900,000 under the Extension Note.

•	2023 Capital Commitment

On March 9, 2023, Catcha entered into the March Subscription Agreement with the Sponsor and Polar, pursuant to which the Sponsor sought to raise $1.2 million to fund the extension and to provide working capital to Catcha. The Sponsor committed to fund $900,000 of this amount through the Extension Note described above and Polar agreed to provide the remaining $300,000 to Catcha. Catcha will make the Drawdown Request to the Sponsor for working capital purposes. In consideration of the Capital Call(s) made hereunder, Catcha will issue up to 300,000 Catcha Class A Ordinary Shares to Polar at the Closing of the Business Combination. Any amounts funded by the Sponsor to Catcha under a Drawdown Request shall not accrue interest and shall be promptly repaid by Catcha to the Sponsor upon the Closing of the Business Combination. Following receipt of such sums from Catcha, and in any event within five (5) business days from the Closing of the Business Combination, the Sponsor or Catcha shall pay to Polar the Business Combination Payment. Catcha and Sponsor are jointly and severally obligated to make the Business Combination Payment to Polar. Polar may elect at the Closing of the Business Combination to receive such Business Combination Payment in cash or Catcha Class A Ordinary Shares at a rate of one share for each $10.00 of the Capital Calls funded under the March Subscription Agreement. If Catcha liquidates without consummating the Business Combination, any amounts remaining in the Sponsor or Catcha’s cash accounts after paying any outstanding third party invoices (excluding any amount due to the Sponsor), not including the Trust Account, will be paid to Polar within five (5) calendar days of the liquidation.

As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, Catcha received $300,000 from Polar pursuant to the Capital Calls.

•	October 2023 Promissory Note

On October 25, 2023, Catcha, the Sponsor and Polar entered into the October Subscription Agreement, pursuant to which, Polar agreed to fund a capital contribution of $750,000, without interest, to Catcha and in consideration thereof, Catcha agreed to cause PubCo to issue 750,000 shars of Class A Common Stock to Polar at the Closing. The Sponsor and Catcha, jointly and severally, agreed to promptly repay the $750,000 to Polar within five (5) business days of the Closing.

On October 27, 2023, Catcha and Crown entered into a promissory note whereby Catcha agreed to provide a loan in the principal amount of $750,000 to Crown to fund working capital until the Closing. On October 30, 2023, the $750,000 loan was provided by Catcha to Crown. Crown has agreed to repay the $750,000 to Catcha within ten (10) business days of Catcha providing Crown with written notice of demand after the Closing

•	The Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition with Crown on terms less favorable to shareholders rather than liquidate.

At any time at or prior to the extraordinary general, during a period when they are not then aware of any material nonpublic information regarding Catcha or its securities, the Sponsor, Catcha’s officers and directors, Crown or the Crown Shareholders and/or their respective affiliates, in compliance with the tender offer rules and other Exchange Act limitations, including Rule 14e-5 thereunder, may purchase public shares from institutional and other investors execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Catcha. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Crown and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. The purpose of such share purchases and other transactions would be to (i) limit the number of public shares electing to be redeemed, and (ii) increase the likelihood of satisfaction of the requirement that Catcha’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

In accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, any public shares purchased by the Sponsor, Crown and/or their directors, officers, advisors or respective affiliates would not be voted in favor of approving the Business Combination.

While the exact nature of any such incentives has not been determined as of the date of this proxy statement/ prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the price of Catcha Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the extraordinary general meeting. If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

Interests of Crown’s Directors and Officers in the Business Combination

When you consider the recommendation of the Catcha Board in favor of approval of the Business Combination Proposal, you should keep in mind that Crown’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of Catcha’s shareholders and Crown Shareholders generally. These interests include, among other things, the interests listed below:

•

The following individuals who are currently executive officers of Crown are expected to become executive officers of PubCo upon the Closing of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Swapan Kataria	Chief Executive Officer
Jørn Skule HusemoeN	Chief Financial Officer
Gunnar Knutsen	President and Chief Operating Officer, Crown LNG AS

•	The following individuals who are currently members of Crown’s board of directors are expected to become members of the PubCo Board upon the Closing of the Business Combination:

Swapan Kataria
Jørn Skule HusemoeN

Further, we expect the Crown Shareholders will see a substantial increase in the value of their shares.

At any time at or prior to the extraordinary general, during a period when they are not then aware of any material nonpublic information regarding Catcha or its securities, the Sponsor, Catcha’s officers and directors, Crown or the Crown Shareholders and/or their respective affiliates, in compliance with the tender offer rules and other Exchange Act limitations, including Rule 14e-5 thereunder, may purchase public shares from institutional and other investors who execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Catcha. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Crown and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their public shares. The purpose of such share purchases and other transactions would be to (i) limit the number of public shares electing to be redeemed, and (ii) increase the likelihood of satisfaction of the requirement that Catcha’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) be at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement.

In accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, any public shares purchased by the Sponsor, Crown and/or their directors, officers, advisors or respective affiliates would not be voted in favor of approving the Business Combination.

While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the price of Catcha Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he, she or it owns, either prior to or immediately after the extraordinary general meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

Certain Engagements in Connection with the Business Combination and Related Transactions

CCM

CCM (acting on behalf of J.V.B. Financial Group, LLC) was engaged by Catcha as a capital markets advisor with respect to the Business Combination and as placement agent with respect to any private placements in connection with the Business Combination. CCM will receive fees and expense reimbursement in connection therewith. In particular, CCM is entitled to receive from Catcha (a) an advisor fee in connection with the Business Combination of (i) $2.0 million and (ii) 50,000 PubCo Ordinary Shares; and (b) a transaction fee in connection with any private placements of 7.0% of the sum of (i) the gross proceeds raised from any private placements and (ii) proceeds released from the Trust Account with respect to any Catcha’s shareholder that (x) entered into a non-redemption agreement or (y) did not redeem any Catcha Ordinary Shares.

Industry Advisors

The Sponsor and the Industry Advisors entered into an engagement letter EL pursuant to which the Industry Advisors were engaged by the Sponsor as advisors to provide energy-related advisory services in connection with a business combination in the energy sector. Pursuant to the engagement letter, the Sponsor agreed to transfer 30% of the economics related to the founder shares and warrants held by the Sponsor at the time of the Closing to the Industry Advisors.

Polar

Polar is entitled to receive the Subscription Shares and the Business Combination Payment in connection with the Business Combination. For more information, see “The Business Combination Proposal — The Catcha Board’s Reasons for the Approval of the Business Combination — 2023 Capital Commitment.”

Chardan

Catcha entered into an agreement with Chardan Capital Markets, LLC (“Chardan”) for Chardan to act as exclusive capital markets technical advisor with respect to certain activities in connection with maintaining the continued listing of Catcha’s securities on the NYSE American. The agreement calls for Chardan to receive, among other things, a deferred fee of $275,000 at the earlier of (i) the closing of a business combination from the closing flow-of-funds or (ii) upon the liquidation of the Trust Account if Catcha has not consummated a business combination.

EACP

EACP was engaged by Crown and Crown India AS to act as their financial and EACP will receive compensation therewith. The engagement letter for financial advisory services in connection with equity funding for Crown and project financing of the Kakinada Project was entered on April 1, 2022. Pursuant to the engagement letter, EACP was appointed to act as financial advisor to Crown, to Crown India AS, and to the Kakinada Project. EACP was retained to work with Crown and its other advisors to raise equity at either Crown or Crown India AS level at an attractive valuation via a range of options sufficient to fund the 25% equity requirement of the Kakinada Project and to arrange and coordinate all aspects of debt requirements for the Kakinada Project financing.

The initial engagement letter stipulated that Crown will pay to EACP a monthly retainer fee equal to $20,000 beginning on April 1, 2022. The engagement letter included a financing success fee equal to 3% of the equity financing raised to be paid on the date of transaction financial closings (“TFC”) for both equity financing for Crown and debt financing for the Kakinada Project and fund this payment as a use of proceeds from the initial equity investment. Additionally, Crown agreed to pay (or cause any subsidiary or funding vehicle to pay) to EACP a financing success fee equal to 1% of the project debt financing raised on the date of TFC and fund this payment as a use of proceeds from the initial debt drawdown.

On July 19, 2023, the parties entered into an amendment agreement to amend the initial engagement letter, in which the monthly retainer fee was amended to $80,000 per month, to be paid in shares of Crown Common Stock (and not in cash). Crown will issue a promissory note monthly for the services provided under the engagement, and the promissory note issued will be used by EACP as settlement for the shares. Additionally, the amendment provides that Crown will pay to EACP a financing success fee equal to 3% on the equity financing raised if the source of introduction is EACP, Crown India AS, Crown, Mr. Swapan Kataria, LNG-9 Pte. Ltd. or KGLNG, and 1% if the source of introduction is from another party.

In addition, each of EACP and CCM (together with their respective affiliates) is a financial firm engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, wealth management, investment research, principal investing, lending, financing, hedging, market making, brokerage and other financial and non-financial activities and services. Each of EACP,

CCM and their affiliates may provide advisory work and other commercial dealings to Catcha, Crown and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, each of EACP, CCM and their respective affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Catcha, Crown, or their respective affiliates. Each of EACP, CCM and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Catcha will be treated as the “acquired” company for financial reporting purposes, and Crown will be the accounting “acquirer.” This determination was primarily based on the assumption that Crown shareholders will hold the majority of the voting power of PubCo, Crown’s operations will substantially comprise the ongoing operations of PubCo, Crown’s designees are expected to comprise a majority of the governing body of PubCo, and Crown’s senior management will comprise the senior management of PubCo. However, Catcha does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of Catcha will be stated at historical cost, with no goodwill or other intangible assets recorded. The deemed costs of the shares issued by Crown, which represents the fair value of the shares that Crown would have had to issue for the ratio of ownership interest in PubCo to be the same as if the Business Combination had taken the legal form of Crown acquiring shares of Catcha, in excess of the net assets of Catcha will be accounted for as stock-based compensation under IFRS 2 Share-Based Payment.

Appraisal or Dissenters’ Rights

With respect to the Merger, the Cayman Islands Companies Act under section 238 provides for a right of Catcha’s dissenting shareholders to be paid the fair value of their shares in connection with the Business Combination, subject to certain limitations under section 239. Please note that Catcha warrant holders do not have appraisal rights under the Cayman Islands Companies Act in connection with the Business Combination.

In connection with the Business Combination, holders of Catcha Ordinary Shares who comply with the applicable requirements of Section 238 of the Cayman Islands Companies Act shall have the right, under certain circumstances, to exercise their statutory appraisal (“dissenter”) rights to seek payment of the fair value of their Catcha Ordinary Shares. These statutory dissenter rights are separate to the rights of public shareholders to elect to have their shares redeemed for cash at the applicable redemption price in accordance with the Existing Governing Documents. It is Catcha’s view that such fair value would equal the amount which Catcha’s shareholders would obtain if they exercise their redemption rights as described herein. If a Catcha shareholder exercises its redemption rights, it cannot exercise its dissenter rights.

The Catcha Board will determine the fair value of the dissenting shares with reference to the assets and liabilities position of Catcha and the redemption price. If the dissenting shareholders do not agree with the fair value determined by the Catcha Board and file a petition with the Cayman Court for a determination of the fair value of the dissenting shares, the Cayman Court will determine the fair value of the dissenting shares as at the date of the extraordinary general meeting at which the Merger is approved.

Catcha’s shareholders who wish to exercise their statutory appraisal rights must follow the statutory procedures prescribed in the Cayman Islands Companies Act as further explained below.

(a)	A dissenting shareholder should give a Written Objection to Catcha before the extraordinary general meeting, containing a statement that it proposes to object to the Merger and demands payment for its shares if the Merger is approved by Catcha’s shareholders at the extraordinary general meeting. For the avoidance of doubt, the giving of a Written Objection does not represent a vote at the extraordinary general meeting. Catcha’s shareholders may vote for or against the Business Combination at the extraordinary general meeting irrespective of whether they wish to exercise their appraisal rights and are not required to vote against the Business Combination at the extraordinary general meeting in order to exercise their appraisal rights.

(b)

Upon receipt of the Written Objection and within 20 days immediately following the extraordinary general meeting, Catcha shall give written notice of the approval of the Merger (if it is so approved at the extraordinary general meeting) to each dissenting shareholder who gave a Written Objection.

(c)

Within the Dissenting Period, each dissenting shareholder must give Catcha an Appraisal Right Exercise Notice stating (i) its name and address, (ii) the number and classes of shares in respect of which it dissents, and (iii) a demand for payment of the fair value of its shares. A dissenting shareholder must dissent and exercise its appraisal right in respect of all (and not part only) of its holding of Catcha Ordinary Shares.

(d)

Within seven days immediately following the date of expiration of the Dissenting Period or within seven days immediately following the date on which the Plan of Merger is filed with the Cayman registrar, whichever is later, Catcha or the successor company(as applicable) will make a Purchase Offer to each dissenting shareholder to purchase its dissenting shares at a specified price determined by the Catcha Board to be the fair value of the shares.

(e)

Within 30 days immediately following the date on which the Purchase Offer is made, if the dissenting shareholder agrees with the Purchase Price Offer (or Catcha otherwise agrees with the dissenting shareholder upon the price to be paid for the dissenting shares), such amount will be paid forthwith in cash to the dissenting shareholder.

(f)

If the dissenting shareholder does not agree with the Purchase Price Offer and Catcha and the dissenting shareholder fail to agree on the price to be paid for the dissenting shares, Catcha or the successor company (as applicable) will, and the dissenting shareholder may, file a petition with the Cayman Court for a determination of the fair value of the dissenting shares of all dissenting shareholders.

(g)	At the hearing of such petition, the Cayman Court shall determine the fair value of the dissenting shares to be paid to each dissenting shareholder.

(h)

The costs of the proceeding may be determined by the Cayman Court and taxed upon the parties as the Cayman Court deems equitable in the circumstances (i.e., the Cayman Court will determine whether the costs of the proceedings should be borne by the dissenting shareholder(s) and/or Catcha or the successor company (as applicable) and the amount to be borne by each party).

Under the Cayman Islands Companies Act, upon giving the Appraisal Right Exercise Notice, the dissenting shareholder will cease to have any right as a Catcha shareholder (including the redemption right to redeem all or part of their holdings of Catcha Ordinary Shares) except the appraisal rights and the right under Section 238(12) of the Cayman Islands Companies Act to participate fully in all proceedings until the determination of fair value is reached.

Catcha’s shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights under the Cayman Islands Companies Act.

See “Extraordinary General Meeting of Catcha — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filing with the Registrar of Companies of the Cayman Islands and any filing required by the Jersey Financial Services Commission.

Full Text of the Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the entry by Catcha into the Business Combination Agreement, dated as of August 3, 2023 and amended on October 2, 2023 and as further amended on January 31, 2024 (as it may be further amended from time to time, the “Business Combination Agreement”) by and among Catcha, Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands, CGT Merge II Limited, a Cayman Islands exempted company limited by shares, and Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway, pursuant to which several transactions will occur, and in connection therewith, Crown LNG Holdings Limited will be the ultimate parent company of each of Crown LNG Holding AS and Catcha be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the Catcha Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Brokers are not entitled to vote on the Business Combination Proposal absent voting instructions from the beneficial holder. Unless represented in person or by proxy at the extraordinary meeting, abstentions and broker votes will not count for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Recommendation of the Catcha Board

THE CATCHA BOARD UNANIMOUSLY RECOMMENDS THAT CATCHA’s SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Catcha’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Catcha and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals, subject to their fiduciary duties under Cayman Islands law. In addition, Catcha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE MERGER PROPOSAL

Pursuant to the Business Combination Agreement and the Plan of Merger, subject to the terms and conditions set forth therein, at the Effective Time, Merger Sub will merge with and into Catcha in accordance with the merger provisions set out in the Cayman Islands Companies Act, with Catcha continuing as the surviving company.

See the section titled “The Business Combination Proposal — General Description of the Transactions — The Merger” for a description of the Merger, including consideration, effects and structure, as it relates to the Business Combination. You are urged to read carefully the Plan of Merger, a copy of which is attached as Annex F to this proxy statement/prospectus, in its entirety before voting on this proposal.

Full Text of the Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that:

(a) Catcha be and is hereby authorized to merge with CGT Merge II Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Crown LNG Holdings Limited, being a corporation incorporated under the laws of Jersey, so that Catcha be the surviving company and all the undertakings, property, rights, privileges, agreements, powers and franchises, liabilities and duties of CGT Merge II Limited vest in Catcha by virtue of the merger pursuant to the Companies Act (As Revised) of the Cayman Islands;

(b) the Plan of Merger, by and among Catcha, CGT Merge II Limited and Crown LNG Holdings Limited, in the form annexed to the proxy statement/prospectus accompanying the notice of meeting as Annex F but subject to such amendments as may be approved by any director of Catcha and approved by resolution of the directors of Catcha dated August 3, 2023 and submitted to the shareholders of Catcha for approval (including the annexures thereto ( the “Plan of Merger”), be authorized and is hereby authorized, approved and confirmed in all respects and Catcha be authorized to enter into the Plan of Merger;

(c) the Plan of Merger be executed by any director of Catcha for and on behalf of Catcha and any director of Catcha or Maples and Calder (Cayman) LLP, on behalf of Maples Corporate Services Limited, be authorized to submit the Plan of Merger, together with any supporting documentation, for registration to the Registrar of Companies of the Cayman Islands and that Maples and Calder (Cayman) LLP on behalf of Maples Corporate Services Limited, be authorized to make such additional filings or take such additional steps as they deem necessary in respect of the Merger; and

(d) all actions taken and any documents or agreements executed, signed or delivered prior to or after the date hereof by any director of Catcha or officer of Catcha in connection with the transactions contemplated hereby be and are hereby approved, ratified and confirmed in all respects.”

Vote Required for Approval

The approval of the Merger Proposal requires a special resolution under the Existing Governing Documents and Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the Catcha Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting either in person or by proxy.

Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Unless represented in person or by proxy at the extraordinary meeting, abstentions and broker votes will not count for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Recommendation of the Catcha Board

THE CATCHA BOARD UNANIMOUSLY RECOMMENDS THAT CATCHA’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

The existence of financial and personal interests of one or more of Catcha’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Catcha and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals, subject to their fiduciary duties under Cayman Islands law. In addition, Catcha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE M&A AMENDMENT AND RESTATEMENT PROPOSAL

The M&A Amendment and Restatement Proposal, if approved, will approve the amendment and restatement with effect at the Effective Time of the Catcha Existing Governing Documents by the adoption of the Replacement Governing Documents as the memorandum and articles of association of Catcha in substitution for and to the exclusion of the Existing Governing Documents, as required by the Cayman Companies Law and Catcha’s Existing Governing Documents. The amendment and restatement of the Existing Governing Documents will only take effect at the Effective Time, at the same time as Catcha becomes a wholly-owned subsidiary of PubCo.

Under the Business Combination Agreement, the approval of the M&A Amendment and Restatement Proposal is a condition to the adoption of the Business Combination Proposal and vice versa. Accordingly, if the Business Combination Proposal is not approved, the M&A Amendment and Restatement Proposal will not be presented at the extraordinary general meeting.

Copies of the Replacement Governing Documents are attached to this proxy statement/prospectus as Annex C.

Full Text of the Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that with effect at the effective time of the merger of CGT Merge II Limited with and into Catcha Investment Corp (“Catcha”) with Catcha being the surviving company pursuant to the Companies Act (As Revised) of the Cayman Islands, the amended and restated memorandum and articles of association of Catcha in the form attached hereto and attached to the proxy statement/prospectus accompanying the notice of meeting as Annex C but subject to such amendments as may be approved by any director of Catcha be adopted as the memorandum and articles of association of Catcha in substitution for and to the exclusion of the existing memorandum and articles of association of Catcha as then in effect.”

Vote Required for Approval

The approval of the M&A Amendment and Restatement Proposal will require a special resolution under Cayman Islands law and pursuant to the Existing Governing Documents, being a resolution passed by the affirmative vote of at least two-thirds of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter, assuming a quorum is present.

Brokers are not entitled to vote on the M&A Amendment and Restatement Proposal absent voting instructions from the beneficial holder. Unless represented in person or by proxy at the extraordinary meeting, abstentions and broker votes will not count for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

Recommendation of the Catcha Board

THE CATCHA BOARD UNANIMOUSLY RECOMMENDS THAT CATCHA’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE M&A AMENDMENT AND RESTATEMENT PROPOSAL.

The existence of financial and personal interests of one or more of Catcha’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Catcha and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals, subject to their fiduciary duties under Cayman Islands law. In addition, Catcha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE ADVISORY CHARTER PROPOSALS

Overview

In connection with the Business Combination, Catcha is asking its shareholders to vote on a series of separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. However, the shareholder vote regarding these proposals is advisory in nature, and is not binding on Catcha or the Catcha Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Catcha intends that the Proposed Charter will take effect at the Closing.

Advisory Charter Proposal A – Changes in Share Capital

The Proposed Charter will remove the provisions for Catcha’s current Catcha Class B Ordinary Shares (which will all convert into Catcha’s single class of ordinary shares in connection with the Business Combination), and the Proposed Charter will increase the number of Catcha’s authorized shares, each with a par value of $0.0001 per share, from 555,000,000 authorized shares consisting of 500,000,000 Catcha Class A Ordinary Shares, 50,000,000 Catcha Class B Ordinary Shares, and 5,000,000 preference shares, to an unlimited number of no par value PubCo Ordinary Shares and an unlimited number of no par value PubCo Preferred Shares.

Although Catcha has a sufficient number of authorized but unissued ordinary shares to complete the Business Combination, the Catcha Board has determined that the increase in the number of authorized shares is desirable and in the best interest of Catcha’s shareholders because it will enhance PubCo’s flexibility following the Closing to consider and respond to future business needs and opportunities as they arise from time to time, without incurring the risk, delay, and potential expense associated with obtaining shareholder approval. The additional authorized shares of ordinary shares would be issuable for any proper corporate purpose, including without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes.

Since PubCo shareholders will have no preemptive rights, the PubCo Board may issue shares, including the additional authorized shares, at any time without further authorization from such shareholders, except to the extent otherwise required by law or the NYSE or Nasdaq rules, as applicable. The terms upon which any such securities may be issued will be determined by the PubCo Board. Incidental effects of the increase in the outstanding number of shares of ordinary shares may include dilution of ownership and voting power of Catcha’s existing shareholders. PubCo could also use the increased number of ordinary shares for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. No assurance can be given that any such transactions will (i) be completed on favorable terms or at all, (ii) enhance shareholder value or (iii) not adversely affect the business or trading price of PubCo Ordinary Shares.

The determination to increase the number of authorized shares has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt. However, shareholders should be aware that, while not the current intention, approval of Advisory Charter Proposal A could facilitate future efforts by PubCo to deter or prevent changes in control of PubCo, including transactions the PubCo Board determines are not in the best interests of PubCo or its shareholders. For example, without further shareholder approval, the PubCo Board could sell PubCo Ordinary Shares in a private transaction to purchasers who would oppose a takeover or favor the PubCo Board. At the present time, there is no intention to use any additional shares for anti-takeover purposes.

Advisory Charter Proposal B – Shareholder Removal of Directors

Under the Existing Governing Documents, prior to the closing of a Business Combination (as defined in the Existing Governing Documents), members of the Catcha Board may be removed from office only by the affirmative vote of the holders of a majority of the Catcha Class B Ordinary Shares.

Under the Proposed Charter, shareholders may remove members of the PubCo Board from office only for cause and only by the passing of an Ordinary Resolution by PubCo.

The Catcha Board believes that the extraordinary action of removing a director, or the entire PubCo Board, for cause should not be taken without the approval of a substantial portion of PubCo’s voting power. Imposition of an Ordinary Resolution voting threshold for this action will ensure that any removal cannot be effected against the will of a substantial portion of shareholders. In reaching this conclusion, the Catcha Board was cognizant of the potential for certain shareholders to hold a substantial beneficial ownership of PubCo. Catcha further believes that, going forward, a supermajority voting requirement encourages persons seeking control of PubCo to negotiate with the PubCo Board to reach terms that are appropriate for all shareholders.

Advisory Charter Proposal C – Required Vote to Change Number of Directors

Under the Existing Governing Documents, the number of directors of Catcha may be increased or reduced by an ordinary resolution, being a resolution passed by a simple majority of the holders of Catcha Ordinary Shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

Under the Proposed Charter, and subject to the rights of holders of any series of preferred shares, the minimum number of directors shall be two and the maximum number of directors will be fixed from time to time by a majority of the PubCo Board.

The Catcha Board believes that the change giving exclusive authority to a majority of the PubCo Board to fix the maximum number of directors from time to time and thereby limiting the ability of the shareholders to increase or decrease the maximum number of directors will help to reduce the vulnerability of PubCo to a hostile change of control by large shareholders and to enhance the ability of the PubCo Board to maximize long-term value creation for shareholders in connection with any unsolicited offer to acquire PubCo.

Advisory Charter Proposal D – Eliminating Shareholder Ability to Act by Written Consent

Under the Existing Governing Documents, a unanimous written resolution of shareholders shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting.

Under the Proposed Charter, any action required or permitted to be taken by the PubCo shareholders must be effected at an annual or general meeting of the shareholders and may not be effected by written consent in lieu of a meeting (subject to any right of preferred shareholders to act by written consent if granted by the applicable certificate of designation relating to such series of preferred shares).

Eliminating the right of the PubCo shareholders to act by written consent limits the circumstances under which shareholders can act on their own initiative to remove directors or alter or amend PubCo’s organizational documents outside of a duly called general or annual meeting of the PubCo shareholders. Further, the Catcha Board believes that eliminating the ability of the PubCo shareholders to act by written consent will reduce the time and effort the PubCo Board and PubCo management would need to devote to responding to proposals submitted by PubCo shareholders, which time and effort could distract those directors and management from other important company business.

Advisory Charter Proposal E – Supermajority Vote Required to Amend Certain Charter Provisions

Amendments to the Existing Governing Documents (except for Article 29.4 of the Existing Governing Documents) require a special resolution under the Existing Governing Documents and the Cayman Islands

Companies Act, being a resolution passed by a majority of two-thirds of the holders of Catcha Ordinary Shares who, being present in person or by proxy and entitled to vote, cast votes at a general meeting (or a resolution passed in writing unanimously).

Under the Proposed Charter, a Special Resolution will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the PubCo Board, removal of directors from office, and filling vacancies on the PubCo Board, (ii) actions taken by the PubCo shareholders, (iii) exculpation of personal liability of a director of PubCo and indemnification of persons serving as directors or officers of PubCo, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter.

The Catcha Board believes that supermajority voting requirements are appropriate at this time to protect all shareholders against the potential self-interested actions by one or a few large shareholders. Catcha further believes that, going forward, a supermajority voting requirement encourages the person seeking control of PubCo to negotiate with the PubCo Board to reach terms that are appropriate for all shareholders. This provision prevents the arbitrary amendment of key provisions of the Proposed Charter and prevents a simple majority of PubCo shareholders from taking actions that may be harmful to other PubCo shareholders or making changes to provisions that are intended to protect all PubCo shareholders.

Full Text of the Resolution to be Voted Upon

The full text of the resolutions to be proposed are as follows:

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, to authorize capital stock of shares, consisting of an unlimited number of no par value PubCo Ordinary Shares and unlimited number of no par value PubCo Preferred Shares.”

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that shareholders may remove members of the PubCo Board from office only for cause and only by the passing of an Ordinary Resolution by PubCo.”

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that the minimum number of directors shall be two and the maximum number of directors will be fixed from time to time by a majority of the PubCo Board.”

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that any action required or permitted to be taken by the PubCo shareholders must be effected at an annual or general meeting of the shareholders and may not be effected by written consent in lieu of a meeting (subject to any right of preferred shareholders to act by written consent if granted by the applicable certificate of designation relating to such series of preferred shares).”

“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, the passing of a Special Resolution by PubCo will be required for amendments of certain provisions of the Proposed Charter relating to: (i) classification and election of the PubCo Board, removal of directors from office, and filling vacancies on the PubCo Board, (ii) actions taken by the PubCo shareholders, (iii) exculpation of personal liability of a director of PubCo and indemnification of persons serving as directors or officers of PubCo, (iv) forum for certain legal actions, (v) renunciation of certain corporate opportunities, and (vi) amendments to the Proposed Charter.”

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of the holders of a majority of the Catcha Ordinary Shares who, being present in person or by proxy and entitled to vote on such matter, casts votes at the extraordinary general meeting.

Brokers are not entitled to vote on the Advisory Charter Proposals absent voting instructions from the beneficial holder. Unless represented in person or by proxy at the extraordinary meeting, abstentions and broker votes will not count for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

The Sponsor has agreed to vote all of its Catcha Class B Ordinary Shares in favor of each of the Advisory Charter Proposals. See “Certain Relationships and Related Person Transactions — Catcha — Letter Agreement dated February 11, 2021” for more information.

Recommendation of the Catcha Board

THE CATCHA BOARD UNANIMOUSLY RECOMMENDS THAT CATCHA’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

The existence of financial and personal interests of one or more of Catcha’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Catcha and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals, subject to their fiduciary duties under Cayman Islands law. In addition, Catcha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Catcha Board to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Catcha’s Shareholders, (ii) if there are insufficient Catcha Ordinary Shares represented at the extraordinary general meeting, (iii) in order to solicit additional proxies from Catcha’s Shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iv) if the holders of Catcha Class A Ordinary Shares have elected to redeem such shares such that either (a) the PubCo Ordinary Shares would not be approved for listing on either the NYSE or Nasdaq or (b) Catcha’s net tangible assets would not be satisfied at the Closing. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, the Catcha Board may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Business Combination Proposal and the Merger Proposal. In such events, the Business Combination would not be completed.

However, under the Catcha Existing Governing Documents, if the Catcha Board, in its absolute discretion, considers that it is impractical or undesirable for any reason to hold the extraordinary general meeting at the place, the day and the hour specified in the notice of extraordinary generally meeting, the Catcha Board may postpone the extraordinary general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged extraordinary general meeting is promptly given to all shareholders. All proxy forms submitted for the original extraordinary general meeting shall remain valid for the postponed meeting. The Catcha Board may postpone a general meeting which has already been postponed.

Full Text of the Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to Catcha’s Shareholders, (ii)if there are insufficient Catcha Ordinary Shares represented at the extraordinary general meeting, (iii) in order to solicit additional proxies from Catcha’s Shareholders in favor of one or more of the proposals at the extraordinary general meeting, or (iv) if the holders of Catcha Class A Ordinary Shares have elected to redeem such shares such that either (a) the PubCo Ordinary Shares would not be approved for listing on either the NYSE or Nasdaq or (b) Catcha’s net tangible assets would not be satisfied at Closing.”

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Catcha Ordinary Shares present in person or represented by proxy at the extraordinary general meeting and entitled to vote on such matter.

Brokers are not entitled to vote on the Adjournment Proposal absent voting instructions from the beneficial holder. Unless represented in person or by proxy at the extraordinary meeting, abstentions and broker votes will not count for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.

The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the Catcha Board

THE CATCHA BOARD UNANIMOUSLY RECOMMENDS THAT CATCHA’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Catcha’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Catcha and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals, subject to their fiduciary duties under Cayman Islands law. In addition, Catcha’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of Catcha’s Directors and Officers in the Business Combination” for a further discussion of these considerations.

MATERIAL TAX CONSIDERATIONS

Certain Material U.S. Federal Tax Considerations

The following discussion summarizes certain U.S. federal income tax considerations generally applicable to (i) the Business Combination to holders of Catcha Class A Ordinary Shares or Catcha’s public warrants (collectively, the “Catcha securities”), (ii) the subsequent ownership and disposition of PubCo Ordinary Shares and PubCo Warrants (collectively, the “PubCo securities”) received by holders of Catcha securities in connection with the Business Combination and (iii) the exercise of redemption rights by holders of Catcha Class A Ordinary Shares. This discussion addresses only those holders of Catcha securities (and, following the Business Combination, holders of PubCo securities) that hold their Catcha securities and PubCo securities as capital assets (generally, property held for investment). This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to a holder of Catcha securities or PubCo securities subject to special rules, including:

•	Catcha’s Sponsor, officers or directors;

•	banks, financial institutions or financial services entities;

•	brokers;

•	dealers or traders in securities, commodities or currencies;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	qualified foreign pension funds (and entities wholly owned by one or more qualified foreign pension funds);

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	U.S. expatriates and certain former or long-term residents of the United States;

•	persons that may receive securities in connection with one or more subscription agreements that PubCo may enter into with third-party investors named therein;

•	holders other than U.S. Holders;

•	persons that actually or constructively own five percent or more of Catcha’s shares (by vote or value) or PubCo’s shares (by vote or value);

•

persons that acquired Catcha securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	persons that hold Catcha securities or PubCo securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons that hold Catcha securities and Crown securities at, or prior to, the Business Combination;

•	persons that exercise appraisal rights in connection with the Merger; and

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

As used herein, the term “U.S. Holder” means a beneficial owner of Catcha securities or PubCo securities that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) it has in effect a valid election to be treated as a U.S. person.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold Catcha securities or PubCo securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Catcha securities or PubCo securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. Partners of any partnership holding Catcha securities or PubCo securities are urged to consult their tax advisors.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE BUSINESS COMBINATION, THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AND THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO CATCHA CLASS A ORDINARY SHARES. EACH HOLDER OF PRIME IMPACT SECURITIES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION, THE OWNERSHIP AND DISPOSITION OF PUBCO SECURITIES AND THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO CATCHA CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS.

Characterization of a Catcha Unit

No statutory, administrative or judicial authority directly addresses the treatment of a Catcha Unit, or instruments similar to a Catcha Unit, for U.S. federal income tax purposes, and therefore, that treatment is not entirely clear. The separation of a Catcha Unit into a Catcha Class A Ordinary Shares and one-third of a Catcha public warrant in connection with the consummation of the Business Combination, or in connection with a Redemption (as defined and described below under the heading “Tax Consequences for U.S. Holders Exercising Redemption Rights”), generally should not be a taxable event for U.S. federal income tax purposes. However, this treatment is not binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Catcha Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, each holder of Catcha securities is urged to consult its tax advisor regarding the tax treatment of a Catcha Unit in connection with the consummation of the Business Combination, or in connection with a Redemption. The balance of this discussion assumes that the characterization of the Catcha Units described above is respected for U.S. federal income tax purposes.

U.S. Holders

The Merger

In the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Crown or “Pubco,” the Merger is expected to qualify as a reorganization under Section 368(a)(1)(F) of the Code, and if the Merger qualifies as a reorganization under Section 368(a)(1)(F) of the Code then no gain or loss is expected to be recognized by Catcha as a result of the Merger.

Subject to the PFIC rules discussed below, a U.S. Holder of Catcha Class A Ordinary Shares or Catcha’s public warrants that exchanges its Catcha Class A Ordinary Shares or public warrants pursuant to the Merger is not expected to recognize gain or loss on the Exchange of Catcha Class A Ordinary Shares and public warrants for PubCo securities. The aggregate adjusted tax basis of a U.S. Holder of Catcha Class A Ordinary Shares in the PubCo Ordinary Shares received as a result of the Merger is expected to equal the aggregate adjusted tax basis of the Catcha Class A Ordinary Shares surrendered in the Exchange, and the aggregate adjusted tax basis in the PubCo Warrants received as a result of the Merger is expected to equal the aggregate adjusted tax basis of Catcha’s public warrants surrendered in the Exchange. The holding period in the PubCo securities received in the Exchange is expected to include the holding period for the Catcha Class A Ordinary Shares and Catcha’s public warrants surrendered in the Exchange. U.S. Holders of Catcha Class A Ordinary Shares and Catcha’s public warrants that hold Catcha Class A Ordinary Shares and Catcha’s public warrants with differing tax bases or holding periods are urged to consult their tax advisors with regard to identifying the tax bases and holding periods of the particular PubCo Ordinary Shares and PubCo Warrants received in connection with the Merger.

PubCo Ordinary Shares and PubCo Warrants

Taxation of Distributions

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution (including the amount of any tax withheld) paid on PubCo Ordinary Shares to the extent the distribution is paid out of PubCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by PubCo will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits generally will be applied against and reduce (but not below zero) the U.S. Holder’s basis in its PubCo Ordinary Shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such PubCo Ordinary Shares (see “—Gain or Loss on Sale or Other Taxable Disposition of PubCo Securities” below). The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Any foreign currency gain or loss will be treated as ordinary income or ordinary loss.

For non-corporate U.S. Holders, subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of the investment interest deduction limitations), dividends generally will be taxed at the lower rates applicable to long-term capital gains (see “—Gain or Loss on Sale or Other Taxable Disposition of PubCo Securities” below) only if the PubCo Ordinary Shares are readily tradable on an established securities market in the United States, PubCo is not treated as a PFIC at the time the dividend is paid or in the preceding taxable year and certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the PubCo Ordinary Shares.

For foreign tax credit limitation purposes, dividends will generally be treated as passive category income. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the PubCo Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign taxes withheld may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.

Gain or Loss on Sale or Other Taxable Disposition of PubCo Securities

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of PubCo securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such PubCo securities exceeds one year at the time of such sale or other taxable disposition.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition with respect to the PubCo Ordinary Shares or PubCo Warrants and (ii) the U.S. Holder’s adjusted tax basis in such Catcha Class A Ordinary Shares or PubCo Warrants, respectively. Long-term capital gain recognized by a non-corporate U.S. Holder is generally eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Exercise, Lapse or Redemption of a PubCo Warrant

Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a PubCo Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a PubCo Ordinary Share on the exercise of a PubCo Warrant for cash. A U.S. Holder’s initial tax basis in a PubCo Ordinary Share received upon exercise of the PubCo Warrant generally will equal the sum of the U.S. Holder’s initial investment in the PubCo Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the PubCo Ordinary Share will commence on the date of exercise of the PubCo Warrant or the day following the date of exercise of the PubCo Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the PubCo Warrant. If a PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to its tax basis in the PubCo Warrant.

The tax consequences of a cashless exercise of a PubCo Warrant are not clear. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the PubCo Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the PubCo Warrants surrendered. If the cashless exercise were not a realization event, it is unclear whether a U.S. Holder’s holding period for the PubCo Ordinary Share will commence on the date of exercise of the PubCo Warrant or the day following the date of exercise of the PubCo Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the PubCo Ordinary Shares would include the holding period of the PubCo Warrants.

It is also possible that a cashless exercise may be treated as a taxable exchange of a portion of the PubCo Warrants surrendered in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of PubCo Warrants having a value equal to the exercise price for the total number of PubCo Warrants to be exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the PubCo Warrants deemed surrendered and the U.S. Holder’s tax basis in such PubCo Warrants. In this case, a U.S. Holder’s tax basis in the PubCo Ordinary Shares received would equal the sum of the U.S. Holder’s initial investment in the PubCo Warrants exercised and the exercise price of such PubCo Warrants. It is unclear whether a U.S. Holder’s holding period for the PubCo Ordinary Shares would commence on the date of exercise of the PubCo Warrants or the day following the date of exercise of the PubCo Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

While not free from doubt, a redemption of PubCo Warrants for PubCo Ordinary Shares should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, subject to the PFIC rules discussed, a U.S. Holder should not recognize any gain or loss on the redemption of PubCo Warrants for PubCo Ordinary Shares. In such event, a U.S. Holder’s aggregate tax basis in the PubCo Ordinary Shares received in the redemption generally should equal the U.S. Holder’s aggregate tax basis in the PubCo Warrants redeemed and the holding period for the PubCo Ordinary Shares should include the U.S. Holder’s holding period for the surrendered PubCo Warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated in part as a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of PubCo Warrants. Accordingly, a U.S. Holder is urged to consult its tax advisor regarding the tax consequences of a redemption of PubCo Warrants for PubCo Ordinary Shares.

Subject to the PFIC rules described below, if PubCo Warrants are redeemed for cash or if PubCo Warrants are purchased in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above in “Gain or Loss on Sale or Other Taxable Disposition of PubCo Securities.”

Possible Constructive Distributions

The terms of each PubCo Warrant provide for an adjustment to the number of PubCo Ordinary Shares for which the PubCo Warrant may be exercised or to the exercise price of the PubCo Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the PubCo Warrants would, however, be treated as receiving a constructive distribution from PubCo if, for example, the adjustment increases the U.S. Holder’s proportionate interest in PubCo’s assets or earnings and profits (e.g., through an increase in the number of PubCo Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash or other property to the holders of PubCo Ordinary Shares which is taxable to the U.S. Holders of such PubCo Ordinary Shares as described in “Taxation of Distributions” above. Such constructive distribution would be subject to tax as described in that section in the same manner as if the U.S. Holders of the PubCo Warrants received a cash distribution from PubCo equal to the fair market value of such increased interest and would increase a U.S. Holder’s adjusted tax basis in its PubCo Warrants to the extent that such distribution is treated as a dividend.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of PubCo Ordinary Shares and PubCo Warrants could be materially different from that described above if Catcha or PubCo is or was treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

The determination of whether PubCo will be treated as a PFIC for the taxable year that includes the Business Combination will depend on a number of factors, including the timing of the Business Combination and the amount of cash held by Catcha and Crown and its subsidiaries at the time of the Business Combination, among others.

Based on the composition of the income and assets of Catcha, Crown and its subsidiaries, it is expected that PubCo will be a PFIC for the 2023 taxable year and may be a PFIC for future taxable years. Although PubCo’s PFIC status will be determined annually, an initial determination that Catcha was a PFIC or that PubCo is a PFIC will generally apply for subsequent years to a U.S. Holder who held Catcha securities or PubCo securities while Catcha or PubCo was a PFIC, whether or not Catcha or PubCo meets the test for PFIC status in subsequent years.

In addition, Catcha was treated as a PFIC for previous taxable years and is also likely treated as a PFIC in the current taxable year. If Catcha was a PFIC with respect to a U.S. Holder who exchanges Catcha Class A Ordinary Shares or Catcha’s public warrants for PubCo Ordinary Shares or PubCo Warrants in connection with the Merger, and such U.S. Holder did not make any of the PFIC Elections (defined below) with respect to the Catcha Class A Ordinary Shares or Catcha’s public warrants, then although not free from doubt, PubCo would also be treated as a PFIC as to such U.S. Holder with respect to such PubCo Ordinary Shares and PubCo Warrants even if PubCo did not meet the test for PFIC status. In addition, if this rule were to apply, such U.S. Holder would be treated for purposes of the PFIC rules as if it held such PubCo Ordinary Shares and PubCo Warrants for a period that includes its holding period for the Catcha Class A Ordinary Shares and Catcha’s public warrants exchanged therefor, respectively. In addition, if Catcha is determined to be a PFIC, any income or gain recognized by a U.S. Holder electing to have its Catcha Class A Ordinary Shares redeemed, as described below under the heading “Tax Consequences for U.S. Holders Exercising Redemption Rights,” would generally be subject to a special tax and interest charge if such U.S. Holder did not make either a qualified electing fund (“QEF”) election or a mark-to-market election for Catcha’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) such shares, or a QEF election along with an applicable purging election (collectively, the “PFIC Elections”).

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from PubCo. Pursuant to the Business Combination Agreement, within ninety (90) days after the end of each taxable year of PubCo, PubCo shall use commercially reasonably efforts to (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its subsidiaries (including, following the Business Combination, Crown), (iii) make such PFIC status determinations available to the PubCo shareholders electronically and (iv) provide a PFIC annual information statement to enable PubCo shareholders (or their direct or indirect beneficial owners) to make a QEF election. Notwithstanding the foregoing there can be no assurance that PubCo will timely provide such information and there can be no assurance that PubCo will have timely knowledge of its status as a PFIC or of the required information to be provided.

If Catcha or PubCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of PubCo Ordinary Shares or PubCo Warrants and, in the case of PubCo Ordinary Shares, the U.S. Holder did not make an applicable PFIC Election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its PubCo Ordinary Shares or PubCo Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the PubCo Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the PubCo Ordinary Shares).

Under these rules:

•

the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the PubCo Ordinary Shares or PubCo Warrants (including any portion of such holding period prior to the Merger);

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of PubCo’s first taxable year in which PubCo was a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

In general, if Catcha was not a PFIC but PubCo is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the PubCo Ordinary Shares (but not the PubCo Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of PubCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which PubCo’s taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF election rules, but if deferred, any such taxes will be subject to an interest charge.

U.S. Holders of PubCo Warrants will not be able to make a QEF election with respect to their warrants. As a result, if a U.S. Holder sells or otherwise disposes of such PubCo Warrants (other than upon exercise of such PubCo Warrants for cash) and PubCo was a PFIC at any time during the U.S. Holder’s holding period of such PubCo Warrants, any gain recognized may be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such PubCo Warrants properly makes and maintains a QEF election with respect to the newly acquired PubCo Ordinary Shares (or has previously made a QEF election with respect to Catcha Class A Ordinary Shares), the QEF election will apply to the newly acquired PubCo Ordinary Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired PubCo Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the PubCo Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, PubCo will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of PubCo’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, PubCo must also be determined to be a “controlled foreign corporation” as defined in the Code, and there are no assurances that PubCo will so qualify. As a result of either purging election, the U.S. Holder will have a new basis and holding period in the PubCo Ordinary Shares acquired upon the exercise of the PubCo Warrants solely for purposes of the PFIC rules.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. However, we do not intend to provide a PFIC annual information statement for taxable years after the taxable year that includes the Business Combination, which will preclude U.S. Holders from making or maintaining a QEF election.

If a U.S. Holder has made a QEF election with respect to PubCo Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of the PubCo Ordinary Shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if PubCo is a PFIC for any taxable year, a U.S. Holder of PubCo Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of PubCo’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in an entity for which a QEF election has been made will be increased by amounts that are included in income and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if PubCo is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to the PubCo Ordinary Shares for such taxable year.

Alternatively, if PubCo is a PFIC and the PubCo Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the PubCo Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its PubCo Ordinary Shares at the end of such year over its adjusted basis in its PubCo Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its PubCo Ordinary Shares over the fair market value of its PubCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its PubCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its PubCo Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to PubCo Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE or Nasdaq (on which the PubCo Ordinary Shares will be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the PubCo Ordinary Shares under their particular circumstances.

If PubCo is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if PubCo receives a distribution from, or disposes of all or part of PubCo’s interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the PubCo

Ordinary Shares and PubCo Warrants should consult their tax advisors concerning the application of the PFIC rules to PubCo securities under their particular circumstances.

Tax Consequences for U.S. Holders Exercising Redemption Rights

The following discussion assumes that any redemption of Catcha Class A Ordinary Shares pursuant to the redemption provisions described in the section entitled “Extraordinary General Meeting of Catcha — Redemption Rights” (a “Redemption”) is treated as a transaction that is separate from the other transactions contemplated by the Business Combination, including the Merger.

Redemption of Catcha Class A Ordinary Shares

The treatment for U.S. federal income tax purposes of a U.S. Holder that elects to redeem some or all of its Catcha Class A Ordinary Shares in a Redemption, subject to the discussion of the PFIC rules above, will generally depend on whether the Redemption qualifies as a sale of the Catcha Class A Ordinary Shares under Section 302 of the Code taxable as described below under the heading “— Taxable Sale or Exchange of Catcha Class A Ordinary Shares,” or rather as a distribution taxable as described below under the heading “— Taxation of Distributions.” Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of shares of Catcha’s stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning Catcha’s public warrants) relative to all of Catcha’s shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption of Catcha Class A Ordinary Shares generally will be treated as a sale of the Catcha Class A Ordinary Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Catcha or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also shares of Catcha’s stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Catcha Class A Ordinary Shares which could be acquired pursuant to the exercise of any Catcha’s public warrants held by it. In order to meet the substantially disproportionate test, the percentage of Catcha’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the Redemption of Catcha Class A Ordinary Shares must, among other requirements, be less than 80% of the percentage of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of Catcha’s stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of Catcha’s stock actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption of the Catcha Class A Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Catcha. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Catcha will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the Redemption generally will be treated as a distribution, and the tax consequences will be as described below under “— Taxation of Distributions.”

U.S. Holders of Catcha Class A Ordinary Shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption of their Catcha Class A Ordinary Shares would be treated as a sale or as a distribution under the Code.

Taxable Sale or Exchange of Catcha Class A Ordinary Shares

Subject to the discussion of the PFIC rules above, if a Redemption qualifies as a sale of a Catcha Class A Ordinary Shares (rather than a distribution with respect to such Catcha Class A Ordinary Shares), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in the Catcha Class A Ordinary Shares redeemed. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Catcha Class A Ordinary Shares exceeds one year at the time of the Redemption. A U.S. Holder’s adjusted tax basis in a Catcha Class A Ordinary Shares generally will equal the U.S. Holder’s acquisition cost of such share (which, if such share was acquired as part of a unit, is the portion of the purchase price of the unit allocated to such share or, if such share was received upon exercise of a public warrant, the initial basis of the Catcha Class A Ordinary Shares upon exercise of Catcha’s public warrant (generally determined as described above in “— U.S. Holders — PubCo Ordinary Shares and PubCo Warrants — Exercise, Lapse or Redemption of a PubCo Warrant”)). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Taxation of Distributions

Subject to the PFIC rules discussed above, if a Redemption of a Catcha Class A Ordinary Shares is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend to the extent paid out of Catcha’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Catcha’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Catcha Class A Ordinary Shares. Any remaining excess will be treated as gain recognized on the sale or other disposition of the Catcha Class A Ordinary Shares and will be treated as described above under “— Taxable sale or exchange of Catcha Class A Ordinary Shares.” Amounts treated as dividends that Catcha pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of the investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if the Catcha Class A Ordinary Shares are readily tradable on an established securities market in the United States, Catcha is not treated as a PFIC at the time the dividend was paid or in the preceding year and certain holding period requirements are met.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a holder who, for U.S. federal income tax purposes, is a beneficial owner of Catcha securities or PubCo securities (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect of PubCo Ordinary Shares generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of PubCo securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), or the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from the United States sources generally is subject to tax at a 30% rate or a lower applicable treaty rate).

Dividends (including constructive dividends) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Catcha Class A Ordinary Shares will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Catcha Class A Ordinary Shares, as described in “U.S. Holders — Tax Consequences for U.S. Holders Exercising Redemption Rights” above, and the consequences of the redemption to the Non-U.S. Holder will be as described in the paragraphs above under the heading “Non-U.S. Holders” based on such characterization.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a PubCo Warrant, or the lapse or redemption of a PubCo Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise by a U.S. Holder or the lapse or redemption of a PubCo Warrant held by a U.S. Holder, as described in “— U.S. Holders — Exercise, Lapse or Redemption of a PubCo Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of PubCo securities.

Backup Withholding and Tax Reporting

In general, information reporting requirements will apply to dividends received by U.S. Holders of PubCo Ordinary Shares (including constructive dividends), and the proceeds received on the disposition of PubCo Ordinary Shares and PubCo Warrants effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. Holders that are exempt recipients (such as certain corporations). Information reporting requirements will also apply to redemptions of Catcha Class A Ordinary Shares from U.S. Holders. Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. Holder’s broker) or is otherwise subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Certain Material U.K. Tax Considerations

The following statements are intended only as a general guide to certain specific U.K. tax considerations and do not purport to be an analysis of the potential U.K. tax consequences relating to the holding or disposing of Catcha Class A Ordinary Shares or public warrants (collectively the “Catcha securities”) or PubCo Ordinary Shares and PubCo Warrants (collectively the “PubCo securities”). Save as set out below, these statements do not purport to provide any analysis of the U.K. tax consequences of the Business Combination or of the tax position of Catcha or PubCo. They are based on current U.K. law and what is understood to be the current practice of HM

Revenue & Customs as at the date of this proxy statement/prospectus, both of which may change, possibly with retroactive effect.

No clearance has been obtained from HMRC about the U.K. tax implications set out in these statements. HMRC may disagree with the analysis set out in these statements and a court could uphold HMRC’s position. There can be no assurance that future legislation, regulations, or court decisions will not adversely affect the accuracy of the following statements.

The statements below summarize the current position and are intended as a general guide only. They do not constitute tax advice. Save solely to the extent set out below, the tax position of holders of Catcha securities or PubCo securities (including those who are resident or, in the case of individuals, resident and domiciled for tax purposes in the U.K. for U.K. tax purposes, or who are not resident in the U.K. but are carrying on a business in the U.K. through a branch or agency connected with PubCo’s Ordinary Shares (being “U.K. Holders”)), is not considered. It should be noted that such holders (and in particular U.K. Holders) may incur liabilities to U.K. tax as a result of the Business Combination, and/or as a result of ownership and/or disposal of PubCo securities, and/or the exercise of redemption rights in relation to Catcha Class A Ordinary Shares. Holders of Catcha or PubCo securities are strongly recommended to consult their own professional advisers about the U.K. and other tax implications of the Business Combination, the ownership and disposal of PubCo securities and the exercise of redemption rights in relation to Catcha Class A Ordinary Shares

PubCo

Although PubCo is incorporated in Jersey, it is the intention of the directors of PubCo that PubCo will become resident in the U.K. for tax purposes after the merger of Catcha and Merger Sub and prior to the acquisition of Crown by PubCo.

Once PubCo has become resident in the U.K. for tax purposes, it is the intention of the directors of PubCo to continue to conduct the affairs of PubCo so that the central management and control of PubCo is exercised in the U.K. for U.K. tax purposes and PubCo will continue to be treated as resident in the U.K. for tax purposes. As a result, PubCo is expected to be subject to U.K. tax on its worldwide income and gains, except where an exemption or relief applies.

It is not intended that PubCo will become a dual resident company for U.K. tax purposes, however if it were to be so treated, PubCo’s right to claim certain reliefs from U.K. tax may be restricted.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

The statements in this section apply to any holders of Catcha Class A Ordinary Shares irrespective of their residence, summarize the current position and are intended as a general guide only. Special rules apply to agreements made by, amongst others, intermediaries.

Consequences of the Business Combination

Holders of Catcha Class A Ordinary Shares should not be liable to pay any stamp duty or SDRT in respect of the issue of PubCo Ordinary Shares pursuant to the Business Combination.

Subsequent Transfers

As PubCo is a company incorporated in Jersey, no U.K. stamp duty should be payable on a transfer of PubCo Ordinary Shares, provided that no instruments effecting the transfer are executed in the U.K., no matters, actions or other things relating to the transfer are performed or will be performed in the U.K. and no property situated in the U.K. relates to the transfer.

Provided that the PubCo Ordinary Shares are not registered in any register kept in the U.K. by or on behalf of PubCo and are not paired with shares issued by a company (or any other body corporate) incorporated in the U.K., any agreement to transfer the PubCo Ordinary Shares and any transfer of the PubCo Ordinary Shares effected on a paperless basis through CREST should not be subject to SDRT.

Certain Material Jersey Tax Considerations and Taxation of PubCo

Certain Jersey Tax Considerations

The following summary of the anticipated treatment of the holders of PubCo Ordinary Shares and PubCo Warrants (other than residents of Jersey) is based on Jersey taxation law and practice as they are understood to apply at the date hereof and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice. Holders should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of PubCo Ordinary Shares or PubCo Warrants under the laws of any jurisdiction in which they may be liable to taxation.

Taxation of PubCo

Under the Income Tax (Jersey) Law 1961 (as amended), PubCo shall be regarded as tax resident in Jersey if it is incorporated under the Jersey Companies Law, unless:

(i) its business is centrally managed and controlled outside Jersey in a country or territory where the highest rate at which any company may be charged to tax on any part of its income is 10% or higher; and

(ii) PubCo is resident for tax purposes in that country or territory.

It is intended that PubCo will not be resident for tax purposes in Jersey and not subject to any rate of tax in Jersey as it will instead be resident in the U.K. where the tax rate is in excess of 10%.

Stamp Duty

In Jersey, no stamp duty is levied on the issue or transfer of PubCo Ordinary Shares or PubCo Warrants except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer PubCo Ordinary Shares or PubCo Warrants on the death of a holder of such shares or warrants where such shares or warrants are situated in Jersey. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of PubCo Ordinary Shares or PubCo Warrants domiciled in Jersey, or situated in Jersey in respect of a holder of PubCo Ordinary Shares or PubCo Warrants domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000. Where PubCo Ordinary Shares or PubCo Warrants are in registered form and the register is not maintained in Jersey such shares or warrants should not be considered to be situated in Jersey for these purposes.

Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

Economic Substance

The Taxation (Companies – Economic Substance) (Jersey) Law 2018 (the “Substance Law”) came into force on January 1, 2019. The Substance Law addresses the concerns of the EU Code of Conduct Group (Business Taxation) regarding economic substance raised as part of the BEPS project. On March 12, 2019, the EU Council placed Jersey on the “White List” recognizing it as being cooperative and having fulfilled its commitments given in 2017.

The Substance Law requires that a Jersey tax resident company conducting relevant activities from which it receives gross income must satisfy the economic substance tests set out in that law. The relevant activities within the scope of the Substance Law include acting as an equity holding company, financing and leasing activities and acting as a headquarters company.

The Substance Law provides progressive sanctions for non-compliance including financial penalties, disclosure and striking off from the register.

It is intended that PubCo be managed and controlled in the U.K. and therefore will not be deemed to be tax resident in Jersey. Accordingly, the Substance Law will not apply to PubCo.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements present the combination of the financial information of Catcha and Crown, adjusted to give effect to the Business Combination and related transactions (collectively referred to as the “Business Combination”).

The following unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical unaudited balance sheet of Catcha as of June 30, 2023 and the historical unaudited consolidated balance sheet of Crown as of June 30, 2023, giving pro forma effect to the Business Combination as if it had occurred on June 30, 2023.

The following summary unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 combines the historical unaudited statement of operations of Catcha for the six months ended June 30, 2023 and the historical unaudited consolidated statement of operations of Crown for the six months ended June 30, 2023, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2022, the beginning of the periods presented.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical statement of operations of Catcha for the year ended December 31, 2022 and the historical consolidated statement of operations of Crown for the year ended December 31, 2022, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2022, the beginning of the periods presented.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, has been derived from:

•	the historical unaudited financial statements of Catcha as of June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus/prospectus; and

•	the historical unaudited consolidated financial statements of Crown as of June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, has been derived from:

•	the historical unaudited financial statements of Catcha for the six months ended June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus/prospectus; and

•

The historical unaudited consolidated financial statements of Crown for the six months ended June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been derived from:

•	the historical audited financial statements of Catcha for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus/prospectus; and

•	the historical audited consolidated financial statements of Crown for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus/prospectus.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the PubCo financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the PubCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

This information should be read together with Catcha’s and Crown’s financial statements and related notes, “Catcha’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Crown’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF JUNE 30, 2023

(in thousands of USD)

					Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Crown (IFRS Historical)	Catcha (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Catcha as Converted to IFRS	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Non-current assets
Non-current financial assets	$42,288	$—	$—	$—	$—		$42,288	$—		$42,288
Cash and marketable securities held in Trust Account	—	23,768	—	23,768	(24,857)	B	—	—		—
					564	I
					525	K

Total non-current assets	42,288	23,768	—	23,768	(23,768)		42,288	—		42,288
Current assets
Cash and cash equivalents	34	100	—	100	24,857	B	11,233	(11,199)	F	34
					(13,179)	C
					706	L
					(2,035)	M
					750	N
Other current assets	22	54	—	54	490	C	566	(490)	F	76

Total current assets	56	154	—	154	11,589		11,799	(11,689)		110

Total assets	$42,344	$23,922	$—	$23,922	$(12,179)		$54,087	$(11,689)		$42,398

(Continued from previous page)

					Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Crown (IFRS Historical)	Catcha (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Catcha as Converted to IFRS	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
EQUITY AND LIABILITIES
Equity
Crown share capital	$66	$—	$—	$—	$(66)	D	$—	$—		$—
Catcha Class A ordinary shares	—	—	—	—	6	D	7	—	F	7
					—	F
					1	H
					—	J
					—	N
					—	O
Catcha Class B ordinary shares	—	1	—	1	(1)	H	—	—		—
Share premium	26,325	—	—	—	10,500	A	144,958	480	E	120,107
					(3,947)	C		(24,857)	F
					60	D		(474)	G
					(21,467)	E
					24,857	F
					106,501	G
					500	J
					328	L
					251	K
					750	N
					300	O
Other capital reserves	10,155	—	—	—	—		10,155	—		10,155
Accumulated deficit	—	(13,700)	—	(13,700)	(7,391)	C	(107,139)	(480)	E	(106,665)
					21,467	E		480	F
					(106,501)	G		474	G
					(500)	J
					(525)	K
					(1,070)	M
					1,081	O
Other equity	(14,843)	—	—	—	—		(14,843)	—		(14,843)
Non-controlling interest	2,409	—	—	—	—		2,409	—		2,409

Total equity	24,112	(13,699)	—	(13,699)	25,134		35,547	(24,377)		11,170

(Continued from previous page)

					Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Crown (IFRS Historical)	Catcha (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Catcha as Converted to IFRS	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Non-current liabilities
Non-current interest-bearing liabilities	1,293	—	—	—	—		1,293	—		1,293
Non-current lease liabilities	36	—	—	—	—		36	—		36
Provisions	7,581	—	—	—	—		7,581	—		7,581
Warrant liability	—	16	—	16	—		16	—		16
Deferred underwriting fee commission	—	10,500	—	10,500	(10,500)	A	—	—		—

Total non-current liabilities	8,910	10,516	—	10,516	(10,500)		8,926	—		8,926
Current liabilities
Current interest-bearing liabilities	673	—	—	—	—		673	—		673
Current lease liabilities	13	—	—	—	—		13	—		13
Trade payables	2,536	—	1,457	1,457	(1,351)	C	2,642	12,268	F	14,910
Provisions	6,060	—	—	—	—		6,060	—		6,060
Other current liabilities	40	—	—	—	—		40	—		40
Class A ordinary shares subject to possible redemption	—	—	23,768	23,768	(24,857)	F	—	—		—
					564	I
					525	K
Capital contribution note, at fair value	—	1,381	—	1,381	(1,381)	O	—	—		—
Working capital loan, at fair value	—	167	—	167	378	L	—	—		—
					(545)	M
Promissory note – related party, at fair value	—	146	—	146	274	K	—	420	F	420
					(420)	M
Due to related party	—	186	—	186	—		186	—		186
Accounts payable and accrued expenses	—	1,457	(1,457)	—	—		—	—		—

Total current liabilities	9,322	3,337	23,768	27,105	(26,813)		9,614	12,688		22,302

Total liabilities	18,232	13,853	23,768	37,621	(37,313)		18,540	12,688		31,228

Class A ordinary shares subject to possible redemption	—	23,768	(23,768)	—	—		—	—		—

Total equity and liabilities	$42,344	$23,922	$—	$23,922	$(12,179)		$54,087	$(11,689)		$42,398

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

(in thousands of USD)

					Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Crown (IFRS Historical)	Catcha (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Catcha as Converted to IFRS	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$—	$—	$—	$—	$—		$—	$—	$—
Employee benefit expenses	(477)	—	—	—	—		(477)	—	(477)
Other operating expenses	(4,143)	—	(1,547)	(1,547)	(41)	BB	(5,671)	—	(5,671)
					60	CC
Formation and operating costs	—	(1,547)	1,547	—	—		—	—	—

Operating profit (loss)	(4,620)	(1,547)	—	(1,547)	19		(6,148)	—	(6,148)
Finance expenses	(965)	—	—	—	—		(965)	—	(965)
Finance income	7,862	—	2,211	2,211	(2,211)	AA	7,862	—	7,862
Excess of fair value of capital contribution note over proceeds at issuance	—	(1,060)	—	(1,060)	—		(1,060)	—	(1,060)
Change in fair value of convertible promissory notes	—	(2)	—	(2)	2	DD	—	—	—
Change in fair value of capital contribution note	—	(22)	—	(22)	22	DD	—	—	—
Change in fair value of warrant liabilities	—	52	—	52	—		52	—	52
Interest income on marketable securities held in Trust Account	—	2,211	(2,211)	—	—		—	—	—

Profit (loss) before income tax	2,277	(368)	—	(368)	(2,168)		(259)	—	(259)
Income tax benefit (expense)	—	—	—	—	—		—	—	—

Net income (loss)	$2,277	$(368)	$—	$(368)	$(2,168)		$(259)	$—	$(259)
Non-controlling interest	220	—	—	—	—		220	—	220

Net income (loss) attributable to controlling interest	$2,057	$(368)	$—	$(368)	$(2,168)		$(479)	$—	$(479)

(Continued from previous page)

					Scenario 1: No Additional Redemption Scenario		Scenario 2: Maximum Redemption Scenario
	Crown (IFRS Historical)	Catcha (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Catcha as Converted to IFRS	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Weighted average shares outstanding, redeemable Class A ordinary shares		9,429,785		9,429,785	$

Basic and diluted net loss per share, redeemable Class A ordinary shares		$(0.02)		$(0.02)

Weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares		7,500,000		7,500,000

Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares		$(0.02)		$(0.02)

Pro forma weighted average number of shares outstanding – basic	51,789,000					70,919,859		68,705,000

Pro Forma income (loss) per share – basic	$0.04					$(0.01)		$(0.01)

Pro forma weighted average number of shares outstanding – diluted	52,186,000					70,919,859		68,705,000

Pro Forma income (loss) per share –diluted	$0.04					$(0.01)		$(0.01)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands of USD)

					Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Crown (IFRS Historical)	Catcha (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Catcha as Converted to IFRS	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$—	$—	$—	$—		$—	$—		$—
Employee benefit expenses	(1,276)	—	—	—	—		(1,276)	—		(1,276)
Transaction listing cost	—	—	—	—	(106,501)	BB	(114,392)	474	BB	(113,918)
					(7,891)	DD
Other operating expenses	(6,267)	—	(1,227)	(1,227)	(82)	CC	(7,456)	—		(7,456)
					120	EE
Impairment and depreciation	(144)	—	—	—	—		(144)	—		(144)
Formation and operating costs	—	(1,227)	1,227	—	—		—	—		—

Operating profit (loss)	(7,687)	(1,227)	—	(1,227)	(114,354)		(123,268)	474		(122,794)
Finance expenses	(23,484)	—	—	—	—		(23,484)	—		(23,484)
Finance income	299	—	4,002	4,002	(4,002)	AA	299	—		299
Change in fair value of warrant liabilities	—	8,842	—	8,842	—		8,842	—		8,842
Interest income on marketable securities held in Trust Account	—	4,002	(4,002)	—	—		—	—		—

Profit (loss) before income tax	(30,872)	11,617	—	11,617	(118,356)		(137,611)	474		(137,137)
Income tax benefit	2,967	—	—	—	—		2,967	—		2,967

Net income (loss)	$(27,905)	$11,617	$—	$11,617	$(118,356)		$(134,644)	$474		$(134,170)
Non-controlling interest	(850)	—	—	—	—		(850)	—		(850)

Net income (loss) attributable to controlling interest	$(27,055)	$11,617	$—	$11,617	$(118,356)		$(133,794)	$474		$(133,320)

(Continued from previous page)

					Scenario 1: No Additional Redemption Scenario		Scenario 2: Maximum Redemption Scenario
	Crown (IFRS Historical)	Catcha (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Catcha as Converted to IFRS	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Weighted average shares outstanding, redeemable Class A ordinary shares		30,000,000		30,000,000	$

Basic and diluted net income per share, redeemable Class A ordinary shares		$0.31		$0.31

Weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares		7,500,000		7,500,000

Basic and diluted net income per share, non-redeemable Class A and Class B ordinary shares		$0.31		$0.31

Pro forma weighted average number of shares outstanding – basic and diluted	49,204,000					70,919,859		68,705,000

Pro Forma loss per share – basic and diluted	$(0.55)					$(1.89)		$(1.94)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 — DESCRIPTION OF THE BUSINESS COMBINATION

On August 3, 2023, Catcha, a Cayman Islands exempted company limited by shares, entered into the Business Combination Agreement with Crown, a private limited liability company incorporated under the laws of Norway, PubCo, a private limited company incorporated under the laws of Jersey, Channel Islands, and Merger Sub, a Cayman Islands exempted company limited by shares.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the parties to the Business Combination Agreement have agreed that, in connection with the Closing, the parties will undertake a series of transactions pursuant to which, among other things, (i) Merger Sub will merge with and into Catcha, with Catcha as the surviving company and (ii) subject to the terms and procedures set forth under the Business Combination Agreement, the Crown Shareholders will transfer to PubCo, and PubCo will acquire from the Crown Shareholders, all of the Common Stock held by the Crown shareholders in exchange for the issuance of PubCo Ordinary Shares.

The Merger

As a result of the Merger, at the Effective Time (i) all the assets and liabilities of Catcha and Merger Sub shall vest in and become the assets and liabilities of Catcha as the surviving company, and Catcha shall thereafter exist as a wholly-owned subsidiary of PubCo and (ii) each issued and outstanding security of Catcha immediately prior to the Effective Time shall be cancelled in exchange for or converted into securities of PubCo as set out below.

Subject to the terms and conditions of the Business Combination Agreement, in consideration for the Merger:

•

Each (a) Catcha Class A Ordinary Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one newly issued PubCo Ordinary Share, and (b) Catcha Class B Ordinary Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one newly issued PubCo Ordinary Share;

•

Each Catcha warrant outstanding and unexercised immediately prior to the Effective Time shall be assumed by PubCo and converted into one PubCo Warrant that entitles the holder thereof to purchase one PubCo Ordinary Share in lieu of one Catcha Class A Ordinary Share and otherwise upon substantially the same terms and conditions applicable to such Catcha warrant prior to the Effective Time; and

•

The single Merger Sub Ordinary Share outstanding immediately prior to the Effective Time shall converted into a single ordinary share in Catcha, as the surviving company (such ordinary share being the only outstanding share in Catcha immediately following the Effective Time).

The Exchange

On the first (1st) business day following the Merger Effective Date, subject to the terms and procedures set forth in the Business Combination Agreement, the Crown Shareholders will transfer their shares of Common Stock to PubCo. In consideration for such transfer, PubCo shall issue to each of the Crown Shareholders its Pro Rata Share of the Exchange Consideration. The “Exchange Consideration” is a number of newly issued PubCo Ordinary Shares equal to (a) a transaction value of $600 million divided by (b) a per share price of $10.00. “Pro Rata Share” means, with respect to each Crown Shareholder, a fraction expressed as a percentage equal to (i) the number of shares of Common Stock held by such Crown Shareholder immediately prior to the effective time of the Exchange, divided by (ii) the total number of issued and outstanding shares of Common Stock immediately prior to the effective time of the Exchange.

NOTE 2 — BASIS OF PRESENTATION

The adjustments presented in the unaudited pro forma combined financial statements have been identified and presented to provide an understanding of PubCo upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaced the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Crown has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination as described below.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that PubCo will experience. Crown and Catcha have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial statements of Crown have been prepared in accordance with IFRS as issued by the IASB or IAS 34, as appropriate, and in its presentation currency of the U.S. dollar (“USD” or “$”). The historical financial statements of Catcha have been prepared in accordance with GAAP in its presentation currency of the U.S. dollar (“USD” or “$”). The unaudited pro forma condensed combined financial information reflects IFRS, as issued by the IASB and in USD, the basis of accounting used by PubCo and except for the reclassification of the Catcha Class A Ordinary Shares subject to redemption to non-current liabilities, no other material accounting policy difference is identified in converting Catcha’s historical financial statements to IFRS. Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Catcha’s historical financial information in accordance with the presentation of Crown’s historical financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of PubCo after giving effect to the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative scenarios regarding redemption of the public shares into cash after giving effect to the redemptions in connection with the extraordinary general meeting of shareholders held on February 14, 2023:

•

No Redemption Scenario: This scenario assumes that none of Catcha’s existing public shareholders exercise their redemption rights in connection with the Business Combination with respect to their public shares; and

•

Maximum Redemption Scenario: This scenario assumes that all 2,214,859 public shares (representing 100% of the total public shares outstanding) are redeemed in connection with the Business Combination for an aggregate redemption payment of approximately $24.9 million based on an assumed redemption price of $11.22 per share, which includes an estimate of interest earned and actual extension deposits through January 31, 2024 made to trust. The Business Combination Agreement provides that the consummation of the Business Combination is conditioned on, among other things, Catcha having at least $5,000,001 of net tangible asset upon the Closing. The net tangible assets of PubCo will include the net tangible assets of Crown, as increased by the gross proceeds of the Trust

Account and decreased by the transaction expenses described in the table below, as well as increased by the net proceeds of any PIPE financing or additional permitted financing. PubCo expects net tangible assets to exceed $5,000,001 upon the Closing of the Business Combination even in a maximum redemption scenario.

The following table sets out the share ownership of PubCo following the Closing on a pro forma basis under the No Redemption Scenario and the Maximum Redemption Scenario:

	No Redemption Scenario		Maximum Redemption Scenario
Pro Forma Ownership (1)	Number of shares	Equity %	Number of shares	Equity %
Crown Shareholders	60,000,000	84.6%	60,000,000	87.3%
Catcha Public Shareholders (3)	2,214,859	3.1%	—	0.0%
Catcha Sponsor and Founders (2)	7,500,000	10.6%	7,500,000	10.9%
Polar (2)	1,155,000	1.6%	1,155,000	1.7%
Cohen/CCM	50,000	0.1%	50,000	0.1%

Total shares outstanding	70,919,859	100.0%	68,705,000	100.0%

(1)

Does not give effect to the issuance of any shares issuable upon the exercise or conversion of warrants (including any private placement warrants that may be issued to the Sponsor upon its election upon conversion of the $1.5 Million Convertible Promissory Note and the Extension Note).

(2)	Assumes that Polar elects to receive Catcha Class A Ordinary Shares at a rate of one Class A Ordinary Share for each $10.00 of the Capital Calls funded under the March Subscription Agreement.
(3)	Reflects the redemption of 27,785,141 Class A Ordinary Shares on February 14, 2023.

Included in the shares outstanding and weighted average shares outstanding as presented in the unaudited pro forma combined financial statements are an aggregate of 70.9 million and 68.7 million PubCo Ordinary Shares to be issued to Catcha’s shareholders, Crown Shareholders, Polar and Cohen/CCM under the No Redemption Scenario and the Maximum Redemption Scenario, respectively.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently nondeductible or nontaxable based on the laws of the relevant jurisdiction.

Going Concern

The accompanying pro forma financial statements of Crown have been prepared on the going concern basis which contemplates the continuity of normal business activities and the realization of assets and the discharge of liabilities in the normal course of business.

Crown is a development stage company and has not recognized any revenue to date. Crown incurred a net income of $2.3 million and a net loss of $15.5 million for the six months ended June 30, 2023 and 2022, respectively, and used net cash in operating activities of $1.0 million and $0.6 million for the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023, Crown had $34,000 in cash and cash equivalents and negative working capital of $9.3 million.

Crown is forecasting that it will continue to incur significant operating cash outflows to fund the Kakinada and Grangemouth Projects, as well support Crown’s growth, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative and other costs. We will require additional financing to support the operations of the business. The forecast and financial conditions raise substantial doubt about Crown’s ability to continue to operate as a going concern. Crown’s ability to operate as a going concern is principally dependent on the (1) successful completion of the Business Combination, (2) the ability of Crown to secure PIPE financing or enter into private placement agreements, subscription agreements, investment agreements, forward purchase agreements or any other forms of agreements with investors to secure additional financing, (3) successful bridge financing during the period up until the successful completion of the Business Combination and the PIPE financing or additional permitted financing, and (4) the ability of Crown to reach the designated FID dates for the projects.

As a result of the above, there is material uncertainty related to the events or conditions that may cast substantial doubt of Crown’s ability to continue as a going concern, and therefore, that Crown may be unable to realize its assets and discharge its liabilities in the normal course of business. The consolidated financial statements of Crown do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might result from the outcome of this uncertainty should Crown not continue as a going concern.

Management believes it will be successful in obtaining sufficient funding through the Business Combination. For these reasons the accompanying pro forma financial statements have been prepared on the basis that Crown is a going concern. Should sufficient funding not be secured from such sources or otherwise, or should there be a delay in the timing of securing funds through these funding initiatives, this would have adverse implications for Crown and its shareholders. In these scenarios, Crown will need to seek other options, including delaying or reducing operating and capital expenditures, seeking waivers in respect of potential covenant breaches, the possibility of an alternative transaction or fundraising, and in the event that none of these are available, voluntary bankruptcy, liquidation, or dissolution.

NOTE 3 — ACCOUNTING FOR THE BUSINESS COMBINATION

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Catcha will be treated as the “acquired” company for financial reporting purposes, and Crown will be the accounting “acquirer.” This determination was primarily based on the assumption that Crown Shareholders will hold the majority of the voting power of PubCo, Crown’s operations will substantially comprise the ongoing operations of PubCo, Crown’s designees are expected to comprise a majority of the governing body of PubCo, and Crown’s senior management will comprise the senior management of PubCo. However, Catcha does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of Catcha will be stated at historical cost, with no goodwill or other intangible assets recorded. The deemed cost of the shares issued by Crown, which represents the fair value of the shares that Crown would have had to issue for the ratio of ownership interest in PubCo to be the same as if the Business Combination had taken the legal form of Crown acquiring shares of Catcha, in excess of the net assets of Catcha will be accounted for as share-based compensation under IFRS 2 Share-Based Payment. See Adjustment H and Adjustment BB in Note 5.

NOTE 4 — GAAP TO IFRS CONVERSION AND PRESENTATION ALIGNMENT

The historical financial information of Catcha has been adjusted to give effect to the differences between GAAP and IFRS as issued by the IASB or IAS 34, as appropriate, for the purposes of the unaudited pro forma condensed combined financial information. One adjustment required to convert Catcha’s balance sheet from GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information was to reclassify Catcha Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require Catcha to redeem the Class A Ordinary Shares and Catcha has an irrevocable obligation to deliver cash or another financial instrument for such redemption. Under US GAAP, the Catcha Class A Ordinary Shares subject to redemption are classified as temporary equity.

Catcha’s warrants are considered to be derivative financial instruments that are accounted for as liabilities under both US GAAP and IFRS, and as such, no adjustment is required. Upon completion of the Business Combination, the warrants are expected to remain liability classified.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Catcha historical financial information in accordance with the presentation of Crown’s historical financial information.

NOTE 5 — ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)	Reflects the waiver of deferred underwriting commissions upon the closing of the Business Combination

(B)

Reflects the liquidation and reclassification of approximately $24.9 million of funds held in the Trust Account to cash and bank balances that becomes available following the Business Combination, after including interest earned in trust and extension deposits made in trust through January 31, 2024 to properly reflect the most current per share redemption value.

(C)

Represents preliminary estimated transaction costs expected to be incurred by Catcha and Crown of approximately $13.7 million for legal, accounting, underwriting, due diligence and printing fees incurred as part of the Business Combination.

For the Catcha transaction costs of $8.0 million, $0.8 million have been accrued as of the pro forma balance sheet date and $0.5 million are recorded as prepayment for a director and officer (“D&O”) insurance policy for a six year term. The remaining amount of $6.7 million is reflected as an adjustment to accumulated losses.

For the Crown transaction costs of $5.7 million, $0.6 million have been accrued and $0.5 million have been paid as of the pro forma balance sheet date and the amount of $4.0 million is included as an adjustment to additional paid-in capital for transaction cost allocated to the new share issuance and $0.6 million as an adjustment to accumulated losses for transaction cost allocated to the listing expense.

(D)	Represents the Exchange of outstanding shares of common stock into 60,000,000 ordinary shares upon the Business Combination and the reverse recapitalization of Crown.

(E)

Represents the elimination of Catcha’s historical accumulated losses after recording (1) the transaction costs to be incurred by Catcha as described in (C) above, (2) the advisory service fees as described in (J) below, (3) the accretion to shares subject to possible redemption as described in (K) below, (4) the repayment of debt as described in (M) below, and (5) the issuance of shares to Polar as described in (O) below.

(F)

Scenario 1 reflects the no additional redemption scenario, which takes into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting. Scenario 2 reflects the maximum redemption of all 2,214,859 public shares (representing 100% of the total public shares outstanding) for an aggregate redemption payment of approximately $24.9 million based on an assumed redemption price of $11.22 per share, which includes an estimate of interest earned and actual extension deposits through January 31, 2024 made to trust. The Business Combination Agreement provides that the consummation of the Business Combination is conditioned on, among other things, Catcha having at least $5,000,001 of net tangible assets upon the Closing. The net tangible assets of PubCo will include the net tangible assets of Crown, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table below, as well as increased by the net proceeds of any PIPE financing or additional permitted financing. PubCo expects net tangible assets to exceed $5,000,001 upon the Closing of the Business Combination even in a maximum redemption scenario. Assuming 100% redemptions and no proceeds from any PIPE financing or additional permitted financing and after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting, the Company would not have sufficient funds available to pay for the transaction costs and accordingly, $12.3 million of transaction costs would remain due and payable at the Closing of the Business Combination.

(G)

Scenario 1 represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by Crown and the fair value of Catcha’s identifiable net assets at the date of the Business Combination, resulting in a $106.5 million increase to accumulated loss. Scenario 2 represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by Crown and the fair value of Catcha’s identifiable net assets at the date of the Business Combination, resulting in a $106.0 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of $11.22 (as of January 31, 2024). The value is preliminary and will change based on fluctuations in the share price of the Catcha Class A Ordinary Shares through the Closing of the Business Combination. In Scenario 1, a one percent change in the market price per share would result in a change of $1.2 million in the estimated expense. In Scenario 2, a one percent change in the market price per share would result in a change of $1.0 million in the estimated expense. Reflects the conversion of Catcha Class B Ordinary Shares into PubCo Ordinary Shares on a one-for-one basis.

In thousands except share data:	Scenario 1	Scenario 2
Catcha shareholders
IPO shareholders	2,214,859	—
Sponsor and other advisors	8,705,000	8,705,000

Deemed cost of shares to be issued to Catcha shareholders	$122,521	$97,670

IFRS Net assets of Catcha as of June 30, 2023	(13,699)	(13,699)
Less: Catcha transaction costs, net	(6,753)	(6,753)
Less: Extension trust deposits	(274)	(274)
Less: repayment of promissory note and working capital note	(1,070)	(590)
Add: working capital note	328	328
Add: receipt of Polar investment	750	750
Add: repayment of Polar investment with shares	1,381	1,381
Add: Release of redeemable Class A Ordinary Shares	24,857	24,857
Add: Waived underwriting fee	10,500	10,500
Less: Effect of maximum redemption of Catcha shares	—	(24,857)

Adjusted net assets (liabilities) of Catcha as of June 30, 2023	16,020	(8,357)

Difference — being IFRS 2 charge for listing services	106,501	106,027

(H)	Reflects the conversion of Class B Ordinary Shares into PubCo Ordinary Shares on a one-for-one basis.

(I)

Records interest earned in the Trust Account subsequent to June 30, 2023 through January 31, 2024, the most current financial statements available, and to properly reflect the expected redemption value per share.

(J)	Reflects the issuance of 50,000 shares as a fixed fee to CCM for advisory services valued at $10.00 per share.

(K)

Reflects the additional borrowings subsequent to June 30, 2023 through to January 31, 2024 in a form of a promissory note in order to fund the extension payments into the Trust Account, and the accretion to the Catcha ordinary shares subject to possible redemption.

(L)	Reflects the additional borrowings subsequent to June 30, 2023 through to January 31, 2024 in a form of a working capital note in order to fund Catcha’s working capital needs.

(M)	Reflects the repayment of additional borrowings for the promissory note and the working capital note to be paid at the Closing of the Business Combination.

Subsequent to June 30, 2023, as of January 31, 2024, Catcha received approximately $706,374, in proceeds under the working capital note, and $525,000, in proceeds under the promissory note. The loan may, at the Sponsor’s discretion, be converted into Catcha’s private placement warrants at a price of $1.50 per warrant. For purposes of the pro forma financial statements, it is assumed that the Company will repay the loans in cash at the closing of the Business Combination.

(N)	Reflects the Subscription Agreement with Polar entered subsequent to June 30, 2023, pursuant to which Polar agreed to provide $750,000 to Catcha. The adjustment reflects the receipt of the $750,000 in proceeds from Polar and the issuance of 750,000 shares of Class A Ordinary Shares to Polar at the Closing of the Business Combination.

(O)

Reflects the issuance of an aggregate 105,000 Class A Ordinary Shares which assumes that Polar elects to receive Catcha Class A Ordinary Shares for each $10 of the Capital Calls funded under the March Subscription Agreement.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(AA)	Reflects the elimination of interest income generated from the investments held in the Trust Account.

(BB)	Reflects the annual amortization of the D&O insurance described in adjustment (C) above.

(CC)	Reflects the elimination of administrative service fees that will no longer be payable upon the Closing.

(DD)	Reflects the elimination of change in fair value of convertible promissory and capital contribution notes assuming the Business Combination had closed on January 1, 2022.

ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(AA)	Reflects the elimination of interest income generated from the investments held in the Trust Account.

(BB)

In Scenario 1, represents $106.5 million of expense recognized, in accordance with IFRS 2, for the difference between the deemed costs of the shares issued by Crown and the fair value of Catcha’s identifiable net assets, as described in (G) above. In Scenario 2, represents $106.0 million of expense recognized, in accordance with IFRS 2, for the difference between the deemed costs of the shares issued by Crown and the fair value of Catcha’s identifiable net assets, as described in (G) above. This cost is a nonrecurring item.

(CC)	Reflects the annual amortization of the D&O insurance described in adjustment (C) above.

(DD)	Reflects the incremental transaction cost and listing cost associated with Crown as per (C) above.

(EE)	Reflects the elimination of administrative service fees that will no longer be payable upon the Closing.

NOTE 6 — NET EARNINGS (LOSS) PER SHARE

Represents the earnings (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and related transactions, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings (loss) per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the Maximum Redemption Scenario are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption. The following table sets out the share ownership of PubCo following the Closing on a pro forma basis under the No Redemption Scenario and the Maximum Redemption Scenario:

For the six months ended June 30, 2023 and for the year ended December 31, 2022 (in thousands except share and per share data):

	No Redemption Scenario		Maximum Redemption Scenario
Pro Forma Ownership (1)	Number of shares	Equity %	Number of shares	Equity %
Crown Shareholders	60,000,000	84.6%	60,000,000	87.3%
Catcha Public Shareholders (3)	2,214,859	3.1%	—	0.0%
Catcha Sponsor and Founders	7,500,000	10.6%	7,500,000	10.9%
Polar (2)	1,115,000	1.6%	1,115,000	1.7%
Cohen/CCM	50,000	0.1%	50,000	0.1%

Total shares outstanding	70,919,859	100.0%	68,705,000	100.0%

(1)

Does not give effect to the issuance of any shares issuable upon the exercise or conversion of warrants (including any private placement warrants that may be issued to the Sponsor upon its election upon conversion of the $1.5 Million Convertible Promissory Note and the Extension Note).

(2)	Assumes that Polar elects to receive Catcha Class A Ordinary Shares at a rate of one Class A Ordinary Share for each $10.00 of the Capital Calls funded under the March Subscription Agreement.
(3)	Reflects the redemption of 27,785,141 Class A Ordinary Shares on February 14, 2023.

For the six months ended June 30, 2023	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss attributable to controlling interest	$(133,794)	$(133,320)
Weighted average shares outstanding – basic and diluted(1)	70,919,859	68,705,000
Net loss per share – basic and diluted	$(1.89)	$(1.94)
Excluded securities:(2)
Public Warrants	10,000,000	10,000,000
Private Placement Warrants	5,333,333	5,333,333

(1)	Assumes all issued and outstanding shares were outstanding for the entirety of the period.
(2)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net income per share, basic and diluted, because their effect would have been anti-dilutive.

For the year ended December 31, 2022	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss attributable to controlling interest	$(132,802)	$(132,395)
Weighted average shares outstanding – basic and diluted(1)	70,919,859	68,705,000
Net loss per share – basic and diluted	$(1.87)	$(1.93)
Excluded securities:(2)
Public Warrants	10,000,000	10,000,000
Private Placement Warrants	5,333,333	5,333,333

(1)	Assumes all issued and outstanding shares were outstanding for the entirety of the year.
(2)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

INFORMATION ABOUT CATCHA

Unless the context otherwise requires, all references in this section to the “Company,” “Catcha,” “we,” “us” or “our” refer to Catcha prior to the consummation of the Business Combination.

Overview

We are a blank check company incorporated on December 17, 2020 as a Cayman Islands exempted company limited by shares and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination, and we entered into the Business Combination Agreement on August 3, 2023. We intend to finance the Business Combination with cash, debt or equity securities, or a combination of the foregoing.

On February 17, 2021, we consummated the initial public offering of our units, each consisting of one Catcha Class A Ordinary Share, par value $0.0001 per share, which we refer to as the “public shares,” and one-third of one warrant. Simultaneously with the closing of the initial public offering, we completed the private sale of 5,333,333 private placement warrants, at a purchase price of $1.50 per private placement warrant, to our Sponsor generating gross proceeds to us of $8 million. The private placement warrants are identical to the warrants sold as part of the units in the initial public offering except that, so long as they are held by our Sponsor or its permitted transferees: (1) they will not be redeemable by us; (2) they (including the Catcha Class A Ordinary Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of our initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the Catcha Ordinary Shares issuable upon exercise of these warrants) are entitled to registration rights.

Following the closing of the initial public offering, a total of $300 million , from the net proceeds of the sale of the units in the initial public offering and the private placement warrants was placed in the Trust Account. The proceeds held in the Trust Account may be invested by the trustee only in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations. In March 2023, Catcha liquidated the money market funds held in the Trust Account.

On February 14, 2023, Catcha held an extraordinary general meeting of shareholders, at which shareholders voted upon, among other items, a proposal to amend Catcha’s Existing Governing Documents to extend the date by which Catcha must consummate an initial business combination. In connection with the Extension Meeting and subsequent redemption, the holders of 27,785,141 Catcha Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643.31. Following the redemption, Catcha had approximately $22.55 million left in its Trust Account, all of which was held in cash. As of September 30, 2023, there was approximately $24.3 million of cash held in the Trust Account, which was approximately $10.96 per share. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of Catcha’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Catcha does not complete a business combination by February 17, 2024, or (iii) the redemption of all of the public shares if Catcha is unable to complete the Business Combination or any other initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board).

Catcha Class A Ordinary Shares are currently listed on the NYSE American under the symbol “CHAA.” On November 4, 2022, the NYSE notified the Company that the NYSE determined to commence proceedings to delist Catcha’s public warrants and that trading in the warrants would be suspended immediately due to “abnormally low” trading price levels pursuant to Section 802.01D of the NYSE Listed Company Manual. Since then, the public warrants have traded on the over-the-counter market.

Catcha has filed a preliminary proxy statement with the SEC for the 2024 Extension Meeting to be held on February 14, 2024 to approve Extension Amendment to provide the Catcha Board the ability to extend the date by which Catcha must (1) consummate a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “business combination”), (2) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (3) redeem all of Catcha’s Class A ordinary shares included as part of the units sold in Catcha’s initial public offering that was consummated on February 17, 2021, from February 17, 2024 up to three times by one month each to March 17, 2024, April 17, 2024, or May 17, 2024. If the Extension Amendment is approved and the extraordinary general meeting to approve the Business Combination is delayed, such delay may require additional funding of the Trust Account.

Effecting Our Business Combination

Fair Market Value of Target Business

The NYSE Listed Company Manual requires that our business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for working capital purposes and excluding the amount of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with a business combination. The Catcha Board determined that this test was met in connection with the proposed Business Combination.

Lack of Business Diversification

For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. Accordingly, we have entered into the Business Combination Agreement, pursuant to which we intend to complete the Business Combination with a single target business. By completing our initial business combination with only a single entity, our lack of diversification may:

•

subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

•	cause us to depend on the marketing and sale of a single product or limited number of products or services.

Redemption Rights for Public Shareholders upon Completion of the Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein. The amount in the Trust Account was approximately $10.96 per Catcha Class A Ordinary Share as of September 30, 2023. The redemption rights include the requirement that a beneficial holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the transfer agent in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our public shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. Our Sponsor and our officers and directors have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of an initial business combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Catcha Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination prior to February 17, 2024 or (B) with respect to any other provision relating to the rights of holders of our Catcha Class A Ordinary Shares. The redemptions referred to herein shall take effect as repurchases under the Existing Governing Documents.

Limitations on Redemption Rights

Notwithstanding the foregoing, the Existing Governing Documents provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules).

Redemption of Public Shares and Liquidation if No Business Combination

We have until February 17, 2024 to complete a business combination unless the Extension Amendment is approved at Catcha’s 2024 Extension Meeting. If we are unable to consummate an initial business combination by February 17, 2024, and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the Catcha Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under the Cayman Islands Companies Act to provide for claims of creditors and in all cases subject to other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by February 17, 2024 and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting. The Existing Governing Documents provide that if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to the Cayman Islands Companies Act.

Our Sponsor and our officers and directors have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares or private placement warrants they hold if we fail to consummate an initial business combination by February 17, 2024 (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination by February 17, 2024).

Our Sponsor and our officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Catcha Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by February 17, 2024 or (B) with respect to any other provision relating to the rights of holders of our Catcha Class A Ordinary Shares, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Our independent registered public accounting firm have not an executed agreement with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Catcha Class A Ordinary Share and (ii) the actual amount per Catcha Class A Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Catcha Class A Ordinary Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor does it apply to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors, service providers and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Catcha Class A Ordinary Share and (ii) the actual amount per Catcha Class A Ordinary Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor is also not liable as to any claims under our indemnity of the underwriter of our initial public offering against certain liabilities, including liabilities under the Securities Act. We had access to up to approximately $8,000 of proceeds held outside the Trust Account as of September 30, 2023 with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors.

If we file a voluntary liquidation petition or an involuntary liquidation petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in our assets and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a voluntary liquidation petition or an involuntary liquidation petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, an insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, the Catcha Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

See “Risk Factors — Risks Related to Catcha and the Business Combination — Catcha’s shareholders may be held liable for claims by third parties against Catcha to the extent of distributions received by them.”

Our public shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination by February 17, 2024, (ii) in connection with a shareholder vote to amend our Existing Governing Documents to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by February 17, 2024 or with respect to any other provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. A shareholder voting in connection with the Business Combination alone will not result in a shareholder redeeming its shares for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our Existing Governing Documents, like all provisions of our Existing Governing Documents, may be amended with the requisite shareholder vote.

Executive Officers and Directors

As of the date of this proxy statement/prospectus, our executive officers and directors are as follows:

Name	Age	Position
Patrick Grove	48	Chairman and Chief Executive Officer
Luke Elliott	47	Director and President
Wai Kit Wong	39	Chief Financial Officer
James Graf	59	Independent Director
Rick Hess	61	Independent Director
Yaniv Ghitis	44	Independent Director

Patrick Grove has served as our chairman of the board of directors and our chief executive officer since our inception. Since founding Catcha Group in 1999, Mr. Grove has built an extensive track record of founding, building, acquiring, listing and growing both private and public Southeast Asian digital businesses. Today, Mr. Grove is widely recognized as one of the leading entrepreneurs in the region, having founded and taken numerous companies from start up to initial public offering in Australia and Southeast Asia, including iProperty Group Limited, iCar Asia Limited, and Frontier Digital Ventures Limited. Mr. Grove has been the recipient of numerous awards, including World Economic Forum Global Leader of Tomorrow, Bloomberg Business Week Asia’s Best Young Entrepreneur, the Australia Unlimited Global 50 and Asian Entrepreneur of the Year. Mr. Grove received his Bachelor of Commerce degree with a major in Finance from the University of Sydney. We believe Mr. Grove’s extensive operating experience, transaction experience and relationships to provide a substantial number of attractive potential business combination targets qualify him to serve as the chairman of our board of directors and our chief executive officer.

Luke Elliott has served as our director and president since our inception. Mr. Elliott co-founded Catcha Group with Mr. Grove in 1999 and has been responsible for Catcha Group’s corporate finance and operating activities since inception. Over the last 20 years, Mr. Elliott has completed over 70 corporate exercises including capital raisings, mergers, acquisitions, and public listings and manages the acceleration and scaling of Catcha Group’s portfolio companies. Mr. Elliott has been in partnership with Mr. Grove for over 20 years, where they have together brought six digital businesses from their early stages to a public listing or sale, worth over $1 billion in value. We believe Mr. Elliott’s expertise in corporate exercise and operating experience qualify him to serve as our president and director.

Wai Kit Wong has served as our chief financial officer since 2021. Mr. Wong brings significant corporate finance experience. Prior to joining Catcha, Mr. Wong was at Goldman Sachs in Hong Kong for 13 years, where he was an executive director in the investment banking division, focusing on coverage of technology, media, and telecommunications companies in the Asia Pacific region. At Goldman Sachs, Mr. Wong led and executed various large and sophisticated corporate finance transactions across Southeast Asia, China, Australia, and India, including mergers and acquisitions, de-mergers, initial public offerings and debt offerings. He received a Bachelor of Arts degree in Economics from the University of California, Berkeley. We believe Mr. Wong’s extensive corporate finance experience and expertise in technology, media, and telecommunications companies qualify him to serve as our chief financial officer.

James A. Graf is one of our independent directors. Mr. Graf currently serves as the interim chief financial officer of NKGen Biotech, Inc. (NASDAQ: NKGN). He most recently served as chief executive officer of Graf Acquisition Corp. IV, a blank check company, from January 2021 to the closing of its business combination with NKGen Biotech, Inc. in September 2023. Mr. Graf served as the chief executive officer of Graf Industrial Corp., a blank check company, from June 2018 through its business combination with Velodyne Lidar, Inc. in September 2020. Mr. Graf served as a director of Graf Industrial Corp. from June 2018 to September 2019 and served as a director of Velodyne Lidar, Inc. from September 2020 to February 2021. Mr. Graf served as a director of Platinum Eagle Acquisition Corp. from January 2018 through its business combination with Target Logistics Management, LLC and RL Signor Holdings, LLC in March 2019. Mr. Graf served as the vice president, chief financial officer and treasurer of Double Eagle Acquisition Corp. from its inception in June 2015 through its business combination with Williams Scotsman, Inc. in November 2017. He served as vice president, chief financial officer, treasurer and secretary of Silver Eagle Acquisition Corp. from its inception in April 2013 through Silver Eagle’s business combination with Videocon d2h and he served as vice president, chief financial officer, treasurer and secretary of GEE from its inception in February 2011 to its business combination with Row 44, Inc. and Advanced Inflight Alliance AG in January 2013. He was vice chairman of Global Entertainment AG, the German entity holding GEE’s equity in AIA from 2013 to 2014 and special advisor to GEE in 2013. He served as a special advisor to Videocon d2h from 2015 to 2016. From 2008 to 2011 Mr. Graf served as a managing director of TC Capital Ltd., an investment bank, in Singapore. From 2007 to 2008, Mr. Graf was engaged as a consultant to provide financial advisory services to Metro-Goldwyn-Mayer, Inc. In 2001, Mr. Graf founded and became chief executive officer of Praedea Solutions, Inc., an enterprise software company with operations in the United States, Malaysia and Ukraine. The assets of Praedea Solutions, Inc. were sold in 2006 to a Mergent Inc., a wholly-owned subsidiary of Xinhua Finance Ltd. and renamed Mergent Data Technology, Inc., where Mr. Graf continued to serve as Chief Executive Officer from 2006 to 2007. Praedea Solutions Inc. was renamed PSI Capital Inc. and currently serves as an investment holding company for Mr. Graf’s private investments. Mr. Graf continues to be chief executive of PSI Capital Inc. Prior to founding Praedea, Mr. Graf was a managing director at Merrill Lynch, in Singapore from 1998 to 2000 and a consultant to Merrill Lynch in 2001. From 1996 to 1998, Mr. Graf served as a director and then managing director and president of Deutsche Bank’s investment banking entity in Hong Kong, Deutsche Morgan Grenfell (Hong Kong) Ltd. From 1993 to 1996, he was a vice president at Smith Barney in Hong Kong and Los Angeles. From 1987 to 1993, Mr. Graf was an analyst and then associate at Morgan Stanley in New York, Los Angeles, Hong Kong and Singapore. Mr. Graf received a Bachelor of Arts degree from the University of Chicago in 1987. We believe Mr. Graf’s extensive transaction expertise and experience serving on the boards of directors of public companies qualify him to serve as our director.

Rick Hess is one of our independent directors. Mr. Hess is the founder and a Managing Partner of Cobalt Capital Inc. (“Cobalt”). He leads the firm and is responsible for deal origination and execution, as well as for the management of various Cobalt portfolio company relationships. Mr. Hess founded Evolution Media Capital (EMC) (“Evolution Media”) in 2008, an investment advisory firm created in partnership with Creative Artists Agency and served as its Managing Partner. He then formed Evolution Media, the early growth investing vehicle of TPG Growth (“TPG Growth”), which invested in a partnership with TPG Growth from 2012 to 2019. Prior to Evolution Media, Rick created and led the Film Finance Group at Creative Artists Agency LLC (“CAA”). Under his leadership there, the group packaged, raised financing for, or sold more than 125 feature films, including

Academy Award-winning films Crash, Brokeback Mountain, Goodnight and Good Luck, and The Tree of Life. Previously, he held executive positions at various film production companies.

Yaniv Ghitis is one of our independent directors. Mr. Ghitis is an investment specialist in Asia-Pacific with considerable experience in originating, structuring, negotiating and executing M&A and capital markets transactions across the region, including in Greater China, Southeast Asia, India, Korea, Japan and Australia. Mr. Ghitis has served as the Chief Investment Officer of Digital Edge, a leading APAC data center platform, since 2021. Prior to joining Digital Edge, he worked at J.P. Morgan for 17 years from 2004 to 2021 in its Hong Kong, New York, London and Tel Aviv offices. Most recently he served as Managing Director and Co-Head of J.P. Morgan Technology, Media and Telecom Investment Banking in Asia-Pacific, where he advised and raised capital for some of the most impactful technology and digital infrastructure companies in the region. Based in Hong Kong, Yaniv holds a Bachelor of Arts in Management and Economics and a Master of Arts in Economics, both from Tel Aviv University.

Number and Terms of Office of Officers and Directors

Prior to the completion of an initial business combination, any vacancy on the Catcha Board may be filled by a nominee chosen by holders of a majority of our founder shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founder shares may remove a member of the Catcha Board for any reason.

Pursuant to a registration and shareholder rights agreement entered into concurrently with the issuance and sale of the securities in our initial public offering, our Sponsor, upon and following the consummation of an initial business combination, will be entitled to nominate three individuals for appointment of the Catcha Board, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement. As a condition to the Closing, Catcha, Crown, PubCo, certain Crown Shareholders, Catcha’s directors and officers and the Sponsor will enter into a Registration Rights Agreement (i) amending and restating the original registration and shareholder rights agreement, in its entirety, and (ii) pursuant to which, among other things, PubCo will provide certain registration rights for PubCo Ordinary Shares and PubCo Warrants held by the applicable parties to the Registration Rights Agreement, subject to certain exceptions and as more fully described in the Registration Rights Agreement. For additional information, see “The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Our officers are appointed by the Catcha Board and serve at the discretion of the Catcha Board, rather than for specific terms of office. The Catcha Board is authorized to appoint persons to the offices set forth in our Existing Governing Documents as it deems appropriate. Our Existing Governing Documents provide that our officers may consist of one or more of the following: chairman of the Catcha Board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the Catcha Board.

Director Independence

NYSE American listing standards require that a majority of our board of directors be independent. The Catcha Board has determined that each of James Graf, Rick Hess and Yaniv Ghitis are “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Compensation and Director Compensation and Other Interests

None of our executive officers or directors have received any cash compensation for services rendered to us. We pay an affiliate of our Sponsor for office space, utilities, secretarial and administrative services provided to us in the amount of $10,000 per month. In addition, our Sponsor, executive officers, directors or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, executive officers or directors or their respective affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to the Sponsor, our executive officers and directors or their respective affiliates for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by us to our Sponsor, executive officers and directors or their respective affiliates, prior to completion of the Business Combination.

After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from PubCo. All of these fees will be fully disclosed to shareholders, to the extent then known, in this proxy statement/prospectus. We have not established any limit on the amount of such fees that may be paid by PubCo to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the Business Combination, because the directors of PubCo will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the PubCo Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the PubCo Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. To date, there have been no discussions by and between members of our management team and Crown or PubCo regarding employment or consulting arrangements to provide services to PubCo after the completion of the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of the Business Combination will be a determining factor in our decision to proceed with the Business Combination or any other potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Catcha Board

The Catcha Board has three standing committees: an audit committee, a nominating and corporate governance committee, and a compensation committee. Subject to phase-in rules and a limited exception, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the Catcha Board. The members of our nominating and corporate governance committee are James Graf, Rick Hess and Yaniv Ghitis, and Rick Hess serves as chairman of the nominating and corporate governance committee. The Catcha Board has determined that each of James Graf, Rick Hess and Yaniv Ghitis are independent.

The nominating and corporate governance committee is responsible for overseeing the appointment of persons to be nominated to serve on the Catcha Board. The nominating and corporate governance committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in a charter adopted by us, generally provides that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•

should possess the requisite intelligence, education and experience to make a significant contribution to the Catcha Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating and corporate governance committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the Catcha Board. The nominating and corporate governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and corporate governance committee does not distinguish among nominees recommended by shareholders and other persons. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to the Catcha Board.

Compensation Committee

We have established a compensation committee of the Catcha Board. The members of our compensation committee are James Graf, Rick Hess and Yaniv Ghitis, and James Graf serves as chairman of the compensation committee. The Catcha Board has determined that each of James Graf, Rick Hess and Yaniv Ghitis are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chairman’s, President’s and Chief Executive Officer’s compensation, evaluating our Chairman’s, President’s and Chief Executive Officer’s performance in light of such goals and objectives, and determining and approving the remuneration (if any) of our Chairman, President and Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers, if any;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor and will be directly responsible for the appointment, compensation and oversight of the work of any such advisor. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the compensation committee will consider the independence of each such advisor, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on the Catcha Board.

Investment Advisory Board

We have formed an Investment Advisory Board that assists our management team in sourcing suitable acquisition targets, provide business insights when we assess potential business combination targets and as we work to driving additional value in the businesses that we acquire. The members of the Investment Advisory Board are as follows (in alphabetical order):

Meng Xiong Kuok is the founder and managing partner of K3 Ventures Pte Ltd. (“K3 Ventures”), a Singapore-based venture capital investment firm that works to identify and partner with visionary founders to create category-leading companies solving big problems in today’s world. K3 Ventures has invested globally in technology-enabled companies in areas such as digital payments, agronomy AI, social media, alternative proteins, and enterprise software. Some of K3 Ventures’ portfolio companies include Bytedance Ltd., Grab Holdings Inc. (“Grab”), Palantir Technologies Inc., Space Exploration Technologies Corp., Planet Labs Inc., and Tuya, Inc.

Khailee Ng is a managing partner of 500 Startups Management Co. LLC (“500 Startups”), a Silicon Valley based venture capital firm. Beyond investing in Silicon Valley, 500 Startups has set up more than a dozen funds in emerging markets, providing seed capital and growth programs to countries in the Middle East, Latin America, and Southeast Asia. Since 2010, 500 Startups has invested in over 2,200 startup companies in over 70 countries, in line with its goal of developing an inclusive and globally connected innovation economy. At 500 Startups, Mr. Ng has led over 180 investments in Southeast Asian tech startup companies, including Grab, Carousell Pte Ltd., and other regional champions. Prior to this, he was the founder of Groupsmore (acquired by Groupon Inc.) and a leading Malaysian online media company, Says.com (acquired by Media Prima Berhad).

Thomas Tsao is a co-founder and managing partner of Gobi Partners (“Gobi”), a venture capital firm headquartered in Shanghai and with offices in 13 locations across Asia. Established in 2002, Gobi is a leading investor in digital media, IT and Technology, Media and Telecom (“TMT”) companies in China and ASEAN. Prior to Gobi, Mr. Tsao was a founder of the Beijing Technology Development Fund, sponsored by Beijing Enterprises and Tsinghua University Enterprise Group. Mr. Tsao has around three decades of experience in venture capital investments, operations, fund management, and investment banking in China and the United States, and was named to the Forbes list of “China’s Top Venture Capitalists” from 2013 to 2017.

Helen Wong is a partner at Qiming Weichuang Venture Capital Management (Beijing) Co., Ltd, focusing on TMT sector. Ms. Wong was ranked among the Top 100 venture capitalists in 2018 in China and Top 25 female venture capitalists in China from 2018 to 2020 by Forbes, and has currently expanded her responsibilities to cover South East Asia. Ms. Wong has over 12 years of experiences in the venture capital industry. Ms. Wong was an early investor in Tudou, Inc. (merged with Youku, Inc.). She was also involved in the investment of Alibaba Group Holding Ltd. Ms. Wong’s exited deals include Mobike (acquired by Meituan Dianping), Lagou Network Technology Co. Ltd. (acquired by 51jobs, Inc.), Ruhnn Holding Limited American Depositary Shares (“Ruhnn”) (NASDAQ:RUHN), and Luoji Siwei (audio platform). Ms. Wong leads the investments in Kuaicai Xuetang (online personal finance education leader), Pratilipi (online literature platform in India), Akulaku (Southeast Asia new finance platform), Jingling (social e-commerce) and Afu (leading essential oils/skincare brand in China).

Our Investment Advisory Board and its members, or our advisors, (i) assists us in sourcing and negotiating with potential business combination targets, (ii) provides business insights when we assess potential business combination targets and (iii) upon our request, provides business insights as we work to create additional value in the businesses that we acquire. In this regard, our advisors may fulfill some of the same functions as our board members. However, our advisors are not executive officers of our company and do not have any other employment arrangements with us. Moreover, our advisors are not under any fiduciary obligation to us nor will they perform board or committee functions, nor will they have any voting or decision-making capacity on our behalf. Our advisors are not required to devote any specific amount of time to our efforts or be subject to the fiduciary requirements to which our board members are subject. Accordingly, if our strategic advisors become aware of a business combination opportunity that is suitable for any of the entities to which they have fiduciary or contractual obligations, they will honor their fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We may modify or expand our roster of advisors as we source potential business combination targets or create value in businesses that we may acquire.

Audit Committee

We have established an audit committee of the Catcha Board. James Graf, Rick Hess and Yaniv Ghitis serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent, subject to the exception described below. The Catcha Board has determined that each of James Graf, Rick Hess and Yaniv Ghitis are independent.

James Graf serves as the chairman of the audit committee. Each member of the audit committee is financially literate and the Catcha Board has determined that James Graf qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding Catcha’s financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by the Catcha Board, with the interested director or directors abstaining from such review and approval.

Code of Business Conduct and Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our Catcha Ordinary Shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.

Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

(i)	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

(ii)	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)	directors should not improperly fetter the exercise of future discretion;

(iv)	duty to exercise powers fairly as between different sections of shareholders;

(v)	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(vi)	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands law. Our Existing Governing Documents provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Patrick Grove(1)	Catcha Group	Private Investments	Co-founder, Chairman, and Chief Executive Officer
Luke Elliott(1)	Catcha Group	Private Investments	Co-founder and Executive Director
James Graf	PSI Capital Inc.	Venture Capital Investments	Chief Executive Officer
	NKGen Biotech, Inc.	Clinical trial stage biotech company	Interim Chief Financial Officer
		Company	Chief Executive Officer
Rick Hess(2)	Cobalt Capital	Venture Capital Investments	Founder and Chief Executive Officer
Yaniv Ghitis	Digital Edge	Digital infrastructure	Chief Investment Officer

(1)

Mr. Grove and Mr. Elliott are directors of portfolio companies of Catcha Group and its affiliated entities, and may be obligated to show acquisitions to such companies before we may pursue such acquisitions.

(2)

Mr. Hess is also a director of certain portfolio companies of Cobalt Capital and its affiliated entities, and he may be obligated to show acquisitions to such companies before we may pursue such acquisitions.

Potential investors should also be aware of the following other potential conflicts of interest:

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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•	Our Sponsor subscribed for founder shares and purchased private placement warrants in a transaction that closed simultaneously with the closing of our initial public offering.

•

Our Sponsor and our officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of an initial business combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of our Catcha Class A Ordinary Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of our public shares if we do not complete the Business Combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) or (B) with respect to any other provision relating to the rights of holders of our Catcha Class A Ordinary Shares. Additionally, our officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if we fail to complete an initial business combination within the prescribed time frame. If we do not complete an initial business combination within the prescribed time frame, the private placement warrants will expire worthless. Except as described herein, our Sponsor, directors and executive officers have agreed not to transfer, assign or sell any founder shares held by them until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Catcha Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their Catcha Ordinary Shares for cash, securities or other property. Except as described herein, the private placement warrants will not be transferable until 30 days following the completion of an initial business combination. Our officers and directors who own Catcha Ordinary Shares or Catcha warrants, directly or indirectly may have a conflict of interest in determining whether a particular target business, including Crown, is an appropriate business with which to effectuate an initial business combination.

•

Our officers and directors may have a conflict of interest with respect to evaluating a particular target business, including Crown, if the retention or resignation of any such officers and directors was included as a condition to a business combination. In addition, our Sponsor, officers and directors may sponsor, form, or participate in other blank check companies similar to ours during the period in which we are seeking a business combination, including the Business Combination with Crown. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

We will complete the Business Combination only if we obtain the approval (i) with respect to the Business Combination, of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the company and (ii) with respect to each the Merger proposal and the M&A Amendment and Restatement Proposal, a special resolution under the Existing Governing Documents and the Cayman Islands Companies Act, being a resolution passed by the affirmative vote of at least two thirds of the votes cast by the holders of the issued ordinary shares present in person or represented by proxy at the general meeting and entitled to vote on such matter. Our officers and directors have agreed to vote any founder shares and public shares held by them in favor of the Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Existing Governing Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We entered into indemnity agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Governing Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Legal Proceedings

To the knowledge of our management, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Facilities

We currently maintain our principal executive offices at 3 Raffles Place #06-01, Bharat Building, Singapore 048617. The cost for our use of this space is included in the $10,000 per month fee we pay to an affiliate of the Sponsor for office space, utilities, secretarial and administrative services. We consider our current office space adequate for our current operations. Upon consummation of the Business Combination, the principal executive offices of PubCo will be located at 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG.

Competition

Prior to the completion of the Business Combination, we compete against other special purpose acquisition companies and other potential financial or strategic acquirors of companies seeking to complete a business combination with a publicly-traded company, many of whom may have greater financial resources than we do. If we succeed in effecting the Business Combination with Crown, there will be, in all likelihood, significant competition from Crown’s competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively.

Periodic Reporting and Audited Financial Statements

Our Catcha Class A Ordinary Shares are registered under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly, and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We have already evaluated our internal control procedures for the fiscal year ended December 31, 2022 as required by the Sarbanes-Oxley Act of 2002. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

In connection with our initial public offering, we filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with the Tax Concessions Act of the Cayman Islands (as revised), for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act of the Cayman Islands (as revised).

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Catcha Class A Ordinary Shares that are held by non-affiliates equals or exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Catcha Class A Ordinary Shares held by non-affiliates equals or exceeds $700 million as of the prior June 30 and (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Catcha Class A Ordinary Shares held by non-affiliates equals or exceeds $250 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

CATCHA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “Catcha,” “we,” “us” or “our” refer to Catcha prior to the consummation of the Business Combination. The following discussion and analysis of Catcha’s financial condition and results of operations should be read in conjunction with Catcha’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated on December 17, 2020 as a Cayman Islands exempted company limited by shares and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On February 17, 2021, we consummated our initial public offering of 30,000,000 units, inclusive of 2,500,000 units sold to the underwriter exercising its over-allotment option. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $300 million. Each unit consisted of one Catcha Class A Ordinary Share and one-third of one warrant. J.P. Morgan acted as the underwriter of our initial public offering.

Simultaneously with the closing of the initial public offering, we completed the private sale of 5,333,333 private placement warrants, at a purchase price of $1.50 per private placement warrant, to our Sponsor generating gross proceeds to us of $8 million. The private placement warrants are identical to the warrants sold as part of the units in the initial public offering except that, so long as they are held by our Sponsor or its permitted transferees: (1) they will not be redeemable by us; (2) they (including the Catcha Class A Ordinary Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of our initial business combination; (3) they may be exercised by the holders on a cashless basis; and (4) they (including the Catcha Ordinary Shares issuable upon exercise of these warrants) are entitled to registration rights.

Following the closing of the initial public offering, a total of $300 million , from the net proceeds of the sale of the units in the initial public offering and the private placement warrants was placed in the Trust Account.

The Company’s public warrants began trading publicly on the NYSE April 5, 2021 under the ticker symbol “CHAA WS”. On November 4, 2022, the NYSE notified the Company that the NYSE determined to commence proceedings to delist Catcha’s public warrants and that trading in the warrants would be suspended immediately due to “abnormally low” trading price levels pursuant to Section 802.01D of the NYSE Listed Company Manual. Since then, the public warrants have traded on the over-the-counter market.

On March 23, 2023, the Company received approval to transfer the listing of Catcha Class A Ordinary Shares from the NYSE to the NYSE American and on March 28, 2023, the Catcha Class A Ordinary Shares began trading on the NYSE American under the symbol “CHAA.” In connection with the transfer, effective March 28, 2023, any remaining units were mandatorily separated into their component parts and the units are no longer traded on the NYSE.

Business Combination

On February 14, 2023, the Company held an extraordinary general meeting of shareholders, at which the Company’s shareholders voted upon, among other items, a proposal to amend the Company’s Existing

Governing Documents to extend the date by which the Company must consummate an initial business combination. In connection with the Extension Meeting and subsequent redemption, holders of 26,883,869 Catcha Class A Ordinary Shares voted for the extension amendment proposal, and holders of 27,785,141 Catcha Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643.31. Following the redemption, the Company had approximately $22.55 million left in its Trust Account, all of which was held in cash. As of September 30, 2023, there was approximately $24.3 million of cash held in the Trust Account, which was approximately $10.96 per share. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of an initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Governing Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if the Company does not complete a business combination by February 17, 2024, or (iii) the redemption of all of the public shares if the Company is unable to complete an initial business combination by February 17, 2024 (or such earlier date as determined by the Company’s board of directors).

On August 3, 2023, the Company entered into the Business Combination with Crown pursuant to which, among other things, (i) on the Merger Effective Date, Merger Sub will merge with and into Catcha, with Catcha surviving as the surviving company and becoming a wholly owned subsidiary of PubCo and (ii) following the Merger, subject to the terms and procedures set forth under the Business Combination Agreement, the Crown Shareholders will transfer to PubCo, and PubCo will acquire from the Crown Shareholders, all of the ordinary shares of Crown held by the shareholders in exchange for the issuance of PubCo Ordinary Shares.

On October 2, 2023, the Business Combination Agreement was amended to delete in its entirety the contingent right the Crown Shareholders who participate in the Exchange will have to receive earnout shares in an amount equal to ten percent (10%) of the issued and outstanding PubCo Ordinary Shares as of the Closing, subject to vesting upon the achievement of certain share prices and milestones.

On January 31, 2024, the Business Combination was further amended to (i) remove the closing condition in Section 9.2(f) of the Business Combination Agreement which would have required Catcha to have satisfied the minimum cash condition of at least US$20,000,000 and (ii) allow for listing of the PubCo Common Stock on either the NYSE or Nasdaq.

If the Company is unable to complete the Business Combination by February 17, 2024, and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to other requirements of applicable law.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception to September 30, 2023 were organizational activities, those necessary to prepare for our initial public offering and after the initial public offering, identifying a target company for a business combination and negotiating the Business Combination. We do not expect to generate any operating revenues until after the completion of the Business Combination. We generate non-operating income in the form of interest income on cash and investments held in the Trust Account and recognize changes in the fair value of warrant liability, $1.5 Million Convertible Promissory Note, Extension Note and Capital Contribution Note as other income (expense). We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as due diligence expenses in connection with completing a business combination.

Year ended December 31, 2022 compared with year ended December 31, 2021

For the year ended December 31, 2022, we had a net income of $11,616,356, which consisted of an unrealized gain on change in fair value of the warrant liability of $8,841,922, interest income on investments held in the Trust Account of $4,001,686, offset partially by operating expenses of $1,227,252.

For the year ended December 31, 2021, we had a net income of $10,938,980, which consisted of an unrealized gain on change in fair value of the warrant liability of $12,255,052, interest income on Treasury securities held in the Trust Account of $84,603, change in fair value of over-allotment option liability of $325,679, offset partially by formation and operating expenses of $931,308 and transaction costs incurred in connection with the initial public offering of $795,046.

Three and nine months ended September 30, 2023 compared with three and nine months ended September 30, 2022

For the three months ended September 30, 2023, we had a net loss of $4,585,022, which consisted of operating expenses of $4,103,770, unrealized loss on change in fair value of the $1.5 Million Convertible Promissory Note of $84,126, unrealized loss on change in fair value of the Capital Contribution Note of $405,044 and unrealized loss on change in fair value of the warrant liability of $750,293, partially offset by interest income on cash and investments held in the Trust Account of $275,549 and other income attributable to derecognition of deferred underwriting fees allocated to offering costs of $482,662. For the three months ended September 30, 2022, we had a net income of $2,054,375, which consisted of an unrealized gain on change in fair value of the warrant liability of $985,712 and interest income on investments held in the Trust Account of $1,241,567, offset partially by operating expenses of $172,904.

For the nine months ended September 30, 2023, we had a net loss of $4,953,115, which consisted of operating expenses of $5,651,175, unrealized loss on excess of fair value of the Capital Contribution Note over proceeds at issuance of $1,059,720, unrealized loss on change in fair value of the $1.5 Million Convertible Promissory Note of $86,515, unrealized loss on change in fair value of the Capital Contribution Note of $426,553 and unrealized loss on change in fair value of the warrant liability of $698,007, partially offset by interest income on cash and investments held in the Trust Account of $2,486,193 and other income attributable to derecognition of deferred underwriting fees allocated to offering costs of $482,662. For the nine months ended September 30, 2022, we had a net income of $9,082,288, which consisted of an unrealized gain on change in fair value of the warrant liability of $8,195,025 and interest income on investments held in the Trust Account of $1,599,373, offset partially by operating expenses of $712,110.

Liquidity, Capital Resources and Going Concern

Following the closing of the initial public offering, the partial exercise of the over-allotment option and the sale of the private placement warrants, a total of $300 million was placed in the Trust Account. The Company incurred $17,031,183 in transaction costs, including $6.0 million of underwriting fees, $10.5 million of deferred underwriting fees and $531,183 of other offering costs in connection with the initial public offering and the sale of the private placement warrants. On August 10, 2023, J.P. Morgan waived its entitlement to the payment of $10.5 million deferred underwriting fees in connection with the initial public offering.

For the nine months ended September 30, 2023, net cash used in operating activities was $971,943. The net loss of $4,953,115 was impacted by unrealized loss on excess of fair value of the Capital Contribution Note over proceeds at issuance of $1,059,720, unrealized loss on change in fair value of the Capital Contribution Note of $426,553, unrealized loss on change in fair value of the $1.5 Million Convertible Promissory Note of $86,515,

unrealized gain on change in fair value of the warrant liability of $698,007, interest income on cash and investments held in the Trust Account of $2,486,193, other income attributable to derecognition of deferred underwriting fees allocated to offering costs of $482,662 and changes in operating assets and liabilities, which provided by $4,679,232 of cash in operating activities, primarily due to the increase in accounts payable and accrued expenses. For the nine months ended September 30, 2022, net cash used in operating activities was $919,060. The net income of $9,082,288 was impacted by unrealized gain on fair value of the warrant liability of $8,195,025, interest income on investments held in the Trust Account of $1,599,373 and by changes in operating assets and liabilities, which used $206,950 of cash in operating activities.

For the year ended December 31, 2022, net cash used in operating activities was $974,358. The net income of $11,616,356 was impacted by unrealized gain on change in fair value of the warrant liability of $8,841,922, interest income on investments held in the Trust Account of $4,001,686 and by changes in operating assets and liabilities, which provided $252,894 of cash from operating activities. For the year ended December 31, 2021, net cash used in operating activities was $555,107. The net income of $10,938,980 was impacted by an unrealized gain on change on fair value of the warrant liability of $12,255,052, change in fair value of over-allotment option liability of $325,679, interest income on Treasury securities held in the Trust Account of $84,603, offset by transaction costs incurred in connection with initial public offering of $795,046, and changes in operating assets and liabilities provided $376,201 of cash from operating activities.

For the nine months ended September 30, 2023, net cash provided by investing activities was $282,303,643, consisting of disposal of cash and investments held in the Trust Account of $282,903,643, partially offset by cash deposited in Trust Account of $600,000. For the nine months ended September 30, 2022, net cash provided by/used in investing activities was $0.

For the years ended December 31, 2022 and 2021, net cash used in investing activities was $0 and $300 million, respectively. The net cash used in investing activities consisted of purchase of investments held in the Trust Account of $900,107,534 and cash deposited in the Trust Account of $466, offset by disposals of investments held in the Trust Account of $600,108,000.

For the nine months ended September 30, 2023, net cash used in financing activities was $281,344,574, consisting of redemption of Catcha Class A Ordinary Shares of $282,903,643, partially offset by proceeds from the issuance of a working capital loan of $659,069 under the $1.5 Million Convertible Promissory Notes, proceeds from the issuance under the Extension Note of $600,000 and proceeds from the issuance of the Capital Contribution Note of $300,000. For the nine months ended September 30, 2022, net cash provided by/used in financing activities was $0.

For the years ended December 31, 2022 and 2021, net cash provided by financing activities was $0 and $301,550,171, respectively. The net cash provided by financing activities consisted of proceeds from the initial public offering, net of costs, of $294 million and proceeds from the private placement of $8 million, offset by the payment of a promissory note of $131,259 and payment of offering costs of $318,570.

At September 30, 2023 and December 31, 2022, the Company had cash in the Trust Account of $24,268,839 and $304,086,289, respectively. The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable (if applicable) to complete the Business Combination. To the extent that shares or debt are used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-business combination entity, make other acquisitions and pursue growth strategies. As of September 30, 2023 and December 31, 2022, the Company had $7,832 and $20,706, respectively, in cash outside of the Trust Account and working capital deficit of $7,767,696 and $670,487, respectively. In addition, in order to finance transaction costs in connection with the Business Combination or any other initial business combination, the Sponsor, or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with working capital loans. On December 13, 2022, the Company issued the $1.5 million Convertible Promissory Note to the Sponsor, pursuant to which the Company may borrow up to $1.5 million from the Sponsor. As of September 30, 2023 and December 31, 2022, the Company had borrowed $659,069 and $0, respectively, for working capital purposes under the $1.5 Million Convertible Promissory Note. As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the Company received $1,134,938 for working capital purposes under the $1.5 Million Convertible Promissory Note.

On February 14, 2023, the Company issued the Extension Note to the Sponsor, pursuant to which the Company may borrow up to $900,000 (the “Extension Loan”) from the Sponsor. Pursuant to the Extension Note, from February 17, 2023 to February 17, 2024 (or such earlier date as is determined by the Company’s board of directors), the Sponsor has agreed to deposit into the Company’s Trust Account established in connection with its initial public offering the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed Catcha Class A Ordinary Share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial Business Combination, and (ii) the date that $900,000 has been loaned. As of September 30, 2023, the Company had borrowed $600,000 under the Extension Note. Using these loans received, the Company had deposited nine tranches of $75,000 into the Trust Account on February 22, 2023, March 21, 2023, April 19, 2023, May 19, 2023, June 20, 2023, July 20, 2023, August 21, 2023, September 21, 2023, October 20, 2023, a tranche of $50,000 on November 15, 2023, a tranche of $25,000 on November 21, 2023, a tranche of $75,000 on December 20, 2023, and a tranche of $75,000 on January 19, 2024 to extend the date that the Company has to consummate an initial Business Combination from February 17, 2023 to February 17, 2024. As of January 31, 2024, the most recent practicable date prior to the date of this proxy statement/prospectus, the Company received $900,000 under the Extension Note.

On March 9, 2023, the Company entered into the March Subscription Agreement with the Sponsor and Polar Multi-Strategy Master Fund (“Polar”), pursuant to which the Sponsor sought to raise $1.2 million to fund the extension and to provide working capital to the Company. The Sponsor committed to fund $900,000 of this amount through the Extension Note and Polar agreed to provide the remaining $300,000 (the “Capital Contribution Note”). The Company will request funds from the Sponsor for working capital purposes (“Drawdown Request”). Upon on at least five calendar days’ prior written notice, the Sponsor may require a drawdown from Polar against the capital commitment in order to meet 25% of the Sponsor’s commitment to the Company under a Drawdown Request (“Capital Call”). In consideration of the Capital Call(s) made thereunder, the Company will issue up to 300,000 Catcha Class A Ordinary Shares to Polar at the Closing of the Business Combination. Any amounts funded by the Sponsor to the Company under a Drawdown Request shall not accrue interest and shall be promptly repaid by the Company to the Sponsor upon the Closing. Following receipt of such sums from the Company, and in any event within five business days of the Closing of the Business Combination, the Sponsor or the Company shall pay to Polar, an amount equal to Capital Calls funded under the March Subscription Agreement (the “Business Combination Payment”). The Company and Sponsor are jointly and severally obligated to make the Business Combination Payment to Polar. Polar may elect at the Closing to receive such Business Combination Payment in cash or Catcha Class A Ordinary Shares at a rate of one Catcha Class A Ordinary Share for each $10.00 of the Capital Calls funded under the March Subscription Agreement. If the Company liquidates without consummating the Business Combination, any amounts remaining in the Sponsor or the Company’s cash accounts after paying any outstanding third party invoices (excluding any due to the Sponsor), not including the Company’s Trust Account, will be paid to Polar within five (5) calendar days of the liquidation. As of September 30, 2023, the Company received the entire $300,000 funding under the March Subscription Agreement.

In addition to the $1.5 Million Convertible Promissory Note, in order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination or any other initial business combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. Management will use these funds for paying existing accounts payable, identifying and evaluating prospective initial business combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating a business combination (including the proposed Business Combination). Management expects the Company to continue to incur significant costs in pursuit of the consummation of the Business Combination and current funds may not be sufficient to operate the Company for at least the 12 months following the issuance of the unaudited condensed financial statements contained in this proxy statement/prospectus. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of the Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Subtopic (“ASC”) 205-40, “Presentation of Financial Statements – Going Concern,” management has determined that if the Company is unable to complete the Business Combination by February 17, 2024 or such earlier date as is determined by the Company’s board of directors, and the Extension Amendment is not approved at Catcha’s 2024 Extension Meeting, then the Company will cease all operations except for the purpose of liquidating. The mandatory liquidation, subsequent dissolution and liquidity issues raise substantial doubt about the Company’s ability to continue as a going concern one year from the date of the issuance of the unaudited condensed financial statements contained in this proxy statement/prospectus. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 17, 2024 or such earlier date as is determined by the Company’s board of directors.

On October 25, 2023, the Company, the Sponsor and Polar entered into the October Subscription Agreement, pursuant to which, Polar agreed to fund a capital contribution of $750,000, without interest, to the Company to provide the Company with liquidity and in consideration thereof, the Company agreed to cause PubCo to issue 750,000 shares of Class A Common Stock to Polar at the Closing. The Sponsor and the Company, jointly and severally, agreed to promptly repay the $750,000 to Polar within five (5) business days of the Closing.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

We have an agreement to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. We began incurring these fees on February 12, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination or our liquidation. We incurred $30,000 in expenses in connection with such services for both the three months ended September 30, 2023 and 2022. We incurred $90,000 in expenses in connection with such services for both the nine months ended September 30, 2023 and 2022. As of September 30, 2023 and December 31, 2022, the amount due to related party in connection with such expenses was $211,366 and $125,625 respectively.

We had an agreement to pay J.P. Morgan a deferred fee of $10.5 million in the aggregate, which will become payable to them from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement. On August 10, 2023, J.P. Morgan waived its entitlement to the payment of $10.5 million deferred underwriting fees.

On March 14, 2023, we entered into an agreement with Chardan for Chardan to act as exclusive capital markets technical advisor with respect to an event of a stock exchange demand for action by the Company at a time other than the initial closing of a business combination involving the Company and a target or targets. The agreement calls for Chardan to receive a fee of $175,000 at the signing of the agreement, a fee of $175,000 no later than 10 calendar days after Chardan informs the Company of the documented completion of the technical advisory activities and a deferred fee of $275,000 at the earlier of (i) the closing of the Business Combination from the closing flow-of-funds or (ii) upon the liquidation of the Trust Account if the Company has not consummated the Business Combination. For the three and nine months ended September 30, 2023, the Company recorded $625,000 and $0 of such advisory service fee in the accompanying unaudited condensed statement of operations. As of September 30, 2023, the Company had paid $350,000 to Chardan and the total unpaid amounts to Chardan was $275,000.

On March 26, 2023, we entered into an agreement with Alumia SARL (“Alumia”) to act as a non-exclusive transactional and strategic capital markets advisor to the Company assisting with introductions and with respect to the Company’s potential Business Combination. The agreement calls for Alumia to receive simultaneously with the Closing of the Business Combination (a) a fee in the amount of $2.5 million and (b) a fee of 4% multiplied by the dollar amount of any equity financing transactions which may be entered into by third party investors identified and introduced by Alumia, regardless of whether the counterparty in the Business Combination was a subject target, payable upon the Closing. Alumia is currently not involved in the Company’s Business Combination transaction with Crown, and no fee is currently payable under this agreement.

On May 18, 2023, we engaged J.V.B. Financial Group, LLC, acting through its CCM division, to act as its (i) capital markets advisor in connection with the Business Combination and (ii) placement agent in connection with any PIPE financing. The Company shall pay CCM (i) an advisor fee in connection with the Business Combination in an amount equal to the sum of (x) $2.0 million paid simultaneously with the Closing of the Business Combination and (y) 50,000 PubCo Ordinary Shares and (ii) a fee in connection with any PIPE financing of an amount equal to 7.0% of the sum of (x) the gross proceeds raised from investors and received by the Company or Crown simultaneously with or before the closing of any PIPE financing plus (y) proceeds released from the Trust Account with respect to any shareholder of the Company that (x) entered into a non-redemption or other similar agreement or (y) did not redeem Catcha Class A Ordinary Shares, in each instance to the extent such investor or shareholder under (A) and (B) above was identified to the Company by CCM.

On October 25, 2023, we, the Sponsor and Polar entered into the October Subscription Agreement, pursuant to which, Polar agreed to fund a capital contribution of $750,000, without interest, to us and in consideration thereof, we agreed to cause PubCo to issue 750,000 shares of Class A Common Stock to Polar at the Closing. We and the Sponsor, jointly and severally, agreed to promptly repay the $750,000 to Polar within five (5) business days of the Closing.

On October 27, 2023, we and Crown entered into a promissory note whereby we agreed to provide a loan in the principal amount of $750,000 to Crown to fund working capital until the Closing. On October 30, 2023, the $750,000 loan was provided by us to Crown. Crown has agreed to repay the $750,000 to us within ten (10) business days of us providing Crown with written notice of demand after the Closing. In the event the Business Combination Agreement is terminated or the Business Combination does not close by February 17, 2024 (or such other date as the parties to the Business Combination Agreement shall agree), Crown agreed to transfer, or cause to be transferred to us within ten (10) business days of the termination, (A) $1,750,000 in cash; or (B) solely at our discretion and election, $1,000,000 in cash and, a number of shares of Crown’s common equity equal to 1.5% of the outstanding common equity (on a fully diluted basis) as of the date of the termination.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on Catcha’s financial statements, which have been prepared in accordance with GAAP. As of September 30, 2023 and December 31, 2022, we describe our significant accounting policies in Note 2-Summary of Significant Accounting Policies of the notes to Catcha’s financial statements included in this proxy statement/prospectus. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Catcha Class A Ordinary Shares Subject to Possible Redemption

We account for our Catcha Class A Ordinary Shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480, “Distinguishing Liabilities from Equity.” Catcha Class A Ordinary Shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Catcha Class A Ordinary Shares (including Catcha Class A Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, Catcha Class A Ordinary Shares are classified as shareholders’ equity. Our Catcha Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, Catcha Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet.

We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable Catcha Ordinary Shares to equal the redemption value at the end of each reporting period.

Warrant Liability

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

We account for the warrants issued in connection with the initial public offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, we classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each reporting period. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in our statement of operations. As of September 30, 2023, there were 15,333,333 warrants outstanding.

Net Income (Loss) per Ordinary Share

We have two classes of shares, which are referred to as Catcha Class A Ordinary Shares and Catcha Class B Ordinary Shares. Earnings and losses are shared pro rata between the two classes of shares. The 15,333,333 potential Catcha Class A Ordinary Shares issuable upon exercise of outstanding warrants to purchase Catcha Class A Ordinary Shares were excluded from diluted earnings per share for the year ended December 31, 2022 and 2021 and for the three and nine months ended September 30, 2023 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per share is the same as basic net income per share for the periods.

Convertible Promissory Notes

We elected to account for the $1.5 Million Convertible Promissory Note and Extension Note (collectively, the “Convertible Promissory Notes”) entered into with the Sponsor pursuant to the fair value option under ASC 825. ASC 825-10-15-4 provide for the “fair value option” election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Differences between the face value of the Convertible Promissory Notes and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the Convertible Promissory Notes are recognized as non-cash gains or losses in the condensed statements of operations. We believe that the fair value option better reflects the underlying economics of the Convertible Promissory Notes. As such, the Convertible Promissory Notes were initially measured at $532,315 as of the issue date (including $277,507 under the $1.5 Million Convertible Promissory Note and $254,808 under the Extension Note). For the three and nine months ended September 30, 2023, $233,083 and $726,754 excess of proceeds over fair value at issuance was recorded as additional paid-in capital in the accompanying unaudited condensed statements of shareholders’ deficit. As of September 30, 2023, the fair value of the Convertible Promissory Notes was $618,830 (including $323,934 under the $1.5 Million Convertible Promissory Note and $294,896 under the Extension Note). For the three and nine months ended September 30, 2023, we recognized $84,126 and $86,515 unrealized loss on fair value changes of the Convertible Promissory Notes, respectively, in the unaudited condensed statements of operations.

Capital Contribution Note

We elected to account for the Capital Contribution Note entered into with Polar and the Sponsor pursuant to the fair value option under ASC 825. ASC 825-10-15-4 provides for the “fair value option” election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Differences between the face value of the Capital Contribution Note and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the Capital Contribution Note are recognized as noncash gains or losses in the condensed statements of operations. We believe that the fair value option better reflects the underlying economics of the Capital Contribution Note. The fair value of the Capital Contribution Note will include both the fair value of the 300,000 shares in consideration for the Capital Calls as defined in Note 6 and the principal as of each reporting date. As such, the Capital Contribution Note was initially measured at $1,359,720 as of the issue dates. The $1,059,720 excess of fair value of the Capital Contribution Note over proceeds at issuance was recorded in the accompanying unaudited condensed statement of operations for the nine months ended September 30, 2023. As of September 30, 2023, the fair value of the Capital Contribution Note was $1,786,273. For the three and nine months ended September 30, 2023, we recognized $405,044 and $426,553 unrealized loss on fair value changes of the Capital Contribution Note, respectively, in the unaudited condensed statements of operations.

Recent Accounting Pronouncements

In August 2022, the FASB issued ASU 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under GAAP.

The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of September 30, 2023.

Our management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on Catcha’s unaudited condensed financial statements.

INFORMATION ABOUT CROWN

Unless the context otherwise requires, all references in this section to the “company,” “we,” “us” “our,” or “Crown” refer to Crown LNG Holding AS prior to the consummation of the Business Combination.

Overview of Crown

We are a global LNG infrastructure company that seeks to provide natural gas liquefaction, storage and re-gasification services. We focus on enabling a stable and reliable supply of LNG to customers, especially in geographic areas where onshore or floating facilities may be difficult or less desirable as a result of harsh weather conditions, safety or environmental concerns, or cost. We specialize in the design and operation of offshore, all-weather LNG liquefication and re-gasification terminals, such as gravity-based structures. Through our innovative technologies and design, we believe we can deliver tailored LNG infrastructure suitable for a variety of markets, including markets in harsh weather and energy isolated locations, as well as provide critical LNG infrastructure to under-served markets around the world.

Industry Overview

Global LNG Market Growth

We believe there is a market opportunity for our LNG infrastructure, which is expected to grow along with the growth in LNG supply and demand. Based on a report titled “Tracking Demand: Mixed Signals in Asia” dated June 12, 2023, Morgan Stanley projects that global LNG demand will reach 570 MTPA in 2030 compared to 400 MTPA in 2022. This equates to compound annual growth rates for 2020-25 and 2026-30 of 4.1% and 5.9%, respectively.

On the supply side of the LNG market, new sources are emerging from the Gulf of Mexico to Mozambique. For example, according to a press release issued by ExxonMobil on November 14, 2022, titled “Coral South Project in Mozambique Ships First LNG Cargo, Helps Meet Global Demand,” Mozambique’s 3.4 MTPA Coral South liquefaction terminal began the export of LNG at the end of 2022. Some of these are large gas finds, but in remote areas where pipeline transportation can be both technically and commercially challenging. The result is that such gas fields are best served by a liquefaction solution in order to get products to consumers in far-away locations.

Technological innovations in natural gas recovery have dramatically increased the supply of gas, first in the United States and then the rest of the world. Since around 2007, the development of hydraulic fracturing and horizontal drilling technology has increased the U.S.’s available supply of natural gas, priming the U.S. to serve as a key exporter of LNG to other parts of the world. According to data published by the U.S. Energy Information Administration (the “Energy Information Administration”) titled “How Much Natural Gas Does the United States Have, and How Long Will it Last?” dated March 28, 2023, the amount of technically recoverable resources for dry natural gas in the U.S., both onshore and offshore, equated to 2,973 trillion cubic feet (“TCF”) as of January 1, 2021.

The Energy Information Administration estimates that, assuming a constant annual rate of U.S. dry natural gas production of approximately 34.52 TCF (using 2021 as the base year), the U.S. has enough dry natural gas to supply domestic demand for approximately 86 years. These figures demonstrate the potential of the U.S. to be a major supplier of LNG to the world. Indeed, the Energy Information Administration estimates that the U.S. was the third largest in terms of LNG export market share globally in 2021 at 19%, just behind Qatar and Australia at 21% each. According to the Energy Information Administration, the U.S. surpassed Qatar and Australia to become the world’s leading LNG exporter in the first half of 2022.

The demand for a cleaner energy source is a key consideration for governments across the globe, which we believe could result in an even greater market opportunity for us. According to Fortune India’s article titled “The

Gas Revolution” dated November 9, 2022, in India (the home of our Kakinada Project), the government is aiming to increase its natural gas usage—from approximately 6.7% of primary energy in 2021 to 15% by 2030—while decreasing dependency on coal and oil. In 2022, India relied on coal for approximately 55% of its primary energy and nearly 70% of its electricity production, according to data published on August 1, 2022 by S&P Global Commodity Insights in an article titled “India Prefers Coal for its Abundance, Availability, Affordability: State-Owned Producer.” As of 2022, India generated only 2.7% of its electricity from natural gas compared to the global average of 22%. Because natural gas emits 50% to 60% less CO2 than coal, it has the potential to serve as “transition fuel” that can get India to its ambitious goal of net-zero emissions by 2070, when the nation aspires to be fully powered by “renewable” energy.

The Gas Authority of India Limited (“GAIL”), one of India’s leading natural gas companies, has projected that India’s daily gas consumption will increase from about 174 mmscmd (million standard cubic meters per day) in 2022 to 380-550 mmscmd by 2030, based on data in an article from The Economic Times titled “India’s Gas Consumption to Jump More Than 3 Times by 2030: GAIL Director” dated November 25, 2021. This figure implies that the country in 2030 will require 52-76 MTPA of LNG terminal capacity (137-198 billion cubic meters (“BCM”) per year at 1300 cubic meters = 1 MT) assuming that domestic gas can supply 50% of the country’s needs. The country currently has seven operating LNG terminals aggregating to approximately 45 MTPA of capacity, five of which are located on the west coast — Kochi (5 MTPA), Dabhol (2 MTPA), Dahej (17.5 MTPA), Hazira (5 MTPA) and Mundra (5 MTPA) — and two on the east coast, Ennore (5 MTPA) and Dhamra (5 MTPA). Based on the gas consumption growth analysis by GAIL, India would require 7-31 MTPA of additional LNG terminal capacity by 2030 beyond the current 45 MTPA in operation.

In another analysis in early 2023, BP p.l.c., a British multinational oil and gas company (“BP”), issued its Energy Outlook 2023 that considered the recent disruption to global energy supplies and associated impacts on global prices and explored how this could affect the energy transition out to 2050. With respect to India, BP projected that India’s share of natural gas as a percentage of primary energy consumption will rise from 5% in 2019 to a range of 7% to 11% (below the government’s actual 15% target) in 2050. BP focused on three main scenarios—accelerated, net zero and new momentum—and used the scenarios for different fuels and energy sources, such as oil, natural gas, renewables and low-carbon hydrogen. BP projected that natural gas is the only fossil fuel that will grow (in absolute terms) to 2050 in all scenarios. BP’s analysis implies that, by 2050, India’s required LNG imports under the 11% gas-share scenario will be 118 MTPA, an increase of 73 MTPA of LNG terminal capacity from the current level of 45 MTPA.

The policy of the Indian government is to support LNG and gas infrastructure throughout the country in order to achieve its 15%-gas-as-primary-energy policy by 2030. By February 2026, the government expects that India will invest approximately $40 billion to expand gas infrastructure — pipelines, LNG re-gasification terminals, city gas distribution (“CGD”) networks, compressed natural gas (“CNG”) terminals and piped natural gas (“PNG”) connections. As part of this effort, the government is encouraging gas exploration projects as well. However, domestic gas production currently supplies approximately 45% of the country’s needs and BP projects that, in its 11% gas-share scenario by 2050, this will rise to only approximately 46%.

In an article published by the Press Information Bureau Delhi on December 9, 2021 titled “Government Has Set a Target to Raise the Share of Natural Gas in Energy Mix to 15% in 2030,” India’s Ministry of Petroleum & Natural Gas (“MoPNG”) projects that gas infrastructure investment will almost double India’s gas pipeline network from 20,000 km in 2021 to 35,000 km by 2024, and PNG connections will increase from 9.3 million in 2022 to 60 million in 2030. The MoPNG also projects that, after completion of the country’s 11th round of bidding for setting up CGDs, 96% of India’s population and 86% of its geographic area will be covered under a CGD network, and that the number of CNG terminals will rise from around 2,300 in 2020 to 10,000 by 2025. In terms of LNG import terminals, in addition to the seven current LNG terminals, four new terminals are expected to be added by 2025, expanding the country’s LNG terminal capacity to 62 MTPA: Jaigarh in Maharashtra (6 MTPA), Puducherry (Karaikal Port) in Tamil Nadu (1 MTPA) and Chhara (5 MTPA) and Jafrabad (5 MTPA) in Gujarat. Existing terminals are also being expanded with Dabhol LNG Breakwater Competition (3 MTPA) and

Dabhol KNG2 (5 MTPA) in Maharashtra, which are expected to aggregate to approximately 70 MTPA by 2025. Our planned Kakinada Project, expected to come on line in 2028, is designed to handle 7.2 MTPA. However, even with the addition of our Kakinada LNG terminal, this will bring the total east coast LNG terminal capacity in India to just 18.2 MTPA. We expect that the demand for gas on the east coast of India will outstrip this level of LNG terminal capacity, thus requiring further expansion.

New sources of global demand emerge each year including CGD, petrochemicals, heavy industry, fertilizer and power generation. Gas is a key feedstock for all these industries. Specifically, natural gas is used as feedstock to produce ammonia, a source of nitrogen essential for plants. Ammonia is further processed and combined with other plant nutrients like phosphorous and potassium to produce different types of fertilizer. Based on a study conducted by the Climate Scorecard titled “India Imports 82% of Its Oil Needs and Aims to Reach 67% By 2022,” 29% of India’s natural gas consumption went to the production of fertilizers, as it is characterized as an economically attractive transition fuel.

Booming population hubs, such as India and China, are presently looking to natural gas not only to meet their energy needs, but also as a feedstock for fertilizer and petrochemical industries. Consumers across the world are increasingly demanding access to natural gas because it is a cleaner, more sustainable energy source. We believe that our completely offshore, all-weather GBS terminals for liquefaction, storage, and re-gasification position us to enter markets across the globe that our competitors may not be able to serve adequately. This translates into the rising demand for gas, much of which must be procured via the LNG market.

Impact of Net-Zero Policies and the Move Away from Coal

Recently, a key source of additional demand for gas has come from western governments and multilateral policy makers. The most obvious is the move away from thermal coal as a fuel for new power generation facilities. While coal-fired power plants still supply around 35% of global electricity needs according to the Energy Institute’s “Statistical Review of World Energy” from 2023, the percentage of new-build power plants using coal is vastly lower for most countries. The reason for this is that western governments, export credit agencies and multilateral funding institutions have almost completely ceased funding for new coal-fired power plants.

While it is true that certain countries with robust domestic capital markets such as Japan, China and India still fund new-build ultra-super critical (“USC”) coal-fired power plants in their domestic markets, for countries dependent on foreign funding for new-build power plants, the coal-fired power option is very limited. In place of coal, a common alternative fuel to secure dispatchable (i.e., available at all times) new-build base-load power is gas (or diesel for some applications). Indonesia, which has traditionally funded most of its new-build power plants in the USD bank or bond markets, is a case in point. According to a Bloomberg article titled “Biden, Jokowi Unveil $20 Billion Deal to End Coal in Indonesia” dated November 15, 2022, Indonesian President Joko Widodo, under pressure from western governments and multilateral agencies, has stated that Indonesia (one of the world’s largest coal exporters) will move new-build power generation projects away from coal and toward alternative energy. LNG infrastructure could help to meet the immediate gaps that will be created if coal-fired power is not available in the future.

While the move away from coal for new-build power plants boosts the demand for gas, at the same time the move toward renewable energy sources provides gas with an additional boost. National and global policy makers speak of a “transition” from fossil fuels to renewables. While it is unclear if this transition is possible, the movement towards a “green transition” and “net zero” could have substantial positive implications for gas demand. The reason for this is that solar and wind power plants are “intermittent” (i.e., not available at all times) and, therefore, a “dispatchable” (i.e., available at all times) power source is required on short notice when wind and solar plants are not producing power (around 70% of the time). Gas power plants offer a source of dispatchable power.

Some gas energy activities have been entered officially into the EU “taxonomy” rulebook as “transition activities.” Based on an article published by DW on July 6, 2022 titled “European Parliament Backs ‘Green’ Gas and Nuclear Energy,” the European Parliament backed EU rules labelling some investments in gas and nuclear power plants as climate friendly. The new rules add gas and nuclear power plants to the EU “taxonomy” rulebook from 2023, enabling investors to label and market investments in them as green. This move by the EU was a recognition of the possibility that, without gas as a transition fuel to support intermittent renewables, the EU countries would potentially face an energy crisis marked by soaring energy prices, blackouts, lowered standards of living and possibly political-social unrest.

The EU is comfortable with natural gas since it is a cleaner energy source compared to other fossil energy sources. Based on the Energy Information Administration’s article dated November 7, 2022, titled “Natural Gas Explained,” the burning of natural gas results in fewer emissions of pollutants and carbon dioxide compared to burning coal or oil. Per one million British thermal units (“MMBtu”) of natural gas, only 117 pounds of CO2 are produced, compared to 200 pounds of CO2 produced per MMBtu of coal and over 160 pounds per MMBtu of fuel oil. According to an article dated August 22, 2023 titled “Energy and the Environment Explained,” the Energy Information Administration estimates that coal, which is used in many areas of the world because of low cost and relative ease of delivery, amounts to approximately 55 percent of all CO2 emissions within the electric power industry.

Gas is indispensable to the world economy. Based on a Forbes article titled “Global Energy Trends: Insights from the 2023 Statistical Review of World Energy” dated August 6, 2023, natural gas supplied some 23% of all global energy in 2022, while wind and solar combined were around 7.5%. Where gas replaces more polluting fuels, it improves air quality and limits emissions of carbon dioxide.

Energy Security

Global energy security concerns have intensified in the wake of recent geopolitical conflicts such as the Ukraine-Russia and Israel-Hamas conflicts, which has had a significant impact on the energy supply globally, driving concerns about supply reliability. Thus, many countries are keen to reduce their dependence on a single energy supplier or source and are reviewing their energy security strategies and increasingly incorporating LNG into their long-term energy plans to enhance resilience against supply disruptions, given the increase in LNG trade globally, and its increasing recognition as a cleaner energy source relative to traditional fossil fuels. For example, according to a Reuters article titled “European Demand to Boost LNG Competition Over Next Two Years – Shell” dated February 16, 2023, European countries, including the U.K., imported 121 million tons of LNG in 2022, an increase of 60% compared to 2021, which enabled them to withstand a slump in Russian pipeline gas imports following its invasion of Ukraine. India has also announced a target to increase the share of natural gas in energy mix to 15% by 2030, according to an article published by the Press Information Bureau Delhi on July 25, 2022 titled “Government Has Set a Target to Raise the Share of Natural Gas in Energy Mix to 15% in 2030.”

Transportation of LNG

Much of the world’s natural gas supply is delivered into areas of need using a sophisticated network of pipelines. But for parts of the world where access to natural gas pipelines is restricted due to technical or economic reasons, it is difficult to access this valuable energy source without LNG. While pipelines make sense in many situations, they can be technically challenging and costly to build and maintain. In most cases, it can be cost prohibitive to move natural gas across oceans via pipelines from areas where it is produced to where it is consumed. Liquefication and re-gasification solves this problem by transforming natural gas into a globally accessible product that can be delivered via vessel transport. The LNG process is relatively simple. First, natural gas is sourced from areas of the world in which there is a surplus, like the United States. Then LNG companies like Crown liquefy the gas by supercooling it to approximately –260 degrees Fahrenheit, or –162.2 degrees Celsius, according to the Energy Information Administration’s article dated November 7, 2022 titled “Natural

Gas Explained—Liquefied Natural Gas.” LNG is simply natural gas that, via this cooling process, has been changed from a gas into a liquid that is 1/600th of its original volume. This dramatic reduction allows it to be shipped safely and efficiently aboard specially designed LNG vessels to other regions that would otherwise not have access to the energy source.

Our Background and Business

Crown LNG was founded in 2016 in Oslo, Norway, with the mission of providing offshore LNG critical infrastructure suitable for year-round operations in harsh weather locations.

We design and seek to own and operate offshore LNG terminals in locations where onshore facilities may be difficult or less desirable as a result of harsh weather conditions, safety or environmental concerns, or cost.

Crown plans to be active in two critical parts of the LNG value chain: (1) liquefaction, where natural gas from producers is supercooled to a liquid for transport by ship as LNG, and (2) re-gasification (or “re-gas”), where the LNG is turned back into gas and delivered to consumers and businesses. Crown seeks to provide stable, secure, year-round LNG production and gas supplies to growing markets and locations exposed to harsh weather conditions. The company aims to expand the global market for LNG (particularly LNG supplied from the U.S.) and contribute to lower carbon emissions in the markets it serves by replacing coal and oil with LNG.

Where Crown Fits in the LNG Value Chain

We seek to avoid commodity price and volume risk. We do not intend to buy or sell LNG. Rather, we seek to build, own and operate the terminals in exchange for take-or-pay style fixed-price contracts. In the case of the re-gasification terminals, our customers will buy LNG from the global LNG market and pay us to store the LNG and re-gasify it. In the case of liquefaction terminals, we expect that our customers will be gas producers and aggregators seeking to sell their gas in the form of LNG to domestic and overseas markets. These liquefaction customers will pay on a liquefaction fee per MMBtu basis coupled with a minimum use-or-pay arrangement to assure bankability of our liquefaction terminals.

We have not achieved operating profitability in any quarter since our formation and we will continue to incur net losses until we can produce sufficient revenue to cover our costs. Since our founding, we have expended approximately $49.8 million on the development of our two initial LNG terminals. These are the Kakinada terminal, a 7.2 MTPA bottom-fixed storage and re-gasification terminal (“GBSRU”) to be located offshore and 19 km from the Landfall Point at Kakinada port in Andhra Pradesh, India; and the Grangemouth Project, a 5 MTPA floating storage and re-gasification terminal (“FSRU”) to be located in the Firth of Forth close to Grangemouth Port in Scotland. We estimate that approximately $33.7 million in additional capital investment will be needed to achieve FID for Kakinada where we are targeting FID in August 2025 and first gas in March 2028 following a 33-month engineering, procurement, construction, installation and commissioning

(“EPCIC”) period. We are also seeking approximately $5.9 million in additional capital investment to achieve FID for the Grangemouth Project where we are targeting FID in August 2024 and first gas in February 2027 following a 30-month EPCIC period.

In addition, we plan to expand our services to Newfoundland, Canada with a bottom-fixed liquefaction terminal (“GBLNG”) and Vung Tau, Vietnam, a bottom-fixed storage and re-gasification terminal. These two terminal plans are in relatively early development stages and may continue to evolve depending on the circumstances, and there can be no assurances these plans will be successful.

Our Technology and Advantages

The Offshore Advantage

Onshore operations face heavy permitting requirements anywhere in the world, but particularly in the United States. Before construction can begin, LNG terminal developers must expend substantial amounts of time, money and effort to resolve an array of land-use and zoning issues. Land costs in high-demand areas for onshore operation can undermine the success of new terminal projects as well. For any given onshore operation, valuable time and resources must be devoted to lobbying for proposed usage and gaining the approval of the surrounding community. In certain situations, an onshore terminal may be technically or commercially infeasible due to shallow draught, the requirement for expensive dredging, ship traffic or naval vessel considerations.

Gravity-Based Structures (GBS)

The offshore LNG terminal technologies (both liquefaction and re-gasification) typically employ floating solutions, which often require a breakwater or jetty to operate. Floating vessels are often too large to port during storms and are less likely to be able to operate during harsh weather. Floating vessels usually must cease operations during hurricane, monsoon seasons or other harsh weather. Floating solutions often result in an intermittent delivery model in regions that experience such weather conditions, which can be less economically feasible as intermittent delivery is not suited to meet 24/7/365 demand for energy, which is a core requisite for energy supply.

We believe GBS offshore liquefaction and re-gasification terminals will significantly reduce impacts and downtime resulting from extreme weather. This is accomplished through advanced facility design that improves and replaces floating and land-based alternatives for liquefaction and re-gasification. Our GBS facilities are designed to rest directly on the seabed. The rectangular concrete structure, built onshore in a drydock, is then towed to the offshore location, ballasted-down and commissioned. Our EPCIC consortium will be led by Aker Solutions with Wärtsilä Gas Solutions and Siemens Energy as sub-contractors. Aker Solutions will build the GBS in a drydock as close as possible to the offshore location where it will be installed. Aker, Wärtsilä Gas Solutions and Siemens Energy will build their deliverables as modules and ship these to the drydock where they will be installed on / inside the GBS. By building the process and utility systems as modules, the installation and hook-up time is significantly reduced.

The GBS effectively becomes an “LNG island” which is stationary and offers several operational and safety advantages. First, because the GBS does not move, there is no sloshing of LNG in the tanks which can damage the tanks of a floating system. Second, the GBS acts as its own breakwater and jetty, enabling LNG tankers to dock and unload on the leeward side of the GBS which shelters it from waves. Third, because the GBS will be located offshore (with a buried gas pipeline connected to a landfall point onshore), we can service ports which are too shallow for large vessels, eliminating the need for dredging, and without experiencing heavy vessel traffic.

Illustrations of a Gravity-Based LNG Terminal

Bottom-fixed GBS solutions for energy development have a nearly 50-year track record in the offshore energy sector, mainly used for offshore oil and gas production terminals in harsh weather locations. According to the Industrial Heritage of Ekofisk, a Norwegian Petroleum Museum, the world’s first concrete structure for the offshore petroleum industry was the Ekofisk 2/4T, built in Stavanger – Norway in 1971-73 to store oil when bad weather prevented offshore loading. Since that time, more than 30 GBS have been built for offshore oil and gas production, according to an article published by the American Concrete Institute in February 2019, titled “Offshore Concrete Gravity-Based Structures.” The first (and to-date, the only) GBS built for the LNG industry was the Adriatic LNG GBSRU, built in Spain in 2008 and then towed to an offshore site near Venice, Italy where it was commissioned in 2009 by Aker Solutions for ExxonMobil and Qatar Energy.

Alternative Offshore LNG Technologies

There are alternative, field-proven technologies for offshore LNG production and re-gasification:

Floating Liquefaction Terminal

Floating liquefaction terminals (“FLNGs”) operate in benign water and are connected to the ocean floor through a mooring system or are moored to a jetty. A typical newbuilt FLNG has a total production capacity of 3 to 6 MTPA, comprised of 2 to 5 MTPA of LNG. One disadvantage of the FLNG is that it may require a breakwater and/or jetty to operate successfully, adding another layer of complexity and capital expenditure that the GBS does not require. Another distinct disadvantage of a FLNG is that it may not be able to operate for as many days out of a given calendar year compared to our bottom-fixed solution, the GBS, in harsh weather areas. While a FLNG might be cheaper to produce at the outset, it cannot easily operate in rough seas in the manner that a GBS can. Thus, while a FLNG may lose days of productivity throughout the year (for instance, when a storm hits the area in which the vessel is stationed), a GBS can keep operating.

Floating Storage and Re-gasification Unit

FSRUs have similar difficulties operating at an efficient level during bouts of poor weather but, like FLNGs, has its own advantages in sheltered waters, according to an article published by the Standard Club in September 2019, titled “FSRUs Pose an Emerging Risk – But One Worth Taking.” A FSRU is generally cheaper and faster to complete compared to a GBSRU. In addition, instead of constructing a new FSRU, it is also possible to acquire an existing FSRU, as illustrated by Excelerate Energy’s acquisition of FSRU Sequoia from Anemoesa Marine in April 2023. It is also possible to acquire an existing LNG carrier unit and convert it to a FSRU, as illustrated by Snam S.p.A.’s (“Snam”) announced agreement with Golar in May 2022, where the plan was for Golar to convert its existing LNG carrier “Golar Arctic” into a FSRU, before delivering it to Snam. Such alternatives could potentially reduce the costs of, and accelerate the deployment of, re-gasification facilities to areas which need such capabilities in an urgent manner.

Accordingly, in areas in sheltered water with benign weather conditions, it may make commercial sense to consider deployment of a FSRU. As such, though not a part of our core business, we will also seek to develop, own, and operate FSRUs where we possess a competitive advantage. Our Grangemouth FSRU, for example, is envisaged to operate in the sheltered waters of the Firth of Forth and is therefore not expected to need a breakwater to operate year-round, and is expected to also deliver re-gasification capacity to the U.K. market in a more accelerated timeline, in line with the regulators’ strategic objectives.

Our Competitive Strengths

We believe we are well positioned to achieve our primary business objectives and execute our business strategies based on the following competitive strengths:

Growing Market Opportunities

For close to ten years, we have focused on leveraging our contacts and experience to identify growing LNG markets and develop an energy solution to meet rising demand where onshore or floating LNG solutions are inadequate. Our anchor GBSRU terminal in India is a key example. India’s population continues to grow and the country continues to attract significant domestic and foreign investment, according to an article published by the India Brand Equity Foundation on October 20, 2021, titled “India—An Attractive Destination for Foreign Investments.” The Indian government has set a target to increase the share of natural gas in the primary energy mix to 15% by 2030 from 6.7% in 2021, and India’s gas demand is expected to increase markedly from 59 BCM per year in 2022, reaching 136 to 198 BCM per year by 2030 and up to 286 BCM per year by 2050, according to the Ministry of Petroleum & Natural Gas article published on December 9, 2021, titled “Government Has Set a Target to Raise the Share of Natural Gas in Energy Mix to 15% in 2030.”

According to a study conducted by CRISIL in February 2019, titled “City Gas Distribution and Fertiliser Sector to Drive Gas Demand,” the growth in gas demand is being driven by demand from CGD, fertilizer, petrochemicals, heavy industry, and power generation. At the same time, multiple power generation assets across India have at times since 2020 been taken off line and made non-operational for lack of gas access. Based on a study conducted by the Energy Information Administration dated May 8, 2020, titled “Growth in India’s LNG Imports Will Depend on Completion of Connecting Pipelines,” India in recent years has imported LNG to supply at least 50% of the country’s natural gas needs. There are five LNG terminals operating on the western side of the Indian Peninsula. However, there are only two LNG terminals on the eastern side of the country. This LNG infrastructure gap is particularly stark at Kakinada Port in Andhra Pradesh not only because the region can benefit from a reliable supply of natural gas, but also because Kakinada already has gas distribution infrastructure in place via the East-West pipeline running via Hyderabad all the way to Gujarat. The East-West pipeline, owned by Pipeline Infrastructure Limited (“PIL,” a subsidiary of Canada’s Brookfield Infrastructure), is 48 inches in diameter and 1,480 km long, including spur lines and interconnects. Based on Pipeline Infrastructure Limited’s Annual 2022-2023 Report, this pipeline traverses five states from Kakinada in Andhra Pradesh to Bharuch in Gujarat, with design capacity of 85 mmscmd (30.6 BCM per year). However, the pipeline capacity utilization for the 12 months preceding March 2023 was approximately 28%, and contractual volume actually transported averaged only 23.68 mmscmd. We believe the availability of the East-West pipeline offers our customers the opportunity to sell gas locally as well as across the nation, but that the lack of an LNG receiving terminal at Kakinada has resulted in the pipeline’s low utilization. We believe there is an opportunity in Kakinada for our GBS solution and to offer reliable year-round natural gas to Kakinada, the state of Andhra Pradesh and the rest of India via the East-West pipeline.

We believe India is only the beginning for our GBS solution, which has a large addressable market across other harsh weather environments such as Asia, Europe, and the United States.

Proven and Innovative Technology

The natural gas and energy infrastructure industries are highly competitive. However, we believe Crown’s offshore GBS technology solution offers a competitive advantage with its proven and innovative technology.

First, during the project development process, we expect to be able to reach market faster than competitor offerings of either onshore or floating (FSRU/FLNG) solutions. We believe that our offshore GBS LNG infrastructure solution can more readily overcome permitting hurdles. For example, unlike onshore situations, Crown’s offshore GBS enables us to avoid land acquisition and land-related permitting issues altogether. We still must produce environmental impact assessments (“EIAs”) and FEED studies, as well as secure an array of permits and approvals for an offshore GBS, all of which require significant financial resources and time. However, we believe that these tasks can be completed more efficiently since the land acquisition and onshore permitting issues are not present.

Moreover, in contrast to floating solutions, we will not need to compete for shipyard capacity in order to secure a vessel. Rather, our EPCIC partners can build the GBS at a drydock near our client and then float the GBS to the desired location. We intend to use this strategy to secure project exclusivity and move through the de-risking process more quickly.

Second, we believe that we can offer our target customers greater security of supply in harsh weather situations compared to floating LNG infrastructure solutions (as discussed above). This is because floating units cannot easily operate while in rough seas. The GBS terminal offers a 365-day solution to operate in parts of the world where energy customers want to produce LNG or need natural gas but also experience rough weather conditions. Security of supply and continuity of operations are increasingly important considerations for energy consumers. There are also matters of safety, land availability, vessel traffic, dredging costs and naval use priorities which could cause energy customers to prefer an offshore GBS solution.

Third, while the Crown GBS offering is innovative, it is not new or un-tested and, therefore, can be readily accepted by our customers. The GBS technology has been proven over the course of nearly 50 years of experience, beginning with the Ekofisk 2/4 T, which became operational in 1974 off the coast of Stavanger, Norway.

Stable and Attractive Revenue Model Structured for Bankability

We seek to avoid commodity price and volume risk. We do not intend to buy or sell LNG. Rather, we seek to build, own and operate the terminals in exchange for take-or-pay style fixed-price contracts such as the TUAs.

In the case of the re-gasification terminals, our customers will buy LNG from the global LNG market and pay us to store the LNG and re-gasify it. In the case of liquefaction terminals, we expect that our customers will be gas producers and aggregators seeking to sell their gas in the form of LNG to domestic and overseas markets. These liquefaction customers will pay on a liquefaction fee per MMBtu basis coupled with a minimum use-or-pay arrangement to assure bankability of our liquefaction terminals.

The success of our LNG terminals will depend on our access to capital and risk mitigation. Therefore, we have developed a risk mitigation strategy which we believe will allow Crown to structure our LNG terminals so they are attractive to both equity investors and debt providers. First, we have identified potential customers which are creditworthy, such as entities who are government-backed or have a publicly verifiable history of financial performance. Second, we conduct our business using fixed price, take-or-pay revenue agreements to insulate Crown from commodity and volume risk. Third, we target attractive internal rate of returns (“IRR”). We expect that these three components— creditworthy customers, fixed prices and attractive IRRs—will provide our business with the dependable revenue it needs for long-term success.

Experienced Leadership with Industry Expertise

We have curated an experienced, skilled executive team to head our enterprise. We have drawn on industry experts to fill our highest leadership positions, knowing that officers with decades of experience in international energy production will be critical to our success. Moreover, our leadership team has combined experience operating business ventures in at least six countries, including China and India. We believe their breadth of experience will enable our leadership team to confidently engage cross-global partners in ambitious projects.

Strategic Partnerships with Blue-Chip Vendors

We have developed strategic partnerships with our chosen EPCIC contractors and subcontractors to ensure the highest quality gas liquefaction, LNG storage and re-gas services for our customers. We plan to work with Aker Solutions, which has 50 years of experience and is one of the most experienced contractors in the industry, for the building of our concrete GBS platforms. Partnering with Aker Solutions comes with several advantages: cost efficient and low risk construction; benefits to the local economy; predictable and cost-efficient towing and installation; and scalability. We have made careful choices for subcontractors as well and plan to partner with subcontractors such as Wärtsilä Gas Solutions, which produces systems for re-gasification, boil-off gas handling and fuel-gas handling; Siemens Energy, which provides solutions for power generation and electrical distribution system; and Platform Control Systems, which has expertise in both onshore and offshore facilities.

Our Initial LNG Terminal Projects

Our anchor projects are in two key markets: India and the U.K. In India, we expect to benefit from the Indian government policy to increase use of natural gas, replacing oil and coal. India is targeting an increase in gas mix from approximately 6.7% of primary energy in 2021 to a goal of 15% by 2030, and India’s gas demand is expected to increase from approximately 59 BCM per year in 2022 to an estimated 137 to 198 BCM per year by 2030, according to an article published on December 9, 2021 by the Ministry of Petroleum & Natural Gas titled “Government Has Set a Target to Raise the Share of Natural Gas in Energy Mix to 15% in 2030.” The country has a growing gas distribution infrastructure in place. With the currently under-utilized East-West pipeline, we expect potential customers to be able to deliver their gas from Kakinada all the way to Gujarat in the western part of India, via Hyderabad in Andhra Pradesh.

In Scotland, we see a market opportunity in light of the ongoing conflict in Ukraine, which is driving the U.K. to strive for energy independence and diversification. The U.K. relies heavily on pipeline imports with only three operational LNG import terminals, according to an article published by S&P Global titled “UK Scours Market for New Gas, LNG Supply Deals as Pound Weakness Bites” dated September 26, 2022. S&P Global data indicates that LNG imports increased 74% in 2022 from the previous year and accounted for almost half of the total U.K. gas imports. Additionally, the U.K. market is currently also receiving support from Department for Energy Security and Net Zero which is seeking to expedite the development process for LNG terminal projects.

The Kakinada Terminal (India)

The Kakinada terminal, a 7.2 MTPA GBSRU, will be located offshore and 19 km from the Landfall Point at Kakinada Port. The Kakinada terminal will rest securely on the ocean floor in 20 meters of water where it will store LNG and supply gas to our customers via a 19 km buried pipeline. We are working with various departments of the Indian government and the Government of Andhra Pradesh (“GoAP”) to process a full-year, 365-day operating license (described below). This 365-day license is based on our stable, all-weather GBS terminal design. Comparable proposed floating solutions for LNG delivery on the east coast of India have been approved for operation for just 270 days per year, which does not allow such solutions to offer reliable year-round natural gas to the east coast of India. A breakwater will be required for any LNG floating solution on the east coast of India.

The preliminary FEED study for the Kakinada terminal has been completed by our EPCIC contractors and subcontractors, Aker Solutions, Wärtsilä Gas Solutions and Siemens Energy. We are targeting FID for Kakinada in August 2025 and first gas in March 2028 following a 33-month EPCIC period. Kakinada is planned to be built under a turnkey EPCIC contract by our main contractor, Aker Solutions, with Wärtsilä Gas Solutions and Siemens Energy as subcontractors.

We are in discussions with a number of high-quality Indian energy customers, which we expect will enter into several take-or-pay style TUAs. We expect that these TUAs will cover a mix of terms consisting of 20-year (the typical term for anchor TUAs in India), 10-year, 5-year, and spot contracts.

The Grangemouth Terminal (Scotland)

The Grangemouth terminal, a 5 MTPA FSRU, will be located in the Firth of Forth and moored close to the Grangemouth Port, which is Scotland’s busiest commercial port, lying midway between Edinburgh and Glasgow in the center of the Midland Valley. As our FSRU will be moored in the Firth of Forth in sheltered waters, GBS technology will not be required for this application. The Grangemouth terminal seeks to address the U.K.’s increasing drive for energy security in the context of the Ukraine War’s impact on energy markets. Currently, the U.K. relies on just three facilities for LNG imports, which saw a demand increase of 74% from 2021 to 2022.

For the Grangemouth terminal, we have entered into an exclusivity agreement with GBTRON Lands Limited (“GBTRON”), a related party of ours as further described in “Certain Relationships and Related Person Transactions — Crown — GBTRON Agreement,” for the use of the proposed offshore site in the Firth of Forth. We expect that the proposed site will be suitable for LNG vessel access. However, we will need to conduct a seabed survey as part of the pre-FID work to determine which modifications may be needed. Existing gas grid access is available within ten miles of the proposed site location.

GBTRON has had discussions with the Scottish government regarding an arrangement to enter into a take-or-pay contract for the Grangemouth terminal. We and GBTRON also plan to reserve MTPA for a CCGT which GBTRON Power Limited (“GBTRON Power”) intends to build onshore at the Grangemouth Port.

Approvals and Permits

The development of large infrastructure projects such as our initial LNG terminals are highly regulated by the relevant authorities. We work closely and expect to continue working closely with the applicable authorities to secure the requisite permits and approvals for our projects. However, there can be no assurance that we will obtain the requisite permits and approvals for our projects. For more information, please see “Risk Factors — Risks Related to Crown’s Legal and Regulatory Compliance — Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the design, construction and operation of Crown’s LNG terminals could impede operations and construction and could have a material adverse effect on Crown’s business.”

The Kakinada Terminal

Our GBS solution for the re-gasification terminal to be located in Kakinada has been fully licensed by the Indian Ministry of Environment, Forest & Climate Change (the “MOEF”). In February of 2021, the Indian government approved our company for a 365-day operation in the Bay of Bengal. This approval makes our company the first offshore re-gasification solution to obtain a 365-day operation approval in the Bay of Bengal. Further, an EIA has been completed by the engineering and consultancy firm, L&T–RAMBØLL Consulting Engineers Limited (“L&T-Ramboll”). We have also secured the right to develop the Kakinada terminal under agreement with Kakinada Ports Authority and received Consent for Establishment from the Andhra Pradesh Pollution Control Board (“APPCB”).

Crown’s rights to develop the Kakinada terminal derive from our Exclusivity Agreement dated June 3, 2020 with EAST, the majority shareholder of KGLNG. Pursuant to the Exclusivity Agreement as amended, KGLNG holds the license with the MOEF and is the legal party to all permits, approvals and licenses associated with the Kakinada terminal. The Exclusivity Agreement grants Crown the exclusive right to develop, operate, own and lease to KGLNG the Kakinada terminal and the Kakinada sub-sea pipeline. On August 3, 2023, Crown, EAST, Crown India AS and PubCo entered into the KGLNG Agreement, which provides that EAST will grant to Crown India AS, (i) the right to all future distributions from KGLNG in connection with the Kakinada terminal and (ii) an option to purchase all of the KGLNG shares held by EAST exercisable after the Closing of the Business Combination. For more information, see “Certain Relationships and Related Person Transactions — Crown — KGLNG Agreement “and “— Exclusivity Agreement between Crown India Limited and EAST.”

Below is a list of relevant permits, approvals, licenses and agreements which KGLNG has received or entered into in relation to the Kakinada terminal.

Ministry of Environment Forests and Climate Change

•	Environment Clearance (the “EC”) and Coastal Regulation Zone clearance (the “CRZ Clearance”), dated July 4, 2016, was issued by the MOEF to KGLNG for development of a FSRU.

•

An amended EC and an amended CRZ Clearance was issued by the MOEF to KGNLG approving the development of GBSRU (i.e., approving the change in technology from FSRU to GBS) by KGLNG at the Kakinada deepwater port, dated June 18, 2021. The EC is valid for a period of ten years i.e., until July 3, 2026.

Andhra Pradesh Pollution Control Board

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Consent order for establishment dated June 8, 2016 (the “Original CFE”) was issued by the APPCB to KGLNG for development of: (i) an onshore land fall point; and (ii) an offshore jetty/mooring system floating storage unit and floating re-gasification unit, along with a subsea pipeline from the FSRU to the onshore land fall point, at Kakinada deepwater port.

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An amendment dated July 6, 2022 to the Original CFE (the “Amended CFE”) was issued by APPCB to KGLNG approving the development of a GBSRU, instead of a FSRU (based on which the Original CFE was issued).

•	The validity of the Original CFE was seven years from the date of issuance (i.e., until June 7, 2023).

•	An application to confirm the extension of this validity is currently pending, and we expect to receive the approval of the extension prior to FID.

National Board of Wildlife

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Recommendation, dated September 21, 2016, was issued by the Standing Committee of the National Board of Wildlife to develop a FSRU by KGLNG for import of liquefied natural gas at a distance of 3.5 km from the boundary of the Coringa Wildlife Sanctuary.

•	An application has been made and is pending to amend the relevant approval from FSRU to GBS.

Kakinada Sea Ports Limited (“KSPL”)

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On June 27, 2013, Kakinada Sea Ports Limited (“KSPL”) and KGLNG entered into a Port Services Agreement (the “Original Port Services Agreement”), which provided KGLNG the right to build, own and operate a LNG terminal in Kakinada Deepwater Port. KGLNG thereafter performed extensive development work, including the successful completion of the EIA in November 2015, the receipt of the EC and CRZ Clearance from the MOEF in June 2016, the receipt of the Original CFE from the APPCB in June 2016 and the receipt of permission from the Standing Committee of the National Board of Wildlife to develop a FSRU in September 2016.

•	On September 2, 2023, KSPL and KGLNG entered into a new Port Services Agreement with similar terms as the Original Port Services Agreement.

Government of Andhra Pradesh (“GoAP”)

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In-principle approval dated July 30, 2016 was issued to KGLNG by the Energy, Infrastructure & Investment (Ports. II) Department, GoAP, for development of the Kakinada terminal at Kakinada Deepwater Port. This approval remains subject to certain terms and conditions, including:

1.	Permission from Navigational Safety in Ports Committee under the Ministry of Shipping, Mumbai.

2.	Acceptance from KSPL of KGLNG’s Change in Technology from FSRU to GBSRU.

3.	Permission from the GoAP for laying of subsea pipelines of approximately 19 km from the LNG terminal to the land fall point.

Other Relevant Approvals Prior to Construction

There are other approvals required prior to construction. Crown and KGLNG intend to apply for these prior to commencement of construction of the Kakinada terminal, given these approvals will require construction and design specifics available only at FID.

The Grangemouth Terminal

Crown’s rights to develop the FSRU terminal in Grangemouth, Scotland derive from our Exclusivity Agreement dated August 27, 2020 with GBTRON which provides Crown with the exclusive right to develop, build, own and operate a FSRU located near Grangemouth Port in the Firth of Forth and to provide storage and re-gasification services to GBTRON for its planned CCGT project and other potential customers. GBTRON has entered into a separate agreement with Grangemouth’s port authorities giving GBTRON certain rights which include land rights and rights to develop a gas-fired power plant, rights to provide services from a 5 MTPA FSRU, rights to enter into TUAs for the FSRU and mooring rights for the FSRU (the “Port Authorities Agreement”).

On August 3, 2023, Crown, GBTRON and PubCo entered into the GBTRON Agreement, which provides that GBTRON will (a) set up NewCo and transfer its rights and obligations under the Port Authorities Agreement to NewCo and (b) grant to Crown an option to purchase all the shares of NewCo exercisable after the Closing of the Business Combination. Specifically, the enumerated rights which are currently held by GBTRON and will be transferred to NewCo are as follows:

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The rights to moor and operate the FSRU at the anchorage, connect the FSRU to the gas grid connection point, maintain an onshore supply and crew transfer base at the location pursuant to a sub-lease agreement between GBTRON and NewCo against a lease payment from NewCo to GBTRON reflecting the lease payments due by GBTRON directly relating to such rights under the Port Authorities Agreement (on a “pass through” basis without any uplift) and a lease period reflecting the land lease by GBTRON under the Port Authorities Agreement;

•	Exclusive rights to operate the FSRU, including the right of way to connect to the gas grid of Scotland;

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Exclusive rights to sign all TUAs with U.K. or international clients for use of the FSRU for import and re-gasification of LNG including, but limited to, GBTRON’s affiliates (e.g., in relation to the gas fired power plant, hydrogen manufacturing, ISO container distribution center for delivering LNG by trucks/rail to the automotive, industrial and off-grid sector);

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Any and all documents and summary of communication regarding the FSRU rights governed by Port Authorities Agreement, including pre-application documentation prepared and communication in relation to any applications for approval of the FSRU;

•	Other relevant rights relating to the FSRU under the Port Authorities Agreement; and

•	The rights and obligations of GBTRON under the Exclusivity Agreement.

For more information, see “Certain Relationships and Related Person Transactions — Crown — GBTRON Agreement” and “— Exclusivity Agreement between Crown and GBTRON.”

Crown, through GBTRON, plans to begin the consenting process with the Scottish government upon completion of the Business Combination. We are targeting completing the consenting process within seven months from the Closing of the Business Combination and are targeting FID in August 2024 and first gas in February 2027 following a 30-month EPC period.

Crown plans to commence this consenting process through engagement with the Scottish government called a Pre-Application Consultation (“PAC”). This PAC and the follow-on process is well-structured and designed to facilitate coordination between the applicant and the Scottish government and local authorities. GBTRON Power has already begun this process and Crown may be able to benefit from GBTRON’s experience.

Below is a list of relevant permits, approvals, licenses and consents which GBTRON must secure in order to develop Grangemouth into a LNG terminal project.

Scottish Government Marine Directorate

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A marine license will be required for the construction of the moorage and related infrastructure where the FSRU will be located. Depending on environmental factors, the license application might require an environmental impact assessment and a habitats regulation assessment as well as a license to disturb European protected species. Relevant considerations include any marine plan for the area and the impact that an activity will have on the environment, human health, and legitimate uses of the sea, such as any potential obstructions or dangers to navigation which may arise, either while the works are being carried out or once they have been completed.

North Sea Transition Authority (previously known as the Oil and Gas Authority)

•	A license for unloading of gas to the FSRU, and for storage of gas at the FSRU, will be required.

•	A pipeline works authorization for the construction and use of a gas pipeline from the FSRU to the low-water line at the point that the gas pipeline comes ashore will be required.

Crown Estate Scotland

•	A lease from Crown Estate Scotland for the seabed where the FSRU will be located and over the route of the gas pipeline from the FSRU to shore will be needed.

Forth Ports

•	Exclusive right to develop the FSRU in the Firth of Forth, acquired from GBTRON by means of the GBTRON Agreement, which has been executed as of August 3, 2023.

•	A lease of the land at the point where the gas pipeline from the FSRU comes ashore (if the pipeline comes ashore on land owned by Forth Ports) will be needed from Forth Ports.

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Depending on the location of the point where the gas pipeline comes ashore, a harbor revision order may be required. Ports’ rights to operate in the United Kingdom are generally governed by legislation and alterations to ports may require a change to that legislation, known as harbor revision orders.

Fife Council

•	Planning permission for the onshore gas pipeline from shore to Scottish Gas Network (“SGN”) gas connection point and the gas injection facility at the gas connection point.

SGN

•	A connection agreement (known as a network entry agreement) with SGN as operator of the gas network into which the gas pipeline will connect will be needed.

Third Parties

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A lease (or other form of land right) over the onshore route of the gas pipeline from the point at which the gas pipeline comes ashore to the point at which the gas pipeline connects to SGN’s gas network.

This list is not exhaustive, and Crown expects that there will be additional requirements imposed by both the Scottish government and local authorities which will include, but not be limited to, an EIA and various local community consultations. There can be no assurance that Crown and GBTRON will be successful in securing these and other permits, approvals, licenses and consents in a timely manner or at all. For more information, please see “Risk Factors — Risks Related to Crown’s Legal and Regulatory Compliance — Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the design, construction and operation of Crown’s LNG terminals could impede operations and construction and could have a material adverse effect on Crown’s business.”

Funding

We have budgeted approximately $33.7 million and $5.9 million to achieve FID for the Kakinada and Grangemouth terminals, respectively. Based on financial projections, the majority of the Kakinada expenditure is expected to be for technical and seabed survey work to ensure that the 40-meter high GBSRU will be situated properly on a level seabed at 20 meters depth. The EIA for Kakinada has already been completed by the engineering and consultancy firm, L&T–RAMBØLL Consulting Engineers Limited.

The majority of the Grangemouth expenditure is expected to cover legal, consulting and licensing costs. There will be some seabed survey work, but we plan to locate the Grangemouth FSRU in the Firth of Forth in 18 meters of water and we do not believe dredging or breakwater will be required.

Upon FID, we intend to utilize project financing to provide the funding for the EPCIC work related to each terminal, consistent with industry practice for such infrastructure projects. Based on management estimates, the overall capital required for the EPCIC work will be approximately $1 billion for the Kakinada terminal and approximately $533 million for the Grangemouth terminal. These estimates include EPCIC, IDC and financing costs. We will seek to raise third-party equity sourced from strategic and financial investors through the issuance of new shares at each of the project companies, and intend to fund the remaining capital through non-recourse project debt financing. Based on credit reports from Standard & Poor’s on May 18, 2023 and April 21, 2023, Moody’s on July 21, 2023 and October 20, 2023, and Fitch on June 2, 2023 and May 8, 2023, both the United Kingdom and India are investment grade countries with ready access to equity and debt funding for projects which are supported by bankable EPCIC and take-or-pay revenue contracts. There is no assurance that we will be able to raise additional funding on commercially acceptable terms or at all.

Our Customers

We seek to avoid commodity price and volume risk. We do not intend to buy or sell LNG. Rather, we seek to build, own and operate the terminals in exchange for take-or-pay style fixed-price contracts. In the case of the re-gas terminals, our customers will buy LNG from the global LNG market and pay us to store the LNG and re-gas it. We target a customer base consisting of energy state owned enterprises, governments and well-capitalized corporations which require a reliable, year-round supply of LNG.

In the case of liquefaction terminals, we expect that our customers will be gas producers and aggregators seeking to sell their gas in the form of LNG to domestic and overseas markets. In management’s view, these liquefaction customers will pay, in accordance with standard industry practice, on a dollar per MMBtu basis coupled with a minimum use-or-pay arrangement to assure bankability of Crown’s liquefaction terminals. We expect that our customer base will be concentrated with a small number of customers taking the vast majority of our liquefaction, storage and re-gas services.

Our LNG Terminal Project Pipeline

We have two near-term projects currently in preliminary planning: a GBSRU terminal in Vung Tao, Vietnam and a GBLNG terminal in Newfoundland, Canada.

Vung Tau, Vietnam

We believe that Vietnam presents a unique market opportunity because of its dual storm season and harsh weather storm record. PetroVietnam Gas (“PVG”) operates the onshore 1 MTPA Thi Vai LNG Terminal in Vung Tau to supply two gas-fired CCGTs in the south of the country. The Thi Vai LNG terminal is expected to supply up to 850,000 tons of LNG each year from 2023 to 2027. However, Vietnam’s Power Development Plan aims for total installed capacity of gas-fired CCGTs to reach 37.33 GW by 2030. Currently, most of Vietnam’s base load power comes from coal and there is much international pressure on Vietnam to “transition” away from coal. On May 15, 2023, Vietnam’s Prime Minister, Pham Minh Chinh, approved a blueprint to reduce the use of coal-fired power in pursuit of a goal of achieving net-zero emissions by 2050. However, we believe that Vietnam will likely need to increase its use of LNG to achieve this goal. Given Vietnam’s harsh-weather conditions and the lack of LNG terminal capacity to handle such an increase, we believe there is a substantial opportunity in Vietnam for Crown to supply year-round LNG storage and re-gas capacity.

Newfoundland, Canada

Our proposed Fermeuse GBSLNG terminal in Newfoundland, Canada is planned to be a liquefaction terminal. Liquefaction terminals have a much higher capital expenditure requirement per ton of capacity than storage and re-gas terminals due to the special equipment and EPCIC techniques required.

The chosen site for future development is Fermeuse Harbour, which has around 20 meters of natural water depth. This site is optimal not only because of its natural depth but also because it offers 1,400 acres of support area where the GBLNG can be built in drydock, as well as power grids less than two km away from the anticipated site. Almost 132 acres have been previously approved for a marine support Base and gas-fired power plant. We plan to build the pipelines to carry gas from the extensive gas reserves offshore the Atlantic coast of Canada to the GBLNG to be liquefied and exported.

We believe Newfoundland provides a strategic market opportunity because of its extensive gas reserves. Despite producing over 16.1 billion cubic feet (“BCF”) of natural gas each day, at the present time, Canada does not have any LNG export facilities—a gap we can help to fill. According to a report from the Canadian Energy Centre, dated of September 7, 2022, by 2035, some estimates have shown that Canada has the potential to supply the world with nearly 39 BCM of LNG.

Our Contractors / Subcontractors

Aker Solutions

We plan to work with Aker Solutions, which has 50 years of experience and is one of the most experienced contractors in the industry, for the building of our concrete GBS platforms.

Aker Solutions is a world leading EPCIC contractor of offshore concrete GBS energy installations, with decades of dominance in the field. To date, Aker Solutions has been involved in 25 out of the 26 GBS installations built in offshore oil and gas business. With a focus on digital technology, Aker Solutions focuses on delivering complex energy projects in a safe, predictable, and sustainable way to accelerate the transition to sustainable energy production. Aker Solutions specializes in (1) the full value chain of project execution in the oil and gas space from front-end studies and engineering services, through to installation and commission, (2) renewable energy solutions, (3) low carbon oil and gas solutions, (4) fixed and floating solutions, (5) subsea production systems, and (6) maintenance, modifications and decommissioning. Aker Solutions is listed on the Oslo Stock Exchange with a market capitalization of approximately $4.6 billion as of September 1, 2023.

Wärtsilä Gas Solutions and Siemens Energy

We plan to partner with Wärtsilä Gas Solutions and Siemens Energy as subcontractors.

Wärtsilä Gas Solutions is a process system supplier. Wärtsilä Gas Solutions is a global leader in innovative technologies and lifecycle solutions for the marine and energy markets. To date, Wärtsilä Gas Solutions has delivered more than 20 re-gasification installations. Wärtsilä Gas Solutions specializes in (1) gas carrier solutions, (2) FSRU solutions, (3) fuel and gas solutions, (4) volatile organic compounds recovery and offshore solutions, (5) terminal solutions, (6) conceptual solutions and engineering studies, and (7) biogas solutions. Wärtsilä has committed to an ethical and sustainable stance in the market to shape the decarbonization transformation. Wärtsilä Gas Solutions is listed on Nasdaq Helsinki with a market capitalization of approximately $7.5 billion on September 1, 2023.

With a company history that dates to 1866, Siemens Energy (which became its own entity in 2020) is a power generation and electrical distribution systems supplier. It specializes in both onshore and offshore installations and to date, they have installed over 6,750 gas turbines around the world. The Siemens Energy portfolio covers the whole spectrum of applications to design, finance, build, operate, and maintain modern smart grid and power distribution systems. Siemens Energy is listed on the Frankfurt Stock Exchange with a market capitalization of approximately EUR 10 billion as of September 1, 2023.

Our Competition

Our primary business is in LNG terminals to develop offshore LNG terminals. We primarily focus on offering our GBS LNG terminal solutions to locations exposed to harsh weather conditions. We are unaware of any existing competitor focusing on this solution and believe that we are well positioned to be a leading developer and operator in the LNG infrastructure space. To our knowledge, no competitor has brought a GBSRU project as close to execution as we have with the Kakinada terminal, the sole precedent project being the Adriatic LNG GBSRU which Snam, ExxonMobil and Qatar Energy brought into operation in 2009.

We may compete with companies offering floating liquefaction and/or floating re-gasification solutions on a lease-based type of contract such as Excelerate Energy, Exmar, Höegh LNG, Golar LNG, New Fortress Energy and BW LNG. To our knowledge, we do not compete directly with the major liquefaction and/or re-gasification companies like Shell, ExxonMobil, Cheniere Energy, TotalEnergies, Chevron, and Tellurian.

For projects where a floating terminal solution may be a feasible alternative, the FLNG / FSRU companies listed above may be seen as competitors. The FLNG market segment is mainly operated by the major oil and gas companies. To date, we are only aware of one company, Golar LNG, who may currently offer FLNG solutions on lease-based contracts. The existing FSRU market is highly competitive, and we do not plan to enter this market segment on a competitive basis. We will seek exclusive rights to the LNG infrastructure project before we start project development, by leveraging our proprietary network in new untapped markets and ability to design innovative solutions.

OUR COMPETITIVE LANDSCAPE

Human Resources & Social Responsibility

Human Capital Resources & Recruiting

We place a premium on attracting and retaining high-performing talent. With more than 90 years of cumulative experience in a combination of the following areas: oil and gas trading, marketing project finance and execution of major construction projects, our senior executives are prepared to not only oversee the completion of our anchor projects but continue to push our solution into new territories. To engage with dexterity in each country wherein we operate, Crown employs five executives as “Country Heads”: one each for the U.K., India, Canada, Africa, and Spain. Our Spain Country Head executive also covers operations within South America generally. We believe our recruiting and staffing process uniquely positions us to run an efficient business. Finally, we offer employees pay and benefits which we believe to be competitive within the industry, ensuring retention of key employees.

Diversity, Equity, and Inclusion (“DEI”)

As a company that operates on a global scale, we work with a diverse array of colleagues, customers, and communities. As such, we are committed to cultivating and preserving a culture of diversity, equity, and inclusion. To maintain this environment, we fully observe all federal, state, and local laws regarding workplace discrimination, harassment, and unlawful retaliation.

Health & Safety

The well-being of our employees, contractors, and surrounding communities are of the utmost importance to us. First and foremost, we recognize the value of human life, and prioritize the health and safety of people. While we anticipate our solutions will allow for production in harsh weather settings, they will be designed to do so without sacrificing safety in the process. Second, for our business to thrive, our employees and customers must be able to trust that the work environment and products are safe. Any health and safety incident involving LNG may lead to restrictions on the industry, which could result in difficulties obtaining permits and buyers. To mitigate this risk, we implement and maintain policies, practices, and controls of the highest caliber to ensure we are not merely in compliance with health and safety regulations, but actively pursuing the safest protocols possible.

CROWN’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Crown LNG Holding AS should be read together with our audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2023 and 2022, together with related notes thereto. In addition to historical information, some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” elsewhere in this proxy statement/prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, all references in this section to the “Company,” “Crown,” “we,” “us,” or “our” refer to the business of Crown LNG Holding AS and its subsidiaries prior to the consummation of the Business Combination.

Overview

Crown LNG was founded in 2016 in Oslo, Norway, with the mission of providing offshore LNG critical infrastructure suitable for year-round operations in harsh weather locations. We design and seek to own and operate all-weather liquefied natural gas (“LNG”) liquefaction and re-gasification terminals, utilizing bottom-fixed, gravity-based structures. While floating technology solutions are not part of our core business, we will also seek to develop, own and operate floating storage and re-gasification units (“FSRU”) where we possess a competitive advantage for doing so.

We believe there is a market opportunity for our LNG infrastructure, which is expected to grow along with the growth in LNG supply and demand. Morgan Stanley projects that global LNG demand will reach 570 MTPA in 2030 compared to 400 MTPA in 2022. We believe we are well positioned to take advantage of this growth in LNG demand given the key advantages of offshore LNG import and export facilities over onshore technology. These advantages relate to regulatory demands, environmental impact, land acquisition, security requirements and overall cost.

We plan to be active in two critical parts of the LNG value chain: (1) liquefaction, where natural gas from producers is supercooled to a liquid for transport by ship as LNG, and (2) re-gasification (or “re-gas”), where the LNG is turned back into gas and delivered to consumers and businesses. We seek to provide stable, secure, year-round LNG production and gas supplies to growing markets and locations exposed to harsh weather conditions. We aim to expand the global market for LNG (particularly LNG supplied from the U.S.) and contribute to lower carbon emissions in the markets we serve by replacing coal and oil with LNG.

Our Revenue Model

We seek to avoid commodity price and volume risk. We do not intend to buy or sell LNG. Rather, we seek to build, own and operate the terminals in exchange for take-or-pay style fixed-price contracts. In the case of the regasification terminals, our customers will buy LNG from the global LNG market and pay us to store the LNG and regasify it. In the case of liquefaction terminals, we expect that our customers will be gas producers and aggregators seeking to sell their gas in the form of LNG to domestic and overseas markets. These liquefaction customers will pay on a liquefaction fee per MMBtu basis coupled with a minimum use-or-pay arrangement to assure bankability of our liquefaction terminals.

The Business Combination

On August 3, 2023, we entered into the Business Combination Agreement with Catcha, PubCo and Merger Sub, pursuant to which (i) on the Merger Effective Date, Merger Sub will merge with and into Catcha, with

Catcha surviving as the surviving company and becoming a wholly owned subsidiary of PubCo and (ii) following the Merger, subject to the terms and procedures set forth under the Business Combination Agreement, the Crown Shareholders will transfer to PubCo, and PubCo will acquire from the Crown Shareholders, all of the ordinary shares of Crown held by the shareholders in exchange for the issuance of the number of newly issued PubCo Ordinary Shares equal to (x) a transaction value of $600 million divided by (y) a per share price of $10.00.

Following the consummation of the Business Combination, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Catcha will be treated as the “acquired” company for financial reporting purposes, and we will be the accounting “acquirer.” See “Unaudited Pro Forma Condensed Combined Financial Information” for additional information on the Business Combination and the expected financial impact.

As a result of the Business Combination, PubCo will become a publicly traded company with its stock trading on either the NYSE or Nasdaq, which will require PubCo to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. PubCo expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources, including personnel costs, audit and other professional services fees.

Key Factors Affecting Our Prospectus and Future Results

Our operations to date have been limited to business planning, raising capital, and development activities relating to the LNG terminals in our pipeline. We do not have any project in our pipeline generating revenue currently and have not recognized any revenue to date. Our net income / (losses) were $(15.5) million and $2.3 million for the six months ended June 30, 2022 and 2023, respectively, and $(4.7) million and $(27.9) million for the years ended December 31, 2021 and 2022, respectively.

We believe that our performance and future success depend on a number of factors that present significant opportunities, but also pose risks and challenges; these include our ability to develop, construct, finance and secure commercial contracts for the LNG terminals in our pipeline, and the other factors discussed under the section titled “Risk Factors”. We expect to continue to incur significant expenses and operating losses for at least the next several years associated with our ongoing activities, until we successfully complete our LNG terminals, secure commercial contracts and commence operations.

We anticipate the Kakinada and Grangemouth Projects to be operational at the earliest in 2027 and 2028, respectively, and to begin generating revenues around that period, if at all. Major remaining development activities relating to the commencement of operations for these terminals are similar to other large-scale infrastructure projects in the oil and gas sector. They include, but are not limited to: conducting a FEED study, securing and signing all required terminal usage agreements with customers, securing all required regulatory approvals from relevant authorities, structuring the projects to attract any required equity and debt financing, achieving FID, initiating the EPCIC process, and working with partners to construct and commission the terminals.

Key Components of Results of Operations

We are a development stage company, and our historical results may not be indicative of our future results. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or future results of operations.

Revenue

We do not have any project in our pipeline generating revenue and have not recognized any revenue to date.

We are currently developing the Kakinada and Grangemouth Projects. The Kakinada Project is expected to have a capacity of 3 Bcf/d with an FID target date in August 2025 and a first gas target date in March 2028, following a 33-month EPCIC period. The Grangemouth Project will have a capacity of 5 MTPA; however, the FID will require only 2 MTPA capacity booked. We intend to re-allocate our resources to spot contracts in anticipation of its FID target date in August 2024 and its first gas target date in February 2027. Upon completion of the terminals and commencement of operations, we expect the Kakinada and Grangemouth Projects to generate revenues of over $280 million and $160 million per year respectively, assuming a contracted utilization rate of 7.2 MTPA and 3.0 MTPA respectively. Please see the section titled “Information About Crown” for more information.

Operating Expenses

Operating expenses consist of employee benefit expenses, other operating expenses, and depreciation and impairment expenses. Consulting fees and project costs related to our project development, audit, and accounting fees are the most significant component of our other operating expenses, which includes seabed surveys expense and payments to consultants.

We expect to continue to invest substantial resources to support our growth and anticipate that each of the following categories of operating expenses will increase in absolute dollar amounts for the foreseeable future.

Upon completion of the Kakinada and Grangemouth Projects and commencement of operations, we also expect to incur significant additional related expenses, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative, and other costs.

Employee Benefit Expenses

Employee benefit expenses comprise all types of remuneration to personnel employed by the company and are expensed when earned. Employee benefit expenses generally consist of management for hire and remuneration to our board of directors. We present fees related to management-for-hire as employee benefit expenses, as such fees are paid to individuals working for the company under our discretion in the same way as individuals who are regarded as employees for legal or tax purposes and where the services rendered are similar to services typically rendered by employees.

We expect that employee benefit expenses will increase in the future in connection with the projects advancing with funding, where headcount is expected to expand for development of the projects and for other general and administrative purposes, as well as in connection with increased fees for directors and management for hire.

Additionally, we expect to incur increased costs associated with establishing sales, sales and administrative expenses, marketing expenses, and commercialization expenses prior to the company reaching first-gas.

Other Operating Expenses

Other operating expenses are recognized when they occur and represent a broad range of operating expenses incurred by us in our day-to-day activities. Other operating expenses mainly consist of consulting fees related to our project development, audit and accounting fees. Certain board members have provided services to us via our respective consulting companies.

We expect to incur additional other expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and stock exchange listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services.

Upon completion of the terminals and commencement of operations, we also expect to incur additional related expenses, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative, and other costs.

For further information about transactions with related parties, see “Certain Relationships and Related Person Transactions — Crown.”

Depreciation and Impairment

Depreciation and impairment expenses consist primarily of depreciation of our right-of-use assets, which are our lease of office space and lease of office equipment. However, the lease of office space was terminated in June 2022, after signing a settlement agreement with the lessor. As a result, the right-of-use asset for the lease of office equipment has been impaired.

We do not expect to incur significant depreciation or impairment expenses in the near future.

With respect to the Kakinada and Grangemouth Projects, we are currently in the development stage and plan to make significant investments in the future relating to our terminals currently under development. If and when such investments are made, we may incur material depreciation expenses and may also be required to record impairment, depending on the circumstances.

Finance Income and Finance Expense

Interest income and interest expenses are calculated using the effective interest method. The interest expenses are related to shareholder loans. The loans have been provided during year 2020 and 2021 and settled in September of 2022. A new shareholder loan of $200,000 was issued and drawn down in May 2023.

Foreign currency gains or losses are reported as foreign exchange loss or foreign exchange gain in finance income or finance expense, except for currency translation effects from translation of foreign subsidiaries and the parent company which are presented within Other Comprehensive Income (“OCI”).

Interest expenses on lease liabilities represent the interest rate used to measure the lease liabilities recognized in the consolidated statement of financial position.

Finance income and finance expense also include fair value adjustments of the option granted to us under the GBS Infra Pte Ltd Investment Agreement, pursuant to which upon exercise we may acquire shares equal to 15% of the ownership in EAST. This satisfies the definition of a derivative financial instrument and is accordingly measured at fair value through profit or loss. The instrument is re-measured at each reporting date, and any movements in the fair value are recorded as either a finance income or a finance expense. As we continue to develop the Kakinada Project, and external conditions continue to evolve, the fair value of the option may change in the future and result in additional finance income or expenses.

Income Tax / Benefit

Current income tax is measured at the amount expected to be recovered from or paid to the tax authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where we operate and generates taxable income.

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss, such as items recognized in OCI or directly in equity, is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in OCI or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized.

As of June 30, 2023 and December 31, 2022, we have not recognized any tax assets based on the uncertainty related to utilization.

Foreign Currency Translation

The consolidated financial statements are prepared in USD. The functional currency of each of our entities is principally determined based on the primary currency of the company’s operating expenses and country of residence, which results in the Norwegian krone (“NOK”) being the functional currency of all entities. Upon consolidation, the statements of financial position and statements of operation of all companies with a functional currency other than USD are translated from their functional currencies to the USD. The company’s presentation of our currency is determined as follows:

•	All assets and liabilities are translated at the rate of exchange at the statement of financial position date.

•	All items of income and expense are translated at the average rate of exchange in the month the transaction occurred.

Foreign currency gains or losses are reported as foreign exchange loss or foreign exchange gain in finance income or finance expense, except for currency translation effects from translation of foreign subsidiaries and the parent company which are presented within OCI.

Results of Operations

The results of operations presented below should be reviewed in conjunction with our consolidated financial statements and notes included elsewhere in this proxy statement/prospectus.

Comparison of the Six Months Ended June 30, 2023 and June 30, 2022

The following table is extracted from the unaudited condensed consolidated financial information included herein, and sets forth our interim condensed consolidated results of operations data for the periods presented (in thousands of USD):

Interim condensed consolidated statements of comprehensive income/(loss)

(in thousands of U.S. dollars, except per share amounts)	For the six months ended June 30,
	2023	2022
Revenue	$—	$—

Total revenue	—	—

Employee benefit expenses	(477)	(578)
Other operating expenses	(4,143)	(3,701)
Impairment and depreciation	—	(144)

Total operating expenses	(4,620)	(4,423)

Operating profit (loss)	(4,620)	(4,423)

Finance income	7,862	—
Finance expenses	(965)	(12,567)

Net financial items	6,897	(12,567)

Profit (loss) before tax	2,277	(16,990)

Income tax benefit	—	1,483

Profit/(loss)	$2,277	$(15,507)

Other comprehensive income:
Items that subsequently may be reclassified to profit or loss:
Foreign currency translation	784	1,280

Total items that may be reclassified to profit or loss	784	1,280

Other comprehensive income/(loss)	784	1,280

Total comprehensive income/(loss)	$3,061	$(14,227)

Profit/(loss) attributable to:
Equity holders of the parent company	2,057	(14,991)
Non-controlling interests	220	(516)

Total comprehensive profit/(loss) attributable to:
Equity holders of the parent company	2,685	(14,197)
Non-controlling interests	376	(29)

Earnings per share
Basic profit/(loss) per share	0.04	(0.30)
Diluted profit/(loss) per share	0.04	(0.30)

Employee Benefit Expenses

Employee benefit expenses decreased by $100,000, or 17%, for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The decrease was primarily attributable to lower management-for-hire cost incurred in the first quarter of the year, partially offset by a reversal of provision in the six months ended June 30, 2022 of $321,000 in board remuneration expenses incurred in 2021, as our board agreed to waive such remuneration.

Other Operating Expenses

The following table summarizes the other operating expenses for the periods indicated:

(in thousands of U.S. dollars)	For the six months June 30,
Other operating expenses	2023	2022
Consulting fees	$(3,037)	(2,890)
Project costs	—	(585)
Audit and audit related services	(146)	—
Other operating expenses	(961)	(226)

Total other operating expenses	$(4,144)	(3,701)

Total other operating expenses increased by $444,000, or 12%, for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The increase was attributable to a $147,000, or 5%, increase in consulting fees, a $146,000 increase in audit and audit related services, and a $735,000, or 325%, increase in other operating expenses for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022, which is partially offset by a decrease in project costs of $585,000 for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022.

The increase for both consulting fees, and audit and audit related services for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022 was primarily attributable to expenses incurred in preparation to become a listed entity. The decrease in project costs for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, was primarily attributable to temporary delays in project activities during the period.

The increase in other operating expenses in the six months ended June 30, 2023, as compared to the six months ended June 30, 2022, was primarily attributable to an increase in legal, accounting and other corporate services in connection with preparation for entry into the business combination agreement, and other preparations to become a listed entity.

Depreciation and Impairment

Depreciation and impairment expense decreased by $144,000 for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The decrease was primarily attributable to the impairment of the right-of-use asset due to the termination of the lease of office equipment in June 2022.

Finance Income

Finance income increased by $7.9 million, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The increase was primarily attributable to a $7.9 million fair value adjustment gain recognized in the six months ended June 30, 2023 from the change in fair value of the call option to acquire the number of shares equal to 15% of the ownership of EAST of $7.3 million and the change in the fair value of contingent consideration related to the warrant exercise of $544,000. The contingent consideration related to the warrant exercise was initially recognized on January 9, 2023, hence no fair value change was recorded as of June 30, 2022. The increase in the fair value of the option to acquire 15 % ownership in EAST is primarily driven by increased probability of FID, which increased from 55 % to 65 % from December 31, 2022, to June 30, 2023 in addition to a decrease of $19,000 in the underlying estimate of selling, general and administration (SG&A) costs compared to prior periods. The probability of FID increased as a result of Crown being closer to entering into a business combination agreement to go public through a merger, thereby increasing the probability of attracting sufficient funding, which is considered the main remaining uncertainty as of June 30, 2023.

Finance Expense

Finance expenses decreased by $11.6 million, or 92%, for the six months ended June 30, 2023, as compared to the six months ended June 30, 2022. The decrease was primarily attributable to a $10.5 million expense in fair value adjustment of the call option to acquire 15 % of the shares in EAST, for the six months ended June 30, 2022. The decrease in estimated fair value of the option is mainly due to increased estimated day rate fee cost, increased interest rates/WACC and increased time between the valuation date and estimated FID date resulting in a longer discounting period.

Income Tax Benefit

Income tax benefit decreased by $1.5 million, for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The Company recognizes deferred tax benefit only to the extent that these offset deferred tax expense, which resulted in zero tax expense and no net benefit recognized for unrealized deferred tax benefits, as of June 30, 2023.

Foreign Currency Translation

Foreign currency translation gain in OCI increased by $496,000, or 39%, for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The increase was primarily attributable to the relative appreciation of the USD against NOK, which resulted in net translation gain upon translation of balance sheet items into USD.

Comparison of the Years Ended December 31, 2022 and 2021

The following table sets forth our consolidated results of operations data for the periods presented (in thousands of USD):

Consolidated statements of comprehensive loss

(in thousands of U.S. dollars, except per share amounts)	Years Ended December 31,
	2022	2021
Revenue	$—	$—

Total revenue	—	—

Employee benefit expenses	(1,276)	(1,505)
Other operating expenses	(6,267)	(4,827)
Impairment and depreciation	(144)	(39)

Total operating expenses	(7,687)	(6,370)

Operating profit (loss)	(7,687)	(6,370)

Finance income	299	2,622
Finance expenses	(23,484)	(2,118)

Net financial items	(23,185)	504

Loss before tax	(30,872)	(5,867)

Income tax (expense)/benefit	2,967	1,156

Loss	$(27,905)	$(4,711)

(in thousands of U.S. dollars, except per share amounts)	Years Ended December 31,
	2022	2021
Items that subsequently may be reclassified to profit or loss:
Foreign currency translation	2,046	(104)
Total items that may be reclassified to profit or loss	2,046	(104)

Other comprehensive income/(loss):	2,046	(104)

Total comprehensive loss	$(25,859)	$(4,816)

Loss attributable to:
Equity holders of the parent company	(27,055)	(4,711)
Non-controlling interests	(850)	—

Total comprehensive loss attributable to:
Equity holders of the parent company	(25,233)	(4,816)
Non-controlling interests	(626)	—

Loss per share
Basic and diluted loss per share	(0.55)	(0.17)

Employee Benefit Expenses

Employee benefit expenses decreased by $228,000, or 15%, for the year ended December 31, 2022 as compared to year ended December 31, 2021. The decrease was primarily attributable to reversal in 2022 of $321,000 in board remuneration expenses incurred in 2021, as our board of directors agreed to waive such remuneration.

Other Operating Expenses

The following table summarizes the other operating expenses for the periods indicated:

(in thousands of U.S. dollars)	Years ended December 31,
Other operating expenses	2022	2021
Consulting fees	$(5,070)	$(2,632)
Project costs	(791)	(2,149)
Audit and audit related services	(59)	(25)
Other operating expenses	(346)	(21)

Total other operating expenses	$(6,267)	$(4,827)

Total other operating expenses increased by $1.4 million, or 30%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The increase was primarily attributable to a $2.4 million, or 93%, increase in consulting fees, partially offset by a decrease in project costs of $1.4 million, or 63%.

The increase in consulting fees in the year ended December 31, 2022 was primarily attributable to an increase in the use of external consultants in 2022, relative to project costs which are incurred in-house. Such external consultants relate in particular to sales and marketing initiatives to promote our GBS solution globally.

The decrease in project costs in the year ended December 31, 2022 was primarily attributable to the same reasons above.

Audit and audit related services expenses increased by $34,000, or 139%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. Other operating expenses increased by $325,000 or 1,528%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The increase for both expenses was primarily attributable to expenses incurred in preparation to become a listed entity.

Depreciation and Impairment

Depreciation and impairment expense increased by $104,000, or 265%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The increase was primarily attributable to the impairment of the right-of-use asset due to the termination of the lease of office equipment in June 2022.

Finance Income

Finance income decreased by $2.3 million, or 89%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The decrease was primarily attributable to a $2.4 million fair value adjustment gain recognized in the year ended December 31, 2021 from our call option to acquire the number of shares equal 15% of the ownership of EAST, while a fair value adjustment loss was recognized in the year ended December 31, 2022.

Finance Expense

Finance expense increased by $21.4 million, or 1,009%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The increase was primarily attributable to a $19.9 million fair value adjustment of financial instrument expense in the year ended December 31, 2022 from our call option to acquire the number of shares equal to 15% of the ownership of EAST. This fair value adjustment loss is recognized due to the increase in the projected interest rates and financing costs assumptions used in the option value estimation, which reduces the value of the option held by us.

Income Tax Benefit

Income tax benefit increased by $1.8 million, or 157%, for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The increase is due to an increase in the income tax expense in Norway of $5.5 million for the year ended December 31, 2022 as compared to the year ended December 31, 2021, which is in turn due to the increase in Crown’s loss before tax of $25.0 million for the year ended December 31, 2022 as compared to the year ended December 31, 2021. This increase is offset by the effect of not recognizing deferred tax assets of $3.8 million due to the uncertainty related to utilization for the year ended December 31, 2022.

Foreign Currency Translation

Foreign currency translation gain in OCI increased by $2.2 million for the year ended December 31, 2022 as compared to the year ended December 31, 2021. The increase was primarily attributable to the relative appreciation of the USD against NOK, which resulted in net translation gain upon translation of balance sheet items into USD.

Liquidity and Capital Resources

Funding Requirements and Going Concern

We have incurred operating losses since inception, including net income / (losses) of $(15.5) million, $2.3 million, $(4.7) million and $(27.9) million, for the six months ended June 30, 2022 and 2023, and the years ended December 31, 2021 and 2022, respectively.

We are still in the early stages of development of our projects, and we expect to continue to incur significant expenses including capital expenditures required to develop our operating assets to reach FID, sales and marketing efforts, expansion of our project pipeline, and any delays or encounter issues with any of the above. We also expect to incur additional capital expenditures in the future as we continue to develop and construct our operating assets. We intend to fund such significant capital expenditures via project financing through a mix of debt and equity issuance at the project level, as is common industry practice for such infrastructure projects. Furthermore, we expect to incur additional expenses with transitioning to, and operating as, a public company. We expect to incur such expenses until such time as we can generate substantial revenue and cash flows after our projects commence operations, if ever.

As such, we will require additional financing to support the operations of the business. The forecast and financial conditions raise substantial doubt about Crown’s ability to continue to operate as a going concern. Crown’s ability to operate as a going concern is principally dependent on the (1) successful completion of the Business Combination, (2) the ability of Crown to secure PIPE financing or enter into private placement agreements, subscription agreements, investment agreements, forward purchase agreements or any other forms of agreements with investors to secure additional financing, (3) successful bridge financing during the period up until the successful completion of the Business Combination and the PIPE financing or additional permitted financing, and (4) the ability of Crown to reach the designated FID dates for the projects. As a result of the above, there is material uncertainty related to the events or conditions that may cast substantial doubt of Crown’s ability to continue as a going concern, and therefore, that Crown may be unable to realize its assets and discharge its liabilities in the normal course of business.

A successful listing in the US is expected to generate $20 million of cash available for Crown’s needs, based on the minimum cash requirement of $20 million in the BCA which can be raised via a PIPE and/or non- redemptions from the cash in trust. If the listing is successful, the funds are expected to cover the liquidity needs of the company until Q2 2025. As such, the Group is anticipating considerable free liquidity post listing.

Further, Crown is planning to, and is able to, defer most of the transaction cost, but in order to stay cash positive until the closing of the BCA, Crown obtained bridge financing of $750 thousand with the assistance of Catcha and is planning bridge financing of an additional $250 thousand, an additional $200 thousand based on the PIPE/new investors as well as a $500 thousand in a private placement. The $750 thousand bridge financing is structured as a loan to be repaid at the closing of the BCA. Crown is also raising capital through its existing shareholder base and new investors approved by the company by selling new shares. The company has engaged financial advisors for placement of this new equity.

We have prepared the financial statements on the basis that we will continue to operate as a going concern. As stated elsewhere in this proxy statement/prospectus, we entered into the Business Combination Agreement dated as of August 3, 2023. Catcha’s agreement to invest in us represents a significant increase in our valuation and is expected to bring the required capital to deliver both of our anchor projects in India and Scotland to FID. The mandatory filing with and review by the SEC, followed by a public listing of PubCo on either the NYSE or Nasdaq, are anticipated to happen during the first quarter of 2024. Based on these conditions, it is the opinion of our board of directors that we can continue to operate as a going concern. However, no definitive agreement regarding PIPE financing or additional permitted financing in connection with the Business Combination Agreement has been executed, and there can be no assurance that we will be successful in raising any cash in connection with the Business Combination. The future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section of this proxy statement/prospectus entitled “Risk Factors.” In the event that the transactions contemplated in the Business Combination Agreement are not concluded and closed, there is significant risk associated with the status of the going concern, and the carrying amount of assets may under such circumstances have a significantly lower value than what is recognized in the financial statements as of June 30, 2023.

Until such time as we can generate substantial revenue and cash flows after our existing projects commence operations, if ever, we expect to finance our cash needs through a combination of equity and debt financing (including with related parties) and other capital sources. To the extent that we raise additional capital through the future sale of equity or debt at the Crown level, the ownership interest of our shareholders could be diluted. To the extent that we raise additional capital through the future sale of equity or debt at the project level, our ownership interest in these projects could be diluted. The terms of these securities may include liquidation or other preferences that adversely affect the rights of our existing shareholders. The terms of debt securities or borrowings could impose significant restrictions on our operations.

There can be no assurances that additional funding or other sources of capital will be available on terms acceptable to us, or at all. If additional capital is not secured when required, we may need to delay or curtail our operations until such funding is received. If we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, financial condition and results of operations could be materially adversely affected.

Sources of Liquidity

To date, we have funded our operations primarily with the proceeds from shareholder loans, share based compensation agreements, issuance of shares and warrants, and sales of shares in CIO Investments AS. As of June 30, 2023, we had cash and cash equivalents of $34,000. In the future, we expect to finance our cash needs through a combination of equity and debt financings, including with related parties.

Shareholder Loans

On April 19, 2021, we issued an unsecured loan directed towards shareholders of NOK 8.6 million, which is equivalent to approximately $975,000. The loan was fully subscribed and paid in on April 21, 2021. The loan was fully settled on September 9, 2021.

On June 21, 2021, we issued an unsecured loan directed towards shareholders of NOK 4.205 million, which is equivalent to approximately $477,000. The loan was fully subscribed and paid in on July 21, 2021. The loan was fully settled on September 9, 2022.

On December 21, 2021, we issued an unsecured loan directed towards shareholders of NOK 9.3 million, which is equivalent to approximately $1.1 million. The loan was fully subscribed and paid in on January 11, 2022. The loan was fully settled on September 9, 2022.

On May 16, 2023, we entered into a short-term loan agreement with LNG-9 Pte Ltd for $200,000. The loan was drawn down on May 23, 2023.

Issuance of Warrants

In April 2021, we issued a total of 9,390,200 warrants to our shareholders at a subscription price of NOK 0.25, or approximately $0.03, with an exercise price of NOK 6.10, or approximately $0.69, and a final maturity date of April 29, 2024. The purpose of the issuance was to incentivize existing shareholders to purchase shares of our common stock.

In February 2023, we agreed with holders of 8,512,070 warrants to convert such warrants into shares for a value of NOK 51.8 million, which is equivalent to approximately $5.2 million. The payment due to us by these holders will be deferred to the successful listing of the public company, and the completion of the relevant lock-up period.

Sale of Treasury Shares

During 2021, we sold treasury shares for proceeds of $1.4 million, for the purpose of securing continued funding of activities related to the Kakinada Project. The shares were sold to both new and existing shareholders, who were primarily based in Norway.

Sale of Shares

In the first quarter of 2023, we raised NOK 7.1 million, or approximately $0.8 million, in cash against issuance of 1,475,569 shares. The issuance of shares became void due to statutory deadlines for registration of share issuance being exceeded. The formal issuance of these shares is expected to take place in the third quarter of 2023.

Share-Based Compensation Agreements

We have entered into service agreements with third party suppliers where the consideration is paid in-kind with shares of our common stock. The service agreements were entered into in January 2022 and will continue until either of the parties terminate the agreement. Fees for services are paid by issuing shares using a conversion rate of NOK 28 per share, or approximately $3.18 per share. The arrangement is accounted for as equity-settled transactions, as the advisors do not have the option to settle in cash.

Liability-to-Equity Conversion

In April 2021, we entered into agreements with entities controlled by Mr. Swapan Kataria (“Mr. Kataria”) to convert liabilities totaling $15.5 million into 9,868,000 new shares. These liabilities due to Mr. Kataria are related to the costs incurred on our behalf for the approval, licensing and other costs associated with the Kakinada Project, as well as other costs incurred for other projects in our pipeline.

Further, in April 2021, we converted an additional $5.6 million of liabilities due to Crown’s senior management team, including Mr. Kataria, Mr. Jørn Husemoen and Mr. Gunnar Knutsen into 4,811,900 new shares, and we converted shareholders loans from external shareholders valued at $500,000 into 907,100 new shares.

In September 2022, we settled outstanding shareholder loans valued at NOK 14.3 million, or approximately $1.6 million, by transferring shares without voting rights in our subsidiary, CIO Investments AS. CIO Investments AS is a special investment vehicle holding shares in Crown India AS. In connection with the settlement, we have an obligation to pay an additional NOK 0.68 per share, or approximately $0.08 per share, issued to the lenders under the CIO Loan. In addition, the settlement contains a put-option, pursuant to which each lender may require that Crown acquire the shares in CIO Investments at a strike of NOK 2.444, or approximately $0.28, conditional on final investment decision relating to construction of Kakinada LNG project by June 30, 2024.

In February 2023, we converted a liability of $120,000, owed towards a service provider, to equity by issuing 147,483 new shares.

Subsequent Financing Arrangements

In July 2023, we raised NOK 5.3 million, or approximately $0.6 million, by selling 2,525,902 shares in our subsidiary CIO Investments AS. CIO Investments AS is a special investment vehicle holding shares in Crown India AS.

On October 24, 2023, the Board of Directors proposed and agreed that the share capital of the Company shall be increased by NOK 1,375,000 (approximately $131,000) by the issuance of 137,500,000 new shares, each with a face value of NOK 0.01. The aggregate subscription amount in the share capital increase is NOK 2,887,500,000, or approximately $275 million, of which NOK 1,375,000 is share capital and of which NOK 2,886,125,000 is share premium. Payment for each share shall equal NOK 21, which entails a share premium per share of NOK 20.99 (rounded). The share capital increase is proposed to be carried out by EAST upon subscription. EAST will settle its obligation to pay the subscription amount of NOK 2,887,500,000 by set-off of the claim under the Crown LNG Holding AS Promissory Note which EAST has towards the Company. Pursuant to the KGLNG Agreement and the KGLNG Conversion Agreement, the Crown LNG Holding AS Promissory Note shall be converted to shares in the Company based on an exchange rate for USD/NOK equal to 10.5.

On October 27, 2023, Catcha and Crown entered into a promissory note whereby Catcha agreed to provide a loan in the principal amount of $750,000 to Crown to fund working capital until the Closing of the Business Combination. On October 30, 2023, the $750,000 loan was provided by Catcha to Crown. Crown has agreed to repay Catcha the $750,000 within 10 business days of Catcha providing Crown with written notice of demand after the Closing of the Business Combination.

On November 22, 2023, the Board resolved to offer each shareholder in the Company to participate in a shareholder loan, for the purpose of funding the Group’s operational short-term liquidity needs. The loan can be subscribed to up to an aggregate amount of $2,000,000. As of December 6, 2023, the subscribed amount totaled $390,000, of which $325,000 have been paid in. The loan will fall due at closing of the BCA, at which point the lenders will receive a cash amount equal to each lender’s loan proportion within (5) business days following the BCA closing. The loan is not subject to any interest unless the Group defaults on its obligations to repay the loan, in which case interest shall accrue on the outstanding amount from the default date until the Group has satisfied its obligation at a rate of 40 % of the nominal amount, such interest to be compounded on a monthly basis.

Cash Flow Summary

The following is a summary of our cash flows for the periods presented (in thousands of U.S. dollars):

	For the six months ended June 30,
(in thousands of US dollar)	2023	2022
Net cash used in operating activities	(985)	(588)
Net cash used in investing activities	—	—
Net cash provided by/(used in) financing activities	984	(74)

Net increase / (decrease) in cash and cash equivalents	(1)	(662)

	Years ended December 31
(in thousands of U.S. dollars)	2022	2021
Net cash used in operating activities	(611)	(2,830)
Net cash used in investing activities	—	(984)
Net cash provided by / (used in) financing activities	(47)	4,519

Net increase / (decrease) in cash and cash equivalents	(658)	705

Net Cash Used in Operating Activities

Net cash used in our operating activities increased from $588,000 in the six months ended June 30, 2022 to $985,000 in the six months ended June 30, 2023. The net increase in net cash used in operating activities was primarily attributable to an increase in expenses related to preparation to become a listed entity, as well as a lower increase in working capital adjustments in the six months ended June 30, 2023.

Net cash used in our operating activities decreased from $2.8 million in the year ended December 31, 2021 to $611,000 in the year ended December 31, 2022 despite increased losses after tax. The net decrease in net cash used in operating activities was primarily attributable to the increase in proportion of operating expenses settled in shares during the year ended December 31, 2022, instead of cash.

Net Cash Used in Investing Activities

No cash was used in our investing activities for the six months ended June 30, 2022 and the six months ended June 30, 2023, as we did not engage in any activities resulting in cash flow from or used in investing activities, as all project related costs in the periods were fully expensed in the consolidated statement of comprehensive income.

Net cash used in our investing activities decreased from $984,000 in the year ended December 31, 2021 to $0.0 in the year ended December 31, 2022, as we did not engage in any activities resulting in cash flow from investing activities in the year ended December 31, 2022, as all project related costs in the periods were fully expensed in the consolidated statement of comprehensive income.

New Cash Provided by/(Used in) Financing Activities

Net cash provided by/(used in) financing activities increased from $(74,000) in the six months ended June 30, 2022 to $984,000 in the six months ended June 30, 2023. The net increase in net cash provided by financing activities was primarily attributable to the $793,000 proceeds from issuance of shares in the six months ended June 30, 2023.

Net cash provided by/(used in) financing activities decreased from $4.5 million in the year ended December 31, 2021 to $(47,000) in the year ended December 31, 2022. During the year ended December 31, 2021, net cash provided by financing activities consisted of $2.0 million for the issuance of shares to new shareholders, $1.4 million from the sale of treasury shares to new and existing shareholders, $1.1 million from convertible shareholder loans, and $265,000 from the sale of warrants. These proceeds from these issuance and sales were used to fund activities related to the Kakinada Project. Net cash used in financing activities for the year ended December 31, 2021, consisted of a $201,000 repayment of shareholder loans, and a $35,000 payment of lease liabilities.

During the year ended December 31, 2022, net cash provided by financing activities consisted of $34,000 for the issuance of shares to new shareholders and net cash used in financing activities consisted of $80,000 for payment of lease liabilities.

Commitments and Contractual Obligations

Agreement with LNG-9 Pte Ltd

Crown India Limited entered into a Service Agreement with LNG-9 Pte Ltd on February 26, 2019. Under this agreement, LNG-9 Pte Ltd agreed to advise and assist Crown India Limited regarding, among other responsibilities, assisting Crown India Limited in consummating (1) an Exclusivity Agreement for project development, delivery, and operation & maintenance for the LNG terminal for a minimum of thirty (30) years; (2) Investment Agreement for minority ownership in EAST; and (3) Lease Agreement, including operation & maintenance, between Crown India Limited and KGLNG. As compensation, Crown India Limited paid a retainer of $30,000 per month to LNG-9 Pte Ltd. This retainer was discontinued in the first fiscal quarter of 2023. Additionally, Crown India Limited agreed to pay the following milestone fees: (1) on signing the Exclusivity Agreement for the LNG terminal, $6 million, which may be paid in shares by a conversion, which is based on the valuation used in pre-FID funding with a 20% discount; (2) on signing the Investment Agreement for minority ownership of 15% or more in EAST, $2 million, which may be paid in shares by a conversion, which is based on the valuation used in pre-FID funding with a 20% discount; and (3) on signing the Lease Agreement with KGLNG, $7.8 million, payable at FID 50% paid in cash and 50% in share by shares by a conversion, which is based on the valuation used in FID funding with a 20% discount. The liability is recognized in the financial statements as a cash-settled share-based payment liability and measured based on the probability that it will become payable (probability-adjusted) and discounted with the time value of money.

On March 9, 2023, the parties entered into an Amendment to Service Agreement for the purposes of waiving the monthly $30,000 retainer as of January 1, 2022 and forgiving accrued fees for the period from January 2022 through December 2022. For the avoidance of doubt, the retainer fee accrued up to December 31, 2021, accrued and was payable subject to the terms of the original agreement.

KGLNG Agreement

On August 3, 2023, EAST, Crown India AS, Crown, and PubCo entered into the KGLNG Agreement. Prior to the execution of the KGLNG Agreement, (a) EAST owned 99.81% of KGLNG’s share capital and (b) Mr. Swapan Kataria, Crown’s Chief Executive Officer, in turn owned 50% of EAST’s share capital. Subject to the relevant conditions and terms contained therein, the parties agreed to effect the following:

(16) Amendment of Exclusivity Agreement. Crown LNG India Limited (formerly known as Asia First Holdings Limited) (“Crown India Limited”), a private company with limited liability incorporated in Hong Kong and a subsidiary of Crown India AS, and EAST amended the exclusivity agreement entered into between them dated June 3, 2020 (as later amended) relating to the development of the Kakinada Project, in order to extend the long stop date for achieving the FID of the Kakinada Project from December 31, 2022 to December 31, 2025;

(ii) Grant of Future Payment Right. KGLNG Seller granted to KGLNG Buyer the right to receive from KGLNG Seller an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals to $3.266 billion (the “KGLNG Future Payment Right”). In exchange, KGLNG Buyer shall issue a promissory note to KGLNG Seller in the principal amount of $275 million (the “KGLNG FP Promissory Note”). The KGLNG FP Promissory Note shall be transferred by the KGLNG Seller to Crown against the issuance of 137,500,000 new shares of Crown to KGLNG Seller; and

(iii) Grant of Option. KGLNG Seller granted to KGLNG Buyer an option (the “KGLNG Option”) to purchase all shares of KGLNG held by KGLNG Seller at an exercise price of $60 million. The KGLNG Option is exercisable by KGLNG Buyer at its discretion, at any time from the completion of the Business Combination to August 3, 2024. Upon the exercise of the KGLNG Option, the exercise price will be settled by the KGLNG Buyer by (a) the issuance of a promissory note in favor of KGLNG Seller in the principal amount of $60 million (“KGLNG Purchase Promissory Note”) and (b) an assumption of KGLNG Seller’s liability under the KGLNG Future Payment Right. Immediately thereafter, KGLNG Seller shall transfer the KGLNG Purchase Promissory Note to PubCo in consideration for the issuance of PubCo Ordinary Shares for an aggregate amount of $60 million based on a per share price equal to 95% of the closing price of PubCo Ordinary Shares on the business day prior to the option exercise. In addition, upon the option exercise, Crown India Limited, EAST and KGLNG will enter into a novation agreement, whereby EAST will transfer all its rights and obligations under the amended Exclusivity Agreement between Crown India Limited and EAST dated August 27, 2020 to KGLNG. The Business Combination is not conditioned upon exercise of the KGLNG Option.

GBTRON Agreement

On August 3, 2023, GBTRON, Crown, and PubCo entered into the GBTRON Agreement. Prior to the execution of the GBTRON Agreement, Mr. Swapan Kataria, Crown’s Chief Executive Officer, indirectly owned 90% of GBTRON’s share capital. Subject to the relevant conditions and terms contained therein, the parties agreed to effect the following:

(i) Amendment of Exclusivity Agreement. GBTRON and Crown amended the Exclusivity Agreement entered into between them dated August 27, 2020 relating to the development of the Grangemouth Project, in order to, among other things, extend the long stop date of the FID for the Grangemouth Project to December 31, 2025;

(ii) Asset Transfer. GBTRON will set up NewCo and (b) will transfer certain rights, obligations and assets (“NewCo Assets”) in connection with development of the Grangemouth Project to NewCo (“NewCo Assets Transfer”) upon exercise of the GBTRON Option (as defined below) by Crown; and

(iii) Grant of Option. GBTRON granted to Crown an option (the “GBTRON Option”) to require that GBTRON (a) transfers the NewCo Assets to NewCo and (b) sells all the issued shares of NewCo to Crown at a nominal exercise price of £1 in aggregate. The GBTRON Option is exercisable by Crown, at its discretion, at any time from the completion of the Business Combination to August 3, 2024. Upon the exercise of the GBTRON Option, GBTRON will execute the NewCo Assets Transfer and NewCo will issue a promissory note in favor of GBTRON in the principal amount of $25 million (“NewCo Purchase Promissory Note”) as consideration for the transfer of the NewCo Assets. GBTRON will transfer the shares in NewCo to Crown for a cash consideration of $1.00. Immediately thereafter, the GBTRON shall transfer the NewCo Purchase Promissory Note to PubCo in consideration for the issuance of PubCo Ordinary Shares for an aggregate amount of $25 million based on a per share price equal to 95% of the closing price of PubCo Ordinary Shares on the business day prior to the option exercise. The Business Combination is not conditioned upon exercise of the GBTRON Option.

Exclusivity Agreement between Crown and GBTRON

Crown and GBTRON entered into an Exclusivity Agreement dated August 27, 2020 relating to the Grangemouth Project. Under this agreement, Crown was granted the exclusive rights to develop, own, and operate the lease of the FSRU to GBTRON. Per the Exclusivity Agreement, as amended by an amendment agreement entered into on August 3, 2023, Crown is obligated to pay (a) $1.5 million by September 30, 2023, (b) $2.5 million by December 31, 2023, and (c) an annual exclusivity fee of $1.0 million starting on December 31, 2023, and until FID of the FSRU. This agreement was amended on August 3, 2023, in conjunction with the GBTRON Agreement.

Exclusivity Agreement between Crown India Limited and EAST

Crown India Limited and EAST entered into an Exclusivity Agreement dated June 3, 2020, for the development of the Kakinada deepwater port. Pursuant to this agreement, EAST granted Crown India Limited the exclusive right to develop, operate, own, and lease to EAST the re-gas terminal and sub-sea pipeline being developed under the Kakinada Project, and EAST was obligated to maintain its shareholding of 525,000 shares of the total 526,000 shares in KGLNG. EAST and KGLNG were also restricted from entering any alternative solutions for the development of or relation to the license and/or deepwater port, including all connected licenses and sub-licenses. As per the last amendment, the parties shall endeavor to ensure FID is achieved no later than December 31, 2025. This agreement was amended first on September 9, 2020, then on March 31, 2021, and finally in conjunction with the KGLNG Agreement on August 3, 2023.

Engagement of Services of GBTRON Limited by Crown LNG Holding AS, dated January 10, 2022

On January 10, 2022, GBTRON Limited was engaged by Crown LNG Holding AS to perform services as an advisor in assisting the company in reaching out to off-takers in the United Kingdom and other countries and tying up the sale of LNG from the project. In consideration for the services, Crown LNG Holding AS agreed to pay the advisor a sign-on fee of GBP 60,000 and a monthly retainer fee of GBP 20,000 invoiced and payable in kind in shares of the company by conversion of the fees. Additionally, the engagement letter provided that such fees should be paid in kind, using a conversion rate of NOK 28 per share.

Off-Balance Sheet Arrangements

As of June 30, 2023, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Account Policies and Estimates

Our consolidated financial statements are comprised of the consolidated statements of comprehensive loss, consolidated statements of financial position, consolidated statements of cash flows, consolidated statements of changes in equity and related notes.

The consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB and represent our first financial statements in accordance with IFRS. Refer to note 10.1 of Crown’s accompanying financial statements for information related to the first-time adoption of IFRS.

In addition to the financial statements for the six months ended June 30, 2022 and 2023, and the years ended December 31, 2022 and 2021, an additional statement of financial position as of January 1, 2021, is presented in these financial statements due to the first time adoption of IFRS.

The consolidated financial statements have been prepared on a historical cost basis, except for an option to purchase 15 % of the outstanding shares in EAST, which is recorded at fair value as described below.

Share-Based Payments

We have engaged third-party suppliers and related parties to deliver marketing and advisory services on a “stand-ready” basis in connection with the Kakinada Project. In consideration for the services received, we have agreed to pay the suppliers a fixed sign-on fee comprising three months service in addition to a monthly retainer fee. The consideration for the services is paid in-kind with shares of our common stock. The transaction is accounted for as an equity settled arrangement and recorded in other operating expenses at fair value of the services received with a corresponding entry directly in equity.

We have also entered into a consultancy service agreement with LNG-9, a related party of Crown, in which the delivery of set milestones related to signing of target contracts will entitle the advisor to a fixed fee contingent on the company reaching FID, and with settlement in either shares or cash. The arrangement is accounted for as a cash-settled liability transaction, as we have an intent and economic compulsion to settle in cash. For further information about the fair value measurement of cash-settled liabilities, refer to “Fair Value Measurement” below.

Fair Value Measurement

Management has assessed that the fair values of cash and short-term deposits, trade and other receivables, trade payables and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments and the current risk-free interest rates.

Option to Acquire 15% Ownership Interest in EAST

We hold a call-option to purchase 15% ownership in EAST, which owns the outstanding shares in KGLNG. KGLNG currently owns an approved license valid for 35 years to operate an offshore LNG import and re-gasification terminal at Kakinada Deep Water Port. The call option has a strike price of $15.0 million and can be exercised through a private placement (capital contribution), where Crown will receive a 15% post-money ownership of EAST. The option is exercisable upon financial investment decision of the project.

The valuation of the call option utilizes an income-based approach, which takes into consideration enterprise value based on a discounted cash flow model. The fair value of the option is calculated based on the estimated value of the subsidiary KGLNG, which is the sole asset of EAST and therefore represents the true underlying value of the asset.

The option value is calculated as the risk-weighted fair value of KGLNG, adjusted for the strike price. To appropriately adjust for the risk, two approaches have been applied for which the mid-point of the two calculated values has been used to determine the fair value. The first approach uses a discount rate on the option value using an early stage required return of 35%, assumed to represent the required rate of return for an investor, e.g. a VC fund, given the current state of the company. The second approach utilizes an overall probability-weighted best estimate by applying a reduction of 45% to the post-money FID valuation, which is reflective of the risk of not reaching FID.

The valuation is subject to uncertainty because it is measured based on significant unobservable inputs, and is therefore designated as a Level 3 fair value instrument. The unobservable inputs include, but are not limited to, the terminal fee, the re-gasification price, capacity factor, the discount rate (WACC) and discount rate of 35% and the 45% applied reduction to the post-money FID value. If factors change and different assumptions are used, other finance (expense)/income could be materially different. For more information see the section “Certain Relationships and Related Person Transactions—GBS Infra Pte Ltd Investment Agreement.”

Fair value of Contingent Consideration related to Warrant Exercise on January 9, 2023

The fair value is calculated using two methods, where the first approach utilizes an early-stage company discount rate and the second approach utilizes a probability weighted approach based on a probability of achieving an IPO discounted using a risk-free rate. The fair value is estimated as the mid-point value of the two calculated values. The valuation is based on significant unobservable inputs and is therefore classified as a level 3 fair value instrument. Significant assumptions applied in the computation of the fair value include the probability of IPO and the early-stage discount rate of 35%. For further details on the contingent consideration related to warrant exercise and management judgements applied, refer to note 2.2 and note 2.3 of Crown’s interim condensed consolidated financial statement as of June 30, 2023.

Fair Value of Convertible Shareholder Loans

The valuation of the convertible debt is based on a discounted cash flow approach and measured using significant unobservable inputs such as own non-performance risk, hence, accordingly designated as Level 3 For further details on the convertible shareholder loans and management judgements applied, refer to note 8.2 and note 2.5 of Crown’s financial statements.

Fair Value of Cash-Settled Liabilities

Our cash-settled liabilities are measured initially at their fair value, with any changes in fair value recognized in profit or loss. Management applies a probability-weighted approach when estimating the fair value of the liability, by taking into account the probability, and timing, of FID into the calculation.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Following the consummation of the transactions contemplated in the Business Combination Agreement, we expect to be an emerging growth company at least through the first quarter of 2024 and will have the benefit of the extended transition period. We intend to take advantage of the benefits of this extended transition period.

Recently Issued and Adopted Accounting Pronouncements

Certain new accounting standards, amendments to accounting standards and interpretations have been published that are not mandatory for the December 31, 2022 reporting periods. We intend to adopt relevant new and amended accounting standards and interpretations when they become effective. We have not early adopted any standards, interpretations or amendments that have been issued but not yet effective. The standards, amendments or interpretations that are expected to have a material impact on us are discussed below.

Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of accounting policies

Crown has adopted Amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2 Making Materiality Judgments which were effective January 1, 2023. The amendments to IAS 1 require companies to disclose their material accounting policy information rather than their significant accounting policies. The amendments to IFRS Practice Statement 2 provide guidance on how to apply the concept of materiality to accounting policy disclosures. The amendments do not have an impact on the unaudited interim condensed consolidated financial statements of Crown and it is expected that the amendments will result in a significant reduction in the accounting policy information provided to the users of the Group’s annual consolidated financial statements for the year ended December 31, 2023.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market risks, including currency risk, liquidity risk, credit risk, and interest rate risk, as set out below. We manage and monitor these exposures to ensure appropriate measures are implemented in a timely and effective manner. Save as disclosed below, we did not hedge or consider it necessary to hedge any of these risks.

Currency Risk

Foreign currency risk is the risk that the fair value of future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. Our exposure to the risk of changes in foreign exchange rates relates primarily to the company’s provisions, of which 100% is set to be paid in USD. Payment of these provisions are dependent on FID-funding related to the Kakinada Project. We are also exposed to currency risk related to a contingent cash consideration and put option (contingent on IPO and FID before June 30, 2024, respectively), which are features included in the modified shareholder loan agreement entered into in 2022. These are however not yet recognized in the consolidated statement of financial position, but they may have an effect on cash flows in the future.

The following table demonstrate the sensitivity to a reasonable possible change in USD exchange rates with all other variables held constant.

Foreign currency sensitivity	Date	Change in FX rate	Effect on Profit before tax	Effect on equity
Increase / decrease in NOK/USD	June 30, 2023	+/-10%	(1,026) / 1,026	(1,026) / 1,026
Increase / decrease in NOK/USD	December 31, 2022	+/-10%	(935) / 935	(935) / 935
Increase / decrease in NOK/USD	June 30, 2022	+/-10%	(840) / 840	(840) / 840
Increase / decrease in NOK/USD	December 31, 2021	+/-10%	(759) / 759	(759) / 759
Increase / decrease in NOK/USD	January 1, 2021	+/-10%	(556) / 556	(556) / 556

The sensitivity analysis is based on booked amounts of financial instruments and does not include the consideration of contingent cash consideration and put options.

Liquidity Risk

Liquidity risk is the risk that we will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. We, being a start-up company in a highly capital-intensive market, are significantly exposed to liquidity risk. To reduce our liquidity risk, management has been working on raising capital for us. This process has included debt conversions and direct capital contributions from the existing shareholders during 2021, 2022 and 2023. In addition, our management is currently in the process of listing on either the NYSE or Nasdaq through the Business Combination, to raise further capital to keep investing in our ongoing projects.

In relation to vendors necessary to deliver services to the projects, management is focusing on a strategy to limit price risks, and therefore most of our significant contracts utilize fixed price arrangements to ensure satisfactory liquidity budgeting of our resources.

Credit Risk

Credit risk is the risk that a counterparty will not meet our obligations under a financial instrument or contract leading to a financial loss. We believe our exposure to credit risk is limited, as our receivables mainly relate to VAT receivables towards the Norwegian tax authorities and cash in large financial institutions. During the year ended December 31, 2021, Crown incurred a loss of $985,000 related to bitcoins which were stolen through criminal activity. Crown holds no digital assets and has not had any digital transactions during the six months ended June 30, 2023 and the year ended December 31, 2022.

Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Our exposure to the risk of changes in market interest rates are limited, as we have cash in low interest bank accounts and do not have any external financing with floating interest rates.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our,” or “PubCo” refer to Crown LNG Holdings Limited following the consummation of the Business Combination.

Board of Directors and Management

The following is a list of the persons who are anticipated to be PubCo’s directors and executive officers, their ages and their anticipated positions following the Business Combination. The director nominees below will be appointed to the PubCo board of directors effective as of the Closing Date. Swapan Kataria, Jørn Husemoen, and Gunnar Knutsen are currently serving as executive officers of PubCo, and Swapan Kataria and Jørn Husemoen are expected to serve as directors of PubCo upon the consummation of the Business Combination.

Name	Age	Position
Swapan Kataria	50	Chief Executive Officer and Director
Jørn Skule Husemoen	59	Chief Financial Officer and Director
Gunnar Knutsen	65	President and Chief Operating Officer, Crown LNG AS
Ellen Hanetho	59	Director Nominee
Gry Osnes	58	Director Nominee
Peter Hambro	78	Director Nominee

Information about Anticipated Directors and Executive Officers

Swapan Kataria intends to serve as a Director of PubCo and expects to be appointed as Chief Executive Officer of PubCo, effective upon the consummation of the Business Combination. Mr. Kataria co-founded Crown and has served as its Chief Executive Officer since January 2023. Mr. Kataria also serves as a Director at LNG-9 PTE LTD, where he has served on the board of directors since January 2014, and as Charmain of the Board at GBTron Power Limited, where he has served on the board of directors since August 2013. In the past, Mr. Kataria served as a Director at LNG Source from January 2011 to August 2023, and President at KatOil Limited from March 1998 to August 2023. Additionally, Mr. Kataria has lived and worked abroad in Singapore, Russia, Africa, and Canada. We believe Mr. Kataria’s 25 years of expertise in the LNG and energy sector qualify him to serve as our Chief Executive Officer and as a Director on our board of directors following the Business Combination.

Jørn Skule Husemoen intends to serve as a Director of PubCo and expects to be appointed as Chief Financial Officer of PubCo, effective upon the consummation of the Business Combination. Mr. Husemoen co-founded Crown and has served as its Chief Financial Officer since September 2016 and Executive Chairman since September 2018. Mr. Husemoen also serves as Chairman at SmartSeal AS, where he has served on the board of directors since November 2018, and as Principal Consultant at Black Kite AS, where he has served on the board of directors since April 2016. In the past, Mr. Husemoen served as Chairman of the Board at Amby from January 2012 to September 2023, Chairman of Board at Argo LNG Investor AS from January 2017 to November 2018, Chief Commercial Officer and CFO at Argo LNG from January 2017 to September 2018, CEO at Tellu IoT AS from September 2014 to September 2016, CEO at Sonitor Technologies AS from January 2009 to June 2014, Corporate Country Controller, then subsequently SVP and CFO for Ericsson Greater China from June 2000 to December 2006, CFO for Ericsson India from January 1996 to May 2000, Business Controller – Export Division from August 1992 to December 1995, and as Finance Manager at Teamco ADB A/S from 1988 to 1992. Mr. Husemoen has more than 25 years of international experience as a C-level executive and board member in the LNG and other industries, ranging from multinational companies to early-stage technology companies. Additionally, Mr. Husemoen has more than 10 years of work experience living in China, India, Sweden, Norway, and the USA. He received a Bachelor in Finance and Business Administration from the BI Norwegian Business School. We believe Mr. Husemoen’s extensive experience in the LNG industry and various financial-related roles qualifies him to serve as our Chief Financial Officer and as a Director on our board of directors following the Business Combination.

Ellen Hanetho intends to serve as a Director of PubCo, effective upon the consummation of the Business Combination. Ms. Hanetho serves as the founder and chairperson of Cercis, a cleantech investment company established in September 2019. Previously, she served as the Chief Executive Officer of Frigaard Invest from March 2013 to December 2019. Ms. Hanetho has 25 years of experience spanning executive and other senior positions in investment banking and private equity in corporations such as Frigaard Invest, Credo Partners, and Goldman Sachs Investment Banking Division in London and New York, and the Brussels Stock Exchange and Citibank in Brussels. Ms. Hanetho has served on a number of private company boards, including as chairperson of the boards of Fleks AS and Mer AS, and as board member of Kristian Gerhard Jebsen Group Limited and Stokke Industri AS. She currently serves on the boards of a number of companies publicly traded on the Oslo Stock Exchange, including MPC Container Ships ASA, MPC Energy Solutions ASA, EQVA ASA, B2 Impact ASA and Capsol Technologies ASA. Ms. Hanetho holds a BSBA from Boston University and an MBA from Solvay University, in addition to executive training from INSEAD and Harvard Business School. Ms. Hanetho’s experience in various finance-related roles, C-suite-level management roles and her service on the board of directors of publicly traded companies qualify her to serve as a Director on our board of directors following the Business Combination.

Gry Osnes intends to serve as a Director of PubCo, effective upon the consummation of the Business Combination. Ms. Osnes serves as a Director at C-LAN (Centre for Leadership and Affect Neuroscience), where she has served on the board of directors since February 2020, and as an Executive Consultant at Succession Consult Ltd since June 2008. In the past, Ms. Osnes was an Advisor to the CEO at the Natural History Museum of the University of Oslo from May 2000 to May 2009, Senior Advisor to the CEO at the University of Oslo from May 1999 to May 2001 and January 1996 to February 1997, and Consultant at KLP (Kommune- og helse-Norges eget pensjonsselskap) from September 1995 to July 1999. Ms. Osnes received a Bachelor’s Degree in Business Administration and Management from the Norwegian School of Management, a Master’s Degree in Organizational Leadership from HEC Paris/INSEAD, and a PhD in Leadership Succession from the University of Oslo. We believe Ms. Osnes’s over 20 years of C-suite-level coaching and consulting experience qualifies her to serve as a Director on our board of directors following the Business Combination.

Peter Hambro intends to serve as a Director of PubCo, effective upon the consummation of the Business Combination. Mr. Hambro serves as Chairman at XAU Resources Inc., where he has served on the board of directors since 2021, Chairman at Peter Hambro Limited since 1990, and Senior Partner at Heads Farm Partnership since 2013. Previously, Mr. Hambro served as Chairman at Petropavlovsk PLC from 1994 to 2017, President Director General at Mines d’Or de Salsigne from 1991 to 2000, Group Head of Sales and subsequently Deputy CEO at Mocatta & Goldsmid from 1981 to 1990, Chief Executive Officer at Richco Bullion Ltd from 1979 to 1981, and Joint Managing Director at Smith St. Aubyn Ltd from 1967 to 1979. Mr. Hambro holds a Bachelor’s Degree from Eton College, and he received specialized training in accounting at Deloitte. We believe Mr. Hambro’s extensive experience in various accounting-related and C-suite-level management roles qualifies him to serve as a Director on our board of directors following the Business Combination.

Gunnar Knutsen expects to be appointed as Chief Operating Officer of PubCo, effective upon the consummation of the Business Combination. Mr. Knutsen has served as Crown LNG AS’s President and Chief Operating Officer since April 1, 2023. From October 2018 until his transition to this role, Mr. Knutsen was Crown’s Chief Executive Officer and Managing Director. Mr. Knutsen has also served as Corporate Management and Project Management for Hire at Gantt Consulting since August 2016. In the past, Mr. Knutsen served as President and CEO at Argo LNG from May 2015 to June 2018, Principal Consultant at OEC Consulting from January 2014 to July 2016, Senior Partner at OEC Consulting from October 1988 to November 2013, Senior Vice President and Chief Executive Officer at Höegh LNG/Höegh FLNG from April 2008 to September 2013, and Senior Project Control Engineer / Project Control Manager at Norwegian Petroleum Consultants (NPC) from July 1981 to October 1988. Mr. Knutsen received a Bachelor of Business Management and Administration from the BI Norwegian Business School and a Bachelor of Science, Production Planning and Technique from Oslo Engineering University. We believe Mr. Knutsen’s 41 years of experience working on major international projects and his expertise in the oil and gas industry qualify him to serve as Crown LNG AS’s President and Chief Operating Officer following the Business Combination.

Corporate Governance

PubCo will structure its corporate governance in a manner that it believes will closely align PubCo’s interests with those of PubCo shareholders following the Business Combination.

PubCo will have independent director representation on its audit committee immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors.

At least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC.

Role of Board in Risk Oversight

The PubCo Board will have extensive involvement in the oversight of risk management related to PubCo and its business and will accomplish this oversight through the regular reporting to the PubCo Board by the audit committee. The audit committee will represent the PubCo Board by periodically reviewing PubCo’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of PubCo business and summarize for the PubCo Board all areas of risk and the appropriate mitigating factors. In addition, the PubCo Board will receive periodic detailed operating performance reviews from management.

Composition of the PubCo Board After the Business Combination

PubCo’s business and affairs will be managed under the direction of the PubCo Board.

Independence of the Board of Directors

In connection with the Business Combination, the PubCo Ordinary Shares and PubCo Warrants will be listed on either the NYSE or Nasdaq. Under the applicable exchange rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the applicable exchange rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the applicable exchange rules, a director will only qualify as an “independent director” if in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the applicable exchange rules. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the applicable exchange rules.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the applicable exchange rules, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (a) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (b) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the applicable exchange rules the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(i)	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and

(ii)	whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Catcha Board has undertaken a review of the independence of each director and considered whether each director of Crown has a material relationship with Crown that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, Catcha anticipates that Peter Hambro, Gry Osnes, and Ellen Hanetho will be considered “independent directors” as defined under the listing requirements and the applicable exchange rules and the applicable rules of the Exchange Act.

Board Committees

After the completion of the Business Combination, the standing committees of the PubCo Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The PubCo Board may, from time to time, establish other committees.

PubCo’s president and chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the PubCo Board will provide appropriate risk oversight.

Audit Committee

Upon the completion of the Business Combination, we expect PubCo to have an audit committee, consisting of Ellen Hanetho, who will be serving as the chairperson, Peter Hambro and Gry Osnes. Each of the members of PubCo’s audit committee will satisfy the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the applicable exchange rules.

Following the Business Combination, the PubCo Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in PubCo’s proxy statement and to assist the PubCo Board to (a) oversee: (i) audits of the financial statements of the Company; (ii) the integrity of the Company’s financial statements; (iii) the Company’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures; (iv) the qualifications, engagement, compensation, independence and performance of the Company’s independent auditor, and the auditor’s conduct of the annual audit of the Company’s financial statements and any other services provided to the Company; and (v) the performance of the Company’s internal audit function, if any; and (b) produce the annual report of the Committee required by the rules of the SEC.

The PubCo Board will adopt a written charter for the audit committee which will be available PubCo’s website upon the completion of the Business Combination.

Compensation Committee

Upon the completion of the Business Combination, we expect PubCo to have a compensation committee, consisting of Gry Osnes, who will be serving as the chairperson, Peter Hambro and Ellen Hanetho. Each of the members of PubCo’s compensation committee will meet the requirements for independence under the under the applicable rules and regulations of the SEC and the applicable exchange rules.

The purpose of the compensation committee is to assist the PubCo Board to (A) carry out the PubCo Board’s overall responsibility relating to organizational strength and executive compensation; (B) assist the PubCo Board in overseeing the Company’s employee compensation policies and practices, including

(i) determining and approving the compensation of the Company’s Chief Executive Officer (“CEO”) and the Company’s other executive officers, and (ii) reviewing and approving incentive compensation and equity compensation policies and programs, and exercising discretion in the administration of such programs; and (C) produce the annual report of the Committee required by the rules of the SEC.

The PubCo Board will adopt a written charter for the compensation committee which will be available on PubCo’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Upon the completion of the Business Combination, we expect PubCo to have a nominating and corporate governance committee, consisting of Peter Hambro, who will be serving as the chairperson, Gry Osnes and Ellen Hanetho. Each of the members of PubCo’s nominating and corporate governance committee will meet the requirements for independence under the applicable rules and regulations of the SEC and the applicable exchange rules.

The purpose of the nominating and corporate governance committee will be to assist the PubCo Board to (i) identify and screen individuals qualified to serve as directors and recommend to the PubCo Board candidates for nomination for election at the annual meeting of shareholders or to fill Board vacancies; (ii) develop, recommend to the PubCo Board and review the Company’s Corporate Governance Guidelines; (iii) coordinate and oversee self-evaluations of the PubCo Board, its committees, individual directors and management in the governance of the Company; (iv) review and approve, if appropriate, any related person transactions and other potential significant conflicts of interest; and (v) review on a regular basis the overall corporate governance of the Company and recommend improvements for approval by the PubCo Board where appropriate.

The PubCo Board will adopt a written charter for the nominating and corporate governance committee which will be available on PubCo’s website upon completion of the Business Combination.

Code of Business Conduct

PubCo will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on PubCo’s website upon the completion of the Business Combination. PubCo’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that PubCo’s Internet website address is provided as an inactive textual reference only. PubCo will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during fiscal year 2022, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our Board or member of our compensation committee.

Compensation of Directors and Executive Officers

Overview

Following the Closing, we expect PubCo’s executive compensation program to be consistent with Crown’s existing compensation policies and philosophies, which are designed to:

•

attract, retain and motivate senior management leaders who are capable of advancing Crown’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;

•	reward senior management in a manner aligned with Crown’s financial performance; and

•	align senior management’s interests with Crown Shareholders’ long-term interests through equity participation and ownership.

Following the Closing, decisions with respect to the compensation of PubCo’s executive officers, including its named executive officers, will be made by the compensation committee of the PubCo Board. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

PubCo anticipates that compensation for its executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. PubCo intends to also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.

Base Salary

PubCo expects that the base salaries of its named executive officers in effect prior to the Business Combination as described under “Crown’s Executive Officer and Director Compensation” will be subject to increases made in connection with reviews by the compensation committee.

Annual Bonuses

PubCo expects that it will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. It expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment and service agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

PubCo expects to use stock-based awards in future years to promote its interests by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of PubCo shareholders. Stock-based awards for its directors and named executive officers may be awarded in future years under a new employee incentive plan upon or after consummation of the Business Combination, which would be adopted by the PubCo Board in connection with the Business Combination.

Other Compensation

PubCo expects to continue to maintain various employee benefit plans currently maintained by Crown and to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by Crown that are not generally available to all employees.

Director Compensation

Following the Business Combination, non-employee directors of PubCo will receive varying levels of compensation for their services as directors and members of committees of the PubCo Board, in accordance with a non-employee director compensation policy that will be put in place following the Business Combination. PubCo anticipates determining director compensation in accordance with industry practice and standards.

CROWN’S EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Crown Named Executive Officer and Director Compensation

This section discusses material components of the executive compensation programs for Crown’s executive officers who are named in the “Summary Compensation Table” below. In 2022, Crown’s named executive officers (“NEO”) and their positions were as follows:

•	Swapan Kataria, Chief Executive Officer

•	Jørn Husemoen, Chief Financial Officer

•	Gunnar Knutsen, President

This discussion may contain forward-looking statements that are based on Crown’s current plans, considerations, expectations, and determinations regarding future compensation programs.

Summary Compensation Table

The following table contains information pertaining to the compensation of Crown’s named executives for the fiscal years 2021 and 2022.

Summary Compensation Table—Fiscal Years 2022 and 2021

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Swapan Kataria*	2022	$499,287	—	—	—	—	—	—	$499,287
Chief Executive Officer	2021	—	—	—	—	—	—	—	—
Jørn Husemoen	2022	$162.000	—	—	—	—	—	$325,000	$487,287
Chief Financial Officer	2021	$182,000	—	—	—	—	—	$363,000	$545,747
Gunnar Knutsen*	2022	—	—	—	—	—	—	$222,000	$222,000
President	2021	—	—	—	—	—	—	$483,000	$483,000

*

Gunnar Knutsen resigned as CEO as of July 10, 2022. As of April 25, 2023, Swapan Kataria entered into the position as CEO of Crown LNG Holding AS and as of April 1, 2023, Gunnar Knutsen entered into the position as President of Crown LNG AS.

Outstanding Equity Awards as of December 31, 2022

There were no outstanding options to acquire Crown ordinary shares held by the Crown’s NEOs as of December 31, 2022. The Crown NEOs did not hold any other outstanding equity awards as of that date.

Executive Employment Agreements

Swapan Kataria Management Consultancy Services Agreement

On January 10, 2022, Crown entered into a Management Consultancy Services Agreement and Service Order Form (the “SK Management Agreement”) with Swapan Kataria, pursuant to which Mr. Kataria hires subcontractors to provide management and consulting services and administrative assistance to Crown in connection with the implementation of its global sales strategy. Pursuant to the SK Management Agreement, Crown makes monthly payments to Mr. Kataria in the amount of NOK 400,000, or approximately $37,452, as adjusted for sick-leave and/or vacation, in exchange for the services and to cover all performance related expenses that are incurred. Pursuant to the SK Management Agreement, the compensation covers (i) wages regarding special supplements, subsistence and other compensation associated with the site location, and all personal taxes, social security contributions and other government levies payable with respect to such remuneration and allowances, (ii) mobilization and demobilization expenses, (iii) pay on public holidays, (iv) wages during illness, military service and leaves of absence, (v) insurance premiums and voluntary or obligatory pension contributions, (vi) medical service expenses, (vii) employer contributions and other applicable taxes and levies payable to public authorities, (viii) fees to employer and employee organizations, (ix) fees to establish and renew the residence and immigration permits, work permits, certificates, licenses, and health certificates, (x) overhead and management fees, (xi) risk and profit related fees, and (xii) business travel expenses. The SK Management Agreement also contains customary provisions and representations, including confidentiality, non-solicitation, and non-disclosure undertakings by Mr. Kataria.

Black Kite Management Consultancy Services Agreement

On July 7, 2020, Crown entered into a Management Consultancy Services Agreement and Service Order Form (the “Kite Management Agreement”) with Black Kite AS (“Kite”), Mr. Husemoen’s management company, pursuant to which Kite hires subcontractors to provide management and advisory services to Crown in connection with the business operations and financial matters of Crown together with Crown’s board of directors. Pursuant to the Kite Management Agreement, Crown makes monthly payments to Kite in the amount of NOK 400,000, or approximately $37,452, as adjusted for sick-leave and/or vacation, in exchange for the services and to cover all performance related expenses that are incurred. Pursuant to the Kite Management Agreement, the compensation includes, but is not limited to: (i) wages for special supplements, subsistence and other compensation associated with the site location, and all personal taxes, social security contributions and other government levies payable with respect to such remuneration and allowances, (ii) wages for mobilization and demobilization, (iii) pay on public holidays, (iv) wages during illness, military service and leaves of absence, (v) wages for insurance premiums and voluntary or obligatory pension contributions, (vi) medical service expenses, (vii) employer contributions and other applicable taxes and levies payable to public authorities, (viii) fees to employer and employee organizations, (ix) fees to establish and renew the residence and immigration permits, work permits, certificates, licenses, and health certificates, (x) overhead and management fees, (xi) wages regarding risk and profit, and (xii) business travel expenses. The Kite Management Agreement also contains customary provisions and representations, including confidentiality, non-solicitation, and non-disclosure undertakings by Kite.

Management for Hire Agreement

On April 1, 2023, Crown entered into a Management for Hire Agreement AS (the “Gantt Hire Agreement”) with Gantt Consulting AS (“Gantt”). The Gantt Hire Agreement stipulates that Crown will engage Mr. Knutsen, owner of Gantt, as the Managing Director of Crown, beginning on April 1, 2023 and remaining in effect for 24 consecutive months, at which point the Gantt Hire Agreement will automatically expire. Either party can terminate the agreement by giving 3 months written notice. In addition to the agreed monthly remuneration of NOK 570,000, or approximately $53,000, Crown will pay for documented travel expenses, representation on behalf of Crown, and a daily allowance for travel corresponding to the rates set by the Norwegian Directorate of Taxes.” The Gantt Agreement stipulates that the Fee is to be raised in accordance with the Norwegian Consumer Price Index on July 1, 2023, and may be adjusted for any sick-leave and or vacation periods.

Director Compensation—Fiscal 2022

The following table sets forth information regarding the compensation paid to, or earned by our directors, during fiscal 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Jørn Skule Husemoen	$130,000	—	$130,000
Swapan Kataria	$56,000	—	$56,000
Per Stian Grobstok	$51,000	—	$51,000
Ellen Hanetho	$5,000	—	$5,000
Aslak Aslaksen	$5,000	—	$5,000

As of December 31, 2022, Crown had no formal plan for compensating its directors. Crown’s directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred. Crown’s board may award special remuneration to any director undertaking any special services on Crown’s behalf other than services ordinarily required of a director.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Catcha and Crown, regarding (i) the beneficial ownership of Catcha Ordinary Shares as of December 1, 2023, and (ii) the expected beneficial ownership of PubCo Ordinary Shares immediately following consummation of the Business Combination (assuming, in each case, a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

•	each person known by Catcha to be the beneficial owner of more than 5% of outstanding Catcha Ordinary Shares on September 1, 2023;

•	each person known by Catcha and Crown who may become the beneficial owner of more than 5% of outstanding PubCo Ordinary Shares immediately following the Business Combination;

•	each of Catcha’s current executive officers and directors;

•	each person who will become an executive officer or a director of PubCo upon consummation of the Business Combination;

•	all of Catcha’s current executive officers and directors as a group; and

•	all of PubCo’s executive officers and directors as a group after the consummation of the Business Combination.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership of Catcha Ordinary Shares prior to the Business Combination is based on 9,714,859 Catcha Ordinary Shares issued and outstanding as of September 1, 2023, which includes (i) an aggregate of 2,214,859 Catcha Class A Ordinary Shares and (ii) an aggregate of 7,500,000 Catcha Class B Ordinary Shares outstanding as of such date.

The expected beneficial ownership of PubCo Ordinary Shares immediately following consummation of the Business Combination have been determined based on the following assumptions, in each case after taking into account shares redeemed by Catcha’s shareholders in connection with the Extension Meeting:

(i).

In a “no redemption” scenario, no Catcha Class A Ordinary Shares are redeemed in connection with the Business Combination; and in a “maximum redemption” scenario, 2,214,859 Catcha Class A Ordinary Shares are redeemed in connection with the Business Combination;

(ii).

70,919,859 PubCo Ordinary Shares will be issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario; and 68,705,000 PubCo Ordinary Shares will be issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” Scenario;

(iii).	Prior to the Closing, no Catcha warrants will be exercised;

(iv).	At or after the Closing, no PubCo Warrants will be exercised;

(v).	None of the investors set forth in the table below has purchased or will purchase Catcha Class A Ordinary Shares in the open market; and

(vi).	There will be no issuance of Catcha Ordinary Shares or PubCo Ordinary Shares from any PIPE financing or additional permitted financing.

If the actual facts are different from the foregoing assumptions, ownership figures in PubCo and the columns under PubCo Post-Business Combination in the table that follows will be different.

	Catcha Pre-Business Combination(2)		PubCo Post-Business Combination
			Assuming No Redemption(3)		Assuming Maximum Redemption(4
Name and Address of Beneficial Owner(1)	Number of Catcha Ordinary Shares	%	Number of PubCo Ordinary Shares	%	Number of PubCo Ordinary Shares	%
5% Holders of Catcha
Catcha Holdings LLC(5)(6)	7,500,000	77.2%	7,500,000	10.6%	7,500,000	10.9%
Directors and Executive Officers of Catcha (Pre-Business Combination)
Patrick Grove(6)	7,500,000	77.2%	7,500,000	10.6%	7,500,000	10.9%
Luke Elliot(6)	7,500,000	77.2%	7,500,000	10.6%	7,500,000	10.9%
Wai Kit Wong	—	—	—	—	—	—
James Graf	—	—	—	—	—	—
Rick Hess	—	—	—	—	—	—
Yaniv Ghitis	—	—	—	—	—	—
All Catcha officers and directors as a group	7,500,000	77.2%	7,500,000	10.6%	7,500,000	10.9%
5% Holders of PubCo
Catcha Holdings LLC	7,500,000	77.2%	7,500,000	10.6%	7,500,000	10.9%
Swapan Kataria(7)	—	—	17,239,145	24.3%	17,239,145	25.1%
GBTRON Limited(8)	—	—	5,404,987	7.6%	5,404,987	7.9%
Asha Gupta(9)	—	—	5,361,965	7.6%	5,361,965	7.8%
Raghava Corporate Pte Ltd(10)	—	—	3,687,703	5.2%	3,687,703	5.4%
Directors and Executive Officers of PubCo (Post-Business Combination)
Swapan Kataria(7)	—	—	17,239,145	24.3%	17,239,145	25.1%
Jørn Skule Husemoen(11)	—	—	1,389,881	2.0%	1,389,881	2.0%
Gunnar Knutsen(12)	—	—	312,525	0.5%	312,525	0.5%
All PubCo directors and executive officers as a group (persons)

(1)	Unless otherwise noted, the business address of each of our shareholders is 3 Raffles Place, #06-01 Bharat Building, Singapore 048617.
(2)

The pre-Business Combination percentage of beneficial ownership in the table above is calculated based on 9,714,859 Catcha Ordinary Shares outstanding as of the September 1, 2023. Unless otherwise indicated, Catcha believes that all persons named in the table have sole voting and investment power with respect to all Catcha Ordinary Shares beneficially owned by them prior to the Business Combination.

(3)

The post-Business Combination percentage of beneficial ownership is calculated based on 70,919,859 PubCo Ordinary Shares outstanding. Such amount assumes that none of Catcha’s public shareholders have redeemed their PubCo Ordinary Shares. Unless otherwise indicated, PubCo believes that all persons named in the table have sole voting and investment power with respect to all PubCo Ordinary Shares beneficially owned by them prior to the Business Combination.

(4)

The post-Business Combination percentage of beneficial ownership is calculated based on 68,705,000 PubCo Ordinary Shares outstanding. Such amount assumes that 100% of the Catcha Class A Ordinary Shares have been redeemed. Unless otherwise indicated, PubCo believes that all persons named in the table have sole voting and investment power with respect to all PubCo Ordinary Shares beneficially owned by them prior to the Business Combination.

(5)	Represents 7,500,000 Catcha Class B Ordinary Shares directly held by the Sponsor.
(6)

Patrick Grove and Luke Elliott share voting and investment control over the shares held by Catcha Holdings LLC. Mr. Grove and Mr. Elliott disclaim any beneficial ownership of the securities held by Catcha Holdings LLC other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(7)

Represents shares held by Citibank, N.A. Nominee. The Kataria Capital Corporation owns 100% of the interest in the securities held by Citibank, N.A. Nominee and has sole voting and investment power of the securities held by Citibank, N.A. Nominee. The Kataria Trust owns 100% of the interest in Kataria Capital Corporation and has sole voting and investment power of the securities held by Kataria Capital Corporation. Swapan Kataria is the trustee of the Kataria trust and has sole voting and investment power of the securities held by the Kataria Trust. The address for Citibank, N.A. Nominee is 1 North Wall Quay, Dublin.

(8)

Ashish Dixit owns 100% of the interest in GBTRON Limited and has sole voting and investment power of the securities held by GBTRON Limited. The address for GBTRON Limited is 45 Point Street, London, SW1X 0BD, UK.

(9)	The address for Asha Gupta is Villa 411, Polo Townhouse, Nad al Sheba1, Dubai 186906.
(10)

Devavarapu Tvisha Ragendri owns 100% of the interest in Raghava Corporate Pte Ltd and has sole voting and investment power of the securities held by Raghava Corporate Pte Ltd. The address for Raghava Corporate Pte Ltd is 7500A Beach Road, #14-302, The Plaza, Singapore 199591.

(11)

Represents shares held by Black Kite AS. Jørn Skule Husemoen owns 100% of the interest in Black Kite AS and has sole voting and investment power of the securities held by Black Kite AS. The address for Jørn Skule Husemoen is Askekroken 11, 0277 Oslo, Norway.

(12)

Represents 249,688 shares held directly and 62,837 shares held indirectly by Gantt Consulting AS. Gunnar Knutsen owns 100% of the interest in Gantt Consulting AS and has sole voting and investment power of the securities held by Gantt Consulting AS. The address for Gunnar Knutsen is Askekroken 11, 0277 Oslo, Norway.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — Catcha

Founder Shares

On December 28, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 founder shares. On February 11, 2021, Catcha effected a share capitalization resulting in the Sponsor holding an additional 718,750 founder shares for an aggregate of 7,906,250 founder shares, including up to 1,031,250 founder shares subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised. On February 17, 2021, the underwriter partially exercised its over-allotment option, as a result of which 625,000 founder shares were no longer subject to forfeiture. On March 28, 2021, the over-allotment option expired, as a result of which 406,250 founder shares were forfeited. As of September 30, 2023 and December 31, 2022, there were 7,500,000 founder shares issued and outstanding.

The Sponsor and Catcha’s directors and executive officers have agreed not to transfer, assign or sell any of their founder shares (except to certain permitted transferees and under certain circumstances) until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which Catcha completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of Catcha’s shareholders having the right to exchange their Catcha Class A Ordinary Shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances.

Letter Agreement dated February 11, 2021

Catcha, the Sponsor and Catcha’s officers and directors entered into a letter agreement dated February 11, 2021, pursuant to which the Sponsor and Catcha’s officers and directors have each agreed that if Catcha seeks shareholder approval of a proposed initial business combination, then in connection with such proposed initial business combination, they will vote any founder shares and public shares held by them in favor of such proposed initial business combination (including any proposals recommended by the Catcha Board in connection with such initial business combination) and not redeem any public shares held by them, in connection with such shareholder approval.

In addition, the Sponsor and Catcha’s officers and directors agreed that they will not propose any amendment to Catcha’s Existing Governing Documents (A) that would modify the substance or timing of Catcha’s obligation to provide holders of our Catcha Class A Ordinary Shares the right to have their shares redeemed in connection with Catcha’s initial business combination or to redeem 100% of our public shares if Catcha does not complete our initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) or (B) with respect to any other provision relating to the rights of holders of Catcha Class A Ordinary Shares, unless Catcha provides our public shareholders with the opportunity to redeem their Catcha Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Catcha to pay our income taxes, if any, divided by the number of the then-outstanding public shares, subject to the limitations described herein.

Additionally, the Sponsor and Catcha’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares held by them if Catcha fails to complete an initial business combination within the prescribed time frame. If we do not complete an initial business combination within the prescribed time frame, the private placement warrants will expire worthless.

The Sponsor and Catcha’s officers and directors have also agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with (i) the completion of an initial business combination and (ii) a shareholder vote to approve an amendment to our Existing Governing Documents (A) that would modify the substance or timing of our obligation to provide holders of Catcha Class A Ordinary Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of our public shares if Catcha does not complete an initial business combination by February 17, 2024 (or such earlier date as determined by the Catcha Board) or (B) with respect to any other provision relating to the rights of holders of our Catcha Class A Ordinary Shares.

Except as described herein, the Sponsor and Catcha’s officers and directors have agreed not to transfer, assign or sell any founder shares held by them until the earliest of (A) one year after the completion of Catcha’s initial business combination and (B) subsequent to Catcha’s initial business combination, (x) if the closing price of our Catcha Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which Catcha completes a liquidation, merger, share exchange or other similar transaction that results in all of Catcha’s public shareholders having the right to exchange their Catcha Ordinary Shares for cash, securities or other property (the “lock-up”); except to certain permitted transferees and under certain circumstances.

Notwithstanding the foregoing, if the closing price of our Catcha Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination or (2) if Catcha consummates a transaction after an initial business combination which results in Catcha’s shareholders having the right to exchange their shares for cash, securities or other property, the founder shares will be released from the lock-up.

The Sponsor and Catcha’s directors and executive officers have also agreed not to transfer any of their private placement warrants (including the Class A Ordinary Shares issuable upon exercise of the private placement warrants) until 30 days after the completion of the initial business combination.

Promissory Note-Related Party

On December 28, 2020, Catcha issued an unsecured promissory note to the Sponsor, pursuant to which Catcha was allocated to borrow up to $300,000 to be used for a portion of the expenses of the initial public offering. These loans were non-interest bearing, unsecured and were due at the earlier of September 30, 2021 or the closing of the initial public offering. On February 22, 2021, Catcha repaid $131,259 of amounts borrowed from the Sponsor, the funds of which were used to pay offering costs. The note was terminated on February 22, 2021.

Related Party Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of Catcha’s officers and directors may, but are not obligated to, provide Catcha with working capital loans. If Catcha completes the initial Business Combination, Catcha would repay the working capital loans. In the event that the initial Business Combination does not close, Catcha may use a portion of the working capital held outside the Trust Account to repay the working capital loans but no proceeds from the Trust Account would be used to repay the working capital loans. A portion of the working capital loans, not to exceed $1.5 million , may be convertible into private placement warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

On December 13, 2022, Catcha issued the $1.5 Million Convertible Promissory Note under the working capital loan to the Sponsor, pursuant to which Catcha may borrow up to $1.5 million from the Sponsor. Such note may, at the Sponsor’s discretion, be converted into private placement warrants at a price of $1.50 per warrant at a price of $1.50 per warrant with each warrant entitling the holder to purchase one Catcha Class A

Ordinary Share at a price of $11.50 per share, subject to the same terms applicable to the private placement warrants issued in connection with Catcha’s initial public offering. The $1.5 Million Convertible Promissory Note will not bear any interest, and will be repayable by Catcha to the Sponsor, on a date that is the earlier of (a) the consummation of Catcha’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of Catcha. The maturity date of the $1.5 Million Convertible Promissory Note may be accelerated upon the occurrence of an Event of Default (as defined under the $1.5 Million Convertible Promissory Note). As of January 31, 2024, Catcha had received $1,134,938 for working capital purposes under the $1.5 Million Convertible Promissory Note.

On February 14, 2023, Catcha issued the Extension Note to the Sponsor, pursuant to which Catcha may borrow the Extension Loan from the Sponsor. Pursuant to the Extension Note, from February 17, 2023 to February 17, 2024 (or such earlier date as is determined by the Catcha Board), the Sponsor has agreed to deposit into the Trust Account the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed Catcha Class A Ordinary Share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial Business Combination, and (ii) the date that $900,000 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants (the “Extension Loan Warrants”) to purchase Catcha Class A Ordinary Shares, par value $0.0001 per share, at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Catcha Class A Ordinary Share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants issued in connection with Catcha’s initial public offering. The terms of the Extension Loan Warrants will be identical to those of the private placement warrants. The Extension Loan will not bear any interest, and will be repayable by Catcha to the Sponsor, on a date that is the earlier of (a) the consummation of Catcha’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of Catcha. The maturity date of the Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined under the Extension Note). As of January 31, 2024, Catcha had received $900,000 under the Extension Loan. Using these loans received, Catcha deposited nine tranches of $75,000 into the Trust Account on February 22, 2023, March 21, 2023, April 19, 2023, May 19, 2023, June 20, 2023, July 20, 2023, August 21, 2023, September 20, 2023, October 20, 2023, a tranche of $50,000 on November 15, 2023, and a tranche of $25,000 on November 21, 2023, a tranche of $75,000 on December 20, 2023, and a tranche of $75,000 on January 19, 2024. As of January 31, 2024, Catcha had received $900,000 for the extension deposits under the Extension Note.

Support Agreement

Catcha has agreed, commencing on the date the securities of Catcha were first listed on the NYSE, to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of Catcha’s management team. For the nine months ended September 30, 2023, the year ended December 31, 2022 and for the period from February 12, 2021 to December 31, 2021, Catcha incurred $90,000, $120,000 and $106,000 in expenses in connection with such services which were recorded in the statements of operations. As of September 30, 2023, December 31, 2022 and 2021, there was $211,366, $125,625 and $6,000 of such expenses outstanding and recorded as due to related party on the balance sheets. As of September 30, 2023, there was $211,366 of such expenses outstanding and recorded as due to related party on the balance sheets. Upon completion of the Business Combination or Catcha’s liquidation, Catcha will cease paying these monthly fees.

Subscription Agreement

On March 9, 2023 Catcha entered into the March Subscription Agreement with the Sponsor and Polar, pursuant to which the Sponsor sought to raise $1.2 million to fund the Extension and to provide working capital to Catcha. The Sponsor committed to fund $900,000 of this amount through the Extension Note described above and Polar has agreed to provide the remaining $300,000. Catcha will make the Drawdown Request for funds from the Sponsor for working capital purposes. In consideration of the Capital Call(s) made thereunder, Catcha will issue 300,000 Catcha Class A Ordinary Shares to Polar at the closing of a Business Combination. Any amounts funded by the Sponsor to Catcha under a Drawdown Request shall not accrue interest and shall be promptly repaid by Catcha to the Sponsor upon the Closing. Following receipt of such sums from Catcha, and in any event within five business days of the Closing, the Sponsor or Catcha shall pay to Polar, an amount equal to all Capital Calls funded under the March Subscription Agreement (the “Business Combination Payment”). Catcha and Sponsor are jointly and severally obligated to make the Business Combination Payment to Polar. Polar may elect at the Closing to receive such Business Combination Payment in cash or Catcha Class A Ordinary Shares at a rate of one Catcha Class A Ordinary Shares for each $10.00 of the Capital Calls funded under the March Subscription Agreement. If Catcha liquidates without consummating the Business Combination, any amounts remaining in the Sponsor or Catcha’s cash accounts after paying any outstanding third party invoices (excluding any due to the Sponsor), not including the Trust Account, will be paid to Polar within five (5) calendar days of the liquidation.

On October 25, 2023, Catcha, the Sponsor and Polar entered into the October Subscription Agreement, pursuant to which, Polar agreed to fund a capital contribution of $750,000, without interest, to Catcha and in consideration thereof, Catcha agreed to cause PubCo to issue 750,000 shares of Class A Common Stock to Polar at the Closing. The Sponsor and Catcha, jointly and severally, agreed to promptly repay the $750,000 to Polar within five (5) business days of the Closing.

On October 27, 2023, Catcha and Crown entered into a promissory note whereby Catcha agreed to provide a loan in the principal amount of $750,000 to Crown to fund working capital until the Closing. On October 30, 2023, the $750,000 loan was provided by Catcha to Crown. Crown has agreed to repay the $750,000 to Catcha within ten (10) business days of Catcha providing Crown with written notice of demand after the Closing.

Private Placement Warrants

Substantially concurrent with the closing of its initial public offering, Catcha completed the private placement sale of 5,333,333 private placement warrants at a purchase price of $1.50 per private placement warrant, to the Sponsor generating gross proceeds to Catcha of $8 million. The proceeds from the sale of the private placement warrants were added to the proceeds from Catcha’s initial public offering held in the Trust Account. If Catcha does not complete a business combination within the relevant period, the private placement warrants will expire worthless.

The private placement warrants (including the Catcha Class A Ordinary Shares issuable upon exercise of the private placement warrants) will not be transferable, assignable, or salable until 30 days after the completion of the initial business combination and they will not be redeemable by Catcha so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Catcha and exercisable by the holders on the same basis as the warrants included in the units that were sold in its initial public offering.

Registration and Shareholder Rights Agreement

The holders of the founder shares, the Class A Ordinary Shares that will be issued to Polar at the Closing of the initial Business Combination, private placement warrants and any warrants that may be issued upon conversion of working capital loans (and any Catcha Class A Ordinary Shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Catcha registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Catcha’s completion of its initial Business Combination. However, the registration and shareholder rights agreement provides that Catcha will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the founder shares, and (ii) in the case of the private placement warrants and the respective Catcha Class A Ordinary Shares underlying such warrants, 30 days after the completion of the initial Business Combination. Catcha will bear the expenses incurred in connection with the filing of any such registration statements.

As a condition to the Closing, Catcha, Crown, PubCo, certain Crown Shareholders, Catcha’s directors and officers and the Sponsor will enter into a Registration Rights Agreement (i) amending and restating the original registration and shareholder rights agreement, in its entirety, and (ii) pursuant to which, among other things, PubCo will provide certain registration rights for PubCo Ordinary Shares and PubCo Warrants held by the applicable parties to the Registration Rights Agreement, subject to certain exceptions and as more fully described in the Registration Rights Agreement. For additional information, see “The Business Combination Proposal —Related Agreements — Registration Rights Agreement.”

Lock-Up Agreement

As a condition to the Closing, Catcha, Crown, PubCo, certain Crown Shareholders, the Sponsor, and Crown’s and Catcha’s directors and officers will enter into the Lock-Up Agreement pursuant to which, among other things, the applicable parties will agree not to transfer, sell, assign or otherwise dispose of any PubCo’s equity securities held by such persons for 12 months following the Closing, in each case subject to certain exceptions and as more fully described in the Lock-Up Agreement. For additional information, see “The Business Combination Proposal — Related Agreements — Lock-Up Agreement.”

Certain Relationships and Related Person Transactions — Crown

KGLNG Agreement

On August 3, 2023, EAST, Crown India AS, Crown, and PubCo entered into the KGLNG Agreement. Prior to the execution of the KGLNG Agreement, (a) EAST owned 99.81% of KGLNG’s share capital and (b) Mr. Swapan Kataria, Crown’s Chief Executive Officer, in turn owned 50% of EAST’s share capital.

Subject to the relevant conditions and terms contained therein, the parties agreed to effect the following:

(i) Amendment of Exclusivity Agreement. Crown India Limited (formerly known as Asia First Holdings Limited), a private company with limited liability incorporated in Hong Kong and a subsidiary of Crown India AS, and EAST amended the exclusivity agreement entered into between them dated June 3, 2020 (as later amended) relating to the development of the Kakinada Project, in order to extend the long stop date for achieving the FID of the Kakinada Project from December 31, 2022 to December 31, 2025;

(ii) Grant of Future Payment Right. KGLNG Seller granted to KGLNG Buyer the KGLNG Future Payment Right in an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals to $3.266 billion. In exchange, KGLNG Buyer shall issue the KGLNG FP Promissory Note to KGLNG Seller in the principal amount of $275 million. The KGLNG FP Promissory Note shall be transferred by the KGLNG Seller to Crown against the issuance of 137,500,000 new shares of Crown to KGLNG Seller; and

(iii) Grant of Option. KGLNG Seller granted to KGLNG Buyer the KGLNG Option to purchase all shares of KGLNG held by KGLNG Seller. The KGLNG Option is exercisable by KGLNG Buyer at its discretion, at any time from the completion of the Business Combination to August 3, 2024. Upon the exercise of the KGLNG Option, the exercise price will be settled by the KGLNG Buyer by (a) the issuance of the KGLNG Purchase Promissory Note in favor of KGLNG Seller in the principal amount of $60 million and (b) an assumption of KGLNG Seller’s liability under the KGLNG Future Payment Right. Immediately thereafter, KGLNG Seller shall transfer the KGLNG Purchase Promissory Note to PubCo in consideration for the issuance of PubCo Ordinary Shares for an aggregate amount of $60 million based on a per share price equal to 95% of the closing price of PubCo Ordinary Shares on the business day prior to the option exercise. In addition, upon the option exercise, Crown India Limited, EAST and KGLNG will enter into a novation agreement, whereby EAST will transfer all its rights and obligations under the amended Exclusivity Agreement between Crown India Limited and EAST dated August 27, 2020 to KGLNG.

GBTRON Agreement

On August 3, 2023, GBTRON, Crown, and PubCo entered into the GBTRON Agreement. Prior to the execution of the GBTRON Agreement, Mr. Swapan Kataria, Crown’s Chief Executive Officer, indirectly owned 90% of GBTRON’s share capital.

Subject to the relevant conditions and terms contained therein, the parties agreed to effect the following:

(i) Amendment of Exclusivity Agreement. GBTRON and Crown amended the exclusivity agreement entered into between them dated August 27, 2020 relating to the development of the Grangemouth Project, in order to, among other things, extend the long stop date of the FID for the Grangemouth Project to December 31, 2025.

(ii) Asset Transfer. GBTRON (a) will set up NewCo and (b) will effect the NewCo Assets Transfer upon exercise of the GBTRON Option by Crown.

(iii) Grant of Option. GBTRON granted to Crown the GBTRON Option to require that GBTRON (a) transfers the NewCo Assets to NewCo and (b) sells all the issued shares of NewCo to Crown at a nominal exercise price of £1 in aggregate. The GBTRON Option is exercisable by Crown, at its discretion, at any time from the completion of the Business Combination to August 3, 2024. Upon the exercise of the GBTRON Option, GBTRON will execute the NewCo Assets Transfer and NewCo will issue the NewCo Purchase Promissory Note in favor of GBTRON in the principal amount of $25 million as consideration for the transfer of the NewCo Assets. GBTRON will transfer the shares in NewCo to Crown for a cash consideration of $1.00. Immediately thereafter, GBTRON shall transfer the NewCo Purchase Promissory Note to PubCo in consideration for the issuance of PubCo Ordinary Shares for an aggregate amount of $25 million based on a per share price equal to 95% of the closing price of PubCo Ordinary Shares on the business day prior to the option exercise.

Exclusivity Agreement between Crown and GBTRON

Crown and GBTRON entered into an Exclusivity Agreement dated August 27, 2020 relating to the Grangemouth Project. Under this agreement, Crown was granted the exclusive rights to develop, own, and operate the lease of the FSRU to GBTRON. Per the Agreement, as amended by an amendment agreement entered into on August 3, 2023, Crown is obligated to pay (a) $1.5 million by September 30, 2023, (b) $2.5 million by December 31, 2022, and (c) an annual exclusivity fee of $1.0 million starting on December 31, 2023, and until FID of the FSRU. This agreement was amended on August 3, 2023, in conjunction with the GBTRON Agreement.

Exclusivity Agreement between Crown India Limited and EAST

Crown India Limited and EAST entered into an Exclusivity Agreement dated June 3, 2020, for the development of the Kakinada deepwater port. Pursuant to this agreement, EAST granted Crown India Limited the exclusive right to develop, operate, own, and lease to EAST the re-gas Terminal and sub-sea Pipeline, and EAST was obligated to maintain it’s shareholding of 525,000 shares of the total 526,000 shares in KGLNG. EAST and KGLNG were also restricted from entering any alternative solutions for the development of or relation to the license and/or deepwater port, including all connected licenses and sub-licenses. As per the last amendment, the parties shall endeavor to ensure FID is achieved no later than December 31, 2025. This agreement was amended first on September 9, 2020, then on March 31, 2021, and finally in conjunction with the KGLNG Agreement on August 3, 2023.

GBS Infra Pte Ltd Investment Agreement

Crown entered into a Share Purchase Agreement for shares in EAST, dated February 25, 2021, by and between Crown and GBS Infra Pte Ltd. This agreement granted an option to Crown to buy shares equal to 15% ownership in EAST. The consideration consisted of (1) a first payment of $500,000. which transferred the value of the option to purchase the fifteen percent (15%) of total outstanding shares in EAST for a total fixed price of $15.0 million; (2) a second payment at the closing of PRE-FID funding for Crown for $1.5 million to GBS Infra Pte Ltd for an option to purchase 2.5% of the total outstanding shares in EAST; and (3) the remaining option may be purchased at successful FID with the completion of the final payment of $13.0 million. Crown has transferred the implementation of this agreement to Crown India Limited, which holds the option described above. This agreement contains tag-along rights and drag-along rights and is governed by the laws of Singapore.

Joint Development Agreement

Crown entered into Joint Development Agreement with LNG-9 Pte Ltd on October 1, 2018. Under this agreement, Crown paid a general retainer of $15,000 per month to LNG-9 Pte Ltd for services including the development of projects requiring LNG infrastructure, promoting Crown’s solutions and technology, assisting in marketing activities, providing access to LNG-9 offices and resources, etc. This contract includes an exclusivity restriction, a requirement for written approval to any change of control for either Party or their subsidiaries, and an anti-assignment clause, among others. The duration of the agreement as contemplated was five years but the agreement was terminated in the first quarter of 2023, with the termination effective December 31, 2022.

Service Agreement for Kakinada Project

Crown India Limited entered into a Service Agreement with LNG-9 Pte Ltd on February 26, 2019. Under this agreement, LNG-9 Pte Ltd agreed to advise and assist Crown India Limited regarding, among other responsibilities, assisting Crown India Limited in consummating (1) an Exclusivity Agreement for project development, delivery, and operation & maintenance for the LNG terminal for a minimum of thirty (30) years; (2) Investment Agreement for minority ownership in EAST; and (3) Lease Agreement, including operation & maintenance, between Crown India Limited and KGLNG. As compensation, Crown India Limited paid a retainer of $30,000 per month to LNG-9 Pte Ltd. This retainer was discontinued in the first fiscal quarter of 2023. Additionally, Crown India Limited agreed to pay the following milestone fees: (1) on signing the Exclusivity Agreement for the LNG terminal, $6 million, which may be paid in shares by a conversion, which is based on the valuation used in pre-FID funding with a 20% discount; (2) on signing the Investment Agreement for minority ownership of 15% or more in EAST, $2 million, which may be paid in shares by a conversion, which is based on the valuation used in pre-FID funding with a 20% discount; and (3) on signing the Lease Agreement with KGLNG, $7.8 million, payable at FID 50% paid in cash and 50% in share by shares by a conversion, which is based on the valuation used in FID funding with a 20% discount. The liability is recognized in the financial statements as a cash-settled share-based payment liability and measured based on the probability that it will become payable (probability-adjusted) and discounted with the time value of money.

On March 9, 2023, the parties entered into an Amendment to Service Agreement for the purposes of waiving the monthly $30,000 retainer as of January 1, 2022 and forgiving accrued fees for the period from January 2022 through December 2022. For the avoidance of doubt, the retainer fee accrued up to December 31, 2021, accrued and was payable subject to the terms of the original agreement.

Loan Agreement between LNG-9 Pte. Ltd. and Crown LNG Holding AS

LNG-9 Pte. Ltd. entered into a Loan Agreement with Crown dated May 16, 2023. In this agreement, LNG-9 Pte Ltd loaned Crown NOK 2.12 million, equal to $200,000.00 at the foreign exchange rate set by the Norwegian Central Bank as of May 12, 2023. Pursuant to the agreement, the loan was to be repaid, at the earliest, three months after receipt by Crown, unless (a) a SPAC provided a commercially reasonable offer with respect to the purchase of shares in Crown and (b) Crown declined such offer, in which case Crown would have been obligated to repay the loan to LNG-9 Pte. Ltd within five business days of declining such offer. The interest accrued at a rate of 0.5% per month and is unsecured. The agreement was amended on June 16, 2023, which adjusted the interest rate from 0.5% per month to 2% per month, and the loan remains outstanding.

Loan Settlement Agreement between Crown, Crown LNG AS, and Crown India AS

Crown, Crown LNG AS, and Crown India AS entered into a Loan Settlement Agreement on September 9, 2022. Under the agreement, Crown was to offer the shareholder lenders to assume their creditor positions under the shareholder loans against settlement in shares in CIO Investments AS. All shareholder lenders accepted the offer, entailing that the respective creditor positions were transferred to Crown. It is intended that Crown shall (i) convert the outstanding amounts under the loans in capital increases by contribution in kind Crown India AS and Crown LNG AS, respectively. As the lenders under the loan against Crown India AS had an existing right to convert their outstanding claims under the loan into shares in Crown India AS under the then applicable shareholder loan agreement at a strike which were more favorable than the strike offered for the settlement shares in CIO Investments AS, each lender under the loan was given a right to receive a cash compensation of NOK 0.68 per share in CIO Investments AS received by these lenders, conditional on the Crown completing a listing of its shares on a regulated market place (IPO).

Emerging Asia Capital Partners Company Limited (EACP)

On April 1, 2022, Crown India AS and Crown entered into an engagement letter with Emerging Asia Capital Partners Company Limited (EACP). Pursuant to the engagement letter, EACP was appointed to act as financial advisor to Crown and Crown India AS well as regarding the debt and equity funding for the Kakinada Project. EACP was retained to work with Crown and its other advisors to raise equity at either Crown or Crown India AS level at an attractive valuation via a range of options sufficient to fund the 25% equity requirement of the Kakinada Project and to arrange and coordinate all aspects of debt requirements for the Kakinada Project financing.

The engagement letter stipulated that Crown will pay to EACP a monthly retainer fee equal to $20,000 beginning on April 1, 2022. The engagement letter included a financing success fee equal to 3% of the equity financing raised to be paid on the date of transaction financial closings (“TFC”) for both equity financing for Crown and debt financing for the Kakinada Project and fund this payment as a use of proceeds from the initial equity investment. Additionally, Crown agreed to pay (or cause any subsidiary or funding vehicle to pay) to EACP a financing success fee equal to 1% of the project debt financing raised on the date of TFC and fund this payment as a use of proceeds from the initial debt drawdown.

On July 19, 2023, the parties entered into an amendment agreement to amend the engagement letter, in which the monthly retainer fee was amended to $80,000 per month, to be paid in shares of Crown Common Stock (and not in cash). Under the amended engagement letter, Crown will issue a promissory note monthly for the services provided under the engagement, and the promissory note issued will be used by EACP as settlement for the shares. Additionally, Crown will pay to EACP a financing success fee equal to 3% on the equity financing raised if the source of introduction is EACP, Crown India AS, Crown, Mr. Swapan Kataria, LNG-9 Pte. Ltd. or KGLNG, and 1% if the source of introduction is from another party. The amendment agreement also expands EACP’s scope of work to include all of Crown’s LNG terminals in addition to the Kakinada Project.

Sales and Purchase for Accounts Receivable between Crown Entities

On March 24, 2021, Crown and Crown India AS entered into a Sales and Purchase Agreement for Accounts Receivable. This agreement concerns Crown’s right, title, and interest in the accounts receivable on Crown LNG India Limited. At the time of execution, the accounts receivable was valued at $16.5 million As consideration, Crown LNG India AS paid NOK 141,715,200.00 in kind through issuance of common shares at a price per share of NOK 53.575, for a total of 2,645.174 new shares.

Management Agreements for Crown

On January 10, 2022, Swapan Kataria entered into a contract for management consultancy services to Crown. The planned end date is December 31, 2028 with an option to extend the term by 12 consecutive months with three month’s prior notice to Mr. Kataria. As compensation, Mr. Kataria receives NOK 400,000 per month, which is fixed until December 31, 2023 with yearly increases in fee in accordance with average salary adjustments.

Certain Relationships and Related Person Transactions — PubCo

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, the PubCo Board expects to adopt a written related-party transactions policy that conforms with the requirements for issuers having securities listed on either the NYSE or Nasdaq. Under the policy, PubCo’s audit committee will serve as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, PubCo’s nominating and governance committee will serve as the approval authority for such transaction. PubCo’s legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial Officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that PubCo intends to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Catcha is an exempted company limited by shares incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Existing Governing Documents generally govern the rights of Catcha’s shareholders. The Cayman Islands Companies Act and the laws of the Cayman Islands generally applicable to Cayman Islands exempted companies differ in some material respects from the Jersey Companies Law and the laws generally applicable to Jersey, Channel Islands corporations and their shareholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Charter. As a result, when you become a PubCo shareholder, your rights will differ in some regards as compared to when you were a shareholder of Catcha.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of Catcha and PubCo according to applicable law and/or the organizational documents of Catcha and PubCo. You also should review the Proposed Charter of PubCo attached hereto as Annex C to this proxy statement/prospectus, as well as the corporate laws of the Cayman Islands and the Jersey, Channel Islands, including the Cayman Islands Companies Act and the Jersey Companies Law, to understand how these laws apply to Catcha and PubCo.

	Cayman Islands	Jersey, Channel Islands
Applicable legislation	Companies Act (as revised) of the Cayman Islands	Jersey Companies Law (as revised)

Shareholder Approval of Business Combinations and Asset Sales

Mergers under the Cayman Islands Companies Act require a special resolution, and any other authorization as may be specified in the articles of association of each constituent company in the merger. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers.

Where a bidder in connection with a tender offer / contractual acquisition of equity (i.e., not a statutory merger under the Cayman Islands Companies Act) has acquired 90% or more in value of the shares in a Cayman Islands company, it can (unless the Grand Court of the Cayman Islands thinks fit to order otherwise following application by the remaining shareholders) compel the acquisition of the shares of the remaining shareholders and

The Jersey Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under the Jersey Companies Law requires the directors of the constituent companies to enter into and to approve a written merger agreement, which must also be authorized by a special resolution of the shareholders of each constituent company (which requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting (or such higher threshold as may be set out in a company’s articles of association)). See “Description of PubCo’s Securities — Voting Rights” above. In relation to any merger or consolidation under the Jersey Companies Law, unlike dissenting shareholders of a Cayman Islands company, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to

Cayman Islands	Jersey, Channel Islands

thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by the Grand Court of the Cayman Islands and approved by 75% in value of shareholders in attendance and voting (either in person or by proxy) at a general meeting.

receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger.

The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of the company’s outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares to which the offer relates, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different than those under which the person made such offer.

In addition, where the company and its creditors or shareholders or a class of either of them propose a compromise or arrangement between the company and its creditors or our shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of the company’s shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the

	Cayman Islands	Jersey, Channel Islands

court, is binding upon the company and all the creditors, shareholders or members of the specific class of either of them (as applicable). Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above, taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

The Jersey Companies Law contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and act in good faith, for a proper purpose and in the interests of the company.

Shareholder Votes for Routine Matters	Under the Cayman Islands Companies Act, the Jersey Companies Law, the Existing Governing Documents and the Proposed Charter, routine corporate matters, requiring shareholder approval, may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so, vote in person or by proxy at the applicable meeting).

Requirement for Quorum	Under both the Cayman Islands Companies Act and the Jersey Companies Law, a quorum for a shareholder meeting is set in the articles of association for the relevant entity.

Under the Proposed Charter, members holding in aggregate at least one-third of all voting share capital of the Company present in person or by proxy and entitled to vote shall be a quorum.

Shareholder Consent to Action Without Meeting	Shareholder action by unanimous written resolutions is permitted by the Existing Governing Documents.	Under the Jersey Companies Law, unless prohibited by the Proposed Charter, a unanimous written consent by each shareholder entitled to vote on the matter may effect any matter that otherwise

	Cayman Islands	Jersey, Channel Islands

may be brought before a shareholders’ meeting, except for the removal of auditors. Such consent shall be deemed effective when the instrument, or the last of several instruments, is last signed or on such later date as is specified in the resolution. Furthermore, a company’s articles of association may permit written resolutions to be passed by such number of members that would be required to pass the resolutions at a general meeting.

Unless prohibited by a company’s articles of association, the members of a company have a power to require a company to circulate a resolution that may properly be proposed and is to be proposed as a written resolution.

The Proposed Charter will prohibit the ability of shareholders to act by written consent in lieu of a meeting.

Interested Director Transactions; Fiduciary Duties of Directors

A director owes fiduciary duties to a company, including to exercise powers for the purposes conferred, exercise independent judgment, not make secret profits, avoid conflicts of interest and act in good faith in the best interests of the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill in the exercise of their powers and in the conduct of the company’s affairs.

Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.

A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by Special Resolution and the nature and extent of the director’s interest in the transaction are

	Cayman Islands	Jersey, Channel Islands
disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.

Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Classified Board	A classified board is permitted under both the Cayman Islands Companies Act and the Jersey Companies Law.

Appraisal Rights	Minority shareholders that dissent from a merger are entitled to be paid the fair value of their shares, which, if necessary, may ultimately be determined by the Grand Court of the Cayman Islands.	In relation to any merger or consolidation under the Jersey Companies Law, unlike dissenting shareholders of a Cayman company, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger and the Court’s powers extend to specifying terms of acquisition different from those of the offer (which could include terms as to price or form of consideration).

Dissolution and Winding Up	Under the Cayman Islands Companies Act and the Existing Governing Documents, Catcha may be voluntarily wound up by a special resolution of the shareholders. In addition, a company may be wound up by the Grand Court of the Cayman Islands under a number of circumstances specified in the Cayman Islands Companies Act.	Under the Jersey Companies Law and the Proposed Charter, PubCo may be voluntarily dissolved, liquidated or wound up by a Special Resolution of the shareholders. In addition, a company may be wound up by the courts of Jersey if the court is of the opinion that it is just and equitable to do so or that it is expedient in the public interest to do so.

	Cayman Islands	Jersey, Channel Islands

Under the Jersey Companies Law, a creditor may make an application to the Royal Court for an order to commence a creditors’ winding up in certain circumstances and where the creditor has a claim against the company for not less that the prescribed minimum liquidated sum. Alternatively, a creditor with a claim against a Jersey company of not less than £3,000 may apply to the Royal Court of Jersey for the property of that company to be declared en désastre (being the Jersey law equivalent of a declaration of bankruptcy). Such an application may also be made by the Jersey company itself without having to obtain any shareholder approval.

Amendments of Governing Documents	The memorandum of association and articles of association of a Cayman Islands company may only be amended by (i) special resolution (being a majority of at least two thirds of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting provided that the articles of association of the company do not specify a greater majority), or (ii) if authorized by the articles of association, by written resolution of all the members entitled to vote.	The memorandum of association and articles of association of a Jersey company may only be amended by Special Resolution.

Inspection of Books and Records	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	PubCo shareholders will have the right under the Jersey Companies Law to inspect PubCo’s register of shareholders and, provided certain conditions are met, to obtain a copy. PubCo shareholders will also be able to inspect the minutes of any shareholder meetings. The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its memorandum and articles of

	Cayman Islands	Jersey, Channel Islands
association or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge and, in the case of a public company or a company which is a subsidiary of a public company, of any other person on payment of such sum (if any), not exceeding £5, as the company may require.

Shareholder/Shareholder Lawsuits	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at a minimum the shareholder making the application.

Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders. There may be customary personal law actions available to shareholders which would include certain derivate and other actions to bring proceedings against the directors of the company as well as the company.

In principle, PubCo will normally be the proper plaintiff and a class action or derivative action may not be brought by a minority

	Cayman Islands	Jersey, Channel Islands

shareholder. However, a minority shareholder can seek in limited circumstances agreement from the court for special dispensation if the shareholder can show:

•  that there are wrongdoers in control of the company;

•  those wrongdoers are using their power to prevent anything being done about it;

•  the wrongdoing is unconscionable and oppressive; and

•  in certain other limited circumstances.

Indemnification of Directors and Officers	A Cayman Islands exempted company generally may indemnify its directors or officers except with regard to fraud, dishonesty or willful default.

The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty. However, a Jersey company may exempt from liability, and indemnify directors and officers for, liabilities:

•  incurred in defending any civil or criminal legal proceedings where:

•  the person is either acquitted or receives a judgment in their favor;

•  the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or

•  the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful

	Cayman Islands	Jersey, Channel Islands

on the merits in the person’s resistance to the proceedings;

•  incurred to anyone other than to PubCo if the person acted in good faith with a view to the best interests of the company;

•  incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty, or breach of trust under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

•  incurred in a case in which PubCo normally maintains insurance for persons other than directors.

To the fullest extent permitted by law, the Articles provide that the directors and officers of PubCo shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.

Limited Liability of Directors	Liability of directors may be limited except with regard to their own fraud, dishonesty or willful default.	See above.

Removal of Directors	Under the Cayman Islands Companies Act and the Existing Governing Documents, prior to the closing of a business combination, the holders of Class B Shares may by ordinary resolution remove any director.	Under the Proposed Charter, a director may be removed from office by the members by Ordinary Resolution for cause or by the board by resolution made by the directors, with or without cause, at any time before the expiration of a director’s term.

	Cayman Islands	Jersey, Channel Islands
Number of Directors	Under the Cayman Islands Companies Act and the Existing Governing Documents, the board shall consist of not less than one person, provided Catcha may by ordinary resolution increase or reduce the limits in the number of directors.

Under the Jersey Companies Law, each public company (including each deemed public company) must have at least two directors.

The Proposed Charter will provide that the minimum number of Directors shall be two and the maximum number of directors will be fixed from time to time by a majority of the PubCo Board.

DESCRIPTION OF PUBCO’S SECURITIES

As a result of the Business Combination, Catcha’s shareholders who receive PubCo Ordinary Shares in the transactions will become PubCo shareholders. Your rights as PubCo shareholders will be governed by the laws of Jersey, Channel Islands and the Proposed Charter. The following description of the material terms of PubCo’s securities reflects the anticipated state of affairs upon completion of the Business Combination.

The following summary of the material terms of PubCo’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex C to this proxy statement/prospectus. You are encouraged to read the applicable provisions of the laws of Jersey, Channel Islands and the Proposed Charter in their entirety for a complete description of the rights and preferences of PubCo’s securities following the Business Combination.

General

PubCo is a newly incorporated Jersey, Channel Islands private company with limited liability. Its affairs are governed by the Proposed Charter and the Jersey Companies Law. PubCo’s register of members is kept by Ogier Global Company Secretary (Jersey) Limited at 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG. PubCo’s registered office is 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG. PubCo’s secretary is Ogier Global Company Secretary (Jersey) Limited.

As of January 16, 2024, the record date, Catcha had approximately 2,214,859 Catcha Class A Ordinary Shares outstanding and 7,500,000 Catcha Class B Ordinary Shares outstanding. Catcha also has issued 15,333,333 warrants consisting of 10,000,000 public warrants and 5,333,333 private placement warrants. After giving effect to the Business Combination, the authorized share capital of PubCo will be an unlimited number of no par value shares of any class.

Shares

General

Ogier (Jersey) LLP, Jersey, Channel Islands counsel to PubCo, has confirmed that all of the issued PubCo Ordinary Shares are fully paid and non-assessable. Certificates representing the issued PubCo Ordinary Shares will generally not be issued (unless required to be issued pursuant to the Proposed Charter) and legal title to the issued shares is recorded in registered form in the register of members. Holders of PubCo Ordinary Shares have no pre-emptive, subscription, redemption or conversion rights.

Voting Rights

Each PubCo Ordinary Share entitles the holder to one vote on all matters upon which the holders of PubCo Ordinary Shares are entitled to vote. Voting at any shareholders’ meeting is by way of poll.

A quorum required for a meeting of the PubCo shareholders requires the presence in person or by proxy of persons holding in aggregate at least one-third of all voting share capital of PubCo in issue, provided that the minimum quorum for any meeting shall be two shareholders entitled to vote.

A Special Resolution will be required for important matters such as an alteration of capital, removal of director for cause, merger or consolidation of PubCo, change of name or making changes to the Proposed Charter or the voluntary winding up of PubCo.

An ordinary resolution of the PubCo shareholders requires the affirmative vote of a simple majority of the votes cast at a quorate general meeting, while a Special Resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting.

Dividend Rights

Subject to the rights of the holders of PubCo Preferred Shares and any other provisions of the Proposed Charter, as it may be amended from time to time, holders of PubCo Ordinary Shares will be entitled to receive such dividends and other distributions in cash, stock or property of PubCo when, as and if declared thereon by the PubCo Board, in its discretion, from time to time out of assets or funds of PubCo legally available therefor. See below for more information regarding the dividend rights of the holders of PubCo Preferred Shares.

Preferred Shares

The PubCo Board may provide for other classes of shares, including series of preferred shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the PubCo Board. If any PubCo Preferred Shares are issued, the rights, preferences and privileges of holders of PubCo Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of such PubCo Preferred Shares.

Transfer of PubCo Ordinary Shares

Any shareholder may transfer all or any of his or her PubCo Ordinary Shares by an instrument of transfer in the usual or common form or any other form prescribed by either the NYSE or Nasdaq or as otherwise approved by the PubCo Board.

In addition, the Proposed Charter prohibit the transfer of shares of PubCo in breach of the rules or regulations of the applicable exchange rules or any relevant securities laws (including the Exchange Act).

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of PubCo Ordinary Shares), assets available for distribution among the holders of PubCo Ordinary Shares shall be distributed among the holders of the PubCo Ordinary Shares on a pro rata basis.

U.K. City Code on Takeovers and Mergers

The U.K. City Code on Takeovers and Mergers (the “Takeover Code”) applies, among other things, (i) to an offer for a public company whose registered office is in the Channel Islands and whose securities are admitted to trading on a regulated market or a multilateral trading facility in the U.K. or any stock exchange in the Channel Islands or the Isle of Man, or (ii) if the company is a public company and is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”), to have its place of central management and control in the U.K. or the Channel Islands or the Isle of Man (in each case, a “Code Company”). This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether PubCo has its place of central management and control in the U.K., the Channel Islands or the Isle of Man by looking at various factors, including the structure of PubCo’s board of directors, the functions of the directors, and where they are resident.

If at the time of a takeover offer, the Takeover Panel determines that the residency test is satisfied and PubCo has its place of central management and control in the U.K., it would be subject to a number of rules and restrictions, including but not limited to the following: (i) PubCo’s ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) PubCo might not, without the approval of its shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) PubCo would be obliged to provide equality of information to all bona fide competing bidders. The Takeover Code also contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person: acquires an interest in shares of a Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the Code Company; or who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the Code Company, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Because PubCo is a deemed public company pursuant to the provisions of the Jersey Companies Law, PubCo envisages that the Takeover Code will not apply to an offer for it. However, this may subsequently change if other conditions regarding the applicability of the Takeover Code are met, or the interpretation and application of the Takeover Code by the Takeover Panel may change (including changes to the way in which the Takeover Panel assesses the application of the Takeover Code to English/Jersey companies whose shares are listed outside of the U.K.), and the Takeover Code might apply to PubCo in the future.

Directors

Appointment and Removal

The management of PubCo is vested in the PubCo Board. The Business Combination Agreement provides that the members of the PubCo Board (effective as of the Closing) will be at least five, including at least one director designated by Catcha or the Sponsor, three independent directors designated by the Company, and one additional director designated by the Company. We expect that upon the consummation of the Business Combination, the PubCo Board will consist of five directors. So long as shares of PubCo are listed on either the NYSE or Nasdaq, the PubCo Board shall include such number of “independent directors” as the relevant rules applicable to the listing of any shares on either the NYSE or Nasdaq require (subject to any applicable exceptions for “controlled” companies).

The directors of PubCo have the power from time to time and at any time to appoint any person as a director to fill a vacancy on the PubCo Board or as an addition to the existing PubCo Board, subject to the remaining provisions of the Proposed Charter, applicable law and the listing rules of either the NYSE or Nasdaq. Any director so appointed shall hold office until the expiration of the term of such class of directors or until his earlier death, resignation or removal.

A director may be removed from office by the holders of PubCo Ordinary Shares by Ordinary Resolution only for “cause” (as defined in the Proposed Charter). In addition, a director may be removed from office by resolution made by the PubCo Board for “cause.”

The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of PubCo are set out in the Proposed Charter.

Indemnification of Directors and Officers

To the fullest extent permitted by law, the Proposed Charter provides that the directors and officers of PubCo shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.

Warrants

Public Shareholders’ Warrants

There are currently outstanding an aggregate of 10,000,000 public warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire 10,000,000 PubCo Ordinary Shares.

PubCo will have warrants available to purchase an aggregate of 10,000,000 PubCo Ordinary Shares. Each outstanding whole warrant of Catcha shall automatically represent the right to purchase one PubCo Ordinary Share in lieu of one share of Catcha Ordinary Shares upon closing of the Business Combination at a price of $11.50 per PubCo Ordinary Share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination.

The private placement warrants are identical to the public warrants underlying the units sold in Catcha’s initial public offering, except that such private placement warrants will be exercisable for cash (even if a registration statement covering the shares issuable upon exercise of such public warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates.

PubCo may call the public warrants for redemption (excluding the private placement warrants), in whole and not in part, at a price of $0.01 per warrant:

•	at any time while the warrants are exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•

if, and only if, the reported last sale price of PubCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for splits, dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If PubCo calls the warrants for redemption as described above, its management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of PubCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the PubCo Ordinary Shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of PubCo Ordinary Shares issuable on exercise of the warrants shall be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or PubCo’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of PubCo Ordinary Shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of PubCo Ordinary Shares and any voting rights until they exercise their warrants and receive PubCo Ordinary Shares. After the issuance of PubCo Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each PubCo Ordinary Share held of record on all matters to be voted on by PubCo shareholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (together with such holder’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the PubCo Ordinary Shares outstanding.

No fractional PubCo Ordinary Shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a PubCo Ordinary Share, PubCo will, upon exercise, round up to the nearest whole number the number of PubCo Ordinary Shares to be issued to the warrant holder.

Other Jersey, Channel Islands Law Considerations

Purchase of PubCo’s Own PubCo Ordinary Shares

As with declaring a dividend, PubCo may not buy back or redeem its PubCo Ordinary Shares unless its directors who are to authorize the buyback or redemption have made a statutory solvency statement that, immediately following the date on which the buyback or redemption is proposed, PubCo will be able to discharge its liabilities as they fall due and, having regard to prescribed factors, PubCo will be able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buyback or redemption is proposed (or until PubCo is dissolved on a solvent basis, if earlier).

If the above conditions are met, PubCo may purchase its PubCo Ordinary Shares in the manner described below.

PubCo may purchase on a stock exchange its own fully paid PubCo Ordinary Shares pursuant to a Special Resolution of the PubCo shareholders.

PubCo may purchase its own fully paid PubCo Ordinary Shares other than on a stock exchange pursuant to a Special Resolution of the PubCo shareholders, but only if the purchase is made on the terms of a written purchase contract which has been approved in advance by an ordinary resolution of its shareholders. The shareholder from whom PubCo proposes to purchase or redeem ordinary shares is not entitled to vote in respect of the ordinary shares to be purchased.

PubCo may fund a redemption or purchase of its own ordinary shares from any source. It cannot purchase its ordinary shares if, as a result of such purchase, only redeemable ordinary shares would remain in issue.

If authorized by a resolution of its shareholders, any shares that PubCo redeems or purchases may be held by it as treasury shares. Any shares held by PubCo as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by PubCo are cancelled where PubCo has not been authorized to hold such shares as treasury shares.

Mandatory Purchases and Acquisitions

The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of PubCo’s issued PubCo Ordinary Shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such issued PubCo Ordinary Shares to which the offer relates, that person is then entitled (and may be required) to acquire the remaining PubCo Ordinary Shares. In such circumstances, a holder of any such remaining PubCo Ordinary Shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s PubCo Ordinary Shares or that the person purchase the holder’s PubCo Ordinary Shares on terms different to those under which the person made such offer.

PubCo is currently not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of PubCo’s remaining ordinary shares on the same terms as such shareholder’s prior purchase.

Compromises and Arrangements

Where PubCo and its creditors or shareholders or a class of either of them propose a compromise or arrangement between PubCo and its creditors or its shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of the PubCo shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number present and voting at the meeting representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon PubCo and all the creditors, shareholders or members of the specific class of either of them (as applicable).

Whether the capital of PubCo is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.

Jersey Regulatory Matters

This document is for information purposes only and it does not constitute a prospectus for the purposes of the Jersey Companies Law and the consent of the Registrar of Companies in Jersey to the circulation of this document is not required. This document does not constitute an offer and is not capable of acceptance.

As a general position under Jersey law, consents under the Control of Borrowing (Jersey) Order 1958 (a “COBO Consent”) are required in certain circumstances for the issue of securities or options. Generally speaking, if there is an issue of securities (other than shares) to more than 10 holders then this will require a COBO Consent. A COBO Consent is also required where share options are being issued to persons other than employees, former employees, children and spouses.

The Jersey Financial Services Commission (the “JFSC”) has given, and has not withdrawn, its consent under Article 2 of the Control of Borrowing (Jersey) Order 1958 to the issue of PubCo Ordinary Shares.

The JFSC has given, and has not withdrawn, its consent under Article 4 of the Control of Borrowing (Jersey) Order 1958 to the assumption (pursuant to the terms of the Business Combination Agreement) by PubCo of the PubCo Warrants.

The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law.

Enforcement of Civil Liabilities

U.S. laws do not necessarily extend either to us or our officers or directors. We are incorporated under the laws of the Jersey, Channel Islands. Some of our directors and officers reside outside of the United States.

Substantially all of the assets of both us and our directors and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process on either us or our officers and directors within the United States, or to enforce against these persons or us, either inside or outside the United States, a judgment obtained in a U.S. court predicated upon the civil liability provisions of the federal securities or other laws of the United States or any U.S. state.

We have appointed Cogency Global Inc., as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of the laws of any state of the United States.

A judgment of a U.S. court is not directly enforceable in Jersey, but constitutes a cause of action which may be enforced by Jersey courts provided that:

•	the applicable U.S. courts had jurisdiction over the case, as recognized under Jersey law;

•	the judgment is given on the merits and is final, conclusive and non-appealable;

•	the judgment relates to the payment of a sum of money, not being taxes, fines or similar governmental penalties;

•	the defendant is not immune under the principles of public international law;

•	the same matters at issue in the case were not previously the subject of a judgment or disposition in a separate court;

•	the judgment was not obtained by fraud; and

•	the recognition and enforcement of the judgment is not contrary to public policy in Jersey.

Jersey courts award compensation for the loss or damage actually sustained by the plaintiff. Although punitive damages are generally unknown to the Jersey legal system, there is no prohibition on them either by statute or customary law. Whether a particular judgment may be deemed contrary to Jersey public policy depends on the facts of each case, though judgments found to be exorbitant, unconscionable, or excessive will generally be deemed as contrary to public policy. Moreover, certain defendants may qualify for protection under Protection of Trading Interests Act 1980, an act of the U.K. extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983 (as used in this section, the “Act”). This Act provides that a qualifying defendant is not liable for multiple damages, in excess of that required for actual compensation. A “qualifying defendant” for these purposes is a citizen of the U.K. and its Colonies (as defined in the Act), a corporation or other limited liability entity organized under the laws of the U.K., Jersey or other territory for whose international relations the U.K. is responsible or a person conducting business in Jersey.

Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. It is doubtful that an original action based on U.S. federal or state securities laws could be brought before Jersey courts. In addition, a plaintiff who is not resident in Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in Jersey. In addition, PubCo has been further advised by our legal counsel in Jersey, that it is uncertain as to whether the courts of Jersey would entertain original actions or enforce judgments from U.S. courts against us or our officers and directors which originated from actions alleging civil liability under U.S. federal or state securities laws.

SECURITIES ACT RESTRICTIONS ON RESALE OF PUBCO ORDINARY SHARES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted PubCo Ordinary Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of PubCo at the time of, or at any time during the three months preceding, a sale and (ii) PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as PubCo was required to file reports) preceding the sale.

Persons who have beneficially owned restricted PubCo Ordinary Shares for at least six months but who are affiliates of PubCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of PubCo Ordinary Shares then outstanding; or

•	the average weekly reported trading volume of the PubCo Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of PubCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about PubCo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While PubCo will be deemed to be a shell company as a result of its lack of assets or operations prior to the Business Combination and, pursuant to Rule 145, will be a party to a business combination to which another shell company is also a party, we anticipate that following the consummation of the Business Combination, PubCo will no longer be a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

As a result, it is anticipated that the Sponsor will be able to sell its Catcha Class B Ordinary Shares, the private placement warrants and the shares underlying the private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Shareholder Proposals

The Proposed Charter establishes an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders. PubCo’s Proposed Charter provides that the only business that may be conducted at an annual meeting of shareholders is business that is (i) specified in the notice of such meeting (or any supplement thereto), (ii) by or at the direction of the PubCo Board or the chairperson of the meeting, or (iii) otherwise properly brought before such meeting by a shareholder who is a shareholder of record at the time of giving of the notice and at the time of the annual meeting, is a shareholder of record who is entitled to vote at such meeting who has complied with the notice procedures specified in PubCo’s Proposed Charter. To be timely for PubCo’s annual meeting of shareholders, PubCo’s secretary must receive the written notice at PubCo’s principal executive offices:

•	not later than close of business on the 90th day; and

•	not earlier than the close of business on the 120th day before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year (as would be the case for PubCo’s 2024 annual meeting) or PubCo holds its annual meeting of shareholders more than 30 days before or 70 days after the one-year anniversary of a preceding year’s annual meeting, notice of a shareholder proposal must be received no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Charter. The PubCo Board or a designated committee thereof will have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with these procedures. If neither the PubCo Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of the Proposed Charter, the presiding officer at the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting. If any proposed nomination or business is not in compliance, the PubCo Board or a designated committee thereof or the presiding officer, as applicable, may declare that such defective proposal or nomination can be disregarded.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2024 annual general meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before PubCo begins to print and send out its proxy materials for such 2024 annual meeting.

Shareholder Director Nominees

PubCo’s Proposed Charter permit shareholders to nominate directors for election at an annual general meeting of shareholders. To nominate a director, the shareholder must provide the information required by PubCo’s Proposed Charter. In addition, the shareholder must give timely notice to PubCo’s secretary in accordance with PubCo’s Proposed Charter, which, in general, require that the notice be received by PubCo’s secretary within the time periods described above under “— Shareholder Proposals” for shareholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Catcha Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Catcha Investment Corp, 3 Raffles Place #06-01, Bharat Building, Singapore 048617. Following the Business Combination, such communications should be sent in care of 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG. Each communication will be forwarded, depending on the subject matter, to the Catcha Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Ogier (Jersey) LLP has opined upon the validity of the shares of PubCo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Nelson Mullins Riley & Scarborough LLP has passed upon the validity of the warrants of PubCo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Catcha as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Catcha to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Crown as of December 31, 2022, 2021, and January 1, 2021, and for each of the years in the two-year period ended December 31, 2022, have been included herein and in the registration statement in reliance upon the report of KPMG AS, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2022 consolidated financial statements contains an explanatory paragraph that states that the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Catcha and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Catcha’s annual report to shareholders and Catcha’s proxy statement. Upon written or oral request, Catcha will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Catcha delivers single copies of such documents in the future. Shareholders may notify Catcha of their requests by calling or writing Catcha at its principal executive offices at +65 6325 2788 or 3 Raffles Place #06-01, Bharat Building, Singapore 048617.

ENFORCEABILITY OF CIVIL LIABILITY

Catcha is a Cayman Islands exempted company limited by shares. Accordingly, you may have difficulty serving legal process within the United States upon Catcha. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Catcha in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Catcha may be served with process in the United States with respect to actions against Catcha arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Catcha’s securities by serving Catcha’s U.S. agent irrevocably appointed for that purpose.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against Catcha, judgments of courts of the United States obtained against it or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Catcha or its respective directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against Catcha or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against Catcha or other persons predicated upon the Securities Act. Maples and Calder (Singapore) LLP has informed Catcha that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Jersey courts award compensation for the loss or damage actually sustained by the plaintiff. Although punitive damages are generally unknown to the Jersey legal system, there is no prohibition on them either by statute or customary law. Whether a particular judgment may be deemed contrary to Jersey public policy depends on the facts of each case, though judgments found to be exorbitant, unconscionable, or excessive will generally be deemed as contrary to public policy. Moreover, certain defendants may qualify for protection under Protection of Trading Interests Act 1980, an act of the U.K. extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983. This Act provides that a qualifying defendant is not liable for multiple damages, in excess of that required for actual compensation. A “qualifying defendant” for these purposes is a citizen of the U.K. and its Colonies (as defined in the Act), a corporation or other limited liability entity organized under the laws of the U.K., Jersey or other territory for whose international relations the U.K. is responsible or a person conducting business in Jersey.

Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. It is doubtful that an original action based on U.S. federal or state securities laws could be brought before Jersey courts. In addition, a plaintiff who is not resident in Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in Jersey. In addition, PubCo has been further advised by our legal counsel in Jersey, that it is uncertain as to whether the courts of Jersey would entertain original actions or enforce judgments from U.S. courts against us or our officers and directors which originated from actions alleging civil liability under U.S. federal or state securities laws.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Catcha’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

Catcha currently files reports, proxy statements and other information with the SEC as required by the Exchange Act. PubCo will file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Catcha and PubCo at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Catcha has been supplied by Catcha, and all information relating to Crown has been supplied by Crown. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Catcha Investment Corp

3 Raffles Place #06-01,

Bharat Building, Singapore 048617

Telephone: +65-6325 2788

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the meeting, or no later than    , 2024.

INDEX TO FINANCIAL STATEMENTS

CATCHA INVESTMENT CORP

CROWN LNG HOLDING AS

Page
Unaudited Interim financial statements
Interim Condensed Consolidated Statements of Comprehensive Income (Loss)	F-87
Interim Condensed Consolidated Statements of Financial Position	F-88
Interim Condensed Consolidated Statements of Changes in Equity	F-89
Interim Condensed Consolidated Statements of Cash Flows	F-90
Notes to Interim Condensed Consolidated Financial Statements	F-91

Unaudited Interim Condensed Consolidated Financial Statements as of June 30, 2023

Consolidated Financial Statements as of December 31, 2022, 2021, and January 1, 2021, and for each of the years in the two-year period ended December 31, 2022
Report of Independent Registered Public Accounting Firm	F-109
Consolidated Statements of Comprehensive Loss	F-110
Consolidated Statements of Financial Position	F-111
Consolidated Statements of Changes in Equity	F-112
Consolidated Statements of Cash Flows	F-113
Notes to Consolidated Financial Statements	F-114

CATCHA INVESTMENT CORP

CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Cash	$99,701	$20,706
Prepaid expenses	54,230	33,875

Total current assets	153,931	54,581
Cash and investments held in Trust Account	23,768,290	304,086,289

Total Assets	$23,922,221	$304,140,870

Liabilities and Shareholders’ Deficit
Accounts payable and accrued expenses	$1,457,373	$599,443
Due to Related Party	185,886	125,625
Promissory Note—Related Party, at fair value	145,735	—
Working Capital Loan, at fair value	166,547	—
Capital Contribution Note, at fair value	1,381,229	—

Total current liabilities	3,336,770	725,068
Warrant liability	16,374	68,660
Deferred underwriting fees	10,500,000	10,500,000

Total liabilities	13,853,144	11,293,728

Commitments and Contingencies (see Note 8)
Class A ordinary shares subject to possible redemption, 2,214,859 and 30,000,000 shares at redemption value of $10.73 and $10.14 per share as of June 30, 2023 and December 31, 2022, respectively	23,768,290	304,086,289
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding (excluding 2,214,859 and 30,000,000 shares subject to possible redemption, respectively) at June 30, 2023 and December 31, 2022	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,500,000 shares issued and outstanding at June 30, 2023 and December 31, 2022	750	750
Additional paid-in capital	—	—
Accumulated deficit	(13,699,963)	(11,239,897)

Total shareholders’ deficit	(13,699,213)	(11,239,147)

Total Liabilities and Shareholders’ Deficit	$23,922,221	$304,140,870

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Formation and operating costs	$637,470	$148,323	$1,547,405	$539,206

Loss from operations	(637,470)	(148,323)	(1,547,405)	(539,206)
Other income (expense):
Interest income from Trust Account	266,882	320,288	2,210,644	357,806
Excess of fair value of Capital Contribution Note over proceeds at issuance	44,898	—	(1,059,720)	—
Change in fair value of Convertible Promissory Notes	(1,488)	—	(2,389)	—
Change in fair value of Capital Contribution Note	(17,379)	—	(21,509)	—
Change in fair value of warrant liability	164,795	2,140,198	52,286	7,209,313

Total other income (expense), net	457,708	2,460,486	1,179,312	7,567,119

Net (loss) income	$(179,762)	$2,312,163	$(368,093)	$7,027,913

Basic and diluted weighted average shares outstanding, redeemable Class A ordinary shares, subject to possible redemption	2,214,859	30,000,000	9,429,785	30,000,000

Basic and diluted net income (loss) per share	(0.02)	$0.06	$(0.02)	$0.19

Basic and diluted weighted average shares outstanding, non-redeemable Class B ordinary shares	7,500,000	7,500,000	7,500,000	7,500,000

Basic and diluted net income (loss) per share	(0.02)	$0.06	$(0.02)	$0.19

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of January 1, 2023	—	$—	7,500,000	$750	$—	$(11,239,897)	$(11,239,147)
Net loss	—	—	—	—	—	(188,331)	(188,331)
Accretion of interest income to Class A ordinary shares subject to redemption	—	—	—	—	—	(1,943,762)	(1,943,762)
Excess of proceeds from Convertible Promissory Notes over fair value at issuance	—	—	—	—	—	263,626	263,626
Additional deposits to Trust Account for extension	—	—	—	—	—	(150,000)	(150,000)

Balance as of March 31, 2023	—	$—	7,500,000	$750	$—	$(13,258,364)	$(13,257,614)
Net loss	—	—	—	—	—	(179,762)	(179,762)
Accretion of interest income to Class A ordinary shares subject to redemption	—	—	—	—	—	(266,882)	(266,882)
Excess of proceeds from Convertible Promissory Notes over fair value at issuance	—	—	—	—	—	230,045	230,045
Additional deposits to Trust Account for extension	—	—	—	—	—	(225,000)	(225,000)

Balance as of June 30, 2023	—	$—	7,500,000	$750	$—	$(13,699,963)	$(13,699,213)

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	—	$—	7,500,000	$750	$—	$(18,854,567)	$(18,853,817)
Net income	—	—	—	—	—	4,715,750	4,715,750
Accretion of interest income to Class A ordinary shares subject to redemption	—	—	—	—	—	(37,518)	(37,518)

Balance as of March 31, 2022	—	$—	7,500,000	$750	$—	$(14,176,335)	$(14,175,585)
Net income	—	—	—	—	—	2,312,163	2,312,163
Accretion of interest income to Class A ordinary shares subject to redemption	—	—	—	—	—	(320,288)	(320,288)

Balance as of June 30, 2022	—	$—	7,500,000	$750	$—	$(12,184,460)	$(12,183,710)

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Six months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(368,093)	$7,027,913
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest income from Trust Account	(2,210,644)	(357,806)
Excess of fair value of Capital Contribution Note over proceeds at issuance	1,059,720	—
Change in fair value of warrant liability	(52,286)	(7,209,313)
Change in fair value of Convertible Promissory Notes	2,389	—
Change in fair value of Capital Contribution Note	21,509	—
Changes in current assets and current liabilities:
Prepaid expenses	(20,355)	(115,404)
Accounts payable and accrued expenses	857,930	26,382
Due to related party	60,261	59,625

Net cash used in operating activities	(649,569)	(568,603)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(375,000)	—
Cash withdrawn from Trust Account in connection with redemption	282,903,643	—

Net cash provided by investing activities	282,528,643	—

Cash Flows from Financing Activities:
Proceeds from issuance of Working Capital Loan	428,564	—
Proceeds from issuance of promissory note to related party	375,000
Proceeds from issuance of Capital Contribution Note	300,000	—
Redemption of Class A ordinary shares	(282,903,643)	—

Net cash used in financing activities	(281,800,079)	—

Net Change in Cash	78,995	(568,603)
Cash - Beginning of the period	20,706	995,064

Cash - End of the period	$99,701	$426,461

Supplemental Disclosure of Non-cash Financing Activities:
Accretion of interest income to Class A ordinary shares subject to possible redemption	$2,210,644	$357,806

Accretion of extension deposits to Class A ordinary shares subject to possible redemption	$375,000	—

Excess of proceeds from Convertible Promissory Notes over fair value at issuance	$493,671	$—

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

June 30, 2023

NOTE 1. ORGANIZATION AND BUSINESS OPERATION

Organization and General

Catcha Investment Corp (the “Company”) was incorporated as a Cayman Islands exempted company on December 17, 2020. The Company was incorporated for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2023, the Company had not commenced any operations. All activity through June 30, 2023 relates to the Company’s formation, the Initial Public Offering (as defined below), and after the Initial Public Offering, searching for a Business Combination target. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and investments held in the trust account established at the consummation of the Initial Public Offering (the “Trust Account”) from the proceeds derived from the Initial Public Offering and will recognize changes in the fair value of warrant liability, Convertible Promissory Notes (which are described in Note 2 — Convertible Promissory Notes) and Capital Contribution Note (which are described in Note 2 — Capital Contribution Note) as other income (expense). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Catcha Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”).

Financing

The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 11, 2021 (the “Effective Date”). On February 17, 2021, the Company consummated the initial public offering (the “Initial Public Offering” or “IPO”) of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), including the issuance of 2,500,000 Units as a result of the underwriter’s partial exercise of the over-allotment option, at $10.00 per Unit generating gross proceeds of $300,000,000, which is described in Note 3. Each Unit consists of one Class A ordinary share, and one-third of one warrant to purchase one Class A ordinary share. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each whole warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO (i.e., February 17, 2021), and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 3).

Simultaneously with the closing of the IPO, the Company consummated the sale of an aggregate of 5,333,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to the Company’s Sponsor, generating gross proceeds to the Company of $8,000,000, which is described in Note 4.

Following the closing of the IPO on February 17, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended ( the “Investment Company Act”), that invests only in direct U.S. government treasury obligations. In March 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial Business Combination and liquidation. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the Company’s second amended and restated memorandum and articles of association, and subject to the requirements of law and regulation, provide that the proceeds from the IPO held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the Company’s public shareholders, until the earliest of (i) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s second amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial Business Combination within 24 months from the closing of the IPO (the “Combination Period”) or during any extended time in which the Company has to consummate a Business Combination beyond the aforementioned period as a result of a shareholder vote to amend the second amended and restated memorandum and articles of association (an “Extension Period”) or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares, and (iii) the redemption of the Company’s public shares if the Company has not consummated its Business Combination within the Combination Period, subject to applicable law. On February 14, 2023, the Company held an extraordinary general meeting of shareholders, at which the Company’s shareholders approved, among other things, a proposal to amend Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate the Business Combination from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors.

Transaction costs amounted to $17,031,183, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees (see Note 8), and $531,183 of other offering costs. Of the $17,031,183 transaction costs, $16,236,137 was charged to additional paid-in capital and $795,046 was allocated to the public and private warrants and recorded as other income (loss) during the three months ended March 31, 2021.

On August 10, 2023, J.P. Morgan Securities LLC (“J.P. Morgan”), the underwriter in the IPO, waived its entitlement to the payment of $10,500,000 deferred underwriting fee in connection with its role as underwriter in the Company’s IPO. Furthermore, J.P. Morgan had no role in connection with the Business Combination transaction.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion.

The shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then outstanding public shares. The amount in the Trust Account was initially $10.00 per public share.

If the Company is unable to complete a Business Combination within the Combination Period, or during the Extension Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. On February 14, 2023, the Company held an extraordinary general meeting of shareholders, at which the Company’s shareholders approved (i) an amendment to the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate the Business Combination from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors and (ii) an amendment to the Company’s investment management trust agreement, dated as of February 11, 2021 (the “IMTA”), by and between the Company and Continental Stock Transfer & Trust Company (“CST”), to extend the date by which the Company has to consummate the Business Combination from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors. Following such approval by the Company’s shareholders, the Company and CST entered into the Amendment No. 1 to the IMTA on February 14, 2023.

In connection with the votes taken at the extraordinary general meeting of shareholders, holders of 27,785,141 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643. The funds were redeemed from the Trust Account on February 23, 2023.

On February 22, 2023, March 21, 2023, April 19, 2023, May 19, 2023, June 20, 2023, July 20, 2023, and August 21, 2023, the Company deposited seven tranches of $75,000, for an aggregate of $525,000, into the Trust Account, to extend the date that the Company has to consummate the Business Combination from February 17, 2023 to September 17, 2023. The Company plans to make further monthly deposits of $75,000 to extend this date for each month up through February 17, 2024. The Company is under no further obligation to make any additional deposits.

The Sponsor and the Company’s officers and directors have agreed to (i) waive their redemption rights with respect to their Class B ordinary shares (the “Founder Shares”) and public shares in connection with the completion of the Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s second amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of its public shares if the Company does not complete the Business Combination within 24 months from the closing of its Initial Public Offering or during the Extension Period or (B) with respect to any other provision relating to the rights of holders of its Class A ordinary shares, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and public shares they hold if the Company fails to consummate the Business Combination within the Combination Period or during the Extension Period.

In the event of the liquidation of the Trust Account upon the failure of the Company to consummate a Business Combination, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Business Combination Agreement

On August 3, 2023, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (“Crown”), Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“PubCo”), and CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”).

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, (i) Merger Sub will merge with and into the Company, with the Company being the surviving company and becoming the wholly owned subsidiary of PubCo, as a result of which (a) each of the Company’s Class A ordinary share and Class B ordinary share issued and outstanding immediately prior to the effective time of the merger (the “Merger Effective Time”) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued ordinary share of PubCo, and (b) each Company warrant outstanding immediately prior to the Merger Effective Time shall cease to be a warrant with respect to the Company’s ordinary shares and be assumed by PubCo and converted into a warrant to purchase one ordinary share of PubCo; and (ii) subject to the certain procedures and conditions, Crown shareholders will transfer their Crown shares to PubCo in exchange for their Pro Rata Share (as defined below) of the Exchange Consideration (as defined below). The “Exchange Consideration” is a number of newly issued ordinary shares of PubCo equal to (a) a transaction value of $600 million divided by (b) a per share price of $10.00. “Pro Rata Share” means, with respect to each Crown shareholder, a fraction expressed as a percentage equal to (i) the number of Crown shares held by such Crown shareholder immediately prior to the effective time of the exchange (the “Exchange Effective Time”), divided by (ii) the total number of issued and outstanding Crown shares immediately prior to the Exchange Effective Time.

During the seven years following the consummation of the Business Combination (the “Closing”), the persons who are Crown shareholders immediately prior to the Exchange Effective Time and who have participated in the Exchange shall have the contingent right to receive in the aggregate a number of ordinary shares of PubCo equivalent to 10% of the issued and outstanding ordinary shares of PubCo as of the Closing, which will vest upon achievement of certain share prices and milestones as provided under the Business Combination Agreement.

The Business Combination Agreement may be terminated under certain customary circumstances at any time prior to the Closing, including, without limitation, (i) upon the mutual written consent of the Company and Crown, (ii) by either the Company or Crown, if any of the conditions to the Closing has not been satisfied or waived by February 17, 2024, (iii) by the Company, on the one hand, or Crown, on the other hand, as a result of certain material breaches by the counterparties to the Business Combination Agreement that remain uncured after any applicable cure period, (iv) by either the Company or Crown, if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently prohibiting the transactions contemplated by the Business Combination Agreement, (v) by the Company, on the one hand, or Crown, on the other hand, as a result of the failure by the counterparties to obtain approvals required for the Business Combination, (vi) by the Company, if there has been a material adverse effect on each of Crown and its direct and indirect subsidiaries and (vii) by the Company, if Crown’s financials have not been delivered to the Company by September 15, 2023.

Going Concern

As of June 30, 2023, the Company had $99,701 in cash outside of the Trust Account and working capital deficit of $3,182,839. On December 13, 2022, the Company issued an unsecured convertible promissory note (see Note 5) to the Sponsor, pursuant to which the Company may borrow up to $1,500,000 (the “$1.5 Million Convertible Promissory Note”) from the Sponsor. As of June 30, 2023, the Company had $428,564 principal outstanding under such note, with a fair value of $166,547. Up to the date that the unaudited condensed financial statements were issued, the Company received a total of $578,564 principal for working capital purposes under the $1,500,000 Convertible Promissory Note.

On February 14, 2023, the Company issued an unsecured convertible promissory note (the “Extension Note”) to the Sponsor, pursuant to which the Company may borrow up to $900,000 (the “Extension Loan”) from the Sponsor. Pursuant to the Extension Note, until February 17, 2024 or such earlier date as is determined by the Company’s board of directors, the Sponsor has agreed to deposit into the Company’s Trust Account the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed public share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve the Business Combination, and (ii) the date that $900,000 has been loaned. As of June 30, 2023, the Company had $375,000 outstanding under the Extension Loan. Up to the date that the unaudited condensed financial statements were issued, the Company had received $525,000 under the Extension Loan. Using these loans received, the Company deposited seven tranches of $75,000 into the Trust Account on February 22, 2023, March 21, 2023, April 19, 2023, May 19, 2023, June 20, 2023, July 20, 2023 and August 21, 2023, to extend the date that the Company has to consummate the Business Combination from February 17, 2023 to September 17, 2023. The Company plans to make further monthly deposits of $75,000 to extend this date for each month up through February 17, 2024. The Company is under no further obligation to make any additional deposits.

On March 9, 2023, the Company entered into a subscription agreement (the “Subscription Agreement”) with the Sponsor and Polar Multi-Strategy Master Fund (“Polar”), pursuant to which Polar has agreed to provide $300,000 to the Company (the “Capital Contribution Note”) as discussed in Note 6. As of June 30, 2023, the Company had received the entire $300,000 funding under such note (see Note 6).

In addition to the $1.5 Million Convertible Promissory Note, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. Management will use these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating a Business Combination. No additional funding has been received under this arrangement. However, management expects the Company to continue to incur significant costs in pursuit of the consummation of a Business Combination and current funds, committed or otherwise, may not be sufficient to operate the Company for at least the 12 months following the issuance of the unaudited condensed financial statements contained herein. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Subtopic (“ASC”) 205-40, “Presentation of Financial Statements – Going Concern,” management has determined that if the Company is unable to complete a Business Combination by February 17, 2024 (subject to the Company making the required monthly deposits of $75,000 to extend the date by which to consummate the Business Combination each month up through February 17, 2024) or such earlier date as is determined by the Company’s board of directors, then the Company will cease all operations except for the purpose of liquidating. The mandatory liquidation, subsequent dissolution and the liquidity issues described above raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these unaudited condensed financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 17, 2024 or such earlier date as is determined by the Company’s board of directors.

Risks and Uncertainties

Management is currently evaluating the impact of persistent inflation and rising interest rates, financial market instability, including the recent bank failures, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including the Russia-Ukraine war, and has concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on the Company’s financial position, results of its operations and/or the closing of the Business Combination, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on April 24, 2023 (the “Annual Report”). The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply on on-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $99,701 and $20,706 in cash and did not have any cash equivalents as of June 30, 2023 and December 31, 2022, respectively.

Cash and investments held in Trust Account

In March 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial Business Combination and liquidation. Prior to liquidating the money market funds, the Company’s portfolio of investments was comprised primarily of U.S. Treasury securities. The Company classifies its money market funds as trading securities in accordance with ASC Topic 320, “Investments-Debt and Equity Securities.” Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income from Trust Account in the accompanying unaudited condensed statements of operations.

As of June 30, 2023 and December 31, 2022, the assets held in the Trust Account were $23,768,290 and $304,086,289, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At June 30, 2023 and December 31, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value Measurements

FASB ASC Topic 820, “Fair Value Measurement” (“ASC 820”), defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

•

Level 1—Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•

Level 2—Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of certain of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the condensed balance sheets. The fair values of prepaid expenses, accounts payable and accrued expenses, and due to related party are estimated to approximate the carrying values as of June 30, 2023 and December 31, 2022 due to the short maturities of such instruments.

Offering Costs Associated with IPO

The Company complies with the requirements of the FASB ASC 340-10-S99, “Other Assets and Deferred Costs – SEC Materials,” and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering”. Offering costs consist principally of underwriting fees, professional fees and registration fees that are related to the IPO. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.

Offering costs in the aggregate of $16,236,137 were charged to shareholders’ equity (deficit) (consisting of $5,724,193 in underwriting fees, $10,017,338 in deferred underwriting fees, and $494,606 in other offering costs), and offering costs in the aggregate of $795,046 were recorded as other income (loss) (consisting of $275,807 in underwriting fees, $482,662 in deferred underwriting fees, and $36,577 in other offering costs) during the three months ended March 31, 2021.

Over-allotment Option Liability

The Company accounted for the over-allotment option in accordance with the guidance contained in ASC 815-40. The over-allotment option is not considered indexed to the Company’s own ordinary shares, and as such, it does not meet the criteria for equity treatment and is recorded as liabilities. On February 17, 2021, J.P. Morgan, the underwriter in the IPO, exercised the over-allotment option partially and the remaining over-allotment option expired on March 28, 2021. The fair value changes of over-allotment option liability between IPO closing date and the expiration date were recorded in operations during the year ended December 31, 2021.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, all ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.

In connection with the extraordinary general meeting of shareholders held on February 14, 2023, holders of 27,785,141 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643, which includes interest of $5,052,233.

At June 30, 2023 and December 31, 2022, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:

	Shares	Amount
Gross proceeds from Initial Public Offering	30,000,000	$300,000,000
Less: Proceeds allocated to Public Warrants	—	(13,790,354)
Less: Class A ordinary shares issuance costs	—	(16,236,137)
Less: Initial fair value of over-allotment option	—	(325,679)
Add: Remeasurement of Class A ordinary shares to redemption value	—	30,352,170
Add: Accretion of interest income to Class A ordinary shares subject to redemption	—	4,086,289

Class A ordinary shares subject to possible redemption as of December 31, 2022	30,000,000	304,086,289
Add: Accretion of interest income to Class A ordinary shares subject to redemption	—	1,943,762
Add: Accretion of extension deposit to Class A ordinary shares subject to redemption	—	150,000
Less: Class A ordinary shares redeemed, including interest	(27,785,141)	(282,903,643)

Class A ordinary shares subject to possible redemption as of March 31, 2023	2,214,859	$23,276,408
Add: Accretion of interest income to Class A ordinary shares subject to redemption	—	266,882
Add: Accretion of extension deposit to Class A ordinary shares subject to redemption	—	225,000

Class A ordinary shares subject to possible redemption as of June 30, 2023	2,214,859	$23,768,290

Convertible Promissory Notes

The Company elected to account for the Convertible Promissory Notes (which include the $1.5 Million Convertible Promissory Note and the Extension Note) entered into with the Sponsor pursuant to the fair value option under ASC 825. ASC 825-10-15-4 provides for the “fair value option” election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Differences between the face value of the Convertible Promissory Notes and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the Convertible Promissory Notes are recognized as non-cash gains or losses in the condensed statements of operations. The Company believes that the fair value option better reflects the underlying economics of the Convertible Promissory Notes. As such, the Convertible Promissory Notes were initially measured at $309,893 as of the issue dates (including $165,014 under the $1.5 Million Convertible Promissory Note and $144,879 under the Extension Note). For the three and six months ended June 30, 2023, $230,045 and $493,671 excess of proceeds over fair value at issuance was recorded as additional paid-in capital in the accompanying unaudited condensed statements of shareholders’ deficit. As of June 30, 2023, the fair value of the Convertible Promissory Notes was $312,282 (including $166,547 under the $1.5 Million Convertible Promissory Note and $145,735 under the Extension Note). For the three and six months ended June 30, 2023, the Company recognized $1,488 and $2,389 unrealized loss on fair value changes of the Convertible Promissory Notes, respectively, in the unaudited condensed statement of operations.

Capital Contribution Note

The Company elected to account for the Capital Contribution Note entered into with Polar and the Sponsor pursuant to the fair value option under ASC 825. ASC 825-10-15-4 provides for the “fair value option” election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Differences between the face value of the Capital Contribution Note and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the Capital Contribution Note are recognized as non-cash gains or losses in the condensed statements of operations. The Company believes that the fair value option better reflects the underlying economics of the Capital Contribution Note. The fair value of the Capital Contribution Note will include both the fair value of the 300,000 shares in consideration for the Capital Calls as described in Note 6 and the principal as of each reporting date. As such, the Capital Contribution Note was initially measured at $1,359,720 as of the issue date. The $1,059,720 excess of fair value of Capital Contribution Note over proceeds at issuance was recorded in the accompanying unaudited condensed statement of operations for the six months ended June 30, 2023. As of June 30, 2023, the fair value of the Capital Contribution Note was $1,381,229. For the three and six months ended June 30, 2023, the Company recognized $17,379 and $21,509 unrealized loss on fair value changes of the Capital Contribution Note, respectively, in the unaudited condensed statements of operations.

Warrant Liability

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounts for the warrants issued in connection with the IPO and the private placement in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each reporting periods. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. As of June 30, 2023 and December 31, 2022, there were 15,333,333 public and private warrants outstanding (not including the 535,709 warrants that could be issued upon conversion of the Convertible Promissory Notes).

Net Income (Loss) Per Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 15,333,333 potential ordinary shares for outstanding warrants to purchase the Company’s stock, the 535,709 potential ordinary shares for the warrants that could be issued upon conversion of the Convertible Promissory Notes, to purchase the Company’s stock, and the 330,000 potential ordinary shares (including 30,000 shares in consideration of the $300,000 principal amount outstanding under the Capital Contribution Note, if Polar elects to receive shares at a rate of one Class A ordinary share for each $10.00, and 300,000 shares in consideration of the Capital Calls as described in Note 6) that will be issued to Polar at the Closing were excluded from diluted earnings per share for the three and six months ended June 30, 2023 and 2022 because the warrants and the shares that will be issued to

Polar are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the periods. In addition, any shares subject to forfeiture are not included in the weighted average shares outstanding until the forfeiture restrictions lapse.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares. Because the redemption value of the Class A ordinary shares approximates their fair value, remeasurement to redemption value is not impacting allocable earnings.

	For the Three Months Ended June 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income (loss)	$(40,983)	$(138,779)	$1,849,730	$462,433
Denominator:
Weighted-average shares outstanding	2,214,859	7,500,000	30,000,000	7,500,000
Basic and diluted net income (loss) per share	$(0.02)	$(0.02)	$0.06	$0.06

	For the Six Months Ended June 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income (loss)	$(205,026)	$(163,067)	$5,622,330	$1,405,583
Denominator:
Weighted-average shares outstanding	9,429,785	7,500,000	30,000,000	7,500,000
Basic and diluted net income (loss) per share	$(0.02)	$(0.02)	$0.19	$0.19

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2023 and December 31, 2022, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S.

owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of June 30, 2023.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on these unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On February 17, 2021, the Company sold 30,000,000 Units, including the issuance of 2,500,000 Units as a result of the underwriter’s partial exercise of the over-allotment option, at a purchase price of $10.00 per Unit. The over-allotment option covering an additional 1,625,000 Units expired on March 28, 2021. Each Unit consists of one Class A ordinary share, and one-third of one warrant to purchase one Class A ordinary share. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each whole warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, February 17, 2021, and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Following the closing of the IPO on February 17, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invests only in direct U.S. government treasury obligations. In March 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial Business Combination and liquidation.

Warrants

As of June 30, 2023, there were 10,000,000 public warrants and 5,333,333 Private Placement Warrants outstanding (not including the 535,709 warrants that could be issued upon conversion of the Convertible Promissory Notes). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued

Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price (discussed below) will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price (discussed below) will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

The warrant agreement contains an alternative issuance provision that if less than 70% of the consideration receivable by the holders of the ordinary shares in the Business Combination is payable in the form of ordinary shares in the successor entity, and if the holders of the warrants properly exercise the warrants within thirty days following the public disclosure of the consummation of the Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the volume weighted average price of the ordinary shares as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815–40, and thus the warrants are not eligible for an exception from derivative accounting.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability at fair value upon the closing of the IPO. The warrants were allocated a portion of the proceeds from the issuance of the Units equal to their fair value determined by the Monte Carlo simulation. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. If no events occurred during the period, the warrants will not be reclassified. The fair value of the liabilities is re-measured at the end of every reporting period and the change in fair value is reported in the statements of operations as a gain or loss on derivative financial instruments.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $8,000,000. The fair value of the warrants as of the Initial Public Offering was $1.38 per warrant, for a total initial fair value of $7,375,280. The excess of cash received over the fair value of the Private Placement Warrants was $624,720 and was reflected in additional paid-in capital on the statements of changes in shareholders’ deficit for the three months ended March 31, 2021. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 28, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001. On February 11, 2021, the Company effected a share capitalization resulting in the Sponsor holding an additional 718,750 Class B ordinary shares for an aggregate of 7,906,250 Class B ordinary shares including up to 1,031,250 Founder Shares subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised. On February 17, 2021, J.P. Morgan partially exercised its over-allotment option, hence, 625,000 Founder Shares were no longer subject to forfeiture. At March 28, 2021, the over-allotment option expired, hence the 406,250 Class B ordinary shares were forfeited. As of June 30, 2023 and December 31, 2022, there were 7,500,000 Founder Shares issued and outstanding.

The Sponsor and the Company’s directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares (except to certain permitted transferees and under certain circumstances) until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “lock-up”).

Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

The Sponsor and the Company’s directors and executive officers have also agreed not to transfer any of their Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) until 30 days after the completion of the initial Business Combination.

Due to related party

As of June 30, 2023 and December 31, 2022, the amount due to related party was $185,886 and $125,625, respectively, which mainly consisted of the unpaid portion of the administrative service fee described below.

Promissory Notes-Related Party

On December 28, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company was allocated to borrow up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of September 30, 2021 or the closing of the IPO. On February 22, 2021, the Company repaid $131,259 of amounts borrowed from the Sponsor, the funds of which were used to pay offering costs. The note was terminated on February 22, 2021.

On February 14, 2023, the Company issued an unsecured convertible promissory note (the “Extension Note” and, together with the “1.5 Million Convertible Promissory Note” as described below, the “Convertible Promissory Notes”) to the Sponsor, pursuant to which the Company may borrow up to $900,000 (the “Extension Loan”) from the Sponsor. Pursuant to the Extension Note, from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors, the Sponsor has agreed to deposit into the Company’s Trust Account the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed public share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve the Business Combination, and (ii) the date that $900,000 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants (the “Extension Loan Warrants”) to purchase Class A ordinary shares of the Company, par value $0.0001 per share, at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants that were issued in connection with the IPO. The terms of the Extension Loan Warrants will be identical to those of the Private Placement Warrants. The Extension Loan will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of (a) the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of the Company. The maturity date of the Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined under the Extension Note).

The Extension Note was valued using the fair value method, with the changes of fair value at each reporting period recorded in the unaudited condensed statement of operations. As of June 30, 2023, $375,000 was drawn under the Extension Loan, with an initial fair value of $144,879 at the issuance dates. The difference of $230,121, between the withdraws of $375,000 and the fair value at the issuance dates of $144,879, was recorded in additional paid-in capital in the accompanying condensed statement of shareholders’ deficit for the six months ended June 30, 2023. As of June 30, 2023, the Extension Note was presented at its fair value of $145,735 on the accompanying condensed balance sheet (see Note 7). Up to the date that the unaudited condensed financial statements were issued, the Company had received $525,000 for the extension deposits under the Extension Note (see Note 10).

For the three and six months ended June 30, 2023, the Company recorded $622 and $856 unrealized loss on fair value changes of the Extension Note, respectively, in the accompanying unaudited condensed statement of operations.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. A portion of the Working Capital Loans, not to exceed $1,500,000, may be convertible into Private Placement Warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.

On December 13, 2022, the Company issued an unsecured convertible promissory note under the Working Capital Loans to the Sponsor, pursuant to which the Company may borrow up to $1,500,000 from the Sponsor (the “$1.5 Million Convertible Promissory Note,” and together with the “Extension Note” as described above, the “Convertible Promissory Notes”). Such loan may, at the Sponsor’s discretion, be converted into Private Placement Warrants at a price of $1.50 per warrant as described above. The $1.5 Million Convertible Promissory Note will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of (a) the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of the Company. The maturity date of the $1.5 Million Convertible Promissory Note may be accelerated upon the occurrence of an Event of Default (as defined under the $1.5 Million Convertible Promissory Note). As of June 30, 2023 and December 31, 2022, $428,564 and $0 were outstanding under the $1.5 Million Convertible Promissory Note. Up to the date that the unaudited condensed financial statements were issued, the Company received a total of $578,564 for working capital purposes under the $1.5 Million Convertible Promissory Note.

The $1.5 Million Convertible Promissory Note was valued using the fair value method, with the changes of fair value at each reporting period recorded in statement of operations. As of June 30, 2023, $428,564 was drawn down under such loan, with an initial fair value of $165,014 at the issuance dates. The difference of $263,550, between the draw of $428,564 and the fair value at the issuance dates of $165,014, was recorded in additional paid-in capital in the accompanying unaudited condensed statement of shareholders’ deficit. As of June 30, 2023, the $1.5 Million Convertible Promissory Note was presented at its fair value of $166,547 on the accompanying condensed balance sheets. As of December 31, 2022, the Company had no borrowings under the $1.5 Million Convertible Promissory Note (see Note 7).

For the three and six months ended June 30, 2023, the Company recorded $866 and $1,533 unrealized loss on fair value changes of the $1.5 Million Convertible Promissory Note, respectively, in the accompanying unaudited condensed statement of operations.

Administrative Service Fee

The Company has agreed, commencing on the date the securities of the Company were first listed on the NYSE, to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. For both the three months ended June 30, 2023 and 2022, the Company incurred $30,000 in expenses in connection with such services. For both the six months ended June 30, 2023 and 2022, the Company incurred $60,000 in expenses in connection with such services. All such expenses were recorded in the accompanying unaudited condensed statements of operations. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

NOTE 6. CAPITAL CONTRIBUTION NOTE

On March 9, 2023, the Company entered into a subscription agreement (the “Subscription Agreement”) with the Sponsor and Polar Multi-Strategy Master Fund (“Polar”), pursuant to which the Sponsor sought to raise $1,200,000 to fund the extension and to provide working capital to the Company. The Sponsor committed to fund $900,000 of this amount through the Extension Note described in Note 5 above and Polar agreed to provide the remaining $300,000 (the “Capital Contribution Note”). The Company will request funds from the Sponsor for working capital purposes (“Drawdown Request”). Upon at least five (5) calendar days’ prior written notice, the Sponsor may require a drawdown from Polar against the capital commitment in order to meet 25% of the Sponsor’s commitment to the Company under a Drawdown Request (“Capital Call”). In consideration of the Capital Call(s) made hereunder, the Company will issue 300,000 Class A ordinary shares to Polar at the Closing. Any amounts funded by the Sponsor to the Company under a Drawdown Request shall not accrue interest and shall be promptly repaid by the Company to the Sponsor upon the Closing. Following receipt of such sums from the Company, and in any event within five (5) business days of the Closing, the Sponsor or the Company shall pay Polar an amount equal to Capital Calls funded under the Subscription Agreement (the “Business Combination Payment”). The Company and Sponsor are jointly and severally obligated to make the Business Combination Payment to Polar. Polar may elect at the Closing to receive such Business Combination Payment in cash or Class A ordinary shares at a rate of one Class A ordinary share for each $10.00 of the Capital Calls funded under the Subscription Agreement. If the Company liquidates without consummating a Business Combination, any amounts remaining in the Sponsor or the Company’s cash accounts after paying any outstanding third party invoices (excluding any due to the Sponsor), not including the Company’s Trust Account, will be paid to Polar within five (5) days of the liquidation.

The Company treated the Capital Contribution Note as a debt instrument and measured it with fair value method, and records changes of fair value at each reporting period in the statement of operations. The fair value of the Capital Contribution Note will include both the fair value of the 300,000 shares in consideration for the Capital Calls and the principal as of each reporting date. As of June 30, 2023, the entire $300,000 funding was received under the Capital Contribution Note. The initial fair value of the Capital Contribution Note was $1,359,720. The difference of $1,059,720, between the $300,000 principal and the initial fair value of $1,359,720, was recorded as expenses in the accompanying unaudited condensed statement of operations for the six months ended June 30, 2023. As of June 30, 2023, the Capital Contribution Note was presented at its fair value of $1,381,229 on the accompanying condensed balance sheets (see Note 7).

For the six months ended June 30, 2023, the Company recorded $1,059,720 unrealized loss on excess of fair value of the Capital Contribution Note over proceeds at issuance in the accompanying unaudited condensed statement of operations.

For the three and six months ended June 30, 2023, the Company recorded $17,379 and $21,509 unrealized loss on fair value changes of the Capital Contribution Note, respectively, in the accompanying unaudited condensed statement of operations.

NOTE 7. FAIR VALUE MEASUREMENTS

The following tables presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	June 30, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities
Warrant Liability - Public Warrants	$10,000	$—	$10,000	$—
Warrant Liability - Private Placement Warrants	6,374	—	6,374	—
Working Capital Loans	166,547	—	—	166,547
Promissory Note- Related Party	145,735	—	—	145,735
Capital Contribution Note	1,381,229	—	—	1,381,229

Total	$1,709,885	$—	$16,374	$1,693,511

	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Cash and investments held in Trust Account - Trading Securities	$304,086,289	$304,086,289	$—	$—

	$304,086,289	$304,086,289	$—	$—

Liabilities
Warrant Liability - Public Warrants	$42,000	$42,000	$—	$—
Warrant Liability - Private Placement Warrants	26,660	—	26,660	—

	$68,660	$42,000	$26,660	$—

The warrants, Working Capital Loans, the Extension Note and the Capital Contribution Note are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities, Working Capital Loans, Promissory Note-Related Party and Capital Contribution Note, respectively, in the accompanying condensed balance sheets. The warrant liabilities, Working Capital Loans, Promissory Note-Related Party and Capital Contribution Note are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the unaudited condensed statements of operations. The excess of proceeds over fair value at issuance was recorded as additional paid-in capital in the accompanying unaudited condensed statements of shareholders’ equity. The excess of fair value over proceeds at issuance was recorded as expenses in the accompanying unaudited condensed statement of operations.

Warrant Liability

The Company’s public and private warrant liabilities were valued using a Monte Carlo simulation at issuance date utilizing management judgment and pricing inputs from the quoted underlying ordinary shares. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the public and private warrant liabilities was initially classified as Level 3.

On November 4, 2022, the New York Stock Exchange (the “NYSE”) notified the Company, and publicly announced, that the NYSE determined to commence proceedings to delist the Company’s warrants, each whole warrant exercisable for one Class A ordinary share and listed to trade on the NYSE under the symbol “CHAA WS”, from the NYSE and that trading in the warrants would be suspended immediately, due to “abnormally low” trading price levels pursuant to Section 802.01D of the NYSE Listed Company Manual. The public warrants began to trade over-the counter (OTC) since then.

On March 23, 2023, the Company received approval to transfer the listing of Class A ordinary shares from the NYSE to the NYSE American and on March 28, 2023, the Class A ordinary shares began trading on the NYSE American under the symbol “CHAA”. In connection with the transfer, effective March 28, 2023, any remaining units were mandatorily separated into their component parts and the units are no longer traded on the NYSE.

The Company’s public warrants began trading under the ticker CHAAWS, on April 5, 2021. After this date, the public warrant values per share were based on the observed trading prices of the public warrants as of each balance sheet date. The fair value of the public warrant liability was classified as Level 1 as of April 5, 2021 and December 31, 2022. As of June 30, 2023, the fair value of the public warrant liability was re-classified as Level 2 due to the insufficient trading volume.

As of June 30, 2023 and December 31, 2022, the Private Placement Warrants were valued using a Monte Carlo model using the quoted underlying public warrants. Due to the observable inputs in the fair value estimation of the Private Placement Warrants, these inputs were classified as Level 2 as of December 31, 2022 and June 30, 2023.

The key inputs used in the Monte Carlo simulation for the Private Placement Warrants as of June 30, 2023 and December 31, 2022 were as follows:

Input	June 30, 2023	December 31, 2022
Public Warrant Price	0.001	0.004
Risk-free interest rate	5.31%	4.74%
Expected term (years)	1.18	0.76
Expected volatility	1.4%	5.4%
Stock price	$10.48	$10.09
Exercise price	$11.50	$11.50
Likelihood of Completing a Business Combination	40%	50%

Convertible Promissory Notes

Valuation of the Convertible Promissory Notes (which includes the $1.5 Million Convertible Promissory Note and the Extension Note) was determined using a discounted cash flow analysis based on the estimated timing of the initial business combination and classified as a Level 3 valuation. The key inputs for discounted cash flow analysis at initial draw dates and June 30, 2023 were as follows:

Input	June 30, 2023	Initial Draw Dates (February 22, 2023 - June 19, 2023)
Risk-free interest rate for warrant	4.13%	3.54-4.17%
Risk-free interest rate for debt	5.46%	4.82-5.33%
Term of Debt Conversion	0.54	0.57-0.80
Term of Warrant Conversion	5.54	5.57-5.80
Expected volatility	1.4%	1.6-4.1%
Iterated/Market Stock price	$10.48	$10.20-10.38
Exercise price of Warrants	$11.5	$11.5
Strike Price of Debt Conversion	$1.5	$1.5
Likelihood of Completing a Business Combination	40%	40%

Activity for the three and six months ended June 30, 2023 for the Convertible Promissory Notes (which include the $1.5 Million Convertible Promissory Note and the Extension Note) was as follows:

	Extension Note	Working Capital Loan
Proceeds from Convertible Promissory Notes	$150,000	$278,564
Excess of proceeds over fair value at issuance	(92,190)	(171,436)
Change in fair value through March 31, 2023	234	667

Fair value as of March 31, 2023	$58,044	$107,795
Additional proceeds from Convertible Promissory Notes	225,000	150,000
Excess of proceeds over fair value at issuance	(137,931)	(92,114)
Change in fair value through June 30, 2023	622	866

Fair value as of June 30, 2023	$145,735	$166,547

Capital Contribution Note

Valuation of the Capital Contribution Note was determined using a Probability Weighted Expected Return Method (“PWERM”) and classified as a Level 3 valuation. The PWERM is a multistep process in which value is estimated based on the probability -weighted present value of various future outcomes. The key inputs for PWERM at the initial withdraw dates and June 30, 2023 were as follows:

Input	June 30, 2023	Initial Draws
Risk-free interest	5.31%	4.6-4.84%
Estimated Term	1.18	0.72-1.34
Expected volatility	1.4%	2.6-3.4%
Iterated/Market Stock price	$10.48	$10.23-10.33
Likelihood of Completing a Business Combination	40%	40%
Consideration for the Capital Call(s)- in shares	300,000	300,000

Activity for the three and six months ended June 30, 2023 for the Capital Contribution Note was as follows:

Polar
Proceeds from Capital Contribution Note	$200,000
Excess of fair value over proceeds at issuance	1,104,618
Change in fair value through March 31, 2023	4,130

Fair value of the Capital Contribution Note as of March 31, 2023	$1,308,748
Additional proceeds from Capital Contribution Note	100,000
Excess of fair value over proceeds at issuance	(44,898)
Change in fair value through June 30, 2023	17,379

Fair value of the Capital Contribution Note as of June 30, 2023	$1,381,229

NOTE 8. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, the Class A ordinary shares that will be issued to Polar at Closing, the Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans and the Extension Note (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and the Extension Note) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter of the IPO is entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO, or $10,500,000, held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement. The deferred underwriting fee is included as a liability on the condensed balance sheets as of June 30, 2023 and December 31, 2022.

On August 10, 2023, J.P. Morgan waived its entitlement to the payment of $10,500,000 deferred underwriting fee in connection with its role as underwriter in the Company’s IPO. Furthermore, J.P. Morgan had no role in connection with the Business Combination.

Advisory Agreements

On March 14, 2023, the Company entered into an agreement with Chardan Capital Markets, LLC (“Chardan”) for Chardan to act as exclusive capital markets technical advisor with respect to an event of a stock exchange demand for action by the Company at a time other than the initial closing of a business combination involving the Company and a target or targets. The agreement calls for Chardan to receive a fee of $175,000 at the signing of the agreement, a fee of $175,000 no later than 10 calendar days after Chardan informs the Company of the documented completion of the technical advisory activities and a deferred fee of $275,000 at the earlier of (i) the closing of a Business Combination from the closing flow-of-funds or (ii) upon the liquidation of the Trust Account if the Company has not consummated a Business Combination. For the three and six months ended June 30, 2023, the Company recorded $625,000 and $0 of such advisory service fee in the accompanying unaudited condensed statement of operations. As of June 30, 2023, the Company had paid $350,000 to Chardan and the total unpaid amounts to Chardan was $275,000.

On March 26, 2023, the Company entered an agreement with Alumia SARL (“Alumia”) to act as a non-exclusive transactional and strategic capital markets advisor to the Company assisting with introductions and with respect to the Company’s potential Business Combination. The agreement calls for Alumia to receive simultaneously with the Closing of the Business Combination (a) a fee in the amount of $2,500,000 and (b) a fee of 4% multiplied by the dollar amount of any equity financing transactions which may be entered into by third party investors identified and introduced by Alumia prior to the Closing, regardless of whether the counterparty in the Business Combination was a subject target, payable upon the Closing. Alumia is currently not involved in the Company’s Business Combination transaction with Crown, and no fee is currently payable under this agreement.

On May 18, 2023, the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), to act as its (i) capital markets advisor in connection with the Business Combination with Crown and (ii) placement agent in connection with a private placement of equity, equity-linked, convertible and/or debt securities (the “Securities”) or other capital or debt raising transaction (the “Offering”) in connection with the Business Combination. The Company shall pay CCM (i) an advisor fee in connection with the Business Combination in an amount equal to the sum of (I) $2,000,000 paid in full in U.S. dollars simultaneously with the Closing of the Business Combination and (II) 50,000 shares of common stock or equivalent equity (the “Shares”) of the publicly listed post-business combination company (collectively, the “Advisor Fee”) and (ii) a transaction fee in connection with the Offering of an amount equal to 7.0% of the sum of (A) the gross proceeds raised from investors and received by the Company or Crown simultaneously with or before the closing of the Offering plus (B) proceeds released from the Trust Account with respect to any shareholder of the Company that (x) entered into a non-redemption or other similar agreement or (y) did not redeem the Company’s Class A ordinary shares, in each instance to the extent such investor or shareholder under (A) and (B) above was identified to the Company by CCM, which shall be payable in U.S. dollars by the Company and due to CCM simultaneously with the closing of the Offering. The Shares shall be fully duly authorized, validly issued, paid and non-assessable and shall be registered for resale under the Act, or otherwise freely tradeable, as of the Closing of the Business Combination and will be delivered in book entry form in the name of and delivered to CCM (or its designee) at the Closing of the Business Combination.

NOTE 9. SHAREHOLDERS’ DEFICIT

Preference shares

The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A ordinary shares

The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. At June 30, 2023 and December 31, 2022, there were no Class A ordinary shares issued and outstanding, excluding 2,214,859 and 30,000,000 Class A ordinary shares, respectively, subject to possible redemption. The Class A ordinary shares that will be issued to Polar at the Closing, including 300,000 shares in consideration of Capital Calls as described in Note 6 and 30,000 shares (if Polar elects to receive shares at a rate of one Class A ordinary share for each $10.00 at the Closing) in consideration of the $300,000 withdrawal of the Capital Contribution Note as of June 30, 2023, were not shown as outstanding.

Class B ordinary shares

The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 per share. At June 30, 2023 and December 31, 2022, there were 7,500,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s second amended and restated memorandum and articles of association, or as required by applicable provisions of the Cayman Islands Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued, deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans, unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to such issuance or deemed issuance at the time thereof. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Debt Financing for Extension Funds and Working Capital

Subsequent to the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued, the Company received $150,000 under each of the Working Capital Loan and Extension Note, for an aggregate of $300,000.

On July 20, 2023 and August 21, 2023, the Company deposited two additional tranches of $75,000, for an aggregate of $150,000 into the Trust Account, to extend the date the Company has to consummate a business combination to September 17, 2023.

Business Combination Agreement

On August 3, 2023, the Company entered into a business combination agreement with Crown, as discussed in Note 1 — Business Combination Agreement.

Waiver of Deferred Underwriting Fees

On August 10, 2023, J.P. Morgan waived its entitlement to the payment of $10,500,000 deferred underwriting fees in connection with its role as underwriter in the Company’s IPO. Furthermore, J.P. Morgan had no role in connection with the Business Combination transaction.

CATCHA INVESTMENT CORP

UNAUDITED CONDENSED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Cash	$7,832	$20,706
Prepaid expenses	30,460	33,875

Total current assets	38,292	54,581
Cash and investments held in Trust Account	24,268,839	304,086,289

Total Assets	$24,307,131	$304,140,870

Liabilities and Shareholders’ Deficit
Accounts payable and accrued expenses	$5,189,519	$599,443
Due to Related Party	211,366	125,625
Promissory Note—Related Party, at fair value	294,896	—
Working Capital Loan, at fair value	323,934	—
Capital Contribution Note, at fair value	1,786,273	—

Total current liabilities	7,805,988	725,068
Warrant liability	766,667	68,660
Deferred underwriting fees	—	10,500,000

Total liabilities	8,572,655	11,293,728

Commitments and Contingencies (see Note 8)
Class A ordinary shares subject to possible redemption, 2,214,859 and 30,000,000 shares at redemption value of $10.96 and $10.14 per share as of September 30, 2023 and December 31, 2022, respectively	24,268,839	304,086,289
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding (excluding 2,214,859 and 30,000,000 shares subject to possible redemption, respectively) at September 30, 2023 and December 31, 2022	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,500,000 shares issued and outstanding at September 30, 2023 and December 31, 2022	750	750
Additional paid-in capital	—	—
Accumulated deficit	(8,535,113)	(11,239,897)

Total shareholders’ deficit	(8,534,363)	(11,239,147)

Total Liabilities and Shareholders’ Deficit	$24,307,131	$304,140,870

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Formation and operating costs	$4,103,770	$172,904	$5,651,175	$712,110

Loss from operations	(4,103,770)	(172,904)	(5,651,175)	(712,110)
Other (expense) income:
Interest income from Trust Account	275,549	1,241,567	2,486,193	1,599,373
Excess of fair value of Capital Contribution Note over proceeds at issuance	—	—	(1,059,720)	—
Change in fair value of Convertible Promissory Notes	(84,126)	—	(86,515)	—
Change in fair value of Capital Contribution Note	(405,044)	—	(426,553)	—
Change in fair value of warrant liability	(750,293)	985,712	(698,007)	8,195,025
Other income attributable to derecognition of deferred underwriting fees allocated to offering costs	482,662	—	482,662	—

Total other (expense) income	(481,252)	2,227,279	698,060	9,794,398

Net (loss) income	$(4,585,022)	$2,054,375	$(4,953,115)	$9,082,288

Basic and diluted weighted average shares outstanding, redeemable Class A ordinary shares, subject to possible redemption	2,214,859	30,000,000	6,998,381	30,000,000

Basic and diluted net (loss) income per share	(0.47)	$0.05	$(0.34)	$0.24

Basic and diluted weighted average shares outstanding, non-redeemable Class B ordinary shares	7,500,000	7,500,000	7,500,000	7,500,000

Basic and diluted net (loss) income per share	(0.47)	$0.05	$(0.34)	$0.24

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2023	—	$—	7,500,000	$750	$—	$(11,239,897)	$(11,239,147)
Net loss	—	—	—	—	—	(188,331)	(188,331)
Accretion of interest income to Class A ordinary shares subject to redemption	—	—	—	—	—	(1,943,762)	(1,943,762)
Excess of proceeds from Convertible Promissory Notes over fair value at issuance	—	—	—	—	—	263,626	263,626
Additional deposits to Trust Account for extension	—	—	—	—	—	(150,000)	(150,000)

Balance as of March 31, 2023	—	—	7,500,000	750	—	(13,258,364)	(13,257,614)
Net loss	—	—	—	—	—	(179,762)	(179,762)
Accretion of interest income to Class A ordinary shares subject to redemption	—	—	—	—	—	(266,882)	(266,882)
Excess of proceeds from Convertible Promissory Notes over fair value at issuance	—	—	—	—	—	230,045	230,045
Additional deposits to Trust Account for extension	—	—	—	—	—	(225,000)	(225,000)

Balance as of June 30, 2023	—	—	7,500,000	750	—	(13,699,963)	(13,699,213)
Net loss	—	—	—	—	—	(4,585,022)	(4,585,022)
Accretion of interest income to Class A ordinary shares subject to redemption	—	—	—	—	—	(275,549)	(275,549)
Excess of proceeds from Convertible Promissory Notes over fair value at issuance	—	—	—	—	—	233,083	233,083
Derecognition of deferred underwriting fee	—	—	—	—	—	10,017,338	10,017,338
Additional deposits to Trust Account for extension	—	—	—	—	—	(225,000)	(225,000)

Balance as of September 30, 2023	—	$—	7,500,000	$750	$—	$(8,535,113)	$(8,534,363)

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2022	—	$—	7,500,000	$750	$—	$(18,854,567)	$(18,853,817)
Net income	—	—	—	—	—	4,715,750	4,715,750
Accretion of interest income to Class A ordinary shares subject to redemption	—	—	—	—	—	(37,518)	(37,518)

Balance as of March 31, 2022	—	—	7,500,000	750	—	(14,176,335)	(14,175,585)
Net income	—	—	—	—	—	2,312,163	2,312,163
Accretion of interest income to Class A ordinary shares subject to redemption	—	—	—	—	—	(320,288)	(320,288)

Balance as of June 30, 2022	—	—	7,500,000	750	—	(12,184,460)	(12,183,710)
Net income	—	—	—	—	—	2,054,375	2,054,375
Accretion of interest income to Class A ordinary shares subject to redemption	—	—	—	—	—	(1,241,567)	(1,241,567)

Balance as of September 30, 2022	—	$—	7,500,000	$750	$—	$(11,371,652)	$(11,370,902)

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(4,953,115)	$9,082,288
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest income from Trust Account	(2,486,193)	(1,599,373)
Excess of fair value of Capital Contribution Note over proceeds at issuance	1,059,720	—
Change in fair value of warrant liability	698,007	(8,195,025)
Change in fair value of Convertible Promissory Notes	86,515	—
Change in fair value of Capital Contribution Note	426,553	—
Other income attributable to derecognition of deferred underwriting fees allocated to offering costs	(482,662)	—
Changes in current assets and current liabilities:
Prepaid expenses	3,415	(75,636)
Accounts payable and accrued expenses	4,590,076	(220,939)
Due to related party	85,741	89,625

Net cash used in operating activities	(971,943)	(919,060)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(600,000)	—
Cash withdrawn from Trust Account in connection with redemption	282,903,643	—

Net cash provided by investing activities	282,303,643	—

Cash Flows from Financing Activities:
Proceeds from issuance of Working Capital Loan	659,069	—
Proceeds from issuance of Promissory Note—Related Party	600,000	—
Proceeds from issuance of Capital Contribution Note	300,000	—
Redemption of Class A ordinary shares	(282,903,643)	—

Net cash used in financing activities	(281,344,574)	—

Net Change in Cash	(12,874)	(919,060)
Cash—Beginning of the period	20,706	995,064

Cash—End of the period	$7,832	$76,004

Supplemental Disclosure of Non-cash Financing Activities:
Accretion of interest income to Class A ordinary shares subject to possible redemption	$2,486,193	$1,599,373

Accretion of extension deposits to Class A ordinary shares subject to possible redemption	$600,000	—

Excess of proceeds from Convertible Promissory Notes over fair value at issuance	$726,754	$—

Derecognition of deferred underwriting fees	$10,017,338	$—

See accompanying notes to the unaudited condensed financial statements.

CATCHA INVESTMENT CORP

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

September 30, 2023

NOTE 1. ORGANIZATION AND BUSINESS OPERATION

Organization and General

Catcha Investment Corp (the “Company”) was incorporated as a Cayman Islands exempted company on December 17, 2020. The Company was incorporated for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2023, the Company had not commenced any operations. All activity through September 30, 2023 relates to the Company’s formation, the Initial Public Offering (as defined below), and after the Initial Public Offering, searching for a Business Combination target, the negotiation of the Business Combination Agreement described below and subsequent amendments thereto, and the preparation and filing on October 3, 2023 with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form F-4 with respect to the Business Combination ( the “Form F-4”). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and investments held in the trust account established at the consummation of the Initial Public Offering (the “Trust Account”) from the proceeds derived from the Initial Public Offering and will recognize changes in the fair value of warrant liability, Convertible Promissory Notes (which are described in Note 2 — Convertible Promissory Notes) and Capital Contribution Note (which are described in Note 2 — Capital Contribution Note) as other income (expense). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Catcha Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”).

Financing

The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 11, 2021 (the “Effective Date”). On February 17, 2021, the Company consummated the initial public offering (the “Initial Public Offering” or “IPO”) of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), including the issuance of 2,500,000 Units as a result of the underwriter’s partial exercise of the over-allotment option, at $10.00 per Unit generating gross proceeds of $300,000,000, which is described in Note 3. Each Unit consists of one Class A ordinary share, and one-third of one warrant to purchase one Class A ordinary share. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each whole warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO (i.e., February 17, 2021), and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 3).

Simultaneously with the closing of the IPO, the Company consummated the sale of an aggregate of 5,333,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to the Company’s Sponsor, generating gross proceeds to the Company of $8,000,000, which is described in Note 4.

Following the closing of the IPO on February 17, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the

Trust Account and was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended ( the “Investment Company Act”), that invests only in direct U.S. government treasury obligations. In March 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial Business Combination and liquidation. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the Company’s second amended and restated memorandum and articles of association, and subject to the requirements of law and regulation, provide that the proceeds from the IPO held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the Company’s public shareholders, until the earliest of (i) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s second amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial Business Combination within 24 months from the closing of the IPO (the “Combination Period”) or during any extended time in which the Company has to consummate a Business Combination beyond the aforementioned period as a result of a shareholder vote to amend the second amended and restated memorandum and articles of association (an “Extension Period”) or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares, and (iii) the redemption of the Company’s public shares if the Company has not consummated its Business Combination within the Combination Period, subject to applicable law. On February 14, 2023, the Company held an extraordinary general meeting of shareholders, at which the Company’s shareholders approved, among other things, a proposal to amend Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate the Business Combination from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors.

Transaction costs amounted to $17,031,183, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees (see Note 8), and $531,183 of other offering costs. Of the $17,031,183 transaction costs, $16,236,137 was charged to additional paid-in capital and $795,046 was allocated to the public and private warrants and recorded as other income (loss) during the three months ended March 31, 2021.

On August 10, 2023, J.P. Morgan Securities LLC (“J.P. Morgan”), the underwriter in the IPO, waived its entitlement to the payment of $10,500,000 deferred underwriting fee in connection with its role as underwriter in the Company’s IPO. As a result, the Company recognized $482,662 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs previously expensed and $10,017,338 was recorded to accumulated deficit in relation to the waiver of the deferred underwriting fees in the accompanying financial statements.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion.

The shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then outstanding public shares. The amount in the Trust Account was initially $10.00 per public share.

If the Company is unable to complete a Business Combination within the Combination Period, or during the Extension Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. On February 14, 2023, the Company held an extraordinary general meeting of shareholders, at which the Company’s shareholders approved (i) an amendment to the Company’s amended and restated memorandum and articles of association to extend the date by which the Company has to consummate the Business Combination from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors and (ii) an amendment to the Company’s investment management trust agreement, dated as of February 11, 2021 (the “IMTA”), by and between the Company and Continental Stock Transfer & Trust Company (“CST”), to extend the date by which the Company has to consummate the Business Combination from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors, by extending on a monthly basis. Following such approval by the Company’s shareholders, the Company and CST entered into the Amendment No. 1 to the IMTA on February 14, 2023.

In connection with the votes taken at the extraordinary general meeting of shareholders, holders of 27,785,141 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643. The funds were redeemed from the Trust Account on February 23, 2023.

On February 22, 2023, March 21, 2023, April 19, 2023, May 19, 2023, June 20, 2023, July 20, 2023, August 21, 2023, September 21, 2023 and October 20, 2023, the Company deposited nine tranches of $75,000, for an aggregate of $675,000, into the Trust Account, to extend the date that the Company has to consummate the Business Combination from February 17, 2023 to November 17, 2023. The Company has 3 business days after November 17, 2023 to deposit another $75,000 to the Trust Account, to extend the date that the Company has to consummate a business combination to December 17, 2023. The Company has deposited $50,000 into the Trust Account on November 15, 2023 and intends to deposit $25,000 into Trust Account shortly after the unaudited condensed financial statements are issued. The Company plans to make further monthly deposits of $75,000 to extend this date for each month up through February 17, 2024. The Company is under no further obligation to make any additional deposits.

The Sponsor and the Company’s officers and directors have agreed to (i) waive their redemption rights with respect to their Class B ordinary shares (the “Founder Shares”) and public shares in connection with the completion of the Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s second amended and restated memorandum and articles of association (A) that would modify the substance or timing of the Company’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of its public shares if the Company does not complete the Business Combination within 24 months from the closing of the IPO or during the Extension Period or (B) with respect to any other provision relating to the rights of holders of its Class A ordinary shares, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares and public shares they hold if the Company fails to consummate the Business Combination within the Combination Period or during the Extension Period.

In the event of the liquidation of the Trust Account upon the failure of the Company to consummate a Business Combination, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Business Combination Agreement

On August 3, 2023, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (“Crown”), Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“PubCo”), and CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”).

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, (i) Merger Sub will merge with and into the Company, with the Company being the surviving company and becoming the wholly owned subsidiary of PubCo, as a result of which (a) each of the Company’s Class A ordinary share and Class B ordinary share issued and outstanding immediately prior to the effective time of the merger (the “Merger Effective Time”) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued ordinary share of PubCo, and (b) each Company warrant outstanding immediately prior to the Merger Effective Time shall cease to be a warrant with respect to the Company’s ordinary shares and be assumed by PubCo and converted into a warrant to purchase one ordinary share of PubCo; and (ii) subject to the certain procedures and conditions, Crown shareholders will transfer their Crown shares to PubCo in exchange for their Pro Rata Share (as defined below) of the Exchange Consideration (as defined below). The “Exchange Consideration” is a number of newly issued ordinary shares of PubCo equal to (a) a transaction value of $600 million divided by (b) a per share price of $10.00. “Pro Rata Share” means, with respect to each Crown shareholder, a fraction expressed as a percentage equal to (i) the number of Crown shares held by such Crown shareholder immediately prior to the effective time of the exchange (the “Exchange Effective Time”), divided by (ii) the total number of issued and outstanding Crown shares immediately prior to the Exchange Effective Time.

During the seven years following the consummation of the Business Combination (the “Closing”), the persons who are Crown shareholders immediately prior to the Exchange Effective Time and who have participated in the Exchange shall have the contingent right to receive in the aggregate a number of ordinary shares of PubCo equivalent to 10% of the issued and outstanding ordinary shares of PubCo as of the Closing (the “Earnout Shares”), which will vest upon achievement of certain share prices and milestones as provided under the Business Combination Agreement. On October 2, 2023, the Business Combination Agreement was amended to delete the provisions with regards to the Earnout Shares in their entirety.

The Business Combination Agreement may be terminated under certain customary circumstances at any time prior to the Closing, including, without limitation, (i) upon the mutual written consent of the Company and Crown, (ii) by either the Company or Crown, if any of the conditions to the Closing has not been satisfied or waived by February 17, 2024, (iii) by the Company, on the one hand, or Crown, on the other hand, as a result of certain material breaches by the counterparties to the Business Combination Agreement that remain uncured after any applicable cure period, (iv) by either the Company or Crown, if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently prohibiting the transactions contemplated by the Business Combination Agreement, (v) by the Company, on the one hand, or Crown, on the other hand, as a result of the failure by the counterparties to obtain approvals required for the Business Combination, (vi) by the Company, if there has been a material adverse effect on each of Crown and its direct and indirect subsidiaries and (vii) by the Company, if Crown’s financials have not been delivered to the Company by September 15, 2023. The Company has received Crown’s financials prior to September 15, 2023, so clause (vii) is not applicable anymore.

Going Concern

As of September 30, 2023, the Company had $7,832 in cash outside of the Trust Account and working capital deficit of $7,767,696. On December 13, 2022, the Company issued an unsecured convertible promissory note (see Note 5) to the Sponsor, pursuant to which the Company may borrow up to $1,500,000 (the “$1.5 Million Convertible Promissory Note”) from the Sponsor. As of September 30, 2023, the Company had $659,069 principal outstanding under such note, with a fair value of $323,934. Up to the date that the unaudited condensed financial statements were issued, the Company received a total of $834,252 principal for working capital purposes under the $1,500,000 Convertible Promissory Note.

On February 14, 2023, the Company issued an unsecured convertible promissory note (the “Extension Note”) to the Sponsor, pursuant to which the Company may borrow up to $900,000 (the “Extension Loan”) from the Sponsor. Pursuant to the Extension Note, until February 17, 2024 or such earlier date as is determined by the Company’s board of directors, the Sponsor has agreed to deposit into the Company’s Trust Account the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed public share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve the Business Combination, and (ii) the date that $900,000 has been loaned. As of September 30, 2023, the Company had $600,000 outstanding under the Extension Loan. Up to the date that the unaudited condensed financial statements were issued, the Company had received $725,000 under the Extension Loan. Using these loans received, the Company deposited nine tranches of $75,000 and one $50,000 into the Trust Account on February 22, 2023, March 21, 2023, April 19, 2023, May 19, 2023, June 20, 2023, July 20, 2023, August 21, 2023, September 21, 2023, October 20, 2023 and November 15, 2023. The Company intends to withdraw an additional $25,000 under the Extension Note and deposit it into Trust Account shortly after the unaudited condensed financial statements are issued, to extend the date that the Company has to consummate the Business Combination from February 17, 2023 to December 17, 2023. The Company plans to make further monthly deposits of $75,000 to extend this date for each month up through February 17, 2024. The Company is under no further obligation to make any additional deposits.

On March 9, 2023, the Company entered into a subscription agreement (the “March Subscription Agreement”) with the Sponsor and Polar Multi- Strategy Master Fund (“Polar”), pursuant to which Polar has agreed to provide $300,000 to the Company (the “Capital Contribution Note”) as discussed in Note 6. As of September 30, 2023, the Company had received the entire $300,000 funding under such note (see Note 6).

In addition to the $1.5 Million Convertible Promissory Note, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. Management will use these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating a Business Combination. No additional funding has been received under this arrangement. However, management expects the Company to continue to incur significant costs in pursuit of the consummation of a Business Combination and current funds, committed or otherwise, may not be sufficient to operate the Company for at least the 12 months following the issuance of the unaudited condensed financial statements contained herein. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Subtopic (“ASC”) 205-40, “Presentation of Financial Statements – Going Concern,” management has determined that if the Company is unable to complete a Business Combination by February 17, 2024 (subject to the Company making the required monthly deposits of $75,000 to extend the date by which to consummate the Business Combination each month up through February 17, 2024) or such earlier date as is determined by the Company’s board of directors, then the Company will cease all operations except for the purpose of liquidating. The mandatory liquidation, subsequent dissolution and the liquidity issues described above raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these unaudited condensed financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 17, 2024 or such earlier date as is determined by the Company’s board of directors.

On October 25, 2023, the Company entered into another subscription agreement (the “October Subscription Agreement”) with the Sponsor and Polar, pursuant to which Polar agreed to fund a capital contribution of $750,000, without interest, to the Company to provide the Company with liquidity. See Note 10, “Subsequent Events.”

Risks and Uncertainties

Management is currently evaluating the impact of persistent inflation and rising interest rates, financial market instability, including the recent bank failures, the lingering effects of the COVID-19 pandemic and certain geopolitical events, including the current wars, and has concluded that while it is reasonably possible that the risks and uncertainties related to or resulting from these events could have a negative effect on the Company’s financial position, results of its operations and/or the closing of the Business Combination, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on April 24, 2023 (the “Annual Report”). The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply on on-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $7,832 and $20,706 in cash and did not have any cash equivalents as of September 30, 2023 and December 31, 2022, respectively.

Cash and investments held in Trust Account

In March 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial Business Combination and liquidation. Prior to liquidating the money market funds, the Company’s portfolio of investments was comprised primarily of U.S. Treasury securities. The Company classifies its money market funds as trading securities in accordance with ASC Topic 320, “Investments-Debt and Equity Securities.” Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income from Trust Account in the accompanying unaudited condensed statements of operations.

As of September 30, 2023 and December 31, 2022, the assets held in the Trust Account were $24,268,839 and $304,086,289, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At September 30, 2023 and December 31, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value Measurements

FASB ASC Topic 820, “Fair Value Measurement” (“ASC 820”), defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

•

Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•

Level 2 – Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of certain of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the condensed balance sheets. The fair values of prepaid expenses, accounts payable and accrued expenses, and due to related party are estimated to approximate the carrying values as of September 30, 2023 and December 31, 2022 due to the short maturities of such instruments.

Offering Costs Associated with IPO

The Company complies with the requirements of the FASB ASC 340-10-S99, “Other Assets and Deferred Costs – SEC Materials,” and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering”. Offering costs consist principally of underwriting fees, professional fees and registration fees that are related to the IPO. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.

Offering costs in the aggregate of $16,236,137 were charged to shareholders’ equity (deficit) (consisting of $5,724,193 in underwriting fees, $10,017,338 in deferred underwriting fees, and $494,606 in other offering costs), and offering costs in the aggregate of $795,046 were recorded as other income (loss) (consisting of $275,807 in underwriting fees, $482,662 in deferred underwriting fees, and $36,577 in other offering costs) during the three months ended March 31, 2021.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, all ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets.

In connection with the extraordinary general meeting of shareholders held on February 14, 2023, holders of 27,785,141 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643, which includes interest of $5,052,233.

At September 30, 2023 and December 31, 2022, the Class A ordinary shares reflected in the condensed balance sheets are reconciled in the following table:

	Shares	Amount
Gross proceeds from Initial Public Offering	30,000,000	$300,000,000
Less: Proceeds allocated to Public Warrants	—	(13,790,354)
Less: Class A ordinary shares issuance costs	—	(16,236,137)
Less: Initial fair value of over-allotment option	—	(325,679)
Add: Remeasurement of Class A ordinary shares to redemption value	—	30,352,170
Add: Accretion of interest income to Class A ordinary shares subject to redemption	—	4,086,289

	Shares	Amount
Class A ordinary shares subject to possible redemption as of December 31, 2022	30,000,000	$304,086,289
Add: Accretion of interest income to Class A ordinary shares subject to redemption	—	1,943,762
Add: Accretion of extension deposit to Class A ordinary shares subject to redemption	—	150,000
Less: Class A ordinary shares redeemed, including interest	(27,785,141)	(282,903,643)

Class A ordinary shares subject to possible redemption as of March 31, 2023	2,214,859	23,276,408
Add: Accretion of interest income to Class A ordinary shares subject to redemption	—	266,882
Add: Accretion of extension deposit to Class A ordinary shares subject to redemption	—	225,000

Class A ordinary shares subject to possible redemption as of June 30, 2023	2,214,859	23,768,290
Add: Accretion of interest income to Class A ordinary shares subject to redemption	—	275,549
Add: Accretion of extension deposit to Class A ordinary shares subject to redemption	—	225,000

Class A ordinary shares subject to possible redemption as of September 30, 2023	2,214,859	$24,268,839

Convertible Promissory Notes

The Company elected to account for the Convertible Promissory Notes (which include the $1.5 Million Convertible Promissory Note and the Extension Note) entered into with the Sponsor pursuant to the fair value option under ASC 825. ASC 825-10-15-4 provides for the “fair value option” election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Differences between the face value of the Convertible Promissory Notes and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the Convertible Promissory Notes are recognized as non-cash gains or losses in the condensed statements of operations. The Company believes that the fair value option better reflects the underlying economics of the Convertible Promissory Notes. As such, the Convertible Promissory Notes were initially measured at $532,315 as of the issue dates (including $277,507 under the $1.5 Million Convertible Promissory Note and $254,808 under the Extension Note). For the three and nine months ended September 30, 2023, $233,083 and $726,754 excess of proceeds over fair value at issuance was recorded as additional paid-in capital in the accompanying unaudited condensed statements of shareholders’ deficit. As of September 30, 2023, the fair value of the Convertible Promissory Notes was $618,830 (including $323,934 under the $1.5 Million Convertible Promissory Note and $294,896 under the Extension Note). For the three and nine months ended September 30, 2023, the Company recognized $84,126 and $86,515 unrealized loss on fair value changes of the Convertible Promissory Notes, respectively, in the unaudited condensed statements of operations.

Capital Contribution Note

The Company elected to account for the Capital Contribution Note entered into with Polar and the Sponsor pursuant to the fair value option under ASC 825. ASC 825-10-15-4 provides for the “fair value option” election, to the extent not otherwise prohibited by ASC 825-10-15-5, to be afforded to financial instruments, wherein the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Differences between the face value of the Capital Contribution Note and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the Capital Contribution Note are recognized as non-cash gains or losses in the condensed statements of operations. The Company believes that the fair value option better reflects the underlying economics of the Capital Contribution Note. The fair value of the Capital Contribution Note will include both the fair value of the 300,000 shares in consideration for the Capital Calls as described in Note 6 and the principal as of each reporting date. As such, the Capital Contribution Note was initially measured at $1,359,720 as of the issue date. The $1,059,720 excess of fair value of Capital Contribution Note over proceeds at issuance was recorded in the accompanying unaudited condensed statement of operations for the nine months ended September 30, 2023. As of September 30, 2023, the fair value of the Capital Contribution Note was $1,786,273. For the three and nine months ended September 30, 2023, the Company recognized $405,044 and $426,553 unrealized loss on fair value changes of the Capital Contribution Note, respectively, in the unaudited condensed statements of operations.

Warrant Liability

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounts for the warrants issued in connection with the IPO and the private placement in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each reporting periods. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. As of September 30, 2023 and December 31, 2022, there were 15,333,333 public and private warrants outstanding (not including the 839,379 and 0 warrants as of September 30, 2023 and December 31, 2022, respectively, that could be issued upon conversion of the Convertible Promissory Notes).

Net (Loss) Income Per Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 15,333,333 potential ordinary shares for outstanding warrants to purchase the Company’s stock, the 839,379 potential ordinary shares for the warrants that could be issued upon conversion of the Convertible Promissory Notes, to purchase the Company’s stock, and the 330,000 potential ordinary shares (including 30,000 shares in consideration of the $300,000 principal amount outstanding under the Capital Contribution Note, if Polar elects to receive shares at a rate of one Class A ordinary share for each $10.00, and 300,000 shares in consideration of the Capital Calls as described in Note 6) that will be issued to Polar at the Closing were excluded from diluted earnings per share for the three and nine months ended September 30, 2023 and 2022 because the warrants and the shares that will be issued to Polar are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the periods. In addition, any shares subject to forfeiture are not included in the weighted average shares outstanding until the forfeiture restrictions lapse.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of ordinary shares. Because the redemption value of the Class A ordinary shares approximates their fair value, remeasurement to redemption value is not impacting allocable earnings.

	For the Three Months Ended September 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share:
Numerator:
Allocation of net (loss) income	$(1,045,324)	$(3,539,698)	$1,643,500	$410,875
Denominator:
Weighted-average shares outstanding	2,214,859	7,500,000	30,000,000	7,500,000
Basic and diluted net (loss) income per share	$(0.47)	$(0.47)	$0.05	$0.05

	For the Nine Months Ended September 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net (loss) income per share:
Numerator:
Allocation of net (loss) income	$(2,390,873)	$(2,562,242)	$7,265,830	$1,816,458
Denominator:
Weighted-average shares outstanding	6,998,381	7,500,000	30,000,000	7,500,000
Basic and diluted net (loss) income per share	$(0.34)	$(0.34)	$0.24	$0.24

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2023 and December 31, 2022, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging- Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of September 30, 2023.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on these unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On February 17, 2021, the Company sold 30,000,000 Units, including the issuance of 2,500,000 Units as a result of the underwriter’s partial exercise of the over-allotment option, at a purchase price of $10.00 per Unit. The over-allotment option covering an additional 1,625,000 Units expired on March 28, 2021. Each Unit consists of one Class A ordinary share, and one-third of one warrant to purchase one Class A ordinary share. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each whole warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, February 17, 2021, and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Following the closing of the IPO on February 17, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invests only in direct U.S. government treasury obligations. In March 2023, the Company liquidated the money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial Business Combination and liquidation.

Warrants

As of September 30, 2023, there were 10,000,000 public warrants and 5,333,333 Private Placement Warrants outstanding (not including the 839,379 warrants that could be issued upon conversion of the Convertible Promissory Notes). Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent)

to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price (discussed below) will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price (discussed below) will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

The warrant agreement contains an alternative issuance provision that if less than 70% of the consideration receivable by the holders of the ordinary shares in the Business Combination is payable in the form of ordinary shares in the successor entity, and if the holders of the warrants properly exercise the warrants within thirty days following the public disclosure of the consummation of the Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black- Scholes Warrant Value” means the value of a warrant immediately prior to the consummation of the Business Combination based on the Black- Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the volume weighted average price of the ordinary shares as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815–40, and thus the warrants are not eligible for an exception from derivative accounting.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability at fair value upon the closing of the IPO. The warrants were allocated a portion of the proceeds from the issuance of the Units equal to their fair value determined by the Monte Carlo simulation. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. If no events occurred during the period, the warrants will not be reclassified. The fair value of the liabilities is re-measured at the end of every reporting period and the change in fair value is reported in the statements of operations as a gain or loss on derivative financial instruments.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $8,000,000. The fair value of the warrants as of the IPO was $1.38 per warrant, for a total initial fair value of $7,375,280. The excess of cash received over the fair value of the Private Placement Warrants was $624,720 and was reflected in additional paid-in capital on the statements of changes in shareholders’ deficit for the three months ended March 31, 2021. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 28, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001. On February 11, 2021, the Company effected a share capitalization resulting in the Sponsor holding an additional 718,750 Class B ordinary shares for an aggregate of 7,906,250 Class B ordinary shares including up to 1,031,250 Founder Shares subject to forfeiture by the Sponsor depending on the extent to which the underwriter’s over-allotment option was exercised. On February 17, 2021, J.P. Morgan partially exercised its over-allotment option, hence, 625,000 Founder Shares were no longer subject to forfeiture. At March 28, 2021, the over-allotment option expired, hence the 406,250 Class B ordinary shares were forfeited. As of September 30, 2023 and December 31, 2022, there were 7,500,000 Founder Shares issued and outstanding.

The Sponsor and the Company’s directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares (except to certain permitted transferees and under certain circumstances) until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “lock-up”).

Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

The Sponsor and the Company’s directors and executive officers have also agreed not to transfer any of their Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) until 30 days after the completion of the initial Business Combination.

Due to related party

As of September 30, 2023 and December 31, 2022, the amount due to related party was $211,366 and $125,625, respectively, which mainly consisted of the unpaid portion of the administrative service fee described below.

Promissory Notes-Related Party

On December 28, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company was allocated to borrow up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of September 30, 2021 or the closing of the IPO. On February 22, 2021, the Company repaid $131,259 of amounts borrowed from the Sponsor, the funds of which were used to pay offering costs. The note was terminated on February 22, 2021.

On February 14, 2023, the Company issued an unsecured convertible promissory note (the “Extension Note” and, together with the “1.5 Million Convertible Promissory Note” as described below, the “Convertible Promissory Notes”) to the Sponsor, pursuant to which the Company may borrow up to $900,000 (the “Extension Loan”) from the Sponsor. Pursuant to the Extension Note, from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors, the Sponsor has agreed to deposit into the Company’s Trust Account the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed public share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve the Business Combination, and (ii) the date that $900,000 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants (the “Extension Loan Warrants”) to purchase Class A ordinary shares of the Company, par value $0.0001 per share, at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants that were issued in connection with the IPO. The terms of the Extension Loan Warrants will be identical to those of the Private Placement Warrants. The Extension Loan will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of (a) the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of the Company. The maturity date of the Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined under the Extension Note).

The Extension Note was valued using the fair value method, with the changes of fair value at each reporting period recorded in the unaudited condensed statement of operations. As of September 30, 2023, $600,000 was drawn under the Extension Loan, with an initial fair value of $254,808 at the issuance dates. The difference of $345,192, between the withdrawals of $600,000 and the fair value at the issuance dates of $254,808, was recorded in additional paid-in capital in the accompanying condensed statement of shareholders’ deficit for the nine months ended September 30, 2023. As of September 30, 2023, the Extension Note was presented at its fair value of $294,896 on the accompanying condensed balance sheet (see Note 7). Up to the date that the unaudited condensed financial statements were issued, the Company had received $725,000 for the extension deposits under the Extension Note.

For the three and nine months ended September 30, 2023, the Company recorded $39,232 and $40,088 unrealized loss on fair value changes of the Extension Note, respectively, in the accompanying unaudited condensed statement of operations.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. A portion of the Working Capital Loans, not to exceed $1,500,000, may be convertible into Private Placement Warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.

On December 13, 2022, the Company issued an unsecured convertible promissory note under the Working Capital Loans to the Sponsor, pursuant to which the Company may borrow up to $1,500,000 from the Sponsor (the “$1.5 Million Convertible Promissory Note,” and together with the “Extension Note” as described above, the “Convertible Promissory Notes”). Such loan may, at the Sponsor’s discretion, be converted into Private Placement Warrants at a price of $1.50 per warrant as described above. The $1.5 Million Convertible Promissory Note will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of (a) the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of the Company. The maturity date of the $1.5 Million Convertible Promissory Note may be accelerated upon the occurrence of an Event of Default (as defined under the $1.5 Million Convertible Promissory Note). As of September 30, 2023 and December 31, 2022, $659,069 and $0 were outstanding under the $1.5 Million Convertible Promissory Note. Up to the date that the unaudited condensed financial statements were issued, the Company received a total of $834,252 for working capital purposes under the $1.5 Million Convertible Promissory Note.

The $1.5 Million Convertible Promissory Note was valued using the fair value method, with the changes of fair value at each reporting period recorded in statement of operations. As of September 30, 2023, $659,069 was drawn down under such loan, with an initial fair value of $277,507 at the issuance dates. The difference of $381,562, between the draw of $659,069 and the fair value at the issuance dates of $277,507, was recorded in additional paid-in capital in the accompanying unaudited condensed statement of shareholders’ deficit. As of September 30, 2023, the $1.5 Million Convertible Promissory Note was presented at its fair value of $323,934 on the accompanying condensed balance sheets. As of December 31, 2022, the Company had no borrowings under the $1.5 Million Convertible Promissory Note (see Note 7).

For the three and nine months ended September 30, 2023, the Company recorded $44,894 and $46,427 unrealized loss on fair value changes of the $1.5 Million Convertible Promissory Note, respectively, in the accompanying unaudited condensed statement of operations.

Administrative Service Fee

The Company has agreed, commencing on the date the securities of the Company were first listed on the NYSE, to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. For both the three months ended September 30, 2023 and 2022, the Company incurred $30,000 in expenses in connection with such services. For both the nine months ended September 30, 2023 and 2022, the Company incurred $90,000 in expenses in connection with such services. All such expenses were recorded in the accompanying unaudited condensed statements of operations. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

NOTE 6. CAPITAL CONTRIBUTION NOTE

On March 9, 2023, the Company entered into a subscription agreement (the “March Subscription Agreement”) with the Sponsor and Polar Multi-Strategy Master Fund (“Polar”), pursuant to which the Sponsor sought to raise $1,200,000 to fund the extension and to provide working capital to the Company. The Sponsor committed to fund $900,000 of this amount through the Extension Note described in Note 5 above and Polar agreed to provide the remaining $300,000 (the “Capital Contribution Note”). The Company will request funds from the Sponsor for working capital purposes (“Drawdown Request”). Upon at least five (5) calendar days’ prior written notice, the Sponsor may require a drawdown from Polar against the capital commitment in order to meet 25% of the Sponsor’s commitment to the Company under a Drawdown Request (“Capital Call”). In consideration of the Capital Call(s) made hereunder, the Company will issue 300,000 Class A ordinary shares to Polar at the Closing. Any amounts funded by the Sponsor to the Company under a Drawdown Request shall not accrue interest and shall be promptly repaid by the Company to the Sponsor upon the Closing. Following receipt of such sums from the Company, and in any event within five (5) business days of the Closing, the Sponsor or the Company shall pay Polar an amount equal to Capital Calls funded under the March Subscription Agreement (the “Business Combination Payment”). The Company and Sponsor are jointly and severally obligated to make the Business Combination Payment to Polar. Polar may elect at the Closing to receive such Business Combination Payment in cash or Class A ordinary shares at a rate of one Class A ordinary share for each $10.00 of the Capital Calls funded under the March Subscription Agreement. If the Company liquidates without consummating a Business Combination, any amounts remaining in the Sponsor or the Company’s cash accounts after paying any outstanding third party invoices (excluding any due to the Sponsor), not including the Company’s Trust Account, will be paid to Polar within five (5) days of the liquidation.

The Company treated the Capital Contribution Note as a debt instrument and measured it with fair value method, and records changes of fair value at each reporting period in the statement of operations. The fair value of the Capital Contribution Note will include both the fair value of the 300,000 shares in consideration for the Capital Calls and the principal as of each reporting date. As of September 30, 2023, the entire $300,000 funding was received under the Capital Contribution Note. The initial fair value of the Capital Contribution Note was $1,359,720. The difference of $1,059,720, between the $300,000 principal and the initial fair value of $1,359,720, was recorded as expenses in the accompanying unaudited condensed statement of operations for the nine months ended September 30, 2023. As of September 30, 2023, the Capital Contribution Note was presented at its fair value of $1,786,273 on the accompanying condensed balance sheets (see Note 7).

For the nine months ended September 30, 2023, the Company recorded $1,059,720 unrealized loss on excess of fair value of the Capital Contribution Note over proceeds at issuance in the accompanying unaudited condensed statement of operations.

For the three and nine months ended September 30, 2023, the Company recorded $ 405,044 and $426,553 unrealized loss on fair value changes of the Capital Contribution Note, respectively, in the accompanying unaudited condensed statement of operations.

NOTE 7. FAIR VALUE MEASUREMENTS

The following tables presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	September 30, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities
Warrant Liability—Public Warrants	$500,000	$—	$500,000	$—
Warrant Liability—Private Placement Warrants	266,667	—	266,667	—
Working Capital Loans	323,934	—	—	323,934
Promissory Note- Related Party	294,896	—	—	294,896
Capital Contribution Note	1,786,273	—	—	1,786,273

Total	$3,171,770	$—	$766,667	$2,405,103

	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Cash and investments held in Trust Account—Trading Securities	$304,086,289	$304,086,289	$—	$—

	$304,086,289	$304,086,289	$—	$—

Liabilities
Warrant Liability—Public Warrants	$42,000	$42,000	$—	$—
Warrant Liability—Private Placement Warrants	26,660	—	26,660	—

	$68,660	$42,000	$26,660	$—

The warrants, Working Capital Loans, the Extension Note and the Capital Contribution Note are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities, Working Capital Loans, Promissory Note-Related Party and Capital Contribution Note, respectively, in the accompanying condensed balance sheets. The warrant liabilities, Working Capital Loans, Promissory Note-Related Party and Capital Contribution Note are measured at fair value at inception and on a recurring basis, with changes in fair value presented in the unaudited condensed statements of operations. The excess of proceeds over fair value at issuance was recorded as additional paid-in capital in the accompanying unaudited condensed statements of shareholders’ equity. The excess of fair value over proceeds at issuance was recorded as expenses in the accompanying unaudited condensed statement of operations.

Warrant Liability

The Company’s public and private warrant liabilities were valued using a Monte Carlo simulation at issuance date utilizing management judgment and pricing inputs from the quoted underlying ordinary shares. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the public and private warrant liabilities was initially classified as Level 3.

On November 4, 2022, the New York Stock Exchange (the “NYSE”) notified the Company, and publicly announced, that the NYSE determined to commence proceedings to delist the Company’s warrants, each whole warrant exercisable for one Class A ordinary share and listed to trade on the NYSE under the symbol “CHAA WS”, from the NYSE and that trading in the warrants would be suspended immediately, due to “abnormally low” trading price levels pursuant to Section 802.01D of the NYSE Listed Company Manual. The public warrants began to trade over-the counter (OTC) since then.

On March 23, 2023, the Company received approval to transfer the listing of Class A ordinary shares from the NYSE to the NYSE American and on March 28, 2023, the Class A ordinary shares began trading on the NYSE American under the symbol “CHAA”. In connection with the transfer, effective March 28, 2023, any remaining units were mandatorily separated into their component parts and the units are no longer traded on the NYSE.

The Company’s public warrants began trading under the ticker CHAAWS, on April 5, 2021. After this date, the public warrant values per share were based on the observed trading prices of the public warrants as of each balance sheet date. The fair value of the public warrant liability was classified as Level 1 as of April 5, 2021 and December 31, 2022. As of September 30, 2023, the fair value of the public warrant liability was re-classified as Level 2 due to the insufficient trading volume.

As of September 30, 2023 and December 31, 2022, the Private Placement Warrants were valued using a Monte Carlo model using the quoted underlying public warrants. Due to the observable inputs in the fair value estimation of the Private Placement Warrants, these inputs were classified as Level 2 as of December 31, 2022 and September 30, 2023.

The key inputs used in the Monte Carlo simulation for the Private Placement Warrants as of September 30, 2023 and December 31, 2022 were as follows:

Input	September 30, 2023	December 31, 2022
Public Warrant Price	0.050	0.004
Risk-free interest rate	5.47%	4.74%
Expected term (years)	0.96	0.76
Expected volatility	de minimis	5.4%
Stock price	$11.00	$10.09
Exercise price	$11.50	$11.50
Likelihood of Completing a Business Combination	50%	50%

Convertible Promissory Notes

Valuation of the Convertible Promissory Notes (which includes the $1.5 Million Convertible Promissory Note and the Extension Note) was determined using a discounted cash flow analysis based on the estimated timing of the initial business combination and classified as a Level 3 valuation. The key inputs for discounted cash flow analysis at initial draw dates and September 30, 2023 were as follows:

Input	September 30, 2023	Initial Draw Dates (February 22, 2023 - September 30, 2023)
Risk-free interest rate for warrant	4.60%	3.54-4.62%
Risk-free interest rate for debt	5.54%	4.82-5.58%
Term of Debt Conversion	0.32	0.32-0.80
Term of Warrant Conversion	5.32	5.32-5.80
Expected volatility	0.1%	0.1-4.1%
Iterated/Market Stock price	$11.00	$10.20-11.00
Exercise price of Warrants	$11.5	$11.5
Strike Price of Debt Conversion	$1.5	$1.5
Likelihood of Completing a Business Combination	50%	40-50%

Activity for the three and nine months ended September 30, 2023 for the Convertible Promissory Notes (which include the $1.5 Million Convertible Promissory Note and the Extension Note) was as follows:

	Extension Note	Working Capital Loan
Proceeds from Convertible Promissory Notes	$150,000	$278,564
Excess of proceeds over fair value at issuance	(92,190)	(171,436)
Change in fair value through March 31, 2023	234	667

Fair value as of March 31, 2023	58,044	107,795
Additional proceeds from Convertible Promissory Notes	225,000	150,000
Excess of proceeds over fair value at issuance	(137,931)	(92,114)
Change in fair value through June 30, 2023	622	866

Fair value as of June 30, 2023	145,735	166,547
Additional proceeds from Convertible Promissory Notes	225,000	230,505
Excess of proceeds over fair value at issuance	(115,071)	(118,012)
Change in fair value through September 30, 2023	39,232	44,894

Fair value as of September 30, 2023	$294,896	$323,934

Capital Contribution Note

Valuation of the Capital Contribution Note was determined using a Probability Weighted Expected Return Method (“PWERM”) and classified as a Level 3 valuation. The PWERM is a multistep process in which value is estimated based on the probability -weighted present value of various future outcomes. The key inputs for PWERM at the initial withdraw dates and September 30, 2023 were as follows:

Input	September 30, 2023	Initial Draws
Risk-free interest	5.50%	4.6-4.84%
Estimated Term	0.32	0.72-1.34
Expected volatility	0.1%	2.6-3.4%
Iterated/Market Stock price	$11.00	$10.23-10.33
Likelihood of Completing a Business Combination	50%	40%
Consideration for the Capital Call(s)-in shares	300,000	300,000

Activity for the three and nine months ended September 30, 2023 for the Capital Contribution Note was as follows:

Polar
Proceeds from Capital Contribution Note	$200,000
Excess of fair value over proceeds at issuance	1,104,618
Change in fair value through March 31, 2023	4,130

Fair value of the Capital Contribution Note as of March 31, 2023	1,308,748
Additional proceeds from Capital Contribution Note	100,000
Excess of fair value over proceeds at issuance	(44,898)
Change in fair value through June 30, 2023	17,379

Fair value of the Capital Contribution Note as of June 30, 2023	1,381,229
Change in fair value through September 30, 2023	405,044

Fair value of the Capital Contribution Note as of September 30, 2023	$1,786,273

NOTE 8. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, the Class A ordinary shares that will be issued to Polar at Closing, the Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans and the Extension Note (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans and the Extension Note) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter of the IPO is entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO, or $10,500,000, held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement. The deferred underwriting fee is included as a liability on the condensed balance sheets as of September 30, 2023 and December 31, 2022.

On August 10, 2023, J.P. Morgan waived its entitlement to the payment of $10,500,000 deferred underwriting fee in connection with its role as underwriter in the Company’s IPO. Furthermore, J.P. Morgan had no role in connection with the Business Combination. As a result, the Company recognized $482,662 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs previously expensed and $10,017,338 was recorded to accumulated deficit in relation to the waiver of the deferred underwriting fees in the accompanying financial statements.

Advisory Agreements

On March 14, 2023, the Company entered into an agreement with Chardan Capital Markets, LLC (“Chardan”) for Chardan to act as exclusive capital markets technical advisor with respect to an event of a stock exchange demand for action by the Company at a time other than the initial closing of a business combination involving the Company and a target or targets. The agreement calls for Chardan to receive a fee of $175,000 at the signing of the agreement, a fee of $175,000 no later than 10 calendar days after Chardan informs the Company of the documented completion of the technical advisory activities and a deferred fee of $275,000 at the earlier of (i) the closing of a Business Combination from the closing flow-of-funds or (ii) upon the liquidation of the Trust Account if the Company has not consummated a Business Combination. For the three and nine months ended September 30, 2023, the Company recorded $625,000 and $0 of such advisory service fee in the accompanying unaudited condensed statement of operations. As of September 30, 2023, the Company had paid $350,000 to Chardan and the total unpaid amounts to Chardan was $275,000.

On March 26, 2023, the Company entered an agreement with Alumia SARL (“Alumia”) to act as a non-exclusive transactional and strategic capital markets advisor to the Company assisting with introductions and with respect to the Company’s potential Business Combination. The agreement calls for Alumia to receive simultaneously with the Closing of the Business Combination (a) a fee in the amount of $2,500,000 and (b) a fee of 4% multiplied by the dollar amount of any equity financing transactions which may be entered into by third party investors identified and introduced by Alumia prior to the Closing, regardless of whether the counterparty in the Business Combination was a subject target, payable upon the Closing. Alumia is currently not involved in the Company’s Business Combination transaction with Crown, and no fee is currently payable under this agreement.

On May 18, 2023, the Company engaged J.V.B. Financial Group, LLC, acting through its Cohen & Company Capital Markets division (“CCM”), to act as its (i) capital markets advisor in connection with the Business Combination with Crown and (ii) placement agent in connection with a private placement of equity, equity-linked, convertible and/or debt securities (the “Securities”) or other capital or debt raising transaction (the “Offering”) in connection with the Business Combination. The Company shall pay CCM (i) an advisor fee in connection with the Business Combination in an amount equal to the sum of (I) $2,000,000 paid in full in U.S. dollars simultaneously with the Closing of the Business Combination and (II) 50,000 shares of common stock or equivalent equity (the “Shares”) of the publicly listed post-business combination company (collectively, the “Advisor Fee”) and (ii) a transaction fee in connection with the Offering of an amount equal to 7.0% of the sum of (A) the gross proceeds raised from investors and received by the Company or Crown simultaneously with or before the closing of the Offering plus (B) proceeds released from the Trust Account with respect to any shareholder of the Company that (x) entered into a non-redemption or other similar agreement or (y) did not redeem the Company’s Class A ordinary shares, in each instance to the extent such investor or shareholder under (A) and (B) above was identified to the Company by CCM, which shall be payable in U.S. dollars by the Company and due to CCM simultaneously with the closing of the Offering. The Shares shall be fully duly authorized, validly issued, paid and non-assessable and shall be registered for resale under the Act, or otherwise freely tradeable, as of the Closing of the Business Combination and will be delivered in book entry form in the name of and delivered to CCM (or its designee) at the Closing of the Business Combination.

NOTE 9. SHAREHOLDERS’ DEFICIT

Preference shares

The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.

Class A ordinary shares

The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. At September 30, 2023 and December 31, 2022, there were no Class A ordinary shares issued and outstanding, excluding 2,214,859 and 30,000,000 Class A ordinary shares, respectively, subject to possible redemption. The Class A ordinary shares that will be issued to Polar at the Closing, including 300,000 shares in consideration of Capital Calls as described in Note 6 and 30,000 shares (if Polar elects to receive shares at a rate of one Class A ordinary share for each $10.00 at the Closing) in consideration of the $300,000 withdrawal of the Capital Contribution Note as of September 30, 2023, were not shown as outstanding.

Class B ordinary shares

The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 per share. At September 30, 2023 and December 31, 2022, there were 7,500,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s second amended and restated memorandum and articles of association, or as required by applicable provisions of the Cayman Islands Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued, deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans, unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to such issuance or deemed issuance at the time thereof. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Other than described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Debt Financing for Extension Funds and Working Capital

Subsequent to the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued, the Company received $175,183 under the Working Capital Loan and $125,000 under the Extension Note.

On October 20, 2023, the Company deposited an additional $75,000 into the Trust Account, to extend the date the Company has to consummate a business combination to November 17, 2023. The Company has 3 business days after November 17, 2023 to deposit another $75,000 to the Trust Account, to extend the date that the Company has to consummate a business combination to December 17, 2023. The Company has deposited $50,000 into the Trust Account on November 15, 2023 and intends to deposit $25,000 into Trust Account shortly after the unaudited condensed financial statements are issued.

On October 25, 2023, the Company, the Sponsor and Polar entered into the October Subscription Agreement, pursuant to which Polar agreed to fund a capital contribution of $750,000, without interest, to the Company and in consideration thereof, the Company agreed to issue or cause PubCo to issue 750,000 shares of Class A common stock to Polar at the Closing. The Sponsor and the Company, jointly and severally, agreed to promptly repay the $750,000 to Polar within five (5) business days of the Closing. On October 26, 2023, the Company received $750,000 in full from Polar.

On October 27, 2023, the Company and Crown entered into a promissory note (“Promissory Note”) whereby the Company agreed to provide a loan in the principal amount of $750,000 to Crown to fund working capital until the Closing. Crown has agreed to repay the $750,000 to the Company within ten (10) business days of the Company providing Crown with written notice of demand after the Closing. In the event the Business Combination Agreement is terminated or the Business Combination does not close by February 17, 2024 (or such other date as the parties to the Business Combination Agreement shall agree), Crown has agreed to transfer, or cause to be transferred to the Company within ten (10) business days of the termination, (A) $1,750,000 in cash; or (B) solely at the discretion and election of the Company, $1,000,000 in cash and a number of shares of Crown’s common equity equal to 1.5% of the outstanding common equity (on a fully diluted basis) as of the date of the termination. The Company filed a current report on Form 8-K with the SEC on October 30, 2023, to disclose the October Subscription Agreement and the Promissory Note. On October 30, 2023, the Company paid $750,000 to Crown.

Amendment of Business Combination Agreement

On October 2, 2023, the Business Combination Agreement was amended as discussed in Note 1 — Business Combination Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Catcha Investment Corp

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Catcha Investment Corp (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ equity / (deficit) and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. If the Company does not complete a business combination by February 17, 2024, it will be required to liquidate. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

April 24, 2023

CATCHA INVESTMENT CORP

BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets
Cash	$20,706	$995,064
Prepaid expenses	33,875	41,955

Total current assets	54,581	1,037,019
Investments held in Trust Account	304,086,289	300,084,603

Total Assets	$304,140,870	$301,121,622

Liabilities and Shareholders’ Deficit
Accounts payable and accrued expenses	$599,443	$474,254
Due to Related Party	125,625	6,000

Total current liabilities	725,068	480,254
Warrant liability	68,660	8,910,582
Deferred underwriting fees	10,500,000	10,500,000

Total liabilities	11,293,728	19,890,836

Commitments and Contingencies (Note 7)
Class A ordinary shares subject to possible redemption, 30,000,000 shares at redemption value of $10.14 and $10.00 per share as of December 31, 2022 and 2021, respectively	304,086,289	300,084,603
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding, (excluding 30,000,000 shares subject to possible redemption) at December 31, 2022 and 2021	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,500,000 shares issued and outstanding at December 31, 2022 and 2021	750	750
Additional paid-in capital	—	—
Accumulated deficit	(11,239,897)	(18,854,567)

Total shareholders’ deficit	(11,239,147)	(18,853,817)

Total Liabilities and Shareholders’ Deficit	$304,140,870	$301,121,622

The accompanying notes are an integral part of the financial statements.

CATCHA INVESTMENT CORP

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2022	2021
Formation and operating costs	$1,227,252	$931,308

Loss from operations	(1,227,252)	(931,308)
Other income:
Interest income from Trust Account	4,001,686	84,603
Transaction costs incurred in connection with IPO	—	(795,046)
Change in fair value of over-allotment option liability	—	325,679
Change in fair value of warrant liability	8,841,922	12,255,052

Total other income, net	12,843,608	11,870,288

Net income	$11,616,356	$10,938,980

Basic and diluted weighted average shares outstanding, redeemable Class A ordinary shares, subject to possible redemption	30,000,000	26,136,986

Basic and diluted net income per share	$0.31	$0.33

Basic and diluted weighted average shares outstanding, non-redeemable Class B ordinary shares	7,500,000	7,419,521

Basic and diluted net income per share	$0.31	$0.33

The accompanying notes are an integral part of the financial statements.

CATCHA INVESTMENT CORP

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY / (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity / (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	7,906,250	$791	$24,209	$(5,744)	$19,256
Sale of 5,333,333 Private Placement Warrants on February 17, 2021, net of warrant liability	—	—	—	—	624,720	—	624,720
Forfeiture of over-allotment option of Class B ordinary shares	—	—	(406,250)	(41)	41	—	—
Re-measurement of Class A ordinary shares to redemption value	—	—	—	—	(648,970)	(29,703,200)	(30,352,170)
Accretion of interest income to Class A shares subject to possible redemption	—	—	—	—	—	(84,603)	(84,603)
Net income	—	—	—	—	—	10,938,980	10,938,980

Balance as of December 31, 2021	—	$—	7,500,000	$750	$—	$(18,854,567)	$(18,853,817)
Accretion of interest income to Class A shares subject to possible redemption	—	—	—	—	—	(4,001,686)	(4,001,686)
Net income	—	—	—	—	—	11,616,356	11,616,356

Balance as of December 31, 2022	—	$—	7,500,000	$750	$—	$(11,239,897)	$(11,239,147)

The accompanying notes are an integral part of the financial statements.

CATCHA INVESTMENT CORP

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$11,616,356	$10,938,980
Adjustments to reconcile net income to net cash used in operating activities:
Interest income from Trust Account	(4,001,686)	(84,603)
Change in fair value of over-allotment option liability	—	(325,679)
Change in fair value of warrant liability	(8,841,922)	(12,255,052)
Transaction costs incurred in connection with IPO	—	795,046
Changes in current assets and current liabilities:
Prepaid expenses	8,080	(41,955)
Accounts payable and accrued expenses	125,189	412,156
Due to related party	119,625	6,000

Net cash used in operating activities	(974,358)	(555,107)
Cash Flows from Investing Activities:
Purchase of investments held in Trust Account	—	(900,107,534)
Disposals of investments held in Trust Account	—	600,108,000
Cash deposited in Trust Account	—	(466)

Net cash used in investing activities	—	(300,000,000)
Cash Flows from Financing Activities:
Proceeds from initial public offering, net of costs	—	294,000,000
Proceeds from private placement	—	8,000,000
Payment of promissory note	—	(131,259)
Payments of offering costs	—	(318,570)

Net cash provided by financing activities	—	301,550,171
Net Change in Cash	(974,358)	995,064
Cash - Beginning	995,064	—

Cash, end of the period	$20,706	$995,064

Supplemental Disclosure of Non-cash Financing Activities:
Deferred underwriting commissions charged to additional paid-in capital	$—	$10,500,000

Initial value of Class A ordinary shares subject to possible redemption	$—	$300,000,000

Accretion of interest income to Class A shares subject to possible redemption	$4,001,686	$84,603

Initial classification of warrant liability	$—	$21,165,634

Deferred offering costs paid under promissory note	$—	$126,259

The accompanying notes are an integral part of the financial statements.

CATCHA INVESTMENT CORP

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2022

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Catcha Investment Corp (the “Company”) was incorporated as a Cayman Islands exempted company on December 17, 2020. The Company was incorporated for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 relates to the Company’s formation, the initial public offering, and after the initial public offering, searching for a Business Combination target. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and investments held in Trust Account from the proceeds derived from the initial public offering and will recognize changes in the fair value of warrant liability as other income (expense). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Catcha Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”).

Financing

The registration statement for the Company’s Initial Public Offering (as defined below) was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 11, 2021 (the “Effective Date”). On February 17, 2021, the Company consummated the initial public offering (the “Initial Public Offering” or “IPO”) of 30,000,000 units (the “Units” and, with respect to the Class A ordinary share included in the Units sold, the “Public Shares”), including the issuance of 2,500,000 Units as a result of the underwriters’ partial exercise of the over-allotment, at $10.00 per Unit generating gross proceeds of $300,000,000, which is described in Note 3. Each Unit consists of one Class A ordinary share, and one-third of one warrant to purchase one Class A ordinary share. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each whole warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, February 17, 2021, and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 3).

Simultaneously with the closing of the IPO, the Company consummated the sale of an aggregate of 5,333,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per warrant in a private placement to the Company’s Sponsor, generating gross proceeds to the Company of $8,000,000, which is described in Note 4.

Following the closing of the IPO on February 17, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7under the Investment Company Act that invests only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its income taxes, if any, the Company’s second amended and restated memorandum and articles of association, and subject to the requirements of law and regulation, will provide that the proceeds from the IPO held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the Company’s public shareholders, until the earliest of (i) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s second amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete the initial Business Combination within 24 months from the closing of the IPO (the “Combination Period”) or during any extended time in which the Company has to consummate a Business Combination beyond the aforementioned period as a result of a shareholder vote to amend the second amended and restated memorandum and articles of association (an “Extension Period”) or (B) with respect to any other provision relating to the rights of holders of the Company’s Class A ordinary shares, and (iii) the redemption of the Company’s public shares if the Company has not consummated its Business Combination within the Combination Period, subject to applicable law.

Transaction costs amounted to $17,031,183, consisting of $6,000,000 of underwriting fees, $10,500,000 of deferred underwriting fees (see Note 7), and $531,183 of other offering costs. Of the $17,031,183 transaction costs, $16,236,137 was charged to additional paid-in capital and $795,046 was allocated to the public and private warrants and recorded as other income (loss).

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Class A ordinary shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion.

The shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then outstanding public shares. The amount in the Trust Account was initially $10.00 per public share. The per share amount the Company will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. On February 14, 2023, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved i) an amendment to the Company’s amended and restated memorandum and articles of association (the “Extension Amendment”) to extend the date by which the Company has to consummate a business combination from February 17, 2023 to the Extended Date (the “Extension Amendment Proposal”), ii) a proposal (the “Trust Amendment Proposal”) to amend the Company’s investment management trust agreement, dated as of February 11, 2021 (the “IMTA”), by and between the Company and Continental Stock Transfer Company (“CST”), to extend the date by which the Company has to consummate a business combination from February 17, 2023 to February 17, 2024 or such earlier date as in determined by the Company’s board of directors (such date, the “Extended Date”). Following such approval by the Company’s shareholders, the Company and CST entered into the Amendment No. 1 to the IMTA on February 14, 2023 (the “IMTA Amendment”).

In connection with the vote to approve the Articles Amendment, the holders of 27,785,141 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s second amended and restated memorandum and articles of association, and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to consummate the initial Business Combination within the Combination Period or during any Extension Period.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Going Concern

As of December 31, 2022, the Company had $20,706 in cash outside of the Trust Account and working capital deficit of $670,487. On December 13, 2022, the Company issued an unsecured convertible promissory note (see Note 5) to the Sponsor, pursuant to which the Company may borrow up to $1,500,000 (the “Convertible Promissory Note”) from the Sponsor. As of December 31, 2022, the Company has no borrowings under such loan. Up to the date that the financial statements were issued, the Company received $619,164 for working capital purpose under the $1,500,000 Convertible Promissory Note.

On February 14, 2023, the Company issued an unsecured convertible promissory note (the “Extension Note”) to the Sponsor, pursuant to which the Company may borrow up to $900,000 (the “Extension Loan”) from the Sponsor. Pursuant to the Extension Note, from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors (such date, the “Extended Date”), the Sponsor has agreed to deposit into the Company’s Trust Account established in connection with its IPO the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed public share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial Business Combination, and (ii) the date that $900,000 has been loaned. Up to the date that the financial statements were issued, the Company received $150,000 under the Extension Loan. Using these loans received, the company deposited two tranches of $75,000 into Trust Account on February 22, 2023 and March 21, 2023, respectively.

In addition to the $1,500,000 Convertible Promissory Note, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. Management will use these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating a Business Combination (including the Pending Business Combination). However, management expects the Company to continue to incur significant costs in pursuit of the consummation of a Business Combination and current funds may not be sufficient to operate the Company for at least the 12 months following the issuance of the financial statements contained herein. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Subtopic (“ASC”) 205-40, ”Presentation of Financial Statements – Going Concern,” management has determined that if the Company is unable to complete a Business Combination by February 17, 2024 or such earlier date as is determined by the Company’s board of directors, then the Company will cease all operations except for the purpose of liquidating. The mandatory liquidation, subsequent dissolution and the liquidity issues raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and Russia-Ukraine war and has concluded that while it is reasonably possible that the virus and war could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply on on-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $20,706 and $995,064 in cash and did not have any cash equivalents as of December 31, 2022 and 2021, respectively.

Investments Held in Trust Account

At December 31, 2022 and 2021, the assets held in the Trust Account were held in cash, money market funds and U.S. Treasury securities. As of December 31, 2021, the Company classifies its United States Treasury securities with original maturities of more than three months but less than one year to be held-to-maturity in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 320, “Investments-Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in. There were no declines deemed to be other than temporary as of December 31, 2022 and 2021.

Premiums and discounts are amortized or accreted over the life of the related held-to maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion is included in the “interest income” line item in the statements of operations. Interest income is recognized when earned.

As of December 31, 2022, the Company classifies its money market funds as trading securities in accordance with ASC 320 Topic. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income from Trust Account in the accompanying statement of operations.

As of December 31, 2022, investments in the Company’s Trust Account consisted of $304,086,289 in money market funds that invest primarily in U.S Treasury securities.

As of December 31, 2021, investments in the Company’s Trust Account consisted of $466 in cash and $300,084,137 in U.S. Treasury Securities. All of the U.S. Treasury Securities purchased on February 18, 2021 and July 22, 2021 have matured on July 22, 2021 and November 26, 2021, respectively. The Company repurchased new Treasury Securities on November 26, 2021, which matured on May 26, 2022. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments. These investments were classified as held-to-maturity. The Company did not have any held-to-maturity securities as of December 31, 2022. The carrying value, excluding gross unrealized holding losses and fair value of held to maturity securities are as follows as of December 31, 2021:

	Amortized Cost and Carrying Value	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2021
Held-to-Maturity - U.S. Treasury Securities	$300,084,137	$—	$(51,208)	$300,032,929

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2022 and 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value Measurements

FASB ASC Topic 820, “Fair Value Measurement” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of certain of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheets. The fair values of prepaid expenses, accounts payable and accrued expenses, and due to related party are estimated to approximate the carrying values as of December 31, 2022 and 2021 due to the short maturities of such instruments.

Offering Costs Associated with IPO

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A-“Expenses of Offering”. Offering costs consist principally of underwriting fees, professional and registration fees that are related to the IPO.

FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the Class A ordinary shares.

Offering costs in the aggregate of $16,236,137 have been charged to shareholders’ equity / (deficit) (consisting of $5,724,193 in underwriting fees, plus $10,017,338 in deferred underwriting fees, and $494,606 of other offering costs), offering costs in the aggregate of $795,046 have been recorded as other income (loss) (consisting of $275,807 in underwriting fees, plus $482,662 in deferred underwriting fees, and $36,577 of other offering costs).

Over-allotment Option Liability

The Company accounted for the over-allotment option in accordance with the guidance contained in ASC 815-40. The over-allotment is not considered indexed to the Company’s own ordinary shares, and as such, it does not meet the criteria for equity treatment and is recorded as liabilities. On February 17, 2021, the underwriters exercised the over-allotment option partially and the remaining was expired on March 28, 2021. The fair value changes of over-allotment option liability between IPO closing date and the expiration date were recorded in operations during the year ended December 31, 2021.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, all ordinary shares subject to possible redemption is presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period.

At December 31, 2022 and 2021, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:

Gross proceeds from initial public offering	$300,000,000
Less: Proceeds allocated to Public Warrants	(13,790,354)
Less: Class A ordinary shares issuance costs	(16,236,137)
Less: Initial fair value of over-allotment option	(325,679)
Add: Remeasurement of Class A ordinary shares to redemption value	30,352,170
Add: Accretion of interest income to Class A shares subject to possible redemption	84,603

Class A ordinary shares subject to possible redemption as of December 31, 2021	300,084,603
Add: Accretion of interest income to Class A shares subject to possible redemption	4,001,686

Class A ordinary shares subject to possible redemption as of December 31, 2022	$304,086,289

Warrant Liability

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

The Company accounts for the warrants issued in connection with the IPO and the Private Placement in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each reporting periods. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. As of December 31, 2022 and 2021, there were 15,333,333 warrants outstanding.

Net Income Per Share

The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 15,333,333 potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the years ended December 31, 2022 and 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per common share is the same as basic net income per common share for the periods. In addition, the shares subject to forfeiture are not included in weighted average shares outstanding until the forfeiture restrictions lapse.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares. Because the redemption value of the Class A ordinary shares approximates their fair value, remeasurement to redemption value is not impacting allocable earnings.

	Year ended December 31, 2022		Year ended December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income	$9,293,085	$2,323,271	$8,520,314	$2,418,666
Denominator:
Weighted-average shares outstanding	30,000,000	7,500,000	26,136,986	7,419,521
Basic and diluted net income per share	$0.31	$0.31	$0.33	$0.33

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company’s management determined that the Cayman Islands and Singapore are the Company’s only major tax jurisdictions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with federal income tax regulations, income taxes are not levied on the Company, but rather on the individual owners. United States (“U.S.”) taxation would occur on the individual owners if certain tax elections are made by U.S. owners and the Company were treated as a passive foreign investment company. Additionally, U.S. taxation could occur to the Company itself if the Company is engaged in a U.S. trade or business. The Company is not expected to be treated as engaged in a U.S. trade or business at this time.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity(“ASU2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of December 31, 2022.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On February 17, 2021, the Company sold 30,000,000 Units, including the issuance of 2,500,000 Units as a result of the underwriters’ partial exercise of the over-allotment, at a purchase price of $10.00 per Unit. The over-allotment option covering an additional 1,625,000 units was expired on March 28, 2021. Each Unit consists of one Class A ordinary share, and one-third of one warrant to purchase one Class A ordinary share. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each whole warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, February 17, 2021, and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation.

Following the closing of the IPO on February 17, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act that invests only in direct U.S. government treasury obligations.

Warrants

As of December 31, 2022 and 2021, there were 10,000,000 public warrants and 5,333,333 private placement warrants outstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price (discussed below) will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price (discussed below) will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•

if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the ordinary shares in the Business Combination is payable in the form of ordinary shares in the successor entity, and if the holders of the warrants properly exercise the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary shares consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the volume weighted average price of the ordinary shares as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.

The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815—40, and thus the warrants are not eligible for an exception from derivative accounting.

The accounting treatment of derivative financial instruments requires that the Company record a derivative liability at fair value upon the closing of the IPO. The warrants were allocated a portion of the proceeds from the issuance of the Units equal to their fair value determined by the Monte Carlo simulation. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification. If no events occurred during the period, the warrants will not be reclassified. The fair value of the liabilities is re-measured at the end of every reporting period and the change in fair value is reported in the statements of operations as a gain or loss on derivative financial instruments.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 5,333,333 Private Placement Warrants at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $8,000,000. The fair value of the warrants as of the Initial Public Offering was $1.38 per warrant, for a total initial fair value of $7,375,280. The excess of cash received over the fair value of the Private Placement Warrants was $624,720, and is reflected in additional paid-in capital on the statements of changes in shareholders’ equity / (deficit) for the year ended December 31, 2022. The proceeds from the sale of the Private Placement

Warrants were added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the units being sold in the IPO.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On December 28, 2020, the Sponsor paid $25,000, or approximately $0.003 per share, to cover certain offering costs in consideration for 7,187,500 Class B ordinary shares, par value $0.0001. On February 11, 2021, the Company effected a share capitalization resulting in the sponsor holding an additional 718,750 class B ordinary shares for an aggregate of 7,906,250 class B ordinary shares including up to 1,031,250 Founder Shares subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. On February 17, 2021, the underwriters partially exercised their over-allotment option, hence, 625,000 Founder Shares were no longer subject to forfeiture. At March 28, 2021, the over-allotment option expired, hence the 406,250 Class B ordinary shares were forfeited. As of December 31, 2022 and 2021, there were 7,500,000 Founder Shares issued and outstanding.

The initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issuable upon conversion thereof until the earlier to occur of: (i) one year after the completion of the initial Business Combination, or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; except to certain permitted transferees and under certain circumstances (the “lock-up”).

Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Due to related party

As of December 31, 2022 and 2021, the amount due to related party was $125,625 and $6,000, respectively, which represents the accrual of the administrative service fee described below.

Promissory Note-Related Party

On December 28, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company was allocated to borrow up to $300,000 to be used for a portion of the expenses of the IPO. These loans were non-interest bearing, unsecured and were due at the earlier of September 30, 2021 or the closing of the IPO. On February 22, 2021, the Company repaid $131,259 of amounts borrowed from the Sponsor, the funds of which were used to pay offering costs. The note was terminated at February 22, 2021.

Working Capital Loans

In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company would repay the Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. A portion of the Working Capital Loans, not to exceed $1,500,000, may be convertible into Private Placement Warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.

On December 13, 2022, the Company issued an unsecured convertible promissory note (the “Convertible Promissory Note”) under the Working Capital Loan to the Sponsor, pursuant to which the Company may borrow up to $1,500,000 from the Sponsor. Such loan may, at the Sponsor’s discretion, be converted into Private Placement Warrants at a price of $1.50 per warrant as described above. The Convertible Promissory Note will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of (a) the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of the Company. The maturity date of the Convertible Promissory Note may be accelerated upon the occurrence of an Event of Default (as defined under the Convertible Promissory Note). As of December 31, 2022, no borrowings were made under the Convertible Promissory Note. Up to the date that the financial statements were issued, the Company received $619,164 for working capital purpose under the $1,500,000 Convertible Promissory Note.

Administrative Service Fee

The Company has agreed, commencing on the date the securities of the Company are first listed on NYSE, to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. For the year ended December 31, 2022 and for the period from February 12, 2021 (“Listing Date”) to December 31, 2021, the Company incurred $120,000 and $106,000 in expenses in connection with such services. As of December 31, 2022 and 2021, there was $125,625 and $6,000 such expenses outstanding and recorded as due to related party on balance sheets. All such expenses were recorded in the accompanying statements of operations. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

NOTE 6. FAIR VALUE MEASUREMENTS

The following tables presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account - Trading Securities	$304,086,289	$304,086,289	$—	$—

	$304,086,289	$304,086,289	$—	$—

Liabilities
Warrant Liability - Public Warrants	$42,000	$42,000	$—	$—
Warrant Liability - Private Warrants	26,660	—	26,660	—

	$68,660	$42,000	$26,660	$—

	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities
Warrant Liability - Public Warrants	$5,799,000	$5,799,000	$—	$—
Warrant Liability - Private Warrants	3,111,582	—	3,111,582	—

	$8,910,582	$5,799,000	$3,111,582	$—

Warrant Liability

The Company’s public and private warrant liabilities were valued using a Monte Carlo simulation at issuance date utilizing management judgment and pricing inputs from the quoted underlying ordinary shares. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the public and private warrant liabilities was initially classified as level 3.

On November 4, 2022, the New York Stock Exchange (the “NYSE”) notified the Company, and publicly announced, that the NYSE determined to commence proceedings to delist the Company’s warrants, each whole warrant exercisable for one Class A ordinary share and listed to trade on NYSE under the symbol “CHAA WS”, from the NYSE and that trading in the Warrants would be suspended immediately, due to “abnormally low” trading price levels pursuant to Section 802.01D of the NYSE Listed Company Manual. The public warrants began to trade over-the counter (OTC) since then.

On March 23, 2023, the Company received approval to transfer the listing of Class A ordinary shares from the NYSE to the NYSE American and on March 28, 2023, the Class A ordinary shares began trading on the NYSE American under the symbol “CHAA”. In connection with the transfer, effective March 28, 2023, any remaining units were mandatorily separated into its component parts and the units are no longer traded on the NYSE.

The Company’s public warrants began trading publicly on April 5, 2021. After this date, the public warrant values per share were based on the observed trading prices of the public warrants as of each balance sheet date. The fair value of the public warrant liability is classified as level 1 since April 5, 2021 and as of December 31, 2021 and 2022.

As of December 31, 2022 and 2021, the private placement warrant were valued using a Monte Carlo model using the quoted underlying public warrants. Due to the observable inputs in fair value estimation, the Private warrants were reclassified to level 2 as of December 31, 2021 and 2022.

The key inputs used in the Monte Carlo simulation for the private warrants as of December 31, 2022 and 2021 were as follows:

Input	December 31, 2022	December 31, 2021	February 17, 2021
Public Warrant Price	0.004	0.58	N/A
Risk-free interest rate	4.74%	1.32%	0.76%
Expected term (years)	0.76	5.63	6.03
Expected volatility	5.4%	10.5%	24.10%
Stock price	$10.09	$9.77	$9.54
Exercise price	$11.50	$11.50	$11.50
Likelihood of Completing a Business Combination	50%	95%	—%

The following table provides a reconciliation of changes in fair value of the beginning and ending balances for the liabilities classified as Level 3:

Warrant Liability
Fair value at December 31, 2020	$—
Initial fair value of public and private warrant liabilities	21,165,634
Change in fair value of public and private warrants	(5,935,084)
Public warrants transferred to level 1 on April 5, 2021	(9,800,000)
Change in fair value of private warrants	(2,318,968)
Private warrants transferred to level 2 as of December 31, 2021	(3,111,582)

Fair Value at December 31, 2021	$—

NOTE 7. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriters are entitled to a deferred underwriting fee of 3.5% of the gross proceeds of the IPO, or $10,500,000, held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement. The deferred underwriting fee is included as a liability on the balance sheets as of December 31, 2022 and 2021.

NOTE 8. SHAREHOLDER’S DEFICIT

Preference shares

The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.

Class A ordinary shares

The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were no Class A ordinary shares issued and outstanding, excluding 30,000,000 Class A ordinary shares subject to possible redemption.

Class B ordinary shares

The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 per share. At December 31, 2022 and 2021, there were 7,500,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s second amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.

The Class B ordinary shares will automatically convert into Class A ordinary shares (which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if the Company does not consummate an initial Business Combination) at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued, deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans, unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to such issuance or deemed issuance at the time thereof. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 14, 2023, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”). At the Extraordinary General Meeting, the Company’s shareholders approved i) an amendment to the Company’s amended and restated memorandum and articles of association (the “Extension Amendment”) to extend the date by which the Company has to consummate a business combination from February 17, 2023 to the Extended Date (the “Extension Amendment Proposal”), ii) a proposal (the “Trust Amendment Proposal”) to amend the Company’s investment management trust agreement, dated as of February 11, 2021 (the “IMTA”), by and between the Company and Continental Stock Transfer & Trust Company (“CST”), to extend the date by which the Company has to consummate a business combination from February 17, 2023 to February 17, 2024 or such earlier date as is determined by the Company’s board of directors (such date, the “Extended Date”). Following such approval by the Company’s shareholders, the Company and CST entered into the Amendment No. 1 to the IMTA on February 14, 2023 (the “IMTA Amendment”).

In connection with the vote to approve the Articles Amendment, the holders of 27,785,141 Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.18 per share, for an aggregate redemption amount of $282,903,643.

On February 14, 2023, the Company issued an unsecured convertible promissory note (the “Extension Note”) to the Sponsor, pursuant to which the Company may borrow up to $900,000 (the “Extension Loan”) from the Sponsor. Pursuant to the Extension Note, from February 17, 2023 to the Extended Date, the Sponsor has agreed to deposit into the Company’s trust account established in connection with its IPO the lesser of (i) $75,000 or (ii) $0.0375 for each unredeemed public share, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial Business Combination, and (ii) the date that $900,000 has been loaned. Such loan may, at the Sponsor’s discretion, be converted into warrants (the “Extension Loan Warrants”) to purchase Class A ordinary shares of the Company, par value $0.0001 per share, at a conversion price equal to $1.50 per warrant, with each warrant entitling the holder to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants in connection with the IPO of the Company’s securities. The terms of the Extension Loan Warrants will be identical to those of the Private Placement Warrants. The Extension Loan will not bear any interest, and will be repayable by the Company to the Sponsor, on a date that is the earlier of (a) the consummation of the Company’s initial merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities and (b) the liquidation of the Company. The maturity date of the Extension Loan may be accelerated upon the occurrence of an Event of Default (as defined under the Extension Note). Up to the date that the financial statements were issued, the Company received $150,000 under the Extension Loan. Using these loans received, the company deposited two tranches of $75,000 into Trust Account on February 22, 2023 and March 21, 2023, respectively.

On March 9, 2023 the Company entered into a subscription agreement (the “Subscription Agreement”) with the Sponsor and Polar Multi-Strategy Master Fund (the “Investor”), pursuant to which, the Sponsor is seeking to raise $1,200,000 to fund the Extension and to provide working capital to the Company. The Sponsor has committed to fund $900,000 of this amount through the Extension Note described above and the Investor has agreed to provide the remaining $300,000. The Company will request funds from the Sponsor for working capital purposes (“Drawdown Request”). Upon on at least five (5) calendar days’ prior written notice (“Capital Notice”) , the Sponsor may require a drawdown against the capital commitment in order to meet 25% of the Sponsor’s commitment to the Company under a Drawdown Request (“Capital Call”). In consideration of the Capital Call(s) made hereunder, the Company will issue 300,000 shares of Class A Common Stock to the Investor at the closing of a Business Combination. Any amounts funded by the Sponsor to the Company under a Drawdown Request shall not accrue interest and shall be promptly repaid by the Company to the Sponsor upon the Business Combination Closing. Following receipt of such sums from the Company, and in any event within 5 business days of the Business Combination Closing, the Sponsor or the Company shall pay to the Investor, an amount equal to all under the Subscription Agreement (the “Business Combination Payment”). The Company and Sponsor are jointly and severally obligated to make the Business Combination Payment to the Investor. The Investor may elect at the Business Combination Closing to receive such Business Combination Payment in cash or shares of Class A Common Stock at a rate of one share of Class A Common Stock for each $10 of the Capital Calls funded under this agreement. If the Company liquidates without consummating a Business Combination, any amounts remaining in the Sponsor or the Company’s cash accounts after paying any outstanding third party invoices (excluding any due to the Sponsor), not including the Company’s Trust Account, will be paid to the Investor within five (5) days of the liquidation.

Up to the date that the financial statements were issued, the Company received $619,164 for working capital purpose under the $1,500,000 Convertible Promissory Note.

On March 14, 2023, the Company entered an agreement with Chardan Capital Markets, LLC (“Chardan”) with respect to an event of a stock exchange demand for action by the Company (“Interim Listing Project”) at a time other than the initial closing of a business combination involving the Company and a target or targets. The agreement calls for Chardan to receive a fee of $175,000 at the signing of the agreement and a deferred fee of $275,000 at the earlier of (i) the closing of the Transaction from the closing flow-of-funds or (ii) upon the liquidation of the trust account if the Company has not consummated a business combination. Up to the date that the financial statements were issued, the Company has paid $350,000 to Chardan.

On March 26, 2023, the Company entered an agreement with Alumia SARL (“Alumnia”) to act as a non-exclusive transactional and strategic capital markets advisor to the Company assisting introductions and with respect to the Company’s potential business combination. The agreement calls for Alumnia to receive simultaneously with the closing of the Business Combination (a) a fee in the amount of $2,500,000 and (b) a fee of 4% multiplied by the dollar amount of the PIPE provided by third party investors identified and introduced by Alumnia, regardless of whether the counterparty in the applicable business combination was a subject target, payable upon the closing.

CROWN LNG HOLDING AS

INTERIM FINANCIAL STATEMENTS

Interim condensed consolidated statements of comprehensive income (loss)

(unaudited; in thousands of U.S. dollars, except per share amounts)		For the six months ended June 30,
	Notes	2023	2022
Revenue		$—	$—

Total revenue		—	—

Employee benefit expenses		(477)	(578)
Other operating expenses	4.1	(4,143)	(3,701)

Impairment and depreciation
Total operating expenses		(4,620)	(4,423)

Operating profit (loss)		(4,620)	(4,423)

Finance income	4.2	7,862	—
Finance expenses	4.2	(965)	(12,567)

Net financial items		6,897	(12,567)

Profit (loss) before tax		2,277	(16,990)

Income tax benefit		—	1,483

Profit/(loss)		$2,277	$(15,507)

Other comprehensive income:
Items that subsequently may be reclassified to profit or loss:		784	1,280

Total items that may be reclassified to profit or loss		784	1,280

Other comprehensive income/(loss)		784	1,280

Total comprehensive income/(loss)		$3,061	$(14,227)

Profit/(loss) attributable to:
Equity holders of the parent company		2,057	(14,991)
Non-controlling interests		220	(516)

Total comprehensive profit/(loss) attributable to:
Equity holders of the parent company		2,685	(14,197)
Non-controlling interests		376	(29)

Earnings/(loss) per share	6.5
Basic/Diluted earnings/(loss) per share	6.5	0.04	(0.30)

Interim condensed consolidated statements of financial position

(unaudited; in thousands of U.S. dollars)	Notes	June 30, 2023	December 31, 2022
ASSETS
Non-current assets
Non-current financial assets	6.3	$42,288	$31,249

Total non-current assets		42,288	31,249

Current assets
Other current assets		22	11
Cash and cash equivalents		34	36

Total current assets		56	47

TOTAL ASSETS		$42,344	$31,296

EQUITY AND LIABILITIES
Equity
Share capital	6.4	$66	$58
Share premium		26,325	26,202
Other capital reserves		10,155	4,498
Other equity	6.4	(14,843)	(17,528)
Non-controlling interests		2,408	1,659

Total equity		24,112	14,889

Non-current liabilities
Non-current interest-bearing liabilities	6.2	1,293	1,689
Non-current lease liabilities		36	44
Deferred tax liabilities		—	—
Provisions	5.1	7,581	8,365

Total non-current liabilities		8,910	10,098

Current liabilities
Current Interest-bearing liabilities	6.2	673	—
Current lease liabilities		13	12
Trade payables		2,536	1,857
Provisions	5.1	6,060	4,440
Other current liabilities		40	—

Total current liabilities		9,322	6,309

Total liabilities		18,232	16,407

TOTAL EQUITY AND LIABILITIES		$42,344	$31,296

Interim condensed consolidated statements of changes in equity

					Other equity
(unaudited; in thousands of U.S. dollars)	Share capital	Share premium	Treasury shares	Other capital reserves	Cumulative translation differences	Retained Earnings / (accumulated deficit)	Non-controlling interest	Total equity

Equity as of January 1, 2022	$58	$26,202	$—	$1,715	$(104)	$7,810	$—	$35,681

Profit or loss for the period					—	(14,991)	(516)	(15,507)
Other comprehensive income					735	—	545	1,280

Total comprehensive loss				—	735	(14,991)	29	(14,227)

Share-based expenses (Note 7.2)				1,710			13	1,723

Equity as of June 30, 2022	58	26,202	—	3,425	631	(7,181)	42	23,177

Equity as of January 1, 2023	$58	$26,202	$—	$4,498	$1,717	$(19,245)	$1,659	$14,889

Profit or loss for the period						2,057	220	2,277
Other comprehensive income					628		156	784

Total comprehensive income	—	—	—	—	628	2,057	376	3,061

Warrant exercise (Note 6.4)	8			3,722				3,722
Capital increase (Note 6.4)		123						131
Non-registered capital increase (Note 6.4)				670				670
Share-based expenses (Note 7.2)				1,266			373	1,639

Equity as of June 30, 2023	$66	$26,325	$—	$10,156	$2,345	$(17,188)	$2,408	$24,112

Interim condensed consolidated statements of cash flows

(unaudited; in thousands of U.S. dollars)

		For the six months ended June 30,
Cash flows from operating activities	Notes	2023	2022
Profit/(loss) before tax		$2,277	$(16,990)
Adjustments to reconcile profit/(loss) before tax to net cash flows:
Depreciation and impairment		—	144
Finance income	4.2	(7,862)	—
Finance expenses	4.2	965	12,567
Share-based payment expenses	7.2	1,640	1,723
Working capital adjustments:
Changes in other current assets		(11)	144
Changes in trade and other payables		679	237
Changes in provisions	5.1	1,388	1,806
Other items
Taxes paid		—	—
Interest paid		(61)	(219)

Net cash outflows from operating activities		$(985)	$(588)

Net cash flow from investing activities		—	—

Cash flow from financing activities
Proceeds from issuance of shares (non-registered capital increase)	6.4	670	—
Proceeds from issuance of shares		123	—
Proceeds from short-term loan	6.2	197	—
Proceeds from conversion of warrants		8	—
Payment of lease liabilities		(6)	(74)

Net cash inflows from financing activities		984	(74)

Net decrease in cash and cash equivalents		(1)	(662)
Cash and cash equivalents at the beginning of the period		36	776
Net foreign exchange difference		(1)	(90)

Cash and cash equivalents as of June 30,		$34	$24

1.	Corporate information

Crown LNG Holding AS (“the Company”) is incorporated and domiciled in Norway. The Company’s principal offices are located at Skøyen Atrium, Drammensveien 147, 0277 Oslo, Norway.

Crown LNG Holding AS and its subsidiaries (collectively “the Group”, or “Crown LNG”) invest in companies to develop, build, own and operate offshore infrastructures for the processing of Liquid Natural Gas (LNG). Crown LNG specializes in projects exposed to harsh weather conditions, where traditional floating solutions cannot be used. With a proven Gravity Based Solution Technology, developed in Norway for the North Sea requirements to withstand extremely high waves, Crown LNG expects to deliver concrete infrastructures in waters exposed to hurricanes, cyclones, and generally tough conditions all over the world.

Crown LNG has a project pipeline consisting of four projects. The projects are in different development stages, where the Kakinada Terminal Project in India is fully licensed and approved by government and on a fast track to final investment decision (FID).

The interim condensed consolidated financial statements of the Group for the six months ended June 30, 2023, were authorized for issue in accordance with a resolution of the directors on December 6, 2023.

2.	Basis of preparation and changes to the Group’s accounting policies

2.1.	Basis of preparation

The unaudited interim condensed consolidated financial statements of the Group comprise the statements of comprehensive loss, financial position, cash flows, changes in equity and related notes.

These interim financial statements for the six months ended June 30, 2023 and 2022, have been prepared in accordance with IAS 34 Interim Financial Reporting, and should be read in conjunction with the Group’s last annual consolidated financial statements as at and for the year ended December 31, 2022 (‘last annual financial statements’). They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Accounting Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements.

The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for an option to purchase 15% of outstanding shares in East LNG PTE. LTD. (“EAST”), provisions for cash-settled share-based payments which are measured at fair value and the contingent consideration related to the warrant exercise.

Going concern

The financial statements of the Group have been prepared on the going concern basis which contemplates the continuity of normal business activities and the realization of assets and the discharge of liabilities in the normal course of business.

Crown LNG is a development stage company and has not recognized any revenue to date. The Group had a net income of $2.3 million and a net loss of $15.5 million for the six months ended June 30, 2023 and 2022, respectively. The net income per June 30, 2023, is solely driven by the change in the fair value of the Group’s option to purchase a 15 % ownership in EAST. Further, the Group has used net cash in operating activities of $985 thousand and $588 thousand for the six months ended June 30, 2023 and 2022, respectively. As of June 30, 2023, the Group had $34 thousand in cash and cash equivalents and negative working capital of $9.3 million.

The Group is forecasting that it will continue to incur significant operating cash outflows to fund the Kakinada and Grangemouth Projects, as well as support the Group’s growth, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative and other costs. The Group also holds current interest-bearing liabilities of $673 thousand which will fall due within 12 months of June 30, 2023. The Group will therefore require additional financing to support the operations of the business. The forecast and financial conditions raise substantial doubt about the Group’s ability to continue to operate as a going concern. Crown LNG’s ability to operate as a going concern is principally dependent on the (1) successful completion of the Business Combination, as described in note 7.3, (2) the ability of the Group to secure PIPE financing or enter into private placement agreements, subscription agreements, investment agreements, forward purchase agreements or any other forms of agreements with investors to secure additional financing, (3) successful bridge financing during the period up until the successful completion of the Business combination and the PIPE financing or additional permitted financing and (4) the ability of the Company to reach the designated FID dates for the projects.

As a result of the above, there is material uncertainty related to the events or conditions that may cast substantial doubt on Crown LNG’s ability to continue as a going concern, and therefore, that the Group may be unable to realize its assets and discharge its liabilities in the normal course of business. The unaudited interim condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might result from the outcome of this uncertainty.

A successful listing in the US is expected to generate $20 million of cash available for Crown’s needs, based on the minimum cash requirement of $20 million in the BCA which can be raised via a PIPE and/or non-redemptions from the cash in trust. If the listing is successful, the funds are expected to cover the liquidity needs of the company until Q2 2025. As such, the Group is anticipating considerable free liquidity post listing.

Further, Crown is planning to, and is able to, defer most of the transaction cost, but in order to stay cash positive until the closing of the BCA, Crown obtained bridge financing of $750 thousand with the assistance of Catcha and is planning bridge financing of an additional $250 thousand, an additional $200 thousand based on the PIPE/new investors as well as a $500 thousand in a private placement. The $750 thousand bridge financing is structured as a loan to be repaid at the closing of the BCA. Crown is also raising capital through its existing shareholder base and new investors approved by the company by selling new shares. The company has engaged financial advisors for placement of this new equity.

Based on the above, Management believes it will be successful in obtaining sufficient funding through the Business Combination. For these reasons the unaudited interim condensed consolidated financial statements have been prepared on the basis that the Group is a going concern. Should sufficient funding not be secured from such sources or otherwise or should there be a delay in the timing of securing funds through these funding initiatives, this would have adverse implications for the Group and its shareholders. In these scenarios, the Group will need to seek other options, including delaying or reducing operating and capital expenditures, the possibility of an alternative transaction or fundraising, and in the event that none of these are available, voluntary bankruptcy, liquidation, administration, or dissolution.

Presentation currency and functional currency

The unaudited interim condensed consolidated financial statements are prepared in U.S. Dollars and all figures are rounded to the nearest thousand ($000), except when otherwise indicated. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. The Company has Norwegian kroner (“NOK”) as its functional currency, and currently all its subsidiaries also have NOK as their functional currency.

For presentation purposes, items in the statements of financial position are translated from functional currency to presentation currency by using exchange rates at the reporting date. Items within total comprehensive income are translated from functional currency to presentation currency by applying monthly average exchange rates. The resulting translation differences are recognized in other comprehensive income.

2.2.	Use of accounting judgments, estimates and assumptions

The preparation of the unaudited interim condensed consolidated financial statements in accordance with IFRS and applying the chosen accounting policies requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. The estimates and the underlying assumptions, described below, are reviewed by the Group on an ongoing basis. Actual results may differ from these estimates

Accounting judgements:

•

Provisions: The Group has entered into service and management-for-hire agreements where the consideration, or part of the consideration, is contingent upon reaching final investment decision (FID) or FID-funding related to the Kakinada Terminal Project. Based on the nature of the agreements and the contingent features, management has exercised judgement in determining the appropriate accounting treatment for the fees to be paid in the different agreements. Fees related to the delivery of key milestones, where the payment is contingent on reaching FID and where Crown LNG has the option to settle in either cash or shares, are accounted for as cash-settled share-based payment under IFRS 2 Share-based payment, as the Group has an intent to settle in cash. A provision is recognized for the fair value of the services delivered, using a weighted probability approach to take into account the probability of reaching/not reaching FID. The probability of reaching FID is considered a significant accounting estimate and is described in more detail below. The Group has also entered into management-for-hire arrangements to engage a CEO and CFO to act on behalf of the Group. Such fees are accounted for as long-term employee benefits under IAS 19 Employee benefits. As the payout is contingent on achieving FID-funding, which management considers more likely than not, a provision is recorded on a monthly basis corresponding to the fixed amount in the agreement.

Estimates and assumptions:

•

FID date and probability of reaching FID: The estimated fair value of the Group’s cash-settled share-based payments is dependent on the probability of reaching FID and the expected FID date of the Kakinada Terminal project. The probability of reaching FID is determined based on key milestones achieved, which represents de-risking of the project for the investors. The most critical milestones for this project, which drives the probability of FID, were the approval of technology and achieving access to a fully licensed and approved project in addition to securing the necessary funding which management plans to achieve through a listing of the Company’s shares through an IPO. The approval of the technology and access to a fully approved project was achieved in January 2021, and the probability of FID was estimated at 55% as of December 31, 2022. As of June 30, 2023, the main remaining uncertainty relates to the Group’s ability to attract sufficient funding through an IPO. Based on the signing of a letter of intent (LOI) with a Special Purpose Acquisition Company (SPAC), and the fact that the two parties as of June 30, 2023 were close to entering into a definite business combination agreement to go public through a merger, management has estimated the probability of reaching FID to be 65% as of June 30, 2023. The FID date is planned to occur 18-24 months after pre-FID funding is achieved.

•

Fair value of call-option: The Group holds a call-option to purchase 15% of the outstanding shares in EAST, which owns the outstanding shares in Krishna Godavari LNG Terminal Private Limited (KGLNG). KGLNG holds and operates an approved license valid for 35 years to establish and operate an offshore LNG import and regasification terminal at Kakinada Deep Water Port. The call option satisfies the definition of a derivative financial instrument, in accordance with IFRS 9 Financial Instruments, and is measured at fair value through profit or loss. For the call-option, a valuation method based on an income-based approach, which takes into consideration the enterprise value of KGLNG based on a discounted cash flow model, adjusted for Crown’s ownership interest and a binomial risk factor is applied. Key assumptions used in the calculation of the fair value of the option include:

•	Terminal fee

•	Regasification price / revenue

•	Capacity factor

•	WACC

•	Venture Capital (VC) Discount Rate

•	The probability of reaching FID

•

The terminal fee corresponds to the expected day rate fee between KGLNG and Crown LNG. As of June 30, 2023 and December 31, 2022, the estimated terminal fee was $ 447 thousand per day in the operation period. The expected terminal fee is based on a memorandum of understanding (MOU) in place for the lease of the terminal asset and the day rate fee to be paid. However, the contract will not be finalized until the Engineering, Procurement and Construction (EPC) contract has been entered into and may therefore be subject to change. Further, KGLNG is subordinate to Crown LNG with regards to the day-rate fees received, and KGLNG will receive the agreed upon day rate fee before KGLNG receives the residual part of the regasification fee.

•

The regasification fee corresponds to the estimated fee that KGLNG will receive from customers. As of June 30, 2023, and December 31, 2022, management expects a weighted average regasification price of $ 0.91/MMBtu and $ 0.92/MMBtu, respectively.

•	Management assumes a capacity factor of 93% for both reporting periods, taking into consideration e.g., downtime for maintenance and other production stop events.

•

The weighted average cost of capital (WACC) is used as a discount rate in the calculation of the net present value of the option. In estimating the WACC, the risk-free rate is based on the yield of a 10-year U.S. government bond. As of June 30, 2023, and December 31, 2022, a WACC of 10% was applied.

•

In an effort to adjust for the risk associated with the company’s current state the valuation applies a combination of two approaches, in which the first approach discounts the option value back from December 31, 2024, to June 30, 2023, and December 31, 2022, with a discount rate of 35%. This discount rate is assumed to represent the return that a Venture Capital (VC) fund would require given the current state of the Company, adjusted upwards to reflect the fact that a large share of VC funds yields negative returns.

•

The second approach utilizes an overall probability weighting of 65% for success (reaching FID) and a corresponding 35% probability of the option maturing out-of-the-money, as of June 30, 2023. The probability of reaching FID is estimated based on relevant contracts entered into and other steps taken to secure necessary funding in order to reach FID, and is estimated at 65% and 55% success probability as of June 30, 2023, and December 31, 2022, respectively.

•

The Group based its assumptions and estimates on parameters available as of the dates of the financial position. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

•

Sensitivity analysis is carried out for each of the key assumptions in the assessment, including terminal fee, regasification fee, capacity factor, WACC, probability of reaching FID and VC discount rate. Reference is made to note 6.3 for further details.

•

Fair value of contingent consideration related to the warrant exercise: On January 4, 2023, the extraordinary general meeting (“EGM”) of Crown LNG Holding AS passed a resolution for a capital increase with a direct placement of shares towards warrant holders registered with the Company. In order to subscribe to the shares, the warrant holders had to agree to pay an additional consideration of NOK 6.09 per share to the Group, in the event that the Group completes a listing of the shares through an initial public offering (IPO) or enters into a reversed merger transaction with a SPAC. As an additional condition, the shares must be outside of the lock-up period (SPAC-shares to be issued to the officers and directors of Crown and existing shareholders owning more than 5% of the outstanding equity on a fully diluted basis upon an exchange will be subject to a 12-month lock-up period after the consummation of the transaction. The SPAC founders will be subject to a 12-month lock-up period after the consummation of the transaction). Based on the terms of the agreement, management considers the Group to have a contractual right to receive cash, and is accordingly accounted for as a financial asset measured at fair value, with any changes in fair value recognized in profit or loss. The estimated fair value is computed using two methods, where the first approach utilizes an early-stage company discount rate, whereas the second approach utilizes a probability weighted approach based on a probability of achieving an IPO, discounted using a risk-free rate. The fair value is estimated as the mid-point value of the two calculated values. Management considers the following inputs in the computation of the fair value to be significant assumptions, and a sensitivity analysis is carried out for each of the key assumptions:

•

Early-stage company discount rate: In the first of the two approaches, the NPV is computed using a discount rate of 35%, which is considered to represent the return an early-stage investor would require given the current state of the company. This is in line with the assumption applied in the computation of the fair value of the call option.

•

Probability of IPO: The additional consideration is contingent on the Group completing a listing of the shares through an initial public offering (IPO). On initial recognition of the financial asset (January 9, 2023), management estimated the probability of achieving IPO to be 60%. As of June 30, 2023, the probability of achieving IPO is estimated at 70%. These probabilities are based on key milestones achieved and contracts entered into. On April 4, 2023, a letter of intent was signed with a SPAC, which represent de-risking of the project to investors and therefore assumed to increase the probability of achieving an IPO.

2.3.	New standards, interpretations and amendments adopted by the Group

The accounting policies adopted in the preparation of the unaudited interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2022. The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

The Group has adopted Amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2 Making Materiality Judgments which were effective January 1, 2023. The amendments to IAS 1 require companies to disclose their material accounting policy information rather than their significant accounting policies. The amendments to IFRS Practice Statement 2 provide guidance on how to apply the concept of materiality to accounting policy disclosures. The amendments do not have an impact on the unaudited interim condensed consolidated financial statements of the Group and it is expected that the amendments will result in a significant reduction in the accounting policy information provided to the users of the Group’s annual consolidated financial statements for the year ended December 31, 2023.

3. Segment information

An operating segment is a component of an entity:

•	that engages in business activities from which it may earn revenues and incur expenses,

•

whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

•	Operating segments are components of the Group regularly reviewed by the chief operating decision maker (CODM) to assess performance and be able to allocate resources.

The Board of Directors as a whole is considered to be, collectively, Crown LNG Holding’s CODM. The Group has a small portfolio of projects, with the project in India being the only project with activity. None of the projects can be said to be significantly distinctive from each other and the Group does not yet engage in business activities from which it may earn revenues. Therefore, the CODM manages the operations as a single operating segment for purposes of allocating resources and evaluating financial performance.

4  - Profit or loss items

4.1 Other operating expenses

Other operating expenses mainly comprise consulting fees related to the Group’s project development, audit and accounting fees. The Chairman of the Board of Directors and other board members have provided services to the Group via their respective consulting companies. For further information about related parties, see note 7.1.

(in thousands of U.S. dollars)	For the six months June 30,
	2023	2022
Other operating expenses
Consulting fees	$(3,037)	(2,890)
Project costs	—	(585)
Audit and audit related services	(146)	—
Other operating expenses	(961)	(226)

Total other operating expenses	$(4,144)	(3,701)

4.2	Finance income and expense

(in thousands of U.S. dollars)		For the six months June 30,
Finance income	Notes	2023	2022
Fair value adjustment financial instruments	6.3	$7,861	—
Other finance income		1	—

Total finance income		$7,862	$—

(in thousands of U.S. dollars)		For the six months June 30,
Finance expenses	Notes	2023	2022
Fair value adjustment financial instruments	6.3	$—	$(10,522)
Interest expense on lease liabilities		(2)	(26)
Other interest expense		(153)	862
Foreign exchange loss		(810)	(1,053)
Other finance expense		862	(103)

Total finance expenses		$(965)	$(12,566)

Fair value adjustment on financial instruments

‘Fair value adjustment financial instruments’ represents changes in the fair value of the call-option to purchase 15% ownership in EAST of $7,317 thousand and the change in the fair value of contingent consideration related to the warrant exercise of $544 thousand. Refer to note 6.3 for further details on the fair value measurement of the Group’s financial instruments.

Other interest expense

Other interest expense mainly comprise unwinding of discount related to the cash-settled share-based pay liability (refer to note 5.1) and amortization on the shareholder loan of $102 thousand (refer to note 6.2) and other interest expenses.

5 - Other operating activities

5.1 Provisions

A provision is made and calculated based on management assumptions at the time the provision is made and is updated as and when new information becomes available. All provisions are reviewed at the end of the financial year.

The Group classifies provisions in the following categories:

•	Board Remuneration: includes provisions related to compensation of the Board of Directors.

•

Cash-settled share-based pay liabilities: include provisions for consultancy fees which are incured when specific milestones are met, and where the fixed fees may be settled in shares or cash, at the discretion of the Group. The fees will become payable contingent on a successful Final Investment Decision (FID) for the Kakinada Terminal Project. Provisions are recorded at the time the underlying service is delivered, i.e., when a milestone has been met.

•

Management-for-Hire (MFH): contains provisions related to accrued fees for consultants acting on behalf of the Company. MFH arrangements have been entered into with Black Kite AS, Gantt Consulting AS and Mr. Kataria, for which 1/3 of the monthly fee is invoiced and payable each month and 2/3 is will become payable only at the time Crown LNG has secured the development funding for the Kakinada Terminal Project (FID funding).

•

Exclusivity agreement with GBTRON: includes provisions related to exclusivity fees which in the future will become payable for the exclusive right to develop, own, operate and lease to GBTRON, a Floating Storage Regasification Unit (FSRU).

•

Other provisions: The balance as of December 31, 2022 mainly comprise fixed retainer fees related to the Joint Development Agreement (JDA) with LNG-9 PTE LTD for delivered consultancy services. During 2023, the parties agreed to terminate the JDA and as a result, the retainer fees under the JDA during the period January 2022 until December 2022 are no longer required to be repaid due to the fact that the global sales organization has been onboarded under individual MFH-agreements since January 2022. Other provisions as of June 30, 2023 mainly comprise various consultancy fees in addition to remaining retainer fees incurred prior to January 2022.

Reconciliation of provisions and other liabilities:

(in thousands of U.S. dollars)	Board Remuneration	Cash-settled share-based pay liabilities	Management-for- hire (MFH)	Exclusivity agreement with GBTRON provisions	Other	Total
As of December 31, 2022	$434	3,975	2,372	3,998	2,026	12,805
Current provisions	$434	—	—	3,998	8	4,440
Non-current provisions	$—	3,975	2,372	—	2,018	8,365
Additional provisions made	73		485	502		1,060
Adjustment on cash-settled share-based pay liabilities		761				761
Reclassifications	49				(169)	(120)
Forgiven retainer fee					(512)	(512)
Currency translation effects	(16)		(209)		(128)	(353)

As of June 30, 2023	$540	4,736	2,648	4,500	1,217	13,641

Current provisions	$540	—	—	4,500	1,020	6,060
Non-current provisions	$—	4,736	2,648	—	197	7,581

6 - Financial instruments and equity

6.1 Overview of financial instruments

The carrying amount of the Group’s financial assets and liabilities are presented in the tables below:

(in thousands of U.S. dollars)
As of June 30, 2023	Notes	Financial instruments at amortized cost	Fair value through profit or loss	Total
Assets
Receivables
Other current assets		$22	—	22
Cash and cash equivalents		34	—	34
Other non-current financial assets	6.3	—	42,288	42,288

Total financial assets		$56	42,288	42,344

Liabilities
Interest-bearing loans and borrowings including trade payables
Non-current interest-bearing liabilities	6.2	$1,293	—	1,293
Other non-current liabilities		36	—	36
Current interest-bearing liabilities	6.2	673	—	673
Trade payables		2,536	—	2,536

Total financial liabilities		$4,538	—	4,538

Finance income and finance costs arising from the Group’s financial instruments are disclosed separately in note 4.2.

(in thousands of U.S. dollars)
As of 31 December 2022	Notes	Financial instruments at amortized cost	Fair value through profit or loss	Total
Assets
Receivables
Other current assets		$11	—	11
Cash and cash equivalents		36	—	36
Other non-current financial assets	6.3	—	31,249	31,249

Total financial assets		$47	31,249	31,296

Liabilities
Interest-bearing loans and borrowings including trade payables and other non-current liabilities
Non-current interest-bearing liabilities	6.2	$1,689	—	1,689
Current interest-bearing liabilities	6.2	—	—	—
Trade payables		1,857	—	1,857

Total financial liabilities		$3,546	—	3,546

Finance income and finance expense arising from the Group’s financial instruments are disclosed separately in note 4.2.

6.2 Interest-bearing liabilities

Specification of the Group’s interest-bearing liabilities

(in thousands of U.S. dollars)
Non-current interest-bearing liabilities	Interest rate (annual)	Maturity	June 30, 2023	December 31, 2022
Debt to Board of Directors	15%	At FID*	$248	$256
Shareholder Loan	0%**	At FID*	1,045	945
Promissory notes	12% and 15%	At pre-FID funding	—	488

Total non-current interest-bearing liabilities			$1,293	$1,689

*	Final Investment Decision (FID) related to the Kakinada Terminal Project, estimated to occur in Q3 2025, as of June 30, 2023
**

Shareholder loan relates solely to the premium on the 2021 convertible loans which were partially settled in 2022. The loan has a zero nominal rate, however upon initial recognition its discounted with an applicable market rate giving an effective annual interest rate of 20%. For further detail on the accounting treatment on intial recognition and subsequent measurement, reference is made to the consolideted financial statements as of December 31, 2022.

Debt to Board of Directors consists of a shareholder loan to Black Kite, in which Black Kite has delivered services related to an Export Terminal Project in the US Gulf of Mexico, which becomes payable upon FID. The loan has an interest payable on the unpaid principal at the rate of 15% per annum.

(in thousands of U.S. dollars)
Current interest-bearing liabilities	Interest rate (annual)	Maturity	June 30, 2023	December 31, 2022
Short-term loan from LNG-9	24%	November 23, 2023	197	—
Promissory notes	12% and 15%	At pre-FID funding	477	—

Total current interest-bearing liabilities			$674	$—

Short-term loan from LNG-9 comprise a loan of $197 thousand subject to 24% annual interest rate, invoiced and payable on a monthly basis. The loan will mature on November 23, 2023 as per the loan agreement, however the parties are in discussions to extend the maturity date.

Promissory notes includes loans to other shareholders. The loans have an interest payable on the unpaid principal at the rate of 12% and 15% per annum, and will mature when the Group achieves pre-FID funding, which is estimated to occur around 18 to 24 months prior to FID.

6.3 Fair value measurement

Management has assessed that the fair values of cash and cash equivalents, other currets assets, trade payables and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments and the current risk free interest rates.

Option to acquire 15% ownership interest

The Group holds a call-option to purchase 15% ownership in EAST, which owns the outstanding shares in Krishna Godavari LNG Terminal Private Limited (KGLNG). KGLNG currently owns an approved license valid for 35 years to operate an offshore LNG import and regasification terminal at Kakinada Deep Water Port. The call option has a strike price of $15 million and can be exercised through a private placement (capital contribution), where Crown will receive a 15% post-money ownership of EAST. The option is exercisable upon financial investment decision of the project.

The valuation of the call option utilizes an income-based approach, which takes into consideration enterprise value based on a discounted cash flow model. The fair value of the option is calculated based on the estimated value of the subsidiary KGLNG, which is the sole asset of EAST and therefore represents the true underlying value of the asset.

The option value is calculated as the risk-weighted fair value of KGLNG, adjusted for the strike price. To appropriately adjust for the risk, two approaches have been applied for which the mid-point of the two calculated values has been used to determine the fair value. The first approach utilizes a discount rate on the option value using an early stage required return of 35%, assumed to represent the required rate of return for an investor, e.g. a VC fund, given the current state of the Company. The second approach utilizes an overall probability-weighted best estimate by applying a reduction of 35% to the post-money FID valuation, which is reflective of the risk of not reaching FID.

The valuation is subject to uncertainty because it is measured based on significant unobservable inputs, and is therefore designated as a Level 3 fair value instrument. The unobservable inputs include, but are not limited to, the terminal fee, the regasification price, capacity factor, the discount rate (WACC), Venture Capital discount rate and the probability of reaching FID. If factors change and different assumptions are used, other finance (expense)/income could be materially different.

Contingent consideration related to warrant exercise on January 9, 2023

In 2023, the Group offered to replace all outstanding warrants with new shares. In order to subscribe to the shares, the warrant holders agreed to pay an additional consideration of NOK 6.09 per share contignent on the Company completing an IPO. The additional consideration receivable from the shareholders is accounted for as a financial asset at fair value through profit or loss. The fair value is computed using two methods, where the first approach utilizes an early-stage company discount rate and the second approach utilizes a probability weighted approach based on a probability of achieving an IPO, discounted using a risk-free rate. The fair value is estimated as the mid-point value of the two calculated values. Reference is made to note 2.3 for further detail. The valuation is based on significant unobservable inputs and is therefore classified as a level 3 fair value instrument. Significant assumptions applied in the computation of the fair value include the probability of IPO of 70% as of June 30, 2023, and the early-stage venture capital discount rate of 35%.

Set out below is a comparison, by class, of the carrying amounts and fair values of the Group’s financial instruments:

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets as of June 30, 2023
Option to acquire 15% ownership in EAST		38,566	38,566			X
Contingent consideration related to warrant exercise		3,722	3,722			X

Total		42,288	42,288

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities as of June 30, 2023
Shareholder Loans	6.2	1,045	1,045			X
Debt to Board of Directors	6.2	248	248			X
Promissory notes	6.2	477	477			X

Total		1,770	1,770

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets as of December 31, 2022
Option to acquire 15% ownership in EAST		31,249	31,249			X

Total		31,249	31,249

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities as of December 31, 2022
Shareholder loans	6.2	945	1,017			X
Debt to Board of Directors	6.2	256	256			X
Promissory notes	6.2	488	488			X

Total		1,689	1,761

Sensitivity analysis of the contingent consideration related to the warrant exercise

A quantitative sensitivity analysis of the significant unobservable inputs is shown below, in which the term ‘value’ indicates the value of the financial asset given a certain percentage change in the significant assumption:

(in thousands of U.S. dollars)
As of June 30, 2023	Input values		Value
Assumption	Low	High	Low	High
Probability of IPO	65%	75%	3,604	3,839
Venture Capital (VC) discount rate	30%	40%	3,761	3,684

Sensitivity analysis of the option to acquire 15% ownership in East LNG

The significant unobservable inputs used in the fair value measurement of the option, together with a quantitative sensitivity analysis as of June 30, 2023, and December 31, 2022, are shown below:

The calculation of the fair value of the option is most sensitive to the following assumptions:

•	Terminal Fee

•	Regasification price

•	Capacity Factor

•	Discount rate (WACC)

•	Venture Capital (VC) discount rate

•	Probability of reaching FID

A description of the key assumptions are included within note 2.3 Use of accounting judgments, estimates and assumptions.

(in thousands of U.S. dollars) As of June 30, 2023	Input values		Value*
Assumption	Low	High	Low	High
Terminal fee	5%	(5)%	34,797	42,336
Regasification price	(5)%	5%	32,364	44,769
Capacity Factor	88%	98%	31,897	45,236
WACC	12%	8%	30,161	50,077

Risk adjustment sensitivities	Low	High	Low	High
Approach 1: VC Discount rate	40%	30%	37,173	40,139
Approach 2: Probability of reaching FID	60%	70%	36,965	40,168

As of December 31, 2022	Input values		Value*
Assumption	Low	High	Low	High
Terminal fee	5%	(5)%	28,026	34,472
Regasification price	(5)%	5%	25,858	36,640
Capacity Factor	88%	98%	25,865	36,634
WACC	12%	8%	24,424	40,579

Risk adjustment sensitivities	Low	High	Low	High
Approach 1: VC Discount rate	40%	30%	28,506	34,391
Approach 2: Probability of reaching FID	50%	60%	28,265	34,233

The sensitivity analysis is based on a change in a significant assumption, keeping all other assumptions constant. Furthermore, these intervals are determined based on a high-level assessment to illustrate the sensitivity of the option to the most significant value drivers. However, the intervals applied in this sensitivity and the estimated output values must not be read as a limitation of possible outer intervals. The sensitivity analysis may not be representative of an actual change in the valuation as it is unlikely that changes in assumptions would occur in isolation from one another.

The option value includes a risk adjustment that is applied in order to capture the early stage state of the business. The risk adjustment is performed based on a combination of two approaches, where one approach utilize a variant of the venture capital method with a discount rate of 35% over an assumed period of 2.25 years from June 30, 2023, until FID (2.7 years from December 31, 2022), which is reflective of management’s anticipated timeline for the project and where the other approach utilize a scenario weighting with a 65% success probability and a corresponding 35% probability of the option maturing out-of-the-money. The mid-point between the two approaches has been used to determine the fair value.

*In the sensitivities for the two approaches to risk adjustment presented above, the sensitized value is calculated based on the isolated impact of a change in the assumption for each approach – assuming a corresponding change in value from the alternative approach.

6.4 Share capital and shareholders information

Issued capital and reserves:

Share capital in Crown LNG Holding AS	Number of shares authorized and fully paid	Par value per share (NOK)	Financial Position (NOK thousands)	Financial Position (USD thousands)
As of December 31, 2022	49,203,878		492,039	58

Capital increase, April 28, 2023	8,659,553	0.01	87	8

As of June 30, 2023	57,863,431		492,126	66

On January 4, 2023, the extraordinary general meeting (“EGM”) of Crown LNG Holding AS passed a resolution for a capital increase with a direct placement of shares towards warrant holders registered with the Company. The offer to replace the warrants with new shares included the issuance of shares at a nominal amount/subscription price of NOK 0.01 (NOK 0 in share premium). The capital increase had a cap of NOK 86,597 (8,569,973 shares). The capital increase was registered in the Norwegian Corporate Register on April 28, 2023.

Share premium (in thousands of U.S. dollars)
At December 31, 2022	$26,202

Issuance of shares	123

At June 30, 2023	$26,325

Other capital reserves (in thousands of U.S. dollars)
At December 31, 2022	$4,498

Non-registered capital increase	670
Share-based expenses	1,266

Warrant exercise (note 6.3)	3,722
At June 30, 2023	$10,156

Nature and purpose of reserves

Non-registered capital increase

The non-registered capital increase relates to funds paid in but not registered in the Norwegian Corporate Register as of June 30, 2023.

Share-based expenses

The Group has entered into service agreements with third party suppliers where the consideration is paid in-kind with shares in Crown LNG Holding.

Warrants exercise – contingent consideration

The offer to replace outstanding warrants with new shares on January 4, 2023 at a nominal amount of NOK 0.01 per share, also included an obligation for the warrant holders to pay an additional consideration of NOK 6.09 per share to the Company in any of the following events i) the Company’s shares listing in a regulated market or a similar marketplace for the public trading of shares or ii) the Company entering into a definite agreement with a SPAC and iii) the shares are outside lock-up period. The fair value of the contingent consideration is remeasured at each reporting date, with any changes in the fair value of the financial asset recognized through profit or loss.

A reconciliation of the Group’s equity is presented in the statement of changes in equity.

The Group’s shareholders:

Shareholders in Crown LNG Holding AS as of June 30, 2023	Total number of shares	Ownership/ Voting rights
Kataria Capital Corporation (CA)*	15,793,000	27.29%
Gbtron Limited (UK)	6,390,167	11.04%
BLACK KITE AS (NO)	5,025,533	8.69%
SERVICE INVEST AS (NO)	3,004,762	5.19%
ROHIT KUMAR (SG)	2,959,537	5.11%
Other shareholder less than 5%	24,690,432	42.68%

Total	57,863,431	100.00%

*	Citibank, NA is the registered owner and nominee shareholder on behalf of Kataria Capital Corporation.

Shareholders in Crown LNG Holding AS as of December 31, 2022	Total number of shares	Ownership/ Voting rights
Kataria Capital Corporation (CA)	15,793,000	32.10%
Black Kite AS (NO)	4,878,762	9.92%
Raghava Corporate PTE (SG)	4,572,000	9.29%
Fu Qiang Limited (BVI)	3,187,700	6.48%
Gbtron Limited (UK)	2,845,000	5.78%
Service Invest AS (NO)	2,587,300	5.26%
Other shareholder less than 5%	15,340,116	31.17%

Total	49,203,878	100.00%

6.5 Earnings per share

The following table reflects the income and share data used in the Earnings per Share (EPS) calculations:

(in thousands of U.S. dollars)	For the six months ended June 30,
	2023	2022
Profit/(loss) attributable to ordinary equity holders of the parent - for basic EPS	$2,057	$(14,991)
Profit/(loss) attributable to ordinary equity holders of the parent - adjusted for the effect of dilution	2,057	(14,991)
Weighted average number of ordinary shares - for basic EPS	51,789	49,204
Weighted average number of ordinary shares adjusted for the effect of dilution	52,186	49,204

	$0.04	$(0.30)

	$0.04	$(0.30)

The EPS computation for the six-months ended June 30, 2022 is not affected by convertible shareholder loans or equity-settled instruments as these were anti-dilutive in 2022 due to the reported losses in the period. For the period ending June 30, 2023, the Group reported net profit, and the computation of Diluted EPS is therefore adjusted for any dilutive effects of potential Ordinary Shares. Potential Ordinary Shares as of June 30, 2023 include the Group’s arrangement to pay third-party vendors in kind in shares for consultancy services. The shares are issueable 60 days following the receipt of an invoice from the vendor.

7 - Other disclosures

7.1 Related party transactions

Related parties are members of the Board of Directors and any shareholder owning more than 5% of outstanding shares, including an immediate family member of any such person. Furthermore, a related party transaction is defined as any transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the Company or any of its subsidiaries is or will be a participant, and (ii) any related party has or will have a direct or indirect interest. This also include any material amendment or modification to an existing related party transaction.

The following table provides the total amount of transactions that have been entered into with related parties during the six months ended June 30, 2023 and 2022, as well as balances with related parties as of June 30, 2023 and December 31,

Transactions with related parties for the six months ended June 30, 2023 and 2022

(in thousands of U.S. dollars)		Purchases from related parties	Interest paid to related parties	Interest received from related parties
Executive management	2023	$53	—	—
	2022	108	6	—
Board Members	2023	77	8	—
	2022	77	12	—
Other Shareholders	2023	—	—	—
	2022	—	23	—

Balances with related parties as of June 30, 2023 and December 31, 2022:

(in thousands of U.S. dollars)		Non-current provisions for contingent fees to related parties	Current provisions to related parties	Non-current loans to related parties	Current loans to related parties
Executive management	2023	$1,032	—	—	—
	2022	1,012	—	—	—
Board Members	2023	6,550	5,040	248	—
	2022	7,351	4,442	256	—
Other Shareholders	2023	—	—	1,045	673
	2022	—	—	1,433	—

7.2 Share-based payments

The expenses recognized for services received during the year under equity settled arrangements are presented in the table below.

(in thousands of U.S. dollars)	For the six months ended June 30,
	2023	2022
Expenses arising from equity-settled share-based payment transactions	$1,640	$1,710

Total expenses arising from share-based payment transactions	1,640	1,710

The expenses relate to consideration paid in-kind with shares in Crown LNG Holding AS for services provided by third party suppliers. The services are of a “stand ready” nature, in which the Group pays a monthly retainer fee in the form of share issuance. These expenses are recongnized as ‘other operation expenses’ in profit or loss. For cash-settled share-based pay arrangements, reference is made to note 5.1.

7.3 Events after the reporting period

Non-adjusting events

EACP amendment agreement

On July 19, 2023, Crown LNG Holding AS and Crown LNG India AS entered into an amendment agreement with Emerging Asia Capital Partners Company Limited (EACP), pursuant to which the retainer fees to be paid for financial advisory services is amended to increase from $20 thousand to $80 thousand per month paid in Crown common shares. Additionally, Crown issued a promissory note for the outstanding cash payments due under the original agreement and will issue a promissory note for every month going forward for the services provided under the agreement. The promissory notes are not subject to any interest as per the amended agreement, however Crown has agreed to pay to EACP a Financing Success Fee equal to 3% on the Equity Financing raised if the source of introduction is either EACP, the Company, Crown, Mr. Kataria, LNG-9 PTE LTD or KGLNG, and 1% on the Equity Financing raised if the source is from another party.

Business Combination Agreement

On August 3, 2023, Crown LNG Holding AS entered into a definite business combination agreement to go public in United States through a merger with a special purpose acquisition company (SPAC), ‘Catcha Investment Corp’ (NYSE American: CHAA), and certain other affiliated entities through a series of transactions. Because CHAA is already publicly traded, Crown LNG will become a public company when the business combination is complete, trading on NYSE under the ticker symbol “CGBS”. The Business Combination is subject to approval by the shareholders of both Catcha Investment Corp. and Crown LNG Holding AS and other customary closing conditions. The Group plans to use the proceeds from the SPAC deal to fund ongoing anchor projects to FID. The transaction is expected to be completed during the fourth quarter of 2023 or the first quarter of 2024.

Promissory note

In relation to the Business Combination Agreement, CHAA has agreed to provide a loan to Crown on October 27, 2023, to fund working capital until the closing of the Business Combination Agreement. The principal amount is $750 thousand, not subject to any interest. The repayment is due (i) within ten business day(s) if CHAA provides Crown with a written notice of demand after the closing of the Business Combination, (ii) in the event that the Business Combination Agreement is terminated or does not close by February 17, 2024, Crown agrees (a) to transfer within ten business days of the termination $1,750,000 in cash or $1,000,000 in cash and a number of shares equal to 1.5% of the outstanding common stock (on a fully diluted basis) as of the date of termination, and (b) if a termination payment is not made within ten business days of the termination, Crown will transfer warrants that entitle CHAA to purchase a number of shares equal to 0.30% per annum of the outstanding stock (on a fully-diluted basis) at exercise, for a price per share of $0.01.

Sale of shares in CIO Investment AS

In July 2023, Crown LNG Holding AS entered into an agreement by accepting subscription forms from shareholders for sale of its shares in CIO Investment AS. Under the agreement, the shares are sold with a put option exercisable by the shareholders at the time of successful public listing in the US at a strike price of NOK 5.23 per share. Crown LNG Holding AS was able to sell approximately 2.5 million shares at a total price of NOK 5.0 million ($493 thousand). Post the execution of this transaction Crown LNG Holding AS now holds 38.68% in CIO Investment AS. However, Crown LNG Holding AS still owns the only share with voting rights and remains in control of CIO Investment AS.

The GBTRON Transaction agreement

On August 3, 2023, concurrent with the Business Combination Agreement, GBTRON Lands Limited and Crown LNG entered into a transaction agreement for (i) amendment to Exclusivity Agreement to, among other things, extend the long stop date of the FID for the Grangemouth Project to December 31, 2025, (ii) GBTRON to set up a new limited liability company (“NewCo”) and transfer certain rights, obligations and assets in connection with development of the Grangemouth Project to NewCo upon exercise of the GBTRON Option by Crown, and (iii) grant to Crown an option to purchase all the issued shares of NewCo to be exercised at any time from the completion of the Business Combination to August 3, 2024.

Amendment to the GBTRON Transaction agreement

On October 30, 2023, Crown LNG Holding AS and GBTRON entered into a second amendment agreement to the Exclusivity Agreement. The following amendments therefore now apply (i) the Exclusivity Agreement is valid until the expiry of the Lease Agreement for the FSRU unless terminated pursuant to clause 8, (ii) Crown will pay the first installment of the initial Exclusivity fee of $ 1,500,000 due at December 31, 2023, (iii) Crown will pay the final installment of the initial Exclusivity fee of $ 2,500,000 due at December 31, 2023, (iv) Crown will thereafter and in addition pay an annual Exclusivity fee of $ 1,000,000 due first time at December 31, 2023: and anually thereafter and until FID of the FSRU, and (v) Crown can extend payments until February 28, 2024, subject to payment of the monthly extension fee of $ 160 thousand.

KGLNG Agreement

On August 3, 2023, EAST, Crown India, and Crown LNG entered into the KGLNG agreement for (i) amendment to Exclusivity Agreement in order to extend the long stop date for achieving the FID of the Kakinada Terminal Project to December 31, 2025, (ii) future payment rights in an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals $3.266 billion, in which Crown India issues a promissory note in favor of KGLNG in the principle amount of $275 million, and (iii) an option for the sale and purchase of 99.81% of shares in KGLNG for $60 million to be settled by way of issuing a promissory note to EAST in the amount of the purchase price that can be exercised at any time from the completion of the Business Combination to August 3, 2024.

Capital increase - Debt conversion

On October 24, 2023, the Board of Directors proposed and agreed that the share capital of the Company shall be increased by NOK 1,375,000 (approximately $131 thousand) by the issuance of 137,500,000 new shares, each with a face value of NOK 0.01. The aggregate subscription amount in the share capital increase is NOK 2,887,500,000 (approximately $ 275,000,000), of which NOK 1,375,000 is share capital and of which NOK 2,886,125,000 is share premium. Payment for each share shall equal NOK 21, which entails a share premium per share of NOK 20.99 (rounded).

EAST will upon subscription wholly settle its obligation to pay the subscription amount of NOK 2,887,500,000 by offsetting the claim under the Crown LNG Holding AS Promissory Note which EAST has towards the Company. The KGLNG Agreement and the KGLNG Conversion Agreement specifies that the Crown LNG Holding AS Promissory Note shall be converted to shares in the Company based on an exchange rate for USD/NOK equal to 10.5.

Shareholder loan

On November 22, 2023, the Board resolved to offer each shareholder in the Company to participate in a shareholder loan, for the purpose of funding the Group’s operational short-term liquidity needs. The loan can be subscribed to up to an aggregate amount of $2,000,000. As of December 6, 2023, the subscribed amount totaled $390,000, of which $325,000 have been paid in. The loan will fall due at closing of the BCA, at which point the lenders will receive a cash amount equal to each lender’s loan proportion within (5) business days following the BCA closing. The loan is not subject to any interest unless the Group defaults on its obligations to repay the loan, in which case interest shall accrue on the outstanding amount from the default date until the Group has satisfied its obligation at a rate of 40 % of the nominal amount, such interest to be compounded on a monthly basis.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Crown LNG Holding AS:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Crown LNG Holding AS and subsidiaries (the Company) as of December 31, 2022, 2021, and January 1, 2021, the related consolidated statements of comprehensive loss, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, 2021, and January 1, 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG AS

We have served as the Company’s auditor since 2023.

Oslo, Norway

October 2, 2023

Consolidated statements of comprehensive loss

(in thousands of U.S. dollars, except per share amounts)		Years Ended December 31,
	Notes	2022	2021
Revenue		$—	$—

Total revenue		—	—

Employee benefit expenses	4.1	(1,276)	(1,505)
Other operating expenses	4.2	(6,267)	(4,827)
Impairment and depreciation	4.3	(144)	(39)

Total operating expenses		(7,687)	(6,370)

Operating profit (loss)		(7,687)	(6,370)

Finance income	4.4	299	2,622
Finance expenses	4.4	(23,484)	(2,118)

Net financial items		(23,185)	504

Loss before tax		(30,872)	(5,867)

Income tax (expense)/benefit	4.5	2,967	1,156

Loss		$(27,905)	$(4,711)

Items that subsequently may be reclassified to profit or loss:
Foreign currency translation		2,046	(104)

Total items that may be reclassified to profit or loss		2,046	(104)

Other comprehensive income/(loss):		2,046	(104)

Total comprehensive loss		$(25,859)	$(4,816)

Loss attributable to:
Equity holders of the parent company		(27,055)	(4,711)
Non-controlling interests		(850)	—

Total comprehensive loss attributable to:
Equity holders of the parent company		(25,233)	(4,816)
Non-controlling interests		(626)	—

Loss per share
Basic and diluted loss per share	8.9	(0.55)	(0.17)

Consolidated statements of financial position

		As of December 31,		As of January 1,
(in thousands of U.S. dollars)	Notes	2022	2021	2021
ASSETS
Non-current assets
Right-of-use assets	7.1	$—	$753	$—
Non-current financial assets	8.6	31,249	51,191	48,762

Total non-current assets		31,249	51,944	48,762

Current assets
Other current assets	5.1	11	163	22
Cash and cash equivalents	8.7	36	776	72

Total current assets		47	939	94

TOTAL ASSETS		$31,296	$52,883	$48,856

EQUITY AND LIABILITIES
Equity
Share capital	8.8	$58	$58	$37
Treasury shares		—	—	(2)
Share premium		26,202	26,202	1,992
Other capital reserves		4,498	1,714	—
Other equity	8.8	(17,528)	7,706	12,521
Non-controlling interests		1,659	—	—

Total equity		14,889	35,680	14,548

Non-current liabilities
Non-current interest-bearing liabilities	8.2	1,689	741	756
Non-current lease liabilities	7.1	44	628	—
Deferred tax liabilities	4.5	—	2,967	4,122
Provisions	5.3	8,365	7,062	6,546

Total non-current liabilities		10,098	11,398	11,424

Current liabilities
Current interest-bearing liabilities	8.2	—	1,655	1,178
Current lease liabilities	7.1	12	131	—
Trade payables	5.2	1,856	1,115	55
Provisions	5.3	4,440	2,905	425
Other current liabilities	8.3	—	—	21,225

Total current liabilities		6,309	5,806	22,883

Total liabilities		16,407	17,204	34,307

TOTAL EQUITY AND LIABILITIES		$31,296	$52,883	$48,856

Consolidated statements of changes in equity

					Other equity
(in thousands of U.S. dollars)	Share capital	Share premium	Treasury shares	Other capital reserves	Cumulative translation differences	Retained Earnings / (accumulated deficit)	Non-controlling interest	Total equity
Equity as of January 1, 2021	$37	$1,992	$(2)	$—	$—	$12,521	$—	$14,548

Profit or loss for the year	—	—	—	—	—	(4,711)	—	(4,711)
Other comprehensive loss	—	—	—	—	(104)	—	—	(104)

Total comprehensive loss	—	—	—	—	(104)	(4,711)	—	(4,816)

Issuance of shares (Note 8.8)	21	24,210	—	—	—	—	—	24,231
Sale of treasury shares	—	—	2	1,450	—	—	—	1,452
Issuance of warrants	—	—	—	265	—	—	—	265

Equity as of December 31, 2021	58	26,202	—	1,715	(104)	7,810	—	35,680

Profit or loss for the year	—	—	—	—	—	(27,055)	(850)	(27,905)
Other comprehensive loss	—	—	—		1,822	—	224	2,046

Total comprehensive loss	—	—	—	—	1,822	(27,055)	(626)	(25,859)

Conversion of convertible loans (Note 8.2)	—	—	—	—	—	—	2,263	2,263
Non-registered capital increase*	—	—	—	34	—	—	—	34
Share-based expenses (Note 8.8)	—	—	—	2,750	—	—	22	2,772

Equity as of December 31, 2022	$58	$26,202	$—	$4,498	$1,717	$(19,245)	$1,659	$14,889

*	The non-registered capital increase relates to funds paid in but not registered in the Norwegian Corporate Register until April 28, 2023.

Consolidated statements of cash flows

(in thousands of U.S. dollars)

		Years ended December 31,
Cash flows from operating activities	Notes	2022	2021
Loss before tax		$(30,872)	$(5,867)
Adjustments to reconcile loss before tax to net cash flows:
Depreciation and impairment	7.1	144	39
Finance income	4.4	(299)	(2,622)
Finance expenses	4.4	23,484	2,118
Share-based expenses	9.4	2,772	—
Working capital adjustments:
Changes in other current assets	5.1	150	(141)
Changes in trade payables	5.2	741	1,061
Changes in provisions	5.3	3,185	2,995
Other items
Taxes paid	4.5	—	—
Interest paid	9.2	(214)	(455)
Adjustment cash-settled share-based payment	5.3	299	41

Net cash outflows from operating activities		(611)	(2,830)

Cash flow from investing activities
Purchase of bitcoins	4.4	—	(984)

Net cash outflow from investing activities		—	(984)

Cash flow from financing activities
Proceeds from Issuance of shares	8.8	34	1,964
Proceeds from sale of warrants		—	265
Proceeds from sale of treasury shares	8.8	—	1,449
Payment of lease liabilities		(80)	(35)
Proceeds from convertible shareholder loans		—	1,077
Repayment shareholder loans	8.2	—	(201)

Net cash inflows from financing activities		(47)	4,519

Net increase/(decrease) in cash and cash equivalents		(658)	705
Cash and cash equivalents at the beginning of the period		776	72
Net foreign exchange difference		(82)	(2)

Cash and cash equivalents as of December 31		$36	$776

1.	Corporate information

Crown LNG Holding AS (“the Company”) is incorporated and domiciled in Norway. The Company’s principal offices are located at Skøyen Atrium, Drammensveien 147, 0277 Oslo, Norway.

Crown LNG Holding AS and its subsidiaries (collectively “the Group”, or “Crown LNG”) invest in companies to develop, build, own and operate offshore infrastructures for the processing of Liquid Natural Gas (LNG). Crown LNG specializes in projects exposed to harsh weather conditions, where traditional floating solutions cannot be used. With a proven Gravity Based Solution Technology, developed in Norway for the North Sea requirements to withstand extremely high waves, Crown LNG expects to deliver concrete infrastructures in waters exposed to hurricanes, cyclones, and generally tough conditions all over the world.

Crown LNG has a project pipeline consisting of four projects. The projects are in different development stages, where the Kakinada Terminal Project in India is fully licensed and approved by government and on a fast track to final investment decision (FID).

The consolidated financial statements of the Group for the years ended December 31, 2022 and 2021 were authorized for issue in accordance with a resolution of the Board of Directors.

2.	Significant accounting policies

2.1	Basis of preparation

The consolidated financial statements of the Group comprise the consolidated statements of comprehensive loss, consolidated statements of financial position, consolidated statements of changes in equity, consolidated statements of cash flows and related notes.

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and represent the first financial statements of the Group in accordance with IFRS. Refer to note 10.1 for information related to the first-time adoption of IFRS.

In addition to the financial statements for the years ended December 31, 2022 and 2021, an additional statement of financial position as of January 1, 2021, is presented in these financial statements due to the first time adoption of IFRS.

The consolidated financial statements have been prepared on a historical cost basis, except for an option to purchase 15 % of outstanding shares in East LNG Pte Ltd (“East”), and provisions for cash-settled share-based payments which are measured at fair value. Additionally, there are elements related to the settlement of a convertible shareholder loan which are measured at fair value. Refer to note 2.3 for further detail on the accounting policies applied.

Going concern

The financial statements of the Group have been prepared on the going concern basis which contemplates the continuity of normal business activities and the realization of assets and the discharge of liabilities in the normal course of business.

Crown LNG is a development stage company and has not recognized any revenue to date. The Group incurred a net loss of $27.9 million and $4.7 million for the years ended December 31, 2022 and 2021, respectively, and used net cash in operating activities of $611 thousand and $2.8 million for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, the Group had $36 thousand in cash and cash equivalents and negative working capital of $6.3 million.

The Group is forecasting that it will continue to incur significant operating cash outflows to fund the Kakinada and Grangemouth Projects, as well support the Group’s growth, including but not limited to terminal operation expenses, operating insurance costs, land and port charges, general and administrative and other costs. We will require additional financing to support the operations of the business. The forecast and financial conditions raise substantial doubt about the Group’s ability to continue to operate as a going concern. Crown LNG’s ability to operate as a going concern is principally dependent on the (1) successful completion of the Business Combination as described in note 9.5, (2) the ability of the Group to secure PIPE financing or enter into private placement agreements, subscription agreements, investment agreements, forward purchase agreements or any other forms of agreements with investors to secure additional financing, (3) successful bridge financing during the period up until the successful completion of the Business combination and the PIPE financing or additional permitted financing and (4) the ability of the Company to reach the designated FID dates for the projects.

As a result of the above, there is material uncertainty related to the events or conditions that may cast substantial doubt of the Crown LNG’s ability to continue as a going concern, and therefore, that the Group may be unable to realize its assets and discharge its liabilities in the normal course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Management believes it will be successful in obtaining sufficient funding through the Business Combination. For these reasons the financial statements have been prepared on the basis that the Group is a going concern. Should sufficient funding not be secured from such sources or otherwise or should there be a delay in the timing of securing funds through these funding initiatives, this would have adverse implications for the Group and its shareholders. In these scenarios, the Group will need to seek other options, including delaying or reducing operating and capital expenditures, the possibility of an alternative transaction or fundraising, and in the event that none of these are available, voluntary bankruptcy, liquidation, administration, or dissolution.

Presentation currency and functional currency

The consolidated financial statements are prepared in U.S. Dollars and all figures are rounded to the nearest thousand ($000), except when otherwise indicated. For each entity, the Group determines the functional currency and items included in the financial statements of each entity are measured using that functional currency. The Company has Norwegian kroner (“NOK”) as its functional currency, and currently all its subsidiaries also have NOK as their functional currency.

For presentation purposes, items in the statements of financial position are translated from functional currency to presentation currency by using exchange rates at the reporting date. Items within total comprehensive income are translated from functional currency to presentation currency by applying monthly average exchange rates. The resulting translation differences are recognized in other comprehensive income.

2.2	Basis of consolidation

The consolidated financial statements comprise the financial statements of Crown LNG Holding AS and its subsidiaries as of December 31, 2022. The subsidiaries are consolidated when control is achieved as defined by IFRS 10 Consolidated Financial Statements. Specifically, the Group controls an investee if, and only if, the Group has:

•	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee)

•	Exposure, or rights, to variable returns from its involvement with the investee

•	The ability to use its power over the investee to affect its returns

Generally, there is a presumption that a majority of voting rights results in control. However, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement(s) with other vote holders of the investee

•	Rights arising from other contractual arrangements

•	The Group’s voting rights and potential voting rights

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income, and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (“OCI”) are attributed to the equity holders of the parent of the Group. All intra-group assets and liabilities, equity, income, expenses, and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

2.3	Summary of significant accounting policies

a) Current versus non-current classification

The Group presents assets and liabilities in the statement of financial position based on current/non-current classification.

An asset is current when it is:

•	Expected to be realized or intended to be sold or consumed in the normal operating cycle,

•	Held primarily for the purpose of trading,

•	Expected to be realized within twelve months after the reporting period, or

•	Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve months after the reporting period

All other assets are classified as non-current.

A liability is current when:

•	It is expected to be settled in the normal operating cycle,

•	It is held primarily for the purpose of trading,

•	It is due to be settled within twelve months after the reporting period, or

•	There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period

The Group classifies all other liabilities as non-current.

Deferred tax assets and liabilities are classified as non-current assets and liabilities.

b) Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	In the principal market for the asset or liability, or

•	In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization at the end of each reporting period.

Option to purchase 15 % of outstanding shares in EAST

The Group measures the option to purchase 15 % of the outstanding shares in EAST at fair value, as management is of the opinion that it satisfies the definition of a derivative financial instrument. Subsequent changes in the fair value of the option is recognized through profit or loss.

Cash-settled share-based payments

The Group has entered into consultancy service agreements involving the alternative settlement of the fee in either cash or equity, where final payment of the fee is contingent on the Group reaching FID. A cash- settled share-based payment is a present obligation for the Group to settle the liability in cash. Such transactions are accounted for in accordance with the requirements for cash-settled share-based payment transactions under IFRS 2. This implies measuring the liability at fair value, with any changes in fair value recognized in profit or loss. The fair value measurement requires taking into account any non-vesting conditions, i.e., the Group applies a probability weighted approach when determining the fair value of the liability. The cash-settled payments are recognized as provisions in the Group’s balance sheet, refer to note 5.3.

Convertible Shareholder Loans

The Group has entered into loan agreements with the shareholders and related parties of the Group, in which the lenders were provided a conversion right to convert the principal amount into shares. In September 2022, the

Group underwent a debt restructuring in which part of the debt was settled against shares in a subsidiary entity of the Group, a different entity from which the conversion feature in the initial loans applied. As compensation, the lenders were also offered put options and cash consideration, contingent on the Group achieving FID and IPO by June 30, 2024, respectively. The amendments to this agreement constitute a significant modification and are accounted for in accordance with IFRIC 19 extinguishing financial liabilities with equity instruments, which requires the extinguishment of the remaining debt and the recognition of a new liability initially measured at fair value. The fair value of the new loan is measured based on the net present value of the future cash flows, discounted using a market rate of interest adjusted for the Group’s estimated non-performance risk. The difference between the fair value of the new loan and the original loan measured at amortized cost is recorded as a gain/loss in profit or loss. The computation of gain/loss under IFRIC 19 also takes into account the fair value of the put option and cash consideration, and the fair value of the issued shares. This implies measuring the new liability, contingent additional consideration and put options at fair values and recognize the difference between the carrying amount of the old liability and the fair value of aggregate consideration received, in profit or loss.

At each reporting date, the Group analyzes the movements in the values of assets and liabilities which are required to be remeasured or reassessed as per the Group’s accounting policies. For this analysis, the Group verifies the major inputs applied in the latest valuation by agreeing the information in the valuation models to relevant support documentation. For more information on fair value measurement, reference is made to note 8.6.fair value measurement.

c) Taxes

Current income tax

Current income tax is measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss, such as items recognized in other comprehensive income or directly in equity, is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized.

d) Leases

At inception of a contract, the Group assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group assesses whether:

•	The agreement creates enforceable rights of payment and obligations

•	The identified asset is physically distinct

•	The supplier does not have a substantive right to substitute the asset throughout the period of use

•	It has the right to obtain substantially all the economic benefits from use of the asset

•	It has the decision-making rights that are most relevant to changing how and for what purpose the asset is used throughout the contract period

Group as a lessee

At the commencement date, the Group recognizes a lease liability and corresponding right-of-use asset for all lease agreements in which it is the lessee, except for the following exemptions applied:

•	Short-term leases (defined as 12 months or less)

•	Low value assets

For these leases, the Group recognizes the lease payments as operating expenses in the consolidated statement of comprehensive income.

Measuring the lease liability

The lease liability is initially measured at the present value of the lease payments to be made over the lease term. The lease term represents the non-cancellable period of the lease, together with periods covered by an option to extend the lease when the Group is reasonably certain to exercise this option, and periods covered by an option to terminate the lease if the Group is reasonably certain not to exercise that option.

The lease payments included in the measurement comprise:

•	Fixed lease payments, less any lease incentives received

In calculating the present value of a lease payment, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liability is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liability is remeasured to reflect any reassessment or lease modifications, or to reflect adjustments in lease payments due to an adjustment in an index or rate.

The Group presents its lease liabilities as separate line items in the consolidated statement of financial position.

Measuring the right-of-use asset

The right-of-use asset is initially measured at cost. The cost of the right-of-use asset includes the corresponding amount of the initial measurement of the lease liability, any lease payments made at or before the commencement date and initial direct costs incurred.

The right-of-use asset is subsequently measured at cost less accumulated depreciation and impairment losses, applying the same policies for impairment as for property, plant and equipment (note 7.1). The right- of-use asset is depreciated from the commencement date to the earlier of the lease term and the remaining useful life of the right-of-use asset. Depreciation is calculated on a straight-line basis.

The Group presents its right-of-use assets as separate line items in the consolidated statement of financial position.

e) Financial instruments – initial recognition and subsequent measurement

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. The Group’s financial instruments are grouped in the following categories:

Financial Assets

Financial assets measured subsequently at amortized cost:

This includes other receivables and cash and cash equivalents.

Financial assets measured subsequently at fair value through profit or loss:

This includes a call option for an investment of 15% ownership in EAST.

Financial Liabilities

Financial liabilities measured subsequently at amortized cost:

Represent the Group’s interest-bearing liabilities as well as non-interest-bearing liabilities such as trade payables and the convertible loans.

None of the Group’s financial liabilities are designated as at fair value through profit or loss, i.e., they are all measured at amortized cost.

The Group’s financial assets and liabilities are initially recognized at fair value net of directly attributable transaction expenses.

Subsequently, these instruments are measured at amortized cost using the effective interest method (EIR). Gains and losses are recognized in profit or loss upon impairment when the instruments are derecognized as well as through the EIR amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the consolidated statement of comprehensive income.

The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortized cost of a financial liability.

Impairment of financial assets

Financial assets measured at amortized cost are considered for impairment by recognizing an allowance for expected credit losses (ECLs).

f) Cash and short-term deposits

Cash and cash equivalents in the consolidated statement of financial position comprise cash at banks and short-term deposits with a maturity of three months or less at acquisition, which are subject to an insignificant risk of changes in value. For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short-term deposits. The Group has no restricted bank deposits.

g) Convertible loans

Convertible loans are separated into liability and equity components based on the terms of the contract.

On issuance of the convertible shareholder loan, the fair value of the liability component is determined using a market rate for an equivalent non-convertible instrument. The amount is classified as a financial liability measured at amortized cost (net of transaction costs) until it is extinguished on conversion or repayment.

The remainder of the proceeds is allocated to the conversion option that is recognized and included in equity. Transaction costs are deducted from equity, net of associated income tax. The carrying amount of the conversion option is not remeasured in subsequent periods.

Transaction costs are apportioned between the liability and equity components of the convertible shareholder loan, based on the allocation of proceeds to the liability and equity components when the instrument is initially recognized. In 2021 and 2022, the Group’s convertible loans are solely classified as financial liabilities (i.e., equity components are deemed to have zero residual value). The Group has no issued convertible loans outstanding as of December 31, 2022. See note 8.2 for more information.

h) Treasury shares

Own equity instruments that are reacquired (treasury shares) are recognized at cost and deducted from equity. No gain or loss is recognized in profit or loss on the purchase, sale, issue or cancellation of the Group’s own equity instruments. Any difference between the carrying amount and the consideration, if reissued, is recognized in the share premium.

i) Loss per share

Basic earnings per share or loss per share is calculated by dividing the loss for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted earnings per share or loss per share is calculated by dividing the loss attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

j) Provisions

Provisions are liabilities with uncertain timing or amount and are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision is the best estimate of the expenditure required to settle the present obligation at the end of the reporting period, that is, the amount that an entity would rationally pay to settle the obligation at the end of the financial year or to transfer it to a third party.

k) Research and development expenses

Research expenses are expensed as incurred. Development expenditures on an individual project are recognized as an intangible asset when the Group can demonstrate:

•	The technical feasibility of completing the intangible asset so that the asset will be available for use or sale

•	Its intention to complete and its ability and intention to use or sell the asset

•	How the asset will generate future economic benefits

•	The availability of resources to complete the asset

•	The availability to measure reliably the expenditure during the development

Following initial recognition of the development expenditure as an asset, the asset is carried at cost less any accumulated amortization and accumulated impairment loss. Amortization of the asset begins when development is complete, and the asset is available for use. It is amortized over the period of expected future benefit. During the period of development, the asset is tested for impairment at least annually or whenever there is an indication that they may be impaired.

l) Employee benefit expenses

Employee benefit expenses comprise all types of remuneration to personnel employed by the Group and are expensed when earned. The Group presents fees related to management-for-hire as employee benefit expenses, as such fees are paid to individuals working for the Group under its discretion in the same way as individuals who are regarded as employees for legal or tax purposes and where the services rendered are similar to services typically rendered by employees.

m) Other operating expenses

Other operating expenses are recognized when they occur and represent a broad range of operating expenses incurred by the Group in its day-to-day activities.

Other operating expenses mainly consist of consulting fees related to the Group’s project development, audit and accounting fees. Certain board members have provided services to the Group via their respective consulting companies. For further information about transactions with related parties, see note 9.2.

n) Finance income and finance expense

Interest income and interest expenses are calculated using the effective interest method. The interest expense is related to shareholder loans.

Foreign currency gains or losses are reported as foreign exchange loss or foreign exchange gain in finance income or finance expense, except for currency translation effects from translation of foreign subsidiaries and the parent company which are presented within OCI.

Interest costs on lease liabilities represents the interest rate used to measure the lease liabilities recognized in the consolidated statement of financial position (see note 7.1 for further information).

Finance income and finance expense also include fair value adjustments of the option granted to the Group pursuant to which upon exercise we may acquire shares equal to 15 % of the ownership of EAST. The instrument is re-measured at each reporting date, and any movements in the fair value are recorded as either a finance income or a finance expense.

o) Commitments and contingencies

Contingent liabilities are not recognized in the consolidated financial statements. Significant contingent liabilities are disclosed, with the exception of contingent liabilities where the possibility of an outflow of economic resources is considered remote.

Contingent assets are not recognized in the consolidated financial statements but are disclosed when an inflow of economic benefits is considered probable.

p) Share-based payments

The Group has share-based payment transactions with third party suppliers that are accounted for as equity settled arrangements. Crown LNG has engaged third-party suppliers to deliver marketing and advisory services on a “stand-ready” basis in connection with the Kakinada Terminal Project in India. In consideration for the services received, Crown LNG has agreed to pay the suppliers a fixed sign-on fee comprising three months service in addition to a monthly retainer fee. The consideration for the services is paid in-kind with shares in Crown LNG Holding AS. The transactions are recorded at fair value of the services received. Using a time-based measure of progress, the retainer fee is expensed on a monthly basis. The fixed sign-on bonus is expensed immediately at contract inception. As of December 31, 2022, no invoices are yet issued for the related services, hence no shares have been issued.

The Group has also entered into a service agreement with LNG-9 PTE LTD for consultancy services related to the Kakinada Terminal Project, where the delivery of set milestones related to the signing of target contracts, entitle the advisor to a fixed fee contingent on the Group reaching FID. The fee is subject to alternative settlement methods, in which Crown LNG has the option to settle in either shares or cash. The arrangement is accounted for as a cash-settled payment transaction on the basis that Crown LNG has an intent, and can demonstrate an economic compulsion, to settle in cash. Further, the option to settle in own shares was implemented as a ‘safety net’ should the Group not have sufficient cash at the time of settlement and has no commercial substance. The obligation to settle is contingent on the uncertain future event of reaching FID, which is considered a non-vesting condition. Awards that include non-vesting conditions and are dependent on the delivery of specific services (i.e., service conditions) are accrued for as the services are received. The cash-settled share-based payment is initially measured at fair value, with any changes in fair value recognized in profit or loss. The Group applies a probability weighted approach when determining the fair value of the liability. The cash-settled share-based payments are recognized as provisions in the Group’s consolidated statement of financial position, refer to note 5.3.

q) Warrants

The warrants issued by the Group are accounted for as equity instruments because the terms require the Company to deliver a fixed number of shares for a fixed consideration, denominated in NOK which is the functional currency of Crown LNG Holding AS. The warrants are initially measured at cost and are not subsequently re-measured. Refer to note 8.8 for further detail.

r) Subsequent events

If the Group receives information after the reporting period, but prior to the date of authorization for issue, about conditions that existed at the end of the reporting period, the Group will assess if the information affects the amounts that it recognizes in the Group’s consolidated financial statements. The Group will adjust the amounts recognized in its financial statements to reflect any adjusting events after the reporting period and update the disclosures that relate to those conditions in the light of the new information. For non-adjusting events after the reporting period, the Group will not change the amounts recognized in its consolidated financial statements but will disclose the nature of the non-adjusting event and an estimate of its financial effect, or a statement that such an estimate cannot be made, if applicable.

2.4 Standards issued but not yet effective

Certain new accounting standards, amendments to accounting standards and interpretations have been published that are not mandatory for the December 31, 2022 reporting periods and these have not been early adopted by the Group. The standards, amendments or interpretations that are expected to have a material impact on the Group in the current or future reporting periods and on foreseeable future transactions are discussed below.

Amendments to IAS 1 and IFRS Practice Statement 2 – Disclosure of accounting policies

Following feedback that more guidance was needed to help companies decide what accounting policy information should be disclosed, IASB has issued amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2 Making Materiality Judgements. The amendments to IAS 1 require companies to disclose their material accounting policy information rather than their significant accounting policies. The amendments to IFRS Practice Statement 2 provide guidance on how to apply the concept of materiality to accounting policy disclosures.

The amendments are effective for accounting periods beginning on or after January 1, 2023. It is expected that the amendments may result in a significant reduction in the accounting policy information provided to the users of the consolidated financial statements, focusing on the relevant accounting policy for material aspects of the consolidated financial statements.

2.5 Significant accounting judgements, estimates and assumptions

The preparation of the consolidated financial statements in accordance with IFRS and applying the chosen accounting policies requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

The estimates and the underlying assumptions, described below, are reviewed by the Group on an ongoing basis, as described in section 2.3 b) fair value measurement above.

The accounting policies applied by management which includes a significant degree of estimates and assumptions or judgements that may have the most significant effect on the amounts recognized in the consolidated financial statements, are summarized below:

Accounting judgements:

•

Research & Development: IFRS distinguishes between research and development costs and sets out criterion to assess whether development costs can be capitalized. As such, management exercises considerable judgement when assessing whether expenses incurred in the development phase of a project shall be capitalized as an intangible asset or expensed as incurred. Based on an evaluation of the status on the Group’s ongoing projects, management has concluded that all projects within the Group are at an early stage where there is uncertainty related to future economic benefit. Hence, management concluded that the recognition criteria for capitalizing internal development under IAS 38 Intangible Assets were not met, and the development expenses have been expensed as incurred.

•

Provisions: The Group has entered into service and management-for-hire agreements where the consideration, or part of the consideration, is contingent upon reaching final investment decision (FID) or FID-funding related to the Kakinada Terminal Project. Based on the nature of the agreements and the contingent features, management has exercised judgement in determining the appropriate accounting treatment for the fees to be paid in the different agreements. Fees related to the delivery of key milestones, where the payment is contingent on reaching FID and where Crown LNG has the option to settle in either cash or shares, are accounted for as cash-settled share-based payment under IFRS 2 Share-based payment, as the Group has an intent to settle in cash. A provision is recognized for the fair value of the services delivered, using a weighted probability approach to take into account the probability of reaching/not reaching FID. The probability of reaching FID is considered a significant accounting estimate and is described in more detail below. The Group has also entered into management-for-hire arrangements to engage a CEO and CFO to act on behalf of the Group. Such fees are accounted for as long-term employee benefits under IAS 19 Employee benefits. As the payout is contingent on achieving FID-funding, which management considers more likely than not, a provision is recorded on a monthly basis corresponding to the fixed amount in the agreement.

•

Initial recognition and the subsequent modification to the shareholder loans: During 2021, Crown LNG AS and Crown LNG India AS entered into agreements for two convertible loans with shareholders and related parties of the ultimate parent company, Crown LNG Holding AS, for the purpose of securing continued funding of activities in connection with the implementation of the Kakinada Terminal Project. The loans were structured as convertible loans in which the lenders were given a right to convert each unit into shares. The terms of the agreements included a monthly interest of 1% (Crown India AS) and 2% (Crown LNG AS) and a repayment of the principal plus an amount equal to 100 % of the principal. On September 9, 2022, the Group offered to settle a portion of the outstanding liability against shares in a newly established subsidiary (CIO Investment AS). At the time of settlement, CIO Investment AS was an empty shelf company, established for the purpose of serving as a mutual investment company for investors who wanted to invest in Crown LNG India AS without the exposure to the remainder of the Group’s operations. In order to compensate the lenders for the less attractive shares in CIO Investment AS, lenders were provided a put option and a cash consideration, contingent on the Company completing an IPO and reaching FID within end of June 2024, respectively.

Based on an assessment of the nature and substance of the agreements, management concluded the equity conversion feature under the initial loans mainly were designed to serve as a protective right with no material financial value. The loans were accordingly classified solely as financial liabilities and measured at amortized cost. Management further concluded that the amendments to the settlement agreement in 2022 constituted a significant modification that must be accounted for as a new loan agreement. The conclusion was in large part based on the fact that the settlement offer occurred close to maturity and replaced the former loans with a loan that matures in mid-2024. Further, management also believes that the lenders are not acting in the capacity of shareholders as the proportion in which the amount is lent to Crown does not correspond to their shareholding in the Group. Accordingly, the remaining debt (comprising the premium on the initial loans) was derecognized and replaced with a new liability initially measured at fair value.

The fair value of the new loan was measured based on the net present value of the future cash flows, discounted using a market rate of interest adjusted for the Group’s estimated non-performance risk. Management considers the weighted average interest rate in the two initial loans as the best estimate of the market rate adjusted for own non-performance risk. Further, management has exercised judgement with respect to the accounting for the derecognition of the current liability measured at amortized cost and the new liability measured at fair value. Based on the fact that the put option and cash consideration offered value to the lenders, management is of the opinion that these features must be treated as equity instruments and settlement equivalent to the settlement with shares. This results in measuring the new liability, contingent additional consideration and put options at fair values. The difference between the carrying amount of the extingsuished liability and the fair value of aggregate consideration received is recognized in profit or loss.

Estimates and assumptions:

•

FID date and probability of reaching FID: The estimated fair value of the Group’s cash-settled share-based payments is dependent on the probability of reaching FID and the expected FID date of the Kakinada

Terminal project. The probability of reaching FID is set based on key milestones achieved, which represents de-risking of the project for the investors. The most critical milestones for this project are the approval of technology and achieving access to a fully licensed and approved project. This was achieved in January of 2021, and the probability of FID was estimated at 55%. As of December 31, 2022, the Group had finalized negotiations with a SPAC, however a letter of intent was not signed until after period end, and management therefore estimated the probability of FID to be unchanged during the period from January 1, 2021 until December 31, 2022. The probability of FID is therefore set at 55 % for the three consecutive periods. The FID date is planned to occur 18-24 months after pre-FID funding is achieved.

•

Fair value of call-option: The Group holds a call-option to purchase 15% of the outstanding shares in EAST, which owns the outstanding shares in Krishna Godavari LNG Terminal Private Limited (KGLNG). KGLNG holds and operates an approved license valid for 35 years to establish and operate an offshore LNG import and regasification terminal at Kakinada Deep Water Port. The call option satisfies the definition of a derivative financial instrument, in accordance with IFRS 9 Financial Instruments, and is measured at fair value through profit or loss. For the call-option, a valuation method based on an income-based approach, which takes into consideration the enterprise value of KGLNG based on a discounted cash flow model, adjusted for Crown’s ownership interest and a binomial risk factor is applied. Key assumptions used in the calculation of the fair value of the option include:

•	Terminal fee

•	Regasification price / revenue

•	Capacity factor

•	WACC

•	Venture Capital (VC) Discount Rate

•	The probability of reaching FID

•

The terminal fee corresponds to the expected day rate fee between KGLNG and Crown LNG. As of January 1, 2021, December 31, 2021, and December 31, 2022, the estimated terminal fee was $ 365 thousand, $ 382 thousand and $ 447 thousand per day in the operation period, respectively. The expected terminal fee is based on a memorandum of understanding (MOU) in place for the lease of the terminal asset and the day rate fee to be paid. However, the contract will not be finalized until the Engineering, Procurement and Construction (EPC) contract has been entered into and may therefore be subject to change. Further, KGLNG is subordinate to Crown LNG with regards to the day-rate fees received, and KGLNG will receive the agreed upon day rate fee before KGLNG receives the residual part of the regasification fee.

•

The regasification fee corresponds to the estimated fee that KGLNG will receive from customers. As of January 1, 2021, December 31, 2021 and December 31, 2022, management expects a weighted average regasification price of $0.85/MMBtu, $ 0.885/MMBtu and $ 0.92/MMBtu, respectively.

•	Management assumes a capacity factor of 93 % for all three reporting periods, taking into consideration e.g., downtime for maintenance and other production stop events.

•

The weighted average cost of capital (WACC) is used as a discount rate in the calculation of the net present value of the option. In estimating the WACC, the risk-free rate is based on the yield of a 10-year U.S. government bond. For year-end 2022, a WACC of 10% was applied. For the beginning of 2021 and year-end 2021, the WACC is based on the prevailing interest rates and other market data as of the relevant dates, resulting in a WACC of 8.5%.

•

In effort to adjust for the risk associated with the company’s current state the valuation applies a combination of two approaches, in which the first approach discounts the option value back from December 31, 2024, to December 31, 2022, December 31, 2021 and January 1, 2021, with a discount rate of 35%. This discount rate is assumed to represent the return that a Venture Capital (VC) fund would require given the current state of the Company, adjusted upwards to reflect the fact that a large share of VC funds yields negative returns.

•

The second approach utilizes an overall probability weighting of 55% for success (reaching FID) and a corresponding 45% probability of the option maturing out-of-the-money. The probability of reaching FID is estimated based on relevant contracts entered into and other steps taken to secure necessary funding in order to reach FID, and is estimated at 55% stable success probability for all three reporting periods.

•

The Group based its assumptions and estimates on parameters available as of the dates of the financial position. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

•

Sensitivity analysis is carried out for each of the key assumptions in the assessment, including terminal fee, regasification fee, capacity factor, WACC, probability of reaching FID and VC discount rate. Reference is made to note 8.6 for further details.

3. Segment information

An operating segment is a component of an entity:

•	that engages in business activities from which it may earn revenues and incur expenses,

•	whose operating results are regularly reviewed by the entity’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and

•	for which discrete financial information is available.

Operating segments are components of the Group regularly reviewed by the chief operating decision maker (CODM) to assess performance and be able to allocate resources.

The Board of Directors as a whole is considered to be, collectively, Crown LNG Holding’s CODM. The Group has a small portfolio of projects, with the project in India being the only project with activity. None of the projects can be said to be significantly distinctive from each other and the Group does not yet engage in business activities from which it may earn revenues. Therefore, the CODM manages the operations as a single operating segment for purposes of allocating resources and evaluating financial performance.

4 - Profit or loss items

4.1 Employee benefit expenses

(in thousands of U.S. dollars)		Years ended December 31,
Employee benefit expenses	Note	2022	2021
Remuneration to the Board of Directors	9.2	$(246)	$(198)
Management-for-hire	5.3	(1,351)	(1,307)
Reversal of prior period provision for Board of Directors remuneration		321	—

Total employee benefit expenses		$(1,276)	$(1,505)

Average number of full time employees (FTEs)		0	0

Employee benefit expenses comprise the remuneration to the Board of Directors and fees related to management-for-hire (MFH) arrangements with Black Kite AS and Gantt Consulting AS. Management-for-hire include the engagement of consultants to act as CEO and CFO on behalf of the Company. In addition, the Group entered in 2022 into an agreement with shareholder Swapan Kataria for the provision of management-for-hire services. Other consultancy fees to related parties are presented as part of other operating expenses. Refer to note 9.1 and 9.2 for further detail on the remuneration of the Board of Directors and related party transactions.

Reversal of prior period provision of $321 thousands relate to Board remuneration for which the Board agreed in 2022 to waive their remuneration due to reduce the Company’s indebtedness.

4.2 Other operating expenses

Other operating expenses mainly consists of consulting fees related to the Group’s project development, audit, and accounting fees. The Chairman of the Board of Directors and other board members have provided services to the Group via their respective consulting companies. For further information about related parties, see note 9.2.

(in thousands of U.S. dollars)	Years ended December 31,
Other operating expenses	2022	2021
Consulting fees	$(5,070)	$(2,632)
Project costs	(791)	(2,149)
Audit and audit related services	(59)	(25)
Other operating expenses	(346)	(21)

Total other operating expenses	$(6,267)	$(4,827)

4.3 Depreciation and impairment

(in thousands of U.S. dollars)		Years ended December 31,
Depreciation and Impairment	Note	2022	2021
Depreciation of right-of-use assets	7.1	$(83)	$(39)
Impairment of right-of-use assets related to office equipment	7.1	(61)	—

Total depreciation and impairment expenses		$(144)	$(39)

4.4 Finance income and expenses

(in thousands of U.S. dollars)	Years ended December 31,
Finance income		2022	2021
Fair value adjustment financial instruments	8.5	$—	$2,428
Other interest income	5.3	299	49
Foreign exchange gain		—	145

Total finance income		$299	$2,622

(in thousands of U.S. dollars)	Years ended December 31,
Finance expenses		2022	2021
Fair value adjustment financial instruments	8.5	$(19,941)	$—
Interest expenses	8.2	(1,693)	(651)
Interest expense on lease liabilities	7.1	(28)	(13)
Foreign exchange loss		(984)	(470)
Other finance expense		(839)	(984)

Total finance expenses		$(23,484)	$(2,118)

Fair value adjustment on financial instruments

‘Fair value adjustment financial instruments’ represents changes in the fair value of the call-option to purchase 15 % ownership in EAST (refer to note 2.5 and 8.6 for further details).

Interest expenses

Interest expenses represent interest expenses on shareholder loans (refer to note 8.2 for details) and lease liabilities, measured and classified at amortized cost in the consolidated statement of financial position.

Other finance expenses

During the year ended December 31, 2021 the Group incurred a loss of $985 thousand related to bitcoins stolen through a criminal activity. The bitcoins were acquired during 2021. The Company has reported the incident to local authorities. The Group holds no digital assets and has no transactions in digital assets for the year ended December 31, 2022. Further, the Group incurred a loss of $ 602 thousand related to the settlement of the convertible loans in 2022, refer to note 8.2 for further detail on the convertible loans.

4.5 Income tax

(in thousands of U.S. dollars)	Years ended December 31,
Current income tax expense in the consolidated statement of profit or loss:	2022	2021
Tax payable	$—	$—

Deferred tax:
Relating to origination or reversal of temporary differences	2,967	1,156

Total income tax expense reported in the consolidated statement of profit or loss	$2,967	$1,156

	Years ended December 31,
Current income tax expense in the consolidated statement of other comprehensive loss:	2022	2021
Total tax effect on items reported in the consolidated statements of comprehensive loss	$—	$—

(in thousands of U.S. dollars)	As of December 31,		As of January 1,
Deferred tax assets:	2022	2021	2021
Project expenses	$(18,618)	$(20,810)	$(17,922)
Lease liabilities	(56)	(6)	—
Liabilities	(12,745)	(6,184)	2,435
Losses carried forward (including tax credit)	(17,010)	(10,706)	(14,538)

Basis for deferred tax assets:	$(48,429)	(37,706)	(30,025)

	Years ended December 31,
(in thousands of U.S. dollars)	As of December 31,		As of January 1,
Deferred tax liabilities:	2022	2021	2021
Non-current financial assets	$31,249	$51,191	$48,762

Basis for deferred tax liabilities:	$31,249	$51,191	$48,762

Net deferred taxes:	$(3,780)	$2,967	$4,122

Deferred tax asset not recognized:	3,780	—	—

Net deferred taxes in the consolidated statements of financial position:	$—	$2,967	$4,122

As a result of reported losses in prior periods and uncertainty with regards to whether taxable profits will be available against which the unused tax losses can be utilised, management is of the opinion that the deferred tax asset does not meet the recognition criteria under IAS 12.

The Group’s operations are only subject to income tax in Norway. The statutory income tax rate is 22%.

A reconciliation of tax expense is as follows:

(in thousands of U.S. dollars)	Years ended December 31,
Reconciliation of income tax expense	2022	2021
Loss before tax	$(30,872)	$(5,867)
Tax benefit 22% (Norwegian tax rate)	6,792	1,292
Change to prior period tax benefit	—	—
Permanent differences*	(50)	—
Effects of foreign tax rates	—	—
Currency effects	5	(136)
Effect of not recognizing deferred tax assets	(3,780)	—

Recognized income tax (expense)/benefit	$2,967	$1,156

*	The permanent differences are related to other non-deductible costs among the Group’s entities.

5 - Other operating activities

5.1 Other current assets

(in thousands of U.S. dollars)	As of December 31,		As of January 1,
Other current assets	2022	2021	2021
Prepaid expenses	$1	$4	$3
VAT receivable	11	159	19

Total other current assets	$11	$163	$22

5.2 Trade payables

(in thousands of U.S. dollars)		As of December 31,		As of January 1,
Trade payables	Note	2022	2021	2021
Trade payables	8.4	$1,856	$1,115	$55

Total Trade payables		$1,856	$1,115	$55

5.3 Provisions

The group classifies provisions in the following categories:

•

Management-for-Hire (MFH): contains provisions related to accrued fees for consultants acting in roles such as CEO and CFO on behalf of the Group, which will be payable only at the time Crown LNG has secured the development funding for the Kakinada Terminal Project (FID funding)

•	Provision for Board Remuneration: includes provisions related to compensation of the Board of Directors

•

Cash-settled share-based payment: include provisions for consultant fees which are incurred when specific milestones are delivered, and where the fixed fees may be settled in shares or cash, at the discretion of Crown LNG. The fees will be payable contingent on a successful Final Investment Decision (FID) for the Kakinada Terminal project. Provisions are recorded at the time the underlying service is delivered, i.e., when a milestone has been met.

•

Provision for exclusivity agreement with GBTRON: includes provisions related to exclusivity fees which in the future will become payable for the exclusive right to develop, own, operate and lease to GBTRON a FSRU.

•	Other provisions mainly comprise fixed retainer fees to LNG-9 PTE LTD for delivered consultancy services.

Provisions for Management for Hire

The Group entered into a management for hire (MFH) agreement with Black Kite AS on July 5, 2020, in which Crown LNG Holding AS has engaged Joern Husemoen to act as CFO on behalf of Crown LNG. Either party may terminate the agreement for any reason whatsoever during the contracted period. 1/3 of the monthly fee (NOK 400 thousand) is invoiced and payable each month whereas 2/3 is payable contingent on the Company achieving pre-FID funding. As of December 31, 2021 and 2022, incurred and un-invoiced fees, before currency translation effects, amounted to $534 thousand and $873 thousand, respectively. The agreement was entered into on July 1, 2020 and will be in force until August 31, 2024.

The Group has entered into a management for hire (MFH) agreement with Gantt Consulting AS, in which Crown LNG has engaged Gunnar Knutsen to act as CEO on behalf of Crown LNG AS. The agreement was entered into on July 10, 2020. Either party may terminate the agreement for any reason whatsoever during the contracted period. 1/3 of the monthly fee (NOK 575 thousand) is invoiced and payable each month whereas 2/3 is payable contingent on the Company achieving pre-FID funding. As of December 31, 2021 and 2022, incurred and un-invoiced fees, before currency translation effects, amounted to $790 thousand and $1.0 million, respectively. The agreement was renewed on April 1, 2023, and will remain in force 24 months and then automatically expire.

The Group also entered into a MFH-agreement with Swapan Kataria on January 1, 2022, to act as managing director in Crown LNG India AS (CIO) and Chief Sales Officer (CSO) for the Group, for a monthly fee of NOK 400 thousand. The contract is in force until December 31, 2028, with an option to extend the term with 12 consecutive months. In contrast to the MFH arrangements with Black Kite and Gantt, the entire fee will be invoiced and become payable when the group achieves pre-FID funding. As of December 31, 2022, incurred and un-invoiced fees, before currency translation effects, amounted to $487 thousand.

Provision for Board Remuneration

The chairman of the board and board members receive compensation to reflect the responsibility, expertise and time spent on the Company. As of December 31, 2021 and 2022, unbilled compensation amounted to $261 thousand and $247 thousand, respectively. Unbilled compensation amounted to $612 thousand and $432 thousand, respectively.

Cash settled share based payment liabilities

The Group has entered into a service agreement with LNG-9 PTE Ltd in which the Group will pay a monthly retainer fee in addition to fixed fees when specific milestones are met related to signing of different target contracts related to the Kakinada Terminal Project. The fees will be invoiced and payable only when the Group reaches FID. Management has applied a probability weighted approach when estimating the fair value of the cash settled liability, by adjusting the fees according to the terms of the contract with the probability of the Group reaching FID. Refer to ‘2.5 Significant accounting judgements, estimates and assumptions’ for more detail regarding the determination of probabilities with respect to reaching FID. Below is a summary of the key terms of the two milestones for which management has recorded a provision:

•

On signing of the Exclusivity Agreement for project development, delivery and operation and maintenance for the LNG terminal for minimum 30 years, the Group will pay $6.0 million. The fee invoiced may be paid in shares by conversion based on valuation used for pre-FID funding with a discount of 20%. Crown has the intent of settling in cash, and the fee is considered a cash-settled share based payment provision within the scope of IFRS 2. As of December 31, 2021 and 2022, management recorded an accumulated provision of $3.2 million and $2.9 million, respectively.

•

On signing of Investment Agreement for minority ownership of 15% or more in EAST the Group will pay a lumpsum of $2.0 million. The fee invoiced may be paid in shares by conversion based on PRE-FID valuation used for funding with a discount of 20%. Crown has the intent of settling in cash, and the fee is considered a cash-settled share-based payment within the scope of IFRS 2. As of December 31, 2021 and 2022, management recorded an accumulated provision of $1.1 million and $994 thousand, respectively.

Exclusivity Agreement with GBTRON Lands Limited (GBTRON)

On August 2020, the Group entered into an Exclusivity Agreement with GBTRON for the exclusive right to develop, own, operate and lease to GBTRON a Floating Storage Regasification Unit (FSRU) on a day-rate to be agreed in a future lease agreement. Under the agreement, Crown LNG was to pay an exclusivity fee of $4.0 million due at the end of December 31, 2022. Thereafter, the Group will pay an annual exclusivity fee of $1.0 million until FID of the FSRU. As of December 31, 2022, the fee has not been paid and the due date was negotiated and deferred to 2023. The fee of $4.0 million is recognized on a linear basis over the period from signing of the exclusivity agreement until December 31, 2022. As of December 31, 2021 and 2022, management recorded an accumulated provision of $2.3 million and $4.0 million, respectively.

Other

Other provisions mainly comprise the fixed monthly retainer fees of $15 thousand related to the Joint Development Project with LNG-9 PTE LTD and a fixed monthly retainer fee of $30 thousand to LNG-9 PTE LTD for services provided in India in relation to the Kakinada Terminal Project. These fees relate to services that are partially provided. Retainer fees are fees that are intended to assure that the consultant is accessible to offer consultant services as required, i.e., these are services delivered on a stand-ready basis, when and if they are needed. The fees will be invoiced and become payable, in cash, only at the time the Company achieves pre-FID financing. As of December 31, 2021 and 2022, management recorded an accumulated provision of $1.5 million and $2.0 million, respectively, related to other provisions.

A provision is made and calculated based on management assumptions at the time the provision is made and is updated as and when new information becomes available. All provisions are reviewed at the end of the financial year.

Reconciliation of provisions:

(in thousands of U.S. dollars)	Board remuneration	Cash-settled share-based payment	Provisions for MFH	Other	Exclusivity agreement - GBTRON	Total
As of January 1, 2021	$425	4,316	483	1,159	589	6,972
Additional provisions made	207	—	856	321	1,705	3,088
Adjustment cash-settled payment	—	(41)	—	—	—	(41)
Currency translation effects	(18)	—	(16)	(16)	—	(50)

As of December 31, 2021	$614	4,275	1,323	1,464	2,293	9,969

Current provisions	$614	—	—	—	2,293	2,907
Non-current provisions	$—	4,275	1,323	1,464	—	7,062

As of January 1, 2022	$614	4,275	1,323	1,464	2,293	9,969
Additional provisions made	182	—	1,188	718	1,705	3,793
Adjustment cash-settled payment	—	(299)	—	—	—	(299)
Amounts paid	(326)	—		—	—	(326)
Currency translation effects	(36)	—	(139)	(154)	—	(329)

As of December 31, 2022	$434	3,975	2,372	2,028	3,998	12,807

Current provisions	$434	—		10	3,998	4,442
Non-current provisions	$—	3,975	2,372	2,015	—	8,366

6 - Group structure

6.1 Group companies

The consolidated entities

The subsidiaries of Crown LNG Holding AS are presented below:

			December 31, 2022
	Office	CUR	Shareholding	Group’s voting share
Crown LNG AS	Norway	NOK	100%	100%
CIO Investment AS*	Norway	NOK	48.3%	100%
Crown LNG India AS	Norway	NOK	95.9%	100%
Crown LNG India Limited	Hong Kong	NOK	95.9%	100%
Crown LNG Holding USA LLP**	USA	NOK	100%	100%

*

CIO Investment AS is an intermediate holding company with the main purpose of being owner for investments in the Group’s projects in India. Crown LNG Holding AS holds the only share with voting rights. Hence, CIO Investment AS is considered a subsidiary of Crown LNG Holding AS, as there are no other shareholder agreements regulating voting power.

**	Crown LNG Holding USA LLP is a non-capitalized dormant company for the periods covered by these consolidated financial statements.

All subsidiaries are included in the consolidated financial statements.

7 - Fixed assets

7.1 Right-of-use assets and lease liabilities

The Group’s leased assets

The leased asset recognized in the statement of financial position as of December 31, 2021 relates to a lease of office space at Skøyen Atrium in Oslo, Norway. The lease had a lease term of 5 years. However, the lease was terminated in June 2022, after signing a settlement agreement with the lessor. As a result, the Company’s leased meeting room equipment is temporarily not in use, and it is uncertain at what time the equipment will be used again. Hence, the right of use asset has been impaired. As of December 31, 2022 the Group has only one lease, related to lease of office equipment. Low value leases during 2021 and 2022 have been expensed as incurred as set out in the table below.

The Group’s right-of-use assets recognized in the consolidated statements of financial position are presented in the table below:

Right-of-use assets

(in thousands of U.S. dollars)	Office space	Office equipment	Total
Carrying amount as of January 1, 2021	$—	—	—

Additions of right-of-use assets	795	—	795
Depreciation	(39)	—	(39)
Other/Currency translation effects	(3)	—	(3)

Carrying amount as of December 31, 2021	753	—	753

Additions of right-of-use assets	—	75	75
Terminated contracts	(614)	—	(614)
Impairment	—	(61)	(61)
Depreciation	(77)	(6)	(83)
Other/Currency translation effects	(62)	(8)	(70)

Carrying amount as of December 31, 2022	$—	—	—

(in thousands of U.S. dollars)	Years ended December 31,
Expenses in the period related to practical expedients and variable payments	2022	2021
Short-term lease expenses	$—	—
Low-value assets lease expenses	10	1

Total lease expenses in the period	$11	1

The lease expenses in the period related to low-value assets are included in other operating expenses in the consolidated statements of comprehensive income, and the payments are presented in the Group’s operating activities in the consolidated statements of cash flows.

The Group’s lease liabilities

(in thousands of U.S. dollars)	As of December 31,		As of January 1,
Undiscounted lease liabilities and maturity of cash outflows	2022	2021	2021
Less than one year	$16	174	—
One to two years	16	166	—
Two to three years	16	166	—
Three to four years	16	166	—
Four to five years	1	138	—
More than five years	—	—	—

Total undiscounted lease liabilities	$65	810	—

(in thousands of U.S. dollars)	Office space	equipment	Total
Carrying amount as of January 1, 2021	$—	—	—

New leases recognized during the period	795	—	795
Cash payments	(48)	—	(48)
Interest expense on lease liabilities	13	—	13
Other/Currency translation effects	(2)	—	(2)

Carrying amount as of December 31, 2021	$759	—	759

Current lease liabilities in the statement of financial position	131	—	131
Non-current lease liabilities in the statement of financial position	628	—	628

Carrying amount as of December 31, 2021	$759	—	759

New leases recognised during the period	—	75	75
Terminated contracts	(629)	—	(629)
Cash payments	(93)	(15)	(108)
Interest expense on lease liabilities	24	4	28
Other/Currency translation effects	(60)	(8)	(69)

Carrying amount as of December 31, 2022	$—	56	56

Current lease liabilities in the statements of financial position	—	12	12
Non-current lease liabilities in the statements of financial position	—	44	44

8 - Financial instruments and equity

8.1 Overview of financial instruments

The carrying amount of the Group’s financial assets and liabilities are presented in the tables below:

(in thousands of U.S. dollars)
As of December 31, 2022	Notes	Financial instruments at amortized cost	Fair value through profit or loss	Total
Assets
Receivables
Other current assets	5.1	$11	—	11
Cash and cash equivalents	8.7	36	—	36
Non-current financial assets	8.6	—	31,249	31,249

Total financial assets		$47	31,249	31,296

Liabilities
Interest-bearing loans and borrowings including trade payables and other non-current liabilities
Non-current interest-bearing liabilities	8.2	$1,689	—	1,689
Current interest-bearing liabilities	8.2	—	—	—
Trade payables	5.2	1,856	—	1,856

Total financial liabilities		$3,546	—	3,546

Finance income and finance costs arising from the Group’s financial instruments are disclosed separately in note 4.4.

(in thousands of U.S. dollars)
As of December 31, 2021	Notes	Financial instruments at amortized cost	Fair value through profit or loss	Total
Assets
Receivables
Other current assets	5.1	$163	—	163
Cash and cash equivalents	8.7	776	—	776
Other non-current financial assets	8.6	—	51,191	51,191

Total financial assets		$939	51,191	52,130

Liabilities
Interest-bearing loans and borrowings including trade payables
Non-current interest-bearing liabilities	8.2	$741	—	741
Current interest-bearing liabilities	8.2	1,655	—	1,655
Trade payables	5.2	1,115	—	1,115

Total financial liabilities		$3,511	—	3,511

As of January 1, 2021	Notes	Financial instruments at amortized cost	Fair value through profit or loss	Total
Assets
Receivables
Other current assets	5.1	$22	—	22
Cash and cash equivalents	8.7	72	—	72
Other non-current financial assets	8.6	—	48,762	48,762

Total financial assets		$94	48,762	48,856

Liabilities
Interest-bearing loans and borrowings including trade payables
Non-current interest-bearing liabilities	8.2	$756	—	756
Other current liabilities	8.3	21,225	—	21,225
Trade payables	5.2	55	—	55

Total financial liabilities		$23,214	—	23,214

Finance income and finance costs arising from the Group’s financial instruments are disclosed separately in note 4.4.

8.2 Interest-bearing liabilities

Specification of the Group’s interest-bearing liabilities

(in thousands of U.S. dollars)			As of December 31,		As of January 1,
Non-current interest-bearing liabilities	Interest rate (annual)	Maturity	2022	2021	2021
Debt to Board of Directors	15%	At pre-FID funding*	$256	$253	$227
Shareholder Loan	0%**	At FID	945	—	—
Promissory notes	12% and 15%	At pre-FID funding	488	488	444
Other shareholder loans	24%		—	—	85

Total non-current interest-bearing liabilities			$1,689	$741	$756

*	Final Investment Decision (FID) related to the Kakinada Terminal Project.
**

Shareholder loan relates solely to the premium on the 2021 convertible loans which were partially settled in 2022. The loan has a zero nominal rate, however upon initial recognition its discounted with an applicable market rate giving an effective annual interest rate of 20%.

Debt to Board of Directors consists of a shareholder loan to Black Kite, in which Black Kite has delivered services related to an Export Terminal Project in the US Gulf of Mexico, which becomes payable upon pre-FID funding. The loan has an interest payable on the unpaid principal at the rate of 15 % per annum.

Promissory notes comprise loans to other shareholders. The loan has an interest payable on the unpaid principal at the rate of 12 % and 15 % per annum, and will mature when the Group achieves pre-FID funding.

(in thousands of U.S. dollars)			As of December 31,		As of January 1,
Current interest-bearing liabilities	Interest rate (annual)	Maturity	2022	2021	2021
Convertible loan, Crown LNG AS	24%	June 30, 2022	$—	$975	$—
Convertible loan, Crown LNG India AS	12%	December 31, 2022	—	595	—
Other shareholder loans	24%		—	85	1,178

Total current interest-bearing liabilities			$—	$1,655	$1,178

In 2021, Crown LNG AS and Crown LNG India AS entered into loan agreements with the shareholders and related parties of the Group. The loan agreements were structured as convertible loans with the following specifications:

- Crown LNG AS: The Company received a principal of NOK 8,600 thousand ($975 thousand). The loan expired end of June 2022. Monthly interest rate was set at 2%, in addition to an agreed re-payment of 200 % principal. Each unit of NOK 50 thousand could be converted into 5.27 shares with a price per share of NOK 9.5 thousand ($1.1 thousand).

- Crown LNG India AS: The Company received a principal of NOK 4,205 thousand ($477 thousand, amortized cost as of December 31, 2021 of $595 thousand). The loan expired end of December 2022. Monthly interest rate was set at 1%, in addition to an agreed re-payment of 200 % principal. Each unit of NOK 200 thousand ($22.7 thousand) could be converted into 1,800 shares after 12 months from June 30, 2021, with a price per share of NOK 1.1 thousand ($130).

Based on an analysis of the terms and the underlying substance of the agreements, the conversion feature was assessed to have no material financial value, and the loans were accounted for as financial liabilities measured at amortized cost.

Crown LNG Holding AS entered into a settlement agreement with Crown LNG India AS and Crown LNG AS on September 9, 2022, and assumed each of the lender’s creditor position. As at the date of the settlement agreement, the Company was in a challenging financial situation and found it necessary to restructure the Group’s convertible debt in order to secure the Group as a going concern. Following the internal debt restructuring, the holders of the convertible loans were offered, and accepted, to settle their outstanding principle amount (including principle receivable and interest, but not the premium) against shares in CIO Investment AS. In connection with the settlement, Crown LNG Holding sold 52 % of the shares in CIO Investment AS, retaining 48% of the shares, including the only share with voting right. The non-controlling interest presented in the Group’s statement of changes in equity is therefore related to CIO Investment AS. The settlement offer introduced additional features, including a put option and a cash consideration contingent on Crown reaching FID and completing IPO within June 2024, respectively. The purpose of these contingent compensations was to ensure equal value under the initial- and amended loan agreements. Due to an assessment that such events lie within the control of Crown (i.e., Crown has the discretion to cancel such processes), management has not recognized a liability reflecting the possible future obligations. However, shareholders with shares in CIO Investment AS have the option to exercise and thereby require the shares to be redeemed, subject to the condition that the Company reaches FID within June, 2024. In the event the Group reached FID and all shares are redeemed, the Group will record a liability of approximately $3.0 million.

The modifications to the initial loan agreements are considered significant and the settlement is accounted for in accordance with IFRIC 19 under which the current liabilities are extinguished and replaced with a new liability initially measured at fair value.

On extinguishment of the old convertible liabilities a loss of $602,041 has been recorded to profit or loss for the period ended December 31, 2022. The aggregate consideration received by the lenders in lieu of the old liabilities consists of equity shares along with put options, additional consideration receivable on occurrence of FID and deferred redemption premium, resulting in the net loss disclosed above. Even though the put option and the cash consideration do not meet the recognition criteria as financial liabilities, they are included in the measurement of the consideration given to settle the liabilities.

The reconciliation of changes in liabilities incurred as a result of financing activities are presented in note 8.3. The Group has not given any guarantees to, or on behalf of, third parties in the current or previous period.

8.3 Other current liabilities

(in thousands of U.S. dollars)	As of December 31,		As of January 1,
Other current liabilities	2022	2021	2021
Shareholder loans	$—	$—	$21,225

Total other current liabilities	$—	$—	$21,225

Other current liabilities amounting to $21.2 million as of January 1, 2021, are mainly related to a payable to LNG-9 of $15.5 million for approval of the Crown LNG GBS technology in India and update of the Kakinada LNG license (approvals) with the GBS solution by Crown LNG. Further, $5.6 million is related to investments in four LNG projects made by the founders prior to the start-up of Crown LNG in 2018. These four projects are the basis on what the Company was founded. These amounts were converted into equity during 2021 after approval by the General Meeting of shareholders on April 29, 2021.

8.4 Aging of financial liabilities

Contractual undiscounted cash flows from financial liabilities are presented below:

(in thousands of U.S. dollars)	Remaining contractual maturity
As of December 31, 2022	Notes	Less than 6 months	6 to 12 months	1 to 3 years	3 to 5 years	Over 5 years	Total
Financial liabilities
Non-current interest-bearing liabilities	8.2	$—	—	1,689	—	—	1,689
Trade payables	5.2	1,856	—	—	—	—	1,856
Non-current lease liabilities	7.1	—	—	28	16	—	44
Current lease liabilities	7.1	6	6		—	—	12

Total financial liabilities		$1,862	6	1,717	16	—	3,601

(in thousands of U.S. dollars)	Remaining contractual maturity
As of December 31, 2021	Notes	Less than 6 months	6 to 12 months	1 to 3 years	3 to 5 years	Over 5 years	Total
Financial liabilities
Non-current interest-bearing liabilities	8.2	$—	—	741	—	—	741
Current interest-bearing liabilities	8.2	—	1,655	—	—	—	1,655
Trade payables	5.2	1,115	—	—	—	—	1,115
Non-current lease liabilities	7.1	—	—	345	283	—	628
Current lease liabilities	7.1	70	61	—	—	—	131

Total financial liabilities		$1,186	1,716	1,086	283	—	4,270

(in thousands of U.S. dollars)	Remaining contractual maturity
As of January 1, 2021	Notes	Less than 6 months	6 to 12 months	1 to 3 years	3 to 5 years	Over 5 years	Total
Financial liabilities
Non-current interest-bearing liabilities	8.2	$—	—	756	—	—	756
Current interest-bearing liabilities	8.2	—	1,178	—	—	—	1,178
Other current liabilities	8.3	21,225	—				21,225
Trade payables	5.2	55	—	—	—	—	55

Total financial liabilities		$21,279	1,178	756	—	—	23,213

8.5 Financial risk management

Overview

The Group’s principal financial liabilities, comprise interest bearing liabilities, lease liabilities and trade payables. The main purpose of these financial liabilities is to finance the Group’s operations. The Group’s principal financial assets relate to a call- option to purchase shares in EAST and cash from financing activities.

The Group is exposed to a range of risks affecting its financial performance, including market risk and liquidity risk. The Group seeks to minimize potential adverse effects of such risks through sound business practice, risk management and strategic investments, including investments in share options and other step-up opportunities, limiting the initial exposure for future development projects.

Risk management is carried out under policies approved by the Board of Directors. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk for the Group comprise of currency risk. Financial instruments affected by market risk include trade payables and provisions for various consultancy fees and board remuneration.

Foreign currency risk:

Foreign currency risk is the risk that the fair value of future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Groups provisions, of which the majority is set to be paid in U.S. Dollars. Payment of these provisions are dependent on FID-funding related to the Kakinada Terminal project. The group is also exposed to currency risk related to a contingent cash consideration and put option (contingent on IPO and FID before June 30, 2024, respectively), which are features included in the modified shareholder loan agreement entered into in 2022. These are however not yet recognized in the consolidated statement of financial position, but may have an effect on cash flows in the future.

The following table demonstrates the sensitivity to a reasonable possible change in USD exchange rates with all other variables held constant.

Foreign currency sensitivity	Date	Change in FX rate	Effect on loss before tax	Effect on equity
Increase / decrease in NOK/USD	December 31, 2022	+/- 10%	(935) / 935	(935) / 935
Increase / decrease in NOK/USD	December 31, 2021	+/- 10%	(759) / 759	(759) / 759
Increase / decrease in NOK/USD	January 1, 2021	+/- 10%	(556) / 556	(556) / 556

The sensitivity analysis is based on booked amounts of financial instruments and does not include the consideration of contingent cash consideration and put option.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Group, being a start-up company in a highly capital-intensive market is significantly exposed to liquidity risk. To reduce the Group’s liquidity risk, management has been working on raising capital for the Group. This process has included debt conversions and direct capital contributions from the existing shareholders during 2021, 2022 and 2023. In addition, On August 3, 2023, Crown LNG Holding AS entered into a definite business combination agreement to go public in United States through a merger with a special purpose acquisition company (SPAC). The listing is expected to raise further capital, the Group plans to use the proceeds from the SPAC deal to fund ongoing anchor projects to final investment decision (FID). Refer to note 9.5 for further detail.

In relation to vendors necessary to deliver services to the projects, management is focusing on a strategy to limit price risks, and therefore for most of its significant contracts, utilize fixed price arrangements, to ensure satisfactory liquidity budgeting in the Group.

Credit risk:

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or contract leading to a financial loss. The Group’s exposure to credit risk is limited, as the Group’s receivables mainly relate to VAT receivables towards the Norwegian Tax Authorities and cash in large financial institutions.

Interest rate risk:

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates are limited, as the Group has cash in low interest bank accounts and does not have any external financing with floating interest rates.

8.6 Fair value measurement

Management has assessed that the fair values of cash and cash equivalents, short-term deposits, trade and other receivables, trade payables and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments and the current risk free interest rates.

Option to acquire 15% ownership interest

The Group holds a call-option to purchase 15% ownership in EAST, which owns the outstanding shares in Krishna Godavari LNG Terminal Private Limited (KGLNG). KGLNG currently owns an approved license valid for 35 years to operate an offshore LNG import and regasification terminal at Kakinada Deep Water Port. The call option has a strike price of $15 million and can be exercised through a private placement (capital contribution), where Crown will receive a 15% post-money ownership of East LNG Pte Ltd. The option is exercisable upon financial investment decision of the project.

The valuation of the call option utilizes an income-based approach, which takes into consideration enterprise value based on a discounted cash flow model. The fair value of the option is calculated based on the estimated value of the subsidiary KGLNG, which is the sole asset of EAST and therefore represents the true underlying value of the asset.

The option value is calculated as the risk-weighted fair value of KGLNG, adjusted for the strike price. To appropriately adjust for the risk, two approaches have been applied for which the mid-point of the two calculated values has been used to determine the fair value. The first approach utilizes a discount rate on the option value using an early stage required return of 35%, assumed to represent the required rate of return for an investor, e.g. a VC fund, given the current state of the company. The second approach utilizes an overall probability -weighted best estimate by applying a reduction of 45% to the post-money FID valuation, which is reflective of the risk of not reaching FID.

The valuation is subject to uncertainty because it is measured based on significant unobservable inputs, and is therefore designated as a Level 3 fair value instrument. The unobservable inputs include, but are not limited to, the terminal fee, the regasification price, capacity factor, the discount rate (WACC) and discount rate of 35 % and the 45 % applied reduction to the post- money FID value. If factors change and different assumptions are used, other finance (expense)/income could be materially different.

Convertible shareholder loans

The valuation of the convertible debt is based on a discounted cash flow approach and measured using significant unobservable inputs such as own non-performance risk, hence, accordingly designated as Level 3. For further details on the convertible shareholder loans and management judgements applied, refer to note 8.2 and note 2.5.

Set out below is a comparison, by class, of the carrying amounts and fair values of the Group’s financial instruments:

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets as of December 31, 2022
Option to acquire 15% ownership in EAST		31,249	31,249			X

Total		31,249	31,249

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities as of December 31, 2022
Shareholder Loans	8.2	945	1,017			X
Debt to Board of Directors	8.2	256	256			X
Promissory notes	8.2	488	488			X

Total		1,689	1,761

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets as of December 31, 2021
Option to acquire 15% ownership in EAST		51,191	51,191			X

Total		51,191	51,191

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities as of December 31, 2021
Shareholder loan, Crown LNG AS	8.2	975	1,875			X
Shareholder loan, Crown LNG India AS	8.2	595	824			X
Other shareholder loans	8.2	85	85			X
Debt to Board of Directors	8.2	253	253			X
Promissory notes	8.2	488	488			X

Total		2,396	3,525

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets as of January 1, 2021
Option to acquire 15 % ownership in EAST		48,762	48,762			X

Total		48,762	48,762

(in thousands of U.S. dollars)	Note	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial liabilities as of January 1, 2021
Other shareholder loans	8.2	1,264	1,264			X
Debt to Board of Directors	8.2	227	227			X
Promissory notes	8.2	444	444			X

Total		1,935	1,935

Sensitivity analysis

The significant unobservable inputs used in the fair value measurement of the option, together with a quantitative sensitivity analysis as of December 31, 2022 and 2021, and January 1, 2021, are shown below.

The calculation of the fair value of the option is most sensitive to the following assumptions:

- Terminal Fee

- Regasification price

- Capacity Factor

- Discount rate (WACC)

- Venture Capital (VC) discount rate

- The probability of reaching FID

A description of the key assumptions are included within note 2.5 Significant accounting judgements, estimates and assumptions.

(in thousands of U.S. dollars)
December 31, 2022	Input values		Value
Assumption	Low	High	Low	High
Terminal fee	5%	-5%	28,026	34,472
Regasification price	-5%	5%	25,858	36,640
Capacity Factor	88%	98%	25,865	36,634
WACC	12%	8%	24,424	40,579

December 31, 2022	Input values		Value*
Risk adjustment sensitivities	Low	High	Low	High
Approach 1: VC Discount rate	40%	30%	28,506	34,391
Approach 2: Probability of reaching FID	50%	60%	28,265	34,233

December 31, 2021	Input values		Value
Assumption	Low	High	Low	High
Terminal fee	5%	-5%	47,426	54,957
Regasification price	-5%	5%	44,102	58,281
Capacity Factor	88%	98%	44,141	58,242
WACC	10.5%	6.5%	39,798	67,085

Risk adjustment sensitivities	Low	High	Low	High
Approach 1: VC Discount rate	40%	30%	47,656	55,131
Approach 2: Probability of reaching FID	50%	60%	46,658	55,725

January 1, 2021	Input values		Value
Assumption	Low	High	Low	High
Terminal fee	5%	-5%	45,193	52,331
Regasification price	-5%	5%	42,007	55,516
Capacity Factor	88%	98%	42,053	55,471
WACC	10.5%	6.5%	37,842	63,996

Risk adjustment sensitivities	Low	High	Low	High
Approach 1: VC Discount rate	40%	30%	45,313	52,616
Approach 2: Probability of reaching FID	50%	60%	44,365	53,159

The sensitivity analysis is based on a change in a significant assumption, keeping all other assumptions constant. Furthermore, these intervals are determined based on a high-level assessment to illustrate the sensitivity of the option to the most significant value drivers. However, the intervals applied in this sensitivity and the estimated output values must not be read as a limitation of possible outer intervals. The sensitivity analysis may not be representative of an actual change in the valuation as it is unlikely that changes in assumptions would occur in isolation from one another.

The option value includes a risk adjustment that is applied in order to capture the early stage state of the business. The risk adjustment is performed based on a combination of two approaches, where one approach utilizes a variant of the venture capital method with a discount rate of 35% over an assumed period of 2.7 years from December 31, 2022 until FID (1.9 years and 2.0 years for year-end and beginning of year 2021 respectively), which is reflective of management’s anticipated timeline for the project, and where the other approach utilizes a scenario weighting with a 55% success probability and a corresponding 45% probability of the option maturing out-of-the-money. The mid-point between the two approaches has been used to determine fair value.

*In the sensitivities for the two approaches to risk adjustment presented above, the sensitized value is calculated based on the isolated impact of a change in the assumption for each approach – assuming a corresponding change in value from the alternative approach. As an example, lowering the venture capital discount rate from 35% to 30% results in a value increase of $3,142 thousand in that specific approach. As the fair value is based on the mid-point between the two risk adjustment approaches described, the impact of this change on a stand-alone basis would be $3,142 thousand x 50% = $1,571 thousand. However, for the purpose of the sensitivity table, we assume a correlation between the risk adjustment approaches and assume a corresponding change in value from the alternative approach and apply the change in value of $3,142 thousand on a 100% basis – resulting in a sensitized value of $34,391 thousand.

8.7 Cash and cash equivalents

(in thousands of U.S. dollars)	As of December 31,		As of January 1,
Cash and cash equivalents	2022	2021	2021
Bank deposits, unrestricted	$36	$776	$72

Total cash and cash equivalents	$36	$776	$72

The Group has no restricted cash.

8.8 Share capital and shareholders

For the purpose of the Group’s Parent Company, capital includes issued capital, share premium and all other equity reserves attributable to the equity holders of the parent. The primary objective of the Group’s capital management is to raise capital to support its business objectives and to safeguard its ability to continue as a going concern.

Issued capital and reserves:

Share capital in Crown LNG Holding AS	Number of shares authorized and fully paid	Par value per share (NOK)	Financial Position (NOK)	Financial Position (USD Thousands)
At January 1, 2021	313,639	1.00	313,639	37

Share split*	31,050,261	0.01	—	—
Share capital increase - May 26, 2021	15,587,000	0.01	155,870	18.7
Share capital increase - September 1, 2021	733,207	0.01	7,332	0.8
Share capital increase - September 21, 2021	53,105	0.01	531	0.1
Share capital increase - October 26, 2021	1,466,666	0.01	14,667	1.8

At 31 December 2021	49,203,878		492,039	58

At 31 December 2022	49,203,878		492,039	58

*

On April 29, 2021, the General meeting approved the proposal from the Board of Directors to split the par value of the share by 100, reducing the par value from NOK 1,00 to NOK 0.01. The total share capital was unchanged as a result of the stock split.

Share capital in $ at January 1, 2021	37
Share capital in $ at December 31, 2021	58
Share capital in $ at December 31, 2022	58

Share premium
(in thousands of U.S. dollars)
At January 1, 2021	1,992

Issuance of shares	$24,210

At 31 December 2021	26,202

At 31 December 2022	26,202

Other capital reserves
(in thousands of U.S. dollars)
At January 1, 2021	—

Sale of treasury shares	$1,450
Issuance of warrants	265

At 31 December 2021	1,715

Non-registered capital increase	$34
Share-based expenses	2,750

At 31 December 2022	4,498

Nature and purpose of reserves

Issuance of warrants

In April 2021, the Group issued a total of 9,390,200 warrants to shareholders of the Group. Each warrant gave the holder the right, but no obligation, to subscribe for one share in the Group with a nominal value of NOK 6.10 per share. Final maturity is on April 29, 2024.

As per the resolution, all warrants need to be “physically settled”, i.e., the delivery of shares in exchange for cash. The purpose of the issuance was to incentivize the purchase of Group stock for existing shareholders.

Sale of treasury shares

During 2021, the Group sold treasury shares of $1.4 million, for the purpose of securing continued funding of activities related to the Kakinada LNG Terminal Project. The shares were sold to both new and existing shareholders, primarily in the Norwegian market.

Share-based expenses

The Group has entered into service agreements with third party suppliers where the consideration is paid in-kind with shares in Crown LNG Holding.

The Group’s shareholders:

Shareholders in Crown LNG Holding AS as of December 31, 2022	Total number of shares	Ownership/ Voting rights
Kataria Capital Corporation (CA)	15,793,000	32.10%
Black Kite AS (NO)	4,878,762	9.92%
Raghava Corporate PTE (SG)	4,572,000	9.29%
Fu Qiang Limited (BVI)	3,187,700	6.48%
Gbtron Limited (UK)	2,845,000	5.78%
Service Invest AS (NO)	2,587,300	5.26%
Other shareholder less than 5%	15,340,116	31.17%

Total	49,203,878	100.00%

Shares held by management and the Board of Directors at the end of the reporting period are disclosed in note 9.1.

Shareholders in Crown LNG Holding AS as of December 31, 2021	Total number of shares	Ownership/ Voting rights
Kataria Capital Corporation (CA)	15,793,000	32.10%
Black Kite AS (NO)	4,878,762	9.92%
Raghava Corporate Pte Ltd (SG)	4,572,000	9.29%
Fu Qiang Ltd (BVI)	3,187,700	6.48%
Gbtron Ltd (UK)	2,845,000	5.78%
Service Invest AS (NO)	2,587,300	5.26%
Other shareholder less than 5%	15,340,116	31.17%

Total	49,203,878	100.00%

Shareholders in Crown LNG Holding AS of January 1, 2021	Total number of shares	Ownership/ Voting rights
Swapan Kataria	157,930	50.35%
Black Kite AS	48,946	15.61%
Service Invest AS	25,873	8.25%
Crown LNG Holding AS*	19,885	6.34%
Other shareholders less than 5%	61,005	19.45%

Total	313,639	100.00%

*	Crown LNG Holding AS held 19,885 treasury shares as of January, 1 2021. The treasury shares were sold during 2021.

8.9 Loss per share

The following table reflects the income and share data used in the earnings per share calculations:

(in thousands of U.S. dollars)	Years ended December 31,
	2022	2021
Loss attributable to ordinary equity holders of the parent - for basic EPS	$(27,055)	$(4,711)
Loss attributable to ordinary equity holders of the parent - adjusted for the effect of dilution	(27,055)	(4,711)
Weighted average number of ordinary shares - for basic EPS	49,204	28,021
Weighted average number of ordinary shares adjusted for the effect of dilution	49,204	28,021

Basic EPS - profit or loss attributable to equity holders of the parent	$(0.55)	$(0.17)

Diluted EPS - profit or loss attributable to equity holders of the parent	$(0.55)	$(0.17)

The EPS computation is not affected by convertible loans or share-based payments as these instruments were anti-dilutive in 2022 and 2021 due to the reported losses in the period. As a result, basic EPS and diluted EPS are the same.

9 - Other disclosures

9.1 Remuneration to the Board of Directors

Remuneration to the Board of Directors

Remuneration to the Board of Directors is determined by the Annual General Meeting (AGM).

The Chairman of the Board of Directors has received a compensation of $130 thousand and $127 thousand in 2022 and 2021, respectively, through his consultancy firm Black Kite AS. The compensation is related to project development and administration of the Group.

The Board member Swapan Kataria has received a compensation of $56 thousand and $62 thousand in 2022 and 2021, respectively, via his consultancy firm LNG-9 Pte Ltd.

Remuneration to the management team for the year ended December 31, 2022:

(in thousands of U.S. dollars)	Salary	Bonus	Pension	Share-based payments	Other compensation	Total remuneration
Jørn Skule Husemoen (CFO, Black Kite AS)	$162	—	—	—	325	487
Gunnar Lund Knutsen* (CEO, Gantt Consulting AS)		—	—	—	222	222

Total	$162	—	—		547	709

*

Gunnar Knutsen resigned as CEO as of July 10, 2022. As of April 25, 2023, Swapan Kataria entered into the position as CEO of Crown LNG Holding AS and as of April 1, 2023, Gunnar Knutsen entered into the position as President of Crown LNG AS.

Other compensation mainly comprise the earned, unpaid fees related to management for hire engagements with Black Kite AS and Gantt Consulting AS, for the hire of Jørn Skule Husemoen as CFO and Gunnar Lund Knutsen as CEO, respectively. Salary relates to Board remuneration.

Remuneration to the management team for the year ended December 31, 2021:

(in thousands of U.S. dollars)	Salary		Bonus	Pension	Share-based payments	Other compensation	Total remuneration
Jørn Skule Husemoen (CFO, Black Kite AS)		$182	—	—	—	363	545
Gunnar Lund Knutsen (CEO, Gantt Consulting AS)			—	—	—	483	483

Total		$182	—	—	—	846	1,027

Remuneration to the Board of Directors for the year ended December 31:
(in thousands of U.S. dollars)						2022	2021
Jørn Skule Husemoen (Black Kite AS)	$					130	104
Swapan Kataria (LNG-9 PTE LTD)						56	47
Per Stian Grobstok						51	47
Ellen Hanetho						5	—
Aslak Aslaksen						5	—

Total	$					247	198

In addition, the Group has incurred a cost of $487 thousand related to compensation to board member and shareholder, Mr. Kataria, for the hire of Mr. Kataria as a consultant to act as Managing Director on behalf of Crown LNG. Per the agreement, the compensation will become payable at the time the Group reached pre-FID financing. The expense is classified as a employee benefit expenses under profit or loss.

Due to the significance of the Group’s indebtedness, the board agreed in 2022 to waive part of the remuneration amounting to $321 thousand.

Shares held by Management and Board of Directors	As of December 31, 2022		As of December 31, 2021
	Total number of shares	Ownership/ voting rights	Total number of shares	Ownership/ voting rights
Jørn Skule Husemoen (Black Kite AS)	4,878,762	9.92%	4,878,762	9.92%
Swapan Kataria (Kataria Capital Corporation)	15,793,000	32.10%	15,793,000	32.10%
Per Stian Grobstok (Service Invest AS & Groble Invest AS)	2,955,300	6.01%	2,955,300	6.01%
Gunnar Lund Knudsen (Gantt Consulting AS)	1,017,600	2.07%	1,017,600	0.42%
Aslak Aslaksen	374,200	0.77%	374,200	0.77%

Total	$25,018,862	50.87%	24,650,862	48.47%

9.2 Related party transactions

Related parties are members of the Board of Directors and any shareholder owning more than 5 % of outstanding shares, including an immediate family member of any such person. Furthermore, a related party transaction is defined as any transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the Group or any of its subsidiaries is or will be a participant, and (ii) any related party has or will have a direct or indirect interest. This also include any material amendment or modification to an existing related party transaction.

Notes 6.1 and 8.8 provide information about the Group structure, including details of the subsidiaries and shareholders. Significant agreements and remuneration paid to the Board of Directors for the current and prior period are presented in note 9.1. Shares held by the Board of Directors are also summarized in note 9.1.

Joint Development Agreement

On October 1, 2018, Crown LNG AS entered into Joint Development Agreement with LNG-9 PTE LTD. Under this agreement, Crown LNG AS paid a general retainer of $15 thousand per month to LNG-9 Pte Ltd (“Advisor”) for services including the development of projects requiring LNG infrastructure, promoting the Company’s solutions and technology, assisting in marketing activities, providing access to LNG 9 offices and resources, etc. This contract includes an exclusivity restriction, a requirement for written approval to any change of control for either Party or their subsidiaries, and an anti-assignment clause, among others. The duration of the agreement as contemplated was five years but the agreement was terminated in the first quarter of 2023. Refer to note 5.3 for further detail related to the arrangement.

Service Agreement for Kakinada Terminal Project

On February 26, 2019, Crown LNG India Limited entered into a Service Agreement with LNG-9 Pte Ltd for consultancy services regarding (1) an Exclusivity Agreement for project development, deliver, and operation & maintenance for the LNG terminal for a minimum of thirty (30) years (2) Investment Agreement for minority ownership in EAST and (3) Lease Agreement, including operation & maintenance, between Asia First Holdings Limited (now known as Crown LNG India Limited) and KGLNG. The terms and conditions of the arrangement and the contracted fees are further described in note 5.3.

Exclusivity Agreement between Crown LNG India Limited and EAST

On June 3, 2020, Crown LNG entered into an Exclusivity Agreement with EAST, in which the shareholder and board member of Crown LNG Holding, Swapan Kataria, is the Director, in which Crown LNG was granted an exclusive right to develop, operate, own and lease to EAST the Re-gasification Terminal and the Sub-sea Pipeline outside the eastern shore of India, in the Kakinada region. KGLNG, a fully owned subsidiary of EAST, holds the license in India to establish and operate the offshore LNG terminal, valid for 30 years from June 8, 2016. Amendment agreements to the Exclusivity Agreement were entered into on September 9, 2020 and March 31, 2021 wherein it was agreed that the LNG terminal shall be leased to KGLNG and certain other conditions were amended (together the “Exclusivity Agreement”). The Exclusivity Agreement was renegotiated during July 2023 and the parties entered into a new agreement on August 3, 2023. Refer to note 9.5 for a description of the Group’s subsequent events.

Exclusivity Agreement between Crown and GBTRON

On August 27, 2020 the Group entered into an Exclusivity Agreement with GBTRON Lands Limited, a company controlled by Swapan Kataria. The agreement provides the Group the exclusive right to develop, own, operate and lease to GBTRON an FSRU on a day-rate to be agreed in a lease agreement to be entered into. The terms of such lease to be determined such that the Group secures an equity internal rate of return (IRR) of 8-15% including the cost of the exclusivity fee paid. Under the agreement, the Group was obligated to pay an exclusivity fee of $4.0 million due at the end of December 31, 2022. However, as of December 31, 2022, the Group had not yet paid the fee, and in an amended agreement entered into on August 3, 2023, the payment was bifurcated and deferred to September 30, 2023 ($1.5 million) and December 31, 2023 ($2.5 million). The Group will, in addition to the $4.0 million, pay an annual exclusivity fee of $1.0 million due at the end of December 31, 2023 and due each subsequent year until FID of the FSRU. The terms of the amendment entered into on August 3, 2023 are further described in note 9.5.

Engagement of Services between Crown and GBTRON Limited

On January 10, 2022, GBTRON Limited was engaged by Crown LNG Holdings AS to perform services as an advisor in assisting the company in reaching out to off-takers in the United Kingdom and other countries and tying up the sale of LNG from the project.

In consideration for the services, the Group agreed to pay the advisor a sign-on fee of GBP 60,000 ($73 thousand) and a monthly retainer fee of GBP 20,000 ($24 thousand) invoiced and payable in kind in shares of the Group by conversion of the fees. Such fees should be paid in kind, using a conversion rate of NOK 28 per share.

GBS Infra Pte Ltd Investment Agreement

On February 25, 2021, Crown entered into a Share Purchase Agreement with GBS Infra Pte Ltd. for shares in EAST, which provided Crown with an option to acquire 15 % ownership in EAST. The consideration consisted of (1) a first payment of $500 thousand, which transferred the value of the option to purchase the 15% of total outstanding shares in EAST for a total fixed price of $15 million (2) a second payment at the closing of pre-FID funding for Crown LNG for $1.5 million to GBS Infra Pte Ltd for an option to purchase 2.5% of the total outstanding shares in EAST and (3) the remaining option may be purchased at successful FID with the completion of the final payment of $13 million. This agreement contains tag-along rights and drag-along rights and is governed by the laws of Singapore.

Emerging Asia Capital Partners Company Limited (EACP)

On April 1, 2022, the Group entered into an agreement with Emerging Asia Capital Partners Company Limited (EACP) for financial advisory services in connection with the debt and equity funding for Crown and the project financing of the Kakinada LNG Receiving Terminal. The original agreement provided for a retainer fee equal to $20 thousand on the first business day of each month beginning April 1, 2022. The original agreement also included a financing success fee equal to 3% of the equity financing raised and 1% of project det financing raised to be paid on the date of transaction financial closings. The parties amended this agreement on July 19, 2023 to increase the retainer fee to $80 thousand per month, to be paid in Crown common shares in lieu of a cash payment. Additionally, Crown issued a promissory note for the outstanding cash payments due under the original agreement as of July 31, 2023. Additionally, under the amended agreement, Crown will pay to EACP a financing success fee of 3% on the equity financing raised in the source of introduction is EACP, Crown India AS, Crown, Mr. Swapan Kataria, LNG-9 Pte. Ltd. or KGLNG, and 1% if the source of introduction is from another party. As such, EACP stands to benefit from the transaction. Refer to note 9.5 for further detail.

Loan Settlement Agreement between Crown LNG Holding AS, Crown LNG AS and Crown LNG India AS

On September 9, 2022, Crown LNG AS and Crown India entered into a Loan Settlement Agreement. Under the agreement, Crown was to offer the lenders to assume their creditor positions under the convertible loans against settlement in shares in CIO Investments AS. Refer to note 8.2 for further detail on the accounting treatment for the convertible loans.

Management for Hire (MFH) agreements

On July 5, 2020, the Group entered into a management for hire agreement with Black Kite AS for the hire of Joern Husemoen to act as CFO for a monthly fee of NOK 400 thousand ($40.6 thousand). 1/3 of the monthly fee is invoiced and payable each month whereas 2/3 is payable contingent on the Company achieving pre-FID funding. The agreement will be in force until August 31, 2024, but either party may terminate the agreement for any reason whatsoever during the contracted period.

On July 10, 2020, the Group entered into a management for hire agreement with Gantt Consulting AS for the hire of Gunnar Knutsen to act as CEO for a fee of NOK 575 thousand ($58.3 thousand). 1/3 of the monthly fee is invoiced and payable each month whereas 2/3 is payable contingent on the Company achieving pre-FID funding. The agreement was renewed on April 1, 2023, and will remain in force 24 months and then automatically expire.

On January 1, 2022, Swapan Kataria entered into a contract for management consultancy services to Crown. The planned end date is December 31, 2028 with an option to extend the term by 12 consecutive months with three month’s prior notice to Mr. Kataria. As compensation, Mr. Kataria receives NOK 400 thousand ($40.6 thousand) per month, which is fixed until December 31, 2023 with yearly increases in fee in accordance with average salary adjustments.

Refer to note 5.3 for further detail related to the Group’s MFH-arrangements. The following tables provide the total amount of transactions that have been entered into with related parties (outside the Group) for the relevant financial periods:

Related party transactions during 2022 and balances as of December 31, 2022

(in thousands of U.S. dollars)	Executive management	Board Members*	Other Shareholders	Total
Non-current provisions for contingent fees to related parties	$1,012	7,351	—	8,363
Current provisions to related parties	—	4,442	—	4,442
Non-current loans to related parties	—	256	1,433	1,689
Purchases from related parties	150	—	153	303
Interest paid to related parties	—	35	—	35

*

Per Stian Grobstok resigned as a board member effective December 6, 2022. Swapan Kataria resigned from the board on January 2, 2023 but is included as a board member in the table above due to acting position as a board member as of December 31, 2022. Mr. Kataria rejoined the board of directors on April 25, 2023.

The non-current provisions for contingent fees to related parties of $8.4 million are primarily related to the agreements between LNG-9 PTE LTD controlled by board member Swapan Kataria, and the Company. As of December 31, 2022, accrued unbilled compensation to LNG-9 PTE LTD amounted to $5.99 million, of which $3.9 million is contingent upon Final Investment Decision (FID) for the India project and $2.0 million is contingent upon achieving pre-FID funding. The remaining $2.4 million is related to management for hire arrangements with Black Kite, Gantt Consulting AS and Mr. Kataria.

Current provision to related parties of $4.4 million mainly relates to recognized not paid board remuneration and a fee related to the Exclusivity Agreement with GBTRON Lands Limited, a company controlled by board member Swapan Kataria, for the exclusive right to develop, own, operate and lease to GBTRON an FSRU on a day-rate to be agreed in a future lease agreement.

Outstanding loans to related parties comprise debt to board of directors and convertible loans and other shareholder loans. Refer to note 8.2 and 8.3 for more detail on the Group’s interest bearing and non-interest bearing liabilities.

Related party transactions during 2021 and balances as of December 31, 2021

(in thousands of U.S. dollars)	Executive management	Board Members	Other Shareholders	Total
Non-current provisions for contingent fees to related parties	$790	6,272	—	7,062
Current provisions to related parties	—	2,907	—	2,907
Non-current loans to related parties	—	253	488	741
Current loans to related parties	—	—	1,655	1,655
Purchases from related parties	266	—	200	466

The non-current provisions for contingent fees to related parties of $7.1 million are primarily related to the agreements between LNG-9 PTE LTD controlled by board member Swapan Kataria, and the Company. As of December 31, 2021, accrued unbilled compensation to LNG-9 PTE LTD amounted to $5.7 million, of which $4.3 million is contingent upon Final Investment Decision (FID) for the India project and $1.5 million is contingent upon achieving pre-FID funding. The remaining $1.3 million is related to management for hire arrangements with Black Kite AS and Gantt Consulting AS.

Current provision to related parties relates to recognized not paid board remuneration of $612 thousand and a provision of $2.3 million related to the Exclusivity Agreement with GBTRON Lands Limited.

Outstanding loans to related parties comprise debt to board of directors and convertible loans and other shareholder loans. Refer to note 8.2 and 8.3 for more detail on the Group’s interest bearing and non-interest bearing liabilities.

Related party balances as of January 1, 2021

(in thousands of U.S. dollars)	Executive management	Board Member	Other Shareholders	Total
Non-current provisions for contingent fees to related parties	$307	6,240	—	6,547
Current provisions to related parties	—	425	—	425
Non-current loans to related parties	—	227	529	756
Current loans to related parties	—	—	22,403	22,403

The non-current provisions for contingent fees to related parties of $6.5 million are primarily related to the agreements between LNG-9 PTE LTD controlled by board member Swapan Kataria, and the Company. As of January 1, 2021, accrued unbilled compensation to LNG-9 PTE LTD amounted to $5.5 million, of which $4.3 million is contingent upon Final Investment Decision (FID) for the India project and $1.2 million is contingent upon achieving pre-FID funding. The non-current portion also includes a provision of $0.6 million related to the Exclusivity Agreement with GBTRON Lands Limited. The remaining $0.5 million is related to management for hire arrangements with Black Kite AS and Gantt Consulting AS.

Current provision to related parties relates to recognized not paid board remuneration.

9.3 Commitments and contingencies

Other commitments

On February 26, 2019, the Group entered into an agreement with LNG-9 PTE under which the Group will pay $7.8 million when signing a 30-year lease agreement for the Kakinada terminal, with KGLNG. KGLNG is the subsidiary of EAST which currently owns the license for the LNG terminal, but will need a partner to contribute the technical knowledge of constructing and operating the terminal. The fee to be invoiced in the future is payable at FID, 50% in cash and 50% in shares by conversion based on valuation used for FID funding with a discount of 20%.

Under the Exclusivity Agreement with GBTRON Lands Limited, the Group will pay an annual fee of $1.0 million due at the end of December 31, 2023 and until FID of the FSRU. The fee to be paid is consideration for providing the Group with the exclusive right to develop, own, operate and lease to GBTRON a floating storage regasification unit. Refer to note 9.2 for further detail related to the agreement.

Assets pledged as security and guarantee liabilities

As of December 31, 2022 the Group has not provided any guarantees or pledged any assets as security to or on behalf of third parties.

9.4 Share-based payments

The expenses recognized for services received during the year under equity settled arrangements are presented in the table below.

(in thousands of U.S. dollars)	Years ended December 31,
	2022	2021
Expenses arising from equity-settled share-based payment transactions	$2,750	$—

Total expenses arising from share-based payment transactions	2,750	—

The expenses relate to consideration paid in-kind with shares in Crown LNG Holding AS for services provided by third party suppliers. The services are of a “stand ready” nature, in which the Group pays a monthly retainer fee in the form of share issuance. For cash-settled share-based payment arrangements, reference is made to note 5.3.

9.5 Events after the reporting period

Non-adjusting events

On January 9, 2023 Crown LNG Holding AS entered into an agreement by accepting subscription forms, with the holders of outstanding warrants. Under the agreement, the owners of 8,512,070 outstanding warrants have agreed to purchase shares in Crown LNG Holding AS. At the purchase date, Crown LNG Holding AS will receive the par value of NOK 0.01 per share. A further NOK 6.09 per share, in total NOK 51.8 million ($5.2 million), will be received on listing of shares at a regulated market for public trading and the shares are subject to a lock-up period. For 144,903 of the warrants, Crown LNG Holding AS offered to repurchase such warrants for an amount of NOK 1 per warrant amounting to a total to NOK 144,903 or approximately $15,000. The payment will be made on listing of shares at a regulated market for public trading.

On February 24, 2023, Crown LNG Holding AS has agreed with holders of accounts payable to convert an amount of $120,000 to 147,483 outstanding shares.

Business Combination Agreement

On August 3, 2023, Crown LNG Holding AS entered into a definite business combination agreement to go public in United States through a merger with a special purpose acquisition company (SPAC), ‘Catcha Investment Corp’ (NYSE American: CHAA), and certain other affiliated entities through a series of transactions. Because CHAA is already publicly traded, Crown LNG will become a public company when the Business Combination is complete, trading on NYSE under the ticker symbol “CGBS”. The Business Combination is subject to approval by the shareholders of both Catcha Investment Corp. and Crown LNG Holding AS and other customary closing conditions. The Group plans to use the proceeds from the SPAC deal to fund ongoing anchor projects to FID. The transaction is expected to be completed during the fourth quarter of 2023 or first quarter of 2024.

Sale of shares in CIO Investment AS

In July 2023, Crown LNG Holding AS entered into an agreement by accepting subscription forms from external shareholders for sale of its shares in CIO Investment AS. Under the agreement, the shares are sold with a put option exercisable by the shareholders at the time of successful public listing in US at a strike price of NOK 5.23 per share. Crown LNG Holding AS was able to sell approximately 2.5 million shares at a total price of NOK 5 million ($493 thousand). Post the execution of this transaction Crown LNG Holding AS now holds 38.68% in CIO Investment AS.

The GBTRON Transaction agreement

On August 3, 2023, concurrent with the Business Combination Agreement, GBTRON Lands Limited and Crown LNG entered into a transaction agreement for (i) amendment to Exclusivity Agreement to, among other things, extend the long stop date of the FID for the Grangemouth Project to December 31, 2025, (ii) GBTRON to set up a new limited liability company (“NewCo”) and transfer certain rights, obligations and assets in connection with development of the Grangemouth Project to NewCo upon exercise of the GBTRON Option by Crown, and (iii) grant to Crown an option to purchase all the issued shares of NewCo to be exercised at any time from the completion of the Business Combination to August 3, 2024.

KGLNG Agreement

On August 3, 2023, EAST, Crown India, and Crown LNG entered into the KGLNG agreement for (i) amendment to Exclusivity Agreement in order to extend the long stop date for achieving the FID of the Kakinada Terminal Project to December 31, 2025, (ii) future payment rights in an amount equal to all future distributions made by KGLNG to its shareholders until the aggregate amount of such distributions equals $3.266 billion, in which Crown India issues a promissory note in favor of KGLNG in the principle amount of $275 million, and (iii) an option for the sale and purchase of 99.81% of shares in KGLNG for $60 million to be settled by way of issuing a promissory note to EAST in the amount of the purchase price that can be exercised at any time from the completion of the Business Combination to August 3, 2024.

10 - Changes in accounting policies

10.1 First time adoption of IFRS

These financial statements, for the period ended December 31, 2022 are the first the Group has prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Accordingly, the Group has prepared financial statements that comply with IFRS applicable as at December 31, 2022 and 2021, as described in the basis of preparation (Note 2.1). In preparing the consolidated financial statements, the Group’s opening consolidated statement of financial position was prepared as at January 1, 2021, the Group’s date of transition to IFRS.

Exemptions applied

IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS. The Group has applied the following exemptions:

•	The Group has decided to use the practical expedient in IFRS 1 D13 to deem cumulative translation differences at the opening balance to be zero.

Effect of transition to IFRS

As the Group has never previously prepared consolidated financial statements (i.e. only individual financial statements for each company withing the Group), it is not considered relevant to prepare a reconciliation on how the conversion has impacted previously non-reported consolidated financial information in the disclosures.

ANNEX A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

CROWN LNG HOLDINGS LIMITED,

as PubCo,

CGT MERGE II LIMITED,

as Merger Sub,

CATCHA INVESTMENT CORP,

as Catcha,

and

CROWN LNG HOLDING AS.

as the Company

Dated as of August 3, 2023

Page(s)
I. MERGER	A-3
1.1 Merger	A-3
1.2 Merger Effective Time	A-3
1.3 Effect of the Merger	A-3
1.4 Memorandum and Articles of Association	A-3
1.5 Directors and Officers of the Surviving Entity	A-3
1.6 Effect of Merger on Merger Sub and Catcha Securities	A-3
1.7 Exchange of Catcha Warrants	A-4
1.8 Surrender of Catcha Securities and Disbursement of the Merger Consideration	A-4
1.9 Taking of Necessary Action; Further Action	A-6
1.10 Appraisal and Dissenter’s Rights	A-6
1.11 PubCo Redemption	A-7
1.12 Catcha Tax Election	A-7
1.13 PubCo Redomiciliation	A-7

II. EXCHANGE	A-7
2.1 Exchange	A-7
2.2 Exchange Effective Time; Effects of the Exchange	A-7
2.3 Surrender of Company Stock and Disbursement of the Exchange Consideration	A-7
2.4 Taking of Necessary Action; Further Action	A-9

III. EARNOUT	A-9
3.1 Earnout	A-9

IV. CLOSING	A-10
4.1. Closing	A-10

V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-10
5.1 Organization and Standing	A-10
5.2 Authorization; Binding Agreement	A-10
5.3 Capitalization	A-11
5.4 Subsidiaries	A-11
5.5 Governmental Approvals	A-12
5.6 Non-Contravention	A-12
5.7 Financial Statements	A-12
5.8 Absence of Certain Changes	A-14
5.9 Compliance with Laws	A-14
5.10 Company Permits	A-14
5.11 Litigation	A-15
5.12 Material Contracts	A-15
5.13 Intellectual Property	A-17
5.14 Taxes and Returns	A-19
5.15 Real Property	A-21
5.16 Personal Property	A-21
5.17 Title to and Sufficiency of Assets	A-21
5.18 Employee Matters	A-22
5.19 Benefit Plans	A-23
5.20 Environmental Matters	A-24
5.21 Transactions with Related Persons	A-25
5.22 Insurance	A-25
5.23 Books and Records	A-26

A-i

5.24 Top Customers and Suppliers	A-26
5.25 Certain Business Practices	A-26
5.26 Investment Company Act	A-27
5.27 Finders and Brokers	A-27
5.28 Insolvency	A-27
5.29 Registration Statement	A-28
5.30 Investigation	A-28
5.31 Disclosure	A-28

VI. REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB	A-28
6.1. Organization and Standing	A-28
6.2. Authorization; Binding Agreement	A-29
6.3. Governmental Approvals	A-29
6.4. Non-Contravention	A-29
6.5. Capitalization	A-29
6.6. PubCo Activities	A-30
6.7. Merger Sub Activities	A-30
6.8. Ownership of Merger Consideration	A-31
6.9 Registration Statement	A-31
6.10 Finders and Brokers	A-31

VII. REPRESENTATIONS AND WARRANTIES OF CATCHA	A-31
7.1. Organization and Standing	A-31
7.2. Governmental Approvals	A-31
7.3. Non-Contravention	A-32
7.4. Capitalization	A-32
7.5. SEC Filings and Catcha Financials	A-33
7.6. Absence of Certain Changes	A-33
7.7. Compliance with Laws	A-33
7.8. Actions; Orders; Permits	A-34
7.9. Taxes and Returns	A-34
7.10. Employees and Employee Benefit Plans	A-34
7.11. Properties	A-34
7.12 Transactions with Affiliates	A-34
7.13. Investment Company Act	A-34
7.14. Finders and Brokers	A-34
7.15. Independent Investigation	A-34

VIII. COVENANTS	A-35
8.1. Access and Information	A-35
8.2. Conduct of Business of the Company	A-36
8.3. Conduct of Business of Catcha	A-38
8.4. Financial Statements	A-40
8.5. Catcha Public Filings	A-40
8.6. No Solicitation	A-40
8.7. No Trading	A-41
8.8. Notification of Certain Matters	A-41
8.9. Efforts	A-42
8.10. Tax Matters	A-43
8.11. Further Assurances	A-44
8.12. Preparation of Registration Statement; Catcha Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals	A-44
8.13. Public Announcements	A-46

A-ii

8.14. Confidential Information	A-46
8.15. Documents and Information	A-47
8.16. Post-Closing Board of Directors and Executive Officers	A-47
8.17. Indemnification of Directors and Officers; Tail Insurance	A-47
8.18. Trust Account Proceeds	A-48
8.19. Private Placements	A-48
8.20. Post-Closing Assumption or Creation of Benefit Plans	A-49
8.21. Termination of the Company Warrants	A-49

IX. CLOSING CONDITIONS	A-49
9.1. Conditions of Each Party’s Obligations	A-49
9.2. Conditions to Obligations of the Company	A-50
9.3. Conditions to Obligations of Catcha	A-51
9.4. Frustration of Conditions	A-53

X. TERMINATION AND EXPENSES	A-53
10.1. Termination	A-53
10.2. Effect of Termination	A-54
10.3. Fees and Expenses	A-54

XI. WAIVERS AND RELEASES	A-54
11.1. Waiver of Claims Against Trust	A-54

XII. MISCELLANEOUS	A-55
12.1. Notices	A-55
12.2. Binding Effect; Assignment	A-56
12.3. Third Parties	A-57
12.4. Governing Law; Jurisdiction	A-57
12.5. WAIVER OF JURY TRIAL	A-57
12.6. Specific Performance	A-57
12.7. Severability	A-57
12.8. Amendment	A-58
12.9. Waiver	A-58
12.10. Entire Agreement	A-58
12.11. Interpretation	A-58
12.12. Counterparts	A-59
12.13. Non-Survival of Representations, Warranties	A-59

XIII. DEFINITIONS	A-59
13.1. Certain Definitions	A-59
13.2. Section References	A-68

Exhibits

Exhibit A – Exchange and Support Agreement

Exhibit B – Form of Plan of Merger

Exhibit C – Form of A&R Articles of Surviving Entity

Exhibit D – Form of PubCo A&R Charter

Exhibit E – Form of Registration Rights Agreement

Exhibit F – Form of Lock-Up Agreement

Schedules

Schedule 8.2 – Conduct of Business of the Company

Schedule 8.3 – Conduct of Business of Catcha

Schedule 9.1(d) – Required Consents

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of August 3, 2023 by and among (i) Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“PubCo”), (ii) CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), (iii) Catcha Investment Corp, a Cayman Islands exempted company limited by shares (“Catcha”), and (iv) Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (the “Company”). PubCo, Merger Sub, Catcha and the Company, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A. The Company, directly and indirectly through its Subsidiaries, develops, finances, owns and operates liquefied natural gas (“LNG”) terminals as part of the liquefaction and regasification portions of the LNG value chain.

B. Catcha is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

C. Each of PubCo and Merger Sub is an entity newly formed for the purposes of effecting the transactions contemplated herein.

D. Subject to the terms and conditions hereof, the Parties desire and intend to effect a business combination transaction (the transactions contemplated herein, collectively, the “Business Combination”) whereby:

(i)	prior to the Merger Effective Date (as defined below), Catcha will effect the Catcha Share Redemption,

(ii)	prior to the Closing Date, the Company will cause the de-registration of the Company Stock from the VPS,

(iii)

on the first (1st) Business Day after all the conditions to the Closing have been satisfied or waived (the “Merger Effective Date”) and in accordance with the applicable provisions of the Cayman Act, Merger Sub will merge with and into Catcha (the “Merger”), with Catcha being the surviving company and becoming the wholly owned subsidiary of PubCo (such surviving company is hereinafter referred to for the periods from and after the Merger Effective Time (as defined below) as the “Surviving Entity”),

(iv)

(a) after the Merger Effective Time and on the Merger Effective Date, PubCo will redeem the initial share of PubCo Common Stock held by its incorporating initial shareholder for the amount paid by the incorporating initial shareholder at the time initial share of PubCo Common Stock was issued (the “PubCo Redemption”), (b) on or following the Merger Effective Date, Catcha will file a timely election for U.S. federal income tax purposes to be classified as an entity disregarded as separate from its owner PubCo (the “Catcha Tax Election” and, together with the Merger, the “Catcha Reorganization”) to be effective as of the first (1st) day following the Merger Effective Date, and (c) on the first (1st) Business Day following the Merger Effective Date (the “Exchange Effective Date”) (in any case following the Catcha Reorganization), PubCo will establish Tax residency in the United Kingdom (the “PubCo Redomiciliation”), and

(v)

on the Exchange Effective Date (in any case following the Catcha Reorganization and the PubCo Redomiciliation), subject to the terms and procedures set forth under Article II, the Company Shareholders will transfer to PubCo, and PubCo will acquire from the Company Shareholders, all of the Company Shareholders’ shares of Company Stock, as consideration and in exchange for the issuance of shares of PubCo Common Stock (the “Exchange”).

E. Each Party intends for U.S. federal income (and applicable U.S. state and local) Tax purposes, that (i) the Catcha Reorganization qualify as part of an integrated transaction that, taken together, constitutes a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code (as defined below) (the “Reorganization Intended Tax Treatment”), (ii) the Exchange qualify and constitute a tax-deferred reorganization within the meaning of Section 368(a)(1)(B) of the Code and/or if the requirements of Section 368(c) are met, the Exchange together with any Private Placements (as defined below) constitute a tax-deferred exchange within the meaning of Section 351 of the Code (the “Exchange Intended Tax Treatment”), and (iii) that this Agreement constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g)(i) and (ii) (items (i)-(iii), collectively, the “Intended Tax Treatment”).

F. Prior to the date hereof, (i) the Company, (ii) Pubco, (iii) Crown LNG India AS, a subsidiary of the Company (“Crown India”) and (iv) East LNG Pte. Ltd., a private limited liability company incorporated under the laws of Singapore (the “KG Seller”), entered into an agreement, pursuant to which the KG Seller has granted to the Crown India (a) a future payment right in respect of future distributions from Krishna Godavari LNG Terminal Pvt. Ltd. (“KGLNG”) in exchange for the issuance of promissory note from Crown India in favor of the KG Seller, which promissory note shall in turn be exchanged by East LNG for a certain number of newly issued Company Stock, and (b) an option to buy all the shares of KGLNG held by the KG Seller, in each case on the terms described therein (collectively, the “KGLNG Transaction”), which the closing of such transaction contemplated in subparagraph (a) shall occur at least one (1) Business Day prior to the Merger Effective Time and the closing of such transaction contemplated in subparagraph (b) shall occur after the Closing of this Agreement.

G. Prior to the date hereof, (i) the Company, (ii) Pubco, and (iii) GBTron Lands Limited, a private liability company incorporated under the laws of England and Wales (“GBTron Seller”), entered into an agreement pursuant to which (a) GBTron Seller will set up a new limited liability company (“GBTron Newco”) and transfer certain rights and obligations relating to a certain project located in Grangemouth Port, Scotland, and (b) GBTron Seller will grant to the Company an option to buy all of the shares of GBTron Newco, in each case on the terms described therein (collectively, the “GBTron Transaction”), which the closing of such shall occur after the Closing of this Agreement.

H. The board of directors (or applicable governing body) of each Party has (i) determined that this Agreement and the Business Combination are fair, advisable and in the best interest of such company and its shareholders, (ii) approved this Business Combination, upon the terms and subject to the conditions set forth herein, and (iii) as applicable, determined to recommend to its shareholders the approval and adoption of the Business Combination, this Agreement and the transactions contemplated herein.

I. Concurrently with the execution and delivery of this Agreement, Catcha, the Company, PubCo and certain Company Shareholders have entered into an Exchange and Support Agreement in the form attached hereto as Exhibit A (the “Exchange and Support Agreement”), pursuant to which, among other things, each such Company Shareholder agrees to (i) contribute their Company Stock to PubCo in exchange for a number of shares of PubCo Common Stock as contemplated herein, and (ii) vote their Company Stock at any meeting of the Company in favor of the transactions contemplated by this Agreement.

J. Certain capitalized terms used herein are defined in Article XIII.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

MERGER

1.1 Merger. Subject to completion or waiver of the closing conditions in accordance with Article IX, on the Merger Effective Date, Catcha and Merger Sub shall, in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”), this Agreement and the Plan of Merger, consummate the Merger, pursuant to which Merger Sub shall be merged with and into Catcha, following which the separate corporate existence of Merger Sub shall cease and Catcha shall continue as the Surviving Entity.

1.2 Merger Effective Time. On the Merger Effective Date, Catcha and Merger Sub shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands the plan of merger substantially in the form attached hereto as Exhibit B (which shall, without limitation, include the particulars required pursuant to the Cayman Act) (“Plan of Merger”) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Law to make the Merger effective. The Merger shall become effective at the time when the Plan of Merger has been registered with the Registrar of Companies of the Cayman Islands or at such later time as specified in the Plan of Merger and permitted by the Cayman Act as may be agreed by Merger Sub and Catcha in writing with the prior written consent of the Company and specified in the Plan of Merger (such time, the “Merger Effective Time”).

1.3 Effect of the Merger. At and after the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Catcha and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Catcha as the Surviving Entity (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Catcha and Merger Sub set forth in this Agreement, and any Ancillary Documents to which Catcha or Merger Sub is a party, to be performed after the Merger Effective Time.

1.4 Memorandum and Articles of Association. At the Merger Effective Time, the memorandum and articles of association of Catcha, as in effect immediately prior to the Merger Effective Time, shall be amended and restated substantially in the form of the amended and restated memorandum and articles of association attached hereto as Exhibit C (the “A&R Articles of Surviving Entity”) and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Entity on and from the Merger Effective Time until thereafter amended in accordance with its provisions and the Cayman Act.

1.5 Directors and Officers of the Surviving Entity. At the Merger Effective Time, the board of directors and executive officers of Catcha shall cease to hold office, and the board of directors and officers of the Surviving Entity shall be as determined by Catcha, PubCo and the Company and specified in the Plan of Merger, each to hold office in accordance with the A&R Articles of Surviving Entity until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.6 Effect of Merger on Merger Sub and Catcha Securities. At the Merger Effective Time, by virtue of and in consideration for the Merger and without any action (save as set out in this Section 1.6) on the part of any Party or the holders of securities of Catcha or Merger Sub:

(a) Catcha Ordinary Shares. Subject to Sections 1.6(b) and 1.6(d), each (A) Catcha Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive, upon delivery of the applicable Merger Transmittal Documents in accordance with Section 1.8, one (1) newly issued share of PubCo Common Stock and (B) Catcha Class B Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into the right to receive, upon delivery of the applicable Merger Transmittal Documents in accordance with Section 1.8, one (1) newly issued share of PubCo Common Stock. Following the steps described in the forgoing subsection (A) and (B), all Catcha Ordinary Shares shall cease to be outstanding and shall automatically be cancelled and shall cease to exist. As of the Merger Effective Time, each Catcha Shareholder shall cease to have any other rights in and to Catcha except as provided in this Agreement or by Law.

(b) Treasury Shares. Notwithstanding Section 1.6(a) or any other provision of this Agreement to the contrary, at the Merger Effective Time, if there are any Catcha Ordinary Shares that are owned by Catcha as treasury shares or any Catcha Ordinary Shares owned by any direct or indirect Subsidiary of Catcha immediately prior to the Merger Effective Time, such Catcha Ordinary Shares shall be cancelled and shall cease to exist without any conversion thereof or payment therefor.

(c) Merger Sub Share. The one (1) Merger Sub Ordinary Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one (1) Surviving Entity Ordinary Share, with the rights, powers and privileges given to such share by the A&R Articles of Surviving Entity and the Cayman Act and such Surviving Entity Ordinary Share shall constitute the only outstanding share of the Surviving Entity immediately following the Merger Effective Time. Immediately following the Merger Effective Time, PubCo shall be the sole and exclusive owner of all shares of the Surviving Entity and the register of members of the Surviving Entity shall be updated at the Merger Effective Time to reflect the foregoing.

(d) Dissenting Shares. Each Dissenting Catcha Share (as defined below) issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and cease to exist in accordance with Section 1.10 and shall thereafter represent only the right to receive the applicable fair value of such Dissenting Catcha Shares set forth in Section 1.10 and such other rights as are granted by the Cayman Act.

1.7 Exchange of Catcha Warrants. Each Catcha Warrant outstanding immediately prior to the Merger Effective Time shall cease to be a warrant with respect to Catcha Ordinary Shares and be assumed by PubCo and converted into a warrant to purchase one (1) share of PubCo Common Stock (each, a “PubCo Warrant”). Each PubCo Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Catcha Warrant immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions).

1.8 Surrender of Catcha Securities and Disbursement of the Merger Consideration.

(a) Prior to the Merger Effective Time, PubCo shall appoint Continental Stock Transfer & Trust Company as its transfer agent, or another agent reasonably acceptable to Company and Catcha (the “Exchange Agent”), for the purpose of exchanging the certificates representing Catcha Ordinary Shares (“Catcha Certificates”). At or prior to the Merger Effective Time, PubCo shall deposit, or cause to be deposited, with the Exchange Agent the sum of all shares of PubCo Common Stock receivable by Catcha Shareholders pursuant to Section 1.6 (“Merger Consideration”) and the ledger evidencing such shares of PubCo Common Stock. At or prior to the Merger Effective Time, PubCo shall send, or shall cause the Exchange Agent to send, to each Catcha Shareholder, a letter of transmittal for use in such exchange, in the form collectively agreed to by PubCo and Catcha (a “Letter of Transmittal”) (which shall specify that the Merger Consideration shall only be delivered upon proper delivery of the Merger Transmittal Documents (as defined below).

(b) Each Catcha Shareholder shall be entitled to receive its portion of the Merger Consideration in respect of the Catcha Ordinary Shares represented by appropriate entries in respect of that Catcha Shareholder on

Catcha’s register of members as in effect immediately prior to the Merger Effective Time and the Catcha Certificate(s), as soon as reasonably practicable after the Merger Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Merger Transmittal Documents”): (i) the certificate(s) for its Catcha Ordinary Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo. Until so surrendered, each Catcha Certificate shall represent after the Merger Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to the Catcha Ordinary Shares specified in such Catcha Certificate and the corresponding entries on Catcha’s register of members as in effect immediately prior to the Merger Effective Time. Notwithstanding any other provision of this Section 1.8, any obligation on PubCo under this Agreement to issue shares of PubCo Common Stock to Catcha Shareholders entitled to shares of PubCo Common Stock shall be satisfied by PubCo issuing such shares of PubCo Common Stock to The Depository Trust Company (the “DTC”) or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each Catcha Shareholder shall hold such shares of PubCo Common Stock in book-entry form or through a holding of depositary receipts and the DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such shares of PubCo Common Stock.

(c) If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Catcha Certificate is issued immediately prior to the Merger Effective Time, it shall be a condition to such delivery that (i) the transfer of such Catcha Ordinary Shares shall have been permitted in accordance with the terms of Catcha’s Organizational Documents and any shareholders’ agreement with respect to Catcha, each as in effect immediately prior to the Merger Effective Time, (ii) such Catcha Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient of such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if applicable, counterparts to a Lock-Up Agreement (as defined below), and such other Merger Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or PubCo and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of the applicable Catcha Ordinary Shares or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Catcha Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Catcha Certificate to the Exchange Agent, the Catcha Shareholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of PubCo may include a requirement that the owner of such lost, stolen or destroyed Catcha Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo or the Surviving Entity with respect to the Catcha Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.8(d) shall be treated as a Catcha Certificate for all purposes of this Agreement.

(e) After the Merger Effective Time, there shall be no further registration of transfers of Catcha Ordinary Shares. If, after the Merger Effective Time, Catcha Certificates are presented to the Surviving Entity or the Exchange Agent, they shall be cancelled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.8. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Common Stock with a record date after the Merger Effective Time will be paid to the holders of any Catcha Certificates that have not yet been surrendered with respect to PubCo Common Stock to be issued upon surrender thereof until the holders of record of such Catcha Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Merger Transmittal Documents. Subject to applicable Law, following surrender of any such Catcha Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Merger Transmittal Documents, PubCo shall promptly deliver to the record holders thereof, without interest, the certificates representing PubCo Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such PubCo Common Stock.

(f) All securities issued in exchange of Catcha Ordinary Shares and the surrender of Catcha Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Catcha Ordinary Shares. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.8(a) that remains unclaimed by Catcha Shareholders two (2) years after the Merger Effective Time shall be returned to PubCo, upon demand, and any such Catcha Shareholder who has not claimed its applicable portion of the Merger Consideration in accordance with this Section 1.8 prior to that time shall thereafter look only to PubCo for such portion of the Merger Consideration without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Entity or any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of PubCo Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of PubCo Common Stock (after aggregating all fractional shares of PubCo Common Stock that otherwise would be received by such holder) shall instead have the number of shares of PubCo Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of PubCo Common Stock.

1.9 Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the transactions contemplated by this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Merger Sub and Catcha, the officers and directors of the Merger Sub and Catcha are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement, its Organizational Documents or any applicable Law.

1.10 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and in accordance with the Cayman Act, Catcha Ordinary Shares that are outstanding immediately prior to the Merger Effective Time and that are held by Catcha Shareholders who shall have validly exercised properly in writing their dissenters’ rights for such Catcha Ordinary Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting Catcha Shares”) and the holders of such Dissenting Catcha Shares (the “Dissenting Catcha Shareholders”) shall not be converted into, and such Dissenting Catcha Shareholders shall have no right to receive, the applicable portion of the Merger Consideration unless and until such Dissenting Catcha Shareholder fails to perfect or withdraws or otherwise loses his, her or its dissenters’ rights under the Cayman Act. Each Dissenting Catcha Share shall no longer be outstanding and shall automatically be cancelled by virtue of the Merger and each former holder of Dissenting Catcha Shares shall thereafter cease to have any rights with respect to such securities, except the right to be paid the fair value of such Dissenting Catcha Shares and such other rights as are granted by the Cayman Act. Notwithstanding the foregoing, the Catcha Ordinary Shares owned by any Catcha Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall cease to be Dissenting Catcha Shares and shall thereupon be deemed to have been converted into, and to have become exchanged for, as of the Merger Effective Time, the right to receive the applicable portion of the Merger Consideration, without any interest thereon. Prior to the Closing, Catcha shall give Company prompt notice of any demands for dissenters’ rights received by Catcha and any withdrawals of such demands and Catcha shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).If any Catcha Shareholder gives to Catcha, before the vote on the Merger, written objection to the Merger in accordance with Section 238(2) of the Cayman Act, Catcha shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the Merger to each such Catcha Shareholder who has made a written objection.

1.11 PubCo Redemption. On the Merger Effective Date after the Merger Effective Time, PubCo shall effect the PubCo Redemption.

1.12 Catcha Tax Election. Catcha shall effect the Catcha Tax Election by filing an IRS Form 8832 to be classified as an entity disregarded as separate from PubCo, for U.S. federal income tax purposes, to be effective as of the first day following the Merger Effective Date.

1.13 PubCo Redomiciliation. On and effective as of the Exchange Effective Date, PubCo shall effect the PubCo Redomiciliation.

ARTICLE II

EXCHANGE

2.1 Exchange. On the Exchange Effective Date (and in any case following the PubCo Redemption, the Catcha Reorganization, and the PubCo Redomiciliation), upon completion of the procedures set forth in Section 2.3 below by the Company Shareholders, PubCo and the Company Board, as applicable, the Company Stock shall be transferred to PubCo, and in exchange PubCo shall issue and cause the Exchange Agent to deliver to each Company Shareholder entitled to receive and who has delivered the Exchange Transmittal Documents (as defined below) such Company Shareholder’s Pro Rata Share of the number of PubCo Common Stock equal to the Transaction Value divided by the Per Share Price, in each case rounded down to the nearest whole share (the “Exchange Consideration”).

2.2 Exchange Effective Time; Effects of the Exchange.

(a) The Exchange shall be consummated by the surrendering of Company Stock in accordance with Section 2.3(b)(i) and with applicable Law (the time of such surrender being the “Exchange Effective Time”).

(b) At and after the Exchange Effective Time, (i) each Company Shareholder, upon receiving its Pro Rata Share of the Exchange Consideration, shall become shareholders of PubCo and shall cease to have any other rights in and to the Company, and (ii) the Company shall continue as a wholly owned Subsidiary of PubCo.

(c) At the Exchange Effective Time, PubCo’s Organizational Documents, as in effect immediately prior to the Exchange Effective Time, shall have been amended and restated to read in their entirety substantially in the form of the amended and restated memorandum and articles of association of PubCo attached hereto as Exhibit D (the “PubCo A&R Charter”), and, as so amended and restated, the PubCo A&R Charter shall be the memorandum and articles of association of PubCo until thereafter amended in accordance with the terms thereof and applicable Law.

2.3 Surrender of Company Stock and Disbursement of the Exchange Consideration.

(a) Prior to the Exchange Effective Time, PubCo shall engage the Exchange Agent for the purpose of acting as an intermediary in the exchange of the Company Stock. At or prior to the Exchange Effective Time, PubCo shall deposit, or cause to be deposited, with the Exchange Agent the Exchange Consideration. At or prior to the Exchange Effective Time, PubCo shall send, or shall cause the Exchange Agent to send, to each Company Shareholder, a letter of transmittal for use in such exchange (a “Exchange Transmittal Letter”).

(b) Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Exchange Consideration in respect of the Company Stock, as soon as reasonably practicable after the Exchange Effective Time, but subject to the delivery of the following items prior thereto (collectively, the “Exchange Transmittal Documents”):

(i) By each Company Shareholder to the Exchange Agent and the Company Board, a properly completed and duly executed Exchange Transmittal Letter setting forth that its Company Stock is being transferred to PubCo in exchange for such portion of the Exchange Consideration attributable to its Company Stock, in accordance with the terms and conditions of this Agreement and, as applicable, the Support and Exchange Agreement;

(ii) By PubCo, a notification to the Company Board of its purchase of the Company Stock covered by the completed and duly executed Exchange Transmittal Letter received by the Exchange Agent (“Acquisition Notification”); and

(iii) By the Company Board, subject to receipt of an Acquisition Notification, to PubCo (x) a copy of duly signed minutes from a meeting of the Company Board approving the transfer of the Company Stock covered by the Acquisition Notification, (y) a copy of the Company’s shareholders’ register showing that PubCo has been registered as the owner of the Company Stock covered by the Acquisition Notification and (z) a confirmation that PubCo has been registered as the owner of the in the shareholders’ register of the Company.

(c) If any portion of the Exchange Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Stock is registered immediately prior to the Exchange Effective Time in the Company’s shareholders’ register, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any shareholders agreement with respect to Company, each as in effect immediately prior to the Exchange Effective Time, (ii) the registered holder of such Company Stock shall have consented to and approved the delivery or issuance of such part the Exchange Consideration to such Person and, (iii) the recipient of such portion of the Exchange Consideration, or the Person in whose name such portion of the Exchange Consideration is delivered or issued, shall have already executed and delivered, if the applicable, counterparts to a Lock-Up Agreement (as defined below), and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Exchange Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Exchange Effective Time, any valid Exchange Transmittal Letters are presented to PubCo or the Exchange Agent, the relevant Company Stock shall be transferred to PubCo and exchanged for the applicable portion of the Exchange Consideration provided for, and in accordance with the procedures set forth in this Section 2.3. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Common Stock with a record date after the Exchange Effective Time will be paid to the holders of any Company Stock that have not yet been surrendered with respect to PubCo Common Stock to be issued upon surrender thereof until the holders of record of such Company Stock shall surrender such Company Stock, if applicable. Subject to applicable Law, following surrender of any such Company Stock in accordance with the procedures set forth in this Section 2.3, PubCo shall promptly deliver to the record holders thereof, without interest, the certificates representing PubCo Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Exchange Effective Time theretofore paid with respect to such PubCo Common Stock.

(e) All PubCo Common Stock issued upon the surrender of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock. Any portion of the Exchange Consideration made available to the Exchange Agent pursuant to

Section 2.3(a) that remains unclaimed by Company Shareholders two (2) years after the Exchange Effective Time shall be returned to PubCo, upon demand, and any such Company Shareholder who has not exchanged its Company Stock for the applicable portion of the Exchange Consideration in accordance with this Section 2.3 prior to that time shall thereafter look only to PubCo for payment of the portion of the Exchange Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Parties shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Notwithstanding anything to the contrary contained herein, no fraction of a share of PubCo Common Stock will be issued by virtue of the Exchange or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of PubCo Common Stock (after aggregating all fractional shares of PubCo Common Stock that otherwise would be received by such holder) shall instead have the number of shares of PubCo Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of PubCo Common Stock.

2.4 Taking of Necessary Action; Further Action. If, at any time after the Exchange Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Company and PubCo are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

EARNOUT

3.1 Earnout. During the period between the Closing Date and the seven-year (7-year) anniversary of the Closing Date, subject to the terms and conditions set forth in this Agreement, the Persons who are Company Shareholders immediately prior to the Exchange Effective Time and who have participated in the Exchange (“Exchanging Shareholders”) shall have the contingent right to receive in aggregate such number of shares of PubCo Common Stock equivalent to ten percent (10%) of the issued and outstanding equity interests of PubCo Common Stock as of the Closing (the “Earnout Shares”) (as adjusted to take into account any stock split, reverse stock-split, stock dividend or similar events effected with respect to PubCo Common Stock), and each Exchanging Shareholder’s Pro Rata Share of the Earnout Shares will vest upon achievement of certain share prices and milestones as follows:

(a) One-fourth (1/4th) of such Exchanging Shareholder’s Pro Rata Share of the Earnout Shares shall vest upon the volume weighted average price (“VWAP”) of PubCo Common Stock exceeding, for at least twenty (20) Trading Days during any consecutive thirty (30) Trading Day period, $12.00;

(b) One-fourth (1/4th) of such Exchanging Shareholder’s Pro Rata Share of the Earnout Shares shall vest upon the VWAP of PubCo Common Stock exceeding, for at least twenty (20) Trading Days during any consecutive 30 Trading Day period, $14.00;

(c) One-fourth (1/4th) of such Exchanging Shareholder’s Pro Rata Share of the Earnout Shares shall vest upon the VWAP of PubCo Common Stock exceeding, for at least twenty (20) Trading Days during any consecutive thirty (30) Trading Day period, $16.00; and

(d) One-fourth (1/4th) of such Exchanging Shareholder’s Pro Rata Share of the Earnout Shares shall vest upon the VWAP of PubCo Common Stock exceeding, for at least twenty (20) Trading Days during any consecutive thirty (30) Trading Day period, $18.00.

ARTICLE IV

CLOSING

4.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such place (including remotely) and time to be agreed upon by the Company and Catcha, on the Exchange Effective Date but following the Exchange Effective Time (such time, the “Closing Date”).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Catcha on the date hereof (the “Company Disclosure Schedules”), the section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Catcha, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. The Company is a corporation (Aksjeselskap) duly incorporated, validly existing and in good standing under Norwegian law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to Catcha accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. A correct and complete list of the directors and officers of each Target Company is set forth on Schedule 5.1. Except as set forth in Schedule 5.1, no Person has any right to designate any director or officer of any Target Company. No Target Company is in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Company Shareholders’ Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, applicable Law or any Contract to which the Company or any of Company Shareholders is a party or by which it or its securities are bound and (b) other than the Company Shareholders’ Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Document to which the Company is or is required to be a party, when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”). The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement, the Business Combination, the Exchange and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the

Company, its Subsidiaries and its Shareholders, (ii) approved this Agreement, the Business Combination, and the Exchange and the other transactions contemplated by this Agreement in accordance with applicable Law, (iii) directed that this Agreement be submitted to the Company Shareholders for adoption and (iv) resolved to recommend that the Company Shareholders adopt this Agreement.

5.3 Capitalization.

(a) The Company’s share capital is NOK 578,634.31 divided into 57,863,431 shares, each with a nominal value of NOK 0.01. Besides the foregoing and except as set forth on Schedule 5.3(a), there are no other series or class of Company Stock (including preferred stock), or other warrants, options or rights entitling any other Person to Company Stock. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 5.3(a), along with the record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) Other than as set forth on Schedule 5.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its Shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since its formation, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

5.4 Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary of the Company (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, (d) its Tax classification for U.S. federal income and other applicable Tax laws, if any, and (e) any limitation on the ability of the Company to exercise voting control of its Subsidiary, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and are owned by the Company free and clear of all Liens. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary, and consummating the transactions contemplated by this Agreement will not result in a change in control or otherwise give rights to any equity holder in any Company’s Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party, or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. The Company owns all of the outstanding equity securities of its Subsidiaries directly free and clear of all Liens. There is no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Company’s Subsidiaries listed on Schedule 5.4, no Target Company owns or has the right to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth on Schedule 5.4, neither the Company nor its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5 Governmental Approvals; Consent. Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority or any other notice, approval, consent, waiver or authorization from any Governmental Authority on the part of any Target Company is required to be obtained or made, nor are any novation agreements required to be entered into with any Governmental Authority relating to any material government contract or otherwise, in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than such filings as are expressly contemplated by this Agreement.

5.6 Non-Contravention. Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2022 and December 31, 2021, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with IFRS and PCAOB standards and (ii) unaudited financial statements, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2023 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended. The Company Financials, when delivered by the Company in accordance with Section 8.4(a), will (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated in accordance with IFRS. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that the following is done in accordance with IFRS: (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. No Target Company or any of its Representatives has ever received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 5.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) and maturity date with respect to such Indebtedness. Except as disclosed on Schedule 5.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 5.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), including any off-balance sheet obligations, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials in accordance with IFRS or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to PubCo or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. To the Knowledge of the Company, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within one hundred and twenty (120) days.

(g) The Company maintains a system of internal accounting controls which the Company reasonably believes is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h) Since January 1, 2020, none of the members of the Company’s management or board of directors has been made aware in writing of (i) any fraud that involves the Company’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which violate applicable Law. Since January 1, 2020, no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company to the Company Board or any committee thereof or to any director or officer of the Company.

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8, since the Interim Balance Sheet Date, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2 (without giving effect to Schedule 8.2(b)) if such action were taken on or after the date hereof without the consent of Catcha.

5.9 Compliance with Laws. Except as set forth on Schedule 5.9, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2020, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, officers or directors, employees or consultants, business or operations are or were bound or affected.

5.10 Company Permits. Except as described on Schedule 5.10, each of the Target Companies and KGLNG (including their employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment) holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its businesses, assets, properties and perform its obligations with respect to any Project (collectively, the “Company Permits”). The Company has made available to Catcha true, correct and complete copies of all Company Permits, all of which Company Permits are listed on Schedule 5.10. All of the Company Permits are in full force and effect. There are no Actions pending or, to the knowledge of the Company, threatened that would result in the revocation, cancellation, limitation, restriction or termination of, or the imposition of any material fine, material penalty or other material sanction for violation of any legal or regulatory requirements relating to, any Company Permit. Each of the Target Companies and KGLNG is in compliance with all Company Permits applicable to it. None of the Target Companies or KGLNG is in violation in any material respect of the terms of any Company Permit, and none of the Target Companies or KGLNG has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the non-compliance, revocation, modification, cancellation or termination of any Company Permit. To the knowledge of the Company, none of the Company Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions.

5.11 Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past three (3) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by, against or otherwise involving any Target Company, its current or former directors, officers or securities holders (provided, that any litigation involving the directors, officers or securities holders of a Target Company must be related to the Target Company’s business, securities or assets), its business, securities or assets. Except as described on Schedule 5.11, the items listed on Schedule 5.11, if finally determined adversely to the Target Companies, will not have a Material Adverse Effect upon any Target Company. In the past three (3) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime or been assessed any administrative fines following an investigation by a Governmental Authority.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to Catcha true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, strategic partnership, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any agreement relating to the supply of products or services to, the purchase of products or service for, or the performance of services by or to any Target Company, in each instance, which are material to the business and operations of the Company and Target Companies, taken as a whole;

(iv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v) under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than intercompany loans and advances and customer payment terms in the ordinary course of business), in each case in the foregoing clauses (A) through (C), in an amount in excess of $100,000 of committed credit;

(vi) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), completed or ongoing, of any business, division, properties, securities, interests, or assets with an aggregate value in excess of $100,000;

(vii) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(viii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate (including, but not limited to, engineering, procurement and construction contracts, development, operation and maintenance agreements and other similar agreements);

(ix) is with any Top Customer or Top Supplier;

(x) obligates the Target Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(xi) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person (as defined below);

(xii) obligates the Target Company to make any capital commitment or expenditure or expected to generate revenue for the Target Company in excess of $100,000 (including pursuant to any joint venture);

(xiii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiv) with any Governmental Authority;

(xv) between any Target Company, on the one hand, and any of the Company Shareholders, on the other hand;

(xvi) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xvii) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company;

(xviii) that grants to any Person a right of first refusal, first offer, call option right, put option right, drag along right, pre-emptive right, participation right, tag along right or similar preferential right to purchase or acquire equity interests in, or assets owned or otherwise used by, any Target Company;

(xix) establishes any joint venture, profit-sharing, partnership, limited liability company, strategic alliance or other similar agreement (including any stockholders’ agreement), arrangement or collaboration, in each case, that is material to the business of any Target Company;

(xx) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xxi) is otherwise material to any Target Company and not described in clauses 5.12(a)(i) through 5.12(a)(xxi).

(b) Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract, violate any provision of any Company Material Contract or require the Consent of any other party to any Company Material Contract; (iii) no Target Company is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim of breach of or default under any Company Material Contract; (vi) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate or not renew such Company Material Contract or amend the terms thereof (other than modifications in the ordinary course of business); and (vii) no Target Company has waived any rights under any such Company Material Contract.

(c) None of the Target Companies (i) has received any notice of any Action challenging the award of any Projects to any Target Company or (ii) has been required to materially reduce the contracted capacity for, or otherwise cancel, terminate, amend or modify any of the contracts in connection with, any of the Projects. “Project” means any LNG terminal projects that any Target Company has been contracted or otherwise obligated to finance, develop or operate in any capacity, details of which are set forth in Schedule 5.24.

5.13 Intellectual Property.

(a) Schedule 5.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Trademarks and Software owned or purported to be owned by a Target Company. Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 5.13(a), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a written license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”). Each Target Company has performed all material obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) Except as set forth in Schedule 5.13(e), all officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) have transferred to a Target Company, via operation of law, or have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and all such assignments of Company Registered IP have been recorded. Except as set forth in Schedule 5.13(e), no current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to Catcha true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in its industry to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) Except as set forth in Schedule 5.13(g), the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

(h) All Target Company IT Systems are in good working condition and are sufficient for the operation of the Target Companies’ business as currently conducted and as proposed to be conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Target Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the business of any of the Target Companies. The Target Companies have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Target Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

5.14 Taxes and Returns.

(a) Each Target Company has timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, regardless of whether shown on a Tax Return. Each Target Company has complied with all applicable Laws relating to Tax.

(b) There is no Action currently pending or threatened in writing against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Governmental Authority or has been notified in writing or, to the Knowledge of the Company, orally by any Governmental Authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it.

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(i) No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company has within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) The Company is, and has been since its formation, treated as a foreign corporation for U.S. federal income tax purposes.

(m) No Target Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) in existence on or prior to the Closing Date, (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date, or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code. Each Target Company is not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. No Target Company has deferred the payment of any payroll Taxes under any applicable Laws the due date for the original payment of which was at or prior to the Closing Date to a date after the Closing Date.

(n) No Target Company has taken or agreed to take any action not contemplated by this Agreement or any Ancillary Document that would reasonably be expected to prevent the Business Combination from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to prevent the Business Combination from qualifying for the Intended Tax Treatment.

5.15 Real Property. Schedule 5.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to Catcha a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than One Hundred Thousand Dollars ($100,000) is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to PubCo a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

5.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets (whether tangible or intangible), free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted.

5.18 Employee Matters.

(a) Except as set forth in Schedule 5.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company in the past three (3) years. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company or go on leave of absence.

(b) Except as set forth in Schedule 5.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating labor relations, classification and payment of employees and independent contractors, hours of work, payment of wages and overtime wages, pay equity, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, and (ii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice) for the past three (3) years. There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 5.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, base compensation level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than base compensation paid during the fiscal year ended December 31, 2022, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2023. Except as set forth on Schedule 5.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 5.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement) to Catcha by the Company.

(d) Schedule 5.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 5.18(d), all of such independent contractors are a party to a written

Contract with a Target Company. Except as set forth on Schedule 5.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to PubCo by the Company. For the purposes of applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

5.19 Benefit Plans.

(a) Set forth on Schedule 5.19(a) is a true and complete list of each material Company Benefit Plan of a Target Company. With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with IFRS on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by any Target Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former (to the extent a Target Company maintains a payment obligation under such Company Benefit Plan) officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to PubCo accurate and complete copies, if applicable, of: (i) all current Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all current summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material non-routine communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) Except as set forth in Schedule 5.19(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i) Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any material Liability to the Surviving Entity or PubCo or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k) Except as set forth in Schedule 5.19(k), all options or other equity-based awards issued or granted by the Company are in material compliance with a Section 409A. Each Company Benefit Plan subject to Code Section 409A has been administered in material compliance, and is in material documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Company Benefit Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Company Benefit Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

5.20 Environmental Matters. Except as set forth in Schedule 5.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

(e) The Company has provided to Catcha all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company and any Project.

5.21 Transactions with Related Persons. Except as set forth on Schedule 5.21, no Target Company nor any of its Affiliates, nor any officer, director, or beneficial owner of 5% or more of the equity interests of a Target Company, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of a Target Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

5.22 Insurance.

(a) Schedule 5.22(a) lists all insurance policies (except insurance policies underlying any Company Benefit Plan) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Catcha. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any Target Companies’ insurance policies. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 5.22(b) identifies each individual insurance claim in excess of $100,000 (except claims under any Company Benefit Plan) made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

5.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

5.24 Top Customers and Suppliers; Projects. Schedule 5.24 lists, by dollar volume received or paid, as applicable, for each of (i) (a) the twenty four (24) months ended on December 31, 2022 and (b) the period from January 1, 2023 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes; and (ii) the Projects, including name of the relevant business partners (the “Project Partners”). The relationships of each Target Company with such suppliers, customers and business partners are good commercial working relationships and (i) no Top Supplier, Top Customer and Project Partners within the last six (6) months has materially modified (in a negative way), cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to materially modify (in a negative way), cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier, Top Customer or Project Partner has during the last six (6) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier, Top Customer or Project Partner intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past (2) years been engaged in any material dispute with any Top Supplier, Top Customer and Project Partner, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier, Top Customer or Project Partner.

5.25 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person, organization or entity list currently subject to any U.S. sanctions administered by OFAC, identified by the Consolidated Screening List of the U.S. International Trade Administration (“ITA”) or identified on the Denied Persons List, the Entity List, Unverified List, or the Military End User List of the U.S. Department of Commerce Bureau of Industry and Security (“BIS”) and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner, agent, or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC, BIS, ITA, the U.S. Department of Treasury or U.S. Department of Justice or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of any U.S. sanctions, Law or regulation.

(d) Each Target Company and of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company, their Affiliates, and their respective Representative and distributors in their capacity as such, have complied in all material respects at all times and are in compliance in all respects with all applicable export trade control Laws, including but not limited to (i) each of the Target Companies and Affiliates (A) who or which has not directly or indirectly, exported, re-exported, sold, disclosed or otherwise transferred to (including transfers to foreign nationals located in the United States) any goods, equipment, materials, software, technology, technical data or services in violation of such trade control Laws; and (B) has not unlawfully engaged in any other transactions or disclosures, with any person with whom U.S. persons are prohibited from dealing under U.S trade Laws; (ii) there is no charge, proceeding or, to the Knowledge of the Company, investigation by any Governmental Authority with respect to a violation of any applicable trade compliance Laws that is now pending or, to the Knowledge of the Company, has been asserted or threatened with respect to the Company or its Affiliates; and (iii) the Company or Affiliates have not made, nor need to make a voluntary self-disclosure with respect to a possible violation of any trade compliance Laws to any Governmental Authority.

5.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.27 Finders and Brokers. Except as set forth in Schedule 5.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.28 Insolvency. No Target Company is insolvent or unable to pay its Indebtedness, including its future and prospective Indebtedness incurred in the ordinary course, or is in liquidation under the law of the jurisdiction in which it is incorporated or other applicable Laws. No petition has been presented, application made, proceedings commenced, resolution passed or meeting convened for the termination, liquidation, bankruptcy or dissolution of any Target Company nor any process been commenced whereby the business of any Target Company is terminated and the assets of any Target Company are distributed amongst the creditors or shareholders or other contributories of the Target Company or whereby the affairs, business or assets of any

Target Company are managed by a person appointed for the purpose by a court, governmental agency or similar body or by any creditor or the Target itself, nor has any such order or relief been granted or appointment made, and there are no cases or proceedings under any applicable Laws with respect to insolvency, reorganization, or related matters in any jurisdiction concerning any Target Company, and to the Knowledge of the Company, no events have occurred which, under the law of the jurisdiction in which it is incorporated or other applicable Laws, would justify any such cases or proceedings. No liquidator, trustee, supervisor, nominee, custodian or similar official and no liquidation committee or similar body have been appointed in respect of the whole or any part of the business or assets of any Target Company nor has any step been taken for or with a view to the appointment of such a person or body nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made. No ruling declaring the insolvency of any Target Company has been made and no public announcement in respect of the same has been pronounced by a court of the jurisdiction in which it is incorporated.

5.29 Registration Statement. The information supplied by the Company in writing specifically for inclusion in the Registration Statement shall not, at (a) the time the Registration Statement is declared effective, (b) the time the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Catcha Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Catcha Shareholders’ Meeting (as defined below) and (ii) the Company Shareholders’ Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.30 Investigation. Notwithstanding anything contained in this Agreement, Catcha has made its own investigation of the Company and neither the Company nor any of its shareholders, partners, members and Representatives, including its Affiliates, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article V.

5.31 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

Except as otherwise explicitly contemplated by this Agreement and the disclosure schedules delivered by PubCo to Catcha and the Company on the date hereof, the section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, PubCo and Merger Sub (each in respect of itself only) represent and warrant to Catcha and the Company, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. Each of PubCo and Merger Sub is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. PubCo and Merger Sub were incorporated with the express purposes of completing the transactions contemplated herein and have not conducted any other business (other than as contemplated by this Agreement) since their incorporation. PubCo and Merger Sub have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. PubCo and Merger Sub are each duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. PubCo and Merger Sub have heretofore made available to Catcha and the Company accurate and complete copies of PubCo’s and Merger Sub’s Organizational Documents, as currently in effect. Neither PubCo nor Merger Sub are in violation of any provision of their applicable Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. Each of PubCo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which they are a party, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of PubCo and Merger Sub, no other corporate proceedings, other than as set forth elsewhere in this Agreement, are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which PubCo and/or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by PubCo and/or Merger Sub (as applicable) and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of PubCo and/or Merger Sub (as applicable), enforceable against PubCo and/or Merger Sub (as applicable) in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

6.3 Governmental Approvals. Except as otherwise described in Schedule 6.3, no Consent of or with any Governmental Authority, on the part of PubCo and/or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by PubCo and/or Merger Sub of this Agreement and each Ancillary Document to which they are a party or the consummation by PubCo and/or Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (c) any filings required by the Jersey Financial Services Commission, NYSE or the SEC with respect to the transactions contemplated by this Agreement and (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder.

6.4 Non-Contravention. Except as otherwise described in Schedule 6.4, the execution and delivery by PubCo and Merger Sub of this Agreement and each Ancillary Document to which they are a party, the consummation by PubCo and Merger Sub of the transactions contemplated hereby and thereby, and compliance by PubCo and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of PubCo’s or Merger Sub’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to PubCo and Merger Sub or any of their properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by PubCo or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of PubCo or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any contract of PubCo or Merger Sub.

6.5 Capitalization.

(a) PubCo is authorized to issue an unlimited number of PubCo Common Stock. The issued PubCo Common Stock as of the date of this Agreement are set forth on Schedule 6.5(a). All of the issued PubCo Common Stock is capable of being validly issued, fully paid and non-assessable and not subject to or will be issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies (Jersey) Law 1991, PubCo’s Organizational Documents or any Contract to which PubCo is a party. None of the PubCo Common Stock has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement (including the KGLNG Transaction and the GBTron Transaction), other than Merger Sub, PubCo does not have any Subsidiaries or own any equity interests in any other Person.

(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 50,000 Merger Sub Ordinary Shares, of which one (1) Merger Sub Ordinary Share is issued and outstanding, and which is owned by PubCo. There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than those contemplated by or expressly provided for in this Agreement and the Ancillary Documents), (A) relating to the issued or outstanding unissued shares of Merger Sub or (B) obligating Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. There are no outstanding obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which Merger Sub is a party with respect to the voting of any shares of Merger Sub.

(c) Except as set forth in Schedule 6.5(a) and as otherwise provided in this Agreement there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of PubCo or Merger Sub (B) obligating PubCo or Merger Sub to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating PubCo or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Except as otherwise provided in this Agreement, there are no outstanding obligations of PubCo or Merger Sub to repurchase, redeem or otherwise acquire any shares of PubCo or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 6.5(c), there are no shareholders agreements, voting trusts or other agreements or understandings to which PubCo or Merger Sub is a party with respect to the voting of any shares of PubCo or Merger Sub.

(d) All Indebtedness of PubCo and Merger Sub as of the date of this Agreement is disclosed on Schedule 6.5(d). No Indebtedness of PubCo or Merger Sub contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by PubCo or Merger Sub; or (iii) the ability of PubCo or Merger Sub to grant any Lien on its properties or assets.

(e) Since their formation, and except as contemplated by this Agreement, neither PubCo nor Merger Sub has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and PubCo’s and Merger Sub’s board of directors have not authorized any of the foregoing.

6.6 PubCo Activities. Other than in connection with the transactions contemplated by this Agreement (including the KGLNG Transaction and the GBTRON Transaction), since its formation, PubCo has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than its shareholding in Merger Sub) and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and, other than this Agreement and the Ancillary Documents to which it is a party, PubCo is not party to or bound by any Contract.

6.7 Merger Sub Activities. Since its incorporation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and, other than this Agreement, the registered office services agreement entered into between Merger Sub and Ogier Global (Cayman) Limited on or about the date of this Agreement, and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

6.8 Ownership of Merger Consideration. All shares of PubCo Common Stock to be issued and delivered to the Catcha Shareholders and Company Shareholders as Merger Consideration and Exchange Consideration in accordance with Articles I and II shall be, upon issuance and delivery of such PubCo Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Registration Rights Agreement, and the issuance and sale of such PubCo Common Stock pursuant to this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

6.9 Registration Statement. The information supplied by PubCo and Merger Sub in writing specifically for inclusion in the Registration Statement shall not, at (a) the time the Registration Statement is declared effective, (b) the time the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the Catcha Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the Catcha Shareholders’ Meeting (as defined below) and (ii) the Company Shareholders’ Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.10 Finders and Brokers. Neither PubCo nor Merger Sub has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF CATCHA

Except as set forth in (a) the SEC Reports (as defined below) filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact or factual matters, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), (b) as otherwise explicitly contemplated by this Agreement and (c) the disclosure schedules delivered by Catcha to the Company on the date hereof (the “Catcha Disclosure Schedules”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Catcha represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

7.1 Organization and Standing. Catcha is an exempted company limited by shares, duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands being its jurisdiction of incorporation. Catcha has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Catcha is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect on Catcha. Catcha has heretofore made available to the Company accurate and complete copies of Catcha’s Organizational Documents, as currently in effect. Catcha is not in violation of any provision of its Organizational Documents in any material respect.

7.2 Governmental Approvals. Except as otherwise described in Schedule 7.2 of the Catcha Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of Catcha is required to be obtained or made in connection with the execution, delivery or performance by Catcha of this Agreement and each Ancillary Document to which it is a party or the consummation by Catcha of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with NYSE American or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Catcha.

7.3 Non-Contravention. Except as otherwise described in Schedule 7.3 of the of the Catcha Disclosure Schedules, the execution and delivery by Catcha of this Agreement and each Ancillary Document to which it is a party, the consummation by Catcha of the transactions contemplated hereby and thereby, and compliance by Catcha with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Catcha’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Catcha or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Catcha under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Catcha under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of Catcha, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Catcha.

7.4 Capitalization.

(a) Catcha is authorized to issue (i) 500,000,000 Catcha Class A Ordinary Shares, (ii) 50,000,000 Catcha Class B Ordinary Shares, and (iii) 5,000,000 preference shares of a par value of US$0.0001 each. The number and class or series of the issued and outstanding Catcha Securities as of the date of this Agreement are set forth on Schedule 7.4(a) of the Catcha Disclosure Schedules. All outstanding Catcha Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Catcha’s Organizational Documents or any Contract to which Catcha is a party. None of the outstanding Catcha Securities have been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Catcha does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 7.4(b) of the Catcha Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Catcha or (B) obligating Catcha to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Catcha to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Catcha Share Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Catcha to repurchase, redeem or otherwise acquire any shares of Catcha or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 7.5(b)) of the Catcha Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which Catcha is a party with respect to the voting of any shares of Catcha.

(c) Except as set forth in Schedule 7.4(c) of the Catcha Disclosure Schedules, as of the date hereof, Catcha does not have any obligations with respect to or under any Indebtedness.

7.5 SEC Filings and Catcha Financials.

(a) Except as set forth in Schedule 7.5 of the Catcha Disclosure Schedules, Catcha, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Catcha prior to the date of this Agreement with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SEC Reports”). Each of the SEC Reports, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SEC Reports. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Schedule 7.5 of the Catcha Disclosure Schedules, as of the date of this Agreement, (A) the Catcha Class A Ordinary Shares are listed on NYSE American, (B) Catcha has not received any written deficiency notice from NYSE American relating to the continued listing requirements of the Catcha Class A Ordinary Shares, (C) there are no Actions pending or, to the Knowledge of Catcha, threatened against Catcha by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of the Catcha Class A Ordinary Shares on NYSE American and (D) Catcha is in compliance with all of the applicable corporate governance rules of NYSE American.

(b) The financial statements and notes of Catcha contained or incorporated by reference in the SEC Reports (the “Catcha Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Catcha at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in Catcha Financials, Catcha has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in Catcha Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since December 31, 2022 (the “Catcha Accounts Date”) in the ordinary course of business.

7.6 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 7.6 of the Catcha Disclosure Schedules, Catcha has, since the Catcha Accounts Date (a) to the Knowledge of Catcha, operated its business in the ordinary course and (b) not been subject to a Material Adverse Effect.

7.7 Compliance with Laws. Catcha is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Catcha, and Catcha has not received written notice alleging any violation of applicable Law in any material respect by Catcha.

7.8 Actions; Orders; Permits. There is no pending or, to the Knowledge of Catcha, threatened material Action to which Catcha is subject which would reasonably be expected to have a Material Adverse Effect on Catcha. There is no material Action that Catcha has pending against any other Person. Catcha is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Catcha holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Catcha.

7.9 Taxes and Returns. Catcha has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Catcha Financials have been established in accordance with GAAP. There are no audits, examinations, investigations or other proceedings pending against Catcha in respect of any Tax, and Catcha has not been notified in writing of any proposed Tax claims or assessments against Catcha (other than, in each case, claims or assessments for which adequate reserves in Catcha Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Catcha’s assets, other than Permitted Liens. Catcha has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Catcha for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

7.10 Employees and Employee Benefit Plans. Catcha does not maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

7.11 Properties. Catcha does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Catcha does not own or lease any material real property or material Personal Property.

7.12 Transactions with Affiliates. Except as set forth in Schedule 7.12 of the Catcha Disclosure Schedules, Catcha has not engaged in any transaction with (a) any of its director, officer or employee or Affiliate or (b) record or beneficial owner of more than five percent (5%) of its outstanding shares that would be required to be disclosed in the Registration Statement.

7.13 Investment Company Act. Catcha is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

7.14 Finders and Brokers. Except as set forth on Schedule 7.14 of the Catcha Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Catcha or any of its Affiliates.

7.15 Independent Investigation. Catcha has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Catcha acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Catcha pursuant to this Agreement, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Catcha pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

ARTICLE VIII

COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.14, the Company shall give, and shall cause its Representatives to give, Catcha, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as Catcha may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with Catcha in its investigation; provided, however, that Catcha shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies. No information or knowledge obtained by Catcha in any investigation conducted pursuant to the access contemplated by this Section 8.1 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Catcha hereunder.

(b) During the Interim Period, subject to Section 8.14, Catcha shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Catcha, as the Company or its Representatives may reasonably request regarding Catcha and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of Catcha’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Catcha. No information or knowledge obtained by the Company in any investigation conducted pursuant to the access contemplated by this Section 8.1 shall affect or be deemed to modify any representation or warranty of Catcha set forth in this Agreement or otherwise impair the rights and remedies available to the Company hereunder.

8.2 Conduct of Business of the Company.

(a) Unless Catcha shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 8.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents as set forth on Schedule 8.2, during the Interim Period, without the prior written consent of Catcha (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, IP licensed by the Company or other Company IP (excluding non-exclusive licenses of Company IP to Target

Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects)) or $250,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxiv) maintain the existing relations and goodwill of the Target Companies with customers, suppliers, distributors and creditors of the Target Companies and use commercially reasonable efforts to maintain all insurance policies of the Target Companies or equivalent substitutes therefor; or

(xxv) authorize or agree to do any of the foregoing actions.

(c) Notwithstanding the foregoing, Catcha hereby consents to the Company engaging in, executing any Private Placement Agreements and closing any Private Placements in accordance with the terms of this Agreement, and waives any violations of the restrictions set forth in Sections 8.2(a) and Section 8.2(b) above related thereto.

8.3 Conduct of Business of Catcha.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 8.3, Catcha shall, (i) conduct business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Catcha in all material respects, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any Private Placement) or as set forth on Schedule 8.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Catcha shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Catcha from borrowing funds necessary to finance its ordinary course administrative costs and expenses incurred in connection with the consummation of the Business Combination and the other transactions contemplated by this Agreement, up to aggregate additional Indebtedness during the Interim Period of $5,000,000);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law;

(vi) amend, waive or otherwise change the Trust Agreement in any manner materially adverse to Catcha;

(vii) terminate, waive or assign any material right under any material contract of Catcha;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Catcha’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Catcha) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Catcha Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Business Combination);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Catcha Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

(c) Notwithstanding the foregoing, the Company hereby consents to Catcha engaging in, executing any Private Placement Agreements (for the avoidance of doubt, including any Non-Redemption Agreements (as defined below)) and closing any Private Placements in accordance with the terms of this Agreement, and waives any violations of the restrictions set forth in Sections 8.2(a) and Section 8.2(b) above related thereto.

8.4 Financial Statements.

(a) As promptly as reasonably practicable after the date of this Agreement, and in any case no later than fifteen (15) days after the date of this Agreement, the Company shall deliver to Catcha the draft Company Financials and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company or the PubCo that are required to be included in the Registration Statement. The Company and Pubco shall each use its best efforts (a) to prepare in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by the Company or Pubco with the SEC in connection with the Business Combination and (b) to obtain the consents of their auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

(b) During the Interim Period, within thirty (30) days following the end of each month, each three-month quarterly period and each fiscal year (or such earlier date as such financial statements need to be available for inclusion in the Registration Statement), the Company shall deliver to Catcha unaudited consolidated financial statements, including an income statement an unaudited consolidated balance sheet, changes in shareholders’ equity, and consolidated statement of cash flows of the Target Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to Catcha copies of any audited consolidated financial statements of the Target Companies that the Target Companies certified public accountants may issue.

8.5 Catcha Public Filings. During the Interim Period, Catcha will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Catcha Class A Ordinary Shares, on NYSE American.

8.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise (including without limitation any initial public offering or direct listing of the capital stock of any Target Company) and (B) with respect to Catcha and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Catcha.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Catcha, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7 No Trading. The Company, Merger Sub and PubCo acknowledge and agree that they are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Catcha, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the stock exchanges promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Merger Sub and PubCo hereby agree that, while each is in possession of such material nonpublic information, each shall not purchase or sell any securities of Catcha (other than to engage in the Business Combination in accordance herewith), communicate such information to any third party, take any other action with respect to Catcha in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for

Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

8.10 Tax Matters.

(a) Each Party shall file all Tax Returns consistent with, and take no position inconsistent with, the Intended Tax Treatment (whether in audits, Tax Returns or otherwise) unless required by applicable Law. From and after the date of this Agreement, none of the Parties shall, nor shall they permit any of their Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could cause the transactions to fail to qualify for, or fail to be reported in a manner consistent with, the Intended Tax Treatment.

(b) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a Tax opinion be prepared and submitted in connection with such, Catcha, the Company and/or PubCo shall deliver to Goodwin Procter LLP and Nelson Mullins Riley & Scarborough LLP (or other nationally recognized Tax counsel described in this Section 8.10(b)), respectively, customary Tax representation letters satisfactory to its Tax counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such Tax counsel in connection with the preparation and filing of the Registration Statement. If required by the SEC in connection with the filing of the Registration Statement, (i) Catcha shall cause Goodwin Procter LLP (or such other nationally recognized Tax counsel to Catcha reasonably satisfactory to the Company and/or PubCo) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Reorganization Intended Tax Treatment should apply to the Pre-Closing Catcha Holders and (ii) the Company shall cause Nelson Mullins Riley & Scarborough LLP (or such other nationally recognized Tax counsel to the Company reasonably satisfactory to Catcha) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Exchange Intended Tax Treatment should apply to the transactions contemplated by this Agreement.

(c) Prior to the Closing Date (i) each Target Company organized outside of the United States shall determine whether it is an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code, in each case, as defined in the Code and the U.S. Treasury Regulations promulgated thereunder and (ii) each Target Company shall determine whether it is a “passive foreign investment company” as defined in Section 1297(a) of the Code (a “PFIC”).

(d) Within ninety (90) days after the end of each taxable year of PubCo, PubCo shall use commercially reasonably efforts to (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its Subsidiaries, (iii) make such PFIC status determinations available to the shareholders of PubCo electronically and (iv) provide a PFIC Annual Information Statement to enable shareholders of PubCo (or their direct or indirect beneficial owners) to make a “Qualifying Electing Fund” election under Section 1295 of the Code and the U.S. Treasury Regulations promulgated thereunder with respect to their ownership of PubCo.

8.11 Further Assurances. The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and, do or cause to be done, and assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.12 Preparation of Registration Statement; Catcha Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.

(a) Preparation of Registration Statement.

(i) As promptly as practicable after the date hereof, Catcha, the Company, PubCo and the Merger Sub shall prepare, and Pubco shall file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”), which Registration Statement will also contain a notice of extraordinary general meeting and proxy statement (as amended, the “Proxy Statement”), relating to the Catcha Shareholders’ Meeting (as defined below) to approve and adopt: (a) this Agreement, the Ancillary Documents and the Business Combination, (b) the adoption and approval of the Plan of Merger, the Merger and the A&R Articles of Surviving Entity, (c) such other matters as the Company, PubCo, the Merger Sub and Catcha shall hereafter collectively determine to be necessary or appropriate in order to effect the Business Combination and the other transactions contemplated by this Agreement, the Ancillary Documents or as may be required by applicable law, (d) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, and (e) the adjournment of Catcha Shareholders’ Meeting, if necessary or desirable in the reasonable determination of Catcha (the proposals described in foregoing clauses (a) through (e), collectively, the “Transaction Proposals”).

(ii) Catcha, the Company, PubCo and the Merger Sub shall each use its commercially reasonable efforts to (a) cause the Registration Statement when filed each with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (b) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (c) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (d) keep the Registration Statement effective as long as is necessary to consummate the Business Combination. Prior to the effective date of the Registration Statement, the Company, Catcha and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Common Stock and PubCo Warrants pursuant to this Agreement. Each of the Company, Catcha and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Business Combination, and the Company and Catcha shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or Catcha (in the case of Catcha) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Registration Statement, Catcha shall mail (or cause to be mailed) the Registration Statement to the Catcha Shareholders. Each of Catcha, PubCo and the Company shall furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Catcha, PubCo, the Company or their respective Affiliates to any regulatory authority in connection with the Business Combination.

(b) Catcha Shareholders Approval

(i) Prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, Catcha shall establish a record date for, duly call, and convene and hold an extraordinary general meeting of the Catcha Shareholders (including any adjournment or postponement thereof, the “Catcha Shareholders’ Meeting”) in accordance with its Organizational Documents to be held as promptly as reasonably practicable following the date on which the Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the vote of the holders of Catcha Ordinary Shares required to approve the Transaction Proposals in accordance with the requirements of the Cayman Act, Catcha’s Organizational Documents, all applicable SEC, NYSE (including NYSE American) requirements and all other applicable Laws (the “Catcha Shareholders’ Approval”) (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement); provided, however, that Catcha may adjourn or postpone the Catcha Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that Catcha determines in its sole discretion is necessary to comply with applicable Laws is provided to the Catcha Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the Catcha Shareholders’ Meeting is originally scheduled, there are insufficient Catcha Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Catcha Shareholders’ Meeting, (3) if, as of the time that the Catcha Shareholders’ Meeting is originally scheduled, adjournment or postponement of the Catcha Shareholders’ Meeting is necessary to enable Catcha to solicit additional proxies required to obtain Catcha Shareholders’ Approval, or (4) to comply with applicable Law.

(ii) Subject to Section 8.6, the Registration Statement shall include a statement to the effect that the board of directors of Catcha (the “Catcha Board”) has recommended that the Catcha Shareholders vote in favor of the Transaction Proposals at the Catcha Shareholders’ Meeting (such statement, the “Catcha Board Recommendation”), and neither the Catcha Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Catcha Board Recommendation (any such action, a “Change in Recommendation”); provided that the Catcha Board may make any Change in Recommendation prior to receipt of the Catcha Shareholders’ Approval if it determines in good faith that it is required to do so in order to comply with the directors’ fiduciary duties under applicable Laws.

(c) Company Shareholders Approval. Prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, the Company shall duly call a meeting of Company Shareholders (the “Company Shareholders’ Meeting”) to be held as promptly as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the purpose of obtaining the vote of the holders of shares of Company Stock to the extent required to approve the Transaction Proposals and such other matter as may be mutually agreed by Catcha and the Company (the “Company Shareholders Approval”), and the Company shall use its reasonable best efforts to solicit from the Company Shareholders proxies or consent (as applicable) in favor of the Company Shareholders Approval prior to such Company Shareholders’ Meeting, and to take all other actions necessary or advisable to secure the Company Shareholders Approval. The Company shall send meeting materials to the Company Shareholders entitled to receive notice of the Company Shareholders’ Meeting which shall seek the Company Shareholders Approval and shall include in all such meeting materials it sends to such Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company Board has unanimously recommended that such Company Shareholders vote in favor of the Company Shareholders Approval (such statement, the “Company Board Recommendation”), and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

8.13 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Catcha and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall collectively agree upon and, as promptly as practicable after the execution of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the execution of this Agreement (but in any event within four (4) Business Days thereafter), Catcha shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall collectively agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Catcha shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

8.14 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Catcha Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of Catcha), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Catcha Confidential Information without Catcha’s prior written consent; and (ii) in the event that the Company, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Catcha Confidential Information, (A) provide Catcha to the extent legally permitted with prompt written notice of such requirement so that Catcha or an Affiliate thereof may seek, at Catcha’s cost, a protective Order or other remedy or waive compliance with this Section 8.14(a), and (B) in the event that such protective

Order or other remedy is not obtained, or Catcha waives compliance with this Section 8.14(a), furnish only that portion of such Catcha Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Catcha Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause their respective Representatives to, promptly deliver to Catcha or destroy (at Catcha’s election) any and all copies (in whatever form or medium) of Catcha Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Catcha Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Catcha hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Catcha or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Catcha shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Catcha’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that Catcha and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Catcha and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

8.15 Documents and Information. After the Closing Date, PubCo shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date.

8.16 Post-Closing Board of Directors. During the Interim Period, PubCo shall take (and the Company and Catcha shall take, as applicable) all actions necessary or appropriate to cause the number of members of the board of the directors (effective as of the Closing) to be at least five (5), including at least one (1) director designated by Catcha or the Sponsor, three (3) independent directors designated by the Company, and one (1) additional director designated by the Company.

8.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Surviving Entity, PubCo, the Merger Sub and the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Surviving Entity, PubCo, Merger Sub and the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Surviving Entity, PubCo, Merger Sub, or the Company in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Exchange Effective Time, PubCo shall cause the Organizational Documents of PubCo and the Surviving Entity to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of PubCo to the extent permitted by applicable Law. The provisions of this Section 8.17 shall survive the consummation of the Merger and Exchange and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 8.17.

(b) For a period of six years from the Closing, each of PubCo, the Surviving Entity and the Company shall, and shall cause their Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by PubCo’s, the Company’s, Catcha’s or Merger Sub’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Persons) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, the Surviving Entity, the Company and their Subsidiaries be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company, Catcha or Merger Sub, respectively, for such insurance policy as of the date of this Agreement; provided, however, that (i) each of PubCo, the Surviving Entity and the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, PubCo, the Surviving Entity and the Company, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.17 shall be continued in respect of such claim until the final disposition thereof.

8.18 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Catcha Share Redemption and the proceeds of any Private Placement (as defined below) shall first be used to pay (in the following order) (i) Catcha Transaction Expenses, (ii) any loans owed by Catcha to the Sponsor for any Catcha Transaction Expenses and any administrative costs and expenses incurred by or on behalf of Catcha, (iii) any other Liabilities of Catcha as of the Closing, and then (iv) Company Transaction Expenses. Such amounts described in (i) – (iv) of the preceding sentence will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of PubCo and the Surviving Entity.

8.19 Private Placements. Without limiting anything to the contrary contained herein, during the Interim Period and prior to the Exchange Effective Date, PubCo, the Company and Catcha shall use commercially reasonable efforts to facilitate PubCo’s entry into private placement agreements, subscription agreements, investment agreements, forward purchase agreements or any other forms of agreements (the “Private Placement Agreements”) with investors relating to the purchase of shares of PubCo Common Stock, purchase of securities that are convertible or exchangeable into shares of PubCo Common Stock or other forms of investment in or financing of (either directly or indirectly) PubCo (which investment may take the form of agreements to increase the proceeds of the Trust Account to the Surviving Entity by agreeing not to redeem Catcha Class A Ordinary Shares (“Non-Redemption Agreements”)) (such transactions collectively, the “Private Placements”). Unless otherwise approved in writing by Catcha and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), none of Catcha, the Company and PubCo shall enter into any Private Placement Agreements, permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the Private Placement Agreements. Catcha, PubCo and the Company shall use their reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the Private Placement Agreements, request to be taken by such counterparties, all actions, and use their reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Private Placement Agreements on the terms and conditions described therein, including maintaining in effect the Private Placement Agreements.

8.20 Post-Closing Assumption or Creation of Benefit Plans. After the Closing, subject to the terms and conditions set forth in this Agreement, PubCo shall assume the Benefit Plans of the Company or create new Benefit Plans, including, but not limited to, equity incentive plans, that are substantially similar to the Benefit Plans previously approved by the board of directors of the Company.

8.21 Termination of the Company Warrants. The Company shall use commercially reasonable efforts to negotiate in good faith with any and all holders of Company Warrants in order to obtain, prior to the Closing, executed agreements by which such holders shall terminate, cancel or convert the Company Warrants, effective prior to the Merger Effective Date, in exchange for Company Stock on terms of substantially similar economic value as the Company Stock otherwise issuable upon exercise of such Company Warrants as of the time of the Closing.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Business Combination and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and Catcha of the following conditions:

(a) Shareholders Approvals. The Catcha Shareholders’ Approval and the Company Shareholders’ Approval shall have been obtained.

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Appointment to the Board. The members of PubCo’s board of directors shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.16.

(g) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h) NYSE Listing. PubCo Common Stock and PubCo Warrant to be issued in connection with this Agreement shall have been approved for listing on NYSE, subject to official notice of issuance.

(i) Net Tangible Assets. Upon the Closing, after giving effect to the Catcha Share Redemption and the Private Placements, Catcha shall have net tangible assets of at least $5,000,001.

9.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 9.1, the obligations of the Company to consummate the Business Combination and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Catcha contained in Section 7.1 (Organization and Standing), Section 7.4 (Capitalization) and Section 7.14 (Finders and Brokers) (together, the “Catcha Specified Representations”), in each case shall be true and correct in all material aspects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate in all material aspects as of such date)); and

(ii) Each of the representations and warranties of Catcha contained in this Agreement (other than the Catcha Specified Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Catcha, taken as a whole.

(b) Agreements and Covenants. Catcha shall have performed in all material respects all of their obligations and complied in all material respects with all of their agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Catcha since the date of this Agreement which is continuing and uncured.

(d) Catcha Share Redemption. Catcha shall have effected the Catcha Share Redemption prior to the Merger Effective Date.

(e) Closing Deliveries.

(i) Officer Certificate. Catcha shall have delivered to the Company a certificate, dated a date no earlier than the date before the Merger Effective Date, signed by a respective executive officer of Catcha in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b), and 9.2(c).

(ii) Secretary or Director Certificate. Catcha shall have delivered to the Company a certificate from its secretary, a director or other executive officer certifying as to, and attaching, (A) copies of Organizational Documents as in effect prior to the Merger Effective Time, (B) the resolutions of the respective board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the required shareholder approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which each entity is or is required to be a party or otherwise bound.

(iii) Good Standing. Catcha shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for each entity certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of such entity’s jurisdiction of organization and from each other jurisdiction in which such entity is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Registration Rights Agreement. The Company shall have received an executed copy of the registration rights agreement (the “Registration Rights Agreement”) substantially in form attached hereto as Exhibit E, duly executed by Catcha and the Sponsor.

(v) Lock-Up Agreement. The Company shall have received an executed copy of one or more lock-up agreements (the “Lock-Up Agreement”) substantially in form attached hereto as Exhibit F, duly executed by Catcha and the Sponsor.

(f) Minimum Cash Condition. The sum of (i) the amount of cash and cash equivalents available in the Trust Account and, if any, otherwise held by Catcha following the Catcha Shareholders’ Meeting (after deducting the amounts required to satisfy the Catcha Share Redemption), plus (ii) the aggregate amount of proceeds of the Private Placements received by PubCo prior to or substantially concurrently with the Closing (in each case of (i) and (ii), after deducting the amounts required for payment of the accrued and unpaid Company Transaction Expenses and Catcha Transaction Expenses) is at least US$20,000,000.

9.3 Conditions to Obligations of Catcha. In addition to the conditions specified in Section 9.1, the obligations of Catcha, to consummate the Business Combination and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by Catcha) of the following conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties (A) of the Company contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.3 (Capitalization) and Section 5.27 (Finders and Brokers) and (B) of PubCo and Merger Sub contained in Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.5 (Capitalization), Section 6.8 (Ownership of Merger Consideration) and Section 6.10 (Finders and Brokers) (clauses (A) and (B) together, the “Company Group Specified Representations”), in each case shall be true and correct in all material aspects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate in all material aspects as of such date)); and

(ii) Each of the representations and warranties of the Company, PubCo and Merger Sub contained in this Agreement (other than the Company Group Specified Representations), shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, PubCo or the Merger Sub, each taken as a whole.

(b) Agreements and Covenants. The Company, PubCo and the Merger Sub shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Target Company Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) No Material PubCo or Merger Sub Adverse Effect. No Material Adverse Effect shall have occurred with respect to PubCo or Merger Sub since the date of this Agreement which is continuing and uncured.

(e) Certain Ancillary Documents. The Exchange and Support Agreement, the Lock-Up Agreement, the Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(f) Completion of KGLNG Transaction and GBTron Transaction. The Company shall have closed (and caused Crown India to close, as applicable) the KGLNG Transaction and the GBTron Transaction.

(g) Completion of Legal Due Diligence. Catcha shall have completed its legal due diligence of the Target Companies to its reasonable satisfaction and shall be satisfied with the results thereof in its reasonable discretion.

(h) Closing Deliveries.

(i) Officer or Director Certificate. Catcha shall have received a certificate from the Company, PubCo and the Merger Sub, dated as the Closing Date, signed by a respective executive director or officer of the Company, PubCo and the Merger Sub in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a)-9.3(d).

(ii) Secretary Certificate. Each of the Company, PubCo, and Merger Sub shall have delivered to Catcha a certificate executed by their respective secretary (or director, in the case of the Company and Merger Sub) certifying as to the validity and effectiveness of, and attaching, (A) copies of their Organizational Documents as in effect (x) with respect to the Company and PubCo, immediately prior to the Exchange Effective Time and (y) with respect to Merger Sub, immediately prior to the Merger Effective Time, (B) the requisite resolutions of each entity’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which each entity is or is required to be a party or bound, and the consummation of the Business Combination and the other transactions contemplated hereby and thereby, and the adoption of the new Organizational Documents as required elsewhere herein, and recommending the approval and adoption of the same by each entity’s Shareholders at duly called meetings of Shareholders, (C) evidence that the required shareholder approval has been obtained and (D) the incumbency of officers of each entity authorized to execute this Agreement or any Ancillary Document to which each entity is or is required to be a party or otherwise bound.

(iii) Good Standing. Each of the Company, PubCo, and Merger Sub shall have delivered to Catcha good standing certificates (or similar documents applicable for such jurisdictions) for each entity certified or issued as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of each entity’s jurisdiction of organization and from each other jurisdiction in which each entity is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Registration Rights Agreement. Catcha shall have received an executed copy of the Registration Rights Agreement, duly executed by the Company, PubCo and the Company Holders (as defined in the Registration Rights Agreement).

(v) Lock-Up Agreement. Catcha shall have received the executed copy of the Lock-Up Agreement, duly executed by the Company, PubCo and the Company Holders (as defined in the Lock-Up Agreement).

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Shareholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X

TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of Catcha and the Company;

(b) by written notice by either Catcha or the Company to the other Parties, if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived by February 17, 2024 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Catcha or the Company to the other Parties, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Catcha, if (i) there has been a breach by Catcha of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Catcha shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Catcha or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by Catcha to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that Catcha shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time Catcha is in material uncured breach of this Agreement;

(f) by written notice by Catcha to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by Catcha to the Company, if Catcha Shareholders’ Meeting has been held (including any adjournment or postponement thereof) and has concluded, and the Catcha Shareholders’ Approval was not obtained;

(h) by written notice by either the Company to Catcha, if the Company Shareholders’ Meeting has been held (including any adjournment or postponement thereof) and has concluded, and the Company Shareholders’ Approval was not obtained; or

(i) by written notice by Catcha to the Company, if the Company Financials have not been delivered to Catcha on or prior to September 15, 2023.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.13(a), 8.14, 10.3, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Sections 10.3 and this Section 10.2 (but subject to Section 11.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses. Subject to Sections 8.18 and 11.1, Company Transaction Expenses and Catcha Transaction Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided, however, that if the Closing occurs, all remaining Company Transaction Expenses and Catcha Transaction Expenses shall be paid from the capital of Catcha upon release of funds from the Trust Account.

ARTICLE XI

WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Merger Sub and PubCo each hereby represents and warrants that it has read the IPO Prospectus and understands that Catcha has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Catcha’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Catcha’s public Shareholders (including overallotment shares acquired by Catcha’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Catcha may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Catcha Class A Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) or in connection with an amendment to Catcha’s Organizational Documents to extend Catcha’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Catcha fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by amendment to Catcha’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes and up to $100,000 in dissolution expenses, and (d) to Catcha after or concurrently with the consummation of a Business Combination. For and in consideration of Catcha entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, Merger Sub and PubCo hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Merger Sub or PubCo nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Catcha or any of its Representatives, on the one hand, and the Company, Merger Sub, PubCo or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, Merger Sub and PubCo on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Catcha or its Affiliates). The Company, Merger Sub and PubCo each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Catcha and its Affiliates to induce Catcha to enter in this Agreement, and each of the Company, Merger Sub and PubCo further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Merger Sub or PubCo or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Catcha or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Catcha or its Representatives, each of the Company, Merger Sub and PubCo hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company, Merger Sub or PubCo or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Catcha or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Catcha and its Representatives, as applicable, shall be entitled to recover from the Company, Merger Sub, PubCo and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Catcha or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE XII

MISCELLANEOUS

12.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Catcha, to:

Catcha Investment Corp
Level 42, Suntec Tower Three,

8 Temasek Blvd, Singapore 038988
Attn: Patrick Grove
Telephone No.: +65 6325 2788
Email: pg@catchagroup.com; luke@catchagroup.com;
kit@catchagroup.com

with a copy (which will not constitute notice) to:

Goodwin Procter LLP

38/F Edinburgh Tower, The Landmark

Central, Hong Kong, China
Attn: Daniel Dusek, Douglas Freeman and Victor Chen
Telephone No.: 852- 3658-5300
Email: DDusek@goodwinlaw.com;
DFreeman@goodwinlaw.com;
VChen@goodwinlaw.com;

If to PubCo, to: Crown LNG Holdings Limited 3rd Floor, 44 Esplanade St. Helier, Jersey JE4 9WG Attn: Jørn Husemoen Telephone No.: + 47 980 25 359 Email: jorn@crownlng.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW Suite 900

Washington, D.C. 20001
Attn: Andy Tucker
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: Andy.Tucker@nelsonmullins.com

If to the Company, to: Crown LNG Holding AS. Skøyen Atrium Drammensveien 147 0277 Oslo, Norway Attn: Jørn Husemoen Telephone No.: + 47 980 25 359 Email: jorn@crownlng.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW Suite 900

Washington, D.C. 20001
Attn: Andrew M. Tucker
Facsimile No.: (202) 689-2860
Telephone No.: (202) 689-2987
Email: Andy.Tucker@nelsonmullins.com

If to PubCo after the Closing, to: Crown LNG Holdings Limited 3rd Floor, 44 Esplanade St. Helier, Jersey JE4 9WG Attn: Jørn Husemoen Telephone No.: + 47 980 25 359 Email: jorn@crownlng.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW Suite 900

Washington, D.C. 20001

Attn: Andy Tucker

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

Email: Andy.Tucker@nelsonmullins.com

12.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Catcha and the Company (and after the Closing, PubCo), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 12.3, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4 Governing Law; Venue. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof provided that matters that as a matter of the Laws of the Cayman Islands are required to be governed by the Law of the Cayman Islands (including, without limitation, the effects of the Merger and the fiduciary duties that may apply to the directors and officers of the Parties) shall be governed by, and construed in accordance with, the Laws of the Cayman Islands, without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the Cayman Islands. Subject to the previous sentence, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court thereof) (the “Specified Courts”). Each Party (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

12.5 WAIVER OF JURY TRIAL. EACH PARTY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.5.

12.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Catcha, the Company and the Sponsor.

12.9 Waiver. Catcha on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant to this Agreement and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Sponsor in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Sponsor.

12.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”

and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; (k) the term “Dollars” or “$” means United States dollars; and (l) the term “NOK” means Norwegian kroner. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or Shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Catcha its Shareholders under applicable Law, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Catcha or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Catcha and its Representatives and Catcha and its Representatives have been given access to the electronic folders containing such.

12.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.13 Non-Survival of Representations, Warranties. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on their respective behalf pursuant to this Agreement shall not, unless otherwise provided herein, survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any other Party or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE XIII

DEFINITIONS

13.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of Catcha prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Oslo, Norway, the Cayman Islands, the Island of Jersey, or Singapore are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in such jurisdictions are generally open for use by customers on such day.

“Catcha Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Catcha.

“Catcha Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Catcha.

“Catcha Confidential Information” means all confidential or proprietary documents and information concerning Catcha or any of its respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Catcha Confidential Information shall not include any information which, (i) at the time of disclosure by a disclosing party or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by a disclosing party or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Catcha Confidential Information.

“Catcha Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to Catcha hereto or any of its Affiliates) incurred by Catcha or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement, including any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) contingent upon consummation of a Business Combination, and any fees and expenses to any Governmental Authorities in connection with the Business Combination.

“Catcha Ordinary Shares” means, collectively, Catcha Class A Ordinary Shares and Catcha Class B Ordinary Shares.

“Catcha Share Redemption” means the redemption occurring in connection with the Transaction Proposals and in accordance with Catcha’s Organizational Documents of Catcha Class A Ordinary Shares held by eligible (as determined in accordance with Catcha’s Organizational Documents) holders of Catcha Ordinary Shares at a per-share price equal to a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned on the Trust Account (net of taxes payable) and not previously released to Catcha to pay its taxes, payable in cash (it being understood that such redemption shall occur prior to the Merger Effective Time but that any such payment therefor shall be made following the Closing only after all of the conditions to Closing have been satisfied (or waived) in accordance with Article IX).

“Catcha Shareholder” means any holder of any Catcha Ordinary Share.

“Catcha Securities” means, collectively, the Catcha Ordinary Shares and the Catcha Warrants.

“Catcha Warrants” means all outstanding and unexercised warrants to acquire Catcha Class A Ordinary Shares.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Benefit Plans” means all contracts, plans, agreements, programs, arrangements, employee benefit plans, compensation arrangements and other benefit arrangements, whether written or unwritten and whether or not providing cash- or equity-based incentives (e.g., restricted stock, stock option, stock appreciation right, phantom stock, etc.), health, medical, dental, disability, accident or life insurance benefits, change in control or retention payments, vacation, severance, salary continuation, or other termination pay, bonus, commissions or other variable compensation, vacation, paid-time-off, sick leave, fringe benefit, retirement, deferred compensation, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by a Target Company for the benefit of any current or former employees, offices, directors, or consultants of a Target Company or under which a Target Company has any liability and all employment or other agreements (other than at will offer letters that do not provide for any severance or termination benefits) providing compensation, vacation, severance or other benefits to any officer, employee, consultant or former employee of a Target Company to which a Target Company is a party.

“Company Board” means the board or similar governing body of the Company.

“Company Charter” means the Company’s organizational documents, prior to the Exchange Effective Time.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by a disclosing party or their Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by a disclosing party or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Target Company.

“Company Shareholders” means, collectively, the holders of Company Stock.

“Company Stock” means shares of common stock of the Company, each with a nominal value of NOK 0.01.

“Company Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, accrued but unpaid salary, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Target Company in connection with the Business Combination or the other transactions contemplated by this Agreement.

“Company Warrants” means all outstanding, unexercised and unsettled warrants to acquire Company Stock.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15

USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts; and Environment (Protection) Act, 1986, Wild Life (Conservation) Act, 1972, Air (Prevention and Control of Pollution) Act, 1981, Water (Prevention and Control of Pollution) Act, 1974, Hazardous and Other Wastes (Management and Transboundary Movement) Rules, 2016, Forest (Conservation) Act, 1980 and the state laws applicable in India.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body (including any such authority in the jurisdiction relevant for conducting the business in relation to the Projects).

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means International Financial Reporting Standards issued by the IFRS Foundation and the International Accounting Standards Board (IASB).

“Indebtedness” of any Person means, without duplication, any debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including without limitation (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IASB, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering by Catcha pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Catcha, dated as of February 11, 2021, and filed with the SEC on February 17, 2021.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the officers or directors of any Target Company, after reasonable inquiry or (ii) Catcha, the actual knowledge of the officers or directors of Catcha, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, hypothecation, assignment, title retention, adverse claim, security interest, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi) with respect to Catcha, the consummation and effects of the Catcha Share Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)—(iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Catcha, the amount of the Catcha Share Redemption or the failure to obtain the Catcha Shareholders’ Approval shall not be deemed to be a Material Adverse Effect on or with respect to Catcha.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $1.00 each, of Merger Sub.

“NYSE” means the New York Stock Exchange.

“NYSE American ” means NYSE American LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended and/or restated.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means Ten and No/100 Dollars ($10.00).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Closing Catcha Holders” means the holders of Catcha Securities at any time prior to the Merger Effective Time.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the number of shares of Company Stock held by such Company Shareholder immediately prior to the Exchange Effective Time, divided by (ii) the total number of issued and outstanding shares of Company Stock immediately prior to the Exchange Effective Time.

“PubCo Common Stock” means the ordinary shares of no par value each in the capital of PubCo.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“Sponsor” means Catcha Holdings LLC, a Cayman Islands limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, company, exempted company, partnership, association or other business entity of which (i) if a corporation, company or exempted company, a majority of the total voting power of shares of stock or equivalent equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or

Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Surviving Entity Ordinary Shares” means the ordinary shares, par value $1.00 per share, of the Surviving Entity.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect U.S. federal, state and local and non-U.S. net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, imputed underpayment amount, payroll employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of PubCo Common Stock are actually traded on the principal securities exchange or securities market on which PubCo Common Stock are then traded.

“Transaction Value” means $600,000,000.

“Trust Account” means the trust account established by Catcha with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 11, 2021 (as amended on February 14, 2023 and as may be otherwise amended from time to time) by and between Catcha and Continental Stock Transfer & Trust Company, as well as any other agreements entered into related to or governing the Trust Account.

“VPS” means the Norwegian central securities depository, Euronext Securities Oslo.

13.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Accounts Receivable	5.7(f)
Acquisition Notification	2.3(b)
Acquisition Proposal	8.6(a)
Agreement	Preamble
Alternative Transaction	8.6(a)
Antitrust Laws	8.9(b)
A&R Articles of Surviving Entity	1.4
Business Combination	Recitals
BIS	5.25(c)
Catcha	Preamble
Catcha Accounts Date	7.5(c)
Catcha Board	8.12(b)
Catcha Board Recommendation	8.12(b)
Catcha Certificates	1.8(a)
Catcha Disclosure Schedules	Article VII
Catcha Financials	7.5(b)
Catcha Shareholders’ Approval	8.12(b)
Catcha Shareholders’ Meeting	8.12(b)
Catcha Share Redemption	8.12(a)
Catcha Specified Representations	9.2(a)
Catcha Tax Election	Recitals
Catcha Reorganization	Recitals
Cayman Act	1.1
Change in Recommendation	8.12(b)
Closing	4.1
Closing Date	4.1
Closing Filing	8.13(b)
Closing Press Release	8.13(b)
Crown India	Recitals
Companies Act	Recitals
Company	Preamble
Company Benefit Plan	13.1
Company Board Recommendation	8.12(c)
Company Disclosure Schedules	Article V
Company Financials	5.7(a)
Company Group Specified Representations	9.3(a)
Company IP	5.13(d)
Company IP Licenses	5.13(a)
Company Material Contract	5.12(a)
Company Permits	5.10
Company Personal Property Leases	5.16
Company Real Property Leases	5.15
Company Registered IP	5.13(a)
Company Shareholders Approval	8.12(c)
Company Shareholders’ Meeting	8.12(c)
Dissenting Catcha Shares	1.10(a)
Dissenting Catcha Shareholders	1.10(a)

Term	Section
D&O Indemnified Persons	8.17(a)
Earnout Shares	3.1
Enforceability Exceptions	5.2
Environmental Permits	5.20(a)
Exchange	Recitals
Exchange Agent	1.8(a)
Exchange Consideration	2.1
Exchange and Support Agreement	Recitals
Exchange Effective Date	Recitals
Exchange Effective Time	2.2(a)
Exchange Transmittal Documents	2.3(b)
Exchange Intended Tax Treatment	Recitals
Exchange Transmittal Letter	2.3(a)
Exchanging Shareholders	3.1
Federal Securities Laws	8.7
GBTron Newco	Recitals
GBTron Seller	Recitals
GBTRON Transaction	Recitals
KGLNG	Recitals
KGLNG Transaction	Recitals
KG Seller	Recitals
Merger	Recitals
Merger Consideration	1.8(a)
Merger Effective Date	Recitals
Merger Effective Time	1.2
Merger Sub	Recitals
Merger Transmittal Documents	1.8(b)
Non-Redemption Agreements	8.19
Intended Tax Treatment	Recitals
Interim Balance Sheet Date	5.7(a)
Interim Period	8.1(a)
ITA	5.25(c)
Letter of Transmittal	1.8(a)
Lock-up Agreement	9.2(e)
Lost Certificate Affidavit	1.8(d)
LNG	Recitals
Off-the-Shelf Software	5.13(a)
Outbound IP License	5.13(c)
Outside Date	10.1(b)
Party	Preamble
PFIC	8.10(c)
Plan of Merger	1.2
Private Placements	8.19
Private Placements Agreements	8.19
Project	5.12(c)
Project Partners	5.24
Proxy Statement	8.12(a)
PubCo	Preamble

Term	Section
PubCo A&R Charter	2.2(c)
PubCo Redemption	Recitals
PubCo Redomiciliation	Recitals
PubCo Warrant	1.7
Public Shareholders	11.1
Registration Statement	8.12(a)
Reorganization Intended Tax Treatment	Recitals
Related Person	5.21
Released Claims	11.1
SEC Reports	7.5(a)

Term	Section
Section 409A Plan	5.19(k)
Signing Filing	8.13(b)
Signing Press Release	8.13(b)
Specified Courts	12.4
Surviving Entity	Recitals
Top Customers	5.24
Top Suppliers	5.24
Transmittal Documents	1.8(b)
Transaction Proposals	8.12(a)
VWAP	3.1(a)

{SIGNATURES FOLLOW}

IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

Company:

CROWN LNG HOLDING AS

By:
Name:
Title:

Merger Sub:

CGT MERGE II LIMITED

By:
Name:
Title:

Catcha:

CATCHA INVESTMENT CORP

By:
Name:
Title:

PubCo:

CROWN LNG HOLDINGS LIMITED

By:
Name:
Title:

Exhibit A

Exchange and Support Agreement

Exhibit B

Form of Plan of Merger

Exhibit C

Form of A&R Articles of Surviving Entity

Exhibit D

Form of PubCo A&R Charter

Exhibit E

Form of Registration Rights Agreement

Exhibit F

Form of Lock-Up Agreement

Schedule 8.2

Conduct of Business of the Company

(1) Convert the outstanding warrants described on Schedule 5.3 of the Company Disclosure Schedules to Crown shares.

(2) Issue crown shares to certain service providers as payment in-kind of their services, as described on Schedule 5.3 of the Company Disclosure Schedules.

(3) KGLNG Transaction, as well as the transfer of the Future Payment Promissory Note from the Company to Crown India (against a capital increase / issuance of shares in Crown India to the Company).

(4) GBTron Transaction.

(5) Transfer Crown India shares to CIO Investment AS, as contemplated in Schedule 5.4 of the Company Disclosure Schedules.

(6) Any other action contemplated in the Company Disclosure Schedules to occur before Closing.

Schedule 8.3

Conduct of Business of Catcha

None.

Schedule 9.1(d)

Required Consents

None.

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of October 2, 2023, is made and entered into by and among (i) Catcha Investment Corp, a Cayman Islands exempted company limited by shares (“Catcha”), (ii) Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (the “Company”), and (iii) Catcha Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”; together with Catcha and the Company, the “Parties” and, each, a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Business Combination Agreement (as defined below).

WHEREAS, (i) Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“PubCo”), (ii) CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), (iii) Catcha, and (iv) the Company are parties to that certain Business Combination Agreement, dated as of August 3, 2023 (the “Business Combination Agreement”);

WHEREAS, pursuant to Section 12.8 of the Business Combination Agreement, the Business Combination Agreement may be amended by execution of a written instrument signed by the Parties; and

WHEREAS, each Party agrees to amend the Business Combination Agreement as described below to remove provisions regarding Earnout Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

AMENDMENT

Section 1.1 Effective as of the date of this Amendment, Article III of the Business Combination Agreement is hereby deleted in its entirety and shall be replaced with the following:

“RESERVED.”

ARTICLE 2

MISCELLANEOUS

Section 2.1 Each Party hereby agrees that, except as specifically provided in this Amendment, the Business Combination Agreement shall remain in full force and effect without any other amendments or modifications.

Section 2.2 The provisions of Article XII of the Business Combination Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment, mutatis mutandis, for all purposes.

* * * * *

IN WITNESS WHEREOF, each Party has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

CATCHA INVESTMENT CORP

By:	/s/ Patrick Grove
Name: Patrick Grove
Title: Chief Executive Officer

CROWN LNG HOLDING AS

By:	/s/ Jorn S. Husemoen
Name: Jorn S. Husemoen
Title: Chief Financial Officer

CATCHA HOLDINGS LLC

By:	/s/ Patrick Grove
Name: Patrick Grove
Title: Manager

[Signature Page – Amendment No. 1 to Business Combination Agreement]

AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 2 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of January 31, 2024, is made and entered into by and among (i) Catcha Investment Corp, a Cayman Islands exempted company limited by shares (“Catcha”), (ii) Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (the “Company”), and (iii) Catcha Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”; together with Catcha and the Company, the “Parties” and, each, a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Business Combination Agreement (as defined below).

WHEREAS, (i) Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“PubCo”), (ii) CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), (iii) Catcha, and (iv) the Company are parties to that certain Business Combination Agreement, dated as of August 3, 2023 (as amended by Amendment No. 1 (as defined below), the “Business Combination Agreement”);

WHEREAS, the Parties previously entered into Amendment No. 1 to Business Combination Agreement on October 2, 2023 (“Amendment No. 1”);

WHEREAS, pursuant to Section 12.8 of the Business Combination Agreement, the Business Combination Agreement may be amended by execution of a written instrument signed by the Parties; and

WHEREAS, each Party agrees to amend the Business Combination Agreement as described below to remove a provision regarding the conditions to the Company’s obligations to consummate the Business Combination.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

AMENDMENT

Section 1.1 Effective as of the date of this Amendment, Section 9.2(f) of the Business Combination Agreement is hereby deleted in its entirety and shall be replaced with the following:

“RESERVED.”

Section 1.2 Effective as of the date of this Amendment, Section 9.1(h) of the Business Combination Agreement is hereby deleted in its entirety and shall be replaced with the following:

“(h) Exchange Listing. PubCo Common Stock to be issued in connection with this Agreement shall have been approved for listing on either NYSE or Nasdaq, subject to official notice of issuance.”

Section 1.3 Effective as of the date of this Amendment, Section 6.3 of the Business Combination Agreement is hereby deleted in its entirety and shall be replaced with the following:

“6.3 Governmental Approvals. Except as otherwise described in Schedule 6.3, no Consent of or with any Governmental Authority, on the part of PubCo and/or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by PubCo and/or Merger Sub of this Agreement and each Ancillary Document to which they are a party or the consummation by PubCo and/or Merger Sub of the transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (c) any filings required by the Jersey Financial Services Commission, NYSE or Nasdaq, as applicable, or the SEC with respect to the transactions contemplated by this Agreement and (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder.”

Section 1.4 Effective as of the date of this Amendment, Section 13.1 of the Business Combination Agreement is hereby amended to include the following after the definition of “Merger Sub Ordinary Shares”:

“ “Nasdaq” means the Nasdaq Stock Market LLC.”

ARTICLE 2

MISCELLANEOUS

Section 2.1 Each Party hereby agrees that, except as specifically provided in this Amendment, the Business Combination Agreement shall remain in full force and effect without any other amendments or modifications.

Section 2.2 The provisions of Article XII of the Business Combination Agreement are hereby incorporated into this Amendment by reference and shall be applicable to this Amendment, mutatis mutandis, for all purposes.

* * * * *

IN WITNESS WHEREOF, each Party has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

CATCHA INVESTMENT CORP

By:	/s/ Patrick Grove
Name: Patrick Grove
Title: Chief Executive Officer

CATCHA HOLDINGS LLC

By:	/s/ Patrick Grove
Name: Patrick Grove
Title: Manager

[Signature Page – Amendment No. 2 to Business Combination Agreement]

IN WITNESS WHEREOF, each Party has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

CROWN LNG HOLDING AS

By:	/s/ Jorn S. Husemoen
Name: Jorn S. Husemoen
Title: Chief Financial Officer

[Signature Page – Amendment No. 2 to Business Combination Agreement]

ANNEX B

Dated [●] 2024

Companies Act (Revised)

Company Limited by Shares

AMENDED AND RESTATED MEMORANDUM OF

ASSOCIATION

OF

CATCHA INVESTMENT CORP

(Adopted by special resolution passed on [●] 2024 and effective on [●] 2024)

Companies Act (Revised)

Company Limited by Shares

Amended and Restated Memorandum of Association

of

Catcha Investment Corp

(Adopted by special resolution passed on [●] 2024 and effective on [●] 2024)

1	The name of the Company is Catcha Investment Corp.

2

The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3

The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4

The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

(a)	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

(b)	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised);or

(c)	the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6

Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

7	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

8

The share capital of the Company is US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each. However, subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

B-1

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

9

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

B-2

ANNEX B

Dated [●] 2024

Companies Act Revised

Company Limited by Shares

AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF

CATCHA INVESTMENT CORP

(Adopted by special resolution passed on [●] 2024 and effective on [●] 2024)

CONTENTS

1	Definitions, interpretation and exclusion of Table A	B-1
	Definitions	B-1
	Interpretation	B-2
	Exclusion of Table A Articles	B-3

2	Shares	B-3
	Power to issue Shares and options, with or without special rights	B-3
	Power to issue fractions of a Share	B-3
	Power to pay commissions and brokerage fees	B-3
	Trusts not recognised	B-3
	Power to vary class rights	B-3
	Effect of new Share issue on existing class rights	B-4
	Capital contributions without issue of further Shares	B-4
	No bearer Shares or warrants	B-4
	Treasury Shares	B-4
	Rights attaching to Treasury Shares and related matters	B-4

3	Share certificates	B-5
	Issue of share certificates	B-5
	Renewal of lost or damaged share certificates	B-5

4	Lien on Shares	B-5
	Nature and scope of lien	B-5
	Company may sell Shares to satisfy lien	B-6
	Authority to execute instrument of transfer	B-6
	Consequences of sale of Shares to satisfy lien	B-6
	Application of proceeds of sale	B-6

5	Calls on Shares and forfeiture	B-7
	Power to make calls and effect of calls	B-7
	Time when call made	B-7
	Liability of joint holders	B-7
	Interest on unpaid calls	B-7
	Deemed calls	B-7
	Power to accept early payment	B-7
	Power to make different arrangements at time of issue of Shares	B-7
	Notice of default	B-8
	Forfeiture or surrender of Shares	B-8
	Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender	B-8
	Effect of forfeiture or surrender on former Member	B-8
	Evidence of forfeiture or surrender	B-9
	Sale of forfeited or surrendered Shares	B-9

6	Transfer of Shares	B-9
	Form of transfer	B-9
	Power to refuse registration	B-9
	Notice of refusal to register	B-9
	Power to suspend registration	B-9
	Fee, if any, payable for registration	B-9
	Company may retain instrument of transfer	B-10

7	Transmission of Shares	B-10
	Persons entitled on death of a Member	B-10
	Registration of transfer of a Share following death or bankruptcy	B-10
	Indemnity	B-10
	Rights of person entitled to a Share following death or bankruptcy	B-10

8	Alteration of capital	B-11
	Increasing, consolidating, converting, dividing and cancelling share capital	B-11
	Dealing with fractions resulting from consolidation of Shares	B-11
	Reducing share capital	B-11

9	Redemption and purchase of own Shares	B-11
	Power to issue redeemable Shares and to purchase own Shares	B-11
	Power to pay for redemption or purchase in cash or in specie	B-12
	Effect of redemption or purchase of a Share	B-12

10	Meetings of Members	B-12
	Power to call meetings	B-12
	Content of notice	B-13
	Period of notice	B-13
	Persons entitled to receive notice	B-13
	Publication of notice on a website	B-13
	Time a website notice is deemed to be given	B-14
	Required duration of publication on a website	B-14
	Accidental omission to give notice or non-receipt of notice	B-14

11	Proceedings at meetings of Members	B-14
	Quorum	B-14
	Lack of quorum	B-14
	Use of technology	B-15
	Chairman	B-15
	Right of a director to attend and speak	B-15
	Adjournment	B-15
	Method of voting	B-15
	Outcome of vote by show of hands	B-15
	Withdrawal of demand for a poll	B-15
	Taking of a poll	B-16
	Chairman’s casting vote	B-16
	Amendments to resolutions	B-16
	Written resolutions	B-16
	Sole-member company	B-17

12	Voting rights of Members	B-17
	Right to vote	B-17
	Rights of joint holders	B-17
	Representation of corporate Members	B-17
	Member with mental disorder	B-18
	Objections to admissibility of votes	B-18
	Form of proxy	B-18
	How and when proxy is to be delivered	B-19
	Voting by proxy	B-19

13	Number of directors	B-19

14	Appointment, disqualification and removal of directors	B-19
	First directors	B-19
	No age limit	B-20
	Corporate directors	B-20
	No shareholding qualification	B-20
	Appointment of directors	B-20
	Removal of directors	B-20
	Resignation of directors	B-20
	Termination of the office of director	B-21

15	Alternate directors	B-21
	Appointment and removal	B-21
	Notices	B-22
	Rights of alternate director	B-22
	Appointment ceases when the appointor ceases to be a director	B-22
	Status of alternate director	B-22
	Status of the director making the appointment	B-22

16	Powers of directors	B-22
	Powers of directors	B-22
	Appointments to office	B-23
	Remuneration	B-23
	Disclosure of information	B-23

17	Delegation of powers	B-24
	Power to delegate any of the directors’ powers to a committee	B-24
	Power to appoint an agent of the Company	B-24
	Power to appoint an attorney or authorised signatory of the Company	B-24
	Power to appoint a proxy	B-25

18	Meetings of directors	B-25
	Regulation of directors’ meetings	B-25
	Calling meetings	B-25
	Notice of meetings	B-25
	Period of notice	B-25
	Use of technology	B-25
	Place of meetings	B-25
	Quorum	B-25
	Voting	B-25
	Validity	B-26
	Recording of dissent	B-26
	Written resolutions	B-26
	Sole director’s minute	B-26

19	Permissible directors’ interests and disclosure	B-26
	Permissible interests subject to disclosure	B-26
	Notification of interests	B-27
	Voting where a director is interested in a matter	B-27

20	Minutes	B-27

21	Accounts and audit	B-27
	Accounting and other records	B-27
	No automatic right of inspection	B-27
	Sending of accounts and reports	B-27
	Time of receipt if documents are published on a website	B-28
	Validity despite accidental error in publication on website	B-28
	When accounts are to be audited	B-28

22	Financial year	B-28

23	Record dates	B-28

24	Dividends	B-29
	Declaration of dividends by Members	B-29
	Payment of interim dividends and declaration of final dividends by directors	B-29
	Apportionment of dividends	B-29
	Right of set off	B-29
	Power to pay other than in cash	B-30

	How payments may be made	B-30
	Dividends or other moneys not to bear interest in absence of special rights	B-30
	Dividends unable to be paid or unclaimed	B-30

25	Capitalisation of profits	B-31
	Capitalisation of profits or of any share premium account or capital redemption reserve	B-31
	Applying an amount for the benefit of members	B-31

26	Share premium account	B-31
	Directors to maintain share premium account	B-31
	Debits to share premium account	B-31

27	Seal	B-31
	Company seal	B-31
	Duplicate seal	B-32
	When and how seal is to be used	B-32
	If no seal is adopted or used	B-32
	Power to allow non-manual signatures and facsimile printing of seal	B-32
	Validity of execution	B-32

28	Indemnity	B-32
	Indemnity	B-32
	Release	B-33
	Insurance	B-33

29	Notices	B-33
	Form of notices	B-33
	Electronic communications	B-34
	Persons authorised to give notices	B-34
	Delivery of written notices	B-34
	Joint holders	B-34
	Signatures	B-34
	Evidence of transmission	B-34
	Giving notice to a deceased or bankrupt Member	B-34
	Date of giving notices	B-35
	Saving provision	B-35

30	Authentication of Electronic Records	B-35
	Application of Articles	B-35
	Authentication of documents sent by Members by Electronic means	B-35
	Authentication of document sent by the Secretary or Officers of the Company by Electronic means	B-36
	Manner of signing	B-36
	Saving provision	B-36

31	Transfer by way of continuation	B-36

32	Winding up	B-37
	Distribution of assets in specie	B-37
	No obligation to accept liability	B-37
	The directors are authorised to present a winding up petition	B-37

33	Mergers and consolidations	B-37

34	Amendment of Memorandum and Articles	B-37
	Power to change name or amend Memorandum	B-37
	Power to amend these Articles	B-37

Companies Act (Revised)

Company Limited by Shares

Amended and Restated Articles of Association

of

Catcha Investment Corp

(Adopted by special resolution passed on [●] 2024 and effective on [●] 2024)

1	Definitions, interpretation and exclusion of Table A

Definitions

1.1	In these Articles, the following definitions apply:

Act means the Companies Act (Revised).

Articles means, as appropriate:

(a)	these Amended and Restated Articles of Association as amended from time to time: or

(b)	two or more particular Articles of these Articles;

and Article refers to a particular Article of these Articles.

Business Day means a day other than a public holiday in the place where the Company’s registered office is located, a Saturday or a Sunday.

Clear Days, in relation to a period of notice, means that period excluding:

(a)	the day when the notice is given or deemed to be given; and

(b)	the day for which it is given or on which it is to take effect.

Company means the above-named company.

Default Rate means 10% (ten per cent) per annum.

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised).

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised).

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised).

Fully Paid and Paid Up:

(a)

in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth;

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth.

Islands means the British Overseas Territory of the Cayman Islands.

Member means any person or persons entered on the register of members from time to time as the holder of a Share.

Memorandum means the Amended and Restated Memorandum of Association of the Company as amended from time to time.

Officer means a person appointed to hold an office in the Company; and the expression includes a director, alternate director or liquidator, but does not include the Secretary.

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote. The expression also includes a unanimous written resolution.

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary.

Share means a share in the share capital of the Company (including a fraction of such share); and the expression:

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)	where the context permits, also includes a fraction of a share.

Special Resolution has the meaning given to that term in the Act; and the expression includes a unanimous written resolution.

Treasury Shares means Shares of the Company held in treasury pursuant to the Act and Article 2.12.

Interpretation

1.2	In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)	A reference in these Articles to a statute is a reference to a statute of the Islands as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute.

Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.

(b)	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)	If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)	A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)	All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)

The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)	Sections 8 and 19 of the Electronic Transactions Act (Revised) shall not apply.

(j)	The words including, include and in particular or any similar expression are to be construed without limitation.

Exclusion of Table A Articles

1.3

The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2	Shares

Power to issue Shares and options, with or without special rights

2.1

Subject to the provisions of the Act and the Articles about the redemption and purchase of the Company’s own Shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares of the Company to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.

2.2	Without limitation to the preceding Article, the directors may so deal with the unissued Shares of the Company:

(a)	either at a premium or at par;

(b)	with or without preferred, deferred or other special rights or restrictions whether in regard to dividend, voting, return of capital or otherwise.

Power to issue fractions of a Share

2.3

Subject to the Act, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees

2.4	The Company may pay a commission to any person in consideration of that person:

(a)	subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)	procuring or agreeing to procure subscriptions, whether absolute or conditional for any Shares in the Company. That commission may be satisfied by the payment of cash or the allotment of Fully Paid or partly-paid Shares or partly in one way and partly in another.

2.5	The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

Trusts not recognised

2.6	Except as required by law:

(a)	no person shall be recognised by the Company as holding any Share on any trust; and

(b)	no person other than the Member shall be recognised by the Company as having any right in a Share.

Power to vary class rights

2.7

If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)	the Members holding two thirds of the issued Shares of that class consent in writing to the variation; or

(b)	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.8	For the purpose of paragraph (b) of the preceding Article, all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)	the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)	any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, may demand a poll.

Effect of new Share issue on existing class rights

2.9

Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

2.10

With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)	It shall be treated as if it were a share premium.

(b)	Unless the Member agrees otherwise:

(i)	if the Member holds Shares in a single class of Shares—it shall be credited to the share premium account for that class of Shares;

(ii)

if the Member holds Shares of more than one class—it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)	It shall be subject to the provisions of the Act and these Articles applicable to share premiums.

No bearer Shares or warrants

2.11	The Company shall not issue Shares or warrants to bearers.

Treasury Shares

2.12	Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

(a)	the directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)	the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Rights attaching to Treasury Shares and related matters

2.13

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be made to the Company in respect of a Treasury Share.

2.14	The Company shall be entered in the Register as the holder of the Treasury Shares. However:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

2.15

Nothing in the preceding Article prevents an allotment of Shares as fully paid bonus shares in respect of a Treasury Share and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.16	Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the directors determine.

3	Share certificates

Issue of share certificates

3.1	Upon being entered in the register of members as the holder of a Share, a Member shall be entitled:

(a)

without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.

3.2

Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the directors determine.

3.3

The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

3.4	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any, for issuing a replacement share certificate as the directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

4	Lien on Shares

Nature and scope of lien

4.1

The Company has a first and paramount lien on all Shares (whether Fully Paid or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all moneys payable to the Company by the Member or the Member’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a Member; and

(b)	whether or not those moneys are presently payable.

4.2	At any time the directors may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

4.3	The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)	the sum in respect of which the lien exists is presently payable;

(b)

the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)	that sum is not paid within 14 Clear Days after that notice is deemed to be given under these Articles.

4.4	The Shares may be sold in such manner as the directors determine.

4.5	To the maximum extent permitted by law, the directors shall incur no personal liability to the Member concerned in respect of the sale.

Authority to execute instrument of transfer

4.6

To give effect to a sale, the directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee of the Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

4.7	On sale pursuant to the preceding Articles:

(a)	the name of the Member concerned shall be removed from the register of members as the holder of those Shares; and

(b)	that person shall deliver to the Company for cancellation the certificate for those Shares.

Despite this, that person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The directors may waive payment wholly or in part or enforce payment without any allowance for the value of the Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

4.8

The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Shares have been sold:

(a)	if no certificate for the Shares was issued, at the date of the sale; or

(b)	if a certificate for the Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Shares before the sale.

5	Calls on Shares and forfeiture

Power to make calls and effect of calls

5.1

Subject to the terms of allotment, the directors may make calls on the Members in respect of any moneys unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

5.2

Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

5.3

A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made

5.4	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

Liability of joint holders

5.5	Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

5.6	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)	if no rate is fixed, at the Default Rate.

The directors may waive payment of the interest wholly or in part.

Deemed calls

5.7

Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

5.8	The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

Power to make different arrangements at time of issue of Shares

5.9	Subject to the terms of allotment, the directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

5.10	If a call remains unpaid after it has become due and payable the directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)	the amount unpaid;

(b)	any interest which may have accrued;

(c)	any expenses which have been incurred by the Company due to that person’s default.

5.11	The notice shall state the following:

(a)	the place where payment is to be made; and

(b)	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

5.12

If the notice under the preceding Article is not complied with, the directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the directors may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

5.13

A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

Effect of forfeiture or surrender on former Member

5.14	On forfeiture or surrender:

(a)	the name of the Member concerned shall be removed from the register of members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)	that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

5.15

Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all moneys which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)	all expenses; and

(b)	interest from the date of forfeiture or surrender until payment:

(i)	at the rate of which interest was payable on those moneys before forfeiture; or

(ii)	if no interest was so payable, at the Default Rate.

The directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

5.16

A declaration, whether statutory or under oath, made by a director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)	that the person making the declaration is a director or Secretary of the Company, and

(b)	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

5.17

Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

6	Transfer of Shares

Form of transfer

6.1

Subject to the following Articles about the transfer of Shares, a Member may transfer Shares to another person by completing an instrument of transfer, in a common form or in a form approved by the directors, executed:

(a)	where the Shares are Fully Paid, by or on behalf of that Member; and

(b)	where the Shares are partly paid, by or on behalf of that Member and the transferee.

Power to refuse registration

6.2

The directors may refuse to register the transfer of a Share to any person. They may do so in their absolute discretion, without giving any reason for their refusal, and irrespective of whether the Share is Fully Paid or the Company has no lien over it.

Notice of refusal to register

6.3

If the directors refuse to register a transfer of a Share, they must send notice of their refusal to the existing Member within two months after the date on which the transfer was lodged with the Company.

Power to suspend registration

6.4	The directors may suspend registration of the transfer of Shares at such times and for such periods, not exceeding 30 days in any calendar year, as they determine.

Fee, if any, payable for registration

6.5	If the directors so decide, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a Share.

Company may retain instrument of transfer

6.6

The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

7	Transmission of Shares

Persons entitled on death of a Member

7.1	If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)	where the deceased Member was a joint holder, the survivor or survivors; and

(b)	where the deceased Member was a sole holder, that Member’s personal representative or representatives.

7.2	Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

7.3	A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)	to become the holder of the Share; or

(b)	to transfer the Share to another person.

7.4	That person must produce such evidence of his entitlement as the directors may properly require.

7.5

If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6	If the person elects to transfer the Share to another person then:

(a)	if the Share is Fully Paid, the transferor must execute an instrument of transfer; and

(b)	if the Share is partly paid, the transferor and the transferee must execute an instrument of transfer.

7.7	All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

7.8

A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the directors against any loss or damage suffered by the Company or the directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

7.9

A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares in the Company.

8	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

8.1	To the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)	increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)

sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)

cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

Dealing with fractions resulting from consolidation of Shares

8.2	Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the directors may on behalf of those Members:

(a)	sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and

(b)	distribute the net proceeds in due proportion among those Members.

For that purpose, the directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

8.3	Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

9	Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

9.1	Subject to the Act, and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may by its directors:

(a)

issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its directors determine before the issue of those Shares;

(b)

with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the directors determine at the time of such purchase.

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

9.2

When making a payment in respect of the redemption or purchase of Shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares, or by the terms applying to those Shares in accordance with Article 9.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share

9.3	Upon the date of redemption or purchase of a Share:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the price for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member’s name shall be removed from the register of members with respect to the Share; and

(c)	the Share shall be cancelled or held as a Treasury Shares, as the directors may determine.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase falls due.

10	Meetings of Members

Power to call meetings

10.1	The directors may call a general meeting at any time.

10.2

If there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, the directors must call a general meeting for the purpose of appointing additional directors.

10.3	The directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

10.4	The requisition must be in writing and given by one or more Members who together hold at least 10% of the rights to vote at such general meeting.

10.5	The requisition must also:

(a)	specify the purpose of the meeting.

(b)

be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners.

(c)	be delivered in accordance with the notice provisions.

10.6

Should the directors fail to call a general meeting within 21 Clear Days from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three months after the end of that period.

10.7

Without limitation to the foregoing, if there are insufficient directors to constitute a quorum and the remaining directors are unable to agree on the appointment of additional directors, any one or more Members who together hold at least 10% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional directors.

10.8	If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.

Content of notice

10.9	Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the hour of the meeting;

(b)	if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)	subject to paragraph (d), the general nature of the business to be transacted; and

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution.

10.10	In each notice there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxyholder need not be a Member.

Period of notice

10.11

At least five Clear Days’ notice of a general meeting must be given to Members. But a meeting may be convened on shorter notice with the consent of the Member or Members who, individually or collectively, hold at least 90% of the voting rights of all those who have a right to vote at that meeting.

Persons entitled to receive notice

10.12	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members;

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Member; and

(c)	the directors.

Publication of notice on a website

10.13	Subject to the Act, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)	the publication of the notice on the website;

(b)	the place on the website where the notice may be accessed;

(c)	how it may be accessed; and

(d)	the place, date and time of the general meeting.

10.14

If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member by any other means permitted by these Articles. But this will not affect when that Member is deemed to have received notice of the meeting.

Time a website notice is deemed to be given

10.15	A website notice is deemed to be given when the Member is given notice of its publication.

Required duration of publication on a website

10.16

Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice

10.17	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting to any person entitled to notice; or

(b)	non-receipt of notice of the meeting by any person entitled to notice.

10.18	In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

11	Proceedings at meetings of Members

Quorum

11.1	Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. A quorum is as follows:

(a)	if the Company has only one Member: that Member;

(b)	if the Company has more than one Member: two Members.

Lack of quorum

11.2	If a quorum is not present within 15 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	If the meeting was requisitioned by Members, it shall be cancelled.

(b)

In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors. If a quorum is not present within 15 minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy shall constitute a quorum.

Use of technology

11.3

A person may participate in a general meeting through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way is deemed to be present in person at the meeting.

Chairman

11.4

The chairman of a general meeting shall be the chairman of the board or such other director as the directors have nominated to chair board meetings in the absence of the chairman of the board. Absent any such person being present within 15 minutes of the time appointed for the meeting, the directors present shall elect one of their number to chair the meeting.

11.5

If no director is present within 15 minutes of the time appointed for the meeting, or if no director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a director to attend and speak

11.6	Even if a director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares in the Company.

Adjournment

11.7

The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

11.8

Should a meeting be adjourned for more than seven Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least seven Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

Method of voting

11.9

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of the show of hands, a poll is duly demanded. A poll may be demanded:

(a)	by the chairman; or

(b)	by any Member or Members present who, individually or collectively, hold at least 10% of the voting rights of all those who have a right to vote on the resolution.

Outcome of vote by show of hands

11.10

Unless a poll is duly demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the outcome of a show of hands without proof of the number or proportion of the votes recorded in favour of or against the resolution.

Withdrawal of demand for a poll

11.11	The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the chairman. The chairman shall announce any such withdrawal to the meeting and, unless another person forthwith demands a poll, any earlier show of hands on that resolution shall be treated as the vote on that resolution; if there has been no earlier show of hands, then the resolution shall be put to the vote of the meeting.

Taking of a poll

11.12	A poll demanded on the question of adjournment shall be taken immediately.

11.13

A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than 30 Clear Days after the poll was demanded.

11.14	The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

11.15

A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Chairman’s casting vote

11.16	If the votes on a resolution, whether on a show of hands or on a poll, are equal the chairman may if he wishes exercise a casting vote.

Amendments to resolutions

11.17	An Ordinary Resolution to be proposed at a general meeting may be amended by Ordinary Resolution if:

(a)

not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine), notice of the proposed amendment is given to the Company in writing by a Member entitled to vote at that meeting; and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

11.18	A Special Resolution to be proposed at a general meeting may be amended by Ordinary Resolution, if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed, and

(b)	the amendment does not go beyond what the chairman considers is necessary to correct a grammatical or other non-substantive error in the resolution.

11.19	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

Written resolutions

11.20	Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)	all Members entitled to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)	all Members entitled so to vote :

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(c)

the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

11.21	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

11.22

The directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

Sole-member company

11.23	If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

12	Voting rights of Members

Right to vote

12.1

Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, whether on a show of hands or on a poll, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares.

12.2	Members may vote in person or by proxy.

12.3

On a show of hands, every Member shall have one vote. For the avoidance of doubt, an individual who represents two or more Members, including a Member in that individual’s own right, that individual shall be entitled to a separate vote for each Member.

12.4	On a poll a Member shall have one vote for each Share he holds, unless any Share carries special voting rights.

12.5	A fraction of a Share shall entitle its holder to an equivalent fraction of one vote.

12.6	No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

12.7

If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

12.8	Save where otherwise provided, a corporate Member must act by a duly authorised representative.

12.9	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

12.10	The authorisation may be for any period of time, and must be delivered to the Company not less than two hours before the commencement of the meeting at which it is first used.

12.11	The directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

12.12	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

12.13

A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the directors of the Company had actual notice of the revocation.

Member with mental disorder

12.14

A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Islands or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

12.15

For the purpose of the preceding Article, evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

12.16

An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

12.17	An instrument appointing a proxy shall be in any common form or in any other form approved by the directors.

12.18	The instrument must be in writing and signed in one of the following ways:

(a)	by the Member; or

(b)	by the Member’s authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

If the directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

12.19	The directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

12.20

A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with the Article above about signing proxies; but such revocation will not affect the validity of any acts carried out by the proxy before the directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

12.21

Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority or any other evidence of authority approved by the directors) must be delivered so that it is received by the Company at any time before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)	In the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place within the Islands specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)

If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

12.22	Where a poll is taken:

(a)

if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under the preceding Article not less than 24 hours before the time appointed for the taking of the poll;

(b)

but if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be e delivered as required under the preceding Article not less than two hours before the time appointed for the taking of the poll.

12.23	If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy

12.24

A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

13	Number of directors

13.1

Unless otherwise determined by Ordinary Resolution, the minimum number of directors shall be one and the maximum number shall be ten. There shall be no directors, however, until the first director is or the first directors are appointed by the subscriber or subscribers to the Memorandum.

14	Appointment, disqualification and removal of directors

First directors

14.1	The first directors shall be appointed in writing by the subscriber or subscribers to the Memorandum.

No age limit

14.2	There is no age limit for directors save that they must be aged at least 18 years.

Corporate directors

14.3

Unless prohibited by law, a body corporate may be a director. If a body corporate is a director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about directors’ meetings.

No shareholding qualification

14.4	Unless a shareholding qualification for directors is fixed by Ordinary Resolution, no director shall be required to own Shares as a condition of his appointment.

Appointment of directors

14.5	A director may be appointed by Ordinary Resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

14.6

Notwithstanding the other provisions of these Articles, in any case where, as a result of death, the Company has no directors and no shareholders, the personal representatives of the last shareholder to have died have the power, by notice in writing to the Company, to appoint a person to be a director. For the purpose of this Article:

(a)	where two or more shareholders die in circumstances rendering it uncertain who was the last to die, a younger shareholder is deemed to have survived an older shareholder;

(b)	if the last shareholder died leaving a will which disposes of that shareholder’s shares in the Company (whether by way of specific gift, as part of the residuary estate, or otherwise):

(i)	the expression personal representatives of the last shareholder means:

(A)

until a grant of probate in respect of that will has been obtained from the Grand Court of the Cayman Islands, all of the executors named in that will who are living at the time the power of appointment under this Article is exercised; and

(B)	after such grant of probate has been obtained, only such of those executors who have proved that will;

(ii)

without derogating from section 3(1) of the Succession Act (Revised), the executors named in that will may exercise the power of appointment under this Article without first obtaining a grant of probate.

14.7	A remaining director may appoint a director even though there is not a quorum of directors.

14.8	No appointment can cause the number of directors to exceed the maximum; and any such appointment shall be invalid.

Removal of directors

14.9	A director may be removed by Ordinary Resolution.

Resignation of directors

14.10

A director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

14.11	Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of director

14.12	A director’s office shall be terminated forthwith if:

(a)	he is prohibited by the law of the Islands from acting as a director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director; or

(d)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(e)	without the consent of the other directors, he is absent from meetings of directors for a continuous period of six months.

15	Alternate directors

Appointment and removal

15.1

Any director may appoint any other person, including another director, to act in his place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. Such notice must be given to each other director by either of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)

if the other director has an email address, by emailing to that address a scanned copy of the notice as a PDF attachment (the PDF version being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of receipt by the recipient in readable form. For the avoidance of doubt, the same email may be sent to the email address of more than one director (and to the email address of the Company pursuant to Article 15.4(c)).

15.2

Without limitation to the preceding Article, a director may appoint an alternate for a particular meeting by sending an email to his fellow directors informing them that they are to take such email as notice of such appointment for such meeting. Such appointment shall be effective without the need for a signed notice of appointment or the giving of notice to the Company in accordance with Article 15.4.

15.3

A director may revoke his appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors. Such notice must be given by either of the methods specified in Article 15.1.

15.4	A notice of appointment or removal of an alternate director must also be given to the Company by any of the following methods:

(a)	by notice in writing in accordance with the notice provisions;

(b)

if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)

if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 30.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

Notices

15.5	All notices of meetings of directors shall continue to be given to the appointing director and not to the alternate.

Rights of alternate director

15.6

An alternate director shall be entitled to attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present, and generally to perform all the functions of the appointing director in his absence.

15.7	For the avoidance of doubt:

(a)

if another director has been appointed an alternate director for one or more directors, he shall be entitled to a separate vote in his own right as a director and in right of each other director for whom he has been appointed an alternate; and

(b)

if a person other than a director has been appointed an alternate director for more than one director, he shall be entitled to a separate vote in right of each director for whom he has been appointed an alternate.

15.8	An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.

Appointment ceases when the appointor ceases to be a director

15.9	An alternate director shall cease to be an alternate director if the director who appointed him ceases to be a director.

Status of alternate director

15.10	An alternate director shall carry out all functions of the director who made the appointment.

15.11	Save where otherwise expressed, an alternate director shall be treated as a director under these Articles.

15.12	An alternate director is not the agent of the director appointing him.

15.13	An alternate director is not entitled to any remuneration for acting as alternate director.

Status of the director making the appointment

15.14	A director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

16	Powers of directors

Powers of directors

16.1	Subject to the provisions of the Act, the Memorandum and these Articles, the business of the Company shall be managed by the directors who may for that purpose exercise all the powers of the Company.

16.2

No prior act of the directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may by Special Resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

Appointments to office

16.3	The directors may appoint a director:

(a)	as chairman of the board of directors;

(b)	as managing director;

(c)	to any other executive office

for such period and on such terms, including as to remuneration, as they think fit.

16.4	The appointee must consent in writing to holding that office.

16.5	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of directors.

16.6

If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the directors may nominate one of their number to act in place of the chairman should he ever not be available.

16.7	Subject to the provisions of the Act, the directors may also appoint any person, who need not be a director:

(a)	as Secretary; and

(b)	to any office that may be required

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the directors decide.

16.8	The Secretary or Officer must consent in writing to holding that office.

16.9	A director, Secretary or other Officer of the Company may not the hold the office, or perform the services, of auditor.

Remuneration

16.10

Every director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at directors’ meetings.

16.11	A director’s remuneration shall be fixed by the Company by Ordinary Resolution. Unless that resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.

16.12

Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the director or to any other person connected to or related to him.

16.13

Unless his fellow directors determine otherwise, a director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

Disclosure of information

16.14

The directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the register of members relating to a Member, (and they may authorise any director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)	the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)	such disclosure is in compliance with the rules of any stock exchange upon which the Company’s shares are listed; or

(c)	such disclosure is in accordance with any contract entered into by the Company; or

(d)	the directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

17	Delegation of powers

Power to delegate any of the directors’ powers to a committee

17.1

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-directors so long as the majority of those persons are directors.

17.2	The delegation may be collateral with, or to the exclusion of, the directors’ own powers.

17.3

The delegation may be on such terms as the directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the directors at will.

17.4	Unless otherwise permitted by the directors, a committee must follow the procedures prescribed for the taking of decisions by directors.

Power to appoint an agent of the Company

17.5

The directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

17.6	The directors may appoint any person, whether nominated directly or indirectly by the directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)	for any purpose;

(b)	with the powers, authorities and discretions;

(c)	for the period; and

(d)	subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under these Articles. The directors may do so by power of attorney or any other manner they think fit.

17.7

Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Power to appoint a proxy

17.8

Any director may appoint any other person, including another director, to represent him at any meeting of the directors. If a director appoints a proxy, then for all purposes the presence or vote of the proxy shall be deemed to be that of the appointing director.

17.9	Articles 15.1 to 15.4 inclusive (relating to the appointment by directors of alternate directors) apply, mutatis mutandis, to the appointment of proxies by directors.

17.10	A proxy is an agent of the director appointing him and is not an officer of the Company.

18	Meetings of directors

Regulation of directors’ meetings

18.1	Subject to the provisions of these Articles, the directors may regulate their proceedings as they think fit.

Calling meetings

18.2	Any director may call a meeting of directors at any time. The Secretary, if any, must call a meeting of the directors if requested to do so by a director.

Notice of meetings

18.3	Every director shall be given notice of a meeting, although a director may waive retrospectively the requirement to be given notice. Notice may be oral.

Period of notice

18.4	At least five Clear Days’ notice of a meeting of directors must be given to directors. But a meeting may be convened on shorter notice with the consent of all directors.

Use of technology

18.5

A director may participate in a meeting of directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

18.6	A director participating in this way is deemed to be present in person at the meeting.

Place of meetings

18.7	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

Quorum

18.8	The quorum for the transaction of business at a meeting of directors shall be two unless the directors fix some other number or unless the Company has only one director.

Voting

18.9	A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Validity

18.10

Anything done at a meeting of directors is unaffected by the fact that it is later discovered that any person was not properly appointed, or had ceased to be a director, or was otherwise not entitled to vote.

Recording of dissent

18.11	A director present at a meeting of directors shall be presumed to have assented to any action taken at that meeting unless:

(a)	his dissent is entered in the minutes of the meeting; or

(b)	he has filed with the meeting before it is concluded signed dissent from that action; or

(c)	he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A director who votes in favour of an action is not entitled to record his dissent to it.

Written resolutions

18.12	The directors may pass a resolution in writing without holding a meeting if all directors sign a document or sign several documents in the like form each signed by one or more of those directors.
18.13

Despite the foregoing, a resolution in writing signed by a validly appointed alternate director or by a validly appointed proxy need not also be signed by the appointing director. But if a written resolution is signed personally by the appointing director, it need not also be signed by his alternate or proxy.

18.14

Such written resolution shall be as effective as if it had been passed at a meeting of the directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last director signs.

Sole director’s minute

18.15	Where a sole director signs a minute recording his decision on a question, that record shall constitute the passing of a resolution in those terms.

19	Permissible directors’ interests and disclosure

Permissible interests subject to disclosure

19.1

Save as expressly permitted by these Articles or as set out below, a director may not have a direct or indirect interest or duty which conflicts or may possibly conflict with the interests of the Company.

19.2

If, notwithstanding the prohibition in the preceding Article, a director discloses to his fellow directors the nature and extent of any material interest or duty in accordance with the next Article, he may:

(a)	be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is or may otherwise be interested; and

(b)

be interested in another body corporate promoted by the Company or in which the Company is otherwise interested. In particular, the director may be a director, secretary or officer of, or employed by, or be a party to any transaction or arrangement with, or otherwise interested in, that other body corporate.

19.3

Such disclosure may be made at a meeting at a meeting of the board or otherwise (and, if otherwise, it must be made in writing). The director must disclose the nature and extent of his direct or indirect interest in or duty in relation to a transaction or arrangement or series of transactions or arrangements with the Company or in which the Company has any material interest.

19.4

If a director has made disclosure in accordance with the preceding Article, then he shall not, by reason only of his office, be accountable to the Company for any benefit that he derives from any such transaction or arrangement or from any such office or employment or from any interest in any such body corporate, and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Notification of interests

19.5	For the purposes of the preceding Articles:

(a)

a general notice that a director gives to the other directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

(b)	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

19.6	A director shall not be treated as having an interest in a transaction or arrangement if he has no knowledge of that interest and it is unreasonable to expect the director to have that knowledge.

Voting where a director is interested in a matter

19.7

A director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest or duty, whether directly or indirectly, so long as that director discloses any material interest pursuant to these Articles. The director shall be counted towards a quorum of those present at the meeting. If the director votes on the resolution, his vote shall be counted.

19.8

Where proposals are under consideration concerning the appointment of two or more directors to offices or employment with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each director separately and each of the directors concerned shall be entitled to vote and be counted in the quorum in respect of each resolution except that concerning his or her own appointment.

20	Minutes

20.1	The Company shall cause minutes to be made in books kept for the purpose in accordance with the Act.

21	Accounts and audit

Accounting and other records

21.1	The directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

No automatic right of inspection

21.2	Members are only entitled to inspect the Company’s records if they are expressly entitled to do so by law, or by resolution made by the directors or passed by Ordinary Resolution.

Sending of accounts and reports

21.3

The Company’s accounts and associated directors’ report or auditor’s report that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)	they are sent to that person in accordance with the notice provisions: or

(b)	they are published on a website providing that person is given separate notice of:

(i)	the fact that publication of the documents has been published on the website;

(ii)	the address of the website; and

(iii)	the place on the website where the documents may be accessed; and

(iv)	how they may be accessed.

21.4

If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under the next Article.

Time of receipt if documents are published on a website

21.5

Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least five Clear Days before the date of the meeting at which they are to be laid if:

(a)	the documents are published on the website throughout a period beginning at least five Clear Days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the person is given at least five Clear Days’ notice of the hearing.

Validity despite accidental error in publication on website

21.6	If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because:

(a)	those documents are, by accident, published in a different place on the website to the place notified; or

(b)	they are published for part only of the period from the date of notification until the conclusion of that meeting.

When accounts are to be audited

21.7

Unless the directors or the Members, by Ordinary Resolution, so resolve or unless the Act so requires, the Company’s accounts will not be audited. If the Members so resolve, the Company’s accounts shall be audited in the manner determined by Ordinary Resolution. Alternatively, if the directors so resolve, they shall be audited in the manner they determine.

22	Financial year

Unless the directors otherwise specify, the financial year of the Company:

(a)	shall end on 31st December in the year of its incorporation and each following year; and

(b)	shall begin when it was incorporated and on 1st January each following year.

23	Record dates

Except to the extent of any conflicting rights attached to Shares, the directors may fix any time and date as the record date for declaring or paying a dividend or making or issuing an allotment of Shares. The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

24	Dividends

Declaration of dividends by Members

24.1

Subject to the provisions of the Act, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the directors.

Payment of interim dividends and declaration of final dividends by directors

24.2

The directors may pay interim dividends or declare final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

24.3	Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)	Upon determination to pay a dividend or dividends described as interim by the directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)

Upon declaration of a dividend or dividends described as final by the directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

24.4	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)

If the share capital is divided into different classes, the directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)

The directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)

If the directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

24.5

Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

24.6	The directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

Power to pay other than in cash

24.7

If the directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

How payments may be made

24.8	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

24.9

For the purpose of paragraph (a) of the preceding Article, the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of paragraph (b) of the preceding Article, subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

24.10

If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the register of members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

24.11	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other moneys not to bear interest in absence of special rights

24.12	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Dividends unable to be paid or unclaimed

24.13

If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

24.14	A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

25	Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve

25.1	The directors may resolve to capitalise:

(a)	any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:

(c)	by paying up the amounts unpaid on that Member’s Shares;

(d)

by issuing Fully Paid Shares, debentures or other securities of the Company to that Member or as that Member directs. The directors may resolve that any Shares issued to the Member in respect of partly paid Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain partly paid.

Applying an amount for the benefit of members

25.2

The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

25.3

Subject to the Act, if a fraction of a Share, a debenture, or other security is allocated to a Member, the directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

26	Share premium account

Directors to maintain share premium account

26.1

The directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Debits to share premium account

26.2	The following amounts shall be debited to any share premium account:

(a)	on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)	any other amount paid out of a share premium account as permitted by the Act.

26.3

Notwithstanding the preceding Article, on the redemption or purchase of a Share, the directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

27	Seal

Company seal

27.1	The Company may have a seal if the directors so determine.

Duplicate seal

27.2

Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

27.3	A seal may only be used by the authority of the directors. Unless the directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a director (or his alternate) and the Secretary; or

(b)	by a single director (or his alternate).

If no seal is adopted or used

27.4	If the directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a director (or his alternate) and the Secretary; or

(b)	by a single director (or his alternate); or

(c)	in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

27.5	The directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

27.6

If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

28	Indemnity

Indemnity

28.1

To the extent permitted by law, the Company shall indemnify each existing or former Secretary, director (including alternate director), and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)

all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)

without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Islands or elsewhere.

No such existing or former Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

28.2

To the extent permitted by law, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Secretary or Officer of the Company in respect of any matter identified in paragraph (a) or paragraph (b) of the preceding Article on condition that the Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Secretary or that Officer for those legal costs.

Release

28.3

To the extent permitted by law, the Company may by Special Resolution release any existing or former director (including alternate director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own dishonesty.

Insurance

28.4

To the extent permitted by law, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the directors, other than liability arising out of that person’s own dishonesty:

(a)	an existing or former director (including alternate director), Secretary or Officer or auditor of:

(i)	the Company;

(ii)	a company which is or was a subsidiary of the Company;

(iii)	a company in which the Company has or had an interest (whether direct or indirect); and

(b)	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

29	Notices

Form of notices

29.1	Save where these Articles provide otherwise, any notice to be given to or by any person pursuant to these Articles shall be:

(a)	in writing signed by or on behalf of the giver in the manner set out below for written notices; or

(b)

subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)	where these Articles expressly permit, by the Company by means of a website.

Electronic communications

29.2

Without limitation to Articles 15.1 to 15.4 inclusive (relating to the appointment and removal by directors of alternate directors) and to Articles 17.8 to 17.10 inclusive (relating to the appointment by directors of proxies), a notice may only be given to the Company in an Electronic Record if:

(a)	the directors so resolve;

(b)	the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)	the terms of that resolution are notified to the Members for the time being and, if applicable, to those directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

29.3	A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

Persons authorised to give notices

29.4	A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a director or company secretary of the Company or a Member.

Delivery of written notices

29.5

Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

29.6	Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of members.

Signatures

29.7	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

29.8	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

29.9

A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

29.10

A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Giving notice to a deceased or bankrupt Member

29.11

A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

29.12	Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

29.13	A notice is given on the date identified in the following table.

Method for giving notices	When taken to be given

Personally	At the time and date of delivery

By leaving it at the member’s registered address	At the time and date it was left

If the recipient has an address within the Islands, by posting it by prepaid post to the street or postal address of that recipient	48 hours after it was posted

If the recipient has an address outside the Islands, by posting it by prepaid airmail to the street or postal address of that recipient	7 Clear Days after posting

By Electronic Record (other than publication on a website), to recipient’s Electronic address	Within 24 hours after it was sent

By publication on a website	See the Articles about the time when notice of a meeting of Members or accounts and reports, as the case may be, are published on a website

Saving provision

29.14	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of directors and written resolutions of Members.

30	Authentication of Electronic Records

Application of Articles

30.1

Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a director or other Officer of the Company, shall be deemed to be authentic if either Article 30.2 or Article 30.4 applies.

Authentication of documents sent by Members by Electronic means

30.2

An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)

the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 30.7 does not apply.

30.3

For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 30.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

30.4

An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)

the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)

the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 30.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

30.5

For example, where a sole director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that director unless Article 30.7 applies.

Manner of signing

30.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

30.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

31	Transfer by way of continuation

31.1	The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)	the Islands; or

(b)	such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

31.2	To give effect to any resolution made pursuant to the preceding Article, the directors may cause the following:

(a)	an application be made to the Registrar of Companies to deregister the Company in the Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)	all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

32	Winding up

Distribution of assets in specie

32.1

If the Company is wound up, the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)

to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members;

(b)	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

32.2	No Member shall be compelled to accept any assets if an obligation attaches to them.

The directors are authorised to present a winding up petition

32.3

The directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

33	Mergers and consolidations

33.1

The Company shall have the power to merger or consolidate with one or more other constituent companies (as defined in the Act) upon such terms as the directors may determine and (to the extent required by the Act) with the approval of a Special Resolution.

34	Amendment of Memorandum and Articles

Power to change name or amend Memorandum

34.1	Subject to the Act, the Company may, by Special Resolution:

(a)	change its name; or

(b)	change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

34.2	Subject to the Act and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

ANNEX C

Companies (Jersey) Law 1991

Company Limited by Shares

Adopted by special resolution on [date] 2024

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

CROWN LNG HOLDINGS LIMITED

Companies (Jersey) Law 1991

Company Limited by Shares

Amended and Restated Memorandum of Association

of

Crown LNG Holdings Limited

1	The name of the Company is Crown LNG Holdings Limited.

2	The Company is a private company limited by shares.

3	The Company is a no par value company.

4	The Company has unrestricted corporate capacity.

5	The liability of each member arising from his or her holding of a share is limited to the amount (if any) unpaid on it.

6	There is no limit on the number of shares of any class which the Company is authorised to issue.

Companies (Jersey) Law 1991

Company Limited by Shares

Adopted by special resolution on [date] 2024

ARTICLES OF ASSOCIATION

OF CROWN LNG HOLDINGS LIMITED

CONTENTS

1	Definitions, interpretation and exclusion of Standard Table	C-1
	Definitions	C-1
	Interpretation	C-3
	Exclusion of Standard Table	C-4
2	Shares	C-4
	Power to issue Shares and options, with or without special rights	C-4
	Power to issue fractions of a Share	C-4
	Capital contributions without issue of further Shares	C-5
	Limit on the number of Joint Holders	C-5
	Treasury Shares	C-5
3	Class Rights Attributed to the Ordinary Shares	C-5
4	Class Rights Attributed to the Preference Shares	C-5
5	Register of Members and share certificates	C-6
	Issue of share certificates	C-6
	Renewal of lost or damaged share certificates	C-7
	Uncertificated shares	C-7
6	Transfer of shares	C-7
	Form of transfer	C-7
	Power to refuse registration	C-8
	Notice of refusal to register	C-8
	Fee, if any, payable for registration	C-8
	Company may retain instrument of transfer	C-8
	Transfer to branch register	C-8
	Holding of Shares through Direct Registration System	C-8
	Security	C-9
	No lien on Secured Shares	C-9
	No forfeiture of Secured Shares	C-9
7	Redemption, Purchase and Surrender of Shares, Treasury Shares	C-9
	Power to pay for redemption or purchase in cash or in specie	C-10
	Effect of redemption or purchase of a Share	C-10
8	Variation of Rights Attaching to Shares	C-10
9	Commission on Sale of Shares	C-11
10	Non-Recognition of Trusts	C-11
11	Transmission of Shares	C-11
	Persons entitled on death of a Member	C-11
	Registration of transfer of a Share following death or bankruptcy	C-11
	Indemnity	C-11
	Rights of person entitled to a Share following death or bankruptcy	C-11
12	Alteration of capital	C-12
	Increasing, consolidating, converting, dividing and cancelling share capital	C-12
	Reducing share capital	C-12
	Sale of fractions of Shares	C-12
13	Closing Register of Members or Fixing Record Date	C-12
14	General Meetings	C-13
	Power to call meetings	C-13
	Annual general meetings	C-13
	Content of notice	C-14
	Period of notice	C-14
	Persons entitled to receive notice	C-14
	Publication of notice on a website	C-14
	Time a website notice is deemed to be given	C-14
	Required duration of publication on a website	C-15

	Accidental omission to give notice or non-receipt of notice	C-15
	Notice of other business	C-15
	Written resolutions	C-18
15	Proceedings at meetings of Members	C-18
	Quorum	C-18
	Use of technology	C-18
	Lack of quorum	C-18
	Adjournment	C-18
	Chairman	C-19
	Right of a Director or auditor’s representative to attend and speak	C-19
	Method of voting	C-19
	Taking of a poll	C-19
	Chairman does not have casting vote	C-19
16	Voting rights of Members	C-20
	Right to vote	C-20
	Rights of Joint Holders	C-20
	Member with mental disorder	C-20
	Objections to admissibility of votes	C-20
	Form of proxy	C-20
	How and when proxy is to be delivered	C-21
	Voting by proxy	C-21
17	Corporations Acting by Representatives at Meeting	C-22
18	Clearing Houses	C-22
19	Directors	C-22
20	Appointment, disqualification and removal of Directors	C-22
	No age limit	C-22
	No corporate Directors	C-22
	Appointment of Directors	C-23
	Removal of Directors	C-23
	Filling of vacancies	C-23
	Resignation of Directors	C-23
	Corporate governance policies	C-23
	No shareholding qualification	C-23
21	Directors’ Fees and Expenses	C-23
22	Powers and duties of Directors	C-24
23	Delegation of powers	C-24
	Power to delegate any of the Directors’ powers to a committee	C-24
	Power to appoint an agent of the Company	C-24
	Power to appoint an attorney or authorised signatory of the Company	C-24
	Management	C-25
24	Disqualification of Directors	C-25
25	Meetings of Directors	C-26
	Regulation of Directors’ meetings	C-26
	Calling meetings	C-26
	Use of technology	C-26
	Quorum	C-26
	Voting	C-27
	Validity	C-27
26	Permissible Directors’ interests and disclosure	C-27
27	Minutes	C-28
	Written resolutions	C-28
28	Record Dates	C-28
29	Dividends	C-28
	Payment of dividends by Directors	C-28

	Apportionment of dividends	C-29
	Right of set off	C-29
	Power to pay other than in cash	C-29
	How payments may be made	C-29
	Dividends or other monies not to bear interest in absence of special rights	C-30
	Unclaimed Dividends	C-30
30	Accounts and audits	C-30
	Accounting and other records	C-30
	No automatic right of inspection	C-30
	Sending of accounts and reports	C-30
	Time of receipt if documents are published on a website	C-20
	Validity despite accidental error in publication on website	C-31
	When accounts are to be audited	C-31
31	Audit	C-31
32	Seal	C-31
	Company seal	C-31
	Official seal	C-31
	When and how seal is to be used	C-31
	If no seal is adopted or used	C-31
	Power to allow non-manual signatures and facsimile printing of seal	C-32
	Validity of execution	C-32
33	Officers	C-32
34	Register of Directors and Officers	C-32
35	Capitalisation of profits	C-33
36	Notices	C-33
	Form of notices	C-33
	Signatures	C-33
	Evidence of transmission	C-33
	Delivery of notices	C-34
	Giving notice to a deceased or bankrupt Member	C-34
	Saving provisions	C-34
37	Authentication of Electronic Records	C-34
	Application of Articles	C-34
	Authentication of documents sent by Members by Electronic means	C-34
	Authentication of document sent by the Secretary or Officers by Electronic means	C-35
	Manner of signing	C-35
	Saving provision	C-35
38	Information	C-36
39	Indemnity	C-36
	Indemnity	C-36
40	Forum	C-37
41	Financial Year	C-37
42	Winding up	C-37
	Distribution of assets in specie	C-37

Companies (Jersey) Law 1991

Company Limited by Shares

Amended and Restated Articles of Association

of

Crown LNG Holdings Limited

1	Definitions, interpretation and exclusion of Standard Table

Definitions

1.1	In these Articles, unless otherwise defined, the defined terms shall have the meanings assigned to them as follows:

Affiliate means:

(a)

in the case of a natural person, such person’s parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by such person or any of the foregoing, and

(b)

in the case of a corporation, partnership or other entity or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

The term control shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of a corporation, shares having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity; provided that the Company and its subsidiaries shall not be considered Affiliates of the Members.

Articles means, as appropriate:

(a)	these Articles of Association as amended from time to time; or

(b)	two or more particular Articles of these Articles;

and Article refers to a particular Article of these Articles;

Commission means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

Company means the above-named company;

Company’s Website means the website of the Company (if any);

Designated Stock Exchange means the New York Stock Exchange or any other stock exchange or automated quotation system on which the Company’s securities are then traded;

Directors means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof;

Dividend means any dividend (whether interim or final) resolved to be paid on Shares pursuant to these Articles;

Electronic has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

electronic communication means electronic transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than a majority vote of the Directors;

Electronic Record has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

Electronic Signature has the meaning given to that term in the Electronic Communications (Jersey) Law 2000;

Exchange Act means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

Exemption Order means the Companies (Transfers of Shares – Exemptions) (Jersey) Order 2014;

Fully Paid and Paid Up means that the agreed issue price for a Share has been fully paid or credited as paid in money or money’s worth;

Island means Jersey, Channel Islands;

Joint Holders means two or more persons registered as the holders of a Share or Shares or who are jointly entitled to a Share or Shares by reason of the death or bankruptcy of the registered holder;

Law means the Companies (Jersey) Law 1991;

Market Price means for any given day, the price quoted in respect of the Ordinary Shares on the Designated Stock Exchange of the close of trading on such day, or if such day is not a date on which the Designated Stock Exchange is open, then the close of trading on the previous trading day;

Member means any person or persons entered on the Register of Members from time to time as the holder of a Share;

Member Associated Person a Member Associated Person of any Member shall mean:

(c)	any Affiliate of, or person acting in concert with, such Member;

(d)	any beneficial owner of Shares of the Company owned of record or beneficially by such Member and on whose behalf the proposal or nomination, as the case may be, is being made; or

(e)	any person controlling, controlled by or under common control with such person referred to in the preceding clauses (a) and (b);

Memorandum means the Memorandum of Association of the Company as amended from time to time;

month means a calendar month;

Nominating Member means:

(f)	the Member providing the notice of the nomination proposed to be made at a general meeting;

(g)	the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at any general meeting is made; and

(h)	any affiliate or associate of such stockholder or beneficial owner;

Officer means a person appointed to hold an office in the Company; and the expression includes a Director, or liquidator, but does not include the Secretary;

Ordinary Resolution means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote;

Ordinary Shares means an Ordinary Share in the capital of the Company of no par value designated as Ordinary Shares and having the rights provided for in these Articles;

PDF means Portable Document Format;

Preference Shares means shares in the capital of the Company of no par value designated as Preference Shares and having the rights and being subject to the restrictions specified in or pursuant to these Articles;

Register of Members means the register (including any branch register) maintained by the Company in accordance with Article 41 or Article 49 of the Law;

Registered Office means the registered office for the time being of the Company;

Regulations means the Companies (Uncertificated Securities) (Jersey) Order 1999 including any modification or re-enactment of them for the time being in force;

Seal means the common seal of the Company including any facsimile thereof;

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statutes and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

Share means any Ordinary Shares, Preference Share or any other share in the share capital of the Company, and the expression:

(i)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(j)	where the context permits, also includes a fraction of a share;

signed means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

Special Resolution has the meaning given to that term in the Law;

subsidiary has the meaning given to that term in Article 2 of the Law;

Treasury Share means a Share held in the name of the Company as a treasury share in accordance with the Law;

year means a calendar year; and

Uncertificated means in relation to a Share, means a share title to which is recorded in the Register of Members as being held in uncertificated form and title to which may be transferred by means of a relevant system.

Interpretation

1.2	In the interpretation of these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only (i.e., he and his) shall include the feminine gender (i.e., her and hers) and shall include references to entities without gender (i.e., it and its);

(c)	a reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency;

(d)	may shall be construed as permissive and “shall” shall be construed as imperative;

(e)	a reference to a dollar or dollars (or US$) is a reference to dollars of the United States of America;

(f)	references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

written and in writing means all modes of representing or reproducing words in visible form, including in the form of an electronic record and any requirements as to delivery under these Articles include delivery in the form of an electronic record; where used in connection with a notice served by the Company on Members or other persons entitled to receive notices hereunder, such writing shall also include a record maintained in an electronic medium which is accessible in visible form so as to be useable for subsequent reference;

(i)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(j)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share;

(k)	headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity;

(l)	where a word or phrase is given a defined meaning, another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning; and

(m)	all references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

Exclusion of Standard Table

1.3

The regulations contained in the Standard Table adopted pursuant to the Companies (Standard Table) (Jersey) Order 1992 and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2	Shares

Power to issue Shares and other securities, with or without special rights

2.1

Subject to the provisions, if any, to any direction that may be given by the Company in a general meeting and where applicable, the rules and regulations of the Designated Stock Exchange and/or any other competent regulatory authority or otherwise under applicable law, and without prejudice to any rights attached to any existing Shares, the Directors may, in their absolute discretion and without approval of the holders of Shares, allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise any or all of which may be greater than the powers and rights associated with the Shares, to such persons, at such times and on such other terms as they think proper, which shall be conclusively evidenced by their approval of the terms thereof, and may also (subject to the Law and these Articles) vary such rights.

2.2	The Company shall not issue Shares in bearer form and shall only issue Shares as fully paid.

2.3

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

Power to issue fractions of a Share

2.4

Subject to the Law, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Capital contributions without issue of further Shares

2.5

With the consent of a Member, the Directors may accept a voluntary contribution from that Member without issuing Shares in return. If the Directors agree to accept a voluntary contribution from a Member, the Directors shall resolve whether that contribution shall be treated as an addition to the stated capital account of the Company or to a general reserve of the Company (it being understood that the contribution is not provided by way of loan).

Limit on the number of Joint Holders

2.6	In respect of a Share, the Company shall not be required to enter the names of more than four Joint Holders in the Register of Members of the Company.

2.7	If two or more persons are registered as Joint Holders of a Share, then any one of those Joint Holders may give effectual receipts for moneys payable in respect of that Share.

Treasury Shares

2.8

From time to time, the Company may hold its own Shares as Treasury Shares and the Directors may sell, transfer or cancel any Treasury Shares in accordance with the Law. For the avoidance of doubt, the Company shall not be entitled to vote or receive any distributions in respect of any Treasury Shares held by it.

3	Class Rights Attributed to the Ordinary Shares

3.1	The holders of the Ordinary Shares shall be:

(a)	entitled to Dividends in accordance with the relevant provisions of these Articles;

(b)	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles; and

(c)

entitled to receive notice of and attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in the name of such holder in the Register of Members (unless voting takes place on a poll in accordance with these Articles), both in accordance with the relevant provisions of these Articles.

3.2	All Ordinary Shares shall rank pari passu with each other in all respects.

4	Class Rights Attributed to the Preference Shares

4.1

Preference Shares may be issued from time to time in one or more series, each of such series to have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed to the holders upon issue thereof, or in any resolution or resolutions providing for the issue of such series adopted by the Directors as hereinafter provided.

4.2

Authority is hereby granted to the Directors, subject to the provisions of these Articles and applicable law, to create one or more series of Preference Shares and, with respect to each such series, to fix, without any further vote or action by the Members of the Company:

(a)	the number of Preference Shares to constitute such series and the distinctive designation thereof;

(b)

the dividend rate on the Preference Shares of such series, the dividend payment dates, the periods in respect of which dividends are payable (Dividend Period), whether such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate;

(c)

whether the Preference Shares of such series shall be convertible into, or exchangeable for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares and the conversion price or prices or rate or rates, or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided in such resolution or resolutions;

(d)	the preferences, if any, and the amounts thereof, which the Preference Shares of such series shall be entitled to receive upon the winding up of the Company;

(e)	the voting power, if any, of the Preference Shares of such series;

(f)	transfer restrictions and rights of first refusal with respect to the Preference Shares of such series; and

(g)	such other terms, conditions, special rights and provisions as may seem advisable to the Directors.

4.3

Notwithstanding the fixing of the number of Preference Shares constituting a particular series upon the issuance thereof, the Directors at any time thereafter may authorise the issuance of additional Preference Shares of the same series subject always to the Law.

4.4

No Dividend shall be declared and set apart for payment on any series of Preference Shares in respect of any Dividend Period unless there shall likewise be or have been paid, or declared and set apart for payment, on all Preference Shares of each other series entitled to cumulative Dividends at the time outstanding which rank senior or equally as to Dividends with the series in question, Dividends pro rateably in accordance with the sums which would be payable on the said Preference Shares through the end of the last preceding Dividend Period if all Dividends were declared and paid in full.

4.5

If, upon the winding up of the Company, the assets of the Company distributable among the holders of any one or more series of Preference Shares which (a) are entitled to a preference over the holders of the Ordinary Shares upon such winding up and (b) rank equally in connection with any such distribution shall be insufficient to pay in full the preferential amount to which the holders of such Preference Shares shall be entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of each such series of the Preference Shares pro rateably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full.

5	Register of Members and share certificates

Register of Members and Branch Register

5.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Law.

5.2

Subject to and to the extent permitted by the Law, the Company, or the Directors on behalf of the Company, may cause to be kept and maintained in any country, territory or place, a branch Register of Members resident in such country, territory or place, and the Company may, or the Directors on behalf of the Company may, make and vary such regulations as it or they may think fit regarding the keeping of any such branch register.

Issue of share certificates

5.3	Upon being entered in the Register of Members as the holder of a Share, a Member shall, subject to Article 5.8, be entitled:

(a)

without payment, to one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the Directors may determine for every certificate after the first, to several certificates each for one or more of that Member’s Shares.

5.4

Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid or partly paid up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

5.5

The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one Joint Holder shall be a sufficient delivery to all of them.

5.6

All certificates for Shares shall be delivered personally or sent through the post addressed to the Member entitled thereto at the Member’s registered address as appearing in the Register of Members. Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

Renewal of lost or damaged share certificates

5.7	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any, for issuing a replacement share certificate;

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

Uncertificated shares

5.8

Subject to Article 5.9, at any time the Shares are listed on the Designated Stock Exchange (provided that the Designated Stock Exchange remains an “approved stock exchange” (as defined in the Exemption Order)) and are Uncertificated, the Company shall not be required to (although may, in its absolute discretion choose to), provide a share certificate in accordance with Article 5.3.

5.9

Following a written request at any time from a Member to the Company requesting a share certificate in respect of Shares held by that Member, the Company shall, within 2 months of receipt by the Company of that written request, complete and have ready for delivery the certificate of such Shares in respect of which the request was made unless the conditions of allotment of the Shares otherwise provide.

6	Transfer of shares

Form of transfer

6.1

Subject to these Articles (including Article 6.8), any agreement between a Member and the Company, and the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including, but not limited to the Exchange Act), any Member may transfer all or any of his certificated Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors acting reasonably and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

6.2

The instrument of transfer shall be executed by or on behalf of the transferor. Without prejudice to the last preceding Article, the Directors may also resolve, either generally or in any particular case, upon request by the transferor or transferee to accept mechanically executed transfers. The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered into the Register of Members in respect thereof.

Power to refuse registration

6.3	The Directors may decline to recognise any instrument of transfer in respect of a certificated Share unless:

(a)	the instrument of transfer is in respect of only one class of Share;

(b)

the instrument of transfer is lodged at the Registered Office or such other place as the Register of Members is kept in accordance with the Law accompanied by the relevant share certificate(s) (if any) or such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do); and

(c)	the instrument of transfer is duly and properly signed and endorsed or accompanied by the share certificates in respect of the relevant certificated Shares or an indemnity.

Notice of refusal to register

6.4

If the Directors refuse to register a transfer of a certificated Share, they must send notice of their refusal to the existing Member within two months after the date on which the transfer was lodged with the Company.

Fee, if any, payable for registration

6.5	If the Directors so decide, the Company may charge a reasonable fee for the registration of any instrument of transfer or other document relating to the title to a Share.

Company may retain instrument of transfer

6.6

The Company shall be entitled to retain any instrument of transfer which is registered; but an instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

Transfer to branch register

6.7

The Directors in so far as permitted by any applicable law and rules of the Designated Stock Exchange may, in their absolute discretion, at any time and from time to time transfer any Share upon the Register of Members to any branch register or any Share on any branch register to the Register of Members or any other branch register. In the event of any such transfer, the Member requesting such transfer shall bear the cost of effecting such transfer unless the Directors otherwise determine.

Holding of Shares through Direct Registration System

6.8

At any time any of the Shares are listed on the Designated Stock Exchange (provided that the Designated Stock Exchange remains an approved stock exchange (as defined in the Exemption Order)) and are Uncertificated, a transfer of such Shares is exempt from the provisions of Article 42(1) of the Law requiring an instrument of transfer to be delivered to the Company where the following conditions are met in respect of such transfer:

(a)	the transfer is made:

(i)	to or from an approved central securities depository (as defined in the Exemption Order), or

(ii)	by means of a computer system (as defined in the Exemption Order); and

(b)	the transfer is in accordance with the relevant laws (as defined in the Exemption Order) applicable to, and relevant rules and regulations of, the Designated Stock Exchange.

Security

6.9

Notwithstanding any other provision of these Articles, if any of the shares of the Company (the Secured Shares) are subject to a security interest created pursuant to the Security Interests (Jersey) Law 1983 or 2012 (as amended, modified, replaced or superseded) (the Security Interests Law) and Secured Shares are to be transferred pursuant to the exercise of the power of sale or enforcement under the Security Interests Law or the provisions of the relevant security agreement:

(a)	Article 6.3 shall not apply;

(b)	the directors shall not refuse to register such a transfer of the Secured Shares if the following conditions have been satisfied:

(i)	a validly executed instrument of transfer relating to the Secured Shares has been lodged at the registered office of the Company; and

(ii)

the instrument of transfer is accompanied by the share certificate(s) in respect of the Secured Shares or, where the share certificate(s) are not available, a confirmation in writing that the share certificate has been lost or destroyed and that if it is found it will be returned to the directors; and

(c)

no fee shall be charged or payable in respect of the registration of any instrument of transfer or other document relating to or affecting the title to any such Secured Shares pursuant to Article 6.5 or otherwise.

No lien on Secured Shares

6.10

Notwithstanding any other provision of these Articles, if Secured Shares (as defined in Article 6.9) are to be transferred pursuant to the exercise of the power of sale or enforcement under the Security Interests Law or the provisions of the relevant security agreement, the Company shall not have any lien on any Secured Shares for any moneys (whether presently payable or not) payable at a fixed time or called in respect of any Secured Shares.

No forfeiture of Secured Shares

6.11	Notwithstanding any other provision of these Articles, no Secured Shares (as defined in Article 6.9) may be forfeited.

7	Redemption, Purchase and Surrender of Shares, Treasury Shares

7.1	Subject to the provisions, if any, in these Articles, the Memorandum, applicable law, including the Law and the rules of the Designated Stock Exchange, the Company may:

(a)

issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such Shares, determine;

(b)

convert existing non-redeemable limited shares, whether issued or not, into Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its Directors determine before the conversion of those Shares; and

(c)

purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Commission or the Designated Stock Exchange.

7.2	The Company may make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Law, including out of capital, profits or the proceeds of a fresh issue of Shares.

7.3	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

7.4	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

Power to pay for redemption or purchase in cash or in specie

7.5	When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one way and partly in the other way).

Effect of redemption or purchase of a Share

7.6	Upon the date of redemption or purchase of a Share:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the applicable payment for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member’s name shall be removed from the Register of Members with respect to the Share; and

(c)	the Share shall be cancelled or become a Treasury Share.

For the purpose of this Article, the date of redemption or purchase is the date when the redemption or purchase occurs.

8	Variation of Rights Attaching to Shares

8.1

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

8.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

8.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking in priority to or pari passu therewith.

9	Commission on Sale of Shares

The Company may, in so far as the Law permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

10	Non-Recognition of Trusts

Except as required by law:

(a)	no person shall be recognised by the Company as holding any Share on any trust; and

(b)	no person other than the Member shall be recognised by the Company as having any right in a Share.

11	Transmission of Shares

Persons entitled on death of a Member

11.1

If a Member dies, the survivor or survivors (where he was a Joint Holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

Registration of transfer of a Share following death or bankruptcy

11.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy, liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy, liquidation or dissolution, as the case may be.

Indemnity

11.3

The Directors may require a person registered as a Member by reason of the death or bankruptcy of another Member to indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

11.4

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

12	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

12.1	To the fullest extent permitted by the Law, the Company may by Special Resolution do any of the following (and amend its Memorandum and its Articles for that purpose):

(a)	increase or reduce the number of Shares that it is authorised to issue;

(b)	consolidate all or any of the Shares (whether issued or not) into fewer shares; or

(c)	divide all or any of the Shares (whether issued or not) into more shares.

12.2

All new Shares created hereunder shall be subject to the same provisions with reference to the payment of liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

Reducing share capital

12.3	Subject to the Law and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

Sale of fractions of Shares

12.4

Whenever, as a result of a consolidation or division of Shares, any Members would become entitled to fractions of a Share, the Directors may, in their absolute discretion, on behalf of those Members, sell the Shares representing the fractions for (i) the Market Price on the date of such consolidation or division, in the case of any shares listed on a Designated Stock Exchange, and (ii) the best price reasonably obtainable by the Company, in the case of any shares not listed on a Designated Stock Exchange, and distribute the net proceeds of sale in due proportion among those Members, and the Directors may authorise (and the relevant Member hereby authorises) any person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

13	Closing Register of Members or Fixing Record Date

13.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after applicable notice has been given in accordance with the rules and regulations of the Designated Stock Exchange or otherwise under applicable law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

13.2

In lieu of, or apart from, closing the Register of Members, the Directors may, in accordance with the Law, fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

13.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

14	General Meetings

Power to call meetings

14.1	The Directors, the chief executive officer of the Company or the chairman of the board of Directors, may call a general meeting at any time.

14.2

If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

14.3	The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

14.4	The requisition must be in writing and given by one or more Members who together hold at least 10% of the rights to vote at such general meeting.

14.5	The requisition must also:

(a)	specify the objects of the meeting;

(b)	be signed by or on behalf of the requisitioners. The requisition may consist of several documents in like form signed by one or more of the requisitioners; and

(c)	be deposited at the Company’s registered office in accordance with the notice provisions.

14.6

Should the Directors fail to call a general meeting within 21 days from the date of deposit of a requisition to be held within 2 months of that date, the requisitioners or any of them representing more than one half of the total voting rights of all of them, may call a general meeting to be held within three months from that date.

14.7

Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least 10% of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

14.8	If the Members call a meeting under the above Articles, the Company shall reimburse their reasonable expenses.

Annual general meetings

14.9

The Company shall hold annual general meetings unless otherwise dispensed with in accordance with the Law. The first annual general meeting shall be held within a period of 18 months of the Company’s incorporation and thereafter at least once in every calendar year. Not more than 18 months may elapse between one annual general meeting and the next.

Content of notice

14.10	Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the time of the meeting;

(b)	subject to Article 14.1, if the meeting is to be held in two or more places, the technology that will be used to facilitate the meeting;

(c)	subject to Articles 14.10(d) and 14.20, the general nature of the business to be transacted;

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution; and

(e)	in the case of an annual general meeting, that the meeting is an annual general meeting.

14.11	In each notice, there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxy need not be a Member.

Period of notice

14.12

A general meeting, including an annual general meeting, shall be called by at least 14 clear days’ notice (but not more than sixty (60) calendar days’ notice). A meeting, however, may be called on shorter notice if it is so agreed:

(a)	in the case of an annual general meeting, by all the Members entitled to attend and vote at that meeting; and

(b)	in the case of any other meeting, by a majority in number of the Members having a right to attend and vote at that meeting, being a majority together holding not less than:

(i)	95% where a Special Resolution is to be considered; or

(ii)	90% for all other meetings;

of the total voting rights of the Members who have that right.

Persons entitled to receive notice

14.13	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members;

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)	the Directors;

(d)	the Company’s auditor (if any); and

(e)	persons entitled to vote in respect of a Share in consequence of the incapacity of a Member.

Publication of notice on a website

14.14	Subject to the Law, a notice of a general meeting may be published on a website providing the recipient is given separate notice of:

(a)	the publication of the notice on the website;

(b)	the address of the website;

(c)	the place on the website where the notice may be accessed;

(d)	how it may be accessed; and

(e)	the place, date and time of the general meeting.

14.15

If a Member notifies the Company that he is unable for any reason to access the website, the Company must as soon as practicable give notice of the meeting to that Member in writing or by any other means permitted by these Articles but this will not affect when that Member is deemed to have been given notice of the meeting.

Time a website notice is deemed to be given

14.16	A website notice is deemed to be given when the Member is given notice of its publication.

Required duration of publication on a website

14.17

Where the notice of meeting is published on a website, it shall continue to be published in the same place on that website from the date of the notification until the conclusion of the meeting to which the notice relates.

Accidental omission to give notice or non-receipt of notice

14.18	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting or an instrument of proxy to any person entitled to notice; or

(b)	non-receipt of notice of the meeting or an instrument of proxy by any person entitled to notice.

14.19	In addition, where a notice of meeting is published on a website, proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for only part of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

Notice of other business

14.20	No business may be transacted at any general meeting, other than business that is either:

(a)

specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Directors (or any duly authorised committee thereof) or pursuant to a requisition of a meeting by Members in accordance with Article 14.3,

(b)	otherwise properly brought before an annual general meeting by or at the direction of the Directors (or any duly authorised committee thereof); or

(c)	otherwise properly brought before an annual general meeting by any Member of the Company who:

(i)

is a Member of record on both (x) the date of the giving of the notice by such Member provided for in this Article and (y) the record date for the determination of Members entitled to vote at such annual general meeting; and

(ii)	complies with the notice procedures set forth in Articles 14.21 and 14.22.

14.21

For business to be brought properly before an annual general meeting by a Member, such Member must have given timely notice thereof in proper written form to the Secretary of the Company and comply with Articles 14.22, 14.24 to 14.26.

14.22

Members either seeking to nominate candidates for appointment as Director(s) at an annual general meeting or seeking to include other business at the annual general meeting, such Member must deliver notice to the registered office of the Company not less than ninety (90) days and not more than one hundred twenty (120) days prior to the one-year anniversary of the Company’s notice of meeting released to Members in connection with the previous year’s annual general meeting provided, however, that if the Company’s annual general meeting did not occur in the previous year or occurs on a date more than thirty (30) days earlier or later than the Company’s prior year’s annual general meeting, then the Directors shall determine a date a reasonable period prior to the Company’s annual general meeting by which date the Members notice must be delivered and shall publicise such date in a filing pursuant to the Exchange Act or via press release at least fourteen (14) days prior to the date set by the Directors or, if the Company did not hold an annual general meeting the previous year, or if the calendar date of the current year’s annual general meeting has been changed by more than 30 days from the calendar date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

14.23

All notices of general meetings shall be sent or otherwise given in accordance with this Article not less than fourteen (14) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and:

(a)

in the case of a general meeting that is not an annual general meeting, the purpose or purposes for which the meeting is called (no business other than that specified in the notice may be transacted); or

(b)

in the case of the annual general meeting, those matters which the Directors, at the time of giving the notice, intend to present for action by the Members (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which Directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Directors intend to present for election.

14.24	To be in proper written form, a Member’s notice to the Company must set forth as to such matter such Member proposes to bring before the annual general meeting:

(a)

a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

(b)	the name and address, as they appear on the Company’s Register of Members, of the Member proposing such business and any Member Associated Person;

(c)

the class or series and number of Shares of the Company that are held of record or are beneficially owned by such Member or any Member Associated Person and any derivative positions held or beneficially held by the Member or any Member Associated Person;

(d)

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such Member or any Member Associated Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such Member or any Member Associated Person with respect to any securities of the Company;

(e)

any material interest of the Member or a Member Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such Members or between or among any proposing Members and any other person or entity (including their names) in connection with the proposal of such business by such Member; and

(f)

a statement as to whether such Member or any Member Associated Person will deliver a form of proxy to holders of at least the percentage of the Company’s voting Shares required under applicable law and the rules of the Designated Stock Exchange to carry the proposal.

14.25

In addition to any other applicable requirements for a nomination for election of a Director to be made by a Member of the Company (other than Directors to be nominated by any series of Preferred Shares, voting separately as a class), such Member must:

(a)	be a Member of record on both:

(i)	the date of the giving of the notice by such Member provided for in this Article; and

(ii)	the record date for the determination of Members entitled to vote at such annual general meeting;

(b)	on each such date beneficially own more than 15% of the issued Ordinary Shares (unless otherwise provided in the Exchange Act or the rules and regulations of the Commission); and

(c)	have given timely notice thereof in proper written form to the Secretary of the Company.

If a Member is entitled to vote only for a specific class or category of Directors at a meeting of the Members, such Member’s right to nominate one or more persons for election as a Director at the meeting shall be limited to such class or category of Directors.

14.26	To be in proper written form for purposes of Articles 14.24 and 14.25, a Member’s notice to the Secretary must set forth:

(a)	as to each Nominating Member:

(i)	the information that is requested in Articles 14.24(b) to 14.24(f); and

(ii)	any other information relating to such Member that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange; and

(b)	as to each person whom the Member proposes to nominate for election as a Director:

(i)

all information that would be required by Articles 14.24(b) to 14.24(f) if such nominee was a Nominating Member, except such information shall also include the business address and residence address of the person;

(ii)	the principal occupation or employment of the person;

(iii)

all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the Commission or of the Designated Stock Exchange; and

(iv)

a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any Nominating Member and its Affiliates and associates, on the one hand, and each proposed nominee, his respective Affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such Nominating Member were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director of the Company in accordance with the rules of the Designated Stock Exchange.

14.27	Unless otherwise provided by:

(i)	the terms of these Articles;

(ii)	any series of Preferred Shares; or

(iii)

any agreement among Members or other agreement, in the case of this clause (iii), approved by the Directors, only persons who are nominated in accordance with the procedures set forth above, shall be eligible to serve as Directors.

If the chairman of a general meeting determines that a proposed nomination was not made in compliance with these Articles, he or she shall declare to the general meeting that nomination is defective and such defective nomination shall be disregarded provided that the chairman of such meeting may waive any such defect and submit to the meeting the name of any person duly qualified and willing to act. Notwithstanding the foregoing provisions of these Articles, if the Nominating Member (or a qualified representative of the Nominating Member) does not appear at the general meeting to present the nomination, such nomination shall be disregarded.

14.28	Subject to the other provisions of these Articles, the Company may by Ordinary Resolution appoint any person to be a Director.

14.29

Subject to these Articles, a Director shall hold office until the expiry of his or her term as contemplated by Article 1.1 or, until such time as he or she vacates office in accordance with Article 24.1.

14.30

No person shall be eligible for election as a Director of the Company unless nominated in accordance with the procedures set forth in this Article. If the chairman of an annual general meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. This Article 14 shall not apply to any nomination of a Director (a) in an election in which only the holders of one or more series of Preferred Shares of the Company are entitled to vote (unless otherwise provided in the terms of such series of Preferred Shares) or (b) by the Directors pursuant to Article 1.1.

Written resolutions

14.31	Members are prohibited from passing resolutions in writing as contemplated by Article 95 of the Law.

15	Proceedings at meetings of Members

Quorum

15.1

No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Members holding in aggregate at least one-third of all voting share capital of the Company in issue present in person or by proxy and entitled to vote shall be a quorum, provided that the minimum quorum for any meeting shall be two Members entitled to vote.

Use of technology

15.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

Lack of quorum

15.3	If a quorum is not present within 30 minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	if the meeting was requisitioned by Members entitled to vote, it shall be cancelled; or

(b)	in any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors.

Adjournment

15.4

When a meeting is adjourned to another time and place, unless these Articles otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum. At the adjourned meeting the Company may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

15.5

A determination of the Members of record entitled to notice of or to vote at a general meeting shall apply to any adjournment of such meeting unless the Directors fix a new record date for the adjourned meeting, but the Directors shall fix a new record date if the meeting is adjourned for more than thirty (30) days from the date set for the original meeting.

15.6

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

15.7

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

Chairman

15.8

The chairman of the board of Directors shall preside as chairman at every general meeting of the Company. If at any meeting the chairman of the board of Directors is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Directors present shall elect one of their number as chairman of the meeting or if all the Directors present decline to take the chair, the Members present shall choose one of their own number to be the chairman of the meeting.

Right of a Director or auditor’s representative to attend and speak

15.9

Even if a Director or a representative of the auditor (if any) is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Method of voting

15.10

All resolutions put to the vote of the meeting shall be decided on a poll. Each Member shall have one vote for each Share he holds which confers the right to receive and vote on a resolution put to the vote of a meeting, unless any Share carries special voting rights.

15.11

In determining the number of votes cast for or against a proposal or a nominee, Shares abstaining from voting on any resolution and votes by a broker that have not been directed by the beneficial owner to vote on any resolution in any particular manner will be counted for purposes of determining a quorum but not for purposes of determining the number of votes cast.

Taking of a poll

15.12

A poll shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll.

15.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

Chairman does not have casting vote

15.14	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

16	Voting rights of Members

Right to vote

16.1

Unless their Shares carry no right to vote, or unless an amount presently payable has not been paid, all Members are entitled to vote at a general meeting and all Members holding Shares of a particular class are entitled to vote at a meeting of the holders of that class of Shares (whether present in person or by proxy).

16.2	Members may vote in person or by proxy.

16.3	A Member who is entitled to vote shall have one vote for each Share he holds, unless any Share carries special voting rights.

16.4	A fraction of a Share carrying the right to vote shall entitle its holder to an equivalent fraction of one vote.

16.5	No Member is bound to vote all its Shares or any of them, nor is he bound to vote each of his Shares in the same way.

16.6	No Member shall be entitled to vote at any general meeting unless all sums presently payable by such Member in respect of Shares in the Company have been paid.

Rights of Joint Holders

16.7

If Shares are held jointly, only one of the Joint Holders may vote. If more than one of the Joint Holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the Register of Members shall be accepted to the exclusion of the votes of the other Joint Holders.

Member with mental disorder

16.8

A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Island or elsewhere) in matters concerning mental disorder may vote by that Member’s receiver, curator bonis or other person authorised or appointed by that court.

16.9

For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

16.10

An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered and every vote not disallowed at the meeting shall be valid. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

16.11

An instrument appointing a proxy shall be in any usual or common form (or in any other form approved by the Directors) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll. A Member may appoint more than one proxy to attend on the same occasion.

16.12	An instrument appointing a proxy that is in writing must be signed in one of the following ways:

(a)	by the Member;

(b)	by the Member’s authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by a duly authorised signatory (including an authorised officer, secretary or attorney).

If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

In addition, the Directors may provide or facilitate the provision of another form of proxy in such form other than in writing that they think fit (including, for the avoidance of doubt, the provision for the appointment of a proxy, the receipt of proxy forms and/or receipt of (or processing of) voting instructions for use at any general meeting by way of any telephone, internet-based or any other electronic systems as they in their absolute discretion may think fit) and the Directors shall in such case specify the method of authentication to be used in respect of any such appointment in the notice convening the meeting.

16.13	The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

16.14

A Member may revoke the appointment of a proxy by notice to the Company duly signed in accordance with Article 16.12 prior to the time specified by the Company for the revocation of proxies for the meeting or adjourned meeting, but no earlier than 48 hours prior to the meeting; (for which purpose no account shall be taken of any part of a day that is not a working day); but such revocation will not affect the validity of any acts carried out by the proxy before the Directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

16.15

Subject to the following Articles, the form of appointment of a proxy and any authority under which it is signed, or a copy of the authority certified notarially or in any other way approved by the Directors, must be delivered so that it is received by the Company prior to the time specified by the Company for voting by proxy at the meeting. They must be delivered in either of the following ways:

(a)	in the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting; or

(b)

if, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting;

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

(c)

if, pursuant to Article 16.12 the Directors have provided or facilitated the provision of another form of proxy in a form other than in writing, the Directors shall specify how and when that appointment of a proxy must be delivered in the notice convening the meeting.

16.16	Where a poll is taken, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered as required under Article 16.15.

16.17	If the form of appointment of proxy is not delivered on time, it is invalid.

Voting by proxy

16.18

A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution, a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

17	Corporations Acting by Representatives at Meeting

17.1	Save where otherwise provided, a corporate Member must act by one or more duly authorised representatives.
17.2	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

17.3	The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used.

17.4	The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

17.5	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person, and the acts of the duly authorised representative are personal acts of that Member.

17.6

A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company, but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

18	Clearing Houses

If a clearing house or depository (or its nominee) is a Member it may, by resolution of its Directors, other governing body or authorised individual(s) or by power of attorney or proxy (in any common form used by the clearing house or depository (or its nominee)), authorise such person or persons as it thinks fit to act as its representative or representatives or proxy at any general meeting of the Company or at any general meeting of any class of Members; provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house or depository (or its nominee) which he represents as that clearing house or depository (or its nominee) could exercise if it were an individual Member of the Company holding the number and class of Shares specified in such authorisation including appointing any further proxies.

19	Directors

19.1

The minimum number of Directors shall be two (2) and the maximum number of Directors shall be determined by the board of Directors from time to time. So long as Shares are listed on the Designated Stock Exchange, the board of Directors shall include such number of “independent directors” as the relevant rules applicable to the listing of any Shares on the Designated Stock Exchange require.

20	Appointment, disqualification and removal of Directors

No age limit

20.1	There is no age limit for Directors save that they must be aged at least 18 years.

No corporate Directors

20.2	A Director must be a natural person.

Appointment of Directors

20.3	Subject to applicable law, and the listing rules of the Designated Stock Exchange:

(a)

the Directors may appoint any person to be a Director as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors; and

(b)	the Company may by Ordinary Resolution appoint any person to be a Director (subject to the requirements of Article 14).

Removal of Directors

20.4

A Director may be removed from office by the Members by Ordinary Resolution for cause or by the board of Directors by resolution made by the Directors, with or without cause, at any time before the expiration of his term notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

Filling of vacancies

20.5

A vacancy on the board of Directors may be filled only by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the Directors, subject to these Articles, applicable law and the listing rules of the Designated Stock Exchange.

Resignation of Directors

20.6

A Director may at any time resign the office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

20.7	Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date on which the notice is delivered to the Company.

Corporate governance policies

20.8

The Directors may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters, as the Directors shall determine by resolution from time to time.

No shareholding qualification

20.9

A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company and all classes of Shares of the Company.

21	Directors’ Fees and Expenses

21.1

The Directors may receive such remuneration as the Directors may from time to time determine. The Directors may be entitled to be repaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred by him in attending meetings of the Directors or committees of the Directors or general meetings or separate meetings of any class of securities of the Company or otherwise in connection with the discharge of his duties as a Director.

21.2

Any Director who performs services which in the opinion of the Directors go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Directors may determine and such extra remuneration shall be in addition to or in substitution for any ordinary remuneration provided for, by or pursuant to any other Article.

22	Powers and duties of Directors

22.1

Subject to the provisions of the Law, the Memorandum, these Articles and any resolutions made in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company.

22.2

No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles or any direction given by Special Resolution. However, to the extent allowed by the Law, Members may in accordance with the Law validate any prior or future act of the Directors which would otherwise be in breach of their duties.

23	Delegation of powers

Power to delegate any of the Directors’ powers to a committee

23.1

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; provided that any committee so formed shall include one or more Directors unless otherwise required by applicable law or the rules of the Designated Stock Exchange; provided further that no committee shall have the power or authority to (a) recommend to the Members an amendment of these Articles (except that a committee may, to the extent authorised in the resolution or resolutions providing for the issuance of Shares adopted by the Directors as provided under the laws of Jersey, fix the designations and any of the preferences or rights of such Shares relating to dividends, redemption, dissolution, any distribution of assets of the Company or the conversion into, or the exchange of such Shares for, Shares of any other class or classes or any other series of the same or any other class or classes of Shares of the Company); (b) adopt an agreement of merger or consolidation; (c) recommend to the Members the sale, lease or exchange of all or substantially all of the Company’s property and assets; (d) recommend to the Members a dissolution of the Company or a revocation of a dissolution; (e) recommend to the Members an amendment of the Memorandum; or (f) declare a dividend or authorise the issuance of Shares unless the resolution establishing such committee (or the charter of such committee approved by the Directors) permits the committee to so declare or authorize. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

23.2	Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

Power to appoint an agent of the Company

23.3

The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

23.4

The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

23.5

Any power of attorney or other appointment may contain such provision for the protection and convenience of persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

Management

23.6

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

23.7

The Directors from time to time and at any time may establish any advisory committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such advisory committees or local boards and may appoint any agents of the Company and may fix the remuneration of any of the aforesaid.

23.8

The Directors from time to time and at any time may delegate to any such advisory committee, local board or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local advisory committee or board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

23.9	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretions for the time being vested to them.

23.10

The Directors shall elect, by the affirmative vote of a majority of the Directors then in office, a chairman. The chairman of the board of Directors shall be a Director or an officer of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chairman of the board of Directors shall unless unable to do so perform all duties and have all powers which are commonly incident to the position of chairman of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.

23.1

If there is no chairperson, or if the chairperson is unable to preside at a meeting, that meeting may select its own chairperson; or the directors may nominate one of their number to act in place of the chairperson should he ever not be available.

24	Disqualification of Directors

24.1	Subject to these Articles, the office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes, in the opinion of a registered medical practitioner by whom he is being treated, physically or mentally incapable of acting as a Director;

(c)	resigns his office by notice to the Company in accordance with Articles 20.6 and 20.7;

(d)	is prohibited by applicable law or the Designated Stock Exchange from being a Director;

(e)	without special leave of absence from the Directors, is absent from meetings of the Directors for six consecutive months and the Directors resolve that his office be vacated; or

(f)	is removed from office pursuant to these Articles or any other agreement between the Director and the Company or any of its subsidiaries.

24.2	If the office of Director is terminated or vacated for any reason, he shall thereupon cease to be a member of any committee of the board of Directors of the Company.

25	Meetings of Directors

Regulation of Directors’ meetings

25.1	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

Calling meetings

25.2

The chairman of the board of Directors, a majority of the Directors or the Secretary on request of a Director may at any time summon a meeting of the Directors by twenty-four (24) hour notice to each Director in person, by telephone, facsimile, electronic email, or in such other manner as the Directors may from time to time determine, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Directors. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Directors.

Use of technology

25.3

A Director or Directors may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

Quorum

25.4

The quorum for the transaction of business at a meeting of Directors (including any adjourned meeting) shall be two Directors or such other number as determined by the board of Directors.. Every act or decision done or made by a majority of the Directors present at a duly held meeting at which a quorum is present shall be regarded as the act of the Directors, subject to the provisions of these Articles and other applicable law. The contemporaneous linking together by telephone or other electronic means of a sufficient number of Directors to constitute a quorum, constitutes a meeting of the Directors.

25.5

If a quorum is not present within 15 minutes from the time specified for a meeting of Directors, or if, during a meeting, a quorum ceases to be present, then the meeting shall be adjourned to the same day in the next week at the same time and place or such other day, time and place as the Director(s) calling such meeting may determine.

Voting

25.6	A question which arises at a board meeting shall be decided by a majority of votes. If votes are equal the chairman shall have a casting vote.

25.7

The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

Validity

25.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

26	Permissible Directors’ interests and disclosure

26.1

Subject to these Articles and the Law, a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

26.2

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article 26.2 or that would reasonably be likely to affect a Director’s status as an “Independent Director” under applicable law or the rules of the Designated Stock Exchange shall disclose the nature of his or her interest in any such contract or arrangement in which he is interested or any such relationship.

26.3

Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to reasonable expense reimbursement consistent with the Company’s policies in connection with such Director’s service in his official capacity; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

27	Minutes

27.1	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company or the holders of any class of Shares, and of the Directors and of committees of Directors.

Written resolutions

27.2	The Directors may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)	all Directors are given notice of the resolution;

(b)	the resolution is set out in a document or documents indicating that it is a written resolution;

(c)	all of the Directors:

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more Directors; and

(d)

the signed document or documents is or are delivered to the Company, including, if the Company so nominates by delivery of an Electronic Record, by Electronic means to the address specified for that purpose.

27.3

Such written resolution shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs.

28	Record Dates

Except to the extent of any conflicting rights attached to Shares, the Directors may fix any time and date as the record date for declaring or paying a dividend or making or issuing an allotment of Shares or for the purposes of general meetings. The record date may be before or after the date on which a dividend, allotment or issue is declared, paid or made.

29	Dividends

Payment of dividends by Directors

29.1

Subject to the provisions of the Law, the Directors may pay dividends in accordance with the respective rights of the Members. Any dividend shall not be a debt owed by the Company until such time as payment of the dividend is made.

29.2	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)

if the Company has different classes of Shares, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears;

(b)

subject to the provisions of the Law, the Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment; and

(c)

if the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

29.3

Except as otherwise provided by the rights attached to Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount paid up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

29.4	The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company in relation to a Share.

Power to pay other than in cash

29.5

If the Directors so determine, any resolution determining a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets or the issue of Shares. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

How payments may be made

29.6	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose, by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

29.7

For the purpose of Article 29.6(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purpose of Article 29.6(b), subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

29.8	If two or more persons are registered as Joint Holders, a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the Register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

29.9	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other monies not to bear interest in absence of special rights

29.10	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

Unclaimed Dividends

29.11

All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Subject to any applicable unclaimed property or other laws, any dividend unclaimed after a period of ten (10) years from the date of declaration shall be forfeited and shall revert to the Company. The payment by the Directors of any unclaimed dividend or other sums payable on or in respect of a Share into a separate account shall not constitute the Company a trustee in respect thereof.

30	Accounts and audits

Accounting and other records

30.1

The Directors must ensure that proper accounting and other records are kept in accordance with the Law, and that accounts and associated reports are distributed in accordance with the requirements of the Law.

No automatic right of inspection

30.2

The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by applicable law or authorised by the Directors.

Sending of accounts and reports

30.3

The Company’s accounts and associated Directors’ report and auditor’s report (if any) that are required or permitted to be sent to any person pursuant to any law shall be treated as properly sent to that person if:

(a)	they are sent to that person in accordance with the notice provisions in Article 36; or

(b)	they are published on a website providing that person is given separate notice of:

(i)	the fact that the documents have been published on the website;

(ii)	the address of the website;

(iii)	the place on the website where the documents may be accessed; and

(iv)	how they may be accessed.

30.4

If, for any reason, a person notifies the Company that he is unable to access the website, the Company must, as soon as practicable, send the documents to that person by any other means permitted by these Articles. This, however, will not affect when that person is taken to have received the documents under Article 30.5.

Time of receipt if documents are published on a website

30.5

Documents sent by being published on a website in accordance with the preceding two Articles are only treated as sent at least 14 clear days before the date of the meeting at which they are to be laid if:

(a)	the documents are published on the website throughout a period beginning at least 14 clear days before the date of the meeting and ending with the conclusion of the meeting; and

(b)	the person is given at least 14 clear days’ notice of the meeting.

Validity despite accidental error in publication on website

30.6

If, for the purpose of a meeting, documents are sent by being published on a website in accordance with the preceding Articles, the proceedings at that meeting are not invalidated merely because by accident:

(a)	those documents are published in a different place on the website to the place notified; or

(b)	they are published for only part of the period from the date of notification until the conclusion of that meeting.

When accounts are to be audited

30.7

The accounts relating to the Company’s affairs shall be audited if required by the Law and otherwise prepared in such manner and with such financial year end as may be determined from time to time by the Directors.

31	Audit

31.1

The Directors or, if authorised to do so, the audit committee of the Directors, may appoint an auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.

31.2

Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

32	Seal

Company seal

32.1	The Company may have a seal if the Directors so determine.

Official seal

32.2	Subject to the provisions of the Law, the Company may also have:

(a)

an official seal or seals for use in any place or places outside the Island. Each such official seal shall be a facsimile of the original seal of the Company but shall have added on its face the name of the country, territory or place where it is to be used or the words “branch seal”; and

(b)

an official seal for use only in connection with the sealing of securities issued by the Company and such official seal shall be a copy of the common seal of the Company but shall in addition bear the word “securities”.

When and how seal is to be used

32.3	A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a Director (or his or her alternate) and the Secretary; or

(b)	by a single Director (or his or her alternate).

If no seal is adopted or used

32.4	If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a Director (or his or her alternate) and the Secretary; or

(b)	by a single Director (or his or her alternate); or

(c)	by any other person authorised by the Directors; or

(d)	in any other manner permitted by the Law.

Power to allow non-manual signatures and facsimile printing of seal

32.5	The Directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction; and/or

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

32.6

If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

33	Officers

33.1

Subject to these Articles, the Directors may from time to time appoint any person, whether or not a Director of the Company, to hold the office of the chairman of the board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, one or more Vice Presidents or such other Officers as the Directors may think necessary for the administration of the Company, for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit.

33.2	The appointee must consent in writing to holding that office.

33.3

Any appointment of a Director to an executive office shall terminate if he ceases to be a Director but without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director.

33.4	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

33.5

If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman or the Directors may nominate one of their number to act in place of the chairman should he ever not be available.

33.6

Subject to the provisions of the Law and Article 33.7, the Directors may also appoint any person, who need not be a Director, as Secretary, for such period and on such terms, including as to remuneration, as they think fit.

33.7	The Secretary must consent in writing to holding that office.

33.8	A Director, Secretary or other Officer of the Company may not hold office, or perform the services, of auditor.

34	Register of Directors and Officers

The Company shall cause to be kept in one or more books at its office a Register of Directors in which there shall be entered the full names and addresses of the Directors and such other particulars as required by the Law.

35	Capitalisation of profits

Capitalisation of profits or of any stated capital account or capital redemption reserve

Subject to the Law and these Articles, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including a stated capital account or a capital redemption reserve) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions. The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

36	Notices

Form of notices

36.1

Except as otherwise provided in these Articles, any notice or document may be served by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognised courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or, to the extent permitted by all applicable laws and regulations, by electronic means by transmitting it to any electronic number or address or website supplied by the Member to the Company or by placing it on the Company’s Website, or any other fashion permitted under the rules of the SEC or a Designated Securities Exchange Agreement, provided that, (i) with respect to notification via electronic means, the Company has obtained the Member’s prior express positive confirmation in writing to receive or otherwise have made available to him notices in such fashion, and (ii) with respect to posting to Company’s Website, notification of such posting is provided to such Member. In the case of Joint Holders of a Share, all notices shall be given to that one of the Joint Holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the Joint Holders.

36.2

An affidavit of the mailing or other means of giving any notice of any general meeting, executed by the Secretary, Assistant Secretary or any transfer agent of the Company giving the notice, shall be prima facie evidence of the giving of such notice.

36.3

Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

Signatures

36.4	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

36.5	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

36.6

A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

36.7

A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

Delivery of notices

36.8

Any notice or other document, if served by (a) post, shall be deemed to have been served 48 hours after the letter containing the same is posted, or (b) facsimile, shall be deemed to have been served upon confirmation of successful transmission, or (c) recognised courier service, shall be deemed to have been served when the letter containing the same is delivered to the courier service and in proving such service it shall be sufficient to provide that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier, or (d) electronic means as provided herein shall be deemed to have been served and delivered on the day on which it is successfully transmitted or at such later time as may be prescribed by any applicable laws or regulations.

Giving notice to a deceased or bankrupt Member

36.9

Any notice or document delivered or sent to any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Member as sole or Joint Holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Share.

Saving provisions

36.10

A Member present, either in person or by proxy, at any general meeting or at any meeting of the Members holding any class of Shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

36.11

Every person who becomes entitled to a Share shall be bound by any notice in respect of that Share which, before his name is entered in the Register of Members, has been duly given to a person from which he derives his title.

36.12	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors and written resolutions of Members.

37	Authentication of Electronic Records

Application of Articles

37.1

Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 37.2 or Article 37.4 applies.

Authentication of documents sent by Members by Electronic means

37.2

An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose original document includes several documents in like form signed by one or more of those Members;

(b)

the Electronic Record of the original document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 37.7 does not apply.

37.3

For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 37.7 applies.

Authentication of document sent by the Secretary or Officers by Electronic means

37.4

An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)

the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose original document includes several documents in like form signed by the Secretary or one or more of those Officers;

(b)

the Electronic Record of the original document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 37.7 does not apply.

This Article applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

37.5

For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 37.7 applies.

Manner of signing

37.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

37.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document;

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document;

and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

38	Information

38.1

No Member, as such, shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or other confidential or proprietary information related to the conduct of the business of the Company and which in the opinion of the Directors would not be in the interests of the Members of the Company to communicate to the public.

38.2

The Directors shall be entitled (but not required, except as provided by law) to release or disclose any information in their possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register of Members and transfer books of the Company.

39	Indemnity

Indemnity

39.1

To the fullest extent permitted by law, the Company shall indemnify every Director and Officer of the Company or any predecessor to the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer of the Company or any predecessor to the Company, and the successors and assigns of each of the foregoing, and may indemnify any person (other than current and former Directors and Officers) (any such Director or Officer, an Indemnified Person), out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with the Company other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person, or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud or wilful default which may attach to such Indemnified Person.

39.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

39.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other Officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

39.4	Neither any amendment nor repeal of these Articles set forth under this heading of Indemnity (the Indemnification Articles), nor the adoption of any provision of these Articles or Memorandum of

Association inconsistent with the Indemnification Articles, shall eliminate or reduce the effect of the Indemnification Articles, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for these Indemnification Articles, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

40	Forum

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s Members, (iii) any action asserting a claim arising pursuant to any provision of the Law or these Articles (in each case, as they may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the courts of the Island of Jersey.

This Article 40 shall not apply to any actions or suits brought to enforce any liability or duty created by the U.S. Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts of the United States of America are as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

41	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall begin on January 1 in each year and shall end on December 31 in such year.

42	Winding up

Distribution of assets in specie

42.1

If the Company is wound up, the liquidator or the Directors, as the case may be, shall, subject to these Articles and any other sanction required by the Law, apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the number of Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the number of Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company.

42.2

If the Company is wound up, the liquidator or the Directors, as the case may be, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Law, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator or the Directors, as the case may be, may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

ANNEX D

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with its terms, this “Registration Rights Agreement”), dated as of the Closing Date (the “Effective Date”), is made by and among (i) Catcha Holdings LLC, a Cayman Islands limited liability company (the “Sponsor”); (ii) Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (the “Company”); (iii) each of the parties listed on Schedule 1-A attached hereto (collectively, the “Company Holders”); (iv) each of the parties listed on Schedule 1-B attached hereto (collectively, the “Sponsor Holders”); (v) Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“PubCo”); (vi) Catcha Investment Corp, a Cayman Islands exempted company limited by shares (“Catcha”); and (vii) any person or entity who hereafter becomes a party to this Registration Rights Agreement pursuant to Section 3.11 of this Registration Rights Agreement (together with the Sponsor, the Company Holders and the Sponsor Holders, at all times when such parties hold Registrable Securities (as defined below), the “Holders” and each, a “Holder” and may be referred to herein as a “Party” and collectively as the “Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the BCA (as defined below).

RECITALS

WHEREAS, Catcha, PubCo, the Company, and CGT Merge II Limited, a Cayman Islands exempted company with limited liability have entered into that certain Business Combination Agreement, dated as of August 3, 2023 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “BCA”);

WHEREAS, Catcha, the Sponsor, and certain other parties hereto are parties to that certain Registration and Shareholder Rights Agreement, dated February 11, 2021 (the “Original RRA”);

WHEREAS, as a condition to the consummation of the transactions contemplated by the BCA, Catcha and the Sponsor desire to amend and restate the Original RRA in the form of this Registration Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to registration rights in accordance with the terms and conditions of this Registration Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Registration Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I DEFINITIONS

1.1 Definitions. As used in this Registration Rights Agreement, the following terms shall have the following meanings:

“Additional Holder” has the meaning set forth in Section 3.11.

“Additional Holder Common Shares” has the meaning set forth in Section 3.11.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of PubCo, after consultation with counsel to PubCo,

(a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Common Shares” means the ordinary shares of no par value each in the capital of PubCo.

“Confidential Information” means any confidential, non-public information of PubCo or its subsidiaries.

“Demanding Holders” has the meaning set forth in Section 2.1(c).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form F-1 Shelf” has the meaning set forth in Section 2.1(a).

“Form F-3 Shelf” means a Shelf Registration on Forms F-3 or S-3, as applicable, or any similar short-form registration.

“Holder” means any holder of Registrable Securities who is or becomes a Party to, or who succeeds to rights under this Registration Rights Agreement pursuant to Section 3.1.

“Holder Information” has the meaning set forth in Section 2.10(b).

“Registration Rights Agreement” has the meaning set forth in the Preamble.

“Joinder” has the meaning set forth in Section 3.1(a)

“Lock-Up Period” means the time period during which a Holder is prohibited from selling Common Shares pursuant to contractual arrangements with PubCo.

“Maximum Number of Securities” has the meaning set forth in Section 2.1(f).

“Minimum Takedown Threshold” has the meaning set forth in Section 2.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Piggyback Holders” has the meaning set forth in Section 2.2(a).

“Piggyback Registration” has the meaning set forth in Section 2.2(a).

“Potential Takedown Participant” has the meaning set forth in Section 2.1(d).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities”1 means at any time (a) any Common Shares or PubCo Warrants (as defined in the BCA) outstanding on the Closing Date, (b) any Common Shares issued or issuable upon the exercise of the PubCo Warrants, and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock or share split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, (D) such Registrable Securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of them shall not require registration under the Securities Act or (E) such Common Shares are eligible for resale without any volume restrictions pursuant to Rule 144.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

[1]	NTD: To be updated, as applicable, to include Common Shares purchased in any Private Placement (as defined in the BCA).

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Registration Rights Agreement, including the following:

(a) all SEC or securities exchange registration and filing fees (including fees with respect to filings required to be made with FINRA);

(b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) all printing, messenger, telephone and delivery expenses;

(d) all fees and disbursements of counsel for PubCo;

(e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(f) reasonable out-of-pocket fees and expenses of (a) one (1) U.S. legal counsel and (b) local counsel in any other applicable jurisdiction(s), in each case selected by the majority-in-interest of the Demanding Holders;

(g) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities; and

(h) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Registration Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” has the meaning set forth in Section 2.1(d).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Shelf” has the meaning set forth in Section 2.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement.

“Shelf Takedown Request” has the meaning set forth in Section 2.1(e).

“Special Holder” means, together, the Sponsor, the Sponsor Holders and the Company Holders.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Holder” has the meaning set forth in the Preamble.

“Subsequent Shelf Registration” has the meaning set forth in Section 2.1(b).

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.1(c).

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 2.1(f).

1.2 Interpretive Provisions. For all purposes of this Registration Rights Agreement, except as otherwise provided in this Registration Rights Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Registration Rights Agreement, refer to this Registration Rights Agreement as a whole and not to any particular provision of this Registration Rights Agreement.

(c) references in this Registration Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d) whenever the words “include”, “includes” or “including” are used in this Registration Rights Agreement, they shall mean “without limitation.”

(e) the captions and headings of this Registration Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Registration Rights Agreement.

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

(g) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction.

ARTICLE II REGISTRATION RIGHTS

2.1 Shelf Registration.

(a) Filing. PubCo shall file, as soon as reasonably practical, but in no event later than sixty (60) days after the Closing Date, a Registration Statement for a Shelf Registration on Form F-1 or S-1, as applicable, or any similar long-form registration (the “Form F-1 Shelf,” and, together with any Subsequent Shelf Registration, the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing, but in no event later than sixty (60) days after the initial filing thereof, which shall be extended to one hundred twenty (120) days after the initial filing thereof if the Registration Statement is reviewed by, and comments thereto are provided from, the SEC. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. PubCo shall maintain the Shelf in accordance with the terms of this Registration Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. PubCo shall use its commercially reasonable efforts to convert the Form F-1 Shelf (and any Subsequent Shelf Registration) to a Form F-3 Shelf as soon as practicable after PubCo is eligible to use Form F-3 or S-3, as applicable, or any similar short-form registration.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer at the time of filing) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form F-3 or Form S-3, as applicable, or any similar short-form registration to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Registration Rights Agreement.

(c) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Special Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown” and such Special Holders the “Demanding Holders”)); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $15 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown; provided that each Special Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information and shall not be disclosed to any third party (other than any Affiliate, Representative, limited partner or shareholder of such Special Holder), unless (a) such information becomes known to the public through no fault of such Special Holder or (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Authority. PubCo shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of the Special Holders which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Registration Rights Agreement, in no event shall any Special Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. The Special Holders may in the aggregate demand not more than three (3) Underwritten Shelf Takedowns pursuant to this Section 2.1(c) in any twelve (12) month period, subject to the proviso in the first sentence of this Section 2.1(c). For the avoidance of doubt, Underwritten Shelf Takedowns shall include underwritten block trades; provided that other Special Holders with Registrable Securities shall have to exercise any piggy-back rights on any such block trade no later than twenty four (24) hours following receipt of any written notice regarding such block trade, which notice shall contain a summary of all material terms of such block trade, to the extent then known.

(d) Shelf Takedown Participation. Promptly upon receipt of a Shelf Takedown Request (but in no event more than three (3) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, PubCo shall deliver a notice (a “Shelf Takedown Notice”) to each other Special Holder, with Registrable Securities covered by the applicable Registration Statement (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing (each a “Requesting Holder”). PubCo shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which PubCo has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Requesting Holder’s request to participate in an Underwritten Shelf Takedown shall be binding on the Requesting Holder; provided that each such Requesting Holder that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Requesting Holder of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Requesting Holder’s election to participate, as specified in such Requesting Holder’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 2.1(d) shall be determined by the Demanding Holders.

(e) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Shares or other Equity Securities that PubCo desires to sell and all other Common Shares or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective then-ownership of Registrable Securities of each Demanding Holder and Requesting Holder (if any) that has requested to be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Shares or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(f) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Special Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. If all Demanding Holders of any given Underwritten Shelf Takedown exercise their withdrawal right under this Section 2.1(f) such that no Demanding Holders remain, the Demanding Holders have the option to reimburse PubCo for all Registration Expenses, at which point such Underwritten Shelf Takedown shall not be subject to the limitation set forth in Section 2.1(c). Notwithstanding anything to the contrary contained in this Registration Rights Agreement, but except as set forth in the immediately preceding sentence, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 2.1(f).

2.2 Piggyback Registration.

(a) Piggyback Rights. If PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of Equity Securities of PubCo or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of PubCo, for its own account or for the account of shareholders of PubCo, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee share option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an exchange offer or offering of securities solely to PubCo’s existing shareholders, (iv) for an offering of debt that is convertible into equity securities of PubCo, or (v) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to each Special Holder (collectively, the “Piggyback Holders”) as soon as practicable but not less than four (4) calendar days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Piggyback Holders the opportunity to include in such registered offering such number of Registrable Securities as such Piggyback Holders may request in writing within three (3) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Piggyback Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information and shall not be disclosed to any third party (other than any Affiliate, Representative, limited partner or shareholder of such Special

Holder), unless (a) such information becomes known to the public through no fault of such Special Holder or (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Authority. PubCo shall cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Piggyback Holders pursuant to this Section 2.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Piggyback Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Piggyback Holder’s agreement to abide by the terms of Section 2.6 below.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises PubCo and the Piggyback Holders participating in the Piggyback Registration in writing that the dollar amount or number of Common Shares or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Shares or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Piggyback Holders hereunder and (ii) the Common Shares or other Equity Securities, if any, as to which registration has been requested pursuant to Section 2.2, exceeds the Maximum Number of Securities, then:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Piggyback Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) (pro rata based on the respective then- ownership of Registrable Securities of each Special Holder that has requested to be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration is pursuant to a request by Persons other than the Piggyback Holders, then PubCo shall include in any such Registration (A) first, the Common Shares or other Equity Securities, if any, of such requesting Persons, other than the Piggyback Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Piggyback Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2(a) (pro rata based on the respective then-ownership of Registrable Securities of each Piggyback Holder that has requested to be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Shares or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Shares or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 2.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 2.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Piggyback Holders pursuant to Section 2.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 2.1(e), instead of this Section 2.2(b).

(c) Piggyback Registration Withdrawal. Any Piggyback Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Piggyback Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Registration Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2(c).

(d) Notwithstanding anything herein to the contrary, this Section 2.2 shall not apply (a) for any Holder or Party, prior to the expiration of the Lock-Up Period applicable to such Holder or Party or (b) to any Shelf Takedown irrespective of whether such Shelf Takedown is an Underwritten Shelf Takedown or not an Underwritten Shelf Takedown.

2.3 Restrictions on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo, (i) each Holder agrees that it shall not Transfer any Common Shares (other than those included in such offering pursuant to this Registration Rights Agreement), without the prior written consent of PubCo, during the seven (7) calendar days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees to a reduced period which shall apply to all Holders, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders), (ii) PubCo will cause each of its directors and executive officers to execute a lock-up on terms at least as restrictive as that contemplated by the preceding clause (i) and (iii) PubCo will not effect any public offering or distribution of its equity securities or any securities convertible or exchangeable or exercisable for such securities during the period contemplated in clause (i) (other than (a) as part of any such Underwritten Offering, (b) in connection with a registration related to any employee stock option or other benefit plan, (c) an exchange offer or offering in connection with a business acquisition or combination pursuant to a Registration Statement on Form F-4 or S-4, as applicable, or such other similar form as may be applicable, (d) for an offering of debt that is convertible into equity securities of PubCo, or (e) for a dividend reinvestment plan).

2.4 General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause (d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all

Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Special Holders of Registrable Securities included in such Registration, and such Special Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Special Holders of Registrable Securities included in such Registration or the legal counsel for any such Special Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Special Holders;

(d) prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Special Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 2.7;

(j) permit Representatives of the Special Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Special Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration

Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Special Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the participating Special Holders;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Special Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Special Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Special Holders;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o) if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50 million, use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Holders, in connection with such Registration, including causing senior management to participate in meetings with Underwriters, attorneys, accountants and potential investors.

2.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing such Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

2.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Registration Rights Agreement, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Registration Rights Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1(c) and 2.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 2.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

2.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 90 days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 2.7.

2.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 2.8.

2.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker- dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

2.10 Indemnification and Contribution.

(a) PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article II or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c) Any Person entitled to indemnification under this Section 2.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d) The indemnification provided under this Registration Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e) If the indemnification provided in this Section 2.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 2.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 2.10(a), 2.10(b) and 2.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 2.10(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 2.10(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 2.10(e) from any Person who was not guilty of such fraudulent misrepresentation.

2.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and the Warrant Agreement, dated as of February 11, 2021, by and between Catcha and Continental Stock Transfer & Trust Company, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Registration Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo and the Sponsor represents and warrants that this Registration Rights Agreement supersedes any other registration rights agreement or agreements (including the Original RRA), other than the Warrant Agreement. The parties hereby amend and restate the Original RRA, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Registration Rights Agreement. Without the prior written consent of the majority in interest of the Special Holders (which shall include the Sponsor Holders), PubCo shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Registration Rights Agreement and in the event of any conflict between any such agreement or agreements and this Registration Rights Agreement, the terms of this Registration Rights Agreement shall prevail.

2.12 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

2.13 Term. Article II shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 2.10 shall survive any such termination with respect to such Holder.

2.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Registration Rights Agreement, including for purposes of Section 2.12. Other than the Company Holders and the Sponsor Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

2.15 Amendment and Restatement of Original RRA. Upon the Closing, the Original RRA shall automatically be amended and restated by this Registration Rights Agreement, and all of the respective rights and obligations of the parties under the Original RRA will be hereby superseded in their entirety by the rights and obligations set forth herein.

2.16 Distributions; Direct Ownership.

(a) In the event that the Sponsor distributes all of its Registrable Securities to its members, the members of the Sponsor shall be treated as the Sponsor under this Registration Rights Agreement; provided that they agree in writing to be bound by the terms of this Agreement; provided, further, that such members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Registration Rights Agreement.

(b) In the event that a Company Holder distributes all of its Registrable Securities to its members, such distributees shall be treated as a Company Holder under this Registration Rights Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on an Company Holder, as if such Company Holder remained a single party to this Registration Rights Agreement.

(c) Notwithstanding the foregoing, no distribution for purposes of this Section 2.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor or such Company Holder, as applicable, except as expressly permitted under the Lock-up Agreement.

2.17 Adjustments. If there are any changes in the Common Shares as a result of share split, share dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Registration Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Registration Rights Agreement shall continue with respect to the Common Shares as so changed.

ARTICLE III GENERAL PROVISIONS

3.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Registration Rights Agreement, and other than assignments in connection with a distribution pursuant to Section 2.16, no Party may assign such Party’s rights and obligations under this Registration Rights Agreement, in whole or in part, without the prior written consent of PubCo. Any such assignee may not again assign those rights, other than in accordance with this Article III. Any attempted assignment of rights or obligations in violation of this Article III shall be null and void.

(b) Notwithstanding anything to the contrary contained in this Registration Rights Agreement (other than the succeeding sentence of this Section 3.1(b)), prior to the expiration of the Lock-Up Period applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Registration Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except as expressly permitted under the Lock-up Agreement. Any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction) pursuant to this Section 3.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Registration Rights Agreement by executing and delivering a joinder in the form attached to this Registration Rights Agreement as Exhibit A (a “Joinder”), whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Registration Rights Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Registration Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Registration Rights Agreement.

(c) All of the terms and provisions of this Registration Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Registration Rights Agreement.

(d) Nothing in this Registration Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Registration Rights Agreement or otherwise create any third party beneficiary hereto.

3.2 Termination. Article II of this Registration Rights Agreement shall terminate as set forth in Section 2.13. The remainder of this Registration Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities; provided that, the provisions of Section 2.10 shall survive any such termination with respect to such Holder.

3.3 Severability. If any provision of this Registration Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authorities, the remaining provisions of this Registration Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

3.4 Entire Agreement; Amendments; No Waiver.

(a) This Registration Rights Agreement, together with the Exhibit to this Registration Rights Agreement, the BCA, and all other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Registration Rights Agreement and therein.

(b) No provision of this Registration Rights Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of (i) PubCo, and (ii) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders immediately after the Closing; provided that any such amendment, modification or waiver that would be materially adverse in any respect to any Sponsor Holder shall require the prior written consent of Sponsor.

3.5 Counterparts; Electronic Delivery. This Registration Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Registration Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

3.6 Notices. All notices, demands and other communications to be given or delivered under this Registration Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo or the Company, to:

Drammensveien 147

0277 OSLO, Norway

Attention: Joern S. Husemoen

Email: jorn@crownlng.com

with copies (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW Suite 900

Washington, D.C. 20001

Attn: Andrew M. Tucker

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

Email: Andy.Tucker@nelsonmullins.com

if to Company Holders, to:

Drammensveien 147

0277 OSLO, Norway

Attention: Joern S. Husemoen

Email: jorn@crownlng.com

if to the Sponsor and Catcha, as applicable, to:

Catcha Investment Corp

3 Raffles Place #06-01, Bharat Building, Singapore 048617

Attention: Patrick Grove

Email: pg@catchagroup.com; luke@catchagroup.com; kit@catchagroup.com with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

38/F Edinburgh Tower, The Landmark Central, Hong Kong, China

Attn: Daniel Dusek, Douglas Freeman and Victor Chen

Telephone No.: 852- 3658-5300

Email: DDusek@goodwinlaw.com;

DFreeman@goodwinlaw.com;

VChen@goodwinlaw.com.

3.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of New York shall govern (a) all Proceedings, claims or matters related to or arising from this Registration Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Registration Rights Agreement, and the performance of the obligations imposed by this Registration Rights Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. EACH PARTY TO THIS REGISTRATION RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS REGISTRATION RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS REGISTRATION RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS REGISTRATION RIGHTS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Except to the extent the terms hereof require interpretation of a law, regulation or public policy of Jersey, in which case the law, regulations and public policies of Jersey shall govern, each of the Parties submits to the exclusive jurisdiction of any state or federal court in New York County in the State of New York, in any Proceeding arising out of or relating to this Registration Rights Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Registration Rights Agreement in any other courts. Nothing in this Section 3.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

3.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Registration Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Registration Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

3.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Registration Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Registration Rights Agreement.

3.10 Legends. Each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) to the extent that any of the Registrable Securities constitute “restricted securities” as defined in Rule 144, PubCo shall place customary restrictive legends substantially in the form set forth below on the certificates or book entries representing the Registrable Securities subject to this Registration Rights Agreement.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THESE SECURITIES ARE SUBJECT TO THE RESTRICTIONS SET FORTH IN THE REGISTRATION RIGHTS AGREEMENT, DATED [●], 2023 (THE “REGISTRATION RIGHTS AGREEMENT”), BY AND AMONG (I) CATCHA HOLDINGS LLC, A CAYMAN ISLANDS LIMITED LIABILITY COMPANY; (II) CROWN LNG HOLDING AS, A PRIVATE LIMITED LIABILITY COMPANY INCORPORATED UNDER THE LAWS OF NORWAY; (III) CROWN LNG HOLDINGS LIMITED, A PRIVATE LIMITED COMPANY INCORPORATED UNDER THE LAWS OF JERSEY, CHANNEL ISLANDS; (IV) CATCHA INVESTMENT CORP, A CAYMAN ISLANDS EXEMPTED COMPANY LIMITED BY SHARES AND (V) CERTAIN OTHER PARTIES THERETO, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY PARTY MAKING A BONA FIDE REQUEST THEREFOR) AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL ANY CONDITIONS CONTAINED IN THE REGISTRATION RIGHTS AGREEMENT, IF ANY, HAVE BEEN FULFILLED.

3.11 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 3.1 hereof, PubCo may make any person or entity who has or acquires Common Shares or rights to acquire Common Shares after the date hereof a party to this Registration Rights Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed Joinder from such Additional Holder. Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Registration Rights Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Shares of PubCo then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Registration Rights Agreement with respect to such Additional Holder Common Shares.

3.12 No Third Party Liabilities. This Registration Rights Agreement may only be enforced against the named parties hereto (and their transferees). All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Registration Rights Agreement, or the negotiation, execution or performance of this Registration Rights Agreement (including any representation or warranty made in or in connection with this Registration Rights Agreement or as an inducement to enter into this Registration Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto (and their transferees), as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Registration Rights Agreement on behalf of a Party hereto), unless a Party to this Registration Rights Agreement, shall have any liability or obligation with respect to this Registration Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Registration Rights Agreement, or the negotiation, execution or performance of this Registration Rights Agreement (including a representation or warranty made in or in connection with this Registration Rights Agreement or as an inducement to enter into this Registration Rights Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Registration Rights Agreement as of the Effective Date.

CROWN LNG HOLDINGS LIMITED

By:
Name:
Title:

CROWN LNG HOLDING AS

By:
Name:
Title:

CATCHA INVESTMENT CORP

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this Registration Rights Agreement as of the Effective Date.

SPONSOR HOLDERS:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this Registration Rights Agreement as of the Effective Date.

COMPANY HOLDERS:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Schedule 1-A

Company Holders

1.	East LNG PTE Ltd

2.	Kataria Capital Corporation

[Schedule 1-A]

Schedule 1-B Sponsor Holders

1.	Catcha Holdings LLC

2.	Patrick Grove

3.	Luke Elliott

4.	Wai Kit Wong

5.	James Graf

6.	Rick Hess

7.	Yaniv Ghitis

[Schedule 1-B]

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Registration Rights Agreement made as of [    ], is between [   ] (“Transferor”) and [     ] (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Registration Rights Agreement, dated as of [   ], 2023, by and among [   ] and certain other parties thereto, and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Registration Rights Agreement by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Registration Rights Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Registration Rights Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Registration Rights Agreement and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Registration Rights Agreement.

Section 1.4 Notice. All notices, demands and other communications to be given or delivered under the Registration Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 1.4, notices, demands and other communications shall be sent to the addresses set forth on such party’s signature page hereto.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of New York.

Section 1.6 Third Party Beneficiaries. PubCo, the Company, Catcha, the Sponsor and the other persons party thereto to the Registration Rights Agreement, as applicable, are intended third party beneficiaries of this Joinder and shall be entitled to enforce this Agreement against the undersigned in accordance with its terms. Except as provided in the immediately preceding sentence, nothing in this Agreement is intended to, nor shall be constructed to, confer upon any other person any rights or remedies hereunder.

Section 1.7 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

ANNEX E

Execution Version

EXCHANGE AND SUPPORT AGREEMENT

THIS EXCHANGE AND SUPPORT AGREEMENT (this “Agreement”) is made the 3rd day of August, 2023.

AMONG (individually, a “Party”; collectively, the “Parties”):

(1)	Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (the “Company”);

(2)	Crown LNG Holdings Limited, a company limited by shares incorporated under the laws of the Island of Jersey (“PubCo”);

(3)	Catcha Investment Corp, a Cayman Islands company limited by shares (“Catcha”); and

(4)	Each of the persons set out in Schedule I to this Agreement (each such person, a “Shareholder”, and together, the “Shareholders”).

WHEREAS:

(A)

The Company, PubCo, Catcha and CGT Merge II Limited, a Cayman Islands company limited by shares, and wholly owned by PubCo are entering into that certain Business Combination Agreement (the “BCA”), substantially in the form attached as Exhibit A hereto (as the same may be amended or supplemented from time to time), on or around the date hereof.

(B)	Pursuant thereto, the Parties wish to enter into this Agreement in connection with the Exchange (as defined in the BCA) and the Business Combination (as defined in the BCA).

(C)	Capitalized terms used herein without being otherwise defined herein shall have the meanings assigned thereto in the BCA.

IT IS HEREBY AGREED as follows:

1.	SALE OF THE SUBJECT SECURITIES

1.1

Each Shareholder (a) acknowledges that such Shareholder is the sole legal and beneficial owner of the number of each class and type of equity securities of the Company shown against such Shareholder’s name in the column entitled the “Current Shares” on Schedule I hereto (the “Current Shares”) (in addition to any other securities of the Company acquired by such Shareholder after the date hereof and prior to the Closing, including, without limitation, any equity securities issued or deemed issued to such Shareholder in connection with the conversion or exchange of any other equity securities, or received by such Shareholder pursuant to any reclassification, stock split, combination, stock dividend, subdivision, recapitalization or the like, collectively, the “Subject Securities”), and (b) expects to receive substantial benefits as a result of the consummation of the Exchange subject to the terms of the BCA.

1.2

Each Shareholder shall transfer to PubCo all right, title and interest in the Subject Securities at the Exchange Effective Time (as defined in the BCA), details of which transfers are shown against such Shareholder’s name in the column entitled “Subject Securities” in Schedule I, and PubCo shall purchase such Subject Securities in consideration for the issue by PubCo to such Shareholder new shares of common stock in the capital of PubCo having the rights set out in the Articles of Association of PubCo (as may be amended from time to time) in the amounts set out against such Shareholder’s name in the column entitled “Exchange Consideration Shares” in Schedule I (the number of such shares applicable to such Shareholder, the “Exchange Consideration Shares”) in all respects in accordance with and pursuant to the BCA.

1.3

Each Shareholder shall transfer the Subject Securities pursuant to this Agreement with full title guarantee and free from any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including, without limitation, any retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law), or any agreement, arrangement or obligation to create any of the foregoing (other than pursuant to the articles of incorporation of Crown or PubCo (as applicable) from time to time, or any restrictions on transfer arising under applicable securities Laws) and together with all rights, title, power and advantages attaching to them as at the Exchange Effective Time, including the right to receive all dividends or distributions declared, made or paid on or after the Exchange Effective Time.

2.	EXCHANGE

2.1	The sale and purchase of the Subject Securities pursuant to clause 1 shall take place on pursuant to the below procedures:

2.1.1

each Shareholder, or the Company through the power of attorney granted to it by such Shareholder pursuant to Section 4.1.2, as the case may be, will notify the Company of the transfer of the Subject Securities by delivering to the Company an Exchange Transmittal Letter in favour of PubCo in respect of the Subject Securities, duly signed and dated by or on behalf of such Shareholder;

2.1.2

PubCo shall issue an Acquisition Notification to the Company Board of its purchase of the Subject Securities covered by the completed and duly executed Exchange Transmittal Letter provided by the Shareholders.

2.1.3

the Company agrees to approve the transfer of the Subject Securities upon receipt by it of the Acquisition Notification by way of board resolution pursuant to the Norwegian Private Limited Companies Act of 1997 Section 4-16;

2.1.4

the Company shall, subject to Clauses 2.1.2 and 2.1.3, enter the name of PubCo in the Company’s shareholders’ registry as the holder of all the Subject Securities in the place of the Shareholder and issue a confirmation to PubCo that PubCo has been registered as the owner of the Subject Securities in the shareholders’ register of the Company; and

2.1.5

PubCo shall, conditional upon the Company writing up its shareholders’ registry in accordance with clause 2.1.4 showing PubCo to be the holder of all the issued ordinary shares of the Company, issue to each Shareholder the Exchange Consideration Shares as fully paid and unassessable shares and shall procure that the name of each Shareholder is entered into the register of members of PubCo as the holder of the Exchange Consideration Shares.

3.	EARNOUT SHARES

PubCo shall, following the Closing and during the Earnout Period, issue to each Shareholder the Earnout Shares, upon the terms and subject to the conditions set forth in the BCA (the “Earnout”), as fully paid and unassessable shares and shall procure that the name of each of such Shareholders is entered into the register of members of PubCo as the holder of the relevant number of Earnout Shares.

4.	TRANSACTION SUPPORT

4.1	Support Covenants

4.1.1

Each Shareholder hereby irrevocably and unconditionally agrees that, from and after the date hereof and until the earlier of the Closing or the valid termination of the BCA (the “Effective Period”), at any meeting of the shareholders of the Company (whether annual or extraordinary and whether or not adjourned or postponed or any other meeting of the Company), however called, on any written resolution, and in any action by written consent or resolution, in each case of the shareholders of the Company (collectively, “such meeting or written consent”), such Shareholder shall, solely in such Shareholder’s capacity as a shareholder of the Company, do the following as applicable: (i) when such meeting is held, appear at such meeting or otherwise cause the Subject Securities to be counted as present thereat for the purpose of establishing a quorum; (ii) vote the Subject Securities (or execute and return an action by written consent), or cause the Subject Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent in favor of the BCA, and the dealing with of the Subject Securities in accordance with the BCA, and the transactions contemplated thereby, including without limitation the Exchange and the KGLNG Transaction (as defined in the BCA) and the GBTRON Transaction (as defined in the BCA) (collectively, the “Transactions”), including with respect to any matter in furtherance of the Transactions or by any Ancillary Document for which a vote or approval of the shareholders of the Company is required (the “Transaction Approvals”); or (iii) vote the Subject Securities (or execute and return an action by written consent), or cause the Subject Securities to be voted (or validly execute and return and cause such consent to be granted with respect to), at such meeting or written consent against any Acquisition Proposal (as defined in BCA).

4.1.2

Each Shareholder has revoked or terminated any proxies, voting agreements or similar arrangements previously given or entered into with respect to the Subject Securities. Each Shareholder, to the maximum extent not prohibited by applicable Law, does hereby constitute, appoint and grant to the Company full power to act without others, as its true and lawful representative, agent and attorney-in-fact, in its name, place and stead, to make, execute or sign, acknowledge, swear to, verify, deliver, record, file and/or publish, as applicable, such actions, documents, deeds, agreements or instruments as may be required under the laws of Norway or any other jurisdiction or otherwise in connection with the Transaction Approvals (including executing and delivering any Ancillary Document required to be executed by the Shareholder pursuant to the BCA, any Exchange Transmittal Letter (including any related document and instrument) in connection with the Exchange, and any document or instrument relating to such Shareholder’s ownership of the Subject Securities). Each Shareholder hereby empowers each agent and attorney-in-fact acting pursuant hereto to determine in its sole discretion the time when, purpose for and manner in which any power herein conferred upon it shall be exercised, and the conditions, provisions and covenants of any instruments or documents that may be executed by it pursuant hereto. The agency and powers of attorney granted herein shall be unconditional and irrevocable, and shall survive the death, incompetency, incapacity, disability, insolvency or dissolution of any Shareholder (regardless of whether the Company has notice thereof). Each Shareholder agrees to execute such other documents as the Company may reasonably request in order to effect the intention and purposes of the agency and power of attorney contemplated by this Section 4.1.2. Each Shareholder hereby approves, authorizes and ratifies everything which the Company shall lawfully do or purport to do pursuant to Section 4.1.2.

4.1.3

Each Shareholder hereby covenants and agrees that it shall not, at any time prior to the earlier of the termination of this Agreement or the Closing, (i) enter into any voting agreement or voting trust with respect to any of the Subject Securities that is inconsistent with its obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Subject Securities that is inconsistent with its obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4.2	Release of Claims

In consideration for the payments and other benefits to be received by each Shareholder under the terms of the BCA, subject to and effective as of the Closing, each Shareholder, for and on behalf of himself, herself or itself and each of his, her or its, as applicable, heirs, executors, administrators, personal representatives, successors, assigns, subsidiaries, predecessors, parent companies, shareholders and Affiliates and in each case, each of their respective Affiliates, officers, directors, partners, employees, agents, attorneys, and other representatives, hereby acknowledges full and complete satisfaction of and fully and irrevocably releases and forever discharges the Company, PubCo, Catcha (and, for the avoidance of doubt, the Trust Account), the Target Companies, each of their respective subsidiaries and their predecessors, successors, assignees, parent companies, shareholders and investors (direct and indirect) and, in each case, each of their respective Affiliates, officers, directors, partners, employees, agents, attorneys and other representatives, past and present (collectively, the “Released Entities”), from liability on or for any and all charges, claims, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, duties, sanctions, fines, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs, attorney’s fees, sums of money, suits, contracts, covenants, controversies, agreements, promises, responsibilities, obligations and accounts of any kind, nature or description whatsoever in Law or in equity (“Claims”), direct or indirect, past, present and future, and whether or not now or heretofore known, suspected, matured or unmatured, contingent or uncontingent, or claimed against the Released Entities, through and including the Closing, arising out of, or relating to, (i) such Shareholder’s ownership of equity or debt interests in any Target Company, including the Company, prior to the Closing (including any and all Claims such Shareholder may have against the Released Entities in such Shareholder’s capacity as a securityholder or a debtholder of any Target Company) and (ii) the organization, management or operation of the businesses of any Target Company relating to any matter, occurrence, action, inaction, omission or activity prior to the Closing, in each case, in such Shareholder’s capacity as an equity or debt securityholder; provided, that such release shall not release the Released Entities for (i) any liabilities or Claims that such Shareholder has pursuant to such Shareholder’s right to receive such Shareholder’s portion of the Exchange Consideration or Earnout Shares (as applicable) determined in accordance with, and subject to, the terms of, and the steps set forth in, the BCA, (ii) any Claims arising out of or related to the Released Entities’ respective Organizational Documents, to provide indemnification, reimbursement or advancement of expenses to such Shareholder in respect of actions taken or omitted in such Shareholder’s capacity as an officer and/or director of such Released Entity prior to the Closing, (iii) any Claims arising out of or related to the Released Entities’ contracts with or obligations to any Shareholder in respect of compensation arrangements as an officer and/or director of such Released Entity prior to the Closing, or (iv) any Claims arising under, or in connection with, any commercial agreements as between any Shareholder or its Affiliates and any Released Entity.

4.3	No Transfer

Each Shareholder agrees that such Shareholder will not, prior to the Closing, (i) sell, transfer, pledge, encumber, assign, grant an option with respect to, hedge, swap, convert, dispose of or otherwise transfer any of the economic consequences of ownership (collectively, “Transfer”) of any Subject Securities, (ii) enter into any contract, option, put, swap, warrant, call or other arrangement or understanding with respect to any Transfer of any of the Subject Securities or any interest therein, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided however that (A) in the case of East LNG PTE Ltd only, the foregoing shall not restrict any Transfers of the Subject Securities held by East LNG PTE Ltd. to its shareholders or other third parties, provided that in such case, such Transfers are effected within 45 calendar days of this Agreement, and such transferees agree to execute this Agreement and the Lock-up Agreement, and further provided that (B) in the case of all other Shareholders who are the initial parties to this Agreement as of the date hereof, other than any Shareholder that is owned or controlled by any officers or directors of Crown, the foregoing shall not restrict any Transfers of any Subject Securities by such Shareholders to a third party, provided that in such case, such Transfers are effected within 45 calendar days of this Agreement, and such transferees agree to execute this Agreement.

4.4	Remedies

4.4.1

Each Shareholder expressly acknowledges and agrees that (i) such Shareholder is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect the Company’s, PubCo’s and Catcha’s interest in, and value of, the Company’s business (including the goodwill inherent therein), and (ii) the Company, PubCo and Catcha would not have entered into the BCA and this Agreement or consummated the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

4.4.2

The Parties acknowledge and agree that the amount of actual damages suffered by PubCo, the Company and Catcha in the event of an actual or threatened breach of this Agreement would be difficult or impossible to accurately calculate and there may be irreparable damages to PubCo, the Company or Catcha in the event of such an actual or threatened breach. Consequently, the Parties agree that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of this Agreement, PubCo, the Company, Catcha or their respective successors and assigns shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by each Shareholder. Each Shareholder hereby agrees to waive any defense in any suit that PubCo, the Company or Catcha has an adequate remedy at Law and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

4.4.3

If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

4.4.4

Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that this Section 4 is not intended to be, and is not, an admission or acknowledgement by any Person that money damages or any other monetary payment would be a sufficient remedy for a breach of this Agreement, or that the inability to obtain a monetary remedy by virtue of the limitations in this Section 4.4 will limit a Party’s ability to obtain injunctive relief or specific performance in accordance with this Section 4.4. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any on remedy will not preclude the exercise of any other remedy.

4.5	Shareholder Representations and Warranties

Each Shareholder represents and warrants to PubCo, the Company and Catcha (solely with respect to such Shareholder and not with respect to any other shareholder of the Company) that:

4.5.1

(i) if such Shareholder is a corporation, limited liability company, partnership, trust, proprietorship or other legal entity, it has all necessary corporate, limited liability company, limited partnership or other applicable power and authority (or, if such Shareholder is a natural person, such Shareholder has the legal capacity) to execute and deliver this Agreement and to perform the Shareholder’s obligations hereunder; (ii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Shareholder have been duly and validly authorized by all necessary action on the part of such Shareholder; (iii) the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement by such Shareholder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of, if the Shareholder is an entity, the organizational documents of such Shareholder or such Shareholder’s Affiliates; (iv) the execution and delivery of this Agreement does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder will not, result in the creation or imposition of any Lien upon the Subject Securities and (v) the execution and delivery of this Agreement does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder will not, directly or indirectly (with or without notice or lapse of time), contravene, conflict with or result in a violation of any Law.

4.5.2

Such Shareholder has duly and validly executed this Agreement, this Agreement is a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms set forth herein (except as such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar applicable Laws affecting or relating to enforcement of creditors’ rights generally and (y) is subject to general principles of equity), and the Shareholder is the sole legal and beneficial owner of, and has good and valid title, to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Subject Securities). Such Shareholder has the sole right to vote the Subject Securities, and none of the Subject Securities are subject to any proxy, voting trust or other similar agreement or arrangement. The Current Shares are the only equity securities of the Company owned legally or beneficially by such Shareholder on the date hereof, the Shareholder does not own beneficially or legally have the right to acquire, or have any other interest in, any other equity securities of the Company or any of its Subsidiaries, or any rights to acquire, or any securities that are convertible into, any of the foregoing.

4.5.3

Such Shareholder has received a copy of the BCA and the Ancillary Documents substantially in the form of which (subject to the terms and conditions hereof) such Shareholder shall become a party to the Registration Rights Agreement in such Shareholder’s capacity as a Company Holder (as such term is defined therein) and/or the Lock-Up Agreement in such Shareholder’s capacity as a Company Holder (as such term is defined therein) at the Closing, as applicable, and have the rights, and be subject to the obligations set forth therein.

4.5.4

Such Shareholder (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Subject Securities, (ii) has not entered into any voting agreement or voting trust with respect to any of the Subject Securities that is inconsistent with such Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Subject Securities that is inconsistent with such Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4.5.5

Such Shareholder has relied upon its own tax, legal and financial advisers in connection with its decision to enter into this Agreement and is responsible for any tax liability arising as a result of the transactions contemplated herein.

4.5.6

There is no Action pending or, to the Shareholder’s knowledge, threatened against the Shareholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect. No Consent of or with any Governmental Authority or any Person on the part of the Shareholder is required to be obtained or made in connection with the execution, delivery or performance by the Shareholder of this Agreement.

5.	TERMINATION; AMENDMENTS AND WAIVERS; ASSIGNMENT

5.1

This Agreement shall automatically terminate, without any notice or other action by any Part, and be void ab initio upon the valid termination of the BCA pursuant to Section 10.1 (Termination) thereof and, upon such termination shall be of no further force and effect, without the creation or imposition of any penalty, liability or obligation upon any Party. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 6.1 shall not affect any liability on the part of any Party for a willful breach of any covenant or agreement set forth in this Agreement prior to such termination or fraud.

5.2

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholders, Catcha, PubCo and the Company. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Shareholder without PubCo’s, the Company’s and Catcha’s prior written consent.

5.3

This Agreement may be executed in any one or more number of counterparts each of which, when executed and delivered, constitute an original of this Agreement but all the counterparts will, together, constitute one and the same agreement.

5.4

Each Party undertakes with the other to do, execute, perform or procure to be done executed or performed all such further acts, documents and things as such other or others of them may reasonably require to give effect to this Agreement.

5.5	Each Party shall bear its own costs for the preparation and implementation of this Agreement.

5.6	No variation of this Agreement shall be valid unless made in writing and signed by or on behalf of each Party.

6.	Notices.

All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7, notices, demands and other communications shall be sent to the addresses indicated below:

(i).	If to PubCo, to:

Crown LNG Holdings Limited

3rd Floor, 44 Esplanade

St. Helier, Jersey

JE4 9WG

Attn: Jørn Husemoen

Telephone No.: + 47 980 25 359

Email: jorn@crownlng.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW Suite 900

Washington, D.C. 20001

Attn: Andy Tucker

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

Email:Andy.Tucker@nelsonmullins.com

(ii).	If to the Company, to:

Crown LNG Holding AS

Skøyen Atrium

Drammensveien 147

0277 Oslo, Norway

Attn: Jørn Husemoen

Telephone No.: + 47 980 25 359

Email: jorn@crownlng.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW Suite 900

Washington, D.C. 20001

Attn: Andy Tucker

Facsimile No.: (202) 689-2860

Telephone No.: (202) 689-2987

Email:Andy.Tucker@nelsonmullin.com

(iii).	If to Catcha, to:

Catcha Investment Corp

Level 42, Suntec Tower Three,

8 Temasek Blvd, Singapore 038988

Attn: Patrick Grove

Telephone No.: +65 6325 2788

Email: pg@catchagroup.com;

luke@catchagroup.com;

kit@catchagroup.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

38/F Edinburgh Tower, The Landmark

Central, Hong Kong, China

Attn: Daniel Dusek, Douglas Freeman and Victor Chen

Telephone No.: 852- 3658-5300

Email: DDusek@goodwinlaw.com;

DFreeman@goodwinlaw.com;

VChen@goodwinlaw.com.

(iv).

If to a Shareholder, to the address set forth on Schedule I or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.

7.	Miscellaneous.

7.1

This Agreement and the documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties to this Agreement with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

7.2

This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and the Released Entities and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns and the Released Entities, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

7.3

Each Shareholder hereby agrees to use such Shareholder’s best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth in the BCA and the Ancillary Documents.

7.4

Section 8.13 (Public Announcements), Section 12.7 (Severability), Section 12.11 (Interpretation), Section 12.12 (Counterparts), Section 12.4 (Governing Law; Venue) and Section 12.5 (Waiver of Jury Trial) of the BCA are incorporated herein by reference, mutatis mutandis.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

The Parties have executed this Agreement the day and year first above written.

/s/
Name: Jørn Skule Husemoen
Title: Chairman of the Board
For and on behalf of
Crown LNG Holding AS

/s/
Name: Jørn Skule Husemoen
Title: Director
For and on behalf of
Crown LNG Holdings Limited

/s/
Name:
Title:
For and on behalf of
Catcha Investment Corp

[Signatures continued on following pages]

[Signature Page – Exchange and Support Agreement]

The Parties have executed this Agreement the day and year first above written.

COMPANY DIRECTORS AND OFFICERS:

Jørn Skule Husemoen

Swapan Kataria

Aslak Aslaksen

[Signatures continued on following pages]

[Signature Page – Exchange and Support Agreement]

The Parties have executed this Agreement the day and year first above written.

SHAREHOLDERS:

/s/	/s/
Title:	Title:
Name:	Name:
For and on behalf of	For and on behalf of
Aurora Terra AG	Houghton Trading Ltd

/s/	/s/
Title:	Title:
Name: Jørn Skule Husemoen	Name: Swapan Kataria
For and on behalf of	For and on behalf of
Black Kite AS	Kataria Capital Corporation

/s/	/s/
Title:	Rohit Kumar, individually
Name: Swapan Kataria
For and on behalf of
East LNG Pte Ltd.

/s/	/s/
Title:	Title:
Name:	Name:
For and on behalf of	For and on behalf of
Fu Qiang Ltd	Raghava Corporate Pte Ltd

/s/	/s/
Title:	Title:
Name: Ashish Dixit	Name: Per Grobstok
For and on behalf of	For and on behalf of
GBTron Ltd	Service Invest AS

/s/	/s/
Title: Chairman of the Board	Title: Director
Name: Jørn Skule Husemoen	Name: Swapan Kataria
For and on behalf of	For and on behalf of
Crown LNG Holding AS	Crown LNG Holding AS

/s/
Title: Director
Name: Aslak Aslaksen
For and on behalf of
Crown LNG Holding AS

[Signature Page – Exchange and Support Agreement]

Schedule 1

Information of Shareholders

Name of Shareholder	Address of Shareholder	Current Shares	Subject Securities[1]	Exchange Consideration Shares
East LNG Pte Ltd.	7500A Beach Road, #14-302, The Plaza, Singapore, SG 199591	0	137,519,198	41,914,190
Kataria Capital Corporation	1 North Wall Quay, Dublin, IE	15,793,000	15,793,000	4,813,516
GBTron Ltd.	45 Pont Street,SW1X OBD, London, GB	6,390,167	7,411,099	2,258,813
Black Kite AS	Cappelens gate 79, Drammen, NO 3015	4,525,533	4,525,533	1,379,328
Service Invest AS	Bjerkealleen 28, Hovik, NO 1363	3,004,762	3,004,762	915,815
Kumar Rohit	32 Jervois Road, #02- 09 Jervois LG, Sendes Ki Direkte, SG, 9999	2,959,537	2,959,537	902,031
Raghava Corporate Pte Ltd.	7500A Beach Road,#14-302 The Plaza, 199591, SG	2,286,000	2,286,000	696,745
Aurora Terra AG	Aussergrutstrasse 2, Allenwinden, CH, 6319	1,600,000	1,600,000	487,661
Houghton Trading Ltd	Road Town,3483, Tortola, VG	1,346,000	1,346,000	410,245
Fu Qiang Ltd	145 Hennessy Rd,00000, Wanchai, VG	1,145,848	1,145,848	349,241

[1]

Note: Reflects the estimated pro forma share numbers taking into account (i) the KGLNG Transaction and GBTron Transaction and (ii) Company Stock issued in connection with any conversion or cancellation of any Company Warrants.

Exhibit A

Business Combination Agreement

[to be attached]

ANNEX F

Dated [●] 2024

Catcha Investment Corp

CGT Merge II Limited

Crown LNG Holdings Limited

PLAN OF MERGER

CONTENTS

1	Definitions and Interpretation	F-1
2	Name and registered office of each Constituent Company	F-2
3	Shares in the Constituent Companies	F-2
4	Effective Date	F-3
5	Terms and conditions of the Merger	F-3
6	Rights and restrictions attaching to the shares of the Surviving Company	F-3
7	Constitutional documentation of the Surviving Company	F-3
8	Director benefits	F-3
9	Secured creditors	F-3
10	Directors of the Surviving Company	F-4
11	Authorisations	F-4
12	Termination or amendment	F-4
13	Counterparts	F-5
14	Governing law and jurisdiction	F-5
Schedule 1		F-7
Schedule 2		F-8

This plan of merger (this Plan of Merger) is made on [●] 2024.

PARTIES:

1

Catcha Investment Corp, an exempted company limited by shares incorporated in the Cayman Islands with registered number 369215 and having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, Grand Cayman KY1-1104, Caymans Islands (the Surviving Company);

2

CGT Merge II Limited, an exempted company limited by shares incorporated in the Cayman Islands with registered number [●] and having its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the Merging Company); and

3

Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands with registered number 149912 and having its registered office at 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG (PubCo),

(the Surviving Company and the Merging Company are together the Constituent Companies).

RECITALS:

A

The board of directors of each Constituent Company have approved a merger of the Constituent Companies so that the Merging Company will merge with and into the Surviving Company (the Merger) pursuant to Part XVI of the Companies Act (Revised) of the Cayman Islands (the Companies Act). Immediately upon the Merger becoming effective the undertaking, property and liabilities of the Merging Company will automatically vest in the Surviving Company, the Merging Company will cease to exist and the Surviving Company will continue as the surviving company.

B

Part XVI of the Companies Act provides for the statutory mechanics by which the Merger can be effected. Amongst other matters, the Companies Act requires that a written plan of merger be approved by each of the Constituent Companies and their shareholders and that such plan of merger be signed by a director on behalf of each Constituent Company and be filed with the Registrar of Companies in the Cayman Islands (the Registrar). Section 233(4) of the Companies Act provides a list of prescribed matters which must be addressed in the plan of merger.

C

Each Constituent Company wishes to enter into this Plan of Merger in accordance with Part XVI of the Companies Act. PubCo wishes to enter into this Plan of Merger solely for the purposes of clause 5.4.

D

The board of directors of each Constituent Company and of PubCo have also approved the terms and conditions of a business combination agreement dated August 3rd, 2023 by and between the Constituent Companies, PubCo and Crown LNG Holding AS (the Merger Agreement), a copy of which is attached at Schedule 2 hereto.

It is agreed as follows:

1	Definitions and Interpretation

1.1	Terms not otherwise defined in this Plan of Merger will have the meanings given to them in the Merger Agreement.

1.2	In this Plan of Merger:

(a)

except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporated;

F-1

(b)

references to recitals, clauses and Schedules are, unless the context otherwise requires, references to recitals and clauses hereof and Schedules hereto and references to sub-clauses are, unless otherwise stated, references to the sub-clause of the clause in which the reference appears;

(c)

the recitals and the Schedules form part of this Plan of Merger and will have the same force and effect as if they were expressly set out in the body of this Plan of Merger and any reference to this Plan of Merger will include the recitals and the Schedules;

(d)

any reference to this Plan of Merger or to any agreement or document referred to in this Plan of Merger will be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time;

(e)

any reference to any statute or statutory provision will, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may be amended, modified, extended, consolidated, re-enacted or replaced from time to time; and

(f)	clause headings and the index are inserted for convenience only and will not affect the construction of this Plan of Merger.

2	Name and registered office of each Constituent Company

2.1	The Merging Company and the Surviving Company are the constituent companies (as defined in the Companies Act) participating in the Merger.

2.2	The Surviving Company will be the surviving company (as defined in the Companies Act) following the Merger.

2.3	Following the Merger, the Surviving Company will continue to be named Catcha Investment Corp.

2.4	The registered office of the Merging Company is Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

2.5

The registered office of the Surviving Company is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands. Following the Merger the registered office of the Surviving Company will change to Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, Cayman Islands.

3	Shares in the Constituent Companies

3.1

Immediately prior to the Effective Date, the authorised share capital of the Merging Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each of which one ordinary share of par value US$1.00 will be issued and outstanding.

3.2

Immediately prior to the Effective Date, the authorised share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each (the Class A Shares), 50,000,000 Class B ordinary shares of a par value of US$0.0001 each (the Class B Shares) and 5,000,000 preference shares of a par value of US$0.0001 each (the Preference Shares) of which [●] Class A Shares, [●] Class B Shares and [no] Preference Shares will be issued and outstanding.

3.3

Immediately following the Merger, the authorised share capital of the Surviving Company will be amended to US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each of which one ordinary share of a par value of US$1.00 will be issued and outstanding.

F-2

4	Effective Date

The Merger will be effective on the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree in writing and specify in accordance with this Plan of Merger and the Companies Act (the Effective Date).

5	Terms and conditions of the Merger

5.1

The terms and conditions of the Merger, including the manner and basis of converting shares in the Merging Company into shares in the Surviving Company and the manner and basis of converting shares in the Surviving Company into other property as provided in section 233(5) of the Companies Act, are set out in this Plan of Merger and the Merger Agreement (including, without limitation, sections 1.7 to 1.10 of the Merger Agreement).

5.2

On the Effective Date (but not before), the rights, property, business, undertaking, goodwill, benefits, immunities and privileges of the Merging Company will vest in the Surviving Company in accordance with section 236(1)(b) of the Companies Act, and the Surviving Company will become liable for and subject, in the same manner as the Merging Company, to all mortgages, charges and security interests, and all contracts, obligations, claims, debts and liabilities of the Merging Company in accordance with section 236(1)(c) of the Companies Act.

5.3	On the Effective Date (but not before), the Merging Company will be struck from the Register of Companies of the Cayman Islands.

5.4

PubCo undertakes and agrees (it being acknowledged that PubCo will be the sole shareholder of the Surviving Company after the Merger) in consideration of the Merger to issue the Merger Consideration in accordance with the terms of the Merger Agreement.

6	Rights and restrictions attaching to the shares of the Surviving Company

Following the Merger, the rights and restrictions attaching to the shares in the capital of the Surviving Company will be as detailed in the amended and restated memorandum and articles of association of the Surviving Company attached at Schedule 1 hereto (the A&R M&A).

7	Constitutional documentation of the Surviving Company

On the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the A&R M&A.

8	Director benefits

No director of the Surviving Company or the Merging Company has received or will receive any amount or benefit consequent upon the Merger.

9	Secured creditors

Neither the Surviving Company nor the Merging Company has any secured creditors nor has either the Surviving Company or the Merging Company granted any fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

F-3

10	Directors of the Surviving Company

10.1	Immediately prior to the Merger, the names and addresses of the directors of the Surviving Company are as follows:

Name	Address
Patrick Grove	House 25 Claymore Road, 25-03, The Claymore (Allamanda), 229543, Singapore
Lucas Robert Elliot	A-2-1 One Menerung, No 1 Jalan Menerung, 59100 Kuala Lumpur, Malaysia
James Graf	27 Cotillion Ct., The Woodlands, TX 77382, United States of America
Richard Alan Hess	100 Wilshire Blvd. Suite 1200, Santa Monica, CA 90401, United States of America
Yaniv Ghitis	25 Conduit Road, Apartment 3E, Mid-Levels, Hong Kong

10.2	The names and addresses of the directors of the Surviving Company immediately following the Merger will be as follows:

Name	Address
[Name]	[Address]
[Name]	[Address]

11	Authorisations

11.1	The board of directors of each Constituent Company have approved this Plan of Merger in accordance with section 233(3) of the Companies Act.

11.2	The shareholders of each Constituent Company have authorised this Plan of Merger by way of a special resolution in accordance with section 233(6) of the Companies Act.

12	Termination or amendment

12.1	At any time prior to the Effective Date, this Plan of Merger may be:

(a)	terminated by the directors of either of the Constituent Companies; or

(b)	amended by the directors of both of the Constituent Companies to:

(i)

change the Effective Date, provided that the new Effective Date of the Merger complies with the provisions of section 234 of the Companies Act such that it cannot be a date later than the ninetieth day after the date of registration of the Plan of Merger with the Registrar; or

(ii)

to make any other changes to the Plan of Merger which the directors of both the Constituent Companies consider, in their sole and absolute discretion, to be necessary or desirable for the purpose of effecting the Merger, provided that such changes do not materially adversely affect any rights of the shareholders of either Constituent Company, as determined by the directors of each of the Surviving Company and the Merging Company, respectively.

12.2

If this Plan of Merger is terminated or amended in accordance with this clause after it has been filed with the Registrar but before it has become effective, the Constituent Companies must file or cause to be filed notice of the termination or amendment (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and must distribute copies of such notice in accordance with section 235(3) of the Companies Act.

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13	Counterparts

This Plan of Merger may be executed and delivered in any number of counterparts, all of which taken together constitute one and the same document.

14	Governing law and jurisdiction

14.1	This Plan of Merger is governed by and will be construed in accordance with the laws of the Cayman Islands.

14.2

The parties submit to the [●] jurisdiction of the courts of the Cayman Islands and the courts of appeal from them to determine any dispute arising out of or in connection with this Plan of Merger. The parties agree not to object to the exercise of jurisdiction of those courts on any basis.

[Signature page follows.]

F-5

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the date first written above.

Surviving Company

Signed for and on behalf of
Catcha Investment Corp
by:

Name:
Title: Director

Merging Company

Signed for and on behalf of
CGT Merge II Limited
by:

Name:
Title: Director

PubCo

Signed for and on behalf of
Crown LNG Holdings Limited
by:

Name:
Title: Director

F-6

SCHEDULE 1

Amended and Restated Memorandum and Articles of Association of the Surviving Company

F-7

SCHEDULE 2

Merger Agreement

F-8

ANNEX G

Form of Lock-Up Agreement

Lock-Up Agreement

CROWN LNG HOLDINGS LIMITED

Drammensveien 147

0277 OSLO, Norway

CROWN LNG HOLDING AS

Drammensveien 147

0277 OSLO, Norway

CATCHA INVESTMENT CORP

3 Raffles Place #06-01

Bharat Building

Singapore 048617

RE: Lock-Up Agreement (this “Agreement”)

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of August 3, 2023, by and between (i) Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“PubCo”), (ii) CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), (iii) Catcha Investment Corp, a Cayman Islands exempted company limited by shares (“Catcha”) and (iv) Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Business Combination Agreement.

In connection with the Business Combination, and for good and valuable consideration receipt of where is hereby acknowledged, the undersigned do hereby agree, as of the Closing Date, as follows:

1.	Definitions. As used in this Agreement, the following terms shall have the following meanings:

a.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise, as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

b.	“Beneficially Own(ed)” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

c.

“Change of Control” shall mean any transaction or series of related transactions the result of which is the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of (i) direct or indirect beneficial ownership of securities of PubCo representing 50% or more of the combined voting power of the then outstanding securities of PubCo, whether by acquisition, merger, consolidation, reorganization, amalgamation or other business combination, in each case, involving PubCo, however effected, other than any such transaction (or series of related transactions) in which the equity holders of PubCo as of immediately prior thereto continue to hold, after giving effect thereto, in each case directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding securities of PubCo or the surviving Person outstanding immediately after such combination; or (ii) all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, whether by sale of Subsidiary equity, merger, consolidation, reorganization, amalgamation or other business combination, other than such sale by PubCo or its Subsidiaries of all or substantially all of the assets of PubCo and its Subsidiaries, taken as a whole, to an entity in which at least a majority of the combined voting power of the voting securities of such entity prior to such transaction are owned by stockholders of PubCo in substantially the same proportion as their ownership of the voting securities of PubCo immediately prior to the transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction.

d.	“Common Shares” means the ordinary shares of no par value each in the capital of PubCo

e.	“Company Holders” means each Person listed on Schedule I hereto, and in each case, their Permitted Transferees.

f.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting shares or stock (as applicable) of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

g.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

h.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

i.

“Family Member” means with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

j.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person, (d) any Controlled Entity of such Person, (e) solely with respect to any Sponsor Holder, any director or indirect partners, members or holder of Equity Securities of the Sponsor Holder, (f) solely with respect to East LNG PTE Ltd (“ELNG”), by ELNG to (i) any shareholder of ELNG, and (ii) any

Person so long as such Transfer does not exceed 10% of the Common Shares held by ELNG as of the Closing Date, and (g) solely with respect to any shareholder of ELNG who is the recipient of one or more onward Transfers from ELNG in accordance with subsection (f) (the “Distributed Shares”), by any such Company Holder to any Person up to 10% of the Distributed Shares.

k.	“Sponsor” means Catcha Holdings LLC, a Cayman Islands limited liability company.
l.	“Sponsor Holders” means each Person listed on Schedule II hereto and in each case, their Permitted Transferees.

m.	”Securityholder” means a Company Holder or Sponsor Holder.

n.

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of Law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of Law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

2.	Lock-Up.

a.

The undersigned, in its capacity as a Company Holder or a Sponsor Holder, as the case may be, agrees, severally, and not jointly, not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the applicable Lock-Up Period (as defined below); provided, that such restriction on Transfers shall not apply to Transfers permitted pursuant to Article 3.

b.	The “Lock-Up Period” means:

(i) in the case of a Company Holder, the period commencing on the Closing Date and continuing until the earliest to occur of (x) the date that is twelve (12) months after the Closing Date, (y) the date on which PubCo completes a Change of Control or (z) the date on which the closing share price of Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date; and

(ii) in the case of a Sponsor Holder, the period commencing on the Closing Date and continuing until the earliest to occur of (x) the date that is twelve (12) months after the Closing Date, (y) the date on which PubCo completes a Change of Control, or (z) the date on which the closing share price of Common Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

c.

“Lock-Up Shares” means the Equity Securities in PubCo held by the undersigned as of the Closing Date [(but not including any Equity Securities purchased by a Company Holder or Sponsor Holder in any Private Placement (as defined in the BCA)].

d.

During the applicable Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

e.	The undersigned acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, the Equity Securities in PubCo Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Authority, including all applicable holding periods under the Securities Act and other rules of the SEC.

3.	Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, the restrictions set forth in paragraph 2 shall not apply to:

(a) Transfers to any of the undersigned’s Permitted Transferees;

(b) in the case of an entity, (i) Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; or (ii) pursuant to a Change of Control which results in all of PubCo’s shareholders having the right to exchange their Common Shares for cash, securities or other property subsequent to the consummation of the transactions contemplated by the Business Combination Agreement;

(c) in the case of an individual, (i) Transfers by virtue of Laws of descent and distribution upon death of the individual; (ii) Transfers pursuant to a qualified domestic relations order, in connection with a divorce settlement, or as a bona fide gift or gifts or to a trust the beneficiaries of which are exclusively the undersigned or the undersigned’s Family Members; or (iii) pursuant to a Change of Control which results in all of PubCo’s shareholders having the right to exchange their Common Shares for cash, securities or other property subsequent to the consummation of the transactions contemplated by the Business Combination Agreement;

(d) the entry, by the Securityholder, at any time after the Closing, of any trading plan providing for the sale of Common Shares by the Securityholder, which trading plan meets the requirements of Rule 10b5- 1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Common Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(e) Transfers to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (a) through (c) above;

(f) transactions relating to Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares acquired in open market transactions after the Closing;

(g) the exercise of stock options or warrants to purchase Common Shares or the vesting of stock awards of Common Shares and any related transfer of Common Shares to PubCo in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such Common Shares, it being understood that all Common Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock- Up Period;

(h) Transfers to PubCo to satisfy tax withholding obligations pursuant to PubCo’s equity incentive plans or arrangements;

(i) Transfers to PubCo pursuant to any contractual arrangement in effect at the Closing that provides for the repurchase by PubCo or forfeiture of the Securityholder’s Common Shares or other securities convertible into or exercisable or exchangeable for Common Shares in connection with the termination of the Securityholder’s service to PubCo;

(j) Transfers by virtue of the laws of Cayman Islands or the Sponsor’s limited liability company agreement, as amended from time to time, upon dissolution of the Sponsor;

(k) Transfers in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; or

(l) transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the transactions contemplated by Business Combination Agreement from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the transactions contemplated by Business Combination Agreement do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes).

provided, that in connection with any Transfer of such Lock-Up Shares pursuant to Clauses 3(b) – 3(e) above, the restrictions and obligations contained in Article 2 and this Article 3 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering a signed joinder agreement, prepared by PubCo, whereupon such Transferee will be treated as a party (with the same rights and obligations as the Transferor) for all purposes of this Agreement.

4.	Representations and Warranties.

a.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

b.

The undersigned hereby represents and warrants that it now has and, except as contemplated by this Agreement, will have good and marketable title to its Lock- Up Shares, free and clear of all liens, encumbrances, and claims that could impact the ability of the undersigned to comply with the foregoing restrictions. The undersigned agrees and consents to the entry of stop transfer instructions with PubCo’s transfer agent and registrar against the transfer of any Lock-Up Shares during the applicable Lock-Up Period.

5.	Miscellaneous.

a.

Notwithstanding anything to the contrary contained herein, if the Business Combination Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to the Closing, the undersigned shall be released from all obligations under this Agreement. The undersigned understands that the Company, PubCo and Catcha are proceeding with the Business Combination in reliance upon this Agreement.

b.

Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by, or any of such provisions, covenants or conditions may be amended or modified, only upon the written consent of (i) PubCo, (ii) the Sponsor, and (iii) holders of a majority of the total Lock-Up Shares.

c.

This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Registration Rights Agreement as of the Effective Date.

SPONSOR HOLDERS:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

IN WITNESS WHEREOF, each of the Parties has duly executed this Registration Rights Agreement as of the Effective Date.

COMPANY HOLDERS:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

Agreed and acknowledged:

CROWN LNG HOLDINGS LIMITED

[ ]

By:
Name:
Title:

CROWN LNG HOLDING AS

[ ]

By:
Name:
Title:

CATCHA INVESTMENT CORP

[ ]

By:
Name:
Title:

Schedule I

Company Holders

1. East LNG PTE Ltd

2. Kataria Capital Corporation

3. Joern Husemoen

4. Swapan Kataria

5. Aslak Aslaksen

Schedule II

Sponsor Holders

1. Catcha Holdings LLC,

2. Patrick Grove

3. Luke Elliott

4. Wai Kit Wong

5. James Graf

6. Rick Hess

7. Yaniv Ghitis

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1†**	Business Combination Agreement, dated as of August 3, 2023, by and among Catcha, PubCo, Merger Sub, and Crown LNG Holding AS (included as Annex A to the proxy statement/prospectus).

2.2**	Amendment No. 1 to Business Combination Agreement, dated as of October 2, 2023, by and among Catcha, Crown LNG Holding AS and Catcha Holdings LLC (incorporated by reference to Exhibit 2.1 to Catcha’s Current Report on Form 8-K filed on October 2, 2023).

2.3	Amendment No. 2 to Business Combination Agreement, dated as of January 31, 2024, by and among Catcha, Crown LNG Holding AS and Catcha Holdings LLC (incorporated by reference to Exhibit 2.1 to Catcha’s Current Report on Form 8-K filed on January 31, 2024).

3.1**	Second Amended and Restated Memorandum and Articles of Association of Catcha (included as Annex B to the proxy statement/prospectus).

3.2**	Form of Memorandum and Articles of Association of PubCo, to become effective upon consummation of the Business Combination (included as Annex C to the proxy statement/prospectus).

4.1**	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Catcha’s Registration Statement on Form S-1/A filed on February 8, 2021).

4.2**	Specimen Catcha Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to Catcha’s Registration Statement on Form S-1/A filed on February 8, 2021).

4.3**	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Catcha’s Registration Statement on Form S-1/A filed on February 8, 2021).

Exhibit Number	Description

4.4**	Warrant Agreement dated February 11, 2021 between Continental Stock Transfer & Trust Company and Catcha Investment Corp (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on February 18, 2021).

4.5**	Specimen PubCo Ordinary Shares Certificate.

4.6**	Specimen PubCo Warrant Certificate.

5.1**	Opinion of Ogier (Jersey) LLP.

5.2**	Opinion of Nelson Mullins Riley & Scarborough LLP.

8.1**	Tax Opinion of Nelson Mullins Riley & Scarborough LLP.

10.1**	Investment Management Trust Agreement dated as of February 11, 2021 between Continental Stock Transfer & Trust Company and Catcha Investment Corp (incorporated by reference to Exhibit 10.2 to Catcha’s Current Report on Form 8-K filed on February 18, 2021).

10.2**	Amendment No. 1 to Investment Management Trust Agreement dated as of February 14, 2023, between Continental Stock Transfer & Trust Company and Catcha Investment Corp (incorporated by reference to Exhibit 10.1 to Catcha’s Current Report on Form 8-K filed on February 17, 2023).

10.3**	Registration and Shareholder Rights Agreement, dated as of February 22, 2021, by and among Catcha and Catcha Holdings LLC (incorporated by reference to Exhibit 10.3 to Catcha’s Current Report on Form 8-K filed on February 18, 2021).

10.4**	Letter Agreement, dated February 11, 2021, by and among Catcha, Catcha Holdings LLC, and each director and officer of Catcha (incorporated by reference to Exhibit 10.4 to Catcha’s Current Report on Form 8-K filed on February 18, 2021).

10.5**	Administrative Services Agreement dated February 11, 2021 between Catcha Investment Corp and Catcha Holdings LLC (incorporated by reference to Exhibit 10.5 to Catcha’s Current Report on Form 8-K filed on February 18, 2021).

10.6**	Securities Subscription Agreement, dated December 28, 2020 between Catcha and the Sponsor (incorporated by reference to Exhibit 10.7 to Catcha’s Registration Statement on Form S-1/A filed on February 8, 2021).

10.7**	Promissory Note, dated as of February 14, 2023 and issued by Catcha to the Sponsor (incorporated by reference to Exhibit 10.2 to Catcha’s Current Report on Form 8-K filed on February 17, 2023).

10.8**	Form of Registration Rights Agreement (included as Annex D to the proxy statement/prospectus).

10.9**	Exchange and Support Agreement, dated as of August 3, 2023, by and among Catcha, Crown LNG Holding AS, PubCo and Merger Sub (included as Annex E to the proxy statement/prospectus).

10.10**	Service Agreement dated February 26, 2019, by and between Crown LNG India Limited and LNG-9 Pte Ltd, as amended by Amendment Agreement on March 9, 2023.

10.11**	Sale and Purchase for Accounts Receivable, dated March 24, 2021, by and between Crown LNG India Limited and Crown LNG India AS.

10.12**	Exclusivity Agreement dated June 3, 2020, by and between Crown LNG India Limited and East LNG Pte. Ltd.

10.13**	General Terms & Conditions for consultancy services provided by Black Kite AS to Crown LNG AS, dated July 7, 2020.

10.14**	General Terms & Conditions for Management Consultancy Services provided by Swapan Kataria to Crown LNG AS, dated January 10, 2022.

Exhibit Number	Description

10.15**	Exclusivity Agreement dated August 27, 2020, by and between Crown Holdings AS and GBTRON Lands Limited.

10.16**	Engagement of Services of GBTRON Limited by Crown LNG Holding AS, dated January 10, 2022.

10.17**	Management for Hire Agreement dated April 1, 2023, by and between Gantt Consulting AS and Crown LNG AS.

10.18**	Agreement For (i) Future Payment Right and (ii) option for the sale and purchase of shares in Krishna Godavari LNG Terminal Ltd., dated as of August 3, 2023, by and among East LNG Pte. Ltd, Crown LNG India AS, Crown LNG Holding AS and Crown LNG Holdings Limited.

10.19**	Agreement for Option for Sale and Purchase of Shares in NewCo, dated as of August 3, 2023, by and among GBTRON Lands Limited, Crown LNG Holding AS and Crown LNG Holdings Limited.

10.20**	Agreement, dated April 1, 2022, among Emerging Asia Capital Partners Company Limited, Crown LNG India AS and Crown LNG Holding AS.

10.21**	Amendment Agreement, dated July 19, 2023, among Emerging Asia Capital Partners Company Limited, Crown LNG India AS and Crown LNG Holding AS.

10.22**	Share Purchase Agreement, dated February 25, 2021, by and between Crown LNG Holding AS and GBS Infra Pte Ltd.

10.23**	Loan Agreement, dated May 16, 2023, by and between LNG-9 Pte Ltd and Crown LNG Holding AS.

10.24**	Loan Settlement Agreement, dated September 9, 2022, among Crown LNG Holding AS, Crown LNG AS and Crown LNG India AS.

23.1	Consent of KPMG AS, independent registered accounting firm for Crown.

23.2	Consent of Marcum LLP, independent registered accounting firm for Catcha.

23.3	Consent of Ogier (Jersey) LLP (included as part of Exhibit 5.1).

23.4	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 5.2).

23.5**	Consent of Swapan Kataria.

23.6**	Consent of Gry Osnes.

23.7**	Consent of Peter Hambro.

23.8**	Consent of Ellen Hanetho

24.1	Power of Attorney (included on signature page to the initial filing of the Registration Statement).

99.1*	Form of Proxy for Extraordinary General Meeting.

99.2**	Representation under Item 8.A.4 of Form 20-F

107**	Filing Fee Table.

*	To be filed by amendment.
**	Previously filed.
†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22. Undertakings

11.	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(h)

That, every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 2nd day of February, 2024.

CROWN LNG HOLDINGS LIMITED

By:	/s/ Jørn Husemoen
Name:	Jørn Husemoen
Title:	Director

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Jørn Husemoen, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Jørn Husemoen Jørn Husemoen	Director	February 2, 2024

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Crown LNG Holdings Limited has signed this registration statement or amendment thereto in New York on February 2, 2024.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.